UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

CEMPRA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock of Melinta Therapeutics, Inc., par value $0.001(“Melinta common stock”)
	(2)	Aggregate number of securities to which transaction applies: 499,537,711 shares
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was determined based upon the aggregate value of the securities of Melinta Therapeutics, Inc. (“Melinta”) to be acquired by Cempra, Inc. (“Cempra”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended, among Cempra, Castle Acquisition Corp., and Melinta, which value was determined by multiplying one-third of the par value of Melinta common stock, $0.001, by 499,537,711 shares of Melinta common stock outstanding on a fully-diluted as-converted to common stock basis. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated in the preceding sentence by .0001159.

	(4)	Proposed maximum aggregate value of transaction: $166,512.57
	(5)	Total fee paid: $19.30

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To the Stockholders of Cempra, Inc.:

You are cordially invited to attend the 2017 annual meeting of the stockholders, or the 2017 Annual Meeting, of Cempra, Inc., a Delaware corporation, which we refer to as Cempra, which will be held at 8:00 a.m., local time, on November 3, 2017, at the offices of Wyrick Robbins Yates & Ponton LLP located at 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Cempra.

As previously announced, on August 8, 2017, Cempra and Melinta Therapeutics, Inc., or Melinta, entered into an agreement and plan of merger and reorganization, which we refer to, as amended on September 6, 2017 and as may be further amended from time to time, as the merger agreement, pursuant to which a wholly owned subsidiary of Cempra will merge with and into Melinta with Melinta surviving as a wholly owned subsidiary of Cempra. Immediately following the effective time of the merger, Melinta stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and Cempra’s current stockholders are expected to own approximately 48.1%, of Cempra’s common stock, par value $0.001 per share, or Cempra common stock.

At the effective time of the merger, Cempra will be renamed “Melinta Therapeutics, Inc.” and expects to trade under the symbol “MLNT” on the NASDAQ Global Market. At the effective time of the merger, directors and executive officers, including directors and executive officers designated by Melinta, will be appointed to Cempra’s board of directors and management, respectively.

At the 2017 Annual Meeting, Cempra will ask its stockholders to consider and vote upon the following proposals:

1. To approve the issuance of Cempra common stock pursuant to the merger agreement.

2. To approve three separate proposals to amend Cempra’s certificate of incorporation to:

a. increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger;

b. change the name of Cempra to “Melinta Therapeutics, Inc.”; and

c. elect for Cempra not to be governed by or subject to Section 203 of the Delaware General Corporation Law, or the DGCL (as described further on page 124 of this proxy statement).

3. To approve amendments to Cempra’s certificate of incorporation to effect a reverse stock split of Cempra common stock, referred to as the reverse stock split.

4. To elect three Class III directors for a three-year term expiring in 2020; provided, however, that, if the merger is completed, the board of directors of Cempra will be reconstituted as set forth in the merger agreement.

5. To approve on a non-binding advisory basis Cempra’s 2016 executive compensation.

6. To ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

7. To consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve items 1, 2a, 2b, 2c or 3 above.

8. To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

Proposals 1 and 2a are conditioned upon each other, and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger cannot proceed without the approval of Proposals 1 and 2a.

If approved, upon the effectiveness of the amendments to Cempra’s certificate of incorporation effecting the reverse stock split, the outstanding shares of Cempra common stock will be reclassified and combined into a lesser number of shares to be determined by Cempra’s board of directors prior to the effective time of such amendments and public announcement by Cempra. If the reverse stock split (Proposal 3) is enacted, Cempra’s board of directors may choose, in its discretion, not to implement Proposal 2a.

After careful consideration, Cempra’s board of directors has approved the merger agreement and the proposals referred to above and has determined that they are advisable, fair and in the best interests of Cempra stockholders. Detailed descriptions of the strategic and financial analysis supporting this determination are contained in this proxy statement. Accordingly, Cempra’s board of directors unanimously recommends that stockholders vote “FOR” the issuance of Cempra common stock pursuant to the merger agreement, “FOR” the amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, “FOR” the amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.,” “FOR” the amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL, “FOR” the amendments to Cempra’s certificate of incorporation to effect the reverse stock split and related matters, “FOR” the election of the three Class III nominees for election to the board of directors of Cempra for a three-year term, “FOR” Cempra’s 2016 executive compensation, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and “FOR” the adjournment of the 2017 Annual Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the issuance of Cempra common stock pursuant to the merger agreement or the charter amendments at the time of the 2017 Annual Meeting.

More information about Cempra, Melinta, the proposed transactions and the proposals to be voted on at the 2017 Annual Meeting are contained in the accompanying proxy statement. Cempra urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 27.

Your vote is important. Whether or not you expect to attend the 2017 Annual Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the 2017 Annual Meeting.

Cempra is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

David S. Zaccardelli, Pharm.D.

Acting Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Cempra common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 5, 2017, and is first being mailed to stockholders on or about October 5, 2017.

6320 QUADRANGLE DRIVE, SUITE 360, CHAPEL HILL, NORTH CAROLINA 27517

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 3, 2017

To the Stockholders of Cempra, Inc.:

The 2017 annual meeting of the stockholders, or the 2017 Annual Meeting, of Cempra, Inc., or Cempra, will be held at 8:00 a.m., local time, on November 3, 2017, at the offices of Wyrick Robbins Yates & Ponton LLP located at 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, to consider and act upon the following matters:

1.	To approve the issuance of common stock, par value $0.001 per share, of Cempra, or Cempra common stock, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on September 6, 2017 and as may be further amended from time to time, by and among Cempra, Castle Acquisition Corp., a wholly owned subsidiary of Cempra, and Melinta Therapeutics, Inc.

2.	To approve three separate proposals to amend Cempra’s certificate of incorporation to:

a.	increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger;

b.	change the name of Cempra to “Melinta Therapeutics, Inc.”; and

c.	elect for Cempra not to be governed by or subject to Section 203 of the Delaware General Corporation Law.

3.	To approve amendments to Cempra’s certificate of incorporation to effect a reverse stock split of Cempra common stock, referred to as the reverse stock split.

4.	To elect three Class III directors for a three-year term expiring in 2020; provided, however, that, if the merger is completed, the board of directors of Cempra will be reconstituted as set forth in the merger agreement.

5.	To approve on a non-binding advisory basis Cempra’s 2016 executive compensation.

6.	To ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

7.	To consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve Proposals 1, 2a, 2b, 2c or 3 above.

8.	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

Cempra common stock is the only type of security entitled to vote at the 2017 Annual Meeting. The board of directors has fixed September 29, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2017 Annual Meeting and any adjournment or postponement thereof. Only holders of record of shares of Cempra common stock at the close of business on the record date are entitled to notice of, and to vote at, the 2017 Annual Meeting. At the close of business on the record date, Cempra had 52,509,281 shares of common stock outstanding and entitled to vote at the 2017 Annual Meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the 2017 Annual Meeting.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting is required for approval of Proposal 1, Proposal 5, Proposal 6 and Proposal 7 above. The affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for approval of Proposal 2a, Proposal 2b, Proposal 2c and Proposal 3 above. Proposal 4, the election of the Class III directors, will be determined by a plurality of the votes cast at the 2017 Annual Meeting.

Whether or not you plan to attend the 2017 Annual Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the 2017 Annual Meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposals 1 through 7. The failure to return your proxy card or to vote in person at the 2017 Annual Meeting will have the same effect as a vote against Proposal 2a, Proposal 2b, Proposal 2c and Proposal 3. If you attend the 2017 Annual Meeting, you may, upon your written request, withdraw your proxy and vote in person.

By Order of the Board of Directors of Cempra, Inc.

Mark W. Hahn

Secretary

October 5, 2017

Chapel Hill, North Carolina

CEMPRA’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF CEMPRA AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, contains a notice of meeting with respect to the 2017 annual meeting of stockholders, or the 2017 Annual Meeting, at which Cempra stockholders will consider and vote on the proposals to approve the issuance of common stock, par value $0.001 per share, of Cempra, or Cempra common stock, issuable to the holders of common stock, par value $0.001, of Melinta, or Melinta common stock, pursuant to the merger agreement described in this proxy statement; to approve amendments to Cempra’s certificate of incorporation to: (a) increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger; (b) change the name of Cempra to “Melinta Therapeutics, Inc.;” (c) elect for Cempra not to be governed by or subject to Section 203 of the Delaware General Corporation Law, or the DGCL; and (d) to effect a reverse stock split of Cempra common stock and related matters, referred to in this proxy statement as the reverse stock split; to elect three Class III directors for a three-year term expiring in 2020; to approve on a non-binding advisory basis Cempra’s 2016 executive compensation; to ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s registered public accounting firm for the fiscal year ending December 31, 2017; and to consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting in favor of Proposals 1, 2a, 2b, 2c or 3 above.

Additional business and financial information about Cempra can be found in documents previously filed by Cempra with the U.S. Securities and Exchange Commission, or the SEC. This information is available to you without charge at the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 3, 2017:

In addition to receiving the proxy statement from Cempra in the mail or obtaining the information on the SEC’s website, Cempra stockholders will also be able to obtain the proxy statement, free of charge, from Cempra by requesting copies in writing using the following contact information:

CEMPRA, INC.

Attn: Investor Relations

6320 Quadrangle Drive, Suite 360

Chapel Hill, North Carolina 27517

Tel: (919) 313-6601

A copy of the proxy statement is also available, free of charge, at www.investorvote.com/CEMP and under the Investor Relations—Financial Information section of Cempra’s website at www.cempra.com.

You may also request additional copies from our proxy solicitor, Georgeson, LLC, or Georgeson, using the following contact information:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 821-2550

IF YOU WOULD LIKE TO REQUEST MATERIALS, PLEASE DO SO BY OCTOBER 25, 2017 IN ORDER TO RECEIVE THEM BEFORE THE 2017 ANNUAL MEETING.

See “Where You Can Find More Information” beginning on page 217 of this proxy statement.

Except as otherwise specifically noted in this proxy statement “Cempra,” “we,” “our,” “us” and similar words refer to Cempra, Inc., including in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Melinta Therapeutics, Inc. as “Melinta” and we refer to the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on September 6, 2017, among Cempra, Castle Acquisition Corp., and Melinta, as it may be further amended from time to time, as the “merger agreement.” References in this proxy statement to the “combined company” refer to Cempra and Melinta, together with their respective subsidiaries, following the completion of the merger.

In addition, throughout this proxy statement, we refer to the stockholders of Cempra as the “Cempra stockholders,” the stockholders of Melinta as the “Melinta stockholders” and the transactions contemplated by the merger agreement, including the issuance of Cempra common stock to the Melinta stockholders, as, collectively, the “merger.”

Except as specifically indicated, the following information and all other information in this proxy statement does not give effect to the reverse stock split described in Proposal 3.

NOTE REGARDING TRADEMARKS

Cempra™ is Cempra’s trade name, the Cempra logo is Cempra’s trademark and Taksta® is Cempra’s registered trademark.

Melinta is Melinta’s trade name and MELINTA®, MELINTA THERAPEUTICS® and MELINTA THE ANTIBIOTICS COMPANY® are registered trademarks of Melinta. BAXDELA™ is a trademark and pending trademark application of Melinta.

The other trademarks, trade names and service marks appearing in this proxy statement are the property of their respective holders.

i

Interests of Cempra’s Directors and Executive Officers in the Merger	92
Interests of Melinta’s Directors and Executive Officers in the Merger	96
Certain U.S. Federal Income Tax Considerations	98
Anticipated Accounting Treatment	99
THE MERGER AGREEMENT	103
Form of the Merger	103
Effective Time of the Merger	103
Merger Consideration	103
Stock Options and Warrants	106
Determination of Cempra Cash Balance	106
Regulatory Approvals	107
NASDAQ Listing	108
Appraisal Rights	108
Amendments to Cempra’s Certificate of Incorporation and Bylaws	108
Conditions to the Completion of the Merger	108
No Solicitation	111
Meeting of Cempra Stockholders and Melinta Stockholder Approval	112
Directors and Officers Following the Merger	113
Indemnification of Directors and Officers	113
Conduct of Business Pending the Merger	114
Other Agreements	115
Termination	117
Termination Fee	118
Representations and Warranties	119
Amendment	120
AGREEMENTS RELATED TO THE MERGER	120
MATTERS BEING SUBMITTED TO A VOTE OF CEMPRA STOCKHOLDERS	122
Proposal 1: Approval of the Issuance of Common Stock in the Merger	122
Proposal 2a: Approval of Amendment to Cempra’s Certificate of Incorporation to Increase the Number of Authorized Shares of Cempra Common Stock from 80,000,000 to 250,000,000	122
Proposal 2b: Approval of Amendment to Cempra’s Certificate of Incorporation to Change the Name of Cempra to “Melinta Therapeutics, Inc.”	123
Proposal 2c: Approval of Amendment to Cempra’s Certificate of Incorporation to Elect for Cempra not to be Governed by or Subject to Section 203 of the DGCL	124
Proposal 3: Approval of the Reverse Stock Split	125
Proposal 4: Election of Class III Directors	130
Proposal 5: Advisory Vote on Executive Compensation	134
Proposal 6: Ratification of Appointment of Independent Registered Accounting Firm	135
Proposal 7: Approval of Possible Adjournment of the 2017 Annual Meeting	136
CEMPRA’S BUSINESS	137
CEMPRA LEGAL PROCEEDINGS	137
CEMPRA’S PROPERTY	137
MELINTA’S BUSINESS	138
CEMPRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	150
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CEMPRA’S MARKET RISK	150
MELINTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	151
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	173
DESCRIPTION OF CEMPRA’S CAPITAL STOCK	184
Authorized Capital Stock	184
Common Stock	184
Listing	184

Annex A-1	Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, among Cempra, Inc., Castle Acquisition, Corp. and Melinta Therapeutics, Inc.

Annex A-2	Amendment to Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, among Cempra, Inc., Castle Acquisition, Corp. and Melinta Therapeutics, Inc.

Annex B-1	Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016

Annex B-2	Amendment No. 1 on Form 10-K/A to Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016

Annex B-3	Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017

Annex C	Opinion of Cempra’s Financial Advisor

Annex D-1	Voting and Lock-Up Agreement, dated as of August 8, 2017, between Melinta Therapeutics, Inc. and the Cempra stockholders party thereto

Annex D-2	Voting and Lock-Up Agreement, dated as of August 8, 2017, between Cempra, Inc. and the Melinta stockholders party thereto

Annex E-1	Form of Registration Rights Agreement

Annex E-2	Consent and Waiver Agreement, dated as of August 8, 2017, among Cempra, Inc. and the Investors party thereto

Annex F	Amended and Restated Certificate of Amendment to the Certificate of Incorporation of Cempra, Inc. (increase authorized shares; name change; opt-out of Section 203 of the DGCL)

Annex G	Certificates of Amendment to the Certificate of Incorporation of Cempra, Inc. (reverse stock split and related matters)

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING

AND THE MERGER

Except as specifically indicated, the following information and all other information in this proxy statement does not give effect to the reverse stock split described in Proposal 3.

The following section provides answers to frequently asked questions about the 2017 Annual Meeting and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the Annexes attached hereto.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Cempra as of the record date, and thus you are entitled to vote at Cempra’s 2017 Annual Meeting. This document serves as a proxy statement used to solicit proxies for the 2017 Annual Meeting. This document contains important information about the merger and the 2017 Annual Meeting of Cempra, and you should read it carefully.

Q:	When and where is 2017 Annual Meeting?

A:	The 2017 Annual Meeting will be held on November 3, 2017, at 8:00 a.m., local time, at the offices of Wyrick Robbins Yates & Ponton LLP located at 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607.

Q:	Who is entitled to vote at the 2017 Annual Meeting?

Only stockholders of record as of the close of business on September 29, 2017, or the record date, will be entitled to vote at the 2017 Annual Meeting. As of the close of business on the record date, there were 52,509,281 shares of Cempra common stock issued and outstanding and entitled to vote, held by 22 stockholders of record. Each stockholder is entitled to one vote for each share of Cempra common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

Q:	What proposals will be considered at the 2017 Annual Meeting?

A:	At the 2017 Annual Meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the issuance of Cempra common stock pursuant to the merger agreement;

•	a proposal to amend Cempra’s certificate of incorporation to:

•	increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger;

•	change the name of Cempra to “Melinta Therapeutics, Inc.”; and

•	elect for Cempra not to be governed by or subject to Section 203 of the DGCL.

•	a proposal to approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split;

•	a proposal to elect three Class III directors for a three-year term expiring in 2020;

•	a proposal to approve on a non-binding advisory basis Cempra’s 2016 executive compensation;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	a proposal to consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve items 1, 2a, 2b, 2c or 3 above; and

v

•	a proposal to transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

Q:	What is the merger?

A:	Cempra and Melinta have entered into an Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on September 6, 2017, that contains the terms and conditions of the proposed business combination of Cempra and Melinta. Under the merger agreement, Castle Acquisition Corp., a wholly owned subsidiary of Cempra, will merge with and into Melinta, with Melinta surviving as a wholly owned subsidiary of Cempra. This transaction is referred to as the merger. Had the merger been consummated on August 8, 2017, after market close, Cempra would have issued to Melinta stockholders an aggregate of approximately 58.3 million shares of Cempra common stock, and would have assumed Melinta options and warrants that represented an aggregate of approximately 4.2 million shares of Cempra common stock if all such options and warrants were exercised, after adjusting such options and warrants by the exchange ratio and without taking into account the proceeds from the exercise of such option and warrants, in each case subject to adjustment as a result of the reverse stock split. Immediately following the effective time of the merger, Melinta stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and Cempra’s current stockholders are expected to own approximately 48.1%, of Cempra common stock. The final number of shares and the resulting ownership split between Cempra stockholders and Melinta stockholders will be subject to adjustments at the closing of the merger based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as described further in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 103 of this proxy statement. The merger will be accounted for as a reverse merger.

For a more complete description of the merger, please see the section entitled “The Merger Agreement” beginning on page 103 of this proxy statement. For a discussion of the accounting treatment for the merger, see the section entitled “The Merger—Anticipated Accounting Treatment” beginning on page 99 of this proxy statement.

Q:	What will happen if Cempra stockholders do not vote to approve the issuance of Cempra common stock pursuant to the merger agreement described in Proposal 1 or the amendment to the certificate of incorporation of Cempra described in Proposal 2a?

A:	Stockholder approval of the issuance of Cempra common stock pursuant to the merger agreement described in Proposal 1 and of the amendment to the certificate of incorporation of Cempra described in Proposal 2a are conditions to the consummation of the merger. If either of these proposals are not approved, the merger agreement may be terminated by Cempra or Melinta. In the event of termination for failure of Cempra stockholders to approve the stock issuance described in Proposal 1 or the amendment to the certificate of incorporation of Cempra described in Proposal 2a, Cempra will be required to pay to Melinta up to $2.0 million of out-of-pocket costs incurred by Melinta in connection with the transactions, and, should certain other triggering events occur, Cempra will be required to pay to Melinta a termination fee of $7.9 million (which amount would be reduced by any prior expense reimbursement). For additional information relating to termination rights under the merger agreement, please refer to the sections below entitled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee” beginning on pages 117 and 118, respectively.

Q:	What will happen to Cempra if, for any reason, the merger with Melinta does not close?

A:

Cempra has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Melinta. In the event the merger does not close, Cempra will have limited ability to launch any approved product candidates without obtaining additional financing. Although

Cempra’s board of directors may elect to, among other things, attempt to complete another strategic transaction if the merger with Melinta does not close, Cempra’s board of directors may instead divest all or a portion of Cempra’s business or take steps necessary to liquidate or dissolve Cempra’s business and assets if a viable alternative strategic transaction is not available.

Q:	Why is Cempra proposing to merge with Melinta?

A:	Cempra’s board of directors considered a number of factors that supported its decision to approve the merger agreement. In the course of its deliberations, Cempra’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement.

For a more complete discussion of Cempra’s reasons for the merger, please see the section entitled “The Merger—Cempra’s Reasons for the Merger” beginning on page 65 of this proxy statement.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Cempra stockholders must approve (1) the issuance of shares of Cempra common stock in the merger, which requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting and (2) the amendment of Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, which requires the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting. In addition, Melinta stockholders must adopt the merger agreement, which requires the affirmative vote of (a) the holders of a majority of the shares of Melinta’s capital stock outstanding and (b) a majority of the issued and outstanding shares of Melinta’s Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock, voting together as a single class. On August 8, 2017, by the requisite vote, the stockholders of Melinta adopted the merger agreement pursuant to a written consent in lieu of a meeting, and on September 6, 2017, by the requisite vote, the stockholders of Melinta adopted the merger agreement as amended by the Amendment to Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, or the merger agreement amendment, and approved the merger and related transactions pursuant to the terms of the merger agreement, as amended. In addition to obtaining stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived.

For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 108 of this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:	Under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules and regulations promulgated thereunder, Cempra and Melinta are required to make certain filings with the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the U.S. Federal Trade Commission, or the FTC. The merger may not be consummated until the applicable waiting period under the HSR Act has expired or has been terminated. Cempra and Melinta each filed their respective notification and report forms with the DOJ and the FTC under the HSR Act on August 25, 2017, and the applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on September 25, 2017.

In the United States, Cempra must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Cempra common stock in the merger, including the filing with the SEC of this proxy statement. Prior to consummation of the merger, Cempra intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ Rule 5110(a) and to effect the initial listing of Cempra common stock issuable in connection with the merger or upon exercise of Melinta’s outstanding stock options or warrants.

Q:	What will Melinta stockholders receive in the merger?

A:	The shares of Cempra common stock issued or issuable to Melinta stockholders in connection with the merger are expected to represent, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and shares of Cempra common stock held by Cempra’s current stockholders are expected to represent approximately 48.1%, of Cempra common stock immediately following the effective time of the merger. The final number of shares and the resulting ownership split between Cempra stockholders and Melinta stockholders will be subject to adjustments at the closing of the merger based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as described further in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 103 of this proxy statement.

At the effective time of the merger, each share of Melinta common stock will be converted into and exchanged for the right to receive a number of shares of Cempra common stock equal to the exchange ratio calculated in accordance with the merger agreement, except that shares held by stockholders who do not meet the definition of an “accredited investor” under Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act, will receive a per-share cash payment based on the closing price of Cempra common stock on the closing date of the merger multiplied by the exchange ratio. The exact exchange ratio per share of Melinta common stock will be based in part on the number of Melinta’s and Cempra’s common stock outstanding or issuable pursuant to outstanding options and warrants immediately prior to the effective time of the merger and the volume weighted average closing price of Cempra common stock on the NASDAQ Global Market for the ten trading days preceding the closing of the merger and will not be calculated until the closing date of the merger.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on 103 of this proxy statement.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:	At the effective time of the merger, the board of directors of Cempra will be reconstituted. The combined company will initially have a nine member board of directors, comprised of four directors designated by Cempra, four directors designated by Melinta (one of whom will be chairman of the board, designated by Melinta) and a newly appointed Chief Executive Officer. Melinta and Cempra have created a CEO selection committee, comprised of an equal number of Melinta directors and Cempra directors, which intends to recommend to Cempra and Melinta an appropriate individual to serve as the successor CEO as of the closing of the merger. An executive search firm has been retained to identify the CEO for the combined company and the search is ongoing. If a jointly chosen CEO is not appointed as of the closing of the merger, the initial chairman of the board (or another person unanimously agreed by the CEO selection committee) will serve as interim Chief Executive Officer.

At least ten days prior to the closing of the merger, Cempra intends to file an information statement with the SEC pursuant to Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder setting forth information regarding the Cempra and Melinta designees who will be appointed to the combined company’s board of directors at the effective time of the merger.

Additionally, the merger agreement provides that, immediately after the effective time of the merger, Cempra shall terminate the employment of its Acting Chief Executive Officer as an officer of Cempra and its subsidiaries, to be replaced by the successor Chief Executive Officer (or interim Chief Executive Officer, as applicable). The remainder of the combined company’s officers have not yet been identified, but the parties expect to identify these individuals prior to the closing of the merger.

Q:	What are the material federal income tax consequences of the reverse stock split and the merger to me?

A:	Except as with respect to cash received in lieu of a fractional share, Cempra stockholders generally will not recognize gain or loss as a result of the reverse stock split. Cempra stockholders that, pursuant to the reverse stock split, receive cash in lieu of a fractional share will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the Cempra stockholder’s aggregate adjusted tax basis in the shares of Cempra common stock surrendered that is allocated to such fractional share.

Cempra stockholders will not sell, exchange or dispose of any shares of Cempra common stock as a result of the merger. Therefore, there will be no material U.S. federal income tax consequences to Cempra stockholders as a result of the merger.

For a more complete description of the tax consequences of the reverse stock split and the merger, please see the section entitled “The Merger—Certain U.S. Federal Income Tax Considerations” beginning on page 98 of this proxy statement.

Q:	Why is Cempra seeking stockholder approval to issue shares of common stock to existing stockholders of Melinta?

A:	Because Cempra common stock is listed on the NASDAQ Global Market, Cempra is subject to NASDAQ Listing Rules. Rule 5635 of NASDAQ Listing Rules requires stockholder approval if, as is the case here, a listed company issues common stock or securities convertible into or exercisable for common stock in a private placement equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Accordingly, Cempra is seeking stockholder of approval of this issuance under NASDAQ Listing Rules.

Q:	What is the reverse stock split and why is it necessary?

A:	Immediately prior to the effective time of the merger, if the reverse stock split is approved and Cempra’s board of directors has determined, in its discretion, to implement it, the outstanding shares of Cempra common stock will be reclassified and combined into a lesser number of shares to be determined by Cempra’s board of directors prior to the effective time and publicly announced by Cempra. Pursuant to the merger agreement, Cempra agreed to use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) and to cause the shares of Cempra common stock being issued in the merger to be approved for listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) at or prior to the effective time of the merger. Under applicable marketplace rules established by NASDAQ, the combined company is required to comply with the initial listing standards of the applicable NASDAQ market to continue to be listed on such market following the merger. The NASDAQ Global Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price and the NASDAQ Capital Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price. Because the current price of Cempra common stock is less than the required minimum bid prices, the reverse stock split is necessary to obtain approval of the listing of the combined company and the shares of Cempra common stock being issued in the merger on either market.

Q:	What risks should Cempra stockholders consider in deciding whether to vote in favor of the share issuance, reverse stock split and name change?

A:

Cempra stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page 27, which sets forth certain risks and uncertainties related to the merger and reverse stock split, risks and uncertainties to which the combined company’s business will be subject, risks and uncertainties to which Cempra, as an independent company, is subject and risks and uncertainties to which Melinta, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:	Cempra and Melinta anticipate that the consummation of the merger will occur in the fourth quarter of 2017 as promptly as practicable after the 2017 Annual Meeting and following satisfaction or waiver of all closing conditions. However, the exact timing of the consummation of the merger is not yet known. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 108 of this proxy statement.

Q:	How will the merger affect stock options and warrants to acquire Melinta common stock?

A	Upon the effectiveness of the merger, each outstanding option to purchase Melinta common stock, whether vested or unvested, and all warrants to purchase Melinta common stock will be assumed by Cempra and become options and warrants to purchase Cempra common stock. Each assumed option and warrant and their respective exercise price, if any, shall be adjusted based on the exchange ratio calculated in accordance with the merger agreement.

Q:	How will the reverse stock split and the merger affect stock options and warrants to acquire Cempra common stock and Cempra’s stock option plans?

A:	As of the effective time of the reverse stock split, Cempra will adjust and proportionately decrease the number of shares of Cempra common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants to acquire Cempra common stock. All stock options and warrants to acquire shares of Cempra common stock that are outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger. In addition, as of the effective time of the reverse stock split, Cempra will adjust and proportionately decrease the total number of shares of Cempra common stock that may be the subject of future grants under Cempra’s stock options plans.

Q:	Should Melinta’s stockholders send in their stock certificates now?

A:	No. After the merger is consummated, Melinta stockholders will receive written instructions from the exchange agent for exchanging their certificates representing shares of Melinta capital stock for book-entry entitlements representing shares of Cempra common stock (or, in the case of non-accredited Melinta stockholders receiving a cash payment pursuant to the merger agreement, for cash). Melinta stockholders will also receive a cash payment for any fractional shares.

Cempra stockholders will also receive a cash payment for any fractional shares resulting from the reverse stock split.

Q:	Am I entitled to appraisal rights?

A:	Cempra stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the 2017 Annual Meeting.

Q:	Have Melinta stockholders agreed to adopt the merger agreement?

A:	Yes. On August 8, 2017, Melinta stockholders adopted the merger agreement and approved the merger and related transactions, and on September 6, 2017, Melinta stockholders approved the merger agreement

x

amendment, adopted the merger agreement, as amended, and approved the merger and related transactions, pursuant to the terms of the merger agreement, as amended, in each case pursuant to a written consent in lieu of a meeting.

In addition, in connection with the execution of the merger agreement, holders beneficially owning, as of August 8, 2017, approximately 91.5% of the shares of Melinta’s outstanding capital stock, including Melinta’s directors and executive officers, have entered into voting and lock-up agreements with Cempra that provide, among other things, that such stockholders shall vote in favor of the adoption of the merger agreement and against any proposal made in opposition to, or in any competition with, the merger.

Q:	Have any of Cempra’s stockholders agreed to vote in favor of the issuance of the shares in the merger?

A:	Yes. In connection with the execution of the merger agreement, holders beneficially owning as of August 8, 2017, approximately 11.5% of the shares of Cempra’s outstanding common stock, including Cempra’s directors and executive officers, have entered into voting and lock-up agreements with Melinta that provide, among other things, that such stockholders shall vote in favor of the adoption of the merger agreement and against any proposal made in opposition to, or in any competition with, the merger.

Q:	Has Cempra or Melinta entered into any agreements with Melinta’s and Cempra’s stockholders restricting the transfer of shares of their common stock?

A:	Yes. The voting and lock-up agreements described above place restrictions on the transfer of the shares of Cempra and Melinta capital stock held by the respective signatory stockholders, both before, and for 180 days following, the closing of the merger.

Q:	How does Cempra’s board of directors recommend that Cempra stockholders vote?

A:	After careful consideration, Cempra’s board of directors unanimously recommends that Cempra stockholders vote:

•	FOR Proposal 1 to approve the issuance of Cempra common stock in connection with the merger;

•	FOR Proposal 2a to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000;

•	FOR Proposal 2b to change the name of Cempra to “Melinta Therapeutics, Inc.”;

•	FOR Proposal 2c to elect for Cempra not to be governed by or subject to Section 203 of the DGCL;

•	FOR Proposal 3 to approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split;

•	FOR Proposal 4 to elect three Class III directors for a three-year term expiring in 2020;

•	FOR Proposal 5 to approve on a non-binding advisory basis Cempra’s 2016 executive compensation;

•	FOR Proposal 6 to ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	FOR Proposal 7 to approve an adjournment of the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2a, 2b, 2c or 3.

Q:	May I vote in person?

A:

If you are a stockholder of Cempra and your shares of Cempra common stock are registered directly in your name with Cempra’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Cempra. If you are a Cempra stockholder of record, you may attend the 2017 Annual Meeting to be held on November 3, 2017 and vote your shares in person, rather than signing and returning your proxy.

If your shares of Cempra common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card by such bank, broker or other nominee. As the beneficial owner, you are also invited to attend the 2017 Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2017 Annual Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the 2017 Annual Meeting.

Q:	If my Cempra shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters, as discussed further below. Your broker will not be able to vote your shares of Cempra common stock without specific instructions from you for “non-routine” matters.

If your shares are held by your broker or other agent as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares.

Q:	What are “broker non-votes”?

A:	If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” “Broker non-votes” occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Since brokers are permitted to vote on “routine” matters without instructions from the beneficial owner, “broker non-votes” do not occur with respect to “routine” matters. Proposal 1 to approve the issuance of Cempra common stock pursuant to the merger agreement, Proposal 2a to approve the amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, Proposal 2b to approve the amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.,” Proposal 2c to approve the amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL, Proposal 3 to approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split, Proposal 4 to elect three Class III directors, Proposal 5 to approve on a non-binding advisory basis Cempra’s 2016 executive compensation, and Proposal 7 to adjourn the 2017 Annual Meeting to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2a, 2b, 2c or 3 are “non-routine matters.” Proposal 6 to ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s registered public accounting firm for the fiscal year ending December 31, 2017 is a routine matter. However, when a matter to be voted on is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares with respect to any proposal to be voted on.

Q:	How do I cast my vote if I am a stockholder of record?

A:

If you are a stockholder with shares registered in your name with Cempra’s transfer agent, Computershare Trust Company, N.A., on the record date, you may vote in person at the 2017 Annual Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the 2017 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2017 Annual Meeting and vote in person even if you have already voted by proxy. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The 2017 Annual Meeting—Voting Procedures” beginning on page 48.

•	To vote in person. You may attend the 2017 Annual Meeting and Cempra will give you a ballot when you arrive. If you need directions to the meeting, please refer to page 218 of this proxy statement.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in this proxy statement, or by following the instructions provided with your proxy materials and on the enclosed proxy card or voting instruction card.

•	To vote by proxy by mail. You may submit your proxy by mail by completing and signing the enclosed proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Q:	How do I cast my vote if I am a beneficial owner of shares registered in the name of my broker or bank?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Cempra. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2017 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of Cempra common stock you hold as of the record date.

Q:	What if I return a proxy card but do not make specific choices?

A:	If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the issuance of Cempra common stock pursuant to the merger agreement, “FOR” the amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, “FOR” the amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.,” “FOR” the amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL, “FOR” the amendments to Cempra’s certificate of incorporation to effect the reverse stock split, “FOR” the election of three Class III directors, “FOR” the approval of Cempra’s 2016 executive compensation, “FOR” the appointment of PricewaterhouseCoopers LLP as Cempra’s registered public accounting firm for the fiscal year ending December 31, 2017 and “FOR” the adjournment of the 2017 Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2a, 2b, 2c or 3. If any other matter is properly presented at the 2017 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:	What other matters may arise at the 2017 Annual Meeting?

A:	Other than the proposals described in this proxy statement, Cempra does not expect any other matters to be presented for a vote at the 2017 Annual Meeting. If any other matter is properly brought before the 2017 Annual Meeting, your proxy gives authority to the individuals named on your proxy card to vote on such matters in their discretion.

Q:	What constitutes a quorum for purposes of the 2017 Annual Meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the issued and outstanding shares entitled to vote are present or represented by proxy at the 2017 Annual Meeting. On the record date, there were 52,509,281 shares of Cempra common stock issued and outstanding and entitled to vote. Accordingly, the holders of 26,254,641 shares must be present at the 2017 Annual Meeting to have a quorum. Your shares will be counted toward the quorum at the 2017 Annual Meeting only if you vote in person at the meeting, you submit a valid proxy vote or your broker, bank, dealer or similar organization submits a valid proxy vote.

Q:	How many votes are needed to approve each proposal?

A:	The following votes are required to approve each proposal:

•	Proposal 1—To approve the issuance of Cempra common stock pursuant to the merger agreement. “FOR” votes from the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting are required to approve this proposal.

•	Proposal 2a—To approve an amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger. “FOR” votes from the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting are required to approve this proposal.

•	Proposal 2b—To approve an amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.”. “FOR” votes from the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting are required to approve this proposal.

•	Proposal 2c—To approve an amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL. “FOR” votes from the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting are required to approve this proposal.

•	Proposal 3—To approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split. “FOR” votes from the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting are required to approve this proposal.

•	Proposal 4—To elect three Class III directors for a three-year term expiring in 2020. The three nominees receiving the most “FOR” votes (from the votes of shares cast in person or by proxy) will be elected.

•	Proposal 5—To approve on a non-binding advisory basis Cempra’s 2016 executive compensation. “FOR” votes from the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting are required to approve this proposal.

•	Proposal 6—To ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s registered public accounting firm for the fiscal year ending December 31, 2017. “FOR” votes from the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting are required to approve this proposal.

•

Proposal 7—To approve the proposal to adjourn the 2017 Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals. 1, 2a, 2b, 2c or 3. If a quorum is present at the 2017 Annual Meeting, “FOR” votes from the holders of a majority of the shares of

Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting are required to approve this proposal. If a quorum is not present, either (i) the chairperson of the meeting or (ii) any officer entitled to preside at or to act as secretary of the meeting may adjourn the meeting.

Proposals 1 and 2a are conditioned upon each other, and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger cannot proceed without the approval of Proposals 1 and 2a.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against Proposals 2a, 2b, 2c and 3.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Any Cempra stockholder of record voting by proxy, other than those Cempra stockholders who have executed a voting and lock-up agreement, has the right to revoke the proxy at any time before the polls close at the 2017 Annual Meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Cempra, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the 2017 Annual Meeting and voting in person. Attendance alone at the 2017 Annual Meeting will not revoke a proxy. If a stockholder of Cempra has instructed a broker to vote its shares of Cempra common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Q:	Can I access these proxy materials on the Internet?

A:	Yes. The Notice of Annual Meeting, this proxy statement and the Annexes attached hereto (including Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, attached as Annexes B-1 and B-2 hereto) are available for viewing, printing, and downloading at www.investorvote.com/CEMP. All materials will remain posted on www.investorvote.com/CEMP at least until the conclusion of the meeting.

The Notice of Annual Meeting, this proxy statement and the Annexes attached hereto (including Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, attached as Annexes B-1 and B-2 hereto) are also available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information section of Cempra’s website at www.cempra.com and will remain posted on such website at least until the conclusion of the meeting.

Q:	Where can I find the voting results of the meeting?

A:	Cempra will announce the preliminary voting results at the meeting. Cempra will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	What do I need to do now?

A:	You are urged to read this proxy statement carefully, including each of the Annexes attached hereto, and to consider how the merger and the other proposals affect you. If your shares are registered directly in your name, you may complete, date and sign the enclosed proxy card and mail return it in the enclosed postage-paid envelope. Alternatively, you can vote by proxy by telephone or internet, deliver your completed proxy card in person or vote by completing a ballot in person at the 2017 Annual Meeting.

Q:	Who is paying for this proxy solicitation?

A:	Cempra will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Cempra stockholders. Cempra has engaged Georgeson, LLC, a proxy solicitation firm, to solicit proxies from Cempra stockholders. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Cempra common stock for the forwarding of solicitation materials to the beneficial owners of Cempra common stock. Cempra will, upon request, reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can provide me with additional information and help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger and the other proposals being considered at the 2017 Annual Meeting, including the procedures for voting your shares, you should contact Georgeson, Cempra’s proxy solicitor, by telephone at (866) 821-2550.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the 2017 Annual Meeting, you should read this entire proxy statement carefully, including the materials attached as Annexes hereto. See “Where You Can Find More Information” beginning on page 217 of this proxy statement. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

This proxy statement includes forward-looking statements within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact may be forward-looking statements under the provisions of The Private Securities Litigation Reform Act of 1995. In this proxy statement, words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For more information, see the section entitled “Forward-Looking Statements” beginning on page 46 of this proxy statement.

Combined Business Strategy

Overview

The combination of Melinta and Cempra will form a leading biopharmaceutical company focused on curing patients with serious, life-threatening bacterial infections. The relentless evolution of bacterial antibiotic resistance, coupled with the dearth of effective new antibiotics, has created an urgent public health threat.

In the United States, tens of millions of patients are treated annually for serious infections. According to the U.S. Centers for Disease Control and Prevention, or the CDC, an increasing number of bacteria are now resistant to every available antibiotic. The CDC estimates that each year in the United States at least two million people become infected with bacteria that are resistant to antibiotics and at least 23,000 people die each year as a result. By way of comparison, overdoses on prescription opioids, one element of the opioid public health crisis in the U.S., claim approximately 15,000 deaths per year in the U.S. At least one recent economic analysis estimates that, globally, approximately 700,000 people die every year from drug resistant strains of common bacterial infections, HIV, tuberculosis and malaria. This same analysis predicts that there will be approximately 10 million deaths from antimicrobial resistance by 2050 worldwide, exceeding cancer-related deaths over the same period, highlighting that serious action must be taken.

Without new antibiotics capable of treating ever more complex bacterial pathogens, we risk reversing one of the greatest triumphs of medicine and a return to the pre-antibiotic era, when common infections were untreatable and often fatal. Antibiotic-resistant infections add considerable and avoidable costs to the U.S. healthcare system. According to the CDC’s Antibiotic Resistance Threat Report, the total estimated financial cost to the U.S. of antibiotic resistance may range as high as $20 billion in excess direct healthcare costs, with additional societal costs for lost productivity as high as $35 billion a year.

The combined Melinta and Cempra pipelines, resources and people create a standalone entity with core competencies that can help to address this significant need for new antibiotics to treat serious infections, while exercising a firm commitment to antibiotic stewardship.

Market Opportunity

Acute Bacterial Skin and Skin Structure Infections

More than 14 million patients in the U.S. are treated for ABSSSI (acute bacterial skin and skin structure infections, which refers to a bacterial infection of skin and associated soft tissues, such as cellulitis, wound infection, and abscess) on an annual basis. While the majority of these patients are treated successfully in the community, many patients will require treatment in Emergency Departments, or ED, and urgent care centers on an outpatient basis (estimated by Melinta to be 1.6 million), and a significant portion will receive treatment as hospital inpatients (2.9 million). In addition, patients with obesity and diabetes, two conditions of high and increasing prevalence in the U.S., are more susceptible to development of more complex skin infections that tend to have more gram- negative or mixed pathogens, typically requiring treatment with broader spectrum antibiotics. Many current treatments lack methicillin-resistant Staphylococcus aureus, or MRSA, coverage, which is an important treatment consideration because more than 35 percent of all skin infections are believed to have MRSA involvement.

Each of these settings possesses unique challenges in the care of ABSSSI patients, as follows:

Hospital Setting

The 2.9 million patients hospitalized with ABSSSI are often characterized by co-morbid complexity: a recent analysis of inpatient claims revealed that they are older, have higher rates of obesity (~50%), and suffer from conditions such as diabetes (31%) and cardiovascular disease such as hypertension (49%) at rates that are considerably higher than the rest of the U.S. population. In addition, this same analysis revealed that while only ~40% of patients had microbiology testing results, those who did had a high rate of MRSA infections (22%) as well as gram-negative or mixed infections (37%). Furthermore, two papers by Lipksy and colleagues (Lipsky, BA et al., Diagn Microbiol Infect Dis., 2014, 79(2), 273-279; Lipsky, BA et al., Diagn Microbiol Infect Dis., 2014, 79(2), 266-272) demonstrated that the patients whose infections have a gram-negative or mixed etiology receive inappropriate initial antibiotic therapy, or IIAT, at a significantly higher rate than patients with a gram-positive etiology alone. IIAT was determined to lead to a significantly longer length of stay and rate of composite economic outcome (defined as readmissions and unplanned office visits or ED visits after hospital discharge). Furthermore, many of the commonly utilized ABSSSI therapies present clinical obstacles such as drug-drug interactions, drug-disease interactions, safety and tolerability issues, and limited coverage spectrum, all of which make optimal antibiotic selection difficult. The aforementioned factors underscore the need for a new antibiotic treatment with the following features: i) broad spectrum of coverage for administration as empiric therapy, ii) a favorable safety and tolerability profile, iii) limited drug-drug and drug-disease interactions, and iv) intravenous, or IV, and oral formulations, to encourage improved outcomes with earlier hospital discharge.

Emergency Department and Urgent Care Settings

Patients who present to ED and urgent care centers are often subsequently admitted to the hospital, and, as such, present with the same or similar characteristics as patients who are hospitalized for ABSSSI. However, for the 1.6 million patients (as estimated by Melinta) treated in the ED and not admitted, physicians are even more limited by their inability to culture the infection and determine the appropriate antibiotic susceptibility. Therefore, the need for a broad-spectrum empiric therapy (therapy initiated prior to definitive pathogen identification, or in the absence of this information), with both IV and oral formulations which also possesses an attractive safety and tolerability profile is just as acute in this setting, particularly in patients in which MRSA or gram-negative pathogens are suspected. Furthermore, ED physicians value a therapy that allows them to treat and subsequently discharge a patient, thereby avoiding a hospital admission altogether. This is of particular interest for EDs in hospitals that participate in U.S. Centers for Medicare & Medicaid Services, or CMS, quality programs that reward or penalize hospitals based upon patient outcomes across the entire episode of care.

Community Setting

Melinta estimates that approximately 11.6 million patients are treated in the community setting, which is comprised of a diversity of specialties, most, if not all, of which treat ABSSSI in various sub-settings. These include primary care physicians, office-based infectious disease physicians, podiatrists, stand-alone ED and urgent care centers, long-term care, wound care/burn units and ambulatory surgical centers. Physicians treating ABSSSI in the community setting often treat empirically because of the limitations in their access to cultures to identify antibiotic susceptibilities. In particular, physicians in the community setting value therapies with broad spectrum coverage including MRSA and gram-negative pathogens in those patients at risk for pathogens across the bacterial spectrum. Having an oral formulation is paramount, as physicians treating patients in the community need patients to be able to access and take prescriptions, which could prevent the need for hospital admission and/or expensive outpatient parenteral antibiotic therapy, or OPAT. Currently, there is no single product in the U.S. approved by the U.S. Food and Drug Administration, or FDA, that is labeled with a comparable spectrum of coverage and is available in both IV and oral formulations other than Baxdela.

In addition to ABSSSI, other important antibiotic markets that the combined company will be positioned to pursue with the combined portfolio of assets include:

•	Community-acquired bacterial pneumonia, or CABP—over six million patients annually in the U.S.

•	Complicated urinary tract infections, or cUTI—up to seven million office visits annually in the U.S.

•	Osteomyelitis / bone and joint infections, or BJI—up to one million patients annually in the U.S.

•	Acne—up to 50 million patients annually in the U.S.

•	Multi-drug resistant pathogens across indications—over two million antimicrobial-resistant infections from pathogens including ESKAPE (see ESKAPE Pathogen Program described further on page 8 of this proxy statement) across a variety of indications annually and growing.

Combined Antibiotic Portfolio

The combined company has a deep pipeline of commercial, clinical and preclinical antibiotic assets across multiple potential indications. As such, the combined company will have a platform for long-term, durable growth and a strategy to expand the anti-infective portfolio over time, providing the opportunity for multiple layers of revenue growth.

This pipeline is expected to deliver a distinct value proposition across the antibiotic care continuum:

Baxdela (delafloxacin)

Melinta’s portfolio of antibiotics is led by Baxdela, a commercial-stage asset with the potential to address multiple types of infections that offers a new option for monotherapy treatment of adult patients with ABSSSI in oral and IV formulations. Baxdela is a novel fluoroquinolone that exhibits activity against both gram-positive and gram-negative pathogens, including MRSA, and is available in both IV and oral formulations. On June 19, 2017, Baxdela received approval from the FDA for treatment of adult patients with ABSSSI. With its approval, the FDA also confirmed Baxdela’s status as a Qualified Infectious Disease Product, or QIDP, under the provisions of the 2012 Generating Antibiotics Incentives Now Act, or the 2012 GAIN Act, which extends the market exclusivity period by five years for a total of at least ten years in the United States. Consequently, and because Melinta believes Baxdela has utility across many different infection types, Melinta has commenced Phase 3 clinical development for CABP and intends to pursue Phase 2 clinical development for cUTI. Together, these three indications comprise the majority of bacterial infections requiring initial hospitalization in the United States. In addition, Melinta has successfully partnered Baxdela with leading multinational pharmaceutical partners for markets outside the United States. Melinta may obtain additional funds through the achievement of regulatory, commercial and sales-based milestones, as well as royalties on sales of Baxdela outside the United States.

Cempra and Melinta believe that the combined company has a differentiated commercialization strategy for the launch of Baxdela, which will lead to a more successful outcome than select recent antibiotic launches. Cempra and Melinta believe that certain recent antibiotic launches have performed suboptimally because the products lack clinical and economic differentiation over established lower cost agents. As a result, undifferentiated, higher-priced antibiotics are often relegated to later lines of treatment due to the availability of generics that are perceived to be effective for first-line treatment at a lower cost. In the growing segment of patients who have co-morbidities such as obesity and diabetes, and are at risk for a broad range of gram-positive and gram-negative pathogens, Baxdela represents a simplified treatment approach due to the following:

•	Broad-spectrum coverage, including MRSA, to provide confidence that empiric treatment with Baxdela will cover the range of potential gram-negative and gram-positive pathogens in these patients with co-morbidities.

•	IV and oral formulations, with the flexibility to initiate therapy with either option.

•	No dosage adjustments due to weight, hepatic impairment, or mild-moderate renal impairment.

•	No clinically significant drug-drug interactions.

•	Attractive safety and tolerability profile.

•	Pricing which simplifies prescribing for physicians and enables greater access for patients.

Baxdela Initial Commercialization Strategy

Baxdela’s clinical profile, coupled with a differentiated and focused commercial strategy, has the potential to optimize uptake among challenging, co-morbid patient populations, which comprise approximately 76% of the addressable population, across multiple sites of care. Throughout the development of Baxdela, Melinta has focused its attention on conveying the pharmacoeconomic benefit of Baxdela. Through the course of its commercial launch, the combined company will continue to engage in robust health economics outcomes research to support the value proposition of Baxdela to hospitals and payers.

The combined company will be poised to pursue a multi-channel strategy targeting physicians in the hospital, emergency department, and community settings who most frequently treat patients for whom Baxdela is appropriate. The combined company plans to use the latest market intelligence and advanced targeting methods to identify the prescribers where Baxdela can be appropriately utilized in their practice. Initially, the combined company plans to deploy a sales force of approximately 50 sales representatives that will expand in a measured, capital-efficient fashion as the combined company observes adoption in target segments. Additionally, the combined company plans to deploy Medical Science Liaisons across the U.S. to meet with key opinion leaders across multiple physician specialties (such as infectious disease, hospitalists, internists, and surgeons). They will work with these specialists across the multiple sites of care where the patients are treated.

Furthermore, pursuant to the launch plan, the combined company will distinguish Baxdela’s economic value proposition through a pricing and contracting strategy designed to facilitate access across the combined company’s multi-channel approach. Market research with retail and non-retail payers suggests that the post-closing company can successfully commercialize Baxdela at a price point in the retail segment that will not require prior authorizations and other hurdles for physicians to write prescriptions while providing a compelling value proposition to hospital channel customers.

In July of this year, three antimicrobial susceptibility testing devices for Baxdela received 510(k) approval from the FDA. Susceptibility testing devices such as disks, gradient strips, and automated panels allow health care providers to evaluate the susceptibility of different organisms to different antibiotics. With the 510(k) approval of these devices, hospital microbiology labs will be able to evaluate the susceptibility of different pathogens to Baxdela, which in turn may help inform patient care decision-making. The approval of these testing devices is noteworthy, as few antibiotics have three types of susceptibility testing devices available at launch; typically, this range of devices is not available until several months or even years after the antibiotic has received FDA approval.

Cempra and Melinta believe Baxdela has the potential to achieve over $400 million in peak year sales for the treatment of ABSSSI in the U.S.

Cempra and Melinta believe that Baxdela, based on its attributes, clinical data and product label, is a highly attractive treatment option for ABSSSI patients, and is particularly well-suited for complex patients with comorbid conditions. Given the prevalence of these patients, Cempra and Melinta believe that there is a corresponding attractive commercial opportunity. At the same time, Cempra and Melinta also recognize that the growing problem of antibiotic resistance is in part due to the inappropriate use of antibiotics. Cempra and Melinta understand and agree with the principles of antibiotic stewardship, and will seek to ensure that Baxdela is used appropriately.

Solithromycin

The next most advanced asset in the combined company’s pipeline is solithromycin, a next-generation oral and intravenous macrolide, which has potent activity against most macrolide-resistant CABP pathogens. Solithromycin completed two Phase 3 clinical trials testing both oral and IV formulations for the treatment of CABP and new drug applications, or NDAs, were submitted to the FDA in April 2016. In December 2016, Cempra received a complete response letter, or CRL, from the FDA on both NDAs that agreed solithromycin efficacy had been demonstrated, but that required additional safety data as well as resolution of certain manufacturing concerns as a condition for response. In the first quarter of 2017, Cempra met with the FDA to discuss the solithromycin CRL and the FDA reiterated their request for additional clinical safety data prior to approval.

Any further development for solithromycin to support a CRL response is dependent on the ability to secure non-dilutive funding. Based on the completed protocol for the proposed safety study, Cempra is actively engaged with potential government and industry partners to identify non-dilutive funding to support the execution of this study.

Solithromycin is also being formulated for ophthalmic indications to support a potential Investigational New Drug, or IND, application filing in 2018. In the second quarter, Cempra presented data at the annual meeting of the Association for Research in Vision and Ophthalmology highlighting topical ophthalmic formulations of solithromycin in preclinical models of activity, tolerability and pharmacokinetics in the eye. The combined company anticipates exploring the potential effects of solithromycin to treat ophthalmic bacterial infections as well as dry eye.

Fusidic acid

After Baxdela and solithromycin, the third most-advanced program in the combined company’s pipeline is fusidic acid an antibiotic with a long history of safety and efficacy outside the U.S. Fusidic acid is orally active against gram-positive bacteria, including MRSA. Fusidic acid successfully completed a Phase 3 clinical study in ABSSSI patients and results were announced in the first quarter of 2017. Based on discussions with the FDA, a second Phase 3 study with a similar design to the first Phase 3 study could support potential approval of fusidic acid in patients with ABSSSI in the U.S.

The combined company plans to explore the potential use of fusidic acid for the long-term treatment of BJI, including prosthetic joint infections caused by staphylococci, including Staphylococcus aureus and MRSA. There are limited oral antibiotic treatment options that are suitable for chronic therapy. Cempra has completed enrollment in a 30 patient exploratory, open-label study to assess the safety of long term therapy and clinical success six months after the start of treatment.

Radezolid

Radezolid, a novel oxazolidinone discovered by Melinta, has completed a successful Phase 1 study pursuant to a collaboration agreement to develop a topical formulation for the treatment of Acne Vulgaris. Radezolid was designed to overcome resistance seen to linezolid, the macrolides and lincosamides. The acne market represents a strong commercial opportunity. There are approximately 15 million prescriptions for topical acne agents written each year in the United States. In addition, despite the availability of a number of generics, branded agents still hold an approximate 33% market share, which has remained stable for the past several years. There are a number of brands that are able to drive strong sales in the acne space even at relatively modest market shares. Aczone and Epiduo were two notable examples in 2016, driving $395 million and $528 million in sales, respectively, at mid-single-digit market shares.

ESKAPE Pathogen Program

Melinta has a late pre-clinical program with a novel antibacterial class that its discovery team designed and optimized to target bacterial “superbugs”. This is known as Melinta’s ESKAPE program. This program seeks to overcome the alarming emergence of untreatable bacteria, which have developed resistance to many and in certain cases all existing drug classes, by introducing completely novel classes of antibiotics. These multi-drug and extremely-drug-resistant pathogens include Enterococcus faecium, MRSA, Klebsiella pneumoniae, Acinetobacter baumanii, Pseudomonas aeruginosa, Enterobacter species, and Escherichia coli. In 2017, Melinta estimates 500,000 patients with pneumonia, complicated urinary tract infections, complicated intra-abdominal infections, or bloodstream infections will be infected with multi-drug resistant strains of these pathogens, or will fail two or three lines of therapy. This represents significant market opportunity for Melinta’s ESKAPE pathogen program.

Melinta has designed de novo an optimized class of antibiotics they have named the pyrrolocytosines. This class shows in vitro activity against the full panel of ESKAPE pathogens without cross-resistance to current therapies and has shown efficacy in animal models of infection. The combined company anticipates initiating IND-enabling studies for a nominated lead candidate compound in 2018.

Key Combined Business Strategies

The combined company will focus on development and commercialization of new antibiotics that enable patients with serious, life-threatening bacterial infections to be treated and cured. The critical components of the combined company’s business strategy are:

1.	Commercialize Baxdela for ABSSSI in the United States. Baxdela was approved by the FDA on June 19, 2017. The combined company plans to commercialize Baxdela in the U.S. with an efficient, targeted sales force initially consisting of approximately 50 sales representatives, prioritizing high-value hospital and community accounts, and over time plans to expand the number of sales representatives targeting other market channels to realize the full market potential of Baxdela.

2.	Pursue additional indications for Baxdela, leveraging its favorable attributes to optimize its minimum 10 year market exclusivity period in the United States. Due to provisions of the 2012 GAIN Act, specifically its QIDP designation, Baxdela has been granted at least 10 years of market exclusivity from first approval. Consequently, the combined company plans to develop Baxdela for additional indications where quinolones are established but unmet need continues to exist. Melinta is currently enrolling patients in a single Phase 3 clinical study for CABP, for which Melinta has secured FDA agreement on a Special Protocol Assessment. The plan for the post-closing company involves pursuing clinical development of Baxdela in cUTI with a Phase 2 program planned.

3.	Leverage Melinta’s discovery platform and proprietary understanding of the ribosome to deliver novel drugs that can address the continuous need to combat bacterial resistance. Melinta’s discovery platform has potential to drive significant, long-term value for the combined company by providing a continual stream of novel antibiotics that meet the constantly evolving challenge of bacterial resistance. The combined company plans to advance its research efforts in the antibacterial space led by its ESKAPE pathogen program targeting “superbugs,” and evaluate potential of other platform opportunities in antifungals, antiparasitics and oncology.

4.	Optimize partnerships to maximize the value of the combined company’s portfolio. Each organization has had success in securing business development partnerships. Melinta has established partnerships for Baxdela in Europe and Asia-Pacific (excluding Japan) with Menarini IFR Srl, or Menarini, and in Central and South America with Eurofarma Laboratorios S.A., or Eurofarma. Melinta has also secured a development partnership with a clinical research organization, or CRO, for its pipeline asset called radezolid, which is focused on the topical dermatology space. Cempra has relationships related to solithromycin with Toyama Chemical Co., Ltd., or Toyama, in Japan and the U.S. Biomedical Advanced Research and Development Authority, or BARDA. Opportunities exist to leverage these partnerships for the combined portfolio of assets. The combined company plans to evaluate the potential of existing and new business development opportunities to further generate shareholder value.

5.	Advance solithromycin for CABP subject to non-dilutive financing, and for ophthalmic indications. Subject to the availability of non-dilutive financing, the combined company will continue to evaluate the opportunity to progress solithromycin and generate sufficient safety data to satisfactorily respond to the CRL it received from the FDA in December 2016. Solithromycin is currently in a Phase 3 clinical study in Japan, sponsored by Cempra’s development partner Toyama. If successful, the combined company would benefit from sales milestones and royalties from solithromycin sales in Japan. Additionally, the company will continue to evaluate the development of ophthalmic formulations for solithromycin for indications such as bacterial conjunctivitis and dry eye.

6.

Progress fusidic acid for ABSSSI and potentially for Osteomyelitis / Bone and Join Infections. The combined company plans to continue to progress fusidic acid as an oral treatment for ABSSSI, which are frequently caused by MRSA. Fusidic acid has successfully completed one Phase 3 study in

ABSSSI patients and requires one additional Phase 3 study to secure FDA approval. In addition, the combined company plans to continue to explore the potential use of fusidic acid for the long-term oral treatment of refractory osteomyelitis / BJI. Currently, there is no optimal oral, chronic antibiotic for treating these infections.

7.	Leverage the combined company’s commercial organization to promote complementary internally developed products upon achievement of FDA regulatory approval. The combined company plans to obtain operating leverage from its commercial organization by promoting two or three complementary products upon FDA regulatory approval through the various channels, providing multiple layers of revenue growth. The combined company will also consider appropriate bolt-on acquisitions or co-promotion of complementary products in order to maximize the call capacity of its commercial organization.

Upon completion of the merger, the combined company plans to carefully evaluate its capital allocation strategy to maximize shareholder value around the launch of Baxdela while maintaining a capital efficient approach to investing in its development programs and other opportunities.

The 2017 Annual Meeting

The 2017 Annual Meeting will be held at 8:00 a.m., local time, on November 3, 2017, at the offices of Wyrick Robbins Yates & Ponton LLP located at 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, to consider and act upon the following matters:

1.	To approve the issuance of Cempra common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on September 6, 2017 and as may be further amended from time to time, by and among Cempra, Castle Acquisition Corp., a wholly owned subsidiary of Cempra, and Melinta.

2.	To approve three separate proposals to amend Cempra’s certificate of incorporation to:

a.	increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger;

b.	change the name of Cempra to “Melinta Therapeutics, Inc.”; and

c.	elect for Cempra not to be governed by or subject to Section 203 of the DGCL.

3.	To approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split.

4.	To elect three Class III directors for a three-year term expiring in 2020.

5.	To approve on a non-binding advisory basis Cempra’s 2016 executive compensation.

6.	To ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

7.	To consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting in favor of Proposals 1, 2a, 2b, 2c or 3 above.

8.	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

Proposals 1 and 2a are conditioned upon each other, and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger cannot proceed without the approval of Proposals 1 and 2a.

Only stockholders at the close of business on September 29, 2017, the record date, are entitled to notice of, and to vote at, the 2017 Annual Meeting and any adjournment or postponement thereof. Such stockholders are entitled to one vote on each matter submitted to stockholders at the 2017 Annual Meeting for each share of Cempra common stock held as of the record date. At the close of business on the record date, there were 52,509,281 shares of Cempra common stock issued and outstanding and entitled to vote at the 2017 Annual Meeting, held by 22 holders of record.

Provided a quorum is present, the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting is required for the approval of each of Proposals 1, 5, 6 and 7 and the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date are required to approve Proposals 2a, 2b, 2c and 3. Proposal 4, the election of the Class III directors, will be determined by a plurality of the votes cast at the 2017 Annual Meeting. Abstentions will be counted for purposes of determining whether there is a quorum and will have the same effect as a vote against the approval of Proposals 1, 2a, 2b, 2c, 3, 5, 6 and 7. Unvoted shares will have the same effect as a vote against Proposals 2a, 2b, 2c and 3.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposals 1, 2a, 2b, 2c, 3, 4, 5 and 7 are “non-routine” matters, but Proposal 6 to ratify the selection of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for Cempra for the fiscal year ending December 31, 2017 is a “routine” matter. Broker non-votes will have the same effect as a vote against the approval of Proposals 2a, 2b, 2c and 3.

This solicitation is made on behalf of Cempra’s board of directors and Cempra will pay for the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners upon request. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, Cempra’s directors, executive officers and employees and Melinta’s directors and executive officers might solicit proxies personally and by telephone. None of these individuals will receive any additional compensation for this. Cempra has engaged Georgeson to assist Cempra in the distribution of proxy materials and the solicitation of votes described above for a fee of $15,000, plus additional fees based on the amount and types of services rendered and reimbursement of reasonable expenses. Cempra will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

The Parties

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, North Carolina 27517

Tel: (919) 313-6601

Cempra is a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of infectious diseases. To date, Cempra’s focus has been the development of solithromycin for the treatment of CABP, one of the most serious infections of the respiratory tract in adults and children, as well as for ophthalmic infections and other indications.

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

(312) 724-9407

Melinta is a commercial-stage biopharmaceutical company dedicated to introducing new antibiotics that meet the ever-present challenge posed by dangerous and increasingly resistant bacteria. In June 2017, Melinta received approval from the FDA of Melinta’s lead antibiotic, Baxdela (delafloxacin), for the treatment of adults with ABSSSI. In addition, Melinta is studying Baxdela in a Phase 3 clinical program in serious CABP, and may develop additional indications such as cUTI. Melinta is also developing, through the application of Nobel Prize-winning science and a proprietary drug discovery platform, novel classes of antibiotics to treat the multi- and extremely-drug-resistant pathogens for which there are few to no options, known collectively as ESKAPE pathogens (Enterococcus faecium, Staphylococcus aureus, Klebsiella pneumoniae, Acinetobacter baumannii, Pseudomonas aeruginosa, Enterobacter species and Escherichia coli), which cause the majority of life-threatening hospital infections.

Melinta is privately held with offices in New Haven, Connecticut and Lincolnshire, Illinois.

Summary of the Merger

Upon the terms and subject to the conditions of the merger agreement, Castle Acquisition Corp., or the acquisition subsidiary, a Delaware corporation and wholly-owned subsidiary of Cempra formed by Cempra in connection with the merger, will merge with and into Melinta. The merger agreement provides that upon the consummation of the merger the separate existence of the acquisition subsidiary shall cease. Melinta will continue as the surviving corporation, will be renamed and will be a wholly-owned subsidiary of Cempra. Immediately following the effective time of the merger, Melinta stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and Cempra stockholders are expected to own approximately 48.1%, of Cempra common stock immediately following the effective time of the merger. The final number of shares and the resulting ownership split between Cempra stockholders and Melinta stockholders will be subject to adjustments at the closing of the merger based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as described further in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 103 of this proxy statement.

Reasons for the Merger (see page 65)

The board of directors of Cempra considered various reasons for the merger, as described herein.

Opinion of Cempra’s Financial Advisor (see page 70)

In connection with the proposed merger, at the meeting of Cempra’s board of directors on August 8, 2017, Morgan Stanley & Co. LLC, referred to herein as Morgan Stanley, rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, to Cempra’s board of directors to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be paid by Cempra pursuant to the merger agreement was fair, from a financial point of view, to Cempra.

The full text of Morgan Stanley’s written opinion to Cempra’s board of directors, dated August 8, 2017, is attached to this proxy statement as Annex C and is incorporated by reference in this proxy statement in its entirety. Holders of shares of Cempra common stock should read the opinion carefully and in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to Cempra’s board of directors and addressed only the fairness, from a financial point of view, as of the date of the opinion, to Cempra of the merger consideration to be paid by Cempra pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspects of the proposed merger or the other transactions contemplated by the merger agreement and did not address the prices at which shares of Cempra common stock would trade following completion of the proposed merger or at any time. Morgan Stanley’s opinion did not and does not constitute a recommendation as to how any holder of Cempra common stock or Melinta common stock should vote in connection with the proposed merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Overview of the Merger Agreement

Merger Consideration (see page 103)

At the effective time of the merger:

•	any shares of Melinta common stock or preferred stock held as treasury stock or held or owned by Melinta or any of its subsidiaries or the acquisition subsidiary immediately prior to the effective time of the merger shall be cancelled and cease to exist and no consideration shall be delivered in exchange therefor; and

•	each share of Melinta common stock outstanding immediately prior to the effective time of the merger (including shares of Melinta common stock issued upon the conversion, prior to the merger, of the convertible promissory notes and shares of Melinta preferred stock, but excluding shares to be cancelled as described above and excluding shares which are held by Melinta stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares in accordance with the DGCL, if and to the extent applicable) shall be converted solely into the right to receive a number of shares of Cempra common stock equal to the “exchange ratio” (calculated as defined in the merger agreement); provided that stockholders of Melinta who are not “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act shall, in lieu of shares of Cempra common stock be paid a cash payment per share equal to the product obtained by multiplying the closing price of Cempra common stock on the NASDAQ Global Market on the closing date of the merger by the exchange ratio.

No fractional shares of Cempra common stock will be issuable pursuant to the merger to Melinta stockholders. Instead, each Melinta stockholder who would otherwise be entitled to receive a fraction of a share of Cempra common stock will be entitled to receive a cash payment determined in accordance with the merger agreement.

Stock Options and Warrants (see page 106)

Each outstanding option to purchase Melinta common stock and warrant to purchase Melinta common stock unexercised prior to the effective time of the merger will be assumed by Cempra in accordance with its terms.

Each assumed option and warrant and their respective exercise price, if any, shall be adjusted based on the exchange ratio calculated in accordance with the merger agreement. Accordingly, from and after the effective time of the merger each option or warrant assumed by Cempra may be exercised solely for shares of Cempra common stock.

Conditions to Completion of the Merger (see page 108)

Consummation of the merger is subject to a number of conditions (subject to certain exceptions in the merger agreement), including, among others, the following:

•	there must not have been issued any order preventing, challenging or seeking to restrain or prohibit the consummation of the merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger illegal;

•	obtaining requisite Melinta and Cempra stockholder approvals;

•	all representations and warranties in the merger agreement must be true and correct, except in each case where failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the party making the representations and warranties (except that each party’s representations and warranties regarding such party’s capitalization must be true and correct, except in each case for inaccuracies that are de minimis in the aggregate);

•	expiration of the applicable waiting period under the HSR Act;

•	performance or compliance with in all material respects all covenants and obligations on or before the closing of the merger and delivery of certain certificates and other documents required under the merger agreement for the closing of the merger; and

•	the board of directors and committees of the board of directors of Cempra must be constituted as set forth in Schedules C-1 and C-2 to the merger agreement.

In addition, the obligation of Cempra and the acquisition subsidiary to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Cempra must have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP or Willkie Farr & Gallagher LLP, or such other nationally recognized tax counsel reasonably satisfactory to Cempra, dated as of the closing date of the merger, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code; and

•	there shall have been no effect, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets or operations of Melinta and its subsidiaries taken as a whole, or the ability of Melinta to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Melinta.

In addition, the obligation of Melinta to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Melinta must have received the opinion of Willkie Farr & Gallagher LLP or Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized tax counsel reasonably satisfactory to

Melinta, dated as of the closing date of the merger, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•	there shall have been no effect, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets or operations of Cempra and its subsidiaries taken as a whole, or the ability of Cempra to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Cempra.

No Solicitation (see page 111)

Each of Melinta and Cempra agreed that, except as described below, Melinta and Cempra and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries to, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to (and will not authorize any of them to) directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” (both as defined in the merger agreement), or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish to any person any information with respect to it in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction (as defined in the merger agreement).

Termination of the Merger Agreement (see page 117)

Either Cempra or Melinta can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated.

Termination Fees (see page 118)

The merger agreement provides for the payment of a termination fee of $7.9 million by each of Cempra and Melinta to the other party upon termination of the merger agreement under specified circumstances. Additionally, if Cempra stockholders do not approve the issuance of shares in the merger or the amendment to the certificate of incorporation of Cempra described in Proposal 2a, Cempra will be required to pay to Melinta up to $2.0 million of out-of-pocket costs incurred by Melinta in connection with the transactions (and any termination fee subsequently payable by Cempra would be reduced by the amount of any such expense reimbursement).

Stockholder Agreements (see page 120)

Concurrently with the execution of the merger agreement, certain Cempra stockholders, including Cempra’s directors and executive officers, beneficially owning in the aggregate, as of August 8, 2017, approximately

11.5% of Cempra’s outstanding common stock, entered into voting and lock-up agreements with Melinta, and certain Melinta stockholders, including Melinta’s directors and executive officers, beneficially owning in the aggregate, as of August 8, 2017, approximately 91.5% of Melinta’s outstanding capital stock, entered into voting and lock-up agreements with Cempra (which agreements are attached as Annexes D-1 and D-2, respectively, and which are referred to herein collectively as “the voting and lock-up agreements”). The voting and lock-up agreements provide, among other things, that the parties to the agreements will vote the shares of Cempra and Melinta capital stock held by them in favor of the transactions contemplated by the merger agreement. In addition, the voting and lock-up agreements place restrictions on the transfer of shares of Cempra and Melinta capital stock held by the respective signatory stockholders prior to the closing of the merger, and each such stockholder will also be subject to a 180-day lock-up on the sale of shares of capital stock of Cempra, which period shall begin upon consummation of the merger.

In addition, pursuant to the conditions of the merger agreement, holders of the number of shares of Melinta capital stock required to approve the merger have already approved the merger via written consent.

The Board of Directors and Management Following the Merger (see page 113)

At the effective time of the merger, the board of directors of Cempra will be reconstituted. The combined company will initially have a nine member board of directors, comprised of four directors designated by Cempra, four directors designated by Melinta (one of whom will be chairman of the board, designated by Melinta) and a newly appointed Chief Executive Officer, who will be jointly chosen by Cempra and Melinta pursuant to the terms of the merger agreement (provided that if a jointly chosen Chief Executive Officer is not appointed as of the closing of the merger, the initial chairman of the board (or another person unanimously agreed by the CEO selection committee) will serve as interim Chief Executive Officer). Each board committee will initially be comprised of two Cempra designees and two Melinta designees.

Interests of Cempra’s Directors and Executive Officers (see page 92)

In considering the recommendation of Cempra’s board of directors with respect to issuing shares of Cempra common stock pursuant to the merger agreement and the other matters to be acted upon by Cempra stockholders at the 2017 Annual Meeting, Cempra stockholders should be aware that members of the board of directors and executive officers of Cempra have interests in the merger that may be different from, or in addition to, interests they may have as Cempra stockholders.

As of September 29, 2017, all directors and executive officers of Cempra, together with their affiliates, beneficially owned approximately 11.6% of the shares of Cempra common stock. The affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on such matter at the 2017 Annual Meeting is required for approval of Proposals 1, 5, 6 and 7. The affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for approval of Proposals 2a, 2b, 2c and 3. Proposal 4, the election of the Class III directors, will be determined by a plurality of the votes cast at the 2017 Annual Meeting.

Cempra has entered into severance agreements with each of its executive officers, David Zaccardelli, Mark Hahn, David Oldach and John Bluth, and senior officers David Pereira and Munir Abdullah. For more detail on the terms of these agreements and other interests of Cempra’s directors and executive officers, see “Interests of Cempra’s Directors and Executive Officers” on page 92.

Interests of Melinta’s Directors and Executive Officers (see page 96)

Cempra stockholders also should be aware that members of the board of directors and executive officers of Melinta have interests in the merger that may be different from, or in addition to, interests they may have as Melinta stockholders.

Melinta has entered into severance agreements with each of Eugene Sun, John Temperato and Paul Estrem. For more detail on the terms of these agreements and other interests of Melinta’s directors and executive officers, see “Interests of Melinta’s Directors and Executive Officers” on page 96.

Certain U.S. Federal Income Tax Considerations (see page 98)

Except as with respect to cash received in lieu of a fractional share, Cempra stockholders generally will not recognize gain or loss as a result of the reverse stock split. Cempra stockholders that, pursuant to the reverse stock split, receive cash in lieu of a fractional share will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the Cempra stockholder’s aggregate adjusted tax basis in the shares of Cempra common stock surrendered that is allocated to such fractional share.

Cempra stockholders will not sell, exchange or dispose any shares of Cempra common stock as a result of the merger. Therefore, there will be no material U.S. federal income tax consequences to Cempra stockholders as a result of the merger.

Risk Factors (see page 27)

The merger, including the possibility that the merger may not be consummated, poses a number of risks to Cempra and its stockholders. In addition, both Cempra and Melinta are subject to various risks associated with their businesses and their industries, and the combined business will also be subject to those and other risks.

Regulatory Approvals (see page 107)

Cempra and Melinta must obtain clearance from United States antitrust regulatory authorities in order to consummate the merger. Additionally, Cempra must comply with applicable U.S. federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Cempra common stock in the merger, including the filing with the SEC of this proxy statement.

Anticipated Accounting Treatment (see page 99)

It is anticipated that the merger will be accounted for by Cempra as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method, for accounting purposes, Melinta will be considered to be acquiring Cempra in this transaction. Melinta was preliminarily determined to be the accounting acquirer after consideration of the terms of the merger and other factors more fully described in the unaudited pro forma combined financial statements included herein. In addition, Melinta will be treated as the predecessor for financial reporting purposes going forward.

As a result, upon consummation of the merger, (1) the historical financial statements of Melinta will become the historical financial statements of the combined company and (2) Melinta will record the business combination in its financial statements and will apply the acquisition method to account for the assets acquired and liabilities assumed of Cempra as of the closing date of the transaction. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed, if any, or recording a bargain purchase gain if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition.

Appraisal Rights (see page 108)

Cempra stockholders are not entitled to appraisal rights in connection with the merger.

Comparison of Stockholder Rights

Both Cempra and Melinta are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Melinta stockholders will become stockholders of Cempra, and their rights will be governed by the DGCL, the certificate of incorporation of Cempra and the bylaws of Cempra. The rights of Cempra stockholders contained in the certificate of incorporation and bylaws of Cempra will not materially change following the merger.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Cempra and Melinta, summary unaudited pro forma condensed combined financial data for Cempra and Melinta and comparative historical and unaudited pro forma per share data for Cempra and Melinta.

Selected Historical Consolidated Financial Data of Cempra

The following table presents selected historical consolidated financial data for Cempra as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and as of and for the six months ended June 30, 2017 and 2016. Cempra derived the following consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014, and the consolidated balance sheet data as of December 31, 2016 and 2015, from its audited consolidated financial statements and related notes included in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement. The consolidated statements of operations data for the years ended December 31, 2013 and 2012, and the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from Cempra’s audited consolidated financial statements for such periods, which have not been incorporated into this document by reference. The consolidated statements of operations data for the six months ended June 30, 2017 and 2016, and the consolidated balance sheet data as of June 30, 2017, are derived from Cempra’s unaudited consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is attached as Annex B-3 to this proxy statement. Cempra’s historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The following selected financial data should be read in conjunction with the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement and Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is attached as Annex B-3 to this proxy statement.

	As of December 31,					As of June 30,
	2016	2015	2014	2013	2012	2017
	(in thousands)
						(unaudited)
Balance Sheet Data:
Cash and equivalents	$231,553	$153,765	$99,113	$96,503	$70,109	$187,005
Working Capital	$208,774	$144,086	$86,766	$87,675	$65,029	$174,619
Total assets	$238,515	$162,140	$105,311	$99,008	$70,738	$190,548
Total debt	$15,327	$19,702	$18,472	$14,739	$9,850	$12,009
Total shareholders’ equity	$183,348	$117,665	$61,021	$69,975	$57,770	$152,406

	Year Ended December 31,					Six Months Ended June 30,
	2016	2015	2014	2013	2012	2017	2016
		(in thousands, except per share data)				(unaudited)
Revenue:
Total revenue	$18,016	$27,308	$15,216	$7,813	$—	$5,732	$6,099
Operating expenses:
Research and development	81,686	93,353	62,539	41,300	16,869	23,955	39,547
General and administrative	53,538	22,871	12,077	9,433	6,069	13,424	20,312
Restructuring	—	—	—	—	—	3,553	—
Total operating expenses	135,224	116,224	74,616	50,733	22,938	40,932	59,859

Loss from operations	(117,208)	(88,916)	(59,400)	(42,920)	(22,938)	(35,200)	(53,760)

Other income (expense), net	(753)	(2,197)	(2,249)	(2,114)	(1,289)	45	(451)

Net loss	$(117,961)	$(91,113)	$(61,649)	$(45,034)	$(24,227)	$(35,155)	$(54,211)

Accretion of redeemable convertible preferred shares	—	—	—	—	(313)	—	—

Net loss attributable to common shareholders	$(117,961)	$(91,113)	$(61,649)	$(45,034)	$(24,540)	$(35,155)	$(54,211)

Basic and diluted loss per share	$(2.34)	$(2.09)	$(1.81)	$(1.53)	$(1.23)	$(0.67)	$(1.12)

Shares used in computation of basic and diluted loss per share	50,313,614	43,565,518	34,130,901	29,449,716	19,882,585	52,451,237	48,375,420

Selected Historical Consolidated Financial Data of Melinta

The following table presents selected historical consolidated financial data for Melinta as of and for the years ended December 31, 2016 and 2015, and as of and for the six months ended June 30, 2017 and 2016. Melinta derived the following statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015, and the balance sheet data as of December 2016 and 2015, from its audited financial statements and related notes, included elsewhere in this proxy statement. The statements of operations and comprehensive loss for the six months ended June 30, 2017 and 2016, and the balance sheet data as of June 30, 2017, are derived from its unaudited condensed and consolidated financial statements and related notes, included elsewhere in this proxy statement. Melinta’s historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The following selected financial data should be read in conjunction with “Melinta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this proxy statement.

	Year Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
	(in thousands)
Statement of Operations Data:
Revenue	$—	$—	$26,443	$—
Operating expenses:
Research and development	49,791	62,788	26,992	23,601
General and administrative	19,410	14,159	15,672	10,710

Total operating expenses	69,201	76,947	42,664	34,311

Operating loss	(69,201)	(76,947)	(16,221)	(34,311)
Other income (expense), net	(4,731)	(1,729)	(4,278)	(2,573)

Net loss	$(73,932)	$(78,676)	$(20,499)	$(36,884)

	As of December 31,		As of June 30,
	2016	2015	2017
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$11,409	$30,158	$23,059
Working capital (deficit)	$(8,331)	$13,385	$5,009
Total assets	$16,634	$36,228	$40,676
Convertible notes payable, net—related parties	$45,127	$—	$71,774
Convertible preferred stock	$218,343	$204,727	$217,220
Deficit accumulated during the development stage	$(513,743)	$(439,811)	$(534,243)
Total stockholders’ deficit	$(293,451)	$(222,099)	$(311,653)

Selected Unaudited Pro Forma Combined Financial Data of Cempra and Melinta

The following summary unaudited pro forma condensed combined financial data is intended to show how the merger might have affected historical financial statements if the merger had been completed on January 1, 2016 for the purposes of the statements of operations and as of June 30, 2017 for the purposes of the balance sheet and was prepared based on the historical financial results reported by Cempra and Melinta. This unaudited pro forma combined financial data was prepared using the acquisition method of accounting with Melinta considered the acquirer of Cempra. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 173 of this proxy statement;

Cempra’s audited and unaudited historical financial statements and notes thereto of Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement and Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is attached as Annex B-3 to this proxy statement; Melinta’s audited and unaudited historical financial statements and the notes thereto beginning on page F-2 of this proxy statement; the sections entitled “Cempra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 150 of this proxy statement and “Melinta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 151 of this proxy statement and the other information contained in this proxy statement. The following information does not give effect to the reverse stock split of Cempra common stock described in Proposal 3.

The merger will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Melinta will be treated as the accounting acquirer and Cempra will be treated as the “acquired” company for financial reporting purposes because, immediately upon completion of the merger, the Melinta stockholders prior to the merger will hold a majority of the voting interest of the combined company.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The summary unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 combine the historical statements of operations of Cempra and Melinta and gives pro forma effect to the merger as if it had been completed on January 1, 2016.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements (see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 173 of this proxy statement), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the merger.

	Year Ended December 31,	Six Months Ended June 30,
	2016	2017
	(in thousands)
Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Revenue	$18,016	$32,175
Operating expenses
Research and development	$131,477	$50,947
General and administrative	$72,948	$28,116
Restructuring charge	$—	$3,553
Total operating expenses	$204,425	$82,616
Net loss	$(190,430)	$(51,930)

		As of June 30,
		2017
Unaudited Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents		$197,802
Working capital		$164,334
Total assets		$259,362
Stockholders’ equity		$160,195

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, unaudited pro forma condensed combined and pro forma condensed combined equivalent financial information and reflects:

Cempra and Melinta Historical Data: the historical Cempra net loss and book value per share of Cempra common stock and the Melinta net loss and book value per share of Melinta common stock;

Combined Company Pro Forma Data: the unaudited pro forma combined company net loss after giving effect to the merger on a purchase basis as if the merger had been completed on January 1, 2016; and

Melinta Pro Forma Equivalent Data: the unaudited pro forma Melinta equivalent share data, including net loss per common share and book value per share, is calculated by multiplying the unaudited pro forma combined company data by the assumed exchange ratio of 52%.

The following information does not give effect to the proposed reverse stock split of Cempra common stock described in Proposal 3. You should read the table below in conjunction with the financial statements of Cempra and Melinta beginning on pages F-1 and F-2, respectively, of this proxy statement, and the related notes thereto.

You are urged to also read the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 173 of this proxy statement.

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Cempra Historical Data
Basic and diluted net loss per common share:	$(2.34)	$(0.67)
Book value per common share		$2.90
Melinta Historical Data
Basic and diluted net loss per common share:	$(94.34)	$(25.48)
Book value per common share		$(241.31)
Combined Company Pro Forma Data
Basic and diluted net loss per common share:	$(1.78)	$(0.48)
Book value per common share		$1.47
Melinta Pro Forma Equivalent Data
Basic and diluted net loss per common share:	$(0.93)	$(0.25)
Book value per common share		$0.76

MARKET PRICE AND DIVIDEND INFORMATION

Cempra common stock began trading on the NASDAQ Global Market under the symbol “CEMP” on February 3, 2012. The following table details the high and low sales prices for the common stock as reported by the NASDAQ Global Market for the periods indicated.

	Price Range
	High	Low
Fiscal year ending December 31, 2017
3rd Quarter (through September 29, 2017)	$4.85	$2.60
2nd Quarter	$4.75	$3.60
1st Quarter	$4.75	$2.75
Fiscal year ended December 31, 2016
4th Quarter	$24.48	$2.55
3rd Quarter	$26.95	$16.34
2nd Quarter	$20.02	$14.32
1st Quarter	$30.20	$14.03
Fiscal year ended December 31, 2015
4th Quarter	$34.79	$15.43
3rd Quarter	$46.99	$24.00
2nd Quarter	$39.68	$31.15
1st Quarter	$41.63	$21.52

Melinta is a private company and its common stock is not publicly traded. There has never been, nor is there expected to be in the future, a public market for Melinta common stock. Following the merger, Melinta will be renamed and become a wholly owned subsidiary of Cempra, and Cempra will, in turn, be renamed “Melinta Therapeutics, Inc.”

On August 8, 2017, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of Cempra common stock as reported on the NASDAQ Global Market was $3.80, for an aggregate market value of Cempra of approximately $205.3 million based on Cempra’s fully diluted shares outstanding as of August 8, 2017, as calculated under the treasury stock method. Accordingly, if the merger had been consummated on that day, the value attributable to the shares of Cempra common stock issued to holders of Melinta common stock and issuable to holders of Melinta’s outstanding options and warrants in connection with the merger would have been approximately $237.5 million, based on approximately 62.5 million shares of Cempra common stock issued or issuable to Melinta securityholders in the merger, multiplied by $3.80.

On September 29, 2017 the last practicable date before the printing of this proxy statement, the closing price per share of Cempra common stock as reported on the NASDAQ Global Market was $3.25, for an aggregate market value of Cempra of approximately $174.2 million based on Cempra’s fully diluted shares outstanding as of September 29, 2017, as calculated under the treasury stock method. Accordingly, if the merger had been consummated on that day, the value attributable to the shares of Cempra common stock issued to holders of Melinta common stock and issuable to holders of Melinta’s outstanding options and warrants in connection with the merger would have been approximately $201.5 million, based on approximately 62.0 million shares of Cempra common stock issued or issuable to Melinta stockholders in the merger multiplied by $3.25.

Because the market price of Cempra common stock is subject to fluctuation, the market value of the shares of Cempra common stock that holders of Melinta common stock will be entitled to receive in the merger may increase or decrease.

Following the consummation of the merger, and subject to successful application for initial listing with the NASDAQ Global Market, Cempra common stock will continue to be listed on the NASDAQ Global Market, but will trade under the symbol “MLNT” and under the combined company’s new name, “Melinta Therapeutics, Inc.”

Holders of Record

As of September 29, 2017, Cempra had 22 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers. Cempra believes that, when its record holders and stockholders whose shares are held in nominee or street name by brokers are combined, it has in excess of 15,000 stockholders.

As of September 29, 2017, Melinta had approximately 100 stockholders of record of Melinta common stock and 39 stockholders of record of Melinta’s preferred stock.

Dividends

Cempra has never declared or paid any cash dividends on its common stock. Cempra currently does not plan to declare dividends on shares of its common stock in the foreseeable future. Cempra expects to retain its future earnings, if any, for use in the operation and expansion of its business. The payment of cash dividends in the future, if any, will be at the discretion of Cempra’s board of directors and will depend upon such factors as earnings levels, capital requirements, its overall financial condition and any other factors Cempra’s board deems relevant. Pursuant to the terms of the Loan and Security Agreement, dated as of July 10, 2015, among Comerica Bank, Cempra and certain subsidiaries of Cempra, for as long as such agreement is outstanding, Cempra may not pay any cash dividends on its common stock.

Melinta has never paid or declared any cash dividends on its common stock.

Securities Authorized for Issuance under Equity Compensation Plans

For information about Cempra’s equity compensation plans, see Item 12 of Part III of Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement.

RISK FACTORS

If the merger is consummated, the combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the risks described below before deciding how to vote your shares of common stock. In addition, you should read and consider the risks associated with the business of Cempra because these risks may also affect the combined company—these risks can be found in Cempra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement. You should also read and consider the other information in this proxy statement, including the other Annexes attached hereto.

Risks Related to the Merger

If the proposed merger with Melinta is not consummated, Cempra’s business could suffer materially and Cempra’s stock price could decline.

The consummation of the proposed merger with Melinta is subject to a number of closing conditions, including the approval of the stock issuance pursuant to the merger agreement by Cempra stockholders, expiration or termination of the applicable waiting period under the HSR Act and other customary closing conditions. Cempra is targeting a closing of the transaction in the fourth quarter of 2017.

If the proposed merger is not consummated, Cempra may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Cempra has incurred and expects to continue to incur significant expenses related to the proposed merger with Melinta even if the merger is not consummated.

•	The merger agreement contains covenants relating to Cempra’s solicitation of competing acquisition proposals and the conduct of Cempra’s business between the date of signing the merger agreement and the closing of the merger. As a result, significant business decisions and transactions before the closing of the merger require the consent of Melinta. Accordingly, Cempra may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the merger agreement is terminated after Cempra has invested significant time and resources in the transaction process, Cempra will have a limited ability to launch any approved product candidates without obtaining additional financing to fund its operations.

•	Cempra could be obligated to pay Melinta a $7.9 million termination fee in connection with the termination of the merger agreement, depending on the reason for the termination. Additionally, if Cempra stockholders do not approve the issuance of shares in the merger or the amendments to the certificate of incorporation of Cempra described in Proposal 2a, and either party thereafter terminates the merger agreement, Cempra will be obligated to pay up to $2.0 million of out-of-pocket costs incurred by Melinta in connection with the transactions (and any termination fee subsequently payable by Cempra would be reduced by the amount of any such expense reimbursement).

•	Cempra’s prospective customers, collaborators and other business partners and investors in general may view the failure to consummate the merger as a poor reflection on Cempra’s business or prospects.

•	The market price of Cempra common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

In addition, if the merger agreement is terminated and Cempra’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, Cempra’s board of directors may elect to, among other things, divest all or a portion of Cempra’s business, or take the steps necessary to liquidate all of Cempra’s business and assets, and in either such case, the consideration that Cempra receives may be less attractive than the consideration to be received by Cempra pursuant to the merger agreement.

The announcement and pendency of the proposed merger with Melinta could adversely affect Cempra’s business.

The announcement and pendency of the proposed merger could adversely affect Cempra’s business for a number of different reasons, many of which are not within Cempra’s control, including as follows:

•	Some of Cempra’s suppliers, distributors, collaborators and other business partners may seek to change or terminate their relationships with Cempra as a result of the proposed merger;

•	As a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Cempra’s ability to retain its key employees, who may seek other employment opportunities; and

•	Cempra’s management team may be distracted from day-to-day operations as a result of the proposed merger.

Some of Cempra’s and Melinta’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

Officers and directors of Cempra and Melinta participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, to the extent applicable, their continued service as an officer or director of the combined company, retention and severance benefits, the acceleration of restricted stock and stock option vesting and continued indemnification. These interests, among others, may influence the officers and directors of Cempra and Melinta to support or approve the merger. For a more detailed discussion see “The Merger—Interests of Cempra’s Directors and Executive Officers in the Merger” and “The Merger—Interests of Melinta’s Directors and Executive Officers in the Merger” beginning on pages 92 and 96, respectively, of this proxy statement.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between August 8, 2017, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Cempra or Melinta, to the extent they resulted from the following (unless, in some cases, they have a materially disproportionate effect on Cempra or Melinta, as the case may be):

•	changes in general economic, business, financial or market conditions;

•	changes or events affecting the industries or industry sectors in which the parties operate generally;

•	changes in generally accepted accounting principles;

•	changes in laws, rules, regulations, decrees, rulings, ordinances, codes or requirements issued, enacted, adopted or otherwise put into effect by or under the authority of any governmental body;

•	changes caused by any action taken with the other party’s prior written consent or any action expressly required by the merger agreement;

•	changes caused by any act of war, terrorism, national or international calamity or any other similar event;

•	changes caused by the announcement or pendency of the merger;

•	with respect to Cempra, changes caused by any decision or action, or inaction, by the FDA or other comparable foreign governmental body, with respect to solithromycin, fusidic acid or any product of any competitor of Cempra or of any third-party company developing anti-infective products;

•	with respect to Cempra, changes caused by any scientific, treatment or clinical trial results relating to solithromycin, fusidic acid or any product of any competitor of Cempra or of any third-party company developing anti-infective products; or

•	with respect to Cempra, a decline in Cempra’s stock price.

If adverse changes occur but Cempra and Melinta must still complete the merger, the combined company’s stock price may suffer.

During the pendency of the merger, Cempra may not be able to enter into a business combination with another party because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Cempra or Melinta to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of Cempra common stock, a tender offer for Cempra common stock or a merger or other business combination outside the ordinary course of business, which transactions could be favorable to such party’s stockholders.

Cempra common stock could be delisted from the NASDAQ Global Market if Cempra does not comply with its initial listing standards at the time of the merger.

Pursuant to the NASDAQ Listing Rules, consummation of the merger requires the combined company to submit an initial listing application and, at the time of the merger, meet all of the criteria applicable to a company initially requesting listing (including a $4.00 per share minimum bid price for Cempra common stock). Cempra intends to apply for listing on the NASDAQ Global Market and is seeking stockholder approval of a reverse stock split in order to satisfy the initial listing criteria. While Cempra intends to obtain listing status for the combined company and maintain the same, no guarantees can be made about its ability to do so. In the event the merger is approved by Cempra stockholders but the reverse stock split is not, the merger could still be consummated and shares of Cempra common stock would not be listed on a national securities exchange.

If Cempra common stock is unable to be listed on NASDAQ or another national securities exchange, the common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for the company to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, the common stock. In addition, there can be no assurance that the common stock would be eligible for trading on any such alternative exchange or markets.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Cempra stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Cempra stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

Because the lack of a public market for the Melinta shares makes it difficult to evaluate the fairness of the merger, Melinta stockholders may receive consideration in the merger that is greater than or less than the fair market value of the Melinta shares.

The outstanding capital stock of Melinta is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Melinta. Since the percentage of Cempra’s equity to be issued to Melinta stockholders was determined based on negotiations between the parties, it is possible that the value of the Cempra common stock to be issued in connection with the merger will be greater than the fair market value of Melinta. Alternatively, it is possible that the value of the shares of Cempra common stock to be issued in connection with the merger will be less than the fair market value of Melinta.

The combined company will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations from North Carolina to other offices of the combined company as well as costs associated with shut down costs for certain operations, employee severance, terminating existing office leases and the loss of benefits of certain favorable office leases. Actual transaction costs may substantially exceed Cempra’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Melinta’s principal stockholders, executive officers and directors will own a significant percentage of Cempra common stock and will be able to exert a significant control over matters submitted to the stockholders for approval.

Immediately following the effective time of the merger between Melinta and Cempra, Melinta stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and Cempra’s current stockholders are expected to own approximately 48.1%, of Cempra common stock. The final number of shares and the resulting ownership split between Cempra stockholders and Melinta stockholders will be subject to adjustments at the closing of the merger based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as described further in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 103 of this proxy statement.

After the merger with Cempra, Melinta’s officers and directors, and stockholders who own more than 5% of Melinta common stock will beneficially own a significant percentage of Cempra common stock. This is further described below in the section entitled “Security Ownership of Principal Stockholders and Management of

Melinta” beginning on page 214 of this proxy statement. This significant concentration of share ownership may adversely affect the trading price for Cempra common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, if they acted together, could significantly influence all matters requiring approval by the stockholders following the merger, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with the interests of other stockholders.

The merger may limit the use of the NOL carryforwards and other tax attributes of both Cempra and Melinta to offset future taxable income of the combined company.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss, which is referred to as NOL, carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited.

As of December 31, 2016, Cempra had federal NOL carryforwards of approximately $353.5 million and state NOL carryforwards of approximately $244.8 million. As of December 31, 2016 Melinta had federal NOL carryforwards of approximately $278.2 million, state NOL carryforwards of approximately $275.9 million, and federal research and development credits of approximately $6.2 million. As of June 30, 2017, Cempra had estimated federal NOL carryforwards of approximately $377.7 million and estimated state NOL carryforwards of approximately $269.1 million, which amounts are estimates only and subject to change. As of June 30, 2017, Melinta had estimated federal NOL carryforwards of approximately $300 million and estimated state NOL carryforwards of approximately $300 million, which amounts are estimates only and subject to change. The merger may result in an ownership change for both Cempra and Melinta under Section 382 of the Code and may limit the use of the NOL carryforwards and other tax attributes of both Cempra and Melinta to offset future taxable income of the combined company for both federal and state income tax purposes. These tax attributes are subject to expiration at various times in the future to the extent that they have not been applied to offset the taxable income of the combined company. These limitations may affect the combined company’s effective tax rate in the future.

If any of the events described in “Risks Related to Melinta” occur, those events could cause the potential benefits of the merger not to be realized.

Following the effective time of the merger, it is expected that certain of Cempra’s and Melinta’s officers and directors will direct the business and operations of the combined company. Melinta’s business is expected to constitute most, if not all, of the business of the combined company following the merger. As a result, the risks described below in the section entitled “Risks Related to Melinta’s Business” beginning on page 37 are among the most significant risks to the combined company if the merger is completed. To the extent any of the events in the risks described below in the sections entitled “Risks Related to Melinta’s Financial Position and Need for Additional Capital,” “Risks Related to Regulatory Review and Approval of Melinta’s Product Candidates,” and “Risks Related to Melinta’s Intellectual Property” beginning on page 33 occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

The financial projections included in this proxy statement involve risks, uncertainties and assumptions, many of which are beyond the control of Cempra and Melinta. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial projections contained in this proxy statement involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of Cempra and, if the merger is completed, the combined company, may materially differ from those expressed in the financial projections due to factors that are beyond Cempra’s or Melinta’s ability to control or predict. Neither Cempra nor Melinta can provide any assurance that any of the financial projections will be realized or that Cempra’s or, if the merger is completed, the combined company’s, future financial results will not materially vary from the financial projections. The financial projections cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial projections do not take into account any circumstances or events occurring after the date on which they were prepared. More specifically, the financial projections:

•	necessarily make numerous assumptions, many of which are beyond the control of Cempra or Melinta and may not prove to be accurate;

•	do not necessarily reflect revised prospects for Cempra’s or Melinta’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly less favorable than is reflected in the projections; and

•	should not be regarded as a representation that the financial projections will be achieved.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase Cempra’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of Cempra common stock above the minimum bid price requirement under the NASDAQ Listing Rules so that the listing of the combined company and the shares of Cempra common stock being issued in the merger on NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Cempra common stock, it cannot be assured that the reverse stock split will increase the market price of Cempra common stock by a multiple of the reverse stock split ratio chosen by Cempra’s board of directors in its sole discretion, or result in any permanent or sustained increase in the market price of Cempra common stock, which is dependent upon many factors, including Cempra’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for the NASDAQ Global Market initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the common stock.

Although Cempra’s board of directors believes that the anticipated increase in the market price of Cempra common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Cempra common stock.

The reverse stock split may lead to a decrease in Cempra’s overall market capitalization.

Should the market price of Cempra common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in Cempra’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Cempra common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Cempra’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Cempra

For risks related to the business of Cempra, please refer to the section entitled “Item 1A. Risk Factors” set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement.

Risks Related to Melinta

Because Cempra and Melinta operate similar businesses and both are pharmaceutical companies in the anti-infectives space, many of the risks related to the business of Cempra, disclosed in the section Risk Factors—Risks Related to Cempra are applicable to Melinta as well. It is noted and acknowledged that Melinta’s product Baxdela has received approval from the FDA, whereas no product of Cempra has reached this stage and that certain risks may differ as to their likelihood of occurring or the impact of such an occurrence as between Melinta and Cempra. This section should be read in conjunction with the section “Risk Factors—Risks Related to Cempra.”

Risks Related to Melinta’s Financial Position and Need for Additional Capital

Melinta has incurred net losses since inception and anticipates that it will continue to incur net losses for the foreseeable future.

Melinta has until recently been a development stage company and has incurred losses since its inception. Based on its operating plans, Melinta does not currently have sufficient working capital to fund planned operating expenses through the next 12 months without additional sources of cash. Pursuant to the terms of the merger agreement, Melinta is permitted to incur up to $15.0 million in additional debt prior to the close of the merger before adjustment of the exchange ratio. As of June 30, 2017, Melinta had an accumulated deficit of $534.2 million. Melinta recorded net losses of $73.9 million and $78.7 million during the years ended December 31, 2016 and 2015, respectively. Melinta anticipates that a substantial portion of its capital resources and efforts in the foreseeable future will be focused on commercialization of Baxdela. As a result, Melinta expects to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have an adverse effect on stockholders’ deficit and working capital.

Melinta will need to obtain additional financing to fund its operations.

Melinta will need to obtain additional financing to fund future operations, including the commercialization of Baxdela and the development and commercialization of its product candidates and to support sales and marketing activities. Moreover, Melinta’s fixed expenses such as rent, license payments, interest expense and other contractual commitments are substantial.

Melinta’s future funding requirements will depend on many factors, including, but not limited to:

•	the costs and timing of establishing sales, marketing, and reimbursement capabilities;

•	the initiation, progress, timing, scope and costs of its nonclinical studies and clinical trials, including the ability to timely enroll patients in its ongoing, planned and potential future clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the costs of manufacturing clinical and commercial supplies of Baxdela and its other product candidates;

•	payments of milestones and royalties to third parties;

•	the time and cost necessary to respond to technological and market developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms of any collaborative, license and other commercial relationships that Melinta may establish.

Melinta has to date not generated any revenue from the sale of any products and does not know when, or if, it will generate any revenue. Until Melinta can generate a sufficient amount of revenue, it may raise additional funds through collaborations and public or private debt or equity financings. Additional funds may not be available when needed on terms that are acceptable, or at all. To the extent that Melinta raises additional capital through the sale of equity or convertible debt securities, the ownership interest of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting its ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. Further, as of June 30, 2017, Melinta had $30.0 million aggregate principal amount outstanding under a Loan and Security Agreement with Oberland Capital and, under the terms of the merger agreement, may borrow an additional $15.0 million prior to closing of the merger. In August 2017, Melinta borrowed an additional $10.0 million under the Loan and Security Agreement. The underlying terms of the Loan and Security Agreement may limit the ability of Melinta to raise additional capital or its capacity to incur more debt or service additional debt payments.

If Melinta is unable to obtain funding on a timely basis, Melinta will be unable to fund the commercialization of Baxdela or complete ongoing and planned clinical trials for Baxdela, radezolid and any of its other product candidates and Melinta may be required to significantly curtail some or all of its activities. Melinta also could be required to seek funds through arrangements with collaborative partners or otherwise that may require Melinta to relinquish rights to its product candidates or some of its technologies or otherwise agree to terms unfavorable to Melinta.

The timing of milestone, royalty and other payments Melinta is required to make under its license agreements is uncertain and could adversely affect its cash flows and results of operations.

Melinta has the following licensing agreements in place: an exclusive license and supply agreement with CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated), an exclusive license agreement with Wakunaga Pharmaceutical Co., Ltd., or Wakunaga, an exclusive license agreement with Medical Research Council, and an exclusive license agreement with Yale University, in each case pursuant to which it is obligated to make milestone payments and pay royalties and other fees in connection with the development and commercialization of its product candidates. The timing of Melinta’s achievement of these milestones and the corresponding milestone payments is subject to factors relating to the clinical and regulatory development and commercialization of its product candidates, which are difficult to predict and for which many are beyond its control. Melinta may become obligated to make a milestone or other payment at a time when it does not have sufficient funds to make such payment, which could result in the loss of required intellectual property rights to further develop or commercialize one or more product candidates, or at a time that would otherwise require Melinta to use funds needed to continue to operate its business, which could delay Melinta’s clinical trials, curtail its operations, necessitate a scaling back of its commercialization and marketing efforts or cause Melinta to seek funds to meet these obligations on terms unfavorable to it. In addition, disputes with a licensor regarding compliance with the requirements of its agreements could result in its making milestone, royalty or other payments when it does not believe such payments are due to avoid potentially expensive litigation or termination of or a loss of rights under the agreement. If Melinta is unable to make any payment when due or if it fails to use commercially reasonable efforts to achieve certain development and commercialization milestones within the timeframes required by these agreements, the other party may have the right to terminate the agreement and all of Melinta’s rights to develop and commercialize product candidates using the applicable technology.

Furthermore, the counterparty to a license agreement may fail to properly maintain or defend the intellectual property subject to the license agreement, leading to the potential invalidation of Melinta’s intellectual property or subjecting it to litigation or arbitration, any of which would be time-consuming and expensive. Additionally, in the event the counterparty commits a material breach of the license agreement, Melinta’s recourse is to terminate the agreement. If Melinta terminates its collaboration, the development or commercialization of the product or product candidate subject to the license agreement could be materially delayed or harmed. If disputes with the counterparty prevent or impair Melinta’s ability to maintain its current licensing and development arrangements on acceptable terms, Melinta may be unable to successfully develop and commercialize its products or product candidates.

Risks Related to Regulatory Review and Approval of Melinta’s Product Candidates

Melinta cannot be certain that Baxdela, radezolid, its ESKAPE pathogen program product candidates or any of its other product candidates will receive regulatory approval for additional uses, and without regulatory approval it will not be able to market its product candidates.

Melinta’s lead product, Baxdela, is a commercial-stage fluoroquinolone antibiotic that received FDA approval for both IV and tablet formulations in June 2017 for the treatment of adults with serious skin infections known as acute bacterial skin and skin structure infections. Melinta is evaluating Baxdela in a Phase 3 clinical program for serious CABP and plans to initiate a clinical trial in patients with cUTI. Beyond the commercial launch and potential label expansion of Baxdela, Melinta will continue to pursue other pipeline opportunities. Melinta is conducting clinical studies for radezolid for the treatment of acne vulgaris, plans to deliver compounds of antibiotics for bacterial “superbugs” for human clinical trials under its ESKAPE pathogen program, and is in pre-clinical phase for its compounds in the macrolide program, which have potential to treat the bacteria typically identified in skin and lung infections. Melinta’s business is substantially dependent on its ability to complete the development of, obtain regulatory approval for, and successfully commercialize such current and future products and product candidates in a timely manner. The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex, uncertain and costly.

The development of a product candidate and issues relating to its approval and sale are subject to extensive regulation by the FDA in the U.S. and regulatory authorities in other countries, with regulations differing from country to country. Melinta is not permitted to commercialize, market or sell Melinta’s product candidates in the U.S. until it receives approval of an NDA from the FDA. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. Melinta is currently dependent on the work conducted by contract organizations for these activities. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and may not be obtained. The FDA review process typically has defined timelines, but may take significantly longer if additional development work is required by the FDA. FDA approvals are never guaranteed. If Melinta submits an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. Melinta cannot be certain that any submissions will be accepted for filing and review by the FDA. Even if a product is approved, the FDA may limit the indications for which the product may be marketed, include extensive warnings on the product labeling or require expensive and time-consuming post-approval clinical trials or reporting as conditions of approval. Foreign regulatory authorities also have requirements for approval of drug candidates with which Melinta must comply prior to marketing. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that Melinta will be able to obtain regulatory approval in other countries. In addition, delays in approvals or rejections of marketing applications in the U.S. or foreign countries may be based upon many factors, including:

•	Melinta’s inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	the FDA or comparable foreign regulatory authority may make requests for additional analyses, reports, data and studies;

•	the FDA’s or comparable foreign regulatory authority’s disagreement regarding Melinta’s interpretation of data and results;

•	inability to demonstrate that the clinical and other benefits of a product candidate outweigh its safety risks;

•	the potential for changes in regulatory policy during the period of product development that may render Melinta’s clinical data insufficient for approval;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as Melinta’s product candidates; or

•	the emergence of new information regarding Melinta’s product candidates or other products.

Compounds developed in the ESKAPE pathogen program and the macrolide program are still under preclinical development and may never advance to clinical testing or be successfully commercialized. The failure to enter clinical development and ultimately successfully commercialize one or more of the compounds could adversely affect the business and prospects of Melinta.

If Melinta fails to develop Baxdela for additional indications, its commercial opportunities will be limited.

To date, Melinta has focused primarily on the development of Baxdela for the treatment of ABSSSI. A key element of its strategy is to pursue clinical development of Baxdela for other indications, including CABP and/or cUTI. Melinta’s ability to broaden its revenue mix will be highly dependent on its ability to successfully develop and commercialize Baxdela for the treatment of additional indications. The development of Baxdela for additional indications will require additional funding beyond that needed to commercialize Baxdela for the treatment of ABSSSI and will face the same risks of failure inherent in drug development. Melinta cannot provide assurance that it will be successful in advancing any of these programs through the development process. Even if it is able to gain FDA approval to market Baxdela for the treatment of any of these additional indications, Melinta cannot provide assurance that any such additional indications will be successfully commercialized or widely accepted in the marketplace. If Melinta is unable to successfully develop and commercialize Baxdela for these additional indications, its commercial opportunities will be limited and its business prospects will suffer.

Melinta’s approved products or product candidates may have undesirable side effects which may delay or prevent marketing approval, or if approval is received, require them to be taken off the market, require them to include safety warnings, become subject to FDA required Risk Evaluation and Mitigation Strategies or other remediation activities.

If any of Melinta’s approved products or product candidates that receive marketing approval and Melinta or another party later identifies undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

•	Melinta may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	Melinta may be subject to limitations on how it may promote the product;

•	regulatory authorities may require Melinta to take its approved product off the market;

•	Melinta may be subject to litigation or product liability claims;

•	Melinta’s reputation may suffer;

•	relationships with Melinta’s licensing partners may be harmed; and

•	Sales of the product may decrease significantly or fail to gain market acceptance.

Risks Related to Melinta’s Business

The commercial success of Baxdela for treatment of ABSSSI and any additional indications and of any future product of Melinta will depend upon the degree of market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community.

It cannot be assured that Baxdela for treatment of ABSSSI or any additional indication or any Melinta product candidate that may be approved in the future will gain market acceptance among physicians, patients, health care payors and the medical community. The degree of market acceptance for Melinta’s products will depend on a number of factors, including:

•	the effectiveness of such products as compared to other products pertaining to their respective indications;

•	the prevalence and severity of any side effects;

•	the market price and patient out-of-pocket costs of the product relative to other treatment options, including any generics;

•	relative convenience and ease of administration;

•	willingness by clinicians to stop using current treatments and adopt a new treatment;

•	restriction on healthcare provider prescribing of and patient access to its product due to a Risk Evaluation Mitigation Strategy;

•	the strength of its marketing and distribution organizations; and

•	sufficient third-party coverage or reimbursement.

If Melinta fails to achieve market acceptance for its products, its revenue will be more limited and it will be more difficult to achieve profitability.

If Melinta fails to obtain and sustain an adequate level of reimbursement for its products by third-party payors, sales would be adversely affected.

There will be no commercially viable market for Melinta’s products, without reimbursement from third-party payors. Even if there is a commercially viable market, if the level of reimbursement is below its expectations, its revenue and gross margins will be adversely affected.

Third-party payors, such as government or private health care insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. A current trend in the U.S. health care industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are questioning the coverage of, and challenging the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved health care products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price Melinta might establish for products, which could result in product revenues being lower than anticipated. If the prices for its products decrease or if governmental and other third-party payors do not provide adequate coverage and reimbursement levels, its revenue and prospects for profitability will suffer. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis.

Reimbursement in the European Union must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months.

Melinta is subject to existing and potential additional regulation and government inquiry, which can impose burdens on its operations and narrow the markets for its products.

Melinta is subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of its operations and markets. Its product candidates are, and any future approved product candidates will be, subject to regulation by the FDA and equivalent foreign regulatory authorities. These regulations govern a wide variety of product related activities, from quality management, design and development to labeling, manufacturing, promotion, sales and distribution. If Melinta or any of its suppliers or distributors fail to comply with the FDA and other applicable regulatory requirements, or are perceived to potentially have failed to comply, it may face, among other things, warning letters; adverse publicity affecting both Melinta and its customers; investigations or notices of non-compliance, fines, injunctions, and civil penalties; import or export restrictions; partial suspensions or total shutdown of production facilities or the imposition of operating restrictions; increased difficulty in obtaining required FDA clearances or approvals or foreign equivalents; seizures or recalls of its products or those of its customers; or the inability to sell such products. Any such FDA actions could disrupt Melinta’s business and operations, lead to significant remedial costs and have a material adverse impact on Melinta’s financial position and results of operations.

If Melinta is unable to establish a direct sales force for its products and product candidates, if approved, in the United States, its business may be harmed.

Melinta currently does not have an established sales organization. Melinta may market Baxdela and any product candidates that may be approved in the future directly to physicians in the United States through its own sales force. Melinta will need to incur significant additional expenses and commit significant additional management resources to establish and train a sales force to market and sell. Melinta may not be able to successfully establish these capabilities despite these additional expenditures. Melinta will also have to compete with other pharmaceutical and life sciences companies to recruit, hire, train and retain sales and marketing personnel. In the event Melinta is unable to successfully market and promote its products, its business may be harmed.

The successful commercialization of Melinta’s product candidates will depend on the pricing it is able to achieve for its product candidates, both inside and outside the U.S.

Melinta’s ability to successfully commercialize its product candidates will be dependent on whether it can obtain adequate pricing for any particular product candidate. Pricing may be substantially dependent on Melinta’s ability to obtain reimbursement from third-party payors, both in the U.S. and in foreign countries. Outside the U.S., certain countries, including a number of European Union members, set prices and reimbursement for pharmaceutical products, or medicinal products as they are commonly referred to in the E.U., with limited participation from those marketing the products. Melinta cannot be sure that any prices and reimbursement will be acceptable to it or its strategic commercial partners. If the regulatory authorities in these foreign jurisdictions set prices or reimbursement that are not commercially attractive for Melinta or its strategic commercial partners, its revenues from sales by Melinta or its collaborators, and the potential profitability of its product candidates, in those countries would be negatively affected. Further, through contractual or other arrangements, the price Melinta may be able to obtain in foreign countries may be dependent on the price it can achieve in the U.S.

Melinta’s estimates of the market for and commercialization of Baxdela as a treatment for ABSSSI, CABP or cUTI or for any other product candidate may be inaccurate or vary significantly in regard to the potential market size.

The potential market opportunities for Baxdela and any other product candidate are difficult to estimate precisely. Melinta’s estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third-party research reports and other surveys. While Melinta believes that its internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of Melinta’s management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for Melinta’s product candidates could be smaller than its estimates of the potential market opportunities.

In addition, Melinta’s estimates regarding the timing and amount of acceptance of any product candidate, and the pricing achievable for any product candidate, may prove incorrect. Further, Melinta’s plans for commercialization of any product candidate may not materialize in the time or manner it anticipates and may be adversely impacted by any required label warnings, as will be the case for ABSSSI, and if Baxdela is approved for CABP or cUTI, or any perceived safety or efficacy concerns. Finally, Melinta may underestimate the demand for a product candidate, which could lead to lack of commercial quantities when needed and result in market backlash against the product candidate. Any of these occurrences could have a material adverse effect on its plans for commercialization of and the generation of any revenue from any product candidate.

Bacteria might develop resistance to Baxdela and any of Melinta’s product candidates, which could decrease the efficacy and commercial viability of Baxdela and those product candidates.

Bacteria develop resistance to antibiotics over time due to the genetic mutation of the bacteria. Many current and previous antibiotics have suffered reduced efficacy over time due to the development of resistance to such drugs. It is probable that, over time, bacteria will also develop resistance to Baxdela and Melinta’s drug candidates. If resistance were to develop rapidly to Baxdela or Melinta’s drug candidates, this would reduce the commercial potential for Melinta’s business.

Melinta is building its own marketing and sales organization for Baxdela for ABSSSI, which may expand to CABP and cUTI, if approved, but has no experience as a company in marketing drug products. If it is unable to successfully establish its own marketing and sales capabilities, or enter into agreements with third parties to market and sell its products after they are approved, it may not be able to generate product revenues.

If Melinta receives regulatory approval of Baxdela for CABP and cUTI and a sufficient market for Baxdela for ABSSSI, CABP, or cUTI is likely, it would expect to build its U.S. sales organization for the marketing, sales and distribution of Baxdela as a treatment for ABSSSI, CABP, or cUTI, the size and nature of which would be determined by approved labeling and the potential market for Baxdela in light of that label. The establishment and development of Melinta’s own sales force will be expensive and time consuming and could delay the planned launch of Baxdela, and Melinta cannot be certain that it will be able to successfully develop this capability. The timing of building any sales force will be dependent on many factors, including the anticipated approval date and its financial resources. Melinta may seek one or more licensing partners to handle some or all of the sales and marketing of Baxdela for ABSSSI, CABP, or cUTI in the U.S. In order to successfully commercialize any other products, Melinta must develop these capabilities on its own or make arrangements with third parties for the marketing, sales and distribution of its products. There also may be certain markets within the U.S. for Baxdela for which Melinta may seek a co-promotion arrangement. If Melinta is not successful in building its own sales force, it may not be able to enter into arrangements with third parties to sell Baxdela on favorable terms or at all. Melinta would not have control over a third-party sales organization and would be dependent on that organization for successfully selling any of its products. Such a third-party organization may not devote the necessary manpower, time, resources or priority to Melinta’s products, which would negatively impact its results of operations. In the event Melinta is unable to develop its own marketing and sales force or collaborate with a third-party marketing and sales organization, it would not be able to commercialize Baxdela or any other product candidates that it develops, which would negatively impact its ability to generate product revenues. Further, whether Melinta commercializes products on its own or relies on a third party to do so, its ability to generate revenue will be dependent on the effectiveness of the sales force. In addition, to the extent Melinta relies on third parties to commercialize its approved products, it will likely receive less revenues than if it commercialized these products itself.

A failure to maintain optimal inventory levels to meet commercial demand for any product that may be approved, including Baxdela, could harm Melinta’s reputation and subject it to financial losses.

Because accurate product planning is necessary to ensure that Melinta maintains optimal inventory levels for any product candidate that might be approved, including Baxdela, significant differences between its estimates and judgments and future actual demand for any approved products and the shelf life of inventory may result in significant charges for excess inventory or purchase commitments in the future. If Melinta is required to recognize charges for excess inventories, such charges could have a material adverse effect on its financial condition and results of operations. Melinta’s ability to maintain optimal inventory levels also depends on the performance of third-party contract manufacturers. If its manufacturers are unsuccessful in either obtaining raw materials, if Melinta is unable to release inventory on a timely and consistent basis, if Melinta fails to maintain an adequate level of product inventory, if inventory is destroyed or damaged, or if Melinta’s inventory reaches its expiration date, patients might not have access to Melinta’s products, sales could be lost, its reputation and brands could be harmed, and physicians may be less likely to prescribe its products in the future, each of which could have a material adverse effect on Melinta’s business, financial condition, results of operations and cash flows.

If Melinta obtains approval to commercialize any of its product candidates outside of the United States, a variety of risks associated with international operations could materially adversely affect its business.

If any of Melinta’s product candidates are approved outside the United States, Melinta has entered into and will likely enter into additional agreements with third parties to commercialize such product outside the United States. Melinta expects that it will be subject to additional risks related to entering into or maintaining these international business relationships, including:

•	different regulatory requirements for drug approvals in foreign countries;

•	differing U.S. and foreign drug import and export rules;

•	reduced protection for intellectual property rights in foreign countries;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	different reimbursement systems;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	potential liability resulting from development work conducted by these distributors; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters.

If Melinta markets any of its product candidates that receive approval in a manner that violates applicable health care laws, including laws prohibiting off-label promotion, disclosure laws or other similar laws, it may be subject to civil or criminal penalties.

Any regulatory approval of drug products is limited to those specific diseases and indications for which a product is deemed to be safe and effective by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, Melinta’s ability to promote the products is limited to those indications that are specifically approved by the FDA. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments, and such off-label uses by healthcare professionals are common. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If Melinta is not able to obtain FDA approval for any desired future indications for solithromycin, fusidic acid or any other product candidates that may be approved, its ability to market and sell such products will be limited and Melinta’s business may be adversely affected.

In addition, in recent years, several states and localities have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state or make periodic public disclosures on sales, marketing, pricing, clinical trials, health care provider payments and other activities. Additionally, the federal government has enacted the Physician Payment Sunshine Act which requires pharmaceutical manufacturers to report annually to the Secretary of Health and Human Services payments or other transfers of value made by that entity to physicians and teaching hospitals. If any of Melinta’s product candidates are approved, it will be required to report certain information with respect to such payments. Melinta also expects to have to comply with similar reporting obligations in foreign countries. Melinta will need to expend significant efforts to establish, maintain and enhance such reporting systems and processes in order to comply with these regulations. Failure to comply with the reporting requirements would result in significant civil monetary penalties. The Affordable Care Act also includes various provisions designed to strengthen significantly fraud and abuse enforcement, such as increased funding for enforcement efforts and the lowering of the intent requirement of the federal anti-kickback statute and criminal health care fraud statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.

Melinta is subject to extensive and costly government regulation.

Antibiotics, including those Melinta is developing and plans to develop in the future, are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments and their respective foreign equivalents. The FDA regulates the research, development, pre-clinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products. If any products Melinta develops are tested or marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not Melinta has obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding U.S. regulation. Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling products. Melinta’s failure to comply with these regulations could result in significant fines or the inability of its product candidates to obtain and maintain regulatory approval, which would have a materially adverse effect on Melinta’s business, financial condition, results of operations and prospects.

Melinta expects to rely upon third-party manufacturers for the commercial supply of Baxdela for ABSSSI and any of its product candidates that may be approved in the future. If third-party manufacturers fail to comply with manufacturing regulations, Melinta’s financial results and financial condition will be adversely affected.

Melinta does not have its own manufacturing facilities. Melinta expects to rely upon third-parties for the manufacture and supply of the active pharmaceutical ingredients contained in its products, as well as the preparation of finished products and their packaging. Even if Melinta receives approval for the commercialization of its product candidates, it will not be able to launch such product until Melinta has the appropriate commercial and manufacturing arrangements in place.

Before they can begin commercial manufacture of Melinta’s products, contract manufacturers must obtain regulatory approval of their manufacturing facilities, processes and quality systems. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and foreign regulatory authorities, before and after product approval. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, any potential third-party manufacturer may be unable to continue to pass or initially pass federal, state or international regulatory inspections in a cost-effective manner.

If a third-party manufacturer with whom Melinta contracts is unable to comply with manufacturing regulations, Melinta may be subject to fines, unanticipated compliance expenses, recall or seizure of its products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect its financial results and financial condition.

If Melinta’s competitors are able to develop and market products that are preferred over Baxdela or any future approved products, its commercial opportunity for such products will be reduced.

Melinta faces competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat ABSSSI, CABP, cUTI or other diseases or conditions that Melinta’s product candidates target. With respect to Baxdela for treatment of ABSSSI, Melinta faces competition from both established and early-stage pharmaceutical and biotechnology companies, among them, Paratek Pharmaceuticals, Inc., Motif Bio plc and Basilea Pharmaceutica Ltd., each of which currently have drugs in Phase 3 development for treatment of ABSSSI. In addition, researchers are continually learning more about treatments and new discoveries may lead to new therapies. As a result, Baxdela and any of Melinta’s future products may be rendered less competitive. Other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Melinta’s commercial opportunity will be reduced if its competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient or are less expensive than Melinta’s products. Melinta expects that its ability to compete effectively will depend upon, among other things, its ability to:

•	successfully and rapidly complete clinical trials and obtain all required regulatory approvals in a timely and cost-effective manner;

•	maintain patent protection for and otherwise prevent the introduction of generics;

•	attract and retain key personnel;

•	build an adequate sales and marketing infrastructure;

•	obtain adequate reimbursement from third-party payors; and

•	maintain positive relationships with patient advocacy groups.

Melinta may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect Melinta’s ability to develop certain of its product candidates and its financial condition and operating results.

Developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products is expensive. Melinta has established significant commercial relationships to market Baxdela outside the United States with Menarini, Eurofarma, and Malin Life Sciences Holdings Limited, or Malin. Melinta has also entered into a collaboration agreement with a clinical research organization for the development of radezolid. Melinta plans to establish additional collaborations for development and commercialization of product candidates and research programs, including funding the continued development of Baxdela, radezolid and potentially other products and indications. Additionally, Melinta intends to enter into sales and marketing arrangements with third parties for international sales, and to develop its own sales force in the U.S. If Melinta is unable to maintain its existing arrangements or enter into any new such arrangements on acceptable terms, if at all, Melinta may be unable to effectively market and sell its products in its target markets. Melinta expects to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and may require substantial resources to maintain. Melinta may not be successful in its efforts to establish and implement collaborations or other alternative arrangements for the development of its product candidates.

If Melinta partners with a third party for development and commercialization of a product candidate, Melinta can expect to relinquish some or all of the control over the future success of that product candidate to the third party. Melinta’s collaboration partner may not devote sufficient resources to the commercialization of its product candidates or may otherwise fail in its commercialization. The terms of any collaboration or other arrangement that Melinta establishes may not be favorable to Melinta. In addition, any collaboration that Melinta enters into may be unsuccessful in the development and commercialization of its product candidates. In some cases, Melinta may be responsible for continuing preclinical and initial clinical development of a partnered product candidate or research program, and the payment Melinta receives from its collaboration partner may be insufficient to cover the cost of this development. If Melinta is unable to reach agreements with suitable collaborators for its product candidates, it would face increased costs, it may be forced to limit the number of its product candidates it can commercially develop or the territories in which it commercializes them and it might fail to commercialize products or programs for which a suitable collaborator cannot be found. If Melinta fails to achieve successful collaborations, its operating results and financial condition will be materially and adversely affected.

If Melinta fails to comply with environmental, health and safety laws and regulations, it could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

Melinta is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, its operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if it contracts with third parties for the disposal of these materials and wastes, Melinta cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, Melinta could be held liable for any resulting damages, and any liability could exceed its resources. Melinta also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although Melinta maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Melinta does not maintain insurance for environmental liability or toxic tort claims.

In addition, Melinta may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair its research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Melinta relies on certain third-party software in its business, including in the operation of its research and development operations, and the loss of such rights or the disruption of the software could result in a material disruption of its product development programs.

Melinta licenses and uses certain third-party software, including but not limited to programs licensed from Cemcomco LLC, which Melinta uses in its research and development operations. Cemcomco LLC may terminate the license should Melinta fail to pay licenses fees, which could cause material disruption to Melinta’s research operations. Furthermore, any such third-party software may include bugs or failures, may fail to continue to be compatible with Melinta’s systems, as necessary, or may be found to infringe other third-party rights, such that Melinta may be unable to continue to use the software for its current purposes. While alternative software is commercially available, implementing new software and related systems could have a material impact on Melinta’s business and specifically its research and development operations.

Melinta’s internal computer systems, or those of its CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product development programs.

Despite the implementation of security measures, Melinta’s internal computer systems and those of its CROs and other contractors and consultants are vulnerable to damage or disruption from computer viruses, software bugs, unauthorized access, natural disasters, terrorism, war, and telecommunication, equipment and electrical failures. While Melinta has not, to its knowledge, experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of its programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of its product candidates could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to its data or applications, or inappropriate disclosure or theft of confidential or proprietary information, Melinta could incur liability, the further development of its product candidates could be delayed or its competitive position could be compromised.

Risks Related to Melinta’s Intellectual Property

Melinta’s ability to pursue the development and commercialization of Baxdela depends upon the continuation of its license from Wakunaga.

Melinta relies on certain licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the development of its technology and products. For example, its license agreement with Wakunaga provides it with a worldwide exclusive license to develop and sell Baxdela. In particular, Melinta obtained an exclusive license to certain patents, patent applications and proprietary information, including patents and proprietary information owned by AbbVie Inc. and licensed to Wakunaga, covering the composition of matter to Baxdela, its manufacturing process, salt forms, pharmaceutical compositions containing Baxdela, methods of using Baxdela, and other proprietary information. Melinta’s license agreement with Wakunaga further grants it non-exclusive rights to other patents and applications. The license requires Melinta to make certain milestone and royalty payments to Wakunaga. If Melinta is unable to make any of these required payments under the license agreement, or if Melinta does not use commercially reasonable efforts to achieve certain development and commercialization milestones for Baxdela within the timeframes required by the license agreement, Melinta’s rights to develop and commercialize Baxdela could be terminated. In addition, Wakunaga may terminate the license agreement on a product-by-product and country-by-country basis based upon Melinta’s material breach of the license agreement if not cured within 90 days from written notice of breach. If Melinta’s license agreement with Wakunaga were terminated, it would lose its rights to develop and commercialize Baxdela, and would have to grant Wakunaga a perpetual, non-royalty bearing, exclusive license to its proprietary information reasonably necessary to commercialize Baxdela. Loss of its license agreement would materially and adversely affect its business, results of operations and future prospects.

In addition, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which Melinta’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under the license agreement;

•	Melinta’s diligence obligations under the license agreement and what activities satisfy those diligence obligations; and

•	the priority of invention of patented technology.

If disputes over intellectual property that Melinta has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, Melinta may be unable to successfully develop and commercialize the affected product candidates.

In addition, the agreements under which Melinta currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Melinta believes to be the scope of its rights to the relevant intellectual property or technology, or increase what it believes to be its financial or other obligation under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Melinta has not yet registered its trademarks in all of its potential markets, and failure to secure those registrations could adversely affect its business.

Melinta has filed trademark applications with the United States Patent and Trademark Office (“USPTO”) for its marks, including “MELINTA,” “MELINTA THERAPEUTICS,” “MELINTA THE ANTIBIOTICS COMPANY” and “BAXDELA” for use in connection with its goods and services. The MELINTA, MELINTA THERAPEUTICS and MELINTA THE ANTIBIOTICS COMPANY marks have matured to registration in the U.S. Melinta also anticipates filing foreign trademark applications for the same marks for goods and services outside the United States. Melinta has obtained registrations for the MELINTA THERAPEUTICS mark in Mexico, the European Union, Canada and Japan. The registrations will be subject to use and maintenance requirements. Melinta has not yet registered all of its trademarks in all of its potential markets, and it is also possible that there are names or symbols other than “MELINTA,” “MELINTA THERAPEUTICS,” “MELINTA THE ANTIBIOTICS COMPANY” and “BAXDELA” that may be protectable marks for which Melinta has not sought registration, and failure to secure those registrations could adversely affect its business. Melinta cannot assure you that opposition or cancellation proceedings will not be filed against its trademarks or that its trademarks would survive such proceedings.

Melinta has not yet registered trademarks for any of its product candidates in jurisdictions outside of the United States. The “BAXDELA” and any other future trademark applications for its product candidates in the U.S., its trademark applications in the U.S. and any other jurisdictions where it may file may not be allowed for registration, and registered trademarks may not be obtained, maintained or enforced. During trademark registration proceedings, Melinta may receive rejections. Although Melinta is given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against its trademarks, and its trademarks may not survive such proceedings.

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the proposed merger with Melinta, including the expected timetable for completing the transaction; future financial and operating results, including targeted product milestones and potential revenues; benefits and synergies of the transaction; future opportunities of the combined company; the progress and timing of product development programs and related trials; the potential efficacy of products and product candidates; and the strategy, projected costs, prospects, plans and objectives of management of either Cempra, Melinta or the combined company, may be forward-looking statements under the provisions of The Private Securities Litigation Reform Act of 1995. In this proxy statement, words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including “critical accounting estimates” and risks relating to (with respect to Cempra, Melinta and/or the combined company, as applicable): the ability to consummate the proposed merger; the ability to maintain compliance with NASDAQ listing standards; the liquidity and trading market for shares prior to and following the consummation of the proposed merger; clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; uncertainties in obtaining successful pre-clinical and clinical results for product candidates and unexpected costs that may result therefrom; ability to obtain required regulatory approvals for product candidates; costs, timing and regulatory review of the combined company’s studies and clinical trials, including its ability to address the issues identified by the FDA in the CRL relating to Cempra’s NDAs for solithromycin for CABP; failure to realize any value of certain product candidates developed and being developed, in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the ability to develop new product candidates and support existing products; the ability to commercialize and launch any product candidate that receives regulatory approval, including Baxdela; the risk that the market for the combined company’s products, including Baxdela, may not be as large as expected; the ability to attain market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community for Baxdela and any future products of the combined company; the ability to continue marketing Baxdela or any approved drug successfully or at all once it is on the market in light of challenges relating to regulatory compliance, pricing, market acceptance and competition; the ability to obtain the substantial additional funding required to conduct development and commercialization activities; and the ability to obtain, maintain and enforce patent and other intellectual property protection for currently marketed products and product candidates. These and other risks are described in greater detail in the section entitled “Risk Factors” beginning on page 27 of this proxy statement. Many of these factors that will determine actual results are beyond Cempra’s, Melinta’s, or the combined company’s ability to control or predict. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this proxy statement represent Cempra’s views only as of the date of this proxy statement and should not be relied upon as representing Cempra’s views as of any subsequent date. Cempra anticipates that subsequent events and developments will cause its views to change. However, while Cempra may elect to update these forward-looking statements publicly at some point in the future, Cempra specifically disclaims any obligation to do so, except as may be required by law, whether as a result of new information, future events or otherwise. Cempra’s forward-looking statements generally do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments it may make. In particular, unless otherwise stated or the context otherwise requires, Cempra has prepared this proxy statement as if it were going to remain an independent, standalone company. If Cempra consummates the merger with Melinta, the descriptions of its strategy, future operations and financial position, future revenues, projected costs and prospects and the plans and objectives of management in this proxy statement may no longer be applicable.

THE 2017 ANNUAL MEETING

Cempra is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by Cempra’s board of directors for use at the 2017 Annual Meeting and at any adjournments or postponements thereof.

Date, Time and Place

The 2017 Annual Meeting will be held at 8:00 a.m., local time, on November 3, 2017, at the offices of Wyrick Robbins Yates & Ponton LLP located at 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607.

If you are a holder of record and plan to attend the 2017 Annual Meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in “street name,” you must get a proxy in your name from the registered holder.

Purposes of the 2017 Annual Meeting

The purposes of the 2017 Annual Meeting are to consider and act upon the following matters:

1.	To approve the issuance of Cempra common stock pursuant to the merger agreement.

2.	To approve three separate proposals to amend Cempra’s certificate of incorporation to:

a.	increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger;

b.	change the name of Cempra to “Melinta Therapeutics, Inc.”; and

c.	elect for Cempra not to be governed by or subject to Section 203 of the DGCL.

3.	To approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split.

4.	To elect three Class III directors for a three-year term expiring in 2020; provided, however, that, if the merger is completed, the board of directors of Cempra will be reconstituted as set forth in the merger agreement.

5.	To approve on a non-binding advisory basis Cempra’s 2016 executive compensation.

6.	To ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

7.	To consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve items 1, 2a, 2b, 2c or 3 above.

8.	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

Proposals 1 and 2a are conditioned upon each other, and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger cannot proceed without the approval of Proposals 1 and 2a.

The merger agreement is attached as Annex A-1 and the merger agreement amendment is attached as Annex A-2 to this proxy statement.

Recommendation of Cempra’s Board of Directors

After careful consideration, Cempra’s board of directors unanimously recommends that Cempra stockholders vote:

•	FOR Proposal 1 to approve the issuance of Cempra common stock in connection with the merger;

•	FOR Proposal 2a to approve an amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000.

•	FOR Proposal 2b to approve an amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.”

•	FOR Proposal 2c to approve an amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL.

•	FOR Proposal 3 to approve amendments to Cempra’s certificate of incorporation to effect the reverse stock split and related matters;

•	FOR Proposal 4 to elect three Class III directors for a three-year term expiring in 2020;

•	FOR Proposal 5 to approve on a non-binding advisory basis Cempra’s 2016 executive compensation;

•	FOR Proposal 6 to ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	FOR Proposal 7 to approve an adjournment of the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2a, 2b, 2c or 3.

Record Date and Stockholders Entitled to Vote

Only holders of record of shares of Cempra common stock at the close of business on September 29, 2017, the record date for the 2017 Annual Meeting, are entitled to vote the shares of Cempra common stock they held on the record date at the 2017 Annual Meeting. At the close of business on the record date, there were 52,509,281 shares of common stock outstanding and entitled to vote at the 2017 Annual Meeting, held by 22 stockholders of record. Each holder of record is entitled to one vote for each share of Cempra common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

Voting Procedures

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the internet by accessing the proxy materials on the secure website, www.investorvote.com/CEMP, and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-652-8683 in the United States or 1-800-962-4284 outside the United States and following the recorded instructions; or

•	by completing, dating, signing and returning the enclosed proxy card.

The internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by 1:00 a.m., Eastern time on November 3, 2017. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by Cempra’s board of directors.

Cempra is not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your proxyholder may vote your shares on the new meeting date as well, unless you revoke your proxy instructions before then.

Whether or not you plan to attend the 2017 Annual Meeting in person, please vote as soon as possible to ensure your vote is counted.

Revoking Your Proxy Instructions

If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with Cempra’s Corporate Secretary at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517 at or before the taking of the vote at the meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to Cempra’s Corporate Secretary at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in “street name,” you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Counting Votes

Consistent with state law and Cempra’s bylaws, the presence, in person or by proxy, of at least a majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. On the record date, there were 52,509,281 shares of common stock outstanding and entitled to vote. Accordingly, the holders of 26,254,641 shares must be present at the 2017 Annual Meeting to have a quorum.

Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. If there is no quorum, the chairperson of the meeting or any officer entitled to preside at or to act as secretary of the meeting may adjourn the 2017 Annual Meeting to another date.

Assuming the presence of a quorum at the meeting:

•	The approval of the issuance of Cempra common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting. An abstention will have the same effect as a vote against the approval of this proposal. A “broker non-vote” will have no effect on the outcome of this proposal as it is not entitled to vote on the matter.

•	The approval of an amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000 requires the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting. An abstention or “broker non-vote” will have the same effect as a vote against the approval of this proposal.

•	The approval of an amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.” requires the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting. An abstention or “broker non-vote” will have the same effect as a vote against the approval of this proposal.

•	The approval of an amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL requires the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting. An abstention or “broker non-vote” will have the same effect as a vote against the approval of this proposal.

•	The approval of the amendments to Cempra’s certificate of incorporation to effect a reverse stock split of Cempra common stock requires the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting. An abstention or “broker non-vote” will have the same effect as a vote against the approval of this proposal.

•	The election of directors will be determined by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and “broker non-votes,” if any, are not treated as votes cast, and therefore will have no effect on the outcome of this proposal.

•	The approval of the compensation of Cempra’s named executive officers (as defined on page 195 of this proxy statement) requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting. An abstention will have the same effect as a vote against the approval of this proposal. A “broker non-vote” will have no effect on the outcome of this proposal as it is not entitled to vote on the matter. Further, because your vote on the ratification of compensation of Cempra’s named executive officers is advisory, it will not be binding on Cempra’s board of directors or Cempra. However, Cempra’s board of directors and the compensation committee of Cempra’s board of directors, or the Compensation Committee, will consider the outcome of the vote when making future decisions regarding the compensation of the named executive officers.

•	The approval of the ratification of the appointment of Cempra’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting. An abstention will have the same effect as a vote against the approval of this proposal. Because this is a “routine” matter for which brokers are entitled to vote, “broker non-votes” will not exist as to this proposal. Further, because your vote on the ratification of the appointment of Cempra’s independent registered public accounting firm is advisory, it will not be binding on Cempra’s board of directors or Cempra. However, Cempra’s board of directors and the audit committee of Cempra’s board of directors, or the Audit Committee, will consider the outcome of the vote when making future decisions regarding the selection of Cempra’s independent registered public accounting firm.

•

The approval of the proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve items 1, 2a, 2b, 2c or 3 above requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting. An abstention will have the same effect as a vote against the approval of this proposal. A “broker non-vote” will have no effect on the outcome of this proposal as it is not entitled to vote on the matter.

With respect to “routine” matters, such as the ratification of the selection of Cempra’s independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations, or the SRO rules, including NASDAQ, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING or WITHHELD FROM with respect to such non-routine matters.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

•	vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or

•	leave your shares unvoted altogether.

Cempra encourages you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

No Dissenters’ Rights or Appraisal Rights

Holders of Cempra common stock will not be entitled to any dissenters’ rights or appraisal rights with respect to any of the proposals to be voted on at the 2017 Annual Meeting.

Solicitation of Proxies

Cempra will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, Cempra’s directors, executive officers and employees and Melinta’s directors and executive officers might solicit proxies personally and by telephone. None of these individuals will receive any additional compensation for this. Cempra has engaged Georgeson to assist Cempra in the distribution of proxy materials and the solicitation of votes described above for a fee of $15,000, plus additional fees based on the amount and types of services rendered and reimbursement of reasonable expenses. Cempra will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Adjournments and Postponements

The 2017 Annual Meeting may be adjourned, recessed or postponed if a quorum is not present.

If the time, date and place of an adjourned meeting are announced at the original convening of the 2017 Annual Meeting, no notice of an adjourned meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the 2017 Annual Meeting at which a quorum is present in person or represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the 2017 Annual Meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by Cempra’s Directors, Executive Officers and Principal Stockholders

As of the close of business on the record date for the 2017 Annual Meeting, Cempra’s directors and executive officers beneficially owned, in the aggregate 6,242,195 shares of Cempra common stock, or collectively approximately 11.6% of the issued and outstanding shares of Cempra common stock. In connection with the execution of the merger agreement, holders beneficially owning, as of August 8, 2017, approximately 11.5% of the shares of Cempra’s outstanding common stock, including Cempra’s directors and executive officers, have entered into voting and lock-up agreements with Melinta that provide, among other things, that such stockholders shall vote in favor of the adoption of the merger agreement and against any proposal made in opposition to, or in any competition with, the merger. For more information on the voting and lock-up agreements, please see the section of this proxy statement entitled “Agreements Related to the Merger” beginning on page 120. Cempra’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Cempra stockholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of Cempra’s Directors and Executive Officers in the Merger” beginning on page 92.

Assistance

If you need assistance in completing your enclosed proxy card or have questions regarding the 2017 Annual Meeting, please contact Georgeson, which is acting as Cempra’s proxy solicitation agent in connection with the merger, toll free at (866) 821-2550.

THE PARTIES

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, North Carolina 27517

Tel: (919) 313-6601

Cempra is a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of infectious diseases. To date, Cempra’s focus has been the development of solithromycin for the treatment of community-acquired bacterial pneumonia, one of the most serious infections of the respiratory tract in adults and children, as well as for ophthalmic infections and other indications.

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

(312) 724-9407

Melinta is a commercial-stage biopharmaceutical company dedicated to introducing new antibiotics that meet the ever-present challenge posed by dangerous and increasingly resistant bacteria. Melinta received FDA approval of Melinta’s lead antibiotic, Baxdela (delafloxacin), for the treatment of adults with serious skin infections known as acute bacterial skin and skin structure infections. In addition, Melinta is studying Baxdela in a Phase 3 clinical program in serious community-acquired bacterial pneumonia, and may develop additional indications such as complicated urinary tract infections. Melinta is also developing, through the application of Nobel Prize-winning science and a proprietary drug discovery platform, novel classes of antibiotics to treat the multi- and extremely-drug-resistant pathogens for which there are few to no options, known collectively as ESKAPE pathogens (Enterococcus faecium, Staphylococcus aureus, Klebsiella pneumoniae, Acinetobacter baumannii, Pseudomonas aeruginosa, Enterobacter species and Escherichia coli), which cause the majority of life-threatening hospital infections.

Melinta is privately held with offices in New Haven, Connecticut and Lincolnshire, Illinois.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 103 of this proxy statement describe the material aspects of the merger, including the merger agreement. While Cempra believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the merger agreement, which is attached as Annex A-1 to this proxy statement, as amended by the merger agreement amendment attached as Annex A-2 hereto, and the other Annexes attached hereto.

Background of the Merger

From time to time, Cempra has considered strategic business initiatives intended to further the development of its business and maximize stockholder value.

On November 25, 2016, Ms. Cecilia Gonzalo, a member of Melinta’s board of directors, emailed Garheng Kong, M.D., Ph.D., Chairman of Cempra’s board of directors, to request a call. Dr. Kong responded with an email referring Ms. Gonzalo to Mr. P. Sherrill Neff, a member of Cempra’s board of directors, and on November 28, 2016, Mr. Neff had a teleconference with Ms. Gonzalo and Thomas Koestler, Ph.D., chairman of Melinta’s board of directors. On the call, Ms. Gonzalo and Dr. Koestler discussed Melinta’s business and discussed the business idea of combining the companies. On December 7, 2016, Mr. Neff provided Cempra’s board of directors with an email summary of his discussion with Ms. Gonzalo and Dr. Koestler and suggested Cempra’s board of directors discuss the opportunity further at an upcoming board of directors meeting.

On December 20, 2016, Mr. Neff called Ms. Gonzalo to report that he had discussed a potential combination with the Cempra board of directors and that he would be introducing her to David Zaccardelli, PharmD, Cempra’s Acting Chief Executive Officer. One the same day, Mr. Neff introduced Dr. Zaccardelli, via email, to Ms. Gonzalo and Dr. Koestler, and suggested the companies enter into a confidential disclosure agreement, or CDA, to facilitate further discussions. Ms. Gonzalo responded via email and agreed that a CDA would be a productive next step.

On December 22, 2016, Cempra entered into a mutual CDA with Melinta.

On December 23, 2016, an introductory teleconference was held between Cempra and Melinta. Mr. Neff, Dr. Zaccardelli, David Moore, former President and Chief Commercial Officer, and Mark Hahn, Chief Financial Officer, participated from Cempra, and Eugene Sun, M.D., Chief Executive Officer of Melinta, and members of Melinta’s board of directors, including Kevin Ferro, Dr. Koestler and Ms. Gonzalo, participated from Melinta. On the call, Melinta and Cempra discussed a potential strategic transaction and agreed to meet in person for further discussions in San Francisco in January.

On December 27, 2016, Cempra received a CRL from the FDA relating to Cempra’s NDAs for oral and IV formulations of solithromycin for the treatment of CABP in adults. The CRL stated that the FDA could not approve the NDAs in their present form and noted that additional clinical safety information and the satisfactory resolution of manufacturing facility inspection deficiencies were required before the NDAs could be approved.

On January 4, 2017, Mr. Moore and Mr. Hahn held a conference call with Stifel, Nicolaus & Company, Incorporated, or Stifel, to discuss potential strategic alternatives and related process and timing considerations.

On January 10, 2017, members of Cempra’s senior management team met with the leadership of Melinta in San Francisco to explore potential areas of mutual interest between the two companies. The potential clinical and commercial benefits of Baxdela (delafloxacin) and the Melinta pipeline were introduced by the Melinta team, and the potential clinical and commercial benefits of solithromycin, fusidic acid and the Cempra pipeline were presented by the Cempra team. In addition, there was discussion surrounding the solithromycin CRL and potential next steps and potential synergies between the two companies that could be realized in a strategic collaboration. Present at the meeting for Cempra were Dr. Zaccardelli, Mr. Moore, Mr. Hahn, David Oldach, M.D., Chief Medical Officer, and John Bluth, Executive Vice President of Investor Relations and Corporate Communications. Present at the meeting for Melinta were Dr. Sun, and other members of Melinta’s board of directors, including Mr. Ferro, Dr. Koestler, Ms. Gonzalo, Sundar Kodiyalam and Sean Murphy.

On January 14, 2017, members of Cempra’s management team and board of directors had a phone call with members of Melinta’s management team and board of directors as a follow-up to the January 10, 2017, meeting in San Francisco and to discuss next steps. On the same day, Cempra received a non-binding proposal from Melinta, or the initial Melinta proposal, proposing a business combination with Cempra, in which Melinta stockholders would own approximately 66.7% of the combined company following the transaction and Cempra stockholders would own approximately 33.3% of the combined company.

On January 15, 2017, Dr. Zaccardelli had a teleconference with members of the Melinta board of directors to acknowledge receipt of the initial Melinta proposal and to communicate that the proposal would be discussed with the full Cempra board of directors later in the day. On the same day, at a teleconference of Cempra’s board of directors, Dr. Zaccardelli reviewed a history of the discussions with Melinta regarding a possible business combination, including the January 10, 2017, meeting in San Francisco, receipt of the initial Melinta proposal and the vision for the combined company and product portfolios. Mr. Moore provided a commercial review of Melinta’s lead product, Baxdela, and discussed the potential capital needs of Melinta to support commercialization. At the meeting, attorneys from Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, Cempra’s legal advisor, discussed certain legal aspects of the potential transaction and process. After discussion, Cempra’s board of directors concluded to defer discussing valuation and specific terms with Melinta until further diligence had been performed and a financial advisor had been retained to advise Cempra’s board of directors. On January 15, 2017, Mr. Moore contacted representatives of Morgan Stanley (with whom Cempra had a prior relationship as a result of a previous engagement pursuant to which Morgan Stanley provided shareholder relations advisory services to Cempra) notifying them of the receipt of Melinta’s proposal and inquiring whether Morgan Stanley had any interest in advising on the transaction.

On January 17, 2017, Dr. Zaccardelli, Mr. Moore, Mr. Hahn and Dr. Oldach held a conference call with Stifel to discuss a list of potential partners for Cempra to consider in a strategic process.

On January 17, 2017, Mr. Moore received an unsolicited call from the chief executive officer of a clinical-stage antibiotic company to discuss potential interest in a business combination. Cempra did not advance with any further discussions with this company.

On January 18, 2017, Dr. Zaccardelli and Mr. Neff had a call with members of Melinta’s board of directors to communicate that further due diligence would be required for Cempra to adequately assess and respond to the initial Melinta proposal. On the same day, members of the Cempra management team held a call with Morgan Stanley to discuss the process and next steps for identifying potential business opportunities.

On January 18, 2017, a representative from JP Morgan Securities LLC, or JP Morgan, Melinta’s financial advisor, reached out to a representative from Skadden to inquire about a possible strategic transaction and conveyed Melinta’s continued interest. Skadden shared a summary of the conversation with Mr. Neff and Dr. Zaccardelli and Mr. Neff reiterated that Cempra would need to conduct significant due diligence in order to understand the appropriate value of Melinta.

On January 19, 2017, members of the Cempra management team and board of directors had a call with members of Melinta’s board of directors to discuss next steps and required due diligence items. On the same day, Dr. Zaccardelli sent Mr. Ferro a list of corporate, legal, financial, intellectual property, manufacturing, clinical and commercial due diligence items that Cempra required for conducting its due diligence of Melinta in connection with evaluating the potential merger, and Ms. Gonzalo provided Dr. Zaccardelli with a list of requested corporate, legal, financial, intellectual property, manufacturing, clinical and commercial due diligence items from Cempra. Cempra and Melinta agreed to establish confidential data rooms to facilitate due diligence, and the future addition of additional materials, as requested by both companies as due diligence proceeded.

On January 19, 2017, Dr. Zaccardelli, Mr. Moore, Mr. Hahn and Dr. Oldach held a follow-up conference call with Stifel to discuss additional potential partners for Cempra. The result of this and the prior discussion was a further refined list of potential partners that was sent to Dr. Zaccardelli, Mr. Moore, Mr. Hahn and Dr. Oldach on January 24, 2017.

On January 19, 2017, Dr. Oldach and Mr. Bluth had a call with members of the management team of a clinical-stage anti-infective company, or Company A. The purpose of the call was to discuss potential opportunities for business collaborations.

On January 20, 2017, a representative from JP Morgan called Mr. Neff to confirm Melinta’s continued interest in pursuing a transaction and Mr. Neff likewise noted Cempra’s interest in evaluating the opportunity. Mr. Neff communicated that Cempra would need to complete its due diligence to assess an appropriate ownership split.

On January 25, 2017, Dr. Sun and members of Melinta’s management team and members of Cempra’s management team had a call for Melinta to review clinical safety and efficacy information on Baxdela.

On January 27, 2017, Cempra’s board of directors approved the engagement of Morgan Stanley as Cempra’s financial advisor in connection with any potential strategic transaction involving Cempra. An engagement letter was subsequently executed by Dr. Zaccardelli on February 6, 2017.

On January 30, 2017, members of the Melinta management team and members of the Cempra management team had a call for Melinta to review its commercial and financial assumptions on Baxdela. On the same date, participants from Melinta including Dr. Sun, Mr. John Temperato, President and Chief Operating Officer of Melinta, Mr. Paul Estrem, Chief Financial Officer of Melinta, Mr. Ferro and Ms. Gonzalo, and participants from Cempra including Dr. Zaccardelli, Mr. Moore, Dr. Oldach, Mr. Bluth and Mr. Hahn, held a call to discuss the status of due diligence and specific items Cempra required to complete its due diligence.

Between February 2, 2017, and April 3, 2017, members of Cempra’s management held a series of teleconferences and in-person meetings to discuss potential product and corporate partnership opportunities with various potential strategic partners, which potential partners were identified through various ways, including by introductions from Stifel and by such potential partners reaching out to Cempra directly. Nine of these potential strategic partners ultimately became part of the process to explore strategic opportunities described further below and were invited by Cempra to submit an initial proposal; however, only one potential partner, Company B, advanced beyond phase one of the process.

On February 2, 2017, Dr. Zaccardelli and Mr. Ferro spoke via phone regarding the status of due diligence and next steps. Dr. Zaccardelli communicated that, based on Cempra’s due diligence to date, Cempra believed valuations supported an ownership split closer to 50%/50%.

On February 3, 2017, members of Cempra management and Company B held a meeting at Cempra’s offices in North Carolina to discuss potential product and corporate partnership opportunities.

On February 4, 2017, Mr. Ferro sent an email to Dr. Zaccardelli advising that the ownership split proposed by Dr. Zaccardelli on their February 2, 2017 call was not acceptable and asking whether the initial Melinta proposal of a 66.7%/33.3% ownership split would be acceptable to Cempra. Mr. Ferro noted in the email that Melinta may have difficulty continuing to support this proposal as Cempra’s cash levels continued to decline over time.

On February 5, 2017, Dr. Zaccardelli replied to Mr. Ferro that he would speak with Cempra’s board of directors regarding the initial Melinta proposal and would respond in the following week.

At a February 6, 2017, teleconference of Cempra’s board of directors, Dr. Zaccardelli provided an overview of activities related to the management team’s review of the initial Melinta proposal, including a review of key factors with respect to valuation and process. Morgan Stanley presented its preliminary financial analyses regarding Cempra and Melinta, including a relative valuation contribution analysis comparing Cempra and Melinta valuations utilizing a series of valuation methods based on projections prepared by Cempra and Melinta management in January 2017. Morgan Stanley indicated that a key difference between the Melinta and Cempra valuations was differing views of Cempra’s and Melinta’s management regarding each company’s lead product and sales potential. Cempra’s board of directors considered a number of factors with respect to the initial Melinta proposal, including Melinta’s lead product’s projected sales forecast variances and underlying assumptions and the impact on Melinta’s value. Cempra’s board of directors determined to reject the initial Melinta proposal and instructed Dr. Zaccardelli to communicate the same to Melinta as well as the relative valuation ranges that could be acceptable to Cempra.

On February 6, 2017, Dr. Zaccardelli called Mr. Ferro to inform him that Cempra’s board of directors had rejected the initial Melinta proposal and provided guidance on relative valuation ranges that would be required if discussions were to continue between the two companies.

On February 9, 2017, Mr. Ferro sent an email to Dr. Zaccardelli and Mr. Neff to inform them that Cempra’s ownership split proposal was unacceptable and that Melinta would be discontinuing discussions with Cempra.

At a February 16, 2017, meeting of Cempra’s board of directors, Mr. Moore provided an overview of potential opportunities for new products and combinations and a summary of several top partnering candidate companies. Cempra’s board of directors discussed these potential partnering opportunities and process, as well as the strategic direction of Cempra.

At a February 23, 2017, teleconference, Cempra’s board of directors decided to initiate company-wide cost and personnel reductions due to the delay of the potential approval of solithromycin resulting from the solithromycin CRL received by Cempra. At such time, Cempra’s board of directors also instructed management to engage in a process to evaluate and assess external assets and other potential strategic business opportunities to determine the best use of Cempra’s significant cash resources and clinical programs to deliver value to patients and stockholders through internal and/or potential external opportunities.

On February 27, 2017, Mr. Ferro emailed Dr. Zaccardelli requesting an opportunity to speak via phone, which was scheduled for February 28, 2017. On the call, Mr. Ferro requested an opportunity to meet with Mr. Neff and Cempra’s management team to re-engage discussions on a potential strategic transaction in light of Cempra’s February 23, 2017 announcement. A meeting was scheduled for March 8, 2017 at Cempra’s offices in North Carolina.

On February 28, 2017, Cempra issued a press release announcing its fourth quarter 2016 financial results. The press release noted that as Cempra progressed its internal programs, it was also actively engaged in a process to evaluate and assess potential strategic business opportunities.

On March 8, 2017, Dr. Zaccardelli, Mr. Moore, Mr. Hahn, Dr. Oldach and Mr. Neff met with Dr. Sun, Mr. Ferro, Mr. Kodiyalam, and Ms. Gonzalo from Melinta at Cempra’s offices in Chapel Hill, North Carolina. At the meeting, the parties discussed re-engaging discussions and due diligence relating to a potential strategic transaction. Cempra indicated that it would welcome a revised proposal from Melinta and communicated that Cempra had also now engaged in a structured process to explore strategic opportunities and would like to include Melinta in that process. Melinta indicated that, under the current circumstances, it may be open to improving the proposed ownership split from the initial Melinta proposal.

On March 9, 2017, Cempra received a non-binding proposal from Melinta, or the second Melinta proposal, proposing a merger of Melinta with and into a subsidiary of Cempra, in which, following the merger, Melinta stockholders would own approximately 57% of the combined company and Cempra stockholders would own approximately 43% of the combined company. On the same day, Ms. Gonzalo sent a follow-up email to Dr. Zaccardelli, copying everyone present at the March 8, 2017 meeting, regarding Melinta’s assumptions and financial basis for the second Melinta proposal.

On March 10, 2017, Dr. Zaccardelli sent an email to Mr. Ferro reiterating that Cempra was proceeding with its comprehensive process to explore strategic opportunities and that he looked forward to Melinta being part of that process.

On March 13, 2017, Cempra issued a press release announcing that it had retained Morgan Stanley as financial advisor to Cempra to lead Cempra’s process to review strategic business options.

During the period from March 13, 2017, to April 7, 2017, Morgan Stanley contacted on behalf of Cempra 93 total parties, including 55 private companies, 18 public companies, and 20 venture capital firms to identify potential counterparties who might have interest in a potential transaction. Based on those discussions, Morgan Stanley sent bid letters on behalf of Cempra to 50 companies, which outlined the procedures and guidelines for submitting a preliminary, non-binding proposal for a potential transaction with Cempra. The deadline for submitting bids was April 7, 2017, at 5:00 p.m. Eastern time.

Cempra received proposals from 30 companies in response to its bid letter, and also received three other proposals that proposed transaction structures that differed from that requested in the bid letter. All proposals were considered and reviewed by Cempra’s board of directors.

On April 5, 2017, Mr. Moore and representatives from Morgan Stanley held a meeting at Morgan Stanley’s offices in New York with members of management from Company A. The companies discussed potential product and corporate partnership opportunities. On the same day, Stifel was retained to provide advice to Cempra’s board of directors and management with respect to a strategic process.

On April 7, 2017, in response to the bid letter sent by Morgan Stanley on behalf of Cempra, Melinta submitted a non-binding proposal, or the third Melinta proposal, for a merger of Melinta with and into a subsidiary of Cempra, with Melinta stockholders owning, following the merger, approximately 52% of the combined company and Cempra stockholders owning approximately 48% of the combined company. The third Melinta proposal did not propose a governance structure and was predicated on Cempra having at least $175.0 million of unencumbered cash at closing.

At an April 13, 2017, teleconference of Cempra’s board of directors, Morgan Stanley provided an overview of activities related to the sales process and reviewed the process to date, including parties contacted, results from such contact, the status of each party contacted, and key questions raised by bidders during this phase of the process. Additionally, Morgan Stanley summarized a system by which initial bids could be evaluated, scored and ranked, but noted that each specific proposal should be evaluated separately and in its entirety and that the purpose of the system was to assist the Cempra board of directors in identifying key criteria relevant in evaluating proposals and determining value to Cempra stockholders. Morgan Stanley then reviewed a summary of the received bids based upon the scoring methodology. Cempra management then proposed a series of candidates to proceed to the next phase of the process. In evaluating each of the 30 bids received, as well as the 3 non-conforming proposals, Cempra’s board of directors considered certain economic and non-economic measures related to the initial indications of interest, including, but not limited to, (i) the equity value assigned to Cempra; (ii) the equity value assigned to the company; (iii) the stage of development of the company’s development assets; (iv) the likelihood of future dilutive financing needs and the adequacy of the combined company’s cash balance to fund future operations; (v) the timing of key value inflection points relating to clinical milestones and the FDA approval process; (vi) the potential of the company’s clinical portfolio, including the addressable market size and estimated peak sales of the company’s products; (vii) the company’s ability to consummate a transaction; (viii) the overall transaction rationale and the ability to utilize Cempra’s in-house expertise to improve the company’s research and development operations, commercialization strategy, and other areas; (ix) the differentiation of the company’s products, technology, and platform; and (x) the management and board of directors of the company. Skadden reviewed legal issues related to conflicts of interest and fiduciary duties. Cempra’s board of directors indicated support to move forward to the next phase of the process with 11 companies, consisting of Melinta and Companies A-C and Companies E-K.

Beginning on April 19, 2017, Morgan Stanley responded on behalf of Cempra to the companies that had submitted phase one proposals, and notified the 11 companies that had been selected to advance to the second phase of bidding. Morgan Stanley detailed criteria for participation in the second phase of the process and communicated information regarding next steps, including mutual access to confidential data rooms and the availability for a half-day face-to-face meeting with Cempra’s senior management team.

On April 19, 2017, Company D submitted a phase one proposal to Morgan Stanley. Company D’s phase one proposal was reviewed with Cempra management, including Dr. Zaccardelli, Mr. Moore, Mr. Hahn, Dr. Oldach, and Mr. Bluth, on April 21, 2017. Following these discussions, Cempra management determined that Company D should be included in the second phase of bidding. On behalf of Cempra, Morgan Stanley invited Company D to participate in the second phase of bidding on April 24, 2017.

Between May 1 and May 19, 2017, Dr. Zaccardelli, Mr. Hahn, Dr. Oldach and Mr. Bluth, along with representatives of Morgan Stanley, held half-day, in-person meetings with the senior management teams of the 12 companies participating in the second phase of the process to explore strategic opportunities. At these meetings, Cempra’s management presented a comprehensive overview of Cempra’s assets and objectives for a transaction that would maximize value for Cempra stockholders, and received a comprehensive presentation from the bidding companies on their assets and perspectives on how their proposal could deliver value to Cempra’s stockholders. At these meetings, there was significant opportunity for both companies’ management teams to interact with each other and ask questions of the other party. At the conclusion of each meeting, Morgan Stanley, on behalf of Cempra, advised the bidders that they would be receiving a process letter with details and requirements to submit their next proposal.

On May 2, 2017, Melinta and Company B were granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to the respective data rooms of Melinta and Company B.

On May 3, 2017, Company C, Company D and Company E were granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to the respective data rooms of Company C, Company D and Company E.

On May 4, 2017, Company A and Company F were granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to the respective data rooms of Company A and Company F.

At a May 4, 2017, meeting of Cempra’s board of directors, Dr. Zaccardelli provided an overview of activities related to Cempra’s ongoing process to explore strategic opportunities, reviewed the list of the 12 candidates selected for second phase diligence and summarized next steps in the process. Mr. Hahn and Mr. Moore provided an overview of a sales and operating income forecast under a series of assumptions, which were discussed in detail with Cempra’s board of directors, and Skadden discussed certain legal aspects of the process to explore strategic opportunities.

On May 8, 2017, Company H was granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to Company H’s data room.

On May 12, 2017, Company J was granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to Company J’s data room.

On May 15, 2017, members of Stifel held a teleconference with members of the Cempra management team to provide their analysis of the 12 companies being considered in the strategic review process, and provided perspective on how to differentiate the bids that were received.

At a May 17, 2017, meeting of Cempra’s board of directors, Skadden discussed certain legal aspects of the process to explore strategic opportunities and Mr. Hahn reviewed stand-alone and combined forecasts and assumptions for solithromycin and fusidic acid. After extensive discussion, adjustments were suggested to the assumptions and Cempra’s board of directors unanimously resolved to approve the forecasts subject to the aforementioned assumptions. For more information on these and other projections prepared by Cempra in connection with the process to explore strategic opportunities, see the section below entitled “The Merger—Certain Financial Projections” beginning on page 79 of this proxy statement.

On May 18, 2017, Company G was granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to Company G’s data room.

On May 18, 2017, Michael Dougherty, a member of Cempra’s board of directors, discussed with Skadden and Dr. Kong recusing himself due to a potential conflict of interest. From that time, Mr. Dougherty was recused and did not participate in the process.

On May 19, 2017, Company I and Company K were granted access to Cempra’s data room for due diligence purposes and Cempra was granted reciprocal access to the respective data rooms of Company I and Company K.

On May 19, 2017, Morgan Stanley sent a letter on behalf of Cempra to Melinta and Companies A through K advising them to submit their next proposals no later than 5:00 p.m. Eastern time on June 1, 2017.

On May 24, 2017, Mr. Hahn and Dr. Oldach from Cempra’s management team, along with representatives of Morgan Stanley, had a general due diligence call with members of Company G’s management team. On the same day, members of Company J’s management team and financial advisor had a general due diligence call with Dr. Zaccardelli, David Pereira, Dr. Oldach, Kara Keedy, Ph.D., Cempra’s Associate Vice President of Drug Development, and Morgan Stanley representatives.

On May 31, 2017, members of Cempra’s management team, including Mr. Hahn and Mr. Bluth, and representatives from Wyrick Robbins Yates & Ponton LLP, or Wyrick, Cempra’s legal counsel, and Morgan Stanley held a due diligence call with Company A and Company A’s financial and legal advisors to discuss Company A’s corporate structure.

By June 4, 2017, Morgan Stanley had received updated proposals from 11 of the 12 phase two companies. One company, Company F, declined to submit a revised proposal.

On June 6, 2017, members of Stifel held a teleconference with members of the Cempra management team to provide their analysis of the 11 bids received and provided perspective on how to differentiate the bids that were received.

At a June 7, 2017, teleconference of Cempra’s board of directors, Morgan Stanley provided an update on phase two of the strategic process, including contacts, proposals, meetings and prospects. Morgan Stanley reviewed a summary of the proposals received during the second phase of the process. In addition, Morgan Stanley provided a preliminary analysis of the net present value of Cempra’s projected revenues on a standalone basis and compared such amount to the net present values of the counterparty forecasts based on forecasts prepared by counterparty management as well Cempra management’s projections for each counterparty. Dr. Zaccardelli briefed Cempra’s board of directors on discussions with the FDA and BARDA regarding the development of solithromycin, and Cempra’s board of directors also discussed the alternative of continuing Cempra as a stand-alone entity and the probability of successful commercialization of its current products. Cempra’s board of directors determined, based on the criteria required in the bid letter and described above, to advance Company A, Company D and Melinta in the process.

On June 9, 2017, Cempra disengaged with Companies B, C, E and G through K. Melinta, Company A and Company D were progressed to phase three of the process. On that same day, Company C’s financial advisors verbally provided a revised proposal for a 60%/40% ownership split in favor of Cempra.

On June 12, 2017, Company B’s financial advisors provided a revised proposal letter improving the ownership split to 52.5%/47.5% in favor of Cempra.

At a June 13, 2017, teleconference of Cempra’s board of directors, Morgan Stanley provided an update on phase two of the strategic process and reviewed the revised proposals provided by Company C and Company B. After discussion regarding the terms of the revised proposals and a comparison of the revised proposals to the proposals previously received by Company A, Company D and Melinta, Cempra’s board of directors determined to decline to advance each of Company B and Company C.

On June 16, 2017, at Skadden’s offices in New York, members of Cempra’s board of directors, including Mr. Neff, Dov Goldstein, Richard Kent, David Gill and Dr. Kong, along with Dr. Zaccardelli, Mr. Hahn, Dr. Oldach, Mr. Bluth and representatives from Morgan Stanley and Skadden, held separate meetings with the management teams of Company A, Company D and Melinta in which the parties discussed (i) their phase 2 proposals, including key valuation methodologies and assumptions supporting the proposed pro forma equity ownership split; (ii) their pipeline capabilities, timing of value creating milestones, and related commercial opportunities; and (iii) the vision for the combined company’s strategy, including use of the combined company’s cash. Following the meetings, Cempra’s board of directors, management and advisors discussed their impressions of the three meetings and potential next steps with each finalist company. On the same day, at a teleconference of Cempra’s board of directors, the directors offered feedback regarding the management team meetings, provided their assessments of candidates, and discussed relevant transaction considerations, including relative management team strengths and weaknesses, potential reaction from investors to various business combinations and the risks of each potential transaction. Cempra’s board of directors considered the size of the pool of leading candidates and ultimately determined to maintain the target group size at three candidates. Representatives of Morgan Stanley discussed potential next steps with the phase three candidates and timelines. Dr. Zaccardelli briefed Cempra’s board of directors on discussions with the FDA and BARDA regarding the development of solithromycin and the directors discussed the alternative of continuing Cempra as a stand-alone entity that proceeded with the development of its current products towards commercialization.

On June 21, 2017, Morgan Stanley distributed on behalf of Cempra bid letters to Company A, Company D and Melinta, which outlined the procedures and guidelines for submitting revised proposals. Copies of the auction draft merger agreement accompanied the bid letters sent to Company A, Company D and Melinta. The deadline for submitting bids, including a markup of the auction draft merger agreement, was July 12, 2017, at 5:00 p.m. Eastern time.

On June 26, 2017, a call was held between Mr. Hahn, Mr. Bluth and Dr. Zaccardelli and representatives from Wyrick, Skadden and Morgan Stanley with Company A and its financial and legal counsel advisors regarding the due diligence of certain legal items.

On June 26, 2017, Morgan Stanley received an unsolicited proposal from a publicly-held international pharmaceutical company, or Company L, seeking to merge one of its controlled private subsidiaries with Cempra. The proposal did not contain specific economic terms. On June 27, 2017, Dr. Zaccardelli forwarded the proposal to Cempra’s board of directors and advised Cempra’s board of directors that, in the absence of a specific financial proposal, management planned to continue with Cempra’s ongoing process to explore strategic opportunities.

On July 5, 2017, the Chief Executive Officer of Company A, or Company A’s CEO, at his request, had a call with Dr. Zaccardelli to review the benefits to Cempra by merging with Company A and reiterating the importance of timing to completing any transaction with Company A.

On July 6, 2017, at PwC’s New York office, a due diligence call regarding accounting and tax matters was held by Company D, its majority stockholder, and its auditor with members of Cempra management and representatives from PwC and Morgan Stanley. On the same day, at PwC’s Boston office, Company A held a due diligence call with respect to accounting and tax matters with representatives of its auditor and financial advisor and members of Cempra’s management team along with Morgan Stanley and representatives of PwC.

On July 7, 2017, Company D held a call with Dr. Zaccardelli, representatives of Morgan Stanley and the majority stockholder of Company D to introduce the new CEO of Company D.

On July 12, 2017, the requested due date for the return of the markup requested in connection with the third phase of the strategic process, Cempra received a non-binding proposal from Melinta, or the fourth Melinta proposal, to merge with a subsidiary of Cempra, which would result in Melinta stockholders owning, following the closing of the merger, approximately 52% of the combined company and Cempra stockholders owning approximately 48% of the combined company, subject to adjustments if Cempra’s cash balance were less than $175.0 million at closing. The proposal was accompanied by a markup to the auction draft merger agreement and contemplated, among other things, a nine member board of directors, five of whom would be Melinta designees, three of whom would be Cempra designees and one of whom would be the jointly selected chief executive officer. The proposal also stated that Melinta’s radezolid assets were included as part of the proposal, whereas prior Melinta proposals had excluded Melinta’s radezolid assets from such proposals. On the same date, Cempra also received revised proposals from Company A and Company D, each of which included markups of the auction draft merger agreement. Company A’s proposal contemplated that, among other things, Cempra’s stockholders would own, following the closing of the merger, an approximate 41% ownership interest in the combined company, with an adjustment to the ownership split if Cempra’s cash balance were more or less than $150.0 million, a closing condition requiring a to-be-agreed minimum net cash balance at closing, and combined company board representation proportional to the ownership split. Company D’s proposal contemplated, among other things, that Cempra’s stockholders would own, following closing of the merger, an approximate 24.75% ownership interest in the combined company, with an adjustment to the ownership split based on net cash balance at closing, a minimum net cash balance at closing of $120.0 million, and a seven member board of directors, four of whom would be Company D’s designees, two of whom would be current members of Cempra’s board, designated by Cempra and one of whom would be Company D’s Chief Executive Officer, or the Company D CEO. Company D’s proposal also contemplated a spin-off of Cempra’s antibiotic assets and associated liabilities with the value of such spin-off to accrue solely to Cempra stockholders.

On July 13, 2017, members of Cempra’s management team including Mr. Hahn, Dr. Oldach and Mr. Bluth held a teleconference call with members of Company L’s senior management team and its advisors to perform mutual due diligence and to discuss with Company L the required timeline and content of any further proposal in the context of Cempra’s ongoing process to explore strategic opportunities, with representatives of Morgan Stanley also attending the call. Company L stated it would be submitting a revised proposal with specific economic terms.

On July 14, 2017, representatives of Stifel held a teleconference with members of the Cempra management team to provide their analysis of the three companies under consideration in phase three of the process and provided perspective on how to differentiate the bids that were received. On the same day, representatives of Melinta and its financial advisor held a general due diligence call with Mr. Hahn and representatives of Morgan Stanley.

On July 18, 2017, Morgan Stanley received a revised proposal from Company L proposing a merger with Cempra and providing a proposed Cempra stockholder ownership range of 14% to 28%, with the specific exchange ratio to be refined based on further due diligence and negotiations.

At a July 20, 2017 meeting of Cempra’s board of directors, Morgan Stanley reviewed Cempra’s ongoing process to explore strategic opportunities and the bids of Melinta, Company A and Company D and discussed key elements of the three proposals, including the amount of cash required to fund the future operations of the combined company, management teams and board of directors composition. Additionally, Morgan Stanley presented a preliminary financial analysis with respect to Cempra’s standalone valuation and the resulting counterparty valuations based on forecasts provided by the counterparties and Cempra management. Morgan Stanley also conducted a review of pro forma financial considerations, including an illustrative market-based analysis. Morgan Stanley also reviewed scenarios of illustrative potential combined company market capitalizations in relation to comparable publicly traded companies and reviewed a preliminary analysis of retained stockholder value for each proposed transaction under a set of assumptions regarding valuations, combination synergies, cash forecast and financing expectations. Cempra’s board of directors discussed a number of key factors under consideration, including counterparty management teams and their potential to execute on their plans. The directors also reviewed and discussed alternatives to a transaction, including remaining a stand-alone entity without a strategic transaction and a liquidation dissolution scenario. In addition, Morgan Stanley reviewed the updated proposal received from Company L. After extensive discussion, Cempra’s board of directors determined that it was not in a position to make a decision at this time as no party had clearly distinguished itself as the superior alternative. Cempra’s board of directors instructed Morgan Stanley to contact each of Company A, Company D and Melinta with feedback on how each party could improve their proposal and requesting that each party submit a revised proposal.

On July 21, 2017, based on instructions from Cempra’s board of directors, Morgan Stanley contacted on behalf of Cempra Company A, Company D and Melinta with individualized feedback on their respective proposals and requested that each party submit a revised proposal by 5:00 pm Eastern time on July 26, 2017. On the same day, Dr. Kong spoke via phone with Mr. Ferro as a follow-up to Morgan Stanley’s call to reiterate Cempra’s position on open issues, in particular the post-closing ownership split.

On July 23, 2017, Mr. Goldstein contacted Skadden, as well as fellow board members Dr. Kong and Dr. Zaccardelli, recusing himself due to a potential conflict of interest.

On July 24, 2017, at the request of Company A’s CEO, Dr. Zaccardelli and Company A’s CEO had a call to discuss the potential ownership split in a transaction between Company A and Cempra. Company A’s CEO indicated that he did not think Company A would be willing to propose an ownership split that would be acceptable to Cempra and Dr. Zaccardelli suggested that Company A’s CEO should submit based on Company A’s best proposal.

On July 25, at the request of the chairman of the board of directors of Cempra, Dr. Zaccardelli had a call with a representative of the majority stockholder of Company D to discuss the merits of Company D’s proposal and outline the current timing of the overall process.

On July 26, 2017, final proposals were submitted to Morgan Stanley from Melinta, Company A and Company D, which proposals were accompanied, in the case of Melinta and Company D, by revised markups to the auction draft merger agreement. Melinta’s final proposal remain unchanged from its July 12, 2017 proposal with respect to ownership split and governance terms, providing for post-closing ownership by Cempra stockholders in the combined company of approximately 48%, with an adjustment to the ownership split if net cash at closing is less than $175.0 million, and a nine member board of directors, with five members being Melinta designees, three members being Cempra designees and one member being the jointly selected chief executive officer. Company A proposed, among other things, that Cempra’s stockholders receive an approximate 45% ownership interest in the combined company, with an adjustment to the ownership split if net cash at closing is less than or greater than $150.0 million, and combined company board representation proportional to the ownership split. Company D proposed, among other things, that Cempra’s stockholders receive an approximate 32% ownership interest in the combined company, with an adjustment to the ownership split if net cash at closing is less than $135.0 million or greater than $150.0 million, a seven member board of directors, with four members being Company D designees and one member being the Company D CEO immediately prior to the closing, no minimum net cash closing condition and no contemplated spin-off.

At a July 28, 2017, teleconference of Cempra’s board of directors, Dr. Zaccardelli updated Cempra’s board of directors on the process and Morgan Stanley provided an update on finalist counterparty discussions since the last Cempra board of directors meeting based on Cempra’s board of directors’ directed messaging to each counterparty. Dr. Kong and Dr. Zaccardelli provided additional commentary regarding their interactions with Melinta and Company A as noted above. Morgan Stanley reviewed a comparison of updated finalist counterparty proposals and reviewed projections prepared by Cempra in connection with the process to explore strategic opportunities described further in the section below entitled “The Merger—Certain Financial Projections” beginning on page 79 of this proxy statement. Morgan Stanley also reviewed a comparison of preliminary relative valuations for each proposed counterparty transaction based on such projections, reviewed a preliminary market based and cash based valuation analysis, and reviewed a preliminary analysis of value impact to Cempra of the proposed transactions. In addition to discussing the alternative of remaining a stand-alone company, Cempra’s board of directors discussed each of the three proposed counterparty transactions, including key transaction factors, but no decisions were made at this time. Instead, the Cempra board agreed to discuss further at the next meeting of the Cempra board of directors.

At a July 31, 2017, teleconference of Cempra’s board of directors, Dr. Zaccardelli updated Cempra’s board of directors on the process to explore strategic opportunities and summarized the discussions he had over the previous weekend with directors who were not able to attend the July 28, 2017 meeting. Morgan Stanley summarized each of the counterparty proposals and key terms. In addition to other considerations, Cempra’s board of directors considered the relative valuation analysis prepared by management and Morgan Stanley, director and management views of the current and long term value of each potential combination, and qualitative factors, including management team capability and corporate strategies. After considerable discussion, Cempra’s board of directors instructed Morgan Stanley to approach Melinta with proposals related to relative valuation, governance, and management that, if agreed, would form the basis for an acceptable transaction. Cempra’s board of directors instructed Morgan Stanley to approach Company A and Company D to advise them of the insufficiency of their most recent proposals.

On August 1, 2017, representatives of Morgan Stanley, on behalf of Cempra, spoke with Mr. Ferro to propose the economic and governance terms discussed at the July 31, 2017, board meeting, which among other things, related to the net cash level upon which the Cempra valuation was predicated and representation on the board of directors and CEO selection committee. On the same day, Dr. Kong spoke with Mr. Ferro by phone to further discuss Cempra’s economic and governance proposals. During such call, Melinta agreed to fixed economics whereby Cempra stockholders would receive an approximate 48% ownership interest in the combined company following provided the closing cash balance was not less than $145.0 million, Cempra board designees being increased to four and equal representation on the CEO selection committee. Also on August 1, 2017, Cempra entered into an exclusivity agreement with Melinta covering the period from July 31, 2017 and August 9, 2017.

Between July 31, 2017, and August 8, 2017, Cempra and Melinta, with the assistance of their respective outside legal counsel and financial advisors, continued their mutual due diligence and engaged in negotiations regarding the merger agreement. By August 8, 2017, these negotiations had completed, with among other things, the parties agreeing to equal representation on board of director committees and Cempra stockholders’ ownership percentage being adjusted upward in the event that Melinta incurs debt above a permitted amount between signing and closing.

At an August 8, 2017, teleconference of Cempra’s board of directors, Dr. Zaccardelli, Morgan Stanley and Skadden reviewed the progress of negotiations with Melinta and advised Cempra’s board of directors that all outstanding points had been resolved to the companies’ mutual satisfaction. Morgan Stanley provided a detailed review of the Melinta proposal, including relative valuations, potential drivers for long-term value creation for Cempra’s stockholders and the comparative view of Cempra’s stand-alone business case. A representative of Skadden reviewed the terms of the merger agreement, which had been previously provided to Cempra’s board of directors, and advised Cempra’s board of directors of the fiduciary obligations in considering the offer.

Representatives of Morgan Stanley reviewed with the Cempra board of directors Morgan Stanley’s financial analysis of the merger consideration and rendered to the Cempra board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 8, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be paid by Cempra pursuant to the merger agreement was fair, from a financial point of view, to Cempra. After discussion, Cempra’s board of directors adopted resolutions declaring that the merger agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Cempra and its stockholders, approved the merger agreement and the transactions contemplated thereby and authorized Cempra to enter into the merger agreement and the transaction with Melinta.

On August 8, 2017, Cempra and Melinta executed the merger agreement and certain Cempra and Melinta stockholders entered into voting agreements Cempra and Melinta.

On August 9, 2017, prior to market open, Cempra and Melinta issued a joint press release, and held a conference call for the investment community, announcing the companies had entered into a definitive agreement under which Melinta will merge with a subsidiary of Cempra.

On September 6, 2017, the parties entered into the merger agreement amendment, which, among other matters, amends the schedule to the merger agreement listing the Melinta stockholders who will be receiving cash in the merger.

Cempra’s Reasons for the Merger

In reaching its determination that the merger agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Cempra and its stockholders, the board of directors based its determination on its assessment of the following factors:

Comprehensive Strategic Review Process. The board of directors of Cempra, with the assistance of its legal and financial advisors, had undertaken a comprehensive and thorough process of reviewing and analyzing potential strategic partners to identify opportunities to create the best value for Cempra stockholders. Potential strategic partner outreach was not limited to any specific therapeutic area or phase of development and resulted in identification of 96 companies to be explored through receipt of both inbound and outbound interest during the entire course of the strategic review process. In connection with the strategic review process, 32 indications of interest were received, including 31 initial indications of interest received as a result of Cempra’s initial outreach in solicitation of initial indications of interest plus one additional indication of interest received after completion of solicitations of initial indications of interest. Cempra’s board of directors, with the assistance of its legal and financial advisors, evaluated certain economic and non-economic measures related to the initial indications of interest, including, but not limited to, (i) the equity value assigned to Cempra; (ii) the equity value assigned to the company; (iii) the stage of development of the company’s development assets; (iv) the likelihood of future dilutive financing needs and the adequacy of the combined company’s cash balance to fund future operations; (v) the timing of key value inflection points relating to clinical milestones and the FDA approval process; (vi) the potential of the company’s clinical portfolio, including the addressable market size and estimated peak sales of the company’s products; (vii) the company’s ability to consummate a transaction; (viii) the overall transaction rationale and the ability to utilize Cempra’s in-house expertise to improve the company’s research and development operations, commercialization strategy, and other areas; (ix) the differentiation of the company’s products, technology, and platform; and (x) the management and board of directors of the company. After review of the initial indications of interests, the Cempra board of directors invited 12 companies to participate in detailed mutual due diligence prior to submission of revised indications of interests. Cempra management met with the corporate teams of all 12 companies, and mutual management presentations were provided. 11 of the 12 companies invited to submit revised indications of interest submitted revised indications of interest. Based on evaluation findings and continued mutual interest, further in depth due diligence was conducted with three companies.

Product and Product Candidates. Melinta’s portfolio of antibiotics is led by Baxdela, a commercial-stage asset with the potential to address multiple types of infections that offers a new option for monotherapy treatment of adult patients with ABSSSI in oral and IV formulations. Baxdela is a novel fluoroquinolone that exhibits activity against both gram-positive and gram-negative pathogens, including MRSA, and is available in both IV and oral formulations. On June 19, 2017, Baxdela received approval from the FDA for treatment of adult patients with ABSSSI. With Baxdela’s approval, the FDA also confirmed Baxdela’s status as a QIDP under the provisions of the 2012 GAIN Act, which extends the market exclusivity period by five years for a total of at least ten years in the United States. Consequently, and because Melinta believes Baxdela has utility across many different infection types, Melinta has commenced Phase 3 clinical development for CABP and intends to pursue Phase 2 clinical development for cUTI. Together, these three indications compose the majority of bacterial infections requiring initial hospitalization in the United States.

Melinta has completed a successful Phase 1 study for radezolid, a novel oxazolidinone discovered by Melinta, pursuant to a collaboration agreement to develop a topical formulation for the treatment of Acne Vulgaris. Radezolid was designed to overcome resistance seen to linezolid, the macrolides and lincosamides. Melinta also has a late pre-clinical program with a novel antibacterial class targeting bacterial “superbugs,” its ESKAPE pathogen program, which resulted from its discovery platform. This program seeks to overcome the alarming emergence of untreatable bacteria, which have developed resistance to all existing drug classes, by introducing completely novel classes of antibiotics. These multi-drug resistant pathogens include Enterococcus faecium, MRSA, Klebsiella pneumoniae, Acinetobacter baumanii, Pseudomonas aeruginosa, Enterobacter species, and Escherichia coli.

Market Opportunity and Competition.

Baxdela. More than 14 million patients in the U.S. are treated for ABSSSI on an annual basis. While the majority of these patients are treated successfully in the community, many patients will require treatment in ED and urgent care centers on an outpatient basis (estimated by Melinta to be 1.6 million), and a significant portion will receive treatment as hospital inpatients (2.9 million). In addition, patients with obesity and diabetes, two conditions of high and increasing prevalence in the U.S., are more susceptible to development of more complex skin infections that tend to have more gram-negative or mixed pathogens, typically requiring treatment with broader spectrum antibiotics. Many current treatments lack MRSA coverage, which is an important treatment consideration because more than 35% of all skin infections are believed to have MRSA involvement.

Cempra believes that the combined company has a differentiated commercialization strategy for the launch of Baxdela, which will lead to a more successful outcome than some recent antibiotic launches. Cempra believes that certain recent antibiotic launches have performed suboptimally because the products lack clinical and economic differentiation over established lower cost agents. As a result, undifferentiated, higher-priced antibiotics are often relegated to later lines of treatment due to the availability of generics that are perceived to be effective for first-line treatment at a lower cost. In the growing segment of patients who have co-morbidities such as obesity and diabetes, and are at risk for a broad range of gram-positive and gram-negative pathogens, Baxdela represents a simplified treatment approach due to the following features:

•	broad-spectrum coverage, including MRSA, to provide confidence that empiric treatment with Baxdela will cover the range of potential gram-negative and gram-positive pathogens in these patients with co-morbidities;

•	IV and oral formulations, with the flexibility to initiate therapy with either option;

•	no dosage adjustments due to weight, hepatic impairment, or mild-moderate renal impairment;

•	no clinically significant drug-drug interactions;

•	attractive safety and tolerability profile; and

•	pricing which simplifies prescribing for physicians and enables greater access for patients.

Cempra believes that Baxdela’s clinical profile, coupled with a differentiated and focused commercial strategy, has the potential to optimize uptake among challenging, co-morbid patient populations, which account for approximately 76% of the addressable population, across multiple sites of care. Cempra believes Baxdela has the potential to achieve over $400 million in peak year sales for the treatment of ABSSSI in the U.S.

Radezolid. The acne market represents a strong commercial opportunity for radezolid. There are approximately 15 million prescriptions for topical acne agents written each year in the United States. In addition, despite the availability of a number of generics, branded agents still hold an approximate 33% market share, which has remained stable for the past several years.

ESKAPE Pathogen Program. In 2017, Melinta estimates 500,000 patients with pneumonia, complicated urinary tract infections, complicated intra-abdominal infections, or bloodstream infections will be infected with multi-drug resistant strains of these pathogens, or will fail two or three lines of therapy. This represents significant market opportunity for Melinta’s ESKAPE Pathogen Program.

Strategic Alliance Opportunity. Cempra believes the merger of Cempra and Melinta is a value-creating transaction that will result in a leading commercial-stage anti-infectives company. The combined company has a deep pipeline of commercial, clinical and preclinical antibiotic assets across multiple potential indications. As such, the combined company will have a platform for long-term, durable growth and a strategy to expand the anti-infective portfolio over time, providing the opportunity for multiple layers of revenue growth. See “Summary—Combined Business Strategy” beginning on page 1 of this proxy statement for an overview of the combined company’s portfolio and near- and long-term business strategy.

Cempra Stockholders’ Ownership Percentage in Combined Company. Immediately following the effective time of the merger, Cempra stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 48.1% of the combined company, while Melinta stockholders are expected to own approximately 51.9% of the combined company. The final number of shares will be subject to adjustments at the closing of the merger based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as described further in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 103 of this proxy statement.

Management. It is expected that the combined company will be led by the experienced senior management from Melinta and Cempra and a board of directors with equal representation from each of Cempra and Melinta.

In addition to the factors outlined above, the Cempra board of directors considered the following criteria in reaching its conclusion to approve the merger and to recommend that the Cempra stockholders approve the issuance of shares of Cempra common stock in the merger, all of which it viewed as supporting its decision to approve the business combination with Melinta:

•	the strategic alternatives of Cempra to the merger, including the discussions that Cempra management and the Cempra board of directors had during the previous eight months with other potential merger candidates;

•	the oral opinion of Morgan Stanley rendered to Cempra’s board of directors on August 8, 2017, which was subsequently confirmed by delivery of the written opinion of Morgan Stanley dated August 8, 2017 to Cempra’s board of directors to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be paid by Cempra pursuant to the merger agreement was fair, from a financial point of view, to Cempra, as more fully described below under the caption “The Merger—Opinion of Cempra’s Financial Advisor;”

•	the receipt by Cempra of a CRL in December 2016, from the FDA on Cempra’s NDAs for solithromycin, and subsequent communication from the FDA in 2017 that stated that the FDA could not approve the NDAs in their present form and noted that additional clinical safety information and the satisfactory resolution of manufacturing facility inspection deficiencies were required before the NDAs may be approved;

•	the risks of continuing to operate Cempra on a stand-alone basis and the belief that the combination of Cempra’s and Melinta’s businesses would create more value for Cempra stockholders in the long-term than Cempra could create as an independent, stand-alone company, given the anticipated costs, timing and risks associated with continuing the development of Cempra products in development and/or in-licensing or acquiring additional technologies or product candidates;

•	the opportunity for Cempra stockholders to participate in the long-term value of Baxdela and Melinta’s product candidate portfolio, in addition to their participation in the long-term value of Cempra’s assets, as a result of the merger;

•	historical and current financial market conditions and stock prices and historical stock prices and trading volumes of Cempra common stock;

•	historical and current information concerning Melinta’s business, financial performance, financial condition, operations and management and the results of a due diligence investigation of Melinta conducted by Cempra’s management and advisors;

•	the voting and lock-up agreements entered into by stockholders of Melinta beneficially owning in the aggregate, as of August 8, 2017, approximately 91.5% of the outstanding capital stock of Melinta, pursuant to which those stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of Melinta capital stock and securities in favor of adoption of the merger agreement;

•	the agreement of Melinta to provide written consent of its stockholders necessary to approve the merger and related transactions within 48 hours of signing the merger agreement;

•	the likelihood of retaining key Cempra and Melinta employees to manage the combined company;

•	the likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals;

•	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of the Cempra public company infrastructure and experienced Cempra and Melinta management teams;

•	its understanding of the business of Melinta, including its products and product candidates, the expenses and fixed costs associated with the Cempra operations and the Cempra cash position, and of the Melinta business, including its product candidates, the experienced Melinta management team, the Melinta need for financing to continue development of its product candidates, and the prospects for value creation for Cempra stockholders in connection with the merger;

•	the fact that four directors designated by Cempra will be directors of the combined company after the merger;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the exchange ratio in the merger, which improved substantially to the benefit of Cempra stockholders during negotiations and which is intended to result in the Cempra stockholders holding, on a fully-diluted basis as calculated under the treasury stock method, approximately 48.1% of the outstanding shares of the combined company immediately following the effective time of the merger before the impact of any adjustments for changes in Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as described further in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 103 of this proxy statement;

•	the merger is intended to be treated as a reorganization for U.S. federal income tax purposes, and in the merger, neither the Cempra stockholders nor Melinta stockholders will generally recognize taxable gain or loss for U.S. federal income tax purposes;

•	the limited number and nature of the conditions to Melinta’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	the Cempra rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Cempra receive a superior proposal;

•	the conclusion of the Cempra board of directors that the potential termination fee of $7.9 million, which occurs upon termination of the merger agreement under certain specified circumstances, was reasonable;

•	the no-solicitation provisions governing the ability of Melinta to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal; and

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Cempra board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed business combination with Melinta, including:

•	the potential effect of the $7.9 million termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Cempra stockholders;

•	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;

•	the substantial expenses to be incurred in connection with the merger, including transaction expenses that would be incurred whether or not the merger is completed;

•	the possible volatility and potential decline, at least in the short term, of the trading price of Cempra common stock resulting from the merger announcement;

•	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger with Melinta on the reputation of Cempra;

•	the risk to the business, operations and financial results of Cempra in the event that the merger is not consummated;

•	the restrictions on the conduct of Cempra’s business prior to completion of the merger, which require Cempra to carry on its business in the ordinary course and consistent with past practice, subject to specific additional restrictions, which may delay or prevent Cempra from pursuing business opportunities that otherwise would be in its best interests as an independent, stand-alone company;

•	the risks, challenges and costs associated with successfully integrating two companies;

•	the strategic direction of the combined board and the related ability of Melinta stockholders and management to significantly influence the combined company’s business following completion of the merger; and

•	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors” in this proxy statement.

The foregoing discussion of the factors considered by Cempra’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Cempra’s board of directors. Cempra’s board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of Cempra’s board of directors deemed relevant. In view of the wide variety of factors considered by the members of Cempra’s board of directors in connection with their evaluation of the merger agreement and the complexity of these matters, Cempra’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Cempra’s board of directors made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF CEMPRA STOCKHOLDERS AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT. CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS APPROVE THE ISSUANCE OF CEMPRA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT; THE AMENDMENTS TO CEMPRA’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CEMPRA COMMON STOCK FROM 80,000,000 TO 250,000,000, TO CHANGE CEMPRA’S NAME TO “MELINTA THERAPEUTICS, INC.,” AND TO ELECT FOR CEMPRA NOT TO BE GOVERNED BY OR SUBJECT TO SECTION 203 OF THE DGCL; AND THE REVERSE STOCK SPLIT.

Opinion of Cempra’s Financial Advisor

Morgan Stanley was retained by Cempra to act as its financial advisor and to render a financial opinion in connection with the proposed merger. Cempra selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Cempra. At the meeting of Cempra’s board of directors on August 8, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 8, 2017, to Cempra’s board of directors to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be paid by Cempra pursuant to the merger agreement was fair, from a financial point of view, to Cempra.

The full text of Morgan Stanley’s written opinion to Cempra’s board of directors, dated August 8, 2017, is attached as Annex C to this proxy statement and is hereby incorporated into this proxy statement by reference in its entirety. Holders of shares of Cempra common stock should read the opinion carefully and in its entirety. The opinion sets forth, among other things, a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to Cempra’s board of directors and addressed only the fairness, from a financial point of view, as of the date of the opinion, to Cempra of the merger consideration to be paid by Cempra pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspects of the proposed merger or the other transactions contemplated by the merger agreement and did not address the prices at which shares of Cempra common stock would trade following completion of the proposed merger or at any time. Morgan Stanley’s opinion did not and does not constitute a recommendation as to how any holder of Cempra common stock or Melinta common stock should vote in connection with the proposed merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

For purposes of rendering its opinion, Morgan Stanley:

1)	Reviewed certain publicly available business and financial information of Melinta and Cempra, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Melinta and Cempra, respectively;

3)	Reviewed certain financial projections prepared by the managements of Melinta and Cempra, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the proposed merger, prepared by the managements of Melinta and Cempra, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of Melinta, including information relating to certain strategic, financial and operational benefits anticipated from the proposed merger, with senior executives of Melinta;

6)	Discussed the past and current operations and financial condition and the prospects of Cempra, including information relating to certain strategic, financial and operational benefits anticipated from the proposed merger, with senior executives of Cempra;

7)	Reviewed the pro forma impact of the proposed merger on Cempra’s cash flow, consolidated capitalization and certain financial measures;

8)	Reviewed the reported prices and trading activity for Cempra common stock;

9)	Reviewed the financial performance and the prices and trading activity of certain publicly traded companies comparable with Melinta and Cempra, respectively;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of Melinta and Cempra and their financial and legal advisors;

12)	Reviewed a draft of the merger agreement dated August 8, 2017, and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Melinta and Cempra, and formed a substantial basis for its opinion. With respect to the financial projections of Cempra and Melinta, including information relating to certain strategic, financial and operational benefits anticipated from the proposed merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Melinta and Cempra of the future financial performance of Melinta and Cempra. Morgan Stanley assumed no responsibility for and expressed no view as to any such projections or the assumptions on which they are based. Morgan Stanley noted that it did not perform certain analyses that it would customarily prepare in connection with a fairness opinion because of Cempra’s determination that such analyses are not meaningful as a result of the extraordinary circumstances of Cempra. In addition, Morgan Stanley assumed that the proposed merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the proposed merger will be treated as a tax-free reorganization, pursuant to the Code, and that the definitive merger agreement would not differ in any material respect from the draft merger agreement furnished to Morgan Stanley. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley relied upon, without independent verification, the assessment by the management of Cempra of: (1) the strategic, financial and other benefits expected to result from the proposed merger and (2) the timing and risks associated with the integration of Melinta and Cempra. Morgan Stanley’s opinion did not address the relative merits of the proposed merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Cempra to enter into the merger agreement. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Cempra and Melinta and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Melinta’s or Cempra’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be paid by Cempra to the holders of shares of Melinta common stock in the proposed merger. Morgan Stanley also expressed no view or opinion as to the relative fairness of the amount or form of any portion of the merger consideration to be paid to or received by holders of any series of common or preferred stock of Melinta or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Melinta or Cempra, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to Cempra’s board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of August 4, 2017, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, with the consent of Cempra’s board of directors, Morgan Stanley used and relied upon the following financial projections, in each case as more fully described in the section entitled “The Merger—Certain Financial Projections:” (i) the Cempra Management Case, (ii) the Cempra Management Case ex-BJI Usage, (iii) the Melinta Management Case, (iv) the Cempra Sensitivity/Melinta Strategy Case, (v) the Cempra Sensitivity/Alternative Strategy Case, (vi) the Pro-Forma – Cempra Management Case + Melinta Management Case, (vii) the Pro-Forma – Cempra Management Case + Cempra Sensitivity/Melinta Strategy Case, (viii) the Pro-Forma – Cempra Management Case + Cempra Sensitivity/Alternative Strategy Case, (ix) the Pro-Forma – Cempra Management Case ex-BJI Usage + Melinta Management Case, (x) the Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Melinta Strategy Case and (xi) the Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Alternative Strategy Case. For purposes of its analysis, Morgan Stanley used and relied upon the probability of clinical and regulatory success, or PoS, scenarios determined by Cempra’s management based on their experience and judgment and as informed by historical precedents, as more fully described in the section entitled “The Merger—Certain Financial Projections.” Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Standalone Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis on each of Cempra and Melinta, which analysis is designed to provide an implied value of a company on a standalone basis by calculating the present value of the estimated future cash flows of that company.

Cempra Discounted Cash Flow Analysis. Morgan Stanley calculated a range of implied equity values to existing Cempra stockholders and the related implied equity values per share of Cempra common stock to existing Cempra stockholders based on estimates of future cash flows from September 30, 2017 through December 31, 2032. Morgan Stanley performed this analysis on the estimated future cash flows contained in the projections representing the Cempra Management Case and the Cempra Management Case ex-BJI Usage, adjusted for certain assumptions and a probability of success, as further described below (see “—Description of Certain Standalone Discounted Cash Flow Assumptions” and “The Merger—Certain Financial Projections—Methodology for Estimating Probability of Success (PoS) Adjustments”). Morgan Stanley first calculated the estimated unlevered free cash flows of Cempra (calculated as tax-effected earnings before interest and taxes less capital expenditures, plus depreciation and amortization, less the increase in net working capital or plus the decrease in net working capital, as appropriate, and plus the tax benefit of net operating losses), in each case as directed by Cempra’s management. The unlevered free cash flows, as used by Morgan Stanley in its analysis, are provided in the section entitled “The Merger—Certain Financial Projections.” Morgan Stanley then discounted the unlevered free cash flows to present value as of September 30, 2017, using the mid-year discount convention and a range of discount rates of 11.5% to 13.4%. The range of discount rates was derived based on Cempra’s assumed weighted average cost of capital under the capital asset pricing model based on Morgan Stanley’s experience and professional judgment and included assumptions regarding post-tax cost of debt, market risk premium, risk free rate, a beta (which was based on the predicted beta provided by Barra on September 30, 2016, the last predicted Barra beta available prior to disclosure of solithromycin manufacturing issues), and debt to total capitalization. Morgan Stanley did not conduct a terminal value calculation for Cempra as the assumed loss of patent and / or statutory protection for solithromycin and fusidic acid products makes any value associated with a future exit terminal value unlikely.

Morgan Stanley then deducted the net debt or added the net cash, as applicable, of Cempra from the resulting value to derive gross equity value. Net debt (cash) was based on Cempra’s debt and cash and cash equivalents as of September 30, 2017, and included the present value of projected proceeds from a future equity financing transaction needed to fund projected cash shortfalls, with such future equity financing proceeds discounted using the mid-year discount convention and a range of discount rates of 12.0% to 14.0% (which Morgan Stanley derived based on Cempra’s assumed cost of equity calculated under the capital asset pricing model using its experience and professional judgment).

Morgan Stanley then multiplied the gross equity value calculated in accordance with the description above by the expected ownership of Cempra by existing Cempra stockholders after taking into account the dilutive effect associated with a future equity financing transaction in order to calculate equity value to existing stockholders.

Based on the above-described analysis, Morgan Stanley derived the following ranges of equity value to existing stockholders and value per share, rounded to the nearest $0.05, for Cempra common stock as of September 30, 2017:

Projections Scenario	Equity Value to Existing Stockholders ($MM)	Implied Value Per Share Range
Cempra Management Case	317 - 357	$5.80 - $6.55
Cempra Management Case ex-BJI Usage	229 - 255	$4.25 - $4.70

Melinta Discounted Cash Flow Analysis. Morgan Stanley calculated a range of implied equity values to existing Melinta stockholders based on estimates of future cash flows from September 30, 2017 through December 31, 2030. Morgan Stanley performed this analysis on the estimated future cash flows contained in the projections representing the Melinta Management Case, the Cempra Sensitivity/Melinta Strategy Case and the Cempra Sensitivity/Alternative Strategy Case, adjusted for certain assumptions and a probability of success, as further described below (see “—Description of Certain Standalone Discounted Cash Flow Assumptions” and “The Merger—Certain Financial Projections—Methodology for Estimating Probability of Success (PoS) Adjustments”). Morgan Stanley first calculated the estimated unlevered free cash flows of Melinta (calculated as tax effected earnings before interest and taxes less capital expenditures, plus depreciation and amortization, less the increase in net working capital or plus the decrease in net working capital, as appropriate, and plus the tax benefit of net operating losses), in each case as directed by Cempra’s management. The unlevered free cash flows, as used by Morgan Stanley in its analysis, are provided in the section entitled “The Merger—Certain Financial Projections.” Morgan Stanley then discounted the unlevered free cash flows to present value as of September 30, 2017, using the mid-year discount convention and a range of discount rates of 11.5% to 13.4% (which Morgan Stanley derived based on Cempra’s assumed weighted average cost of capital, which in Morgan Stanley’s professional judgment reasonably approximated Melinta’s assumed weighted average cost of capital). Morgan Stanley did not conduct a terminal value calculation for Melinta as the assumed loss of patent and / or statutory protection for Baxdela and ESKAPE pathogen program products makes any value associated with a future exit terminal value unlikely.

Morgan Stanley then deducted the net debt or added the net cash, as applicable, of Melinta from the resulting value to derive gross equity value. Net debt (cash) was based on Melinta’s debt and cash and cash equivalents as of September 30, 2017, and included the present value of projected proceeds from a future equity financing transaction needed to fund projected cash shortfalls, with such future equity financing proceeds discounted using the mid-year discount convention and a range of discount rates of 12.0% to 14.0% (which Morgan Stanley derived based on Cempra’s assumed cost of equity, which in Morgan Stanley’s professional judgment reasonably approximated Melinta’s assumed cost of equity).

Morgan Stanley then multiplied the gross equity value calculated in accordance with the description above by the expected ownership of Melinta by existing Melinta stockholders after taking into account the dilutive effect associated with a future equity financing transaction in order to calculate equity value to existing stockholders.

Based on the above-described analysis, Morgan Stanley derived the following ranges of implied equity values to existing stockholders of Melinta as of September 30, 2017:

Projections Scenario	Equity Value to Existing Stockholders ($MM)
Melinta Management Case	1,405 - 1,618
Cempra Sensitivity/Melinta Strategy Case	192 - 215
Cempra Sensitivity/Alternative Strategy Case	247 - 277

Description of Certain Standalone Discounted Cash Flow Assumptions. In performing its discounted cash flow analysis of Cempra and Melinta on a standalone basis, respectively, Morgan Stanley assumed at the direction of Cempra management that the existing net operating losses of Cempra and Melinta as of September 30, 2017 are limited under Section 382 of the Code and as such were not included in the standalone discounted cash flow analysis conducted for each of Cempra and Melinta.

Morgan Stanley also assumed that projected cash shortfalls for each of Cempra and Melinta would be funded through a single dilutive equity issuance by each of Cempra and Melinta in the year prior to the first negative projected cash balance, assuming a $25.0 million minimum cash requirement. Morgan Stanley discounted the proceeds from such dilutive equity issuance by the cost of equity, and included such proceeds in the current net debt (cash) of Cempra and Melinta for the purposes of the discounted cash flow analysis. For purposes of determining the resulting dilution on a standalone basis, Morgan Stanley assumed price per share and equity values, respectively, as of September 30, 2017, of $3.85 per share and $300.0 million for Cempra and Melinta, respectively. Cempra’s September 30, 2017, price per share was assumed to be equal to Cempra’s price per share as of August 4, 2017, while Melinta’s equity value, in Morgan Stanley’s professional judgment, reasonably approximated the equity value obtainable by Melinta through an initial public offering process based on a review of comparative Phase 3 and registration-stage initial public offering precedents. For purposes of the future equity financing transaction, the Cempra price per share and the Melinta equity value were then grown by the cost of equity using the mid-year discount convention and a range of cost of equity rates of 12.0% to 14.0% (which Morgan Stanley derived based on Cempra’s assumed cost of equity calculated under the capital asset pricing model using its experience and professional judgment). Such financings further assumed that shares of Cempra common stock and Melinta common stock, as appropriate, sold in the financing would be issued at a 10% file-to-offer discount and 6% gross spread. For the purpose of the probability of success application, Morgan Stanley allocated the dilutive financing needs of each of Cempra and Melinta to their respective products based on the cumulative revenue contribution of each of their respective products over each of Cempra’s and Melinta’s projections periods.

For purposes of its analysis, Morgan Stanley used and relied upon the PoS scenarios determined by Cempra’s management based on their experience and judgment and as informed by historical precedents, as more fully described in the section entitled “The Merger—Certain Financial Projections.”

Analysis of Value Impact to Cempra

Morgan Stanley performed an illustrative analysis of the pro forma impact of the proposed merger on Cempra’s equity value, which compared (1) Cempra’s potential standalone per share value to existing stockholders based on each of the Cempra Management Case and the Cempra Management Case ex-BJI Usage to (2) the combined company’s potential per share value on a pro forma basis and the resultant value to existing Cempra stockholders based on a PoS-adjusted discounted cash flow analysis (derived from each of (i) the Pro-Forma – Cempra Management Case + Melinta Management Case, (ii) the Pro-Forma – Cempra Management Case + Cempra Sensitivity/Melinta Strategy Case, (iii) the Pro-Forma – Cempra Management Case + Cempra Sensitivity/Alternative Strategy Case, (iv) the Pro-Forma – Cempra Management Case ex-BJI Usage + Melinta Management Case, (v) the Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Melinta Strategy Case and (vi) the Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Alternative Strategy Case, as applicable, as further described in the section entitled “The Merger—Certain Financial Projections—May 2017 Projections—Synergized Projections,” in each case assuming a pro forma equity split of 48.1% Cempra / 51.9% Melinta and reflecting the impact of future dilutive equity financings to address projected cash shortfalls). This analysis indicated the following equity value to existing Cempra stockholders and the implied value per share, rounded to the nearest $0.05, to existing Cempra stockholders:

	Equity Value to Existing Stockholders ($MM)	Implied Value Per Share Range
Value Impact Assuming Cempra Management Case
Standalone View of Cempra	317 - 357	$5.80 - $6.55
Pro-Forma – Cempra Management Case + Melinta Management Case	1,045 - 1,198	$18.50 -$21.15
Pro-Forma – Cempra Management Case + Cempra Sensitivity/Melinta Strategy Case	279 - 319	$5.10 - $5.80
Pro-Forma – Cempra Management Case + Cempra Sensitivity/Alternative Strategy Case	315 - 358	$5.75 - $6.50
Value Impact Assuming Cempra Management Case ex-BJI Usage
Standalone View of Cempra	229 - 255	$4.25 - $4.70
Pro-Forma – Cempra Management Case ex-BJI Usage + Melinta Management Case	1,011 - 1,158	$17.90 - $20.45
Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Melinta Strategy Case	248 - 283	$4.50 - $5.15
Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Alternative Strategy Case	285 - 324	$5.20 - $5.90

Description of Certain Pro Forma Discounted Cash Flow Assumptions. In performing its discounted cash flow analysis on a pro forma basis, Morgan Stanley assumed at the direction of Cempra management that the proposed merger would result in a change-of-control under Section 382 of the Code either resulting from the proposed merger or due to future dilutive equity financing transactions to fund cash shortfalls and, as such, Morgan Stanley assumed that pre-existing net operating losses would not be utilized due to the assumed change-of-control and the uncertainty regarding the availability of limited net operating losses under Section 382 of the Code, while newly created net operating losses would be applied in full.

Morgan Stanley also assumed that projected cash shortfalls of the pro forma company would be funded through a single dilutive equity issuance in the year prior to the first negative projected cash balance, assuming a $25.0 million minimum cash requirement. Morgan Stanley discounted the proceeds from such dilutive equity issuance by the cost of equity, and included such proceeds in the current net debt (cash) of the pro forma company for the purposes of the pro forma discounted cash flow analysis. For purposes of determining the resulting dilution on a pro forma basis, Morgan Stanley assumed a pro forma price per share as of September 30, 2017 of $3.85 per share. The pro forma price per share as of September 30, 2017 was assumed to be equal to Cempra’s price per share as of August 4, 2017, based on Morgan Stanley’s professional judgment. For purposes of the future equity financing transaction, the pro forma price per share was then grown by the cost of equity using the mid-year discount convention and a range of cost of equity rates of 12.0% to 14.0% (which Morgan Stanley derived based on Cempra’s assumed cost of equity calculated under the capital asset pricing model using its experience and professional judgment). Such financings further assumed that shares of the pro forma company’s common stock sold in the financing would be issued at a 10% file-to-offer discount and 6% gross spread.

For the purpose of the probability of success application, Morgan Stanley allocated the dilutive financing needs of each of Cempra and Melinta products based on the cumulative revenue contribution of each of their respective products on a pro forma basis over the pro forma projections period. For purposes of its analysis, Morgan Stanley used and relied upon the PoS scenarios determined by Cempra’s management based on their experience and judgment and as informed by historical precedents, as more fully described in the section entitled “The Merger—Certain Financial Projections.”

The pro forma discounted cash flow analysis also included the impact of certain operational synergies expected to be achieved as a result of the merger as provided by Cempra management.

Other Information

Contribution Analysis. Morgan Stanley performed a relative contribution analysis of Cempra and Melinta, in which Morgan Stanley reviewed the standalone equity values to existing stockholders as derived under each respective discounted cash flow analysis for each of Cempra and Melinta to determine the relative contribution of Cempra and Melinta to the combined company. In particular, Morgan Stanley analyzed the implied ownership percentage range of Cempra stockholders in the combined company based on the respective standalone equity values to existing stockholders of each of Cempra and Melinta derived from the discounted cash flow analyses conducted by Morgan Stanley (see “Summary of Financial Analyses—Cempra Discounted Cash Flow Analysis” and “Summary of Financial Analyses—Melinta Discounted Cash Flow Analysis”), in each case before taking into account any synergies that may be produced as a result of the proposed merger.

Morgan Stanley calculated the implied standalone equity values to existing stockholders shown below for each of Cempra and Melinta and the implied ownership percentage range of Cempra stockholders in the combined company based on the respective contributions of Cempra and Melinta. The analysis indicated the following:

	Standalone Equity Value to Existing Stockholders ($MM)		Implied Cempra Ownership Range
	Cempra	Melinta
Cempra Management Case PoS-Adjusted DCF Analysis
Melinta Management Case	317 - 357	1,405 - 1,618	16% - 20%
Cempra Sensitivity/Melinta Strategy Case	317 - 357	192 - 215	60% -65%
Cempra Sensitivity/Alternative Strategy Case	317 - 357	247 - 277	53% - 59%
Cempra Management Case ex-BJI Usage PoS-Adjusted DCF Analysis
Melinta Management Case	229 - 255	1,405 - 1,618	12% - 15%
Cempra Sensitivity/Melinta Strategy Case	229 - 255	192 - 215	52% - 57%
Cempra Sensitivity/Alternative Strategy Case	229 - 255	247 - 277	45% - 51%

Morgan Stanley also compared the equity value of Cempra of $208.0 million as of August 4, 2017, against an illustrative Melinta pre-money equity valuation range of $275.0 million to $325.0 million based on comparative Phase 3 and registration-stage initial public offering precedents. Such illustrative market proxy analysis implied an ownership percentage of Cempra stockholders in the combined company of between 39% and 43%.

The contribution analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Historical Trading Range Analysis. Morgan Stanley reviewed the historical trading range of shares of Cempra common stock for the 52-week period ending August 4, 2017. Morgan Stanley observed that, during such period, the maximum intra-day trading price for shares of Cempra common stock was $26.95 and the minimum intra-day trading price for shares of Cempra common stock was $2.55. Morgan Stanley also noted that the closing trading price for shares of Cempra common stock on August 4, 2017, was $3.85.

The historical trading range analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Equity Research Analyst Price Targets. Morgan Stanley reviewed the undiscounted price targets for shares of Cempra common stock prepared and published by the seven equity research analysts with price targets that had been published by Bloomberg as of August 4, 2017. These targets reflect each analyst’s estimate of the future public market trading price of shares of Cempra common stock. The range of equity analyst undiscounted price targets for shares of Cempra common stock was $2.00 to $9.00.

Equity Research Analyst	Price Target ($ per share)
Roth Capital Partners, LLC	$9.00
Janney Montgomery Scott LLC	$5.00
Stifel Financial Corp.	$4.00
WBB Securities, LLC	$4.00
Jefferies LLC	$3.00
Morgan Stanley	$3.00
Robert Baird & Co. Incorporated	$2.00

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Cempra common stock and these estimates are subject to uncertainties, including the future financial performance of Cempra and future financial market conditions.

The equity research stock price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Morgan Stanley arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and it did not ascribe a specific range of values to Cempra or Melinta or draw, in isolation, conclusions from or with regard to, and did not attribute any particular weight to, any one factor or method of analysis, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, the summary set forth above does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Morgan Stanley, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Morgan Stanley. The analyses listed in the tables and described above must be considered as a whole; considering any portion of such analyses and of the factors considered, without also considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. In addition, in rendering its opinion, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of implied valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Cempra or Melinta.

In performing its financial analyses, Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Cempra’s and Melinta’s control. The assumptions and estimates contained in the financial analyses and the ranges of implied valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities (including shares of Cempra common stock) actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The merger consideration was determined by Cempra and Melinta, rather than by any financial advisor, and was approved by Cempra’s board of directors. The decision by Cempra to enter into the merger agreement was solely that of Cempra’s board of directors. As described in the section entitled “The Merger—Cempra’s Reasons for the Merger” beginning on page 65, Morgan Stanley’s analyses were only one of the many factors considered by Cempra’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Cempra’s board of directors or management with respect to the proposed merger or the merger consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. No limitations were imposed by Cempra’s board of directors upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinion. Morgan Stanley did not recommend any specific amount or form of consideration to Cempra or that any specific amount or form of consideration constituted the only appropriate consideration for the proposed merger.

Cempra retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

As compensation for Morgan Stanley’s services relating to its engagement, Cempra has agreed to pay Morgan Stanley a total fee currently estimated to be $5.0 million, $1.5 million of which became payable upon execution of the merger agreement and the remainder of which is contingent upon the completion of the proposed merger. In addition, Cempra may elect, in Cempra’s sole discretion to pay Morgan Stanley an additional discretionary fee of up to $1.0 million. Cempra has also agreed to reimburse Morgan Stanley for its reasonable expenses including, without limitation, professional and legal fees and disbursements, regardless of whether the proposed merger is consummated. In addition, Cempra has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley or its affiliates have provided financing services and financial advisory services to Cempra and its affiliates, for which Morgan Stanley or its affiliates have received compensation of between $300,000 and $400,000. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to Cempra and Melinta and their respective affiliates in the future and would expect to receive fees for the rendering of any such services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Cempra, Melinta or any other company, or any currency or commodity, that may be involved in the proposed merger, or any related derivative instrument.

Certain Financial Projections

While Cempra has from time to time provided limited quarterly and full-year financial guidance in its regular earnings press release and other investor materials, which may have covered, among other items, research and development and general and administrative expenses, Cempra’s management team has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. Cempra is including selected projections in this proxy statement to provide its stockholders with access to certain non-public unaudited projected financial information about Cempra that was made available to Melinta and additional financial information about Cempra and Melinta that was made available to Cempra’s board of directors in connection with its consideration of the merger. The projections reviewed by Cempra’s board of directors were adjusted by Cempra to reflect PoS assumptions based on Cempra management’s analysis of a number of factors, including management’s experience and judgment as informed by historical precedents and, in some cases, industry guidelines. Cempra provided its projections to Melinta without any PoS adjustments reflected, as described further below. Melinta did not participate in the preparation of any of the financial projections set forth in this “Certain Financial Projections” section other than Figure 3 (the “Melinta Financial Summary-January 2017”) and Figure 9 (the “Melinta Management Case”), each of which were subsequently adjusted by Cempra as described herein, and the projections presented in Figure 3 and Figure 9 reflect such adjustments made by Cempra.

Following are a series of financial projections on Cempra’s and Melinta’s potential sales, profits and cash flows which were provided to Cempra’s board of directors between January 2017 and August 2017. As assumptions changed during the course of the year based on input from due diligence, or additional facts, such as market research analyses, dialogue with the FDA or the achievement of clinical and regulatory milestones, updated projections were prepared based on the updated assumptions. The assumptions underlying each projection are described below. Cempra’s board of directors also considered financial projections of the combined companies which reflected potential synergies between the companies. The final synergized projection described in Figure 17, which was presented to Cempra’s board of directors on August 8, 2017, based on the most current assumptions at that time, was utilized to inform the board of directors as they reached their decision that the proposed merger was in the best interest of Cempra shareholders. However, as noted herein, Figure 17 models a cash spend level that may not reflect the operating decisions and associated spend level of the combined company. Readers should refer to “Important Information about the Financial Projections” for further cautionary statements regarding the financial projections.

The estimates of EBIT, net income (alternatively referred to as cash net income in certain projections) and unlevered free cash flow included in the following financial projections were calculated by Cempra management using GAAP and other measures which are derived from GAAP, but such estimates constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. These non-GAAP financial measures do not include estimates for non-cash stock compensation and include only the estimated cash impact of the utilization of tax net operating losses in the period in which they are estimated to be utilized without adjustments to reverse reserves against net operating loss carryforward assets. Additionally, several of the projections include adjustments to reflect Cempra management’s estimates for the probability of success related to clinical approval, as described below, which are not GAAP measures. Unlevered free cash flow is calculated as tax-effected earnings before interest and taxes less capital expenditures, plus depreciation and amortization, less the increase in net working capital or plus the decrease in net working capital, as appropriate, and plus the tax benefit of net operating losses. The non-GAAP financial measures used in the financial projections were relied upon by Morgan Stanley for purposes of its fairness opinion (to the extent described in the section entitled “The Merger—Opinion of Cempra’s Financial Advisor” beginning on page 70) and by Cempra’s board of directors in connection with its consideration of the merger (to the extent described below). Additionally, such non-GAAP financial measures were used in the financial projections provided to Melinta in connection with its consideration of a potential strategic transaction with Cempra.

Methodology for Estimating Probability of Success (PoS) Adjustments

In order for a prescription drug to reach the market, that drug must successfully complete various phases of clinical trials and then must be approved by a regulatory agency (such as the FDA) for marketing. Typically, a drug progresses from preclinical (non-human) testing into and through clinical (human) testing in a serial manner culminating in the regulatory review and potential approval.

In order to calculate the probability of success for a drug to gain regulatory approval, one must consider both the probability of achieving individual clinical milestones as well as the total cumulative probability of the drug progressing from the current phase of clinical development through approval. Because each phase of development has its own individual probability of success, in order to calculate the total cumulative probability of success through approval at any given point in development, one typically uses the product of multiplying all of the probabilities of success of each individual phase to be completed to arrive at a total cumulative probability of success for marketing approval. Collectively, these likelihoods of achieving certain outcomes on both an individual and collective basis are referred to as the drug’s probability of success, or the PoS.

The cumulative PoS for an individual product is applied directly to all future revenues and is similarly applied to expenses that are projected to occur post-marketing approval if the existence of such expenses is dependent upon the future approval of the product. For any expenses that are projected to occur before marketing approval, expenses associated with the completion of ongoing activities devoted to progressing to the next phase are considered sunk costs and are not adjusted. For expenses that occur in the phase following the current phase of an individual product, the appropriate cumulative probability from the current phase to the appropriate projected stage of development is applied to the expense.

January 2017 Projections

Cempra Projections

In January 2017, Cempra’s management team prepared projections for solithromycin and fusidic acid for the fiscal years 2017 through 2032 (referred to herein as the “Cempra Financial Summary-January 2017”) to assist Cempra’s board of directors in its review of the initial proposal received from Melinta—see Figure 1 below. In general, the Cempra Financial Summary-January 2017 presented the most optimistic case for the clinical and regulatory paths of both solithromycin and fusidic acid. The Cempra Financial Summary-January 2017 assumed that Cempra would successfully develop, receive regulatory approval for, and market both solithromycin and fusidic acid (approval achieved in 2021 and 2020, respectively). The Cempra Financial Summary-January 2017 also assumed that Cempra would be able to rapidly secure non-dilutive funding.

In this projection, Cempra management assumed approval of solithromycin based on a response to the CRL with safety data from an initial cohort of 2,000 CABP patients treated for five days with oral solithromycin with data from an additional 7,000 patients treated with solithromycin on a post-approval basis. The forecast assumed the FDA would agree to this approach to respond to the CRL and that Cempra would be able to rapidly secure sufficient non-dilutive funding to support this study.

The Cempra Financial Summary-January 2017 included revenue projections for solithromycin and fusidic acid that were adjusted for PoS as follows:

•	Solithromycin. 88.7% likelihood of approval, or LOA.

•	Fusidic acid. 72.7% PoS for successful completion of a Phase 3 clinical trial and 88.7% PoS following submission of an NDA for a cumulative LOA of 64.5%.

The following table summarizes the projections included in the Cempra Financial Summary-January 2017:

Figure 1—Cempra Financial Summary-January 2017 (in millions)

	Fiscal Year Ending December 31,
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Solithromycin Sales	$–	$0	$3	$17	$59	$177	$271	$355	$427	$492	$543	$573	$602	$633	$666	$701
Fusidic Acid Sales	$–	$–	$–	$0	$12	$38	$66	$96	$129	$154	$167	$176	$186	$–	$–	$–
Other Sales	$20	$28	$32	$53	$85	$117	$169	$169	$169	$169	$169	$169	$169	$169	$169	$169

Total Net Sales	$20	$28	$36	$70	$156	$332	$505	$620	$725	$816	$879	$918	$957	$802	$835	$869
Gross Profit	$20	$24	$28	$56	$133	$279	$431	$524	$610	$685	$739	$773	$807	$681	$709	$738
EBIT	$(94)	$(102)	$(92)	$(83)	$(7)	$137	$284	$373	$464	$535	$584	$613	$642	$511	$534	$558
Net Income	$(94)	$(102)	$(92)	$(83)	$(7)	$137	$284	$250	$283	$326	$356	$374	$392	$312	$326	$340
Unlevered Free Cash Flow	$(93)	$(102)	$(93)	$(86)	$(13)	$133	$282	$248	$282	$326	$356	$374	$392	$315	$326	$340

Cempra provided a non-PoS adjusted version of Figure 1 to Melinta. See Figure 2 below.

Figure 2—Cempra Financial Summary-January 2017 (in millions)—Unadjusted

	Fiscal Year Ending December 31,
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Solithromycin Sales	$–	$0	$4	$19	$67	$199	$305	$400	$481	$555	$612	$646	$679	$714	$751	$790
Fusidic Acid Sales	$–	$–	$–	$1	$18	$58	$102	$148	$200	$239	$259	$273	$288	$–	$–	$–
Other Sales	$20	$29	$34	$60	$96	$133	$191	$191	$191	$191	$191	$191	$191	$191	$191	$190

Total Net Sales	$20	$29	$38	$79	$181	$390	$598	$740	$872	$985	$1,062	$1,110	$1,158	$905	$942	$980
Gross Profit	$20	$25	$29	$64	$154	$328	$507	$622	$730	$824	$889	$931	$973	$766	$798	$831
EBIT	$(94)	$(109)	$(98)	$(91)	$(1)	$168	$343	$453	$567	$656	$716	$752	$789	$576	$602	$629
Net Income	$(94)	$(109)	$(98)	$(91)	$(1)	$168	$336	$276	$346	$400	$437	$459	$481	$352	$367	$384
Unlevered Free Cash Flow	$(93)	$(109)	$(100)	$(93)	$(8)	$164	$333	$274	$344	$399	$436	$459	$481	$357	$367	$384

In addition to the Cempra Financial Summary-January 2017, Cempra management created two additional forecasts, one model which assumed only solithromycin was approved and one model which assumed that only fusidic acid was approved. In each of these models, the sales and identifiable costs of the unapproved compound were removed. All other key assumptions in the model remained consistent with those used in the Cempra Financial Summary-January 2017.

Melinta Projections

In the initial Melinta proposal to Cempra in January 2017, Melinta management provided projections reflecting Melinta management’s then best estimates for the financial performance which included revenue projections for Baxdela and the ESKAPE pathogen program. These projections were driven by Melinta management’s commercialization strategy focusing on the hospital market with a premium pricing approach. Cempra management adjusted those projections to reflect PoS assumptions made by Cempra management (referred to herein as the “Melinta Financial Summary-January 2017”). See Figure 3 below. The Melinta Financial Summary-January 2017 assumed loss of exclusivity for Baxdela would not occur until 2027 (based on Hatch Waxman protection plus the extra five year extension of Hatch Waxman protection provided under the 2012 GAIN Act).

The Melinta Financial Summary-January 2017 included revenue projections that were adjusted by Cempra for PoS as follows:

•	ABSSSI. 88.7% LOA.

•	CABP. 64.5% LOA.

•	cUTI. 27.5% LOA.

•	ESKAPE: 9.6% LOA.

The following table summarizes the projections included in the Melinta Financial Summary-January 2017:

Figure 3—Melinta Financial Summary-January 2017 (in millions)

	Fiscal Year Ending December 31,
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Baxdela ABSSSI	$8	$67	$150	$259	$376	$478	$559	$626	$691	$758	$829	$207	$52	$52
Baxdela CABP	$–	$–	$2	$39	$87	$141	$192	$229	$259	$288	$315	$79	$20	$20
Baxdela cUTI	$–	$–	$–	$–	$6	$24	$44	$65	$81	$94	$105	$26	$7	$7
ESKAPE	$–	$–	$–	$–	$–	$–	$7	$47	$84	$119	$145	$161	$172	$177
Baxdela Royalties	$–	$–	$4	$7	$10	$14	$18	$20	$22	$23	$24	$24	$6	$2

Total Net Sales	$8	$67	$156	$305	$479	$658	$819	$987	$1,137	$1,282	$1,418	$497	$256	$257
Gross Profit	$7	$61	$143	$284	$450	$617	$767	$924	$1,066	$1,201	$1,329	$471	$246	$246
EBIT	$(109)	$(53)	$31	$169	$326	$480	$617	$761	$889	$1,012	$1,184	$365	$147	$146
Net Income	$(111)	$(55)	$27	$158	$260	$286	$369	$457	$534	$607	$710	$219	$88	$87
Unlevered Free Cash Flow	$(110)	$(60)	$18	$143	$241	$266	$339	$411	$491	$572	$704	$292	$101	$104

Through its own work evaluating the commercial opportunities in the CABP and ABSSSI markets, Cempra management has developed a deep understanding of those anti-infectives markets. Based on that knowledge, Cempra management performed a sensitivity analysis on Melinta’s potential sales given its stated commercial launch strategy and provided that analysis to Cempra’s board of directors—See Figure 4 below. In this sensitivity analysis, sales were significantly lowered based on Cempra’s estimates of the potential market penetration of Melinta’s product candidates and estimated operating costs were increased based on Cempra’s knowledge of the cost to build and maintain a commercial operation.

Figure 4—Melinta Financial Summary-January 2017—Cempra Sensitivity Analysis (in millions)

	Fiscal Year Ending December 31,
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
ABSSSI Sales	$3	$29	$68	$101	$128	$148	$166	$180	$196	$212	$231	$250
CABP Sales	$–	$–	$2	$16	$32	$44	$54	$60	$66	$72	$78	$85
Other Sales	$–	$–	$–	$–	$2	$8	$15	$22	$27	$31	$35	$9

Total Net Sales	$3	$29	$70	$117	$161	$200	$234	$262	$289	$316	$344	$344
Gross Profit	$(4)	$26	$62	$104	$144	$178	$208	$221	$258	$281	$306	$306
EBIT	$(117)	$(103)	$(63)	$(15)	$32	$73	$101	$112	$145	$165	$187	$183
Net Income	$(121)	$(107)	$(67)	$(19)	$28	$69	$97	$108	$91	$98	$112	$109
Unlevered Free Cash Flow	$(117)	$(105)	$(67)	$(19)	$26	$68	$96	$107	$91	$98	$111	$112

May 2017 Projections

In February 2017, as a consequence of the solithromycin CRL Cempra received and subsequent discussions with the FDA, resulting in the delay of the potential approval of solithromycin, Cempra management began actively pursuing, and engaged Morgan Stanley to assist them in, a process to evaluate and assess external assets and other potential strategic business opportunities to determine the best use of Cempra’s significant cash resources and late stage clinical programs to deliver value to patients and shareholders through internal and/or potential external opportunities. In connection with the strategic process undertaken by Cempra, in May 2017, Cempra’s management team prepared a series of updated projections based on its continued progress on the clinical and regulatory activities for solithromycin and fusidic acid.

Cempra Projections

Cempra management provided a preliminarily updated forecast to Cempra’s board of directors, on a non-PoS adjusted basis, for solithromycin and fusidic acid for the fiscal years 2017 through 2032 (referred to herein as the “Cempra Management Case—Preliminary”) for feedback from Cempra’s board of directors on the underlying assumptions—See Figure 5 below.

Solithromycin. Cempra management believes that solithromycin provides hospital and community monotherapy treatment by covering appropriate CABP pathogens including macrolide resistant pathogens. Cempra management included sales for the following indications for solithromycin: adult CABP, bronchitis, sinusitis, gonorrhea and CABP for pediatric. Below summarizes the rationale behind the forecast for each indication.

•	Adult CABP (Hospital). Cempra management assumed a 2% share for first-line therapy and 10% share for second-line therapy in the hospital. The hospital market for CABP is highly-genericized, but is facing increasing resistance to those therapies. Solithromycin offers monotherapy and discharge from the hospital on the same therapy.

•	Adult CABP (Community). Cempra management assumed a 4% share for first-line therapy as current treatment guidelines recommend that CABP in the community be treated with a macrolide. Increasing resistance to existing macrolides is limiting the usage of generic macrolides. Current CABP therapies fail 20% of the time. Cempra management assumed a 5% share for failures.

•	Bronchitis/Sinusitis. Even though the predicted label is for CABP, the pathogens responsible for bronchitis and sinusitis are largely the same, and as such Cempra management assumed a 1% share for first-line therapy and a 3% share for second-line therapy for both bronchitis and sinusitis.

•	Gonorrhea. Cempra management assumed a 30% share for treatment failures and a 10% share for first-line therapy as solithromycin’s pathogen coverage includes macrolide resistant pathogens which allows for substantial penetration in a market with few treatment options.

•	Pediatric CABP. A 5% share for first-line therapy was assumed as macrolides are considered a first line agent for pediatric CABP. Additionally, Cempra management assumed a 20% share for patient failures as the current treatment of choice is either Amoxicillin/Clavulanic acid or azithromycin which are becoming increasingly less effective.

Fusidic Acid. Cempra management included sales for the following indications for fusidic acid: ABSSSI (hospital), ABSSSI (community), osteomyelitis and BJI, including prosthetic joint infections. Below summarizes the rationale behind the forecast for each indication.

•	ABSSSI (Hospital). Cempra management assumed a 1.5% share for first-line therapy and 3% share for failures. Currently, while some newer branded products are available, generic vancomycin is commonly used. Fusidic acid would be priced competitively compared to newer agents, but still at a premium versus generics.

•	ABSSSI (Community). Cempra management assumed a 5% share for first-line therapy and 6% share for failures. Cempra management assumed an opportunity to develop an oral drug that is effective against MRSA with a safety profile that supports out-patient use, use for chronic indications and use in children.

•	Osteomyelitis/BJI. Cempra management assumes that about 20% of total fusidic acid sales will come from bone and joint infection. Fusidic acid is an oral treatment option that has a safety profile to support long-term use. Since bone and joint infections are generally considered difficult to treat and are primarily treated with a combination of IV and oral drugs, fusidic acid would enable out-patient treatment of many patients who would otherwise require hospitalization and/or cumbersome outpatient intravenous therapy. In all cases, receiving an explicit label for BJI was not assumed.

Figure 5—Cempra Management Case – Preliminary (in millions) – Unadjusted

	Fiscal Year Ending December 31,
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Solithromycin Sales	$–	$–	$19	$55	$89	$164	$283	$386	$454	$525	$604	$666	$702	$739	$777	$817
Fusidic Acid Sales	$–	$–	$–	$28	$102	$174	$262	$368	$430	$456	$481	$507	$535	$565	$99	$–
Other Sales	$33	$51	$66	$15	$37	$20	$37	$44	$45	$46	$47	$48	$48	$48	$48	$48

Total Net Sales	$33	$51	$85	$98	$228	$358	$582	$798	$929	$1,027	$1,132	$1,221	$1,285	$1,352	$924	$865
Gross Profit	$33	$51	$83	$90	$208	$324	$522	$709	$825	$909	$1,002	$1,079	$1,136	$1,194	$791	$731
EBIT	$(57)	$(58)	$(50)	$(18)	$102	$198	$393	$576	$698	$779	$867	$941	$994	$1,048	$640	$577
Net Income	$(57)	$(58)	$(50)	$(18)	$102	$137	$239	$351	$426	$475	$529	$574	$606	$639	$390	$352

In addition to the Cempra Management Case—Preliminary, Cempra management created two additional forecasts, one model which assumed only solithromycin was approved and one model which assumed that only fusidic acid was approved. In each of these models, the sales and identifiable costs of the unapproved compound were removed. All other key assumptions in the model remained consistent with those used in the Cempra Management Case—Preliminary.

Upon review of the Cempra Management Case—Preliminary with Cempra’s board of directors, the directors questioned several of the commercial and operating assumptions and requested management to reconsider the underlying assumptions in light of their concerns.

Upon further analysis and considering the feedback from Cempra’s board of directors, and based upon additional feedback from the FDA, Cempra’s management team prepared updated projections for solithromycin and fusidic acid for the fiscal years 2017 through 2032 (referred to herein as the “Cempra Management Case”) to assist Cempra’s board of directors in its review of potential strategic alternatives—See Figure 6 below. The Cempra Management Case assumed that Cempra would successfully develop, receive regulatory approval for, and market both solithromycin and fusidic acid (approval achieved in 2021 and 2020, respectively).

Solithromycin. Based upon feedback from the FDA regarding the solithromycin safety trial, Cempra management assumed approval of solithromycin based on a response to the CRL with safety data from an initial cohort of 6,000 CABP patients treated for five days with oral solithromycin, along with 1,200 CABP patients treated with the standard of care (5:1 randomization), at the time of the response to the CRL. Subsequently, Cempra would provide follow-on data from an additional 3,000 CABP patients. The forecast assumed this safety study would be fully funded by non-dilutive funding and result in a 2021 launch.

Cempra management included sales for the following indications for solithromycin: adult CABP, bronchitis, sinusitis, gonorrhea and CABP for pediatric. Below summarizes the rationale behind the forecast for each indication.

•	Adult CABP (Community). Cempra management assumed the same 4% share for first-line therapy, and 5% share for failures as outlined above. Cempra management believes that solithromycin will only be used in the community due to an oral only formulation.

•	Bronchitis/Sinusitis. For bronchitis, Cempra management assumed the same 1% share for first-line therapy and a 3% share for second-line therapy as discussed above. For sinusitis, Cempra management assumed a reduced share of 0.5% share for first-line therapy and a 1% share for second-line therapy due to sinusitis being a less severe indication.

Gonorrhea. Cempra management assumed the same 30% share for treatment failures and a 10% share for first-line therapy as discussed above.

•	Pediatric CABP. Cempra management assumed the same 5% share for first-line therapy and 20% share for patient failures as discussed above.

Fusidic Acid. Cempra management included sales for the following indications for fusidic acid: ABSSSI (hospital), ABSSSI (community), osteomyelitis and bone and joint infections, or BJI, including prosthetic joint infections. One request from Cempra’s board of directors was to evaluate the risk of commercial success given the recent launch of other ABSSSI drugs. As a response to the board’s suggestion, management developed two additional scenarios for fusidic acid. One scenario (low) resembles recently launched ABSSSI products and the other scenario (high) presumed slightly higher shares than the original assumptions described above. The revised forecast numbers reflect forecast weights of 50%, 30% and 20% for the original, low and high scenarios, respectively.

The Cempra Management Case revenue projections for solithromycin and fusidic acid were then adjusted to reflect the following PoS assumptions:

•	Solithromycin. 11.3% PoS for successful completion of the 6,000 patient clinical safety trial and 88.7% PoS following submission of an NDA for a cumulative LOA of 10.0%. Due to the clinical and operational risk associated with the expanded size of the safety study and the financing risk related to the larger need for non-dilutive capital, management determined the PoS for successful funding and completion of the study was considerably lower than previously assumed.

•	Fusidic acid. 67.6% PoS for successful completion of a Phase 3 clinical trial and 88.7% PoS following submission of an NDA for a cumulative LOA of 60.0%.

The Cempra Management Case also assumed a single dilutive equity issuance to occur in the year prior to the first negative projected cash balance. Loss of exclusivity would not occur until 2032 with current patents (longer with QIDP designation) for solithromycin and 2031 for fusidic acid. For tax assumptions, Cempra management assumed that newly created NOLs would be applied in full. Pre-existing NOLs would not be utilized due to limitations under Section 382 of the Code from an assumed previous change-of-control.

The following table summarizes the projections included in the Cempra Management Case:

Figure 6—Cempra Management Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Solithromycin Sales	$–	$–	$–	$–	$1	$3	$8	$15	$27	$38	$47	$55	$59	$62	$65	$69
Fusidic Acid Sales	$–	$–	$–	$14	$50	$85	$129	$181	$211	$224	$236	$249	$263	$278	$49	$–
Other Sales	$13	$53	$48	$1	$2	$0	$3	$2	$3	$3	$3	$3	$4	$4	$4	$4

Total Net Sales	$13	$53	$48	$15	$53	$89	$140	$198	$241	$265	$287	$307	$326	$343	$118	$72
Gross Profit	$13	$53	$48	$14	$50	$83	$131	$184	$223	$245	$264	$283	$299	$315	$104	$61
EBIT	$(7)	$(48)	$(44)	$(33)	$(9)	$20	$65	$116	$157	$176	$192	$208	$222	$235	$21	$(25)
Cash Net Income	$(7)	$(48)	$(44)	$(33)	$(9)	$20	$65	$92	$96	$107	$117	$127	$135	$143	$13	$(25)
Unlevered Free Cash Flow	$(5)	$(46)	$(41)	$(34)	$(12)	$17	$61	$83	$88	$103	$114	$123	$132	$140	$44	$(17)

Cempra provided a non-PoS version of Figure 6 to Melinta—See Figure 7 below.

Figure 7—Cempra Management Case (in millions)—Unadjusted

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Solithromycin Sales	$–	$–	$–	$–	$8	$32	$80	$153	$266	$379	$470	$546	$590	$620	$652	$685
Fusidic Acid Sales	$–	$–	$–	$23	$83	$142	$214	$301	$352	$373	$394	$416	$439	$463	$81	$–
Other Sales	$13	$53	$48	$11	$22	$4	$35	$16	$27	$33	$33	$34	$35	$36	$36	$36

Total Net Sales	$13	$53	$48	$34	$113	$178	$329	$470	$646	$785	$897	$996	$1,064	$1,119	$769	$721
Gross Profit	$13	$53	$48	$32	$107	$165	$306	$429	$585	$703	$796	$881	$940	$989	$658	$610
EBIT	$(7)	$(48)	$(48)	$(62)	$(9)	$36	$160	$280	$441	$555	$639	$717	$769	$810	$477	$427
Cash Net Income	$(7)	$(48)	$(48)	$(62)	$(9)	$36	$151	$171	$269	$338	$390	$437	$469	$494	$291	$261
Unlevered Free Cash Flow	$(5)	$(46)	$(46)	$(61)	$(15)	$31	$136	$149	$242	$317	$374	$423	$459	$485	$339	$287

As Cempra began to receive and evaluate data from its ongoing exploratory open-label refractory bone and joint infection study, the low, but observable, rate of microbial resistance to fusidic acid in study patients was consistent with the low, but observable rate of resistance to fusidic acid that has been reported in the medical literature. While management will not know if the rate of resistance from the ongoing study is higher, lower or consistent with the observed rate of resistance in the medical literature until the completion of the study, the board of directors asked Cempra management to develop a forecast that assumed that both solithromycin and fusidic acid would be pursued, but, in this forecast, no revenue was included related to osteomyelitis or BJI for fusidic acid (referred to herein as the “Cempra Management Case ex-BJI Usage”). See Figure 8 below. All other key assumptions in the model remained consistent with those used in the Cempra Management Case.

The following table summarizes the projections included in the Cempra Management Case ex-BJI Usage:

Figure 8—Cempra Management Case ex-BJI Usage (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Solithromycin Sales	$–	$–	$–	$–	$1	$3	$8	$15	$27	$38	$47	$55	$59	$62	$65	$69
Fusidic Acid Sales	$–	$–	$–	$12	$40	$66	$98	$134	$153	$161	$170	$179	$189	$200	$35	$–
Other Sales	$13	$53	$48	$1	$2	$0	$3	$2	$3	$3	$3	$3	$4	$4	$4	$4

Total Net Sales	$13	$53	$48	$13	$43	$70	$109	$151	$182	$202	$220	$237	$252	$265	$104	$72
Gross Profit	$13	$53	$48	$13	$40	$65	$102	$140	$168	$186	$202	$217	$230	$242	$91	$61
EBIT	$(7)	$(48)	$(44)	$(33)	$(17)	$4	$38	$74	$104	$119	$132	$144	$155	$164	$10	$(23)
Cash Net Income	$(7)	$(48)	$(44)	$(33)	$(17)	$4	$38	$74	$76	$73	$81	$88	$94	$100	$6	$(23)
Unlevered Free Cash Flow	$(5)	$(46)	$(41)	$(34)	$(19)	$2	$35	$67	$70	$69	$78	$85	$92	$98	$28	$(15)

Melinta Projections

In connection with the strategic process undertaken by Cempra, Melinta management provided Cempra with a forecast (referred to herein as the “Melinta Management Case”) which included revenue projections for Baxdela and the ESKAPE pathogen program. See Figure 9 below. These projections were driven by Melinta management’s commercialization strategy focusing on the hospital market with a premium pricing approach. Based upon continued review and evaluation of the markets, sales force sizing and targeting activities as Melinta was progressing towards launch, Melinta management refined their projected revenue assumptions. Below summarizes the rationale behind the forecast for each indication.

ABSSSI. Melinta management assumed a 4.7% first-line, a 5.8% second-line, and a 6.2% third-line share. Additionally, Melinta management assumed on average 4.5 days of therapy for inpatient use and 8.2 days of therapy at discharge.

CABP. Melinta management assumed a 7.2% first-line, a 7.4% second-line, and a 7.0% third-line share. Additionally, Melinta management assumed on average 4.3 days of therapy for inpatient use and 6.8 days of therapy at discharge.

cUTI. Melinta management assumed a 2.1% first-line, a 1.8% second-line, and a 2.1% third-line share. Additionally, Melinta management assumed on average 4.2 days of therapy for inpatient use and 6 days of therapy at discharge.

The Melinta Management Case revenue projections for ABSSSI, CABP, cUTI and ESKAPE were adjusted by Cempra management to reflect PoS assumptions as follows:

Baxdela for ABSSSI. FDA approved in June 2017, therefore a cumulative LOA of 100%.

Baxdela for CABP. 100% PoS for successful completion of a Phase 3 clinical trial and 89% PoS following submission of an NDA for a cumulative LOA of 89%.

Baxdela for cUTI. 100% PoS for successful completion of a Phase 2 clinical trial, 73% PoS for successful completion of a Phase 3 clinical trial and 89% PoS following submission of an NDA for a cumulative LOA of 64%.

ESKAPE Pathogen Program. 50% PoS for pre-clinical, 70% PoS for successful completion of a Phase 1 clinical trial, 43% PoS for successful completion of a Phase 2 clinical trial, 73% PoS for successful completion of a Phase 3 clinical trial and 89% PoS following submission of an NDA for a cumulative LOA of 10%.

In order to appropriately capture the impact of future financing needs, Cempra management adjusted the financing sources provided by Melinta management to reflect a single dilutive equity issuance to occur in the year prior to the first negative projected cash balance as well as borrowings under Melinta’s loan agreement with Oberland Capital.

The following table summarizes the projections included in the Melinta Management Case:

Figure 9—Melinta Management Case (in millions)

	Q4 2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Baxdela ABSSSI	$2	$55	$147	$258	$373	$467	$538	$600	$660	$724	$791	$864	$943	$236
Baxdela CABP	$–	$–	$3	$47	$104	$171	$232	$277	$314	$349	$382	$417	$456	$114
Baxdela cUTI	$–	$–	$–	$–	$13	$50	$92	$137	$173	$200	$224	$248	$274	$68
ESKAPE	$–	$–	$–	$–	$–	$–	$7	$47	$84	$119	$145	$160	$171	$177
Baxdela Royalties	$–	$–	$4	$7	$11	$15	$18	$21	$22	$23	$24	$24	$6	$2

Total Net Sales	$2	$55	$154	$312	$501	$703	$888	$1,081	$1,253	$1,414	$1,565	$1,714	$1,850	$596
Gross Profit	$1	$49	$140	$284	$469	$659	$832	$1,014	$1,176	$1,328	$1,469	$1,609	$1,735	$508
EBIT	$(25)	$(65)	$9	$143	$308	$476	$631	$795	$975	$1,117	$1,251	$1,438	$1,557	$377
Cash Net Income	$(26)	$(70)	$4	$119	$181	$282	$374	$473	$585	$670	$750	$863	$934	$226
Unlevered Free Cash Flow	$(25)	$(77)	$(4)	$107	$173	$263	$359	$462	$573	$660	$741	$854	$926	$257

Based on its view of the commercial landscape for antibiotics, Cempra’s management team developed a sensitivity analysis on Melinta’s commercial opportunity utilizing the Melinta assumed commercial launch strategy at the time which was hospital focused utilizing a premium pricing approach (referred to herein as the “Cempra Sensitivity/Melinta Strategy Case”).

See Figure 10 below.

The following table summarizes the projections included in the Cempra Sensitivity/Melinta Strategy Case:

Figure 10—Cempra Sensitivity/Melinta Strategy Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Baxdela ABSSSI	$0	$10	$31	$73	$129	$177	$208	$229	$246	$262	$278	$28	$14	$14
Baxdela CABP	$–	$–	$1	$8	$22	$42	$60	$71	$79	$85	$91	$9	$5	$5
Baxdela cUTI	$–	$–	$–	$–	$10	$38	$77	$121	$154	$174	$189	$19	$9	$9
ESKAPE	$–	$–	$–	$–	$–	$–	$1	$5	$8	$12	$14	$16	$17	$18
Baxdela Royalties	$–	$–	$2	$6	$12	$20	$25	$24	$24	$23	$12	$0	$0	$0

Total Net Sales	$0	$10	$34	$88	$173	$277	$371	$450	$510	$556	$584	$72	$45	$46
Gross Profit	$0	$9	$31	$81	$163	$260	$349	$423	$479	$522	$548	$68	$43	$40
EBIT	$(23)	$(117)	$(108)	$(57)	$17	$106	$187	$259	$330	$373	$456	$(6)	$(29)	$(33)
Cash Net Income	$(24)	$(122)	$(114)	$(63)	$11	$99	$180	$165	$198	$224	$273	$(6)	$(29)	$(33)
Unlevered Free Cash Flow	$(23)	$(119)	$(111)	$(61)	$11	$95	$177	$163	$194	$220	$270	$(6)	$(29)	$(31)

Based on its deep understanding of the anti-infectives markets, Cempra management performed a sensitivity analysis evaluating Baxdela’s commercial opportunity utilizing a launch strategy which is community focused with pricing set competitively compared to newer agents approved for ABSSSI, but still at a premium versus generics (referred to herein as the “Cempra Sensitivity/Alternative Strategy Case”). See Figure 11 below. Cempra considered the impact of this commercial approach on the required commercial and operating infrastructure that would be required and adjusted projected operating expenses accordingly.

The following table summarizes the projections included in the Cempra Sensitivity/Alternative Strategy Case:

Figure 11—Cempra Sensitivity/Alternative Strategy Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Baxdela ABSSSI	$2	$30	$73	$129	$192	$254	$289	$311	$331	$351	$372	$39	$19	$20
Baxdela CABP	$–	$–	$1	$34	$74	$113	$157	$194	$213	$226	$239	$24	$12	$13
Baxdela cUTI	$–	$–	$–	$1	$19	$62	$99	$135	$160	$177	$191	$19	$10	$10
ESKAPE	$–	$–	$–	$–	$–	$–	$1	$5	$8	$12	$14	$16	$17	$18
Baxdela Royalties	$–	$–	$4	$7	$11	$15	$18	$20	$22	$22	$23	$23	$6	$1

Total Net Sales	$2	$30	$79	$171	$296	$443	$563	$664	$733	$788	$840	$122	$64	$62
Gross Profit	$1	$19	$58	$126	$241	$361	$458	$540	$597	$642	$684	$105	$55	$36
EBIT	$(26)	$(123)	$(121)	$(50)	$67	$172	$259	$339	$417	$461	$563	$14	$(34)	$(55)
Cash Net Income	$(26)	$(128)	$(126)	$(57)	$61	$165	$196	$199	$250	$277	$338	$8	$(34)	$(55)
Unlevered Free Cash Flow	$(25)	$(129)	$(126)	$(58)	$58	$156	$188	$195	$244	$272	$333	$8	$(34)	$(52)

Synergized Projections

Management evaluated and presented to Cempra’s board of directors a series of financial analyses that contemplated potential synergies between Cempra and Melinta. Sales of each company were considered to be accretive and the analyses assume cost savings related to reduced overhead cost across the commercial, R&D and G&A organizations.

Figure 12 is based on the pro forma combination of the Cempra Management Case identified in Figure 6 above and the Melinta Management Case identified in Figure 9 above.

Figure 12—Pro-Forma – Cempra Management Case + Melinta Management Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cempra Net Sales	$13	$53	$48	$15	$53	$89	$140	$198	$241	$265	$287	$307	$326	$343	$118	$72
Melinta Net Sales	$2	$55	$154	$312	$501	$703	$888	$1,081	$1,253	$1,414	$1,565	$1,714	$1,850	$596	$–	$–

Total Net Sales	$14	$108	$202	$327	$554	$792	$1,028	$1,279	$1,494	$1,680	$1,852	$2,021	$2,175	$939	$118	$72
Gross Profit	$14	$101	$188	$298	$519	$742	$963	$1,198	$1,399	$1,573	$1,733	$1,892	$2,034	$824	$104	$61
EBIT	$(32)	$(97)	$(14)	$153	$356	$567	$778	$995	$1,216	$1,379	$1,494	$1,690	$1,822	$654	$20	$(27)
Cash Net Income	$(33)	$(102)	$(19)	$146	$212	$336	$463	$594	$731	$829	$898	$1,016	$1,095	$395	$12	$(27)
Unlevered Free Cash Flow	$(30)	$(106)	$(22)	$134	$202	$315	$444	$574	$712	$815	$885	$1,003	$1,083	$423	$43	$(20)

Figure 13 is based on the pro forma combination of the Cempra Management Case identified in Figure 6 above and the Cempra Sensitivity/Melinta Strategy Case identified in Figure 10 above.

Figure 13—Pro-Forma – Cempra Management Case + Cempra Sensitivity/Melinta Strategy Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cempra Net Sales	$13	$53	$48	$15	$53	$89	$140	$198	$241	$265	$287	$307	$326	$343	$118	$72
Melinta Net Sales	$0	$10	$34	$88	$173	$277	$371	$450	$510	$556	$584	$72	$45	$46	$–	$–

Total Net Sales	$13	$63	$82	$103	$226	$366	$511	$648	$751	$821	$871	$380	$371	$389	$118	$72
Gross Profit	$13	$62	$79	$95	$212	$343	$480	$607	$702	$767	$811	$351	$342	$355	$104	$61
EBIT	$(30)	$(149)	$(131)	$(47)	$63	$193	$330	$455	$568	$633	$694	$243	$233	$243	$20	$(27)
Cash Net Income	$(31)	$(154)	$(137)	$(54)	$56	$187	$247	$271	$343	$382	$419	$148	$142	$148	$12	$(27)
Unlevered Free Cash Flow	$(29)	$(148)	$(130)	$(52)	$54	$180	$240	$260	$331	$374	$412	$144	$139	$148	$43	$(20)

Figure 14 is based on the pro forma combination of the Cempra Management Case identified in Figure 6 above and the Cempra Sensitivity/Alternative Strategy Case identified in Figure 11 above.

Figure 14—Pro-Forma – Cempra Management Case + Cempra Sensitivity/Alternative Strategy Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cempra Net Sales	$13	$53	$48	$15	$53	$89	$140	$198	$241	$265	$287	$307	$326	$343	$118	$72
Melinta Net Sales	$2	$30	$79	$171	$296	$443	$563	$664	$733	$788	$840	$122	$64	$62	$–	$–

Total Net Sales	$15	$83	$126	$186	$349	$532	$703	$862	$974	$1,053	$1,126	$429	$390	$405	$118	$72
Gross Profit	$14	$72	$106	$140	$291	$444	$589	$724	$821	$887	$948	$388	$355	$352	$104	$61
EBIT	$(32)	$(154)	$(144)	$(40)	$115	$262	$405	$538	$656	$721	$800	$260	$226	$219	$20	$(27)
Cash Net Income	$(33)	$(159)	$(149)	$(46)	$109	$256	$249	$320	$395	$435	$482	$159	$138	$134	$12	$(27)
Unlevered Free Cash Flow	$(30)	$(158)	$(146)	$(48)	$104	$244	$238	$306	$382	$425	$474	$155	$134	$134	$43	$(20)

Figure 15 is based on the pro forma combination of the Cempra Management Case ex-BJI Usage identified in Figure 8 above and the Melinta Management Case identified in Figure 9 above.

Figure 15—Pro-Forma – Cempra Management Case ex-BJI Usage + Melinta Management Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cempra Net Sales	$13	$53	$48	$13	$43	$70	$109	$151	$182	$202	$220	$237	$252	$265	$104	$72
Melinta Net Sales	$2	$55	$154	$312	$501	$703	$888	$1,081	$1,253	$1,414	$1,565	$1,714	$1,850	$596	$–	$–

Total Net Sales	$14	$108	$202	$325	$544	$773	$997	$1,232	$1,435	$1,617	$1,785	$1,951	$2,101	$861	$104	$72
Gross Profit	$14	$101	$188	$297	$510	$724	$934	$1,154	$1,344	$1,514	$1,671	$1,826	$1,965	$751	$91	$61
EBIT	$(32)	$(97)	$(14)	$153	$348	$550	$751	$953	$1,163	$1,322	$1,433	$1,626	$1,754	$583	$9	$(26)
Cash Net Income	$(33)	$(102)	$(19)	$147	$207	$326	$447	$569	$699	$795	$861	$977	$1,054	$352	$5	$(26)
Unlevered Free Cash Flow	$(30)	$(105)	$(22)	$134	$197	$306	$429	$551	$681	$781	$849	$965	$1,043	$380	$28	$(18)

Figure 16 is based on the pro forma combination of the Cempra Management Case ex-BJI Usage identified in Figure 8 above and the Cempra Sensitivity/Melinta Strategy Case identified in Figure 10 above.

Figure 16—Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity /Melinta Strategy Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cempra Net Sales	$13	$53	$48	$13	$43	$70	$109	$151	$182	$202	$220	$237	$252	$265	$104	$72
Melinta Net Sales	$0	$10	$34	$88	$173	$277	$371	$450	$510	$556	$584	$72	$45	$46	$–	$–

Total Net Sales	$13	$63	$82	$101	$216	$346	$480	$601	$692	$758	$804	$310	$297	$311	$104	$72
Gross Profit	$13	$62	$79	$93	$203	$325	$451	$563	$647	$708	$749	$285	$273	$282	$91	$61
EBIT	$(30)	$(149)	$(131)	$(47)	$56	$177	$303	$413	$515	$576	$634	$179	$165	$172	$9	$(26)
Cash Net Income	$(31)	$(154)	$(137)	$(54)	$49	$170	$240	$245	$310	$347	$382	$109	$101	$105	$5	$(26)
Unlevered Free Cash Flow	$(29)	$(148)	$(130)	$(52)	$47	$164	$234	$236	$300	$340	$376	$106	$98	$105	$28	$(18)

Cempra’s board of directors did not consider Figures 12 through 16 to be representative of the combined companies. Figure 17, below, was considered by Cempra management and its board of directors to be the most representative of the potential synergies between the companies. Figure 17 is based on the pro forma combination of the Cempra Management Case ex-BJI Usage identified in Figure 8 above and the Cempra Sensitivity/Alternative Strategy Case identified in Figure 11 above. This scenario models a cash spend level that may not reflect the operating decisions and associated spend level of the combined company. Upon completion of the merger, the combined company plans to carefully evaluate its capital allocation strategy to maximize shareholder value around the launch of Baxdela while maintaining a capital efficient approach to investing in its development programs and other opportunities.

Figure 17—Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Alternative Strategy Case (in millions)

	Q4 2017	Fiscal Year Ending December 31,
		2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Cempra Net Sales	$13	$53	$48	$13	$43	$70	$109	$151	$182	$202	$220	$237	$252	$265	$104	$72
Melinta Net Sales	$2	$30	$79	$171	$296	$443	$563	$664	$733	$788	$840	$122	$64	$62	$–	$–

Total Net Sales	$15	$83	$126	$184	$339	$513	$672	$815	$915	$990	$1,060	$359	$316	$327	$104	$72
Gross Profit	$14	$72	$106	$138	$281	$426	$560	$681	$766	$828	$886	$322	$286	$279	$91	$61
EBIT	$(32)	$(154)	$(144)	$(39)	$108	$246	$378	$496	$603	$664	$740	$197	$158	$148	$9	$(26)
Cash Net Income	$(33)	$(159)	$(149)	$(46)	$101	$240	$242	$294	$363	$400	$445	$120	$97	$90	$5	$(26)
Unlevered Free Cash Flow	$(30)	$(157)	$(146)	$(48)	$97	$228	$231	$283	$351	$391	$438	$117	$94	$91	$28	$(18)

Although presented with numeric specificity, the financial projections reflect numerous estimates and assumptions with respect to the commercial business. All of these assumptions are difficult to predict and many are beyond Cempra’s control.

The Cempra Management Case and the Cempra Management Case-ex-BJI Usage are collectively referred to as the “Cempra Management Financial Projections.” The Melinta Management Case, Cempra Sensitivity/Melinta Strategy Case and Cempra Sensitivity/Alternative Strategy Case are collectively referred to as the “Bidder Cases.” The Pro-Forma – Cempra Management Case + Melinta Management Case, the Pro-Forma – Cempra Management Case + Cempra Sensitivity/Melinta Strategy Case, the Pro-Forma – Cempra Management Case + Cempra Sensitivity/Alternative Strategy Case, the Pro-Forma – Cempra Management Case ex-BJI Usage + Melinta Management Case, the Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Melinta Strategy Case and the Pro-Forma – Cempra Management Case ex-BJI Usage + Cempra Sensitivity/Alternative Strategy Case are collectively referred to as the “Synergized Cases.” The Cempra Management Financial Projections, the Bidder Cases and the Synergized Cases were provided to and considered by Cempra’s board of directors during its review of potential strategic alternatives and in connection with its evaluation of the proposed transaction with Melinta. The Cempra Management Financial Projections, the Bidder Cases, and the Synergized Cases were provided to Morgan Stanley for its use in connection with the rendering of its fairness opinion to Cempra’s board of directors and in performing its related financial analyses as described above under “The Merger—Opinion of Cempra’s Financial Advisor.”

Important Information About the Financial Projections

While the financial projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in this proxy statement under the sections captioned “Risk Factors” and “Forward-Looking Statements” and information in Cempra’s consolidated financial statements and notes thereto included in Cempra’s most recent filings on Form 10-K and 10-Q, all of which are difficult to predict and many of which are beyond the control of Cempra. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the financial projections, whether or not the transaction is completed.

The financial projections summarized above also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. These projections do not reflect revised prospects for Cempra’s or Melinta’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared. Neither Cempra nor Melinta has prepared revised financial projections to take into account variables or views of management that have changed since the dates on which the relevant projections were finalized. If the financial projections were prepared as of the date of this proxy statement, certain of the information would be materially different.

As a result, the financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Cempra’s and Melinta’s management, each set of projections prepared by them was prepared on a reasonable basis based on the best information available to Cempra and Melinta management at the time of preparation taking into account the assumptions underlying the relevant alternative scenario for such financial projections. The financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of Cempra, Melinta or, following the completion of the merger, the combined company, and readers of this proxy statement are cautioned not to place undue reliance on this information. The inclusion of the financial projections in this proxy statement shall not be deemed an admission or representation by Cempra and Melinta that such information is material. None of the financial projections reflects any impact of the merger.

The prospective financial information included in this proxy has been prepared by, and is the responsibility of, Cempra’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in Annex B-1 to this proxy statement relates to Cempra’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Neither Deloitte and Touche LLP, Melinta’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Neither Cempra, Melinta nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Cempra, Melinta or the combined company compared to the financial projections. Cempra has made no representation to Melinta, and Melinta has made no representation to Cempra, in the merger agreement or otherwise concerning these financial projections. The financial projections cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year.

The inclusion of a summary of these financial projections in this proxy statement should not be regarded as an indication that any of Cempra, Melinta or their respective affiliates, advisors or representatives considered these financial projections to be predictive of actual future events, and these financial projections should not be relied upon as such nor should the information contained in these financial projections be considered appropriate for other purposes. None of Cempra, Melinta or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these financial projections, and none of them undertakes any obligation, except as required by law, to update or otherwise revise the financial projections contained in this proxy statement to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The summary of the financial projections is not included in this proxy statement in order to induce any Cempra stockholder to vote in favor of any of the proposals necessary to consummate the merger or the adjournment proposal.

Interests of Cempra’s Directors and Executive Officers in the Merger

In considering the recommendation of Cempra’s board of directors with respect to issuing shares of Cempra common stock as contemplated by the merger agreement and the other matters to be acted upon by Cempra stockholders at the 2017 Annual Meeting, Cempra stockholders should be aware that members of the board of directors and executive officers of Cempra have interests in the merger that are different from, or in addition to, the interests of Cempra stockholders. Cempra’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the related transaction and to recommend that Cempra stockholders vote to approve the issuance of Cempra common stock in connection with the merger and the other matters to be acted upon by Cempra stockholders at the 2017 Annual Meeting.

Board of Directors and Management

Following the merger, the board of directors of the combined company will be comprised of nine members, four of whom will be designated by Cempra prior to the closing of the merger. Certain of the current directors of

Cempra may serve on the board of the combined company effective as of the effective time of the merger. Management of the combined company is expected to be comprised of members of current Cempra and Melinta management, to be identified prior to the closing of the merger.

Ownership Interests

As of September 29, 2017, all directors and executive officers of Cempra, together with their affiliates, beneficially owned approximately 11.6% of the shares of Cempra common stock. The affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on such matter at the 2017 Annual Meeting is required for approval of Proposal 1, Proposal 5, Proposal 6 and Proposal 7. The affirmative vote of holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for the approval of Proposals 2a, 2b, 2c and Proposal 3. Proposal 4, the election of the Class III directors, will be determined by a plurality of the votes cast at the 2017 Annual Meeting.

As of September 29, 2017, Aisling Capital II, LP beneficially owned approximately .07% of the shares of Cempra common stock, prior to the merger. Dov Goldstein, M.D., a member of Cempra’s board of directors, is a member of the investment committee of Aisling Capital II, LP.

Based on information provided in a Schedule 13G/A filed by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P. and their affiliates on February 13, 2017, as of September 29, 2017, Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P. and their affiliates beneficially owned approximately 4.50% of the shares of Cempra common stock prior to the merger. Richard Kent, M.D., a member of Cempra’s board of directors, is a partner of Intersouth Partners, the general partner of Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P.

Based on information provided in a Schedule 13G/A filed by Quaker BioVentures II, L.P. and its affiliates on February 14, 2017, as of September 29, 2017, Quaker BioVentures II, L.P. and its affiliates beneficially owned approximately 4.88% of the shares of Cempra common stock prior to the merger. P. Sherrill Neff, a member of Cempra’s board of directors, is a managing member of Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures II, L.P.

Employment Agreements

Since June 2017, Cempra has entered into severance agreements with each of its executive officers, Dr. Zaccardelli, Mr. Hahn, Dr. Oldach and Mr. Bluth, and senior officers Dr. Pereira and Dr. Abdullah. As noted below, each of the severance agreements provide for substantially similar terms, other than the agreement with Dr. Zaccardelli, who is entitled to greater severance benefits relative to the other executive officers in the event of a qualifying termination following a change in control that occurs within 12 months of the execution of the severance agreement. Cempra anticipates that the merger will be consummated in the fourth quarter of 2017, which would be within 12 months of the execution of each of the severance agreements.

Pursuant to each severance agreement, if the officer’s employment is terminated without cause or the officer resigns for good reason, but not in connection with a “change in control” of Cempra (as defined in the severance agreement), then Cempra will pay the officer (i) an amount equal to the officer’s then-current base salary for a period of 12 months, (ii) a lump sum payment of a pro rata bonus based upon the officer’s target bonus amount for the year of termination and (iii) the officer’s Consolidated Omnibus Budget Reconciliation Act, or COBRA, premiums for the lesser of 12 months or until the officer becomes eligible for insurance benefits from another employer (Cempra also has the option to pay a lump sum amount equal to such COBRA payments). In addition, at the board’s discretion, all or a portion of the officer’s equity grants may become immediately and fully exercisable and/or the exercise period for any of the officer’s vested options may be extended for 12 months following the termination date (but in no event beyond the original expiration date of any such option).

Pursuant to each severance agreement, if a change in control of Cempra occurs within 12 months of the effective date of the severance agreement, and if the officer’s employment is terminated without cause or the officer resigns for good reason within 12 months of such change in control, then Cempra will pay the officer (i) an amount equal to the officer’s then-current base salary for a period of 18 months (24 months in the case of Dr. Zaccardelli) (if the change of control occurred more than 12 months following the effective date of the severance agreement then the officer receives only 12 months of the officer’s then-current base salary), (ii) a lump sum payment of one and one half times the officer’s target bonus amount for the year of termination (two times the target bonus in the case of Dr. Zaccardelli) (if the change of control occurred more than 12 months following the effective date of the severance agreement, then the lump sum payment is in the amount of the officer’s target bonus amount for the year of termination), and (iii) the officer’s COBRA premiums for the lesser of 18 months (12 months if the change of control occurred more than 12 months following the effective date of the severance agreement) or until the officer becomes eligible for insurance benefits from another employer (Cempra also has the option to pay a lump sum amount equal to such COBRA payments). In addition, all of the officer’s outstanding and unvested stock options and other equity awards would become immediately and fully exercisable and the exercise period for any of the officer’s vested options will be extended for 12 months following the termination date (but in no event beyond the original expiration date of any such option). Cempra also will provide the officer with outplacement assistance for 18 months after the termination date (12 months if the change of control occurred more than 12 months following the effective date of the severance agreement).

Each severance agreement has an initial term of five years and will automatically renew thereafter for additional one-year terms unless Cempra provides the officer with notice of nonrenewal at least 90 days prior to the end of the initial five-year term or any additional one-year term, provided that if a change in control occurs during the term then the term will expire on the last day of the twelfth month after the month in which such change in control occurred.

Pursuant to the terms of each severance agreement, each officer is subject to non-competition and non-solicitation provisions that apply for a period of 12 months immediately following a termination or cessation of employment for any reason (18 months in the event of severance compensation to be paid in the event of a change in control that occurs within 12 months of the effective date of the severance agreement). In addition, all severance payments described above are conditioned on the officer’s execution of an effective release of claims against Cempra.

Once the leadership of the combined company is selected, it is possible that certain of Cempra’s executive officers will resign for “good reason” (as defined under his or her severance agreement) and thus be entitled to the payments described above.

Transaction Related Compensation of Named Executive Officers

The following table and summary set forth potential payments and benefits payable to each of Cempra’s named executive officers pursuant to certain “double trigger” arrangements upon a termination of the named executive officer’s employment by Cempra without cause or due to a resignation for good reason, in each case, in connection with a change in control. The table below reflects amounts payable to Cempra’s named executive officers assuming a qualifying termination of employment occurred on September 29, 2017 following a change of control.

Golden Parachute Compensation

Name	Cash (A) ($)	Equity (B) ($)	Perquisites/ Benefits (C) ($)	Total ($)
David Zaccardelli	1,728,000	162,500	30,012	1,920,512
Prabhavathi Fernandes	731,331	—	—	739,526
Mark Hahn	840,000	271,927	28,360	1,140,287
David Oldach	840,000	271,927	37,636	1,149,563
John Bluth	559,650	180,260	37,630	777,540

Cempra’s named executive officers are not entitled to any tax reimbursements, pension, non-qualified deferred compensation or other compensation or benefit enhancements in connection with a change in control or subsequent termination. Accordingly, the columns entitled “Pension/NQDC” and “Other” have not been included in the table above, as permitted under Item 402 of Regulation S-K.

(A)	The amounts in this column represent cash severance payments that each named executive officer would be entitled to receive if the executive officer’s employment is terminated without cause or the executive officer resigns for good reason in connection with a “change in control” of the company. Cempra will pay (i) an amount equal to the executive officer’s then-current base salary for a period of 18 months (24 months in the case of Dr. Zaccardelli); and (ii) a lump sum payment of one and one-half times the executive officer’s target bonus amount for the year of termination (two times the target bonus in the case of Dr. Zaccardelli). The $116,136 consulting fee payment balance as of September 29, 2017 due to Dr. Fernandes becomes immediately due and payable within ten business days following such change in control and does not require termination without cause or resignation for good reason. The remaining cash payment consists of continued salary payments and target bonus payments made in equal installments over the remaining nine month period as of September 29, 2017, in accordance with Dr. Fernandes’ retirement agreement.

The following table provides additional details of the named executive officers’ potential cash severance payments.

	Cash Payment
Name	Salary Total	Target Bonus	Consulting Fees
David Zaccardelli	$1,080,000	$648,000	—
Prabhavathi Fernandes	$405,000	$210,195	$116,136
Mark Hahn	$600,000	$240,000	—
David Oldach	$600,000	$240,000	—
John Bluth	$399,750	$159,900	—

(B)	The amounts in this column represent the aggregate merger consideration that each named executive officer would receive with respect to Cempra equity-based awards subject to cancellation or accelerated vesting, as applicable, in connection with the merger as described in “Interests of Cempra’s Directors and Executive Officers in the Merger—Employment Agreements.”

	Stock Options		Restricted Stock Units
Name	# that would vest	$ market value(1)	# that would vest	$ market value(2)
David Zaccardelli	37,500	$—	50,000	$162,500
Prabhavathi Fernandes	195,339	$—	—	$—
Mark Hahn	189,524	$28,177	75,000	$243,750
David Oldach	160,284	$28,177	75,000	$243,750
John Bluth	113,021	$17,760	50,000	$162,500

(1)	The market value equals the difference between the fair market value of the shares that could be acquired based on the closing sale price per share of Cempra common stock on the NASDAQ Global Market on September 29, 2017, which was $3.25, and the exercise prices for the underlying stock options.

(2)	The market value for restricted stock units is the fair market value of the shares that could be acquired based on the closing sales price per share of Cempra common stock on the NASDAQ Global Market on September 29, 2017, which was $3.25, as there is no exercise price for the underlying restricted stock units.

(C)	The amount in this column represents the executive officer’s COBRA premiums for 18 months (24 months for Dr. Zaccardelli) and the value of outplacement assistance to which the executive officer is entitled.

Indemnification and Insurance of Directors and Officers

For a description of the rights to indemnification and insurance to which Cempra’s officers and directors are entitled following the effective time of the merger pursuant to the merger agreement, please refer to the section entitled “The Merger Agreement—Indemnification of Directors and Officers” beginning on page 113 of this proxy statement.

Executive Officers Following the Merger

As of the date of this proxy statement, none of Cempra’s executive officers has entered into any new agreement or arrangement with Cempra, Melinta or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the combined company or one or more of its affiliates.

Interests of Melinta’s Directors and Executive Officers in the Merger

Board of Directors and Management

Following the merger, the board of directors of the combined company will be comprised of nine members, four of whom will be designated by Melinta prior to the closing of the merger (one of whom will be chairman, designated by Melinta). Certain of the current directors of Melinta may serve on the board of the combined company effective as of the effective time of the merger. Management of the combined company is expected to be comprised of members of current Cempra and Melinta management, to be identified prior to the closing of the merger.

Ownership Interests

As noted under the section below entitled “Security Ownership of Principal Stockholders and Management of Melinta” beginning on page 214 of this proxy statement, as of September 29, 2017, Vatera Healthcare Partners LLC, or Vatera, beneficially owned approximately 56.58% of the shares of common stock and preferred stock of Melinta; Malin, beneficially owned approximately 16.84% of the shares of common stock and preferred stock of Melinta; and Falcon Flight LLC, or Falcon Flight, beneficially owned approximately 9.74% of the shares of common stock and preferred stock of Melinta. Vatera, Malin and Falcon Flight also own convertible promissory notes of Melinta that, if the merger is completed, will convert into Melinta common stock immediately prior to the closing of the merger. Kevin Ferro, a current director of Melinta, is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings LLC, the manager of Vatera; Thomas Koestler, a current director of Melinta, is an Executive Director of Vatera Holdings LLC; and Cecilia Gonzalo, a current director of Melinta, is a Managing Director of Vatera Holdings LLC. Sean Murphy, a current director of Melinta, is a Director of Malin and is an Executive Vice President of Malin Corporation PLC, which is affiliated with Malin. Erik Akhund, a current director of Melinta, is managing director and investment officer of Quadrant Capital Advisors, Inc., which is affiliated with Falcon Flight.

Stock Options

An aggregate of 35.0 million shares of common stock of Melinta are authorized under the 2011 Equity Incentive Plan. At the effective time of the merger, Melinta’s option plan and each outstanding option under the plan will be assumed by Cempra and the outstanding options will be converted into options to purchase Cempra common stock. As noted under “Security Ownership of Principal Stockholders and Management of Melinta,” as of September 29, 2017, certain directors and executive officers of Melinta hold Melinta options.

Employment and Related Agreements

Dr. Eugene Sun, Chief Executive Officer of Melinta, John Temperato, President and Chief Operating Officer of Melinta, and Paul Estrem, Chief Financial Officer of Melinta, are the executive officers of Melinta.

Under the terms of each executive’s offer letter from Melinta, each executive is to be employed on an “at-will” basis. Currently, each of Dr. Sun and Messrs. Temperato and Estrem earn a base salary of $498,337, $416,137 and $333,410 respectively. In addition, each executive’s offer letter further provides that each of Dr. Sun and Messrs. Temperato and Estrem is eligible to earn an annual bonus equal to 50%, 50% and 30% of his base salary, respectively.

In addition, each of Dr. Sun and Messrs. Temperato and Estrem has entered into a severance agreement with Melinta, pursuant to which if the executive terminates his employment with “good reason” (as defined in his severance agreement), or if Melinta elects to terminate his employment without “cause” (as defined in his severance agreement), subject to his execution of a release of claims, the executive will be entitled to severance equal to (i) continued payment of his base salary for a 12 month period, (ii) subject to his election of COBRA continuation coverage, reimbursement for the employer portion of the premium costs of such COBRA continuation coverage, until the earlier of (x) the end of the 12 month period following such qualifying termination, and (y) the date the executive becomes eligible for coverage under another group health plan, and (iii) if such qualifying termination occurs within 6 months of a “change in control” (as defined in the severance agreement), a pro-rated annual bonus for the year such termination of employment occurs.

Once the leadership of the combined company is selected, it is possible that certain of Melinta’s executive officers will resign for “good reason” (as defined under his or her severance agreement) and thus be entitled to the payments described above. If Dr. Sun resigns as an executive officer once the leadership of the combined company is selected, it is expected that Melinta would enter into a consulting agreement with Dr. Sun for up to a 12 month term following such resignation. In addition to the severance benefits payable to Dr. Sun pursuant to his severance agreement, described above, as consideration for such consulting services, it is expected that Dr. Sun would be entitled to a consulting fee equal to $83,056 per month and the right to continue vesting in any then outstanding stock options held by Dr. Sun through the expiration of the applicable consulting period. The terms of any such consulting agreement, however, remain subject to the entering into of an express agreement between Dr. Sun and Melinta.

Transaction Related Compensation of Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which would require disclosures if Melinta were a publicly traded company of information about certain compensation for each of Melinta’s named executive officers that is based on or otherwise relates to the merger and assumes, among other things, that the named executive officers will experience a qualifying termination of employment immediately following the consummation of the merger.

Please note that the amounts described below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, Melinta has assumed:

•	September 29, 2017 as the closing date of the merger, and

•	A termination of each named executive officer’s employment on September 29, 2017 by the combined company that constitutes a qualifying termination.

Golden Parachute Compensation

Name	Cash ($)(A)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Named Executive Officers(B)
Eugene Sun(C)	286,876	—	—	—	—	—	286,876
John Temperato	256,051	—	—	—	—	—	256,051
Paul Estrem	175,000	—	—	—	—	—	175,000

(A)	The cash amount payable to each of the executive officers is a lump sum cash payment consisting of the following components:

a.	A “double trigger” severance payment equal to a pro-rated annual bonus based on the number of months of completed employment up to the date of a termination of employment by the company without “cause” or by the executive for “good reason” that occurs within 6 months of a change in control; and

b.	A “single trigger” cash bonus equal to $100,000 to be granted to each of the executive officers as of the closing of the merger.

(B)	Melinta is a privately held company, and named executive officers were determined assuming Melinta were an emerging growth company.

(C)	As noted above, in addition to the severance benefits payable to Dr. Sun pursuant to his severance agreement, if he becomes a consultant following a resignation of employment, as consideration for such consulting services, it is expected that Dr. Sun would be entitled to a consulting fee equal to $83,056 per month and the right to continue vesting in any then outstanding stock options held by Dr. Sun through the expiration of the applicable consulting period. The terms of any such consulting agreement, however, remain subject to the entering into of an express agreement between Dr. Sun and Melinta.

Indemnification and Insurance of Officers and Directors

For a description of the rights to indemnification and insurance to which Melinta’s officers and directors are entitled following the effective time of the merger pursuant to the merger agreement, please refer to the section entitled “The Merger Agreement—Indemnification of Directors and Officers” beginning on page 113 of this proxy statement.

Executive Officers Following the Merger

As of the date of this proxy statement, none of Melinta’s executive officers has entered into any new agreement or arrangement with Cempra, Melinta or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the combined company or one or more of its affiliates.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations relating to the reverse stock split and the merger generally applicable to U.S. persons (as defined below) who hold Cempra common stock as “capital assets” (generally, assets held for investment purposes). For purposes of this summary, the term “U.S. person” means any beneficial owner which is a citizen or individual resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in or organized under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income tax without regard to its source, or a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary does not purport to address all U.S. federal income tax consequences relating to the reverse stock split or the merger, nor does it take into account the specific circumstances of any particular Cempra stockholder, some of which may be subject to special tax rules (including, but not limited to, tax-exempt organizations (including private foundations)), banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, stockholders subject to the alternative minimum tax, stockholders that own shares of Melinta common stock, partnerships and other pass-through entities and investors in such entities, persons that own or are treated as owning (or owned or are treated as having owned) 5% or more of the voting shares of Cempra common stock, persons that hold Cempra common share as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and stockholders whose functional currency is not the U.S. dollar.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a Cempra stockholder, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. A partner in a partnership that is a Cempra stockholder should consult its own tax advisors regarding the tax consequences of the merger to it.

This summary is based on the Code, U.S. Treasury regulations promulgated under the Code, administrative pronouncements and rulings of the U.S. Internal Revenue Service, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax).

Each Cempra stockholder should consult its own tax advisers regarding the U.S. federal, state, local and foreign tax consequences of the reverse stock split and the merger to them under their particular circumstances.

Reverse Stock Split

Except as described below with respect to cash received in lieu of a fractional share, Cempra stockholders generally will not recognize gain or loss as a result of the reverse stock split. The aggregate adjusted tax basis in the shares of Cempra common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Cempra common stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of Cempra common stock). In general, each Cempra stockholder’s holding period for the shares of Cempra common stock received pursuant to the reverse stock split will include the holding period in the shares of Cempra common stock exchanged therefor. Cempra stockholders that acquired Cempra common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cempra stockholders that, pursuant to the reverse stock split, receive cash in lieu of a fractional share will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the Cempra stockholder’s aggregate adjusted tax basis in the shares of Cempra common stock surrendered that is allocated to such fractional share. Such capital gain or loss will generally be long-term capital gain or loss if shares of Cempra common stock surrendered in the reverse stock split were held for more than one year. The deductibility of capital losses is subject to limitations.

The Merger

Cempra stockholders will not sell, exchange or dispose of any shares of Cempra common stock as a result of the merger. Therefore, there will be no material U.S. federal income tax consequences to Cempra stockholders as a result of the merger.

Anticipated Accounting Treatment

The transaction is expected to be accounted for as a reverse acquisition, with Melinta being deemed the acquiring company for accounting purposes even though Cempra will be the issuer of the common stock in the merger. Because Melinta is expected to be the accounting acquirer in the transaction, but not the legal acquirer, the transaction will be treated by Cempra as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Melinta is considered to be acquiring Cempra in the merger. As a result, upon consummation of the transaction, (1) the historical financial statements of Melinta will become the historical financial statements of the combined company and (2) Melinta will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of Cempra as of the closing date of the transaction. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed, if any, or recording a bargain purchase gain if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition.

Before assessing the factors to determine the accounting acquirer in this transaction, Cempra and Melinta management first evaluated whether the transaction was a Business Combination or Asset Acquisition referencing the principles of Accounting Standards Codification, or ASC, 805. Cempra and Melinta management’s conclusion is that Cempra does meet the definition of a business as Cempra has both inputs and processes with the ability to create outputs. Among Cempra’s inputs are intellectual property across multiple classes of drugs and indications, third-party collaborations, tangible assets and an organized work force with the skills and experience capable of executing processes to create value from the collection of inputs.

Cempra and Melinta management considered a variety of factors as part of the preliminary determination that Melinta is the accounting acquirer is in this transaction. ASC 805-10-55-12 states that in a business combination effected primarily by exchanging equity interests, the acquirer is usually the entity that issues its equity interests. However, in some business combinations, such as reverse acquisitions, the issuing entity is the acquiree after the consideration of other pertinent facts and circumstances. Cempra and Melinta management’s preliminary determination considered the current facts and circumstances as described below and in reference to ASC 805-10-55-12 (a) through (e) and 805-10-55-13.

•	Immediately following the merger, Melinta equityholders are expected to own approximately 52% of Cempra’s issued and outstanding common stock on a fully-diluted basis, and there are no unusual or special voting arrangements associated with the transaction. Ownership, therefore, provides a slight margin of voting control to current Melinta equityholders (805-10-55-12 (a)) and supports Melinta being the accounting acquirer.

•	Immediately following the merger, Vatera (Melinta’s majority equityholder prior to the merger), will represent the largest minority equityholder with an ownership percentage in the combined company in excess of 20%. In addition, Melinta’s shareholder base is concentrated, with the four largest equityholders owning greater than 75% of the Melinta shares on a pre-merger basis. This group of investors will hold a concentrated block of more than 30% on a post-merger basis. In contrast, Cempra’s shares are currently more widely distributed, with a larger institutional ownership, with the largest shareholder holding approximately 10% of the shares on a pre-merger basis as of September 29, 2017. The largest minority voting interest deriving from the previous group of Melinta equityholders will have more relative influence over the combined company compared to the Cempra stockholder group and is supportive of Melinta being the accounting acquirer (ASC 805-10-55-12 (b)).

•	The composition of the post-merger Board of Directors will constitute four board members nominated by the previous Melinta equityholders and four by the previous Cempra equityholders, with a ninth Board position being filled by the CEO, who will be nominated by the combined Board. The post-merger Melinta board members will nominate the Chairman of the Board. Further, the initial post-merger board members will have staggered terms as follows:

•	In 2018, two of the directors nominated by Cempra and the CEO director will be up for reelection while none of the directors nominated by Melinta will be up for reelection;

•	In 2019, one of the directors nominated by Cempra will be up for reelection while two of the directors nominated by Melinta will be up for reelection; and

•	In 2020, one of the directors nominated by Cempra will be up for reelection while two of the directors nominated by Melinta will be up for reelection.

•	Following the formation of the initial Board, two directors originally nominated will be up for reelection in 2018. Given the overall majority ownership by legacy Melinta investors, and the concentration within the Melinta investor pool, the 2018 vote by legacy Melinta investors has the ability to influence the overall Board composition in the near-term.

•	The composition of the director classes provides that directors nominated from the Melinta side will have a longer average tenure. Further, with two directors originally nominated by Cempra coming up for reelection in 2018, and considering the overall legacy Melinta equityholder shares and the concentration of those shares, there is a further opportunity to shift the weight of the Board in favor of legacy Melinta equityholders.

•	In total, the staggered Board structure, 2018 reelection dynamics and ability to nominate the Chairman favors Melinta being the accounting acquirer (ASC 805-10-55-12 (c)).

•	There will be three Board committees representing the Compensation Committee, Nominating and Governance Committee and the Audit Committee. Each committee will have four directors, with two members from each legacy company. The structure of the committees is neutral as to determining the accounting acquirer.

•	At this time, the management team has not been named. Given the structure is still to be finalized, this factor is not determinative in the preliminary analysis of who the accounting acquirer should be (ASC 805-10-55-12 (d)).

•	The terms of the exchange of equity interests is a factor considered in the determination of the accounting acquirer with the acquirer being the entity that pays a premium over the precombination fair value of the equity interests. Determining the value of Cempra’s equity interest can be derived from the public market valuation; however, Melinta’s valuation as a private company is more complex to determine. Therefore, the overall impact of this criteria is considered a neutral factor for this analysis (ASC 805-12-55-12 (e)).

•	In ASC 805-10-55-13, consideration is given to the relative size of the entities, evaluating factors such as assets, revenues and earnings, with the entity more significant in size being considered the accounting acquirer. Cempra resized their organization after notification in December 2016 by the FDA of a CRL for Cempra’s lead product. Given the recent meaningful changes at Cempra, it is evaluating the size of the organization based primarily on 2017 facts. The criteria that management considered are:

•	Neither company has earned product revenue; however, Melinta has an approved NDA for Baxdela with a near-term launch of the product whereas Cempra expects to earn revenues from its portfolio products no sooner than 2020. Therefore, near-term product revenues will be derived primarily from the sales of Melinta products. Management concluded that this factor provides a slight edge to Melinta being the accounting acquirer.

•	The historical balance sheets included in this proxy indicate that as of June 30, 2017, Cempra had assets of $190.5 million, consisting primarily of cash, and Melinta had assets of $40.7 million. This factor would support Cempra being the accounting acquirer.

•	In regard to earnings, since neither company has earned revenue from the sale of products, both companies have historically incurred losses and expected to continue to do so for the foreseeable future. However, given the approved NDA for Baxdela, Melinta is expected to contribute to the reduction of losses through product sales sooner than Cempra is expected to be able to, tilting this factor in favor of Melinta being the accounting acquirer.

•	Post-merger, the combined company will retain the name Melinta Therapeutics, Inc., which is a factor in favor of Melinta being the accounting acquirer.

•	The headquarters of the combined company was also considered as a factor, however, the headquarters has not yet been determined and so is considered a neutral factor for this analysis.

•	One final factor considered in regard to relative size of the entities was the employee base. As of June 30, 2017, Cempra had approximately 45 employees, while Melinta had approximately 75 employees. This factor weighs in Melinta’s advantage as to being the accounting acquirer.

Overall, when considering all of these factors in their totality, including the factors described in ASC 805-10-55-13, management believe the facts support the preliminary conclusion that Melinta will be the accounting acquirer in this transaction.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement as amended by the merger agreement amendment is attached as Annex A-1 and Annex A-2 to this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Cempra urges you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

Form of the Merger

Upon the terms and subject to the conditions of the merger agreement, Castle Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Cempra formed by Cempra in connection with the merger, will merge with and into Melinta. The merger agreement provides that upon the consummation of the merger the separate existence of the acquisition subsidiary shall cease. Melinta will continue as the surviving corporation, will be renamed and will be a wholly-owned subsidiary of Cempra.

After completion of the merger, assuming Proposal 2b is approved by Cempra stockholders at the 2017 Annual Meeting, Cempra will be renamed “Melinta Therapeutics, Inc.” and expects to trade on the NASDAQ Global Market under the symbol “MLNT”.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Melinta and the approval by Cempra stockholders of the issuance of Cempra common stock and the amendment to Cempra’s certificate of incorporation described in Proposal 2a. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Cempra and Melinta and specified in the certificate of merger. Neither Cempra nor Melinta can predict the exact timing of the consummation of the merger.

Merger Consideration

Prior to the closing of the merger, Melinta’s outstanding convertible promissory notes and each share of Melinta’s preferred stock (including accrued dividends thereon) outstanding shall be converted into Melinta common stock pursuant to written consents of the noteholders and Melinta stockholders, respectively.

At the effective time of the merger:

•	any shares of Melinta common stock or preferred stock held as treasury stock or held or owned by Melinta or any of its subsidiaries or the acquisition subsidiary immediately prior to the effective time of the merger shall be cancelled and cease to exist and no consideration shall be delivered in exchange therefor; and

•

each share of Melinta common stock outstanding immediately prior to the effective time of the merger (including shares of Melinta common stock issued upon the conversion, prior to the merger, of the convertible promissory notes and shares of Melinta preferred stock described above, but excluding shares to be cancelled as described above and excluding shares which are held by Melinta stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares in accordance with the DGCL, if and to the extent applicable) shall be converted solely into the right to receive a number of shares of Cempra common stock equal to the “exchange ratio” (calculated as described below); provided that stockholders of Melinta who are not “accredited investors” as defined in

Rule 501(a) of Regulation D promulgated under the Securities Act shall, in lieu of shares of Cempra common stock be paid a cash payment per share equal to the product obtained by multiplying the closing price of Cempra common stock on the NASDAQ Global Market on the closing date of the merger by the exchange ratio.

The “exchange ratio” shall be calculated pursuant to the “exchange ratio calculation spreadsheet,” which is the electronic spreadsheet exchanged by the parties to the merger agreement concurrently with the execution and delivery of the merger agreement and attached thereto and previously filed with Cempra’s Current Report on Form 8-K filed on August 10, 2017. Under this exchange ratio formula, immediately following the effective time of the merger, Melinta stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and Cempra stockholders are expected to own approximately 48.1%, of Cempra common stock, subject to various assumptions and conditions, described further below. The exchange ratio formula assumes a relative valuation of Cempra and Melinta of $472.0 million and $509.0 million, respectively, and takes into account, among other things, Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels and transaction expenses. The approximate post-closing ownership percentages in this paragraph assume that Cempra will have a cash balance (as defined below) of no less than $145.0 million at the closing of the merger and that Melinta will have incurred since August 8, 2017 no more than $15.0 million in incremental debt. Accordingly, such percentages are subject to change. Given the exchange ratio based on the assumptions above, had the merger closed on September 29, 2017, after market close, the number of shares of Cempra common stock issued to holders of Melinta’s common stock and issuable to holders of Melinta’s outstanding options and warrants in connection with the merger would have been 62.0 million, inclusive of 4.2 million shares of Cempra common stock issuable pursuant to stock options and warrants assumed by Cempra in connection with merger, as further described below in the section entitled “The Merger Agreement—Stock Options and Warrants.”

Exchange Ratio

Under the merger agreement, the exchange ratio is calculated by dividing (a) the total number of merger shares (as defined below) by (b) the aggregate number of shares of Melinta common stock outstanding immediately prior to the effective time of the merger on a fully-diluted basis as calculated under the treasury stock method (with the per share price of Melinta common stock, for purposes of the treasury stock method, being determined by the volume weighted average trading price of Cempra common stock on the NASDAQ Global Market as quoted on Bloomberg for the ten trading days preceding the closing of the merger).

•	“merger shares” shall be determined as follows: (a) the Melinta percentage (as defined below) multiplied by (b) the quotient of (i) the total number of shares of Cempra common stock outstanding immediately prior to the effective time of the merger on a fully-diluted basis as calculated under the treasury stock method (with the per share price of Cempra common stock, for purposes of the treasury stock method, being determined by the volume weighted average trading price of Cempra common stock on the NASDAQ Global Market as quoted on Bloomberg for the ten trading days preceding the closing of the merger), divided by (ii) the Cempra percentage (as defined below);

•	the “Melinta percentage” means 100% minus the Cempra percentage;

•	the “Cempra percentage” means 100% multiplied by a fraction, (a) the numerator of which is equal to $472.0 million minus the Cempra cash shortfall (as defined below) and (b) the denominator of which is equal to (i) the sum of $472.0 million plus $509.0 million, (ii) minus the Melinta transaction expenses (as defined below and as set forth in a statement to be delivered by Melinta to Cempra no later than three business days prior to the closing of the merger), (iii) minus the Cempra cash shortfall, and (iv) minus the amount of any indebtedness for borrowed money of Melinta or its subsidiaries, excluding (x) any indebtedness of Melinta outstanding as of July 31, 2017 and (y) Melinta permitted incremental debt (as defined below);

•	the “Cempra cash shortfall” means the amount, if any, by which Cempra’s cash balance at the effective time of the merger is less than $145.0 million;

•	Cempra’s “cash balance” means (a) the cash and cash equivalents of Cempra as of the effective time of the merger less (b) the sum of (i) any Cempra transaction expenses that remain unpaid as of the effective time of the merger and (ii) any indebtedness for borrowed money of Cempra or its subsidiaries, in each case outstanding as of immediately prior to the effective time of the merger as of the effective time of the merger;

•	“Melinta transaction expenses” means the sum of all fees and expenses incurred by Melinta or any of its subsidiaries prior to the closing of the merger in connection with negotiating, preparing and executing the merger agreement and consummating the transaction, including all payments made to attorneys, financial advisors or accountants; and

•	“Melinta permitted incremental debt” means $15.0 million.

As the exact exchange ratio per share of Melinta’s common stock will be based in part on the number of Melinta’s and Cempra’s common stock outstanding or issuable pursuant to outstanding options and warrants immediately prior to the effective time of the merger and the volume weighted average trading price of Cempra common stock on the NASDAQ Global Market for the ten trading days preceding the closing of the merger, it will not be calculated until the closing date of the merger.

The merger agreement provides that, at or promptly following the effective time of the merger, Cempra will deposit with an exchange agent acceptable to Cempra and Melinta (i) the merger shares issuable to Melinta stockholders pursuant to the merger agreement and (ii) cash sufficient to make the payments to non-accredited Melinta stockholders required under the merger agreement.

No fractional shares of Cempra common stock will be issuable pursuant to the merger to Melinta stockholders. Instead, each Melinta stockholder who would otherwise be entitled to receive a fraction of a share of Cempra common stock, after aggregating all fractional shares of Cempra common stock issuable to such stockholder, will be entitled to receive a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by any fees attributable to such sale) in one or more transactions of shares of Cempra common stock equal to the excess of (i) the aggregate number of shares of Cempra common stock issuable in exchange for the outstanding shares of Melinta common stock over (ii) the aggregate number of whole shares of Cempra common stock to be distributed to holders of Melinta stock certificates.

The merger agreement provides that, promptly (and in any event, within three business days) after the effective time of the merger, the exchange agent will mail to each holder of record of Melinta capital stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s Melinta stock certificates for shares of Cempra common stock (or, in the case of the non-accredited Melinta stockholders, for cash). Upon the valid surrender of a Melinta capital stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Cempra may reasonably require, the Melinta stock certificate surrendered will be cancelled and the holder of the Melinta stock certificate will be entitled to receive the following:

•	the shares of Cempra common stock in uncertificated book-entry form that such holder has the right to receive pursuant to the provisions of the merger agreement, or, in the case of non-accredited Melinta stockholders, cash;

•	cash in lieu of any fractional share of Cempra common stock; and

•	dividends or other distributions, if any, declared or made with respect to Cempra common stock with a record date after the effective time of the merger.

At the effective time of the merger, all holders of certificates representing shares of Melinta common stock or Melinta preferred stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Melinta. Each Melinta stock certificate shall be deemed, from and after the effective time of the merger, to represent only the right to receive shares of Cempra common stock (and cash in lieu of any fractional share of Cempra common stock), or, in the case of non-accredited Melinta stockholders, cash. Cempra will not pay dividends or other distributions on any shares of Cempra common stock to be issued in exchange for any unsurrendered Melinta stock certificate until the Melinta stock certificate is surrendered as provided in the merger agreement.

If any Melinta stock certificate has been lost, stolen or destroyed, Cempra may, in its discretion, and as a condition to the delivery of any shares of Cempra common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Cempra against any claim suffered by Cempra related to the lost, stolen or destroyed certificate or any Cempra common stock issued in exchange for such certificate as Cempra may reasonably request.

Stock Options and Warrants

At the effective time of the merger, each outstanding option, whether or not vested, to purchase Melinta common stock and warrant to purchase Melinta common stock unexercised prior to the effective time of the merger shall be converted into an option or warrant to purchase Cempra common stock. All rights with respect to each Melinta option or warrant shall be assumed by Cempra in accordance with its terms. Accordingly, from and after the effective time of the merger each option or warrant assumed by Cempra may be exercised solely for shares of Cempra common stock.

The number of shares of Cempra common stock subject to each outstanding Melinta option assumed by Cempra shall be determined by multiplying the number of shares of Melinta common stock that were subject to such option by the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Cempra common stock. The per share exercise price for Cempra common stock issuable upon exercise of each Melinta option assumed by Cempra shall be determined by dividing the per share exercise price of Melinta common stock subject to such option by the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any option assumed by Cempra shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option shall, subject to certain exceptions set forth in the merger agreement, otherwise remain unchanged.

The number of shares of Cempra common stock subject to each outstanding Melinta warrant assumed by Cempra shall be determined by multiplying the number of shares of Melinta common stock or the number of shares of Melinta common stock issuable upon conversion of the shares of Melinta preferred stock issuable upon exercise of the warrant (assuming such Melinta preferred stock had converted pursuant to the terms of the merger agreement) that were subject to such warrant by the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Cempra common stock. The per share exercise price for Cempra common stock issuable upon exercise of each Melinta warrant assumed by Cempra shall be determined by dividing the per share exercise price of Melinta common stock or Melinta preferred stock subject to such warrant by the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on any warrant assumed by Cempra shall continue in full force and effect and the term and other provisions of such warrant shall otherwise remain unchanged.

Determination of Cempra Cash Balance

No earlier than five business days prior to the anticipated closing date of the merger, Cempra must deliver to Melinta a statement setting forth Cempra’s calculation of the estimated Cempra cash balance, or the net cash calculation, as of the anticipated closing date. Melinta has the right to dispute any part of the net cash calculation within two business days, such date the “Cempra cash response date,” by delivering a written notice to that effect to Cempra. If on or before the Cempra cash response date, Melinta notifies Cempra in writing that it has no objections to the net cash calculation or if Melinta fails to deliver its dispute notice, then the net cash calculation shall be deemed final and shall represent the Cempra cash balance at the effective time. If Melinta timely disputes the calculation, then representatives of Cempra and Melinta shall promptly meet and attempt to resolve the disputed item(s) and the agreed-upon determination of the Cempra cash balance in good faith. If the representatives are unable to resolve the dispute within two business days after delivery by Melinta of the dispute notice, then an independent auditor of recognized national standing, mutually agreed by Cempra and Melinta, will be promptly engaged to resolve any remaining disagreements as to the net cash calculation, and the closing will be delayed until the accounting firm makes its determination, which will be final and binding on Cempra and Melinta. The fees of the accounting firm will be allocated between Cempra and Melinta in the same proportion that the disputed amount that was unsuccessfully disputed by either Cempra or Melinta bears to the total disputed amount of the Cempra cash balance.

Regulatory Approvals

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules and regulations promulgated thereunder, Cempra and Melinta are required to make certain filings with the DOJ and the FTC. The merger may not be consummated until the applicable waiting period under the HSR Act has expired or has been terminated. Cempra and Melinta each filed their respective notification and report forms with the DOJ and the FTC under the HSR Act on August 25, 2017, and the applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on September 25, 2017.

During or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the DOJ, the FTC or other U.S. governmental authorities could take action under the antitrust laws with respect to the merger as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Cempra or Melinta or to impose restrictions on the operation of the combined company post-closing. Moreover, in some jurisdictions, a competitor, customer, state Attorney General or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

The merger agreement provides that Melinta and Cempra shall use their commercially reasonable efforts to obtain any consents, clearance or approvals required under or in connection with relevant antitrust laws and to enable all waiting periods under applicable antitrust laws to expire and to avoid or eliminate each and every impediment under applicable antitrust laws asserted by any governmental body, in each case to cause the merger and the transactions contemplated under the merger agreement to be consummated as soon as reasonably practicable.

The merger agreement provides that Melinta and Cempra shall respond as promptly as is practicable in compliance with: (i) any inquiries or requests received from the FTC or DOJ for information or documentation; and (ii) any inquiries or requests received from any other governmental body in connection with antitrust or competition matters.

Other Regulatory Matters

In the United States, Cempra must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Cempra common stock in the merger, including the filing with the SEC of this proxy statement. Additionally, prior to consummation of the merger, Cempra intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ Rule 5110(a) and to effect the initial listing of Cempra common stock issuable in connection with the merger or upon exercise of Melinta’s outstanding stock options or warrants.

NASDAQ Listing

Cempra common stock currently is listed on the NASDAQ Global Market under the symbol “CEMP”. Pursuant to the merger agreement, Cempra agreed to use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) and to cause the shares of Cempra common stock being issued in the merger to be approved for listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) at or prior to the effective time of the merger. Prior to consummation of the merger, Cempra intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ Rule 5110(a). If such application is accepted, Cempra anticipates that its common stock will continue to be listed on the NASDAQ Global Market following the closing of the merger under the trading symbol “MLNT”.

Appraisal Rights

Holders of Cempra common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger. If the merger is completed, Melinta stockholders are entitled to appraisal rights or dissenters’ rights under the DGCL, if and to the extent applicable and to the extent not waived.

Amendments to Cempra’s Certificate of Incorporation and Bylaws

Stockholders of record of Cempra common stock on the record date for the 2017 Annual Meeting will be asked to approve amendments to the certificate of incorporation of Cempra, which shall, upon consummation of the merger, increase the number of authorized shares of common stock from 80,000,000 to 250,000,000; change the name of the corporation from “Cempra, Inc.” to “Melinta Therapeutics, Inc.;” and provide that Cempra elects not to be governed by Section 203 of the DGCL, as described elsewhere in this proxy, which requires the affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting. At the effective time of the merger, the bylaws of Cempra will be amended and restated in their entirety to read as set forth on Exhibit I to the merger agreement.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the merger, of various conditions (subject to certain exceptions set forth in the merger agreement), which include the following:

•	there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger illegal;

•	stockholders of Melinta must have approved the merger, and stockholders of Cempra must have approved the issuance of Cempra common stock in the merger and the amendment to Cempra’s certificate of incorporation described in Proposal 2a;

•	there must not be any legal proceeding pending, or overtly threatened in writing by an official of any governmental body in which such governmental body indicates that it intends to conduct any legal proceeding or take any action:

•	challenging or seeking to restrain or prohibit the consummation of the merger;

•	relating to the merger and seeking to obtain from Cempra, the acquisition subsidiary or Melinta any damages or other relief that may be material to Cempra or Melinta;

•	seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Cempra;

•	that could materially and adversely affect the right or ability of Cempra or Melinta to own the assets or operate the business of Cempra or Melinta; or

•	seeking to compel Melinta, Cempra or any subsidiary of Cempra to dispose of or hold separate any material assets as a result of the merger;

•	the board of directors and committees of the board of directors of Cempra must be constituted as set forth in Schedules C-1 and C-2 to the merger agreement, respectively, which, among other things, provide that effective at the closing of the merger, (i) the combined company board will be comprised of four directors designated by Cempra, four directors designated by Melinta (one of whom will be the chairman of the board, designated by Melinta) and a newly appointed Chief Executive Officer, who will be jointly chosen by Cempra and Melinta pursuant to the terms of the merger agreement as described further below and (ii) each board committee will initially be comprised of two Cempra designees and two Melinta designees.

In addition, each party’s obligation to complete the merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	all representations and warranties of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the closing date of the merger, except in each case where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the party making the representations and warranties (except that each party’s representations and warranties regarding such party’s capitalization must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the closing date of the merger, except in each case for inaccuracies that are de minimis in the aggregate);

•	the other party to the merger agreement must have received all required governmental consents, and such consents must be in full force and effect at the closing of the merger;

•	the other party to the merger agreement must have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it on or before the closing of the merger; and

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the closing of the merger, including in Melinta’s case, a copy of the registration rights agreement (as defined below), duly executed by Cempra.

In addition, the obligation of Cempra and the acquisition subsidiary to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Cempra must have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP or Willkie Farr & Gallagher LLP, or such other nationally recognized tax counsel reasonably satisfactory to Cempra, dated as of the closing date of the merger, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	prior to the closing of the merger, the outstanding convertible promissory notes of Melinta and each outstanding share of preferred stock of Melinta shall have been converted into Melinta common stock; and

•

there shall have been no effect, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets or operations of Melinta and its subsidiaries taken as a whole, or the ability of Melinta to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Melinta. The merger agreement provides that certain events shall not, either alone or in combination, be considered a materially adverse effect as it relates to Melinta, including, without limitation:

•	any adverse effect that results from (i) general economic, business, financial or market conditions; (ii) any act of terrorism, war, national or international calamity or any other similar event or (iii) conditions in any of the industries or industry sectors in which Melinta or any of its subsidiaries operates (provided that such adverse effect does not affect Melinta and its subsidiaries, taken as a whole, in a disproportionate manner as compared to the Melinta’s industry peers);

•	any adverse effect resulting from any change in any applicable law, statute, rule, regulation, ruling or decree of any governmental body (provided that such adverse effect does not affect Melinta in a disproportionate manner as compared to Melinta’s industry peers or as compared to Cempra);

•	any changes in GAAP;

•	any adverse effect resulting from any action taken by Melinta or any of its subsidiaries with Cempra’s prior written consent or the taking of any action expressly required by the merger agreement; and

•	any effect resulting from the announcement or pendency of the merger.

In addition, the obligation of Melinta to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Melinta must have received the opinion of Willkie Farr & Gallagher LLP, Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized tax counsel reasonably satisfactory to Melinta, dated as of the closing date of the merger, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	Melinta must have received the registration rights agreement contemplated under the merger agreement (and described more fully below), duly executed by Cempra, together with the registration rights consent (as defined below);

•	the Cempra cash balance must have been finally determined pursuant to the merger agreement; and

•	there shall have been no effect, change, event, circumstance, or development that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets or operations of Cempra and its subsidiaries taken as a whole, or the ability of Cempra to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement in all material respects, each referred to as a material adverse effect as it relates to Cempra. The merger agreement provides that certain events shall not, either alone or in combination, be considered a materially adverse effect as it relates to Cempra, including, without limitation:

•	any adverse effect that results from (i) general economic, business, financial or market conditions; (ii) any act of terrorism, war, national or international calamity or any other similar event or (iii) conditions in any of the industries or industry sectors in which Cempra or any of its subsidiaries operates (provided that such adverse effect does not affect Cempra and its subsidiaries, taken as a whole, in a disproportionate manner as compared to Cempra’s industry peers);

•	any adverse effect resulting from any change in any applicable law, statute, rule, regulation, ruling or decree of any governmental body (provided that such adverse effect does not affect Cempra in a disproportionate manner as compared to Cempra’s industry peers or as compared to Melinta);

•	any changes in GAAP;

•	any adverse effect resulting from any action taken by Cempra or any of its subsidiaries with Melinta’s prior written consent or the taking of any action expressly required by the merger agreement;

•	any decision or action, or inaction, by the FDA or other comparable foreign governmental body, with respect to solithromycin, fusidic acid or any product of any competitor of Cempra or of any third-party company developing anti-infective products;

•	any scientific, treatment or clinical trial results relating to solithromycin, fusidic acid or any product of any competitor of Cempra or of any third-party company developing anti-infective products;

•	any effect resulting from the announcement or pendency of the merger; and

•	a decline in Cempra’s stock price (however, any cause of such decline may be deemed to constitute, in and of itself, a material adverse effect and may be taken into consideration when determining whether a material adverse effect on Cempra has occurred).

No Solicitation

Each of Melinta and Cempra agreed that, except as described below, Melinta and Cempra and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries to, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to (and will not authorize any of them to) directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” (both as defined in the merger agreement), or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish to any person any information with respect to it in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction (as defined in the merger agreement).

However, before obtaining the applicable Melinta or Cempra stockholder approvals required to consummate the merger, each party may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a bona fide written acquisition proposal, which such party’s board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes or is reasonably likely to result in a “superior offer” (as defined in the merger agreement) if:

•	neither such party nor any representative of such party has breached the no solicitation provisions of the merger agreement described above;

•	that party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of such board of directors under applicable legal requirements; and

•	that party receives from the third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and standstill provisions) at least as favorable to such party as those contained in the confidentiality agreement between Melinta and Cempra.

The merger agreement defines “acquisition inquiry” as any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Melinta, on the one hand or Cempra, on the other hand, to the other party) that could reasonably be expected to lead to an “acquisition proposal” with such party. The merger agreement defines “acquisition proposal” as any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by Melinta, on the one hand or Cempra, on the other hand to the other party) contemplating or otherwise relating to any “acquisition transaction” with such party. An “acquisition transaction” includes, subject to any exceptions set forth in the merger agreement:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent corporation; (ii) in which a person or “group” of persons, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole;

•	any liquidation or dissolution of a party.

The merger agreement provides that if any party or any representative of such party receives an acquisition proposal or acquisition inquiry at any time during the pre-closing period, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such acquisition proposal or acquisition inquiry) advise the other party in writing of such acquisition proposal or acquisition inquiry (including the material terms thereof). Such party must keep the other party informed in all material respects with respect to the status and terms of any such acquisition proposal or acquisition inquiry and any modification or proposed modification thereto.

Meeting of Cempra Stockholders and Melinta Stockholder Approval

Cempra is obligated under the merger agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the issuance of shares of Cempra common stock described in Proposal 1 and the amendment to Cempra’s certificate of incorporation described in Proposal 2a. The Cempra stockholders’ meeting shall be held as promptly as practicable after this proxy statement is filed with the SEC and either (i) the SEC has indicated that it does not intend to review the proxy statement or that its review is completed, or (ii) at least ten days have passed since the proxy statement was filed with the SEC without receiving any correspondence from the SEC commenting upon or indicating intent to review the proxy statement.

Melinta is obligated under the merger agreement to obtain written consents of its stockholders sufficient to adopt the merger agreement and approve the merger and related transactions. By August 8, 2017, Melinta had obtained through a written consent of the Melinta stockholders the requisite vote necessary to approve the merger and related transactions and on September 6, 2017, Melinta had obtained through a written consent of the Melinta stockholders the requisite vote necessary to approve the merger agreement amendment and the merger and related transactions pursuant to the terms of the merger agreement, as amended.

Directors and Officers Following the Merger

Prior to the closing of the merger, but to be effective at the closing of the merger, the board of directors of Cempra will increase the size of the board of directors of Cempra to nine directors. Effective at the closing of the merger, the combined company board will be comprised of four directors designated by Cempra, four directors designated by Melinta (one of whom will be the chairman of the board, designated by Melinta) and a newly appointed Chief Executive Officer, or successor CEO, who will be jointly chosen by Cempra and Melinta pursuant to the terms of the merger agreement as further described below. Of the four Cempra designees, two will be appointed to the director class up for election at the 2018 annual meeting of stockholders, one will be appointed to the director class up for election at the 2019 annual meeting of stockholders and one will be appointed to the director class up for election at the 2020 annual meeting of stockholders. Of the four Melinta designees, two will be appointed to the director class up for election at the 2019 annual meeting of stockholders and two will be appointed to the director class up for election at the 2020 annual meeting of stockholders. The successor CEO will be appointed to the director class up for election at the 2018 annual meeting of stockholders. Each board committee will initially be comprised of two Cempra designees and two Melinta designees. At least ten days prior to the closing of the merger, Cempra intends to file an information statement with the SEC pursuant to Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder setting forth information regarding the Cempra and Melinta designees who will be appointed to the combined company’s board of directors at the effective time of the merger.

The merger agreement provides that, immediately after the effective time of the merger, Cempra shall terminate the employment of its Chief Executive Officer as an officer of Cempra and its subsidiaries, to be replaced by the successor CEO (or interim CEO, as applicable) as described below. The remainder of the combined company’s officers has yet to be identified, but the parties expect to identify these individuals prior to the closing of the merger.

As soon as practicable after the date of the merger agreement, Melinta and Cempra shall create a committee, or the selection committee, comprised of an equal number of Melinta directors and Cempra directors and co-chaired by a director of Melinta and director of Cempra, which are to recommend to Cempra and Melinta an appropriate individual to serve as the successor CEO as of the closing of the merger. Prior to the closing of the merger, and based upon the recommendation of the selection committee, Cempra and Melinta shall cooperate in good faith and use their reasonable best efforts to mutually agree upon the successor CEO. In the absence of such an agreement, the board of directors of Cempra as re-constituted immediately after the closing of the merger (excluding the successor CEO director) shall appoint as soon as possible after the closing of the merger, by majority vote, the successor CEO. An executive search firm has been retained to identify the CEO for the combined company and the search is ongoing. In the event that the successor CEO is not appointed as of the closing, the board of directors of the combined company shall have one vacancy and the chairman of the board of directors of the combined company (or another person unanimously agreed by the CEO selection committee) shall serve as the interim Chief Executive Officer, or interim CEO, of the combined company until the permanent successor CEO is appointed in accordance with the terms of the merger agreement.

Indemnification of Directors and Officers

The merger agreement provides that, for a period of six years following the effective time of the merger, each of Cempra and Melinta, as the surviving corporation in the merger, will, to the fullest extent permitted under the DGCL, jointly and severally, indemnify and hold harmless all individuals who are present or former directors and officers or who become, prior to the effective date of the merger, directors or officers of Cempra or Melinta, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Cempra or Melinta, whether asserted or claimed prior to, at or after the effective time of the merger. Each such indemnified person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Cempra and Melinta, as the surviving corporation in the merger, jointly and severally, upon receipt by Cempra or the surviving corporation from such person of a request for such advancement; provided that such person provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of Cempra and Melinta, as the surviving corporation in the merger, will contain provisions no less favorable with respect to indemnification of present and former directors and officers of Cempra and Melinta than are presently set forth in the certificate of incorporation and bylaws of Cempra and Melinta, as applicable.

The merger agreement also provides that, for a period of six years commencing at the closing of the merger, each of Cempra and Melinta will maintain in effect a directors’ and officers’ liability insurance policy, with coverage containing terms and conditions at least as favorable as the coverage under the presently existing policies maintained by Cempra and Melinta; provided, however, that in no event shall Cempra and Melinta be required to expend for such insurance coverage more than an amount equal to 200% of the current annual premiums paid by Cempra and Melinta, as applicable, for its existing policy. In addition, the merger agreement provides that Cempra shall maintain directors’ and officers’ liability insurance policies commencing at the closing date of the merger, on commercially reasonable terms and conditions and with coverage limits customary for United States public companies similarly situated to Cempra.

Conduct of Business Pending the Merger

During the period commencing on August 8, 2017 and ending at the earlier of the date of termination of the merger agreement and the effective time of the merger, Melinta agreed that it will conduct its business in the ordinary course in accordance with past practices and in compliance with all applicable laws, rules, regulations, and certain contracts, and to take other agreed-upon actions, including, without limitation, preserving intact its current business organization and providing Cempra prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances. During the same period, Cempra also agreed that it will conduct its business in the ordinary course consistent with past practices and in compliance with all applicable laws, rules, regulations and certain contracts, and to take other agreed-upon actions, including, without limitation, providing Melinta prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances.

Cempra and Melinta also agreed that prior to the effective time of the merger, subject to certain limited exceptions set forth in the merger agreement, without the consent of the other party, each of Cempra and Melinta would not, and would not cause or permit any of their subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of common stock from terminated employees);

•	except for contractual commitments in place on August 8, 2017, sell, issue or grant, or authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (i) any capital stock or other security (except (A) in the case of Cempra, Cempra common stock issued upon the exercise of outstanding options to purchase Cempra common stock and (B) in the case of Melinta, shares of Melinta common stock issued upon the exercise of options to purchase Melinta common stock or pursuant to the conversions of Melinta’s outstanding convertible promissory notes and outstanding shares of preferred stock as contemplated by the merger agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

•	amend its certificate of incorporation, bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to any of the transactions contemplated by the merger agreement;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000 individually or $250,000 in the aggregate, other than in the ordinary course of business;

•	adopt, establish, enter into or terminate any employee plan; cause or permit any employee plan to be amended other than as required by law or in order to make amendments for the purposes of section 409A of the tax code (such amendments subject to review and approval by the other party, with such other party’s approval not to be unreasonably withheld); pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, employees, or other individuals acting as service providers; increase or accelerate the vesting or payment of any compensation or benefit; terminate (other than for “cause”), hire or promote any employee or other individual acting as a service provider; or grant any severance, retention, termination or similar payments or benefits to any individual;

•	enter into any material transaction outside the ordinary course of business;

•	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•	make, change or revoke any material tax election; file any material amendment to any tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	settle or compromise any material action, suit, arbitration or proceeding pending or threatened other than any settlement in an amount that is fully reimbursed (including payment of attorneys’ fees) by insurance coverage pursuant to insurance policies held by Cempra and its subsidiaries or Melinta and its subsidiaries, as applicable;

•	enter into, amend or terminate any material contract;

•	take any action that would delay or prevent current liabilities or accounts payable from being paid in the ordinary course of business; or

•	agree to take, take or permit any subsidiary to take or agree to take, any of the restrictions noted in the above bullets.

Other Agreements

Each of Melinta and Cempra has agreed to use its commercially reasonable efforts to:

•

cause the merger to qualify as a “reorganization” under Section 368(a) of the Code and to cooperate in order for each of Melinta and Cempra to obtain the opinion of their respective tax counsel to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code;

•	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger and any transaction contemplated by the merger agreement and to promptly submit any additional information required by any such governmental entity;

•	take all actions and satisfy all conditions necessary to consummate the merger and any transaction contemplated by the merger agreement;

•	dispose of or transfer any assets; discontinue offering any product or service; license or otherwise make available to any person or entity any intellectual property; hold separate any assets or operations (either before or after the closing date of the merger); make any commitment (to any governmental body or otherwise) regarding its future operations; or contest any legal proceeding or any order, writ, injunction or decree relating to the merger or any of the other transactions contemplated by the merger agreement, provided, however, that such actions are conditioned upon the occurrence of the closing of the merger, such actions are reasonably necessary to consummate the merger and the other transactions contemplated by the merger agreement, and no such action, either individually or in the aggregate, would be reasonably expected to result in a material adverse impact on any party’s expected benefits from the merger or the other transactions contemplated by the merger agreement;

•	obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the merger agreement; and

•	contest any injunction prohibiting, or any other legal bar to, the merger or other transactions contemplated by the merger agreement.

Melinta and Cempra agreed that:

•	Cempra shall use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) and to cause the shares of Cempra common stock being issued in the merger to be approved for listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) at or prior to the effective time of the merger;

•	Cempra shall file with the SEC, within five days following the effective time of the merger, a registration statement on Form S-8 relating to the shares of Cempra common stock issuable with respect to Melinta options assumed by Cempra in accordance with the merger agreement and use commercially reasonable efforts to maintain the effectiveness of such registration statement;

•	Melinta and Cempra shall not permit any of their respective subsidiaries or representatives to issue any press release or disclosure regarding the merger or the other contemplated transactions unless the other party has approved the disclosure in writing or either party has determined in good faith, upon the advice of legal counsel that such disclosure is required by applicable legal requirement and advises the other party and consults with the other party regarding the text of such press release or disclosure;

•	Melinta shall use reasonable best efforts to obtain, as promptly as practicable but in any event within 48 hours after the execution of the merger agreement, irrevocable actions by written consent from its stockholders adopting the merger agreement and approving the merger and related transactions;

•	prior to the closing date of the merger, Melinta must take all action required to effect (i) the conversion of Melinta’s outstanding convertible promissory notes into Melinta common stock and (ii) the conversion of all outstanding shares of Melinta preferred stock into Melinta common stock pursuant to the Melinta stockholder written consent;

•	Melinta shall deliver to Cempra all such information necessary for Cempra to confirm that Melinta stockholders receiving shares in the merger are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

•	as promptly as practicable following the date of the merger agreement, and in any event no later than five business days after Melinta shall have delivered the requisite financials, Cempra shall prepare and cause to be filed with the SEC this proxy statement and shall use its commercially reasonable efforts to (i) cause the proxy statement to comply with the rules and regulations promulgated by the SEC, (ii) respond promptly to any comments of the SEC or its staff and (iii) cause the proxy statement to be mailed to Cempra stockholders as promptly as practicable after it has been filed with the SEC and either (a) the SEC has indicated either that it does not want to review the proxy statement or its review is completed or (b) at least ten calendar days has passed since the proxy statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the proxy statement;

•	for a period of six years after the closing of the merger, Cempra and the combined company will indemnify each of the directors and officers of Cempra and Melinta to the fullest extent permitted under the DGCL, and Cempra and Melinta will maintain directors’ and officers’ liability insurance for the directors and officers of Cempra and Melinta; and

•	Cempra shall maintain directors’ and officers’ liability insurance policies commencing at the closing time of the merger, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Cempra.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

•	by mutual written consent duly authorized by the board of directors of each of Melinta and Cempra;

•	by Melinta or Cempra if the merger has not been completed by the later of December 31, 2017 and if applicable, 30 days after the reviewing accounting firm delivers it determination of the Cempra cash balance; provided, that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement; provided, further, that, in the event this proxy statement is still being reviewed or commented on by the SEC, either party shall be entitled to extend the date for termination of the merger agreement for an additional 60 days;

•	by Melinta or Cempra if a court or other governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

•	by Cempra if Melinta did not obtain the written consent of a requisite number of its stockholders necessary to approve the merger and related matters within 48 hours of the execution of the merger agreement;

•	by Melinta or Cempra if the stockholders of Cempra have not given the requisite approval for the issuance of Cempra common stock in the merger and for the amendment of the certificate of incorporation of Cempra described in Proposal 2a; provided, that this right to terminate the merger agreement shall not be available to Cempra if failure to obtain the approval of Cempra stockholders was caused by the action or failure to act of Cempra and such action or failure to act constitutes a material breach by Cempra of the merger agreement;

•	by Melinta, at any time prior to the approval of the issuance of the shares of Cempra common stock pursuant to the merger, if (each such event, a “Cempra triggering event”):

•	Cempra’s board of directors fails to recommend that the stockholders of Cempra vote to approve the issuance of Cempra common stock in the merger or withdraws or modifies its recommendation in a manner adverse to Melinta;

•	Cempra fails to include in this proxy statement the recommendation of its board of directors;

•	Cempra’s board of directors approves, endorses or recommends any acquisition proposal; or

•	Cempra enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement;

•	by Cempra, at any time prior to the adoption of the merger agreement by the stockholders of Melinta, if (each such event, a “Melinta triggering event”):

•	Melinta’s board of directors fails to recommend that Melinta stockholders vote or act by written consent to approve the merger or withdraws or modifies its recommendation in a manner adverse to Cempra;

•	Melinta’s board of directors approves, endorses or recommends any acquisition proposal; or

•	Melinta enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement;

•	by Melinta or Cempra if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or inaccuracy; provided, however, that if such breach or inaccuracy is curable, then the merger agreement will not terminate as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach.

Termination Fee

Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is consummated.

Fee Payable by Cempra

Cempra must pay Melinta a one-time nonrefundable termination fee of $7.9 million if:

•

the merger agreement is terminated (i) by Cempra or Melinta because the stockholders of Cempra do not approve the issuance of Cempra common stock in the merger or the amendment of the certificate of incorporation of Cempra described in Proposal 2a or (ii) by Melinta because Cempra has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of Cempra has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or inaccuracy and (A) prior to such termination, an acquisition proposal with respect to Cempra is publicly announced, disclosed or otherwise communicated to Cempra’s board of directors and (B) within 12 months of the date of termination of the merger agreement, Cempra enters into a definitive agreement with respect to an acquisition transaction which acquisition transaction is subsequently consummated; or

•	the merger agreement is terminated by Melinta because a Cempra triggering event has occurred.

Additionally, if Cempra stockholders do not approve the issuance of Cempra common stock in the merger or the amendment to the certificate of incorporation of Cempra described in Proposal 2a, and either party thereafter terminates the merger agreement, Cempra will reimburse up to $2.0 million of out-of-pocket costs incurred by Melinta in connection with the transactions (and any termination fee subsequently payable by Cempra would be reduced by the amount of any such expense reimbursement).

Fee Payable by Melinta

Melinta must pay Cempra a termination fee of $7.9 million if:

•	the merger agreement is terminated by Cempra because Melinta did not obtain the written consent of a requisite number of its stockholders necessary to adopt the merger agreement and approve the merger and related transactions within 48 hours of the execution of the merger agreement or because Melinta has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty Melinta has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or inaccuracy and (i) prior to such termination, an acquisition proposal with respect to Melinta shall have been publicly announced, disclosed or otherwise communicated to Melinta’s board of directors and (ii) within 12 months of the date of termination of the merger agreement, Melinta enters into a definitive agreement with respect to an acquisition transaction which acquisition transaction is subsequently consummated; or

•	the merger agreement is terminated by Cempra because a Melinta triggering event has occurred.

Represent ations and Warranties

The merger agreement contains customary representations and warranties of Cempra, Melinta and the acquisition subsidiary for a transaction of this type. Cempra’s representations and warranties are qualified by its disclosure schedules and, in some cases, by Cempra’s SEC reports. Melinta’s representations and warranties are qualified by its disclosure schedules. The representations and warranties in the merger agreement relate to, among other things:

•	corporate organization, power and similar corporate matters;

•	subsidiaries and organizational documents;

•	capital structure;

•	financial statements and, with respect to Cempra, documents filed with the SEC and the accuracy of information contained in those documents;

•	any material changes or events;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	undisclosed liabilities;

•	compliance with legal and regulatory requirements;

•	filing of tax returns and payment of taxes;

•	employee benefits and related matters;

•	environmental matters;

•	insurance matters;

•	litigation matters;

•	authority to enter into the merger agreement and the related agreements;

•	inapplicability of Section 203 of the DGCL and other anti-takeover statutes to the merger;

•	votes required for completion of the merger and approval of the relevant proposals that will come before each of the 2017 Annual Meeting and the Melinta written stockholder consent;

•	any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	transactions with affiliates;

•	accuracy and lack of omission of disclosures in this proxy statement; and

•	with respect to Cempra, the valid issuance in the merger of the Cempra common stock.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Melinta and Cempra to complete the merger.

Amendment

The merger agreement may be amended by an instrument in writing signed on behalf of each of Cempra and Melinta with the approval of the respective boards of directors of Melinta, the acquisition subsidiary and Cempra at any time, except that after the merger agreement has been adopted by the stockholders of Melinta or Cempra, no amendment which by law requires further approval by the stockholders of Melinta or Cempra, as the case may be, shall be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Concurrently with the execution of the merger agreement, certain Cempra stockholders, including Cempra’s directors and executive officers, beneficially owning in the aggregate, as of August 8, 2017, approximately 11.5% of Cempra’s outstanding common stock, entered into voting and lock-up agreements with Melinta, and certain Melinta stockholders, including Melinta’s directors and executive officers, beneficially owning in the aggregate, as of August 8, 2017, approximately 91.5% of Melinta’s outstanding capital stock, entered into voting and lock-up agreements with Cempra. The voting and lock-up agreements, which are attached as Annexes D-1 and D-2 hereto, provide, among other things, that the parties to the agreements will vote (i) in favor of the merger and the adoption of the merger agreement and the transactions contemplated thereby; (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the proposed merger; and (iii) against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement. In addition, the voting and lock-up agreements place restrictions on the transfer of shares of Cempra and Melinta capital stock held by the respective signatory stockholders prior to the closing of the merger, and each such stockholder will also be subject to a 180-day lock-up on the sale of shares of capital stock of Cempra, which period shall begin upon consummation of the merger.

As of August 8, 2017, the stockholders of Melinta that entered into voting and lock-up agreements beneficially owned in the aggregate approximately 91.5% of the outstanding Melinta capital stock. The Melinta stockholders that entered into voting and lock-up agreements are Vatera, Falcon Flight LLC, Malin, LUPA GmbH, JWC RIB-X LLC, Eugene Sun, MD, Erik Akhund, John E. Sununu, Kevin Ferro, Thomas Koestler, Ph.D., Paul Estrem, Pedro Lichtinger, Cecilia Gonzalo, John Temperato and Chris Kiritsy.

As of August 8, 2017, stockholders beneficially owning in the aggregate approximately 11.5% of Cempra’s outstanding common stock have entered into voting and lock-up agreements. The Cempra stockholders that entered into the voting and lock-up agreements are Quaker Bioventures II, LP, Intersouth Partners VI, LP, Intersouth Partners VII, LP, David Zaccardelli, Mark Hahn, David Oldach, John Bluth, Richard Kent, Garheng Kong, P. Sherrill Neff, David Gill and John H. Johnson.

In order to induce certain Melinta stockholders to adopt and approve the merger agreement and approve the merger, Cempra has agreed to enter into, at the closing of the merger, a registration rights agreement, or the merger registration rights agreement (the form of which is attached as Annex E-1 hereto) with such stockholders. Under the merger registration rights agreement, Cempra shall be obligated to file within 90 calendar days from the date of execution of the merger registration rights agreement a shelf registration statement on Form S-3 providing for the resale by such stockholders of the Cempra common stock issued or issuable to such stockholders pursuant to the merger, or the registrable securities. Stockholder Vatera Healthcare Partners LLC, or the Vatera stockholder, shall be entitled to two underwritten offerings under such shelf registration statement. Additionally, if Cempra registers shares of Cempra common stock (subject to certain exceptions) for public sale, such stockholders will have the right to include their registrable securities in the registration statement. The registration rights under the merger registration rights agreement will terminate upon the earliest of (i) termination of the agreement by the consent of the Vatera stockholder, (ii) the date on which the Vatera stockholder holds a number of shares of Cempra common stock equal to or less than 10% of the total number of Cempra common stock issued and outstanding (on a non-fully diluted basis) and (iii) the dissolution, liquidation or winding up of Cempra. On August 8, 2017, Cempra and certain of its existing registration rights holders entered into a Consent and Waiver Agreement (attached as Annex E-2 hereto), or the registration rights consent, pursuant to which such existing registration rights holders consented, on behalf of all existing registration rights holders, to Cempra entering into the merger registration rights agreement.

Additionally, pursuant to the conditions of the merger agreement, Melinta has obtained a written consent from (a) the holders of a majority of the shares of Melinta capital stock outstanding and (b) a majority of the issued and outstanding shares of Melinta’s Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock, voting together as a single class for purposes of (i) adopting the merger agreement and approving the merger and all other transactions contemplated under the merger agreement, (ii) acknowledging that such adoption and approval of the merger and the other contemplated transactions given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, if applicable, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Therefore, on August 8, 2017, Melinta stockholders holding shares representing the requisite vote adopted the merger agreement and approved the merger, and on September 6, 2017, Melinta stockholders holding shares representing the requisite vote adopted the merger agreement as amended by the merger agreement amendment and approved the merger and related transactions pursuant to the terms of the merger agreement, as amended. Further, the Vatera stockholder, which constitutes the “Required Holders” under each of Melinta’s outstanding convertible notes, consented to the conversion of such notes into common stock in connection with the closing of the merger. No additional Melinta stockholder approval is required to effect the merger and the related transactions.

MATTERS BEING SUBMITTED TO A VOTE OF CEMPRA STOCKHOLDERS

Proposal 1: Approval of the Issuance of Common Stock in the Merger

General

At the 2017 Annual Meeting, Cempra stockholders will be asked to approve the issuance of Cempra common stock pursuant to the merger agreement. Immediately following the effective time of the merger, Melinta stockholders are expected to own, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.9%, and Cempra stockholders are expected to own approximately 48.1%, of Cempra common stock, subject to various assumptions and conditions described in detail in this proxy statement. The terms of, reasons for and other aspects of the merger agreement and the issuance of Cempra common stock pursuant to the merger agreement are described in detail in the other sections of this proxy statement.

The full text of the merger agreement, as amended by the merger agreement amendment, is attached to this proxy statement as Annex A-1 and Annex A-2.

Proposals 1 and 2a (described below) are conditioned upon each other, and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger cannot proceed without the approval of Proposals 1 and 2a.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the issuance of Cempra common stock pursuant to the merger agreement.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on such matter at the 2017 Annual Meeting is required for approval of the issuance of Cempra common stock pursuant to the merger agreement. A “broker non-vote” will have no effect on the outcome of this proposal, while an abstention will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF CEMPRA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Proposal 2a: Approval of Amendment to Cempra’s Certificate of Incorporation to Increase the Number of Authorized Shares of Cempra Common Stock from 80,000,000 to 250,000,000

General

As of September 29, 2017, there were 52,509,281 shares of Cempra common stock issued and outstanding and no shares of Cempra preferred stock issued and outstanding. Had the merger been consummated on August 8, 2017, after market close, Cempra would have issued to Melinta stockholders an aggregate of approximately 58.3 million shares of Cempra common stock, and would have assumed Melinta options and warrants that represented an aggregate of approximately 4.2 million shares of Cempra common stock if all such options and warrants were exercised, after adjusting such options and warrants by the exchange ratio and without taking into account the proceeds from the exercise of such option and warrants or the reverse stock split.

The amendment would increase Cempra’s total number of authorized shares of all classes of capital stock from 80,000,000 shares to 255,000,000 shares, which would consist of (i) 250,000,000 shares of Cempra common stock and (ii) 5,000,000 shares of preferred stock.

The amendment is intended to provide adequate authorized share capital to: (i) accommodate the issuance of shares of Cempra common stock in the merger; and (ii) to provide flexibility for future issuances of Cempra common stock if determined by Cempra’s board of directors to be in the best interests of the combined company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposals 1 and 2a are conditioned upon each other, and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger cannot proceed without the approval of Proposals 1 and 2a. By approving this Proposal 2a, Cempra stockholders are also approving the amended and restated certificate of incorporation, attached hereto as Annex F, reflecting the amendments contemplated by this Proposal 2a and, if approved by Cempra stockholders, Proposals 2b and 2c. All Cempra stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety.

If the reverse stock split (Proposal 3) is enacted, Cempra’s board of directors may choose, in its discretion, not to implement this Proposal 2a. Additionally, the proposed amended and restated certificate of incorporation will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective, if the merger is consummated.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for approval of the amendment to Cempra’s certificate of incorporation to elect for Cempra to increase the number of authorized shares of common stock from 80,000,000 to 250,000,000. A failure to submit a proxy card or vote at the 2017 Annual Meeting, an abstention or a “broker non-vote” will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 2A TO APPROVE THE AMENDMENT TO CEMPRA’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 80,000,000 TO 250,000,000.

Proposal 2b: Approval of Amendment to Cempra’s Certificate of Incorporation to Change the Name of Cempra to “Melinta Therapeutics, Inc.”

General

The primary reason for the corporate name change is that management believes this will allow for brand recognition of Melinta’s lead product and product candidate pipeline following the consummation of the merger. Cempra’s management also believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger.

By approving this Proposal 2b, Cempra stockholders are also approving the amended and restated certificate of incorporation, attached hereto as Annex F, reflecting the amendments contemplated by this Proposal 2b and, if approved by Cempra stockholders, Proposals 2a and 2c. All Cempra stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety. The proposed amended and restated certificate of incorporation will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective, if the merger is consummated.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the amendment to Cempra’s certificate of incorporation to change Cempra’s name to “Melinta Therapeutics, Inc.”

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for approval of the amendment to Cempra’s certificate of incorporation to change Cempra’s name to “Melinta Therapeutics, Inc.” A failure to submit a proxy card or vote at the 2017 Annual Meeting, an abstention or a “broker non-vote” will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 2B TO APPROVE THE AMENDMENT TO CEMPRA’S CERTIFICATE OF INCORPORATION TO CHANGE CEMPRA’S NAME TO “MELINTA THERAPEUTICS, INC.”

Proposal 2c: Approval of Amendment to Cempra’s Certificate of Incorporation to Elect for Cempra not to be Governed by or Subject to Section 203 of the DGCL

General

At the 2017 Annual Meeting, holders of Cempra common stock will be asked to approve an amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL.

Section 203 of the DGCL provides that any person or entity who acquires 15% or more in voting power of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of transactions (referred to as “business combinations”) with the corporation for a period of three years following the date the person became an interested stockholder, subject to certain exceptions. The exceptions are (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% in voting power of the corporation’s voting stock outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and authorized, at a stockholder meeting and not by written consent, by the affirmative vote of at least 66 2/3% in voting power of the outstanding voting stock not owned by the interested stockholder. Under Section 203 of the DGCL, a corporation can elect not to be subject to Section 203 if the corporation inserts a provision to that effect in its certificate of incorporation or if the stockholders of the corporation insert a provision to that effect in the bylaws of the corporation. The purpose of this amendment is to give Cempra greater flexibility in the future to enter into any potential business combinations (such as mergers, asset sales and securities issuances) with any future “interested stockholder” without having to go through the time and expense in waiving the application of Section 203 with respect to such future “interested stockholder.”

By approving this Proposal 2c, Cempra stockholders are also approving the amended and restated certificate of incorporation, attached hereto as Annex F, reflecting the amendments contemplated by this Proposal 2c and, if approved by Cempra stockholders, Proposals 2a and 2b. All Cempra stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety. The proposed amended and restated certificate of incorporation will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective, if the merger is consummated.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for approval of the amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL. A failure to submit a proxy card or vote at the 2017 Annual Meeting, an abstention or a “broker non-vote” will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 2C TO APPROVE THE AMENDMENT TO CEMPRA’S CERTIFICATE OF INCORPORATION TO ELECT FOR CEMPRA NOT TO BE GOVERNED BY OR SUBJECT TO SECTION 203 OF THE DGCL.

Proposal 3: Approval of the Reverse Stock Split

At the 2017 Annual Meeting, Cempra stockholders will be asked to approve amendments to Cempra’s certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Cempra common stock and related matters. Upon the effectiveness of the amendment to Cempra’s certificate of incorporation effecting the reverse stock split, the outstanding shares of Cempra common stock will be reclassified and combined into a lesser number of shares such that one share of Cempra common stock will be issued for a specified number of shares, which shall be greater than one and equal to or less than 20, of outstanding Cempra common stock, with the exact number within the range to be determined by Cempra’s board of directors prior to the effective time of such amendments and publicly announced by Cempra. The forms of the proposed amendments to the Cempra certificate of incorporation will, together, effect the reverse stock split, as more fully described below, but will not change the number of authorized shares, or the par value, of Cempra common stock.

If Proposal 3 is approved, the reverse stock split would become effective immediately prior to the effective time of the merger. Cempra’s board of directors may effect only one reverse stock split in connection with this Proposal 3. Cempra’s board of directors’ decision will be based on a number of factors, including market conditions, existing and expected trading prices for Cempra common stock and the listing requirements of the NASDAQ Global Market. Even if the stockholders approve the reverse stock split, Cempra reserves the right not to effect the reverse stock split if Cempra’s board of directors does not deem the reverse stock split to be in the best interests of Cempra and its stockholders. Cempra’s board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares of Cempra common stock in the merger.

Purpose

Cempra’s board of directors approved the proposal authorizing the reverse stock split for the following reasons:

•	pursuant to the merger agreement, Cempra agreed to use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) and to cause the shares of Cempra common stock being issued in the merger to be approved for listing on the NASDAQ Global Market (or else, the NASDAQ Capital Market) at or prior to the effective time of the merger;

•	the initial listing standards of the NASDAQ Global Market or NASDAQ Capital Market will require Cempra to have, among other things, a $4.00 per share minimum bid price upon the closing of the merger, and as such, the reverse stock split is necessary to obtain approval of the listing of the combined company and the shares of Cempra common stock being issued in the merger on either market;

•	the board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of Cempra common stock from the NASDAQ Global Market in the future; and

•	the board of directors believes a higher stock price may help generate investor interest in Cempra and help Cempra attract and retain employees.

If the reverse stock split successfully increases the per share price of Cempra common stock, Cempra’s board of directors believes that this may increase trading volume in Cempra common stock and facilitate future financings by Cempra.

NASDAQ Requirements for Listing on the NASDAQ Global Market

Cempra common stock is currently listed on the NASDAQ Global Market under the symbol “CEMP.”

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. Accordingly, the listing standards of the NASDAQ Global Market or NASDAQ Capital Market will require Cempra to have, among other things, a $4.00 per share minimum bid price upon the effective time of the merger. Because the current price of Cempra common stock is less than the required minimum bid prices, the reverse stock split is necessary to obtain approval of the listing of the combined company and the shares of Cempra common stock being issued in the merger on either market.

Additionally, Cempra’s board of directors believes that maintaining its listing on the NASDAQ Global Market may provide a broader market for Cempra common stock and facilitate the use of Cempra common stock in financing and other transactions. Cempra’s board of directors unanimously approved the reverse stock split partly as a means of maintaining the share price of Cempra common stock following the merger above $4.00 per share.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company being able to issue more shares without further stockholder approval. Cempra currently has no plans to issue shares, other than in connection with the merger and to satisfy obligations under Cempra’s employee stock options and warrants from time to time as these options and warrants are exercised. If the reverse stock split (Proposal 3) is approved by Cempra stockholders and implemented by Cempra’s board of directors, Cempra’s board of directors may choose, in its discretion, not to implement an increase to the number of authorized shares (Proposal 2a) if that proposal is also approved.

Potential Increased Investor Interest

On September 29, 2017, Cempra common stock closed at $3.25 per share. In approving the proposal authorizing the reverse stock split, Cempra’s board of directors considered that Cempra common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, Cempra’s board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Cempra common stock.

Cempra cannot predict whether the reverse stock split will increase the market price for Cempra common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Cempra common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Cempra common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase Cempra’s ability to attract and retain employees; or

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing, or that Cempra will otherwise meet the requirements of NASDAQ for inclusion for trading on the NASDAQ Global Market.

The market price of Cempra common stock will also be based on Cempra’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Cempra common stock declines, the percentage decline as an absolute number and as a percentage of Cempra’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Cempra common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to implement the reverse stock split and Cempra’s board of directors implements the reverse stock split, Cempra will amend Cempra’s certificate of incorporation to effect the reverse stock split. The text of the forms of the proposed amendments to Cempra’s certificate of incorporation is attached to this proxy statement as Annex G.

The reverse stock split will be effected simultaneously for all outstanding shares of Cempra common stock. The reverse stock split will affect all of Cempra stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Cempra, except to the extent that the reverse stock split results in any of Cempra stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. After the reverse stock split, Cempra will continue to be subject to the periodic reporting requirements of the Exchange Act.

As of the effective time of the reverse stock split, Cempra will adjust and proportionately decrease the number of shares of Cempra common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Cempra common stock. In addition, as of the effective time of the reverse stock split, Cempra will adjust and proportionately decrease the total number of shares of Cempra common stock that may be the subject of the future grants under Cempra’s stock option plans.

Procedure for Effecting Reverse Stock Split

If Cempra stockholders approve the proposal to effect the reverse stock split, and if Cempra’s board of directors still believes that a reverse stock split is in the best interests of Cempra and its stockholders, Cempra’s board of directors will determine the ratio of the reverse stock split to be implemented. Cempra will file the certificates of amendment with the Secretary of State of the State of Delaware immediately prior to the effective time of the merger. Cempra’s board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning on the effective date of the reverse stock split, each book-entry entitlement representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. No further action will be required for stockholders in connection with the reverse stock split as all Cempra common stock is held in book-entry.

Fractional Shares

No certificates or scrip representing fractional shares of Cempra common stock will be issued in connection with the reverse stock split. Each holder of Cempra common stock who would otherwise have been entitled to receive a fraction of a share of Cempra common stock shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Cempra common stock multiplied by the average last reported sales price of Cempra common stock at 4:00 p.m., Eastern time, end of regular trading hours on NASDAQ during the ten consecutive trading days ending on the last trading day prior to the effective date of the merger.

By authorizing the reverse stock split, stockholders will be approving the combination of any whole number of shares of common stock between and including a number that is greater than one and less than or equal to 20 into one share. The certificates of amendment filed with the Secretary of State of the State of Delaware effecting the reverse stock split will include only that number determined by the board of directors to be in the best interests of Cempra and its stockholders. In accordance with these resolutions, the board of directors will not implement any amendment providing for a different split ratio.

Cempra stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Cempra is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Cempra or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the common stock capital account on Cempra’s balance sheet. However, because the par value of Cempra common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Cempra will be increased because there will be fewer shares of Cempra common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Cempra’s board of directors or contemplating a tender offer or other transaction for the combination of Cempra with another company, the reverse stock split proposal is not being proposed in response to any effort of which Cempra is aware to accumulate shares of Cempra common stock or obtain control of Cempra, other than in connection with the merger with Melinta, nor is it part of a plan by management to recommend a series of similar amendments to Cempra’s board of directors and stockholders. Other than the proposals being submitted to Cempra stockholders for their consideration at the 2017 Annual Meeting, Cempra’s board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Cempra.

No Appraisal Rights

Under the DGCL, Cempra stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Cempra will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Considerations—Reverse Stock Split

Except as described below with respect to cash received in lieu of a fractional share, Cempra stockholders generally will not recognize gain or loss as a result of the reverse stock split. The aggregate adjusted tax basis in the shares of Cempra common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Cempra common stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of Cempra common stock). In general, each Cempra stockholder’s holding period for the shares of Cempra common stock received pursuant to the reverse stock split will include the holding period in the shares of Cempra common stock exchanged therefor. Cempra stockholders that acquired Cempra common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cempra stockholders that, pursuant to the reverse stock split, receive cash in lieu of a fractional share will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the Cempra stockholder’s aggregate adjusted tax basis in the shares of Cempra common stock surrendered that is allocated to such fractional share. Such capital gain or loss will generally be long-term capital gain or loss if shares of Cempra common stock surrendered in the reverse stock were split held for more than one year. The deductibility of capital losses is subject to limitations.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the amendments of Cempra’s certificate of incorporation to effect the reverse stock split.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of Cempra common stock as of the record date for the 2017 Annual Meeting is required for approval of the amendments of Cempra’s certificate of incorporation to effect the reverse stock split. A failure to submit a proxy card or vote at the 2017 Annual Meeting, an abstention or a “broker non-vote” will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO AMEND CEMPRA’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Proposal 4: Election of Class III Directors

Cempra’s bylaws currently provide that the number of directors constituting Cempra’s board of directors shall be not less than five nor more than nine. Cempra’s board of directors may establish the number of directors within this range. There are eight directors presently serving on Cempra’s board of directors, and the number of directors to be elected at this annual meeting is three Class III directors.

Cempra’s board of directors is divided into three classes, each class as nearly equal in number as practicable. Each year, one class is elected to serve for three years. At the annual meeting, three Class III directors will be elected for a term of three years, expiring in 2020, or until their successors are elected and qualified; provided, however, that if the merger is completed, the board of directors of Cempra will be reconstituted as set forth in the merger agreement. The Class III directors standing for re-election in 2017 and their respective biographical summaries are listed below.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve and Cempra expects that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, your proxyholder may vote your common stock to elect a substitute nominee proposed by Cempra’s board of directors.

If you are a beneficial owner of shares held in “street name” and you do not provide your broker with voting instructions, under the SRO rules governing brokers, your broker may not vote your shares on the election of directors.

Nominees

Cempra’s board of directors proposes the three Class III nominees listed below for election to the board of directors of Cempra for a three-year term. Cempra’s board of directors has determined that Richard Kent, M.D., Garheng Kong, M.D., Ph.D., and P. Sherrill Neff are independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In addition to the specific bars to independence set forth in that rule, Cempra also considers whether a director or his affiliates have provided any services to, worked for or received any compensation from Cempra or any of Cempra’s subsidiaries in the past three years in particular. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any of Cempra’s executive officers.

Class III Director Nominees with Terms Expiring in 2020

Name	Age	Director Since	Position(s) with Cempra
Richard Kent, M.D.	68	September 2010	Director
Garheng Kong, M.D., Ph.D.	42	September 2006	Chairman of the Board of Directors
P. Sherrill Neff	65	September 2011	Director

Class III Director Nominees

Richard Kent, M.D. – Dr. Kent has served on Cempra’s board of directors since September 2010. Dr. Kent has been a partner at Intersouth Partners, a venture capital firm, since 2008. From 2002 to 2008, Dr. Kent was the president and chief executive officer of Serenex, Inc., a drug development company, when it was acquired by Pfizer, Inc. From 2001 until he joined Serenex, Dr. Kent was president and chief executive officer of Ardent Pharmaceuticals, Inc. Before that, he held senior executive positions at GlaxoSmithKline plc, where he was senior vice president of global medical affairs and chief medical officer, at Glaxo Wellcome plc. (NYSE: GSK) where he was vice president of U.S. medical affairs and group medical director, and at Burroughs Wellcome plc., where he was international director of medical research. Dr. Kent served as a director of Cytomedix, Inc. (now Nuo Therapeutics, Inc. (OTC: NUOT)), a publicly traded biopharmaceutical company, from 2012 through 2014, and served as a director of Inspire Pharmaceuticals, Inc. from 2004 to 2011 (acquired by Merck & Co., Inc.). He also serves on the boards of several private companies. Dr. Kent holds a B.A. from the University of California, Berkeley and an M.D. from the University of California, San Diego. Among other experience, qualifications, attributes and skills, Dr. Kent’s knowledge and experience in the securities and investments industry and leadership roles in the pharmaceutical industry led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

Garheng Kong, M.D., Ph.D. – Dr. Kong has served on Cempra’s board of directors since September 2006 and as chairman of Cempra’s board of directors since November 2008. Dr. Kong has been the managing partner of Sofinnova Healthquest, a healthcare investment firm, since July 2013. He was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From 2000 to September 2010, he was at Intersouth Partners, a venture capital firm, most recently as a general partner, where he was a founding investor or board member for various life sciences ventures, several of which were acquired by large pharmaceutical companies. Dr. Kong has also served on the board of directors of Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company, since July 2012, Alimera Sciences, Inc. (NASDAQ: ALIM), a biopharmaceutical company, since October 2012, has served on the board of Laboratory Corporation of America Holdings (NYSE: LH), a healthcare company, since December 2013, and has served on the board of StrongBridge BioPharma plc (NASDAQ: SBBP) since September 2015. Dr. Kong holds a B.S. from Stanford University. He holds an M.D., Ph.D. and M.B.A. from Duke University. Among other experience, qualifications, attributes and skills, Dr. Kong’s knowledge and experience in the venture capital industry and his medical training led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

P. Sherrill Neff – Mr. Neff has served on Cempra’s board of directors since September 2011. Mr. Neff founded Quaker Partners Management, L.P. in 2002 and has since served as a partner at the investment firm. From 1994 to 2002, Mr. Neff was president and chief operating officer of Neose Technologies, Inc., a biopharmaceutical company, and a director from 1994 to 2003. From 1993 to 1994, he was senior vice president, corporate development at U.S. Healthcare, Inc. Prior to that time, Mr. Neff was managing director at investment bank Alex Brown & Sons for nine years. Mr. Neff holds a B.A. from Wesleyan University and a J.D. from the University of Michigan Law School. Mr. Neff serves on the board of directors of Resource Capital Corporation, (NYSE: RSO), a publicly traded real estate investment trust, and KBL Merger Corp. IV, a publicly traded special purpose acquisition company (NASDAQ: KBLM), as well as the following privately held organizations: Intact Vascular, Inc. and Vesper Medical, Inc. Mr. Neff also served on the board of directors of Amicus Therapeutics, Inc. from 1996 until 2011 (NASDAQ: FOLD), Regado Biosciences, Inc. (NASDAQ: RGDO) from 2005 until 2015, and National Venture Capital Association from 2009 until 2014. Among other experience, qualifications, attributes and skills, Mr. Neff’s experience in the venture capital industry led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

Required Vote; Recommendation of Board of Directors

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the three Class III nominees receiving the highest number of votes will be elected. Withheld votes and “broker non-votes” will have no effect on the outcome of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO ELECT THE THREE CLASS III NOMINEES FOR ELECTION TO CEMPRA’S BOARD OF DIRECTORS FOR A THREE-YEAR TERM.

Other Directors Not Up for Re-election at this Meeting

Class I Directors with Terms Expiring in 2018

Name	Age	Director Since	Position(s) with Cempra
Michael R. Dougherty	59	May 2013	Director
David Gill	62	April 2012	Director

Class II Directors with Terms Expiring in 2019

Name	Age	Director Since	Position(s) with Cempra
Dov Goldstein	49	January 2008	Director
John H. Johnson	59	June 2009	Director
David Zaccardelli, Pharm.D.	52	August 2016	Director and Acting Chief Executive Officer

Michael R. Dougherty—Mr. Dougherty joined Cempra’s board of directors in May 2013. Mr. Dougherty was the executive chairman of Celator Pharmaceuticals, Inc. (acquired by Jazz Pharmaceuticals plc) from August 2015 to July 2016. Mr. Dougherty was chief executive officer and a member of the board of directors of Kalidex Pharmaceuticals, Inc. from May 2012 to October 2012. Mr. Dougherty was the president and chief executive officer of Adolor Corp. (NASDAQ: ADLR) and a member of the board of directors of Adolor from December 2006 until December 2011. Mr. Dougherty joined Adolor as senior vice president of commercial operations in November 2002, and until his appointment as president and chief executive officer in December 2006, served in a number of capacities, including chief operating officer and chief financial officer. From November 2000 to November 2002, Mr. Dougherty was president and chief operating officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served in a variety of senior positions at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly-traded biotechnology company, including as president and chief executive officer, as well as a director, and at Centocor, Inc., a publicly-traded biotechnology company, including as senior vice president and chief financial officer. Mr. Dougherty is currently on the board of directors of Trevena, Inc. (NASDAQ: TRVN), Aviragen Therapeutics, Inc. (NASDAQ: AVIR), Foundation Medicine, Inc. (NASDAQ: FMI), and Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS). Mr. Dougherty was a member of the board of directors of Celator Pharmaceuticals, Inc. from July 2013 to July 2016 and Viropharma Incorporated (NASDAQ: VPHM) from January 2004 to January 2014. Mr. Dougherty received a B.S. from Villanova University. Among other experience, qualifications, attributes and skills, Mr. Dougherty’s leadership roles in small and large pharmaceutical organizations led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

David Gill—Mr. Gill joined Cempra’s board of directors in April 2012. Mr. Gill served as chief financial officer of EndoChoice Holdings, Inc. (NYSE: GI), a publicly traded medical device company from August 2014 to November 2016, and as president and chief operating officer from March 2016 to November 2016. He served as the chief financial officer of INC Research Holdings Inc (NASDAQ: INCR), a clinical research organization, from February 2011 to August 2013, and served as a board member and audit committee chairman of INC Research from 2007 to 2010. From March 2009 to February 2011, Mr. Gill was the chief financial officer of TransEnterix (NYSEMKT: TRXC), a then private medical device company. From July 2005 to November 2006, Mr. Gill was chief financial officer and Treasurer of NxStage Medical, Inc. (NASDAQ: NXTM), a publicly traded dialysis equipment company. He currently serves as a director and chair of the audit committee of Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company, positions he has held since February 2015. From 2006 to 2011, he served on several public and private company boards of directors, including those of LeMaitre Vascular (NASDAQ: LMAT), a publicly traded medical device company, and IsoTis, Inc., a publicly traded orthobiologics company that was acquired by Integra LifeSciences Holdings Corporation in October 2007. From January 2002 to May 2005, Mr. Gill served as senior vice president and chief financial officer of CTI Molecular Imaging, Inc., a publicly traded medical imaging company, until its sale to Siemens AG. Mr. Gill has led initial public offerings for four companies and has raised more than $600.0 million in equity and $600.0 million in debt over his career. Mr. Gill holds a B.S. degree, cum laude, in Accountancy from Wake Forest University and an M.B.A. degree, with honors, from Emory University. Mr. Gill was formerly a certified public accountant. Among other experience, qualifications, attributes and skills, Mr. Gill’s education and experience in accounting and finance, and his service as an officer and as a director of various publicly traded companies led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

Dov A. Goldstein, M.D.—Dr. Goldstein has served on Cempra’s board of directors since January 2008. He is the managing partner at Aisling Capital, a private investment firm, a position he has held since January 2015, and served as a partner of Aisling Capital from April 2009 to June 2014 and a principal of Aisling Capital from September 2006 to April 2009. From June 2014 to January 2015, he was the chief financial officer of Loxo Oncology, Inc. (NASDAQ: LOXO). From 2000 until its acquisition by Pfizer Inc. in 2005, Dr. Goldstein was executive vice president and chief financial officer of Vicuron Pharmaceuticals, Inc. He led the valuation and financial due diligence for the merger with Biosearch Italia (Nuovo mercato: BIO.MI), the first U.S. and Italian public-to-public company merger. Prior to Vicuron Pharmaceuticals, Dr. Goldstein was director of Venture Analysis at HealthCare Ventures, a privately held investment fund. Dr. Goldstein currently serves on the board of directors of ADMA Biologics, Inc. (NASDAQ: ADMA) and Esperion Therapeutics, Inc. (NASDAQ: ESPR). Dr. Goldstein has previously served on several company boards of directors, including those of Durata Therapeutics Inc. (acquired by Actavis PLC), Topaz Pharmaceuticals (acquired by Sanofi Pasteur S.A.), and Loxo Oncology. Dr. Goldstein received his M.D. from Yale School of Medicine and completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. He received his M.B.A. from the Columbia Business School and his B.S. with honors from Stanford University. Among other experience, qualifications, attributes and skills, Dr. Goldstein’s knowledge and experience in the pharmaceutical industry and venture capital industry led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

John H. Johnson—Mr. Johnson has served on Cempra’s board of directors since June 2009. He served as president and chief executive officer of Dendreon Corp., a publicly traded biotechnology company (NASDAQ: DNDN), from February 2012, became chairman in July 2013, and served as chairman until June 2014 and president and chief executive officer until August 2014. He served as the chief executive officer and as a director of Savient Pharmaceuticals, Inc., a company that developed and commercialized specialty pharmaceuticals, from 2011 to January 2012. Mr. Johnson was senior vice president of Eli Lilly (NYSE: LLY) and Company and president of Lilly Oncology, Eli Lilly’s oncology business unit, from 2009 to 2011. From 2007 to 2009, Mr. Johnson was chief executive officer of ImClone Systems Incorporated, a biopharmaceutical development company, and was also a member of ImClone’s board of directors until it became a wholly owned subsidiary of Eli Lilly in 2008. From 2005 to 2007, Mr. Johnson served as company group chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit. Mr. Johnson served as chairman of the board of Tranzyme, Inc. (NASDAQ: TZYM), a publicly traded biopharmaceutical company, from December 2010 until July 2013. Mr. Johnson serves as the chairman of the board of Strongbridge Biopharma PLC (NASDAQ: SBBP), a global biopharmaceutical company, and also serves as lead independent director of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), a global biopharmaceutical company, Portola Pharmaceuticals, Inc. (NASDAQ: PTLA), a biopharmaceutical company, and Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company. Mr. Johnson holds a B.S. in Education from East Stroudsburg University of Pennsylvania. Among other experience, qualifications, attributes and skills, Mr. Johnson’s leadership roles in large pharmaceutical organizations led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

David Zaccardelli, Pharm.D.—Dr. Zaccardelli has served on Cempra’s board of directors since August 2016. He is the Acting Chief Executive Officer of Cempra, a position he has held since December 2016. From 2004 until 2016, Dr. Zaccardelli served in several senior management roles at United Therapeutics Corporation (NASDAQ: UTHR), including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997. Dr. Zaccardelli currently serves on the board of directors of Evecxia, Inc. and CoreRx, Inc., both privately held companies. Dr. Zaccardelli received a Pharm.D. from the University of Michigan. Among other experience, qualifications, attributes and skills, Dr. Zaccardelli’s experience in the pharmaceutical industry led to the conclusion of Cempra’s board of directors that he should serve as a director of Cempra in light of Cempra’s business and structure.

Proposal 5: Advisory Vote on Executive Compensation

As part of its commitment to Cempra stockholders and in accordance with Section 14A of the Exchange Act, Cempra’s board of directors is submitting a say-on-pay proposal for stockholder consideration this year. Cempra submits say-on-pay proposals for stockholder consideration annually and the next such stockholder advisory vote will be held at the 2018 annual meeting of stockholders.

Executive compensation is an important matter for stockholders. The core of Cempra’s executive compensation philosophy and practice continues to be to pay-for-performance. Executive officers are compensated in a manner consistent with Cempra’s strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. Cempra believes the compensation program is strongly aligned with the long-term interests of stockholders. Compensation of the executive officers is designed to enable Cempra to attract and retain talented and experienced senior executives to lead Cempra successfully in a competitive environment.

The compensation of the named executive officers is described on pages 195 to 210 of this proxy statement, which includes Cempra’s Compensation Discussion and Analysis, or the CD&A. The CD&A provides additional details on executive compensation, including Cempra’s compensation philosophy and objectives, and the fiscal 2016 compensation of the named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of Cempra’s named executive officers, and the strategy, practice and policies described in this proxy statement. Accordingly, Cempra stockholders are being asked to indicate their support for the compensation of Cempra’s named executive officers as described in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the Cempra, Inc. stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal year 2016, and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on Cempra or Cempra’s board of directors, and will not be construed as overruling any decision by Cempra or by Cempra’s board of directors. The vote will not be construed to create or imply any change to Cempra’s fiduciary duties or those of Cempra’s board of directors, or to create or imply any additional fiduciary duties for Cempra or Cempra’s board of directors. Although this advisory vote is non-binding, the Compensation Committee and the board of directors of Cempra will review and consider the voting results when making future decisions regarding Cempra’s executive compensation.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the approval of Cempra’s 2016 executive compensation.

Required Vote; Recommendation

Ratification of the compensation of the named executive officers requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on such matter at the 2017 Annual Meeting. A “broker non-vote” will have no effect on the outcome of this proposal, while an abstention will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO APPROVE, ON A NON-BINDING ADVISORY BASIS, CEMPRA’S 2016 EXECUTIVE COMPENSATION.

Proposal 6: Ratification of Appointment of Independent Registered Accounting Firm

Pursuant to its charter, the Audit Committee has appointed the firm PricewaterhouseCoopers LLP, or PwC, Raleigh, North Carolina, to serve as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Audit Committee and Cempra’s board of directors are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of the stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

PwC has audited Cempra’s financial statements annually since Cempra’s formation in November 2005. Representatives of PwC are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

For accounting purposes, the merger is treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer, Melinta, which have been audited by Deloitte & Touche LLP, will become the historical financial statements of Cempra. In a reverse acquisition, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed. The Audit Committee of the Cempra’s board of directors, as re-constituted following the merger, will make a determination as to which accounting firm will serve as Cempra’s independent registered public accounting firm following the merger.

Voting by Proxyholder

Your proxyholder (one of the individuals named on your proxy card) will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the ratification of the appointment of PwC as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Required Vote; Recommendation

Ratification of the appointment of PwC as Cempra’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on such matter at the 2017 Annual Meeting. An abstention will have the same effect as a vote against the approval of this proposal. A “broker non-vote” will not exist as to this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 6 TO RATIFY THE APPOINTMENT OF PWC AS CEMPRA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Proposal 7: Approval of Possible Adjournment of the 2017 Annual Meeting

General

If Cempra fails to receive a sufficient number of votes to approve Proposals 1, 2a, 2b, 2c or 3, Cempra may propose to adjourn the 2017 Annual Meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposals 1, 2a, 2b, 2c or 3. Cempra currently does not intend to propose adjournment at the 2017 Annual Meeting if there are sufficient votes to approve Proposals 1, 2a, 2b, 2c or 3.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cempra common stock present in person or represented by proxy and entitled to vote on the matter at the 2017 Annual Meeting is required to approve the adjournment of the 2017 Annual Meeting for the purpose of soliciting additional proxies to approve Proposals 1, 2a, 2b, 2c or 3. A “broker non-vote” will have no effect on the outcome of this proposal, while an abstention will have the same effect as a vote against the approval of this proposal.

CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” PROPOSAL 7 TO ADJOURN THE 2017 ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1, 2A, 2B, 2C OR 3.

CEMPRA’S BUSINESS

For a description of Cempra’s business, please refer to the section entitled “Item 1. Business” set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement.

CEMPRA LEGAL PROCEEDINGS

On September 15, 2017, a purported shareholder of Cempra filed a shareholder derivative complaint in the United States District Court for the Middle District of North Carolina captioned Bournazian v. Fernandes, No. 17-cv-00828 (M.D.N.C.). The complaint is filed derivatively, and on behalf of Cempra as nominal defendant, against every member of the board of directors of Cempra, Cempra’s former Chief Executive Officer, Cempra’s Chief Financial Officer, Cempra’s Chief Medical Officer, and Cempra’s acting Chief Executive Officer. The complaint alleges claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, corporate waste, and violation of Section 14(a) of the Exchange Act, and seeks unspecified damages and attorneys’ fees. The complaint further alleges that a demand upon Cempra’s board of directors to institute the derivative action would be futile because each of the board members lacks the independence and disinterestedness necessary to impartially consider a demand. The complaint is based on similar allegations as asserted in the putative securities class action filed on November 4, 2016 in the United States District Court for the Middle District of North Carolina and described in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, and Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, including the alleged failure to accurately disclose solithromycin’s safety profile. On August 16, 2017, a consolidated complaint was filed in the putative securities class action captioned Hirtenstein v. Cempra, Inc., No. 16-cv-01303 (M.D.N.C.), which Cempra and the other defendants moved to dismiss on September 29, 2017. At this time, Cempra is unable to predict an outcome or estimate the range of potential loss, if any, that may be associated with the derivative action.

On September 27, 2017, a putative class action complaint was filed against Cempra and the members of its board of directors on behalf of the public stockholders of Cempra in the United States District Court for the Middle District of North Carolina under the caption Tran v. Cempra, Inc., et al., No. 17-cv-00870 (M.D.N.C.). The complaint alleges that the preliminary proxy statement issued in connection with the merger omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the preliminary proxy statement false and misleading. Among other remedies, the action seeks to enjoin the merger unless and until additional disclosures are provided, damages and attorneys’ fees. Cempra believes that the action is without merit and that no further disclosure is required to supplement the preliminary proxy statement under applicable laws. However, to avoid the risk that the action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, Cempra is voluntarily making the supplemental disclosures set forth herein. Nothing in this proxy statement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

For a description of the other legal proceedings Cempra is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement, and Note 8 to the Notes to Consolidated Financial Statements included in Item 1 of Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is attached as Annex B-3 to this proxy statement.

CEMPRA’S PROPERTY

For a description of Cempra’s property, please refer to the section entitled “Item 2. Properties” set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement.

MELINTA’S BUSINESS

Overview

Melinta is a leading biopharmaceutical company focused on developing new antibiotics that enable patients with serious, life-threatening bacterial infections to be cured. The relentless evolution of bacterial antibiotic resistance, coupled with the dearth of effective new antibiotics, has created an urgent public health threat.

In the United States, tens of millions of patients are treated annually for serious infections. According to the CDC, an increasing number of bacteria are now resistant to every available antibiotic. The CDC estimates that each year in the United States at least two million people become infected with bacteria that are resistant to antibiotics and at least 23,000 people die each year as a result. By way of comparison, overdoses on prescription opioids, one element of the opioid public health crisis in the U.S., claim approximately 15,000 deaths per year in the U.S. At least one recent economic analysis estimates that, globally, approximately 700,000 people die every year from drug resistant strains of common bacterial infections, HIV, tuberculosis and malaria. This same analysis predicts that there will be approximately 10 million deaths from antimicrobial resistance by 2050 worldwide, exceeding cancer-related deaths over the same period, highlighting that serious action must be taken.

Without new antibiotics capable of treating ever more complex bacterial pathogens, we risk reversing one of the greatest triumphs of medicine and a return to the pre-antibiotic era, when common infections were untreatable and often fatal. Antibiotic-resistant infections add considerable and avoidable costs to the U.S. healthcare system. According to the CDC’s Antibiotic Resistance Threat Report, the total estimated financial cost to the U.S. of antibiotic resistance may range as high as $20 billion in excess direct healthcare costs, with additional societal costs for lost productivity as high as $35 billion a year.

Melinta’s Portfolio

Baxdela (delafloxacin)

Melinta’s portfolio of antibiotics is led by Baxdela, a commercial-stage asset with the potential to address multiple types of infections that offers a new option for monotherapy treatment of adult patients with ABSSSI in oral and IV formulations. Baxdela is a novel fluoroquinolone that exhibits activity against both gram-positive and gram-negative pathogens, including MRSA, and is available in both IV and oral formulations. On June 19, 2017, Baxdela received approval from the FDA for treatment of adult patients with ABSSSI. With its approval, the FDA also confirmed Baxdela’s status as a QIDP under the provisions of the 2012 GAIN Act, which extends the market exclusivity period by five years for a total of at least ten years in the United States. Consequently, and because Melinta believes Baxdela has utility across many different infection types, Melinta has commenced Phase 3 clinical development for CABP and intends to pursue Phase 2 clinical development for cUTI. Together, these three indications compose the majority of bacterial infections requiring initial hospitalization in the United States. In addition, Melinta has successfully partnered Baxdela with leading multinational pharmaceutical partners for certain markets outside the United States. Melinta may obtain additional funds through the achievement of regulatory, commercial and sales-based milestones, as well as royalties on sales of Baxdela outside the United States.

Discovery Platform

In addition to Baxdela, Melinta has a proprietary discovery platform which has the potential to provide multiple drug candidates to address the most serious and resistant bacterial challenges. Melinta’s discovery platform was founded on Nobel Prize winning science relating to unique insights on how clinically-valuable antibiotics bind to and inhibit the function of the bacterial ribosome through a method called X-ray crystallography. The ribosome is the most highly-validated target for antibiotics, with classes including the macrolides, lincosamides, oxazolidinones, phenyl propanoids, tetracyclines and aminoglycosides, as examples. Melinta’s proprietary expertise in ribosome crystallography enables its discovery team to see where these classes interfere with the function of the ribosome, where resistance impacts them, what options there are for making enhancements to these existing antibiotic classes to overcome resistance and what locations offer promise as good places to design completely new classes of antibiotics that have no cross-resistance to current therapies. Melinta is the exclusive licensee of the ribosome crystallography platform from Yale University and the Medical Research Council. In addition to the science of ribosome crystallography, Melinta has used its licensed software tools and internal know-how to develop proprietary models and a drug discovery process that allow Melinta to identify and modify drug candidates to address emerging bacterial threats. The Melinta discovery team is led by a team of scientists who did the initial technology transfer from Yale, industrialized the platform and built each of its research programs.

Radezolid is a novel oxazolidinone discovered by Melinta that was designed to overcome antibiotic resistance to linezolid, the macrolides and lincosamides. It is highly active against many bacteria that are resistant to other antibiotics in its class. In partnership with a CRO, Melinta is developing radezolid for the topical dermatology market targeting a first indication for Acne Vulgaris. No new antibiotic class has been launched in the acne market in the last decade. With its research partner, Melinta recently successfully completed a Phase 1 study, and plans to commence a Phase 2 study. For the development of radezolid, the CRO is funding the clinical effort and Melinta retains a right to opt-in to the program at various future time points. Melinta may, in partnership with its CRO partner, pursue additional indications for radezolid in the future.

In addition, Melinta has a late pre-clinical program with a novel antibacterial class targeting bacterial “superbugs,” its ESKAPE Pathogen Program, which resulted from its discovery platform. This program seeks to overcome the alarming emergence of untreatable bacteria, which have developed resistance to all existing drug classes, by introducing completely novel classes of antibiotics. These multi-drug resistant pathogens include Enterococcus faecium, MRSA, Klebsiella pneumoniae, Acinetobacter baumanii, Pseudomonas aeruginosa, Enterobacter species, and Escherichia coli. In 2017, Melinta estimates 500,000 patients with pneumonia, cUTI, complicated intra-abdominal infections, or bloodstream infections will be infected with multi-drug resistant strains of these pathogens, or will fail two or three lines of therapy. This represents significant market opportunity for Melinta’s ESKAPE Pathogen Program. Melinta has designed de novo an optimized class of antibiotics they have named the pyrrolocytosines. This class shows in vitro activity against the full panel of ESKAPE pathogens without cross-resistance to current therapies and has shown efficacy in animal models of infection. Melinta anticipates initiating IND-enabling studies for a nominated lead candidate compound in 2018.

Furthermore, Melinta has compounds in its preclinical macrolide program that have the potential to treat the bacteria typically identified in skin and lung infections. Melinta has designed and optimized over 3,000 new macrolides that have shown in vitro activity against macrolide-, lincosamide- streptogramin- and ketolide-resistant, or MLSbK, pathogens.

Melinta’s proprietary discovery platform and know-how have the potential in the future to be applied toward the development of drug candidates for the next emerging bacterial threat as well as antifungal, antiparasitic or oncology applications.

The Challenge

Infectious diseases present unique challenges to both physicians and patients. Bacterial infections, in particular, often have acute onset and may progress rapidly. Infections may be caused by a multitude of bacteria that are constantly evolving resistance to antibiotics. Because today’s available diagnostic tools are unable to provide timely identification of the underlying pathogens or their antibiotic susceptibility, physicians must often make difficult therapeutic choices with incomplete information in a short time window. The choice of drug for initial antibiotic therapy is most often made empirically. An incorrect choice can have severe consequences for the patient, as well as those to whom the infection can spread, causing serious concern in hospitals and other healthcare facilities.

When presented with a patient with a serious infection, physicians must consider the following factors in selecting an appropriate antibiotic regimen:

1.	Pathogen coverage. When a patient presents in the hospital, the emergency department or in the community with a suspected bacterial infection, physicians are generally unaware of the causative bacteria since different bacteria present similar clinical symptoms. While the majority of skin infections are caused by gram-positive bacteria, more than 30% of infections are caused by either gram-negative bacteria or mixed infections, particularly in patients with chronic underlying conditions. Currently available diagnostic tools are unable to provide rapid identification of the underlying pathogens or their antibiotic susceptibility. In addition, the cost and reliability of these tests have not advanced to attract usage in the hospital, emergency department or community settings. Thus, physicians often prescribe a broad-spectrum antibiotic or multiple antibiotics empirically in order to cover the broad groups of disease-causing bacteria—gram-positives, gram-negatives, atypicals and anaerobes—to achieve an effective response. This empiric approach is particularly relevant in seriously ill patients with little margin for inadequate antibiotic coverage. The treatment choices must also cover the ever-evolving challenge of antibiotic-resistant bacteria. A recent paper (Lipsky, BA et al., Diagn Microbiol Infect Dis., 2014, 79(2), 273-279) cited that nearly 25% of hospitalized patients received IIAT, defined as either not receiving an antibiotic within 24 hours of admission or receiving an antibiotic that is not active against identified pathogens. Furthermore, the rate of IIAT was higher in more complex patients. A second paper (Lipsky, BA et al., Diagn Microbiol Infect Dis., 2014, 79(2), 266-272) commented that IIAT leads to sub-optimal patient outcomes and increased costs of treatment.

2.	Safety and tolerability. Physicians must be cognizant of the potential side effects and tolerability issues associated with many currently available antibiotics. Some antibiotics have warnings that discourage use in patients taking commonly prescribed chronic medications such as those for depression or diabetes. In patients with underlying medical illnesses, antibiotic side effects may worsen their conditions. Some IV antibiotics cause local or systemic infusion reactions. Many oral antibiotics are affected by a patient’s food intake. Safety and tolerability issues, which result in treatment interruption or discontinuation can render antibiotic therapy ineffective. Physicians generally prefer the simplest and quickest therapy option that gives a patient the chance of taking an uninterrupted course of antibiotics to cure the bacterial infection.

3.	Administration burden and risk. Drugs that require monitoring, are difficult to administer, or need dose titration, are challenges to effective care, increase the probability of medication errors, and can contribute to treatment failure that can increase a patient’s length of hospitalization. A therapeutic with a fixed dosage form can save administration time and effort, reducing the need to prolong patient hospitalization as well as the risk associated with drug administration errors. In addition, the availability of both IV and oral dosing forms facilitates treatment in the community and the emergency department, which can result in avoiding hospitalization altogether for the patient. For patients treated in the hospital setting, IV and oral dosing forms may facilitate earlier patient discharge, reducing the possibility of acquiring new infections while in the hospital, and increase overall patient satisfaction.

4.

Medically complex patients. The 2.9 million patients hospitalized with ABSSSI are often characterized by co-morbid complexity: a recent analysis of inpatient claims revealed that they are older, have higher rates of obesity (~50%), and suffer from conditions such as diabetes (31%) and cardiovascular disease such as hypertension (49%) at rates that are considerably higher than the rest of the U.S. population. In addition, this same analysis revealed that while only ~40% of patients had microbiology testing results, those who did had a high rate of MRSA infections (22%) as well as gram-negative or mixed infections (37%). Furthermore, two papers by Lipksy and colleagues (cited in clause 1 above) demonstrated that the patients whose infections have a gram-negative or mixed etiology receive IIAT at a significantly higher rate than patients with a gram-positive etiology alone. IIAT was determined to lead to a significantly longer length of stay and rate of composite economic outcome (defined as readmissions and unplanned office visits or ED visits after hospital discharge).

5.	Total cost of care. Over the last decade, public policy has placed tremendous pressure on physicians and hospitals to improve patient quality of care while reducing the total cost of care through pay for performance quality measures. When treating a bacterial infection, physicians must make immediate decisions on the choice of therapy that offers the highest chance of cure and requires the least administration burden on resources, while also considering downstream effects such as the risk and associated cost of potential treatment side effects (and resulting need to change therapies), hospitalizations, extended hospitalizations and hospital readmissions. With respect to the hospital setting, the fiscal penalty for the Readmission Reduction Program puts up to 3% of a hospital’s revenue at risk in 2018, and the CMS will be accepting voluntary hybrid all-cause hospital readmission reporting starting with the 2018 reporting period, which may lead to mandatory reporting in a future rule. Additionally, in 2018, the Hospital Acquired Condition program puts up to 1% of a hospital’s revenue at risk and includes two surgical site infection conditions as well as MRSA in its tracking and two cellulitis Diagnostic Related Groups have been added to the Value Based Purchasing voluntary Bundled Payment initiative (602, 603).

Melinta’s Solution

Melinta’s portfolio of innovative antibiotic candidates aims to address the limitations of current therapies. Melinta’s lead candidate, Baxdela, belongs to the well-established quinolone class of antibiotics that is currently prescribed more than 25 million times per year. Quinolones such as levofloxacin (brand name Levaquin, peak sales $1.8 billion in 2008) and ciprofloxacin (brand name Cipro, peak sales $1.2 billion in 2001), among others, are well known to clinicians. Baxdela possesses a highly differentiated profile, based on its attributes of enhanced antimicrobial activity, broad-spectrum coverage including MRSA, a favorable safety and tolerability profile and provides the opportunity for interchangeability of IV and oral dosage forms and simplicity of administration. These features have potentially significant pharmacoeconomic benefits including reductions in length of hospitalization, costs of treating side effects, staff burden and drug utilization, and lower rates of hospital readmission.

Melinta believes Baxdela will address the limitations of currently available therapies. In medically complex patients, particularly in the setting of empiric therapy, Baxdela is a compelling choice for healthcare providers in multiple care settings for the indications Melinta intends to pursue. Key characteristics include:

•	Broad-spectrum coverage. Physicians can confidently use Baxdela as a single drug therapy to cover a broad set of bacteria, including multidrug-resistant strains such as MRSA, as demonstrated in two Phase 3 studies compared to combination therapy regimen. Baxdela’s potent MRSA activity is unique among its quinolone drug class. In addition, Baxdela is highly active against the broad groups of disease-causing bacteria—gram-positives, gram-negatives, atypicals and anaerobes. Many recently approved therapies only cover a narrow group of bacteria or lack MRSA coverage, often requiring physicians to add a second antibiotic therapy to cover the potential set of disease-causing pathogens in at-risk patients, particularly because identification of the underlying pathogen or its antibiotic susceptibility is not readily available. Baxdela’s broad-spectrum profile may significantly simplify the physician’s treatment decision in these situations, and reduce the risk of inappropriate initial antibiotic therapy.

•	Simplicity of administration.

•

IV and Oral Formulations. Baxdela offers therapy in IV and oral formulations to provide seamless discharge from the hospital to the home as well as treatment in the emergency department, potentially avoiding hospitalization, and in the community setting. Baxdela can be initiated on either the IV or oral formulation based on the product label approved by the FDA. With Baxdela’s oral formulation, physicians treating patients in the community setting can write prescriptions to be filled in the retail pharmacy, which could preclude the need for hospital admission and/or expensive OPAT. Currently, there is no other FDA-approved product in the U.S. that is labeled with a comparable spectrum of coverage and is available in both IV and oral formulations other than Baxdela. In the hospital and emergency department settings, having both IV and oral formulations facilitates earlier patient discharge and eliminates the additional risks and resources associated with switching to a different oral drug.

•	Fixed Dose Therapy. Each formulation provides similar drug exposure in a fixed dose regimen, eliminating the need for drug monitoring and dose titration, simplifying therapy administration for the physician.

•	No Clinically Significant Drug-Drug Interactions. Baxdela does not interact with other drugs (other than antacids) or food, further simplifying the management of complex patients who often receive other medications.

•	Attractive safety and tolerability profile. Baxdela’s safety and tolerability profile has been established through clinical experience in approximately 2,700 subjects to date. The most common side effects observed were gastrointestinal in nature but mild in severity and rarely led to discontinuation of therapy. In the Phase 3 ABSSSI program comprising 741 patients in the Baxdela arm, less than 1% of patients discontinued Baxdela therapy due to treatment-related side effects, and only one patient discontinued therapy due to a treatment-related gastrointestinal adverse event. In addition, Baxdela has demonstrated in dedicated clinical studies not to have an adverse effect on heart rhythm (QT prolongation) or to cause skin reactions to sunlight (phototoxicity), which limit the clinical utility of some other quinolones.

•	Consistent performance across all patient types in a fixed dose. Baxdela has demonstrated its ability to perform consistently well across all patient types, including in patients with co-morbidities such as diabetes, renal impairment, heart disease and obesity, with a fixed dose therapy and without regard to a patient’s existing chronic medications, an important consideration that has limited the utility of leading antibiotics. Melinta believes the value of these clinical results, packaged with attractive features—including full pathogen coverage, favorable safety and tolerability profile and convenient administration—will resonate with patients and providers alike.

•	Simplified Pricing. Baxdela’s pricing will be based on optimizing access across our multi-channel strategy with the goal of minimizing prior authorizations, facilitating in-patient adoption, and enhancing patient adherence.

Baxdela Clinical Overview

Baxdela Clinical Experience

Baxdela has been evaluated in approximately 2,700 subjects in 30 completed Phase 1, 2 and 3 trials to date. This provides a substantial clinical database that attests to a well-tolerated safety profile and confirms that the increased potency of Baxdela allows treatment of challenging bacteria such as MRSA.

Phase 3 Trials in ABSSSI (Study 302 and 303)

The pivotal phase 3 trials, Studies RX 3341-302 and RX-3341-303, were randomized, double-blind, studies comparing the efficacy of Baxdela monotherapy versus vancomycin 15 mg/kg IV plus aztreonam (1 to 2 g) Q12H, in subjects with ABSSSI. The studies were of near identical design. The characteristics of these two similarly designed studies are described below.

Study RX-3341-302

Study 302 was an IV only study, comparing the efficacy of IV Baxdela 300mg Q12H to IV vancomycin 15mg/kg plus aztreonam Q12H for the treatment of ABSSSI including infections caused by MRSA and gram-negative organisms. All patients were randomized and dosed twice daily IV for 5-14 days in a double-blind fashion. Subjects were stratified by infection type at enrollment. Enrollment was limited to prior antibiotics (25%), abscesses (25%), and wounds (35%). The study enrolled 660 patients at 34 sites in the United States and Europe.

Study RX-3341-303

Study 303 assessed Baxdela IV to oral switch. Patients received Baxdela IV 300mg Q12H for six doses with a mandatory blinded switch to Baxdela 450mg oral tablets Q12H, compared to IV vancomycin 15mg/kg plus IV aztreonam given twice daily for the treatment of ABSSSI including infections caused by MRSA and gram-negative organisms. The Baxdela IV and oral doses provide similar exposures, thereby facilitating step-down and the potential for earlier patient discharge. Subjects were stratified by infection type and body mass index (BMI) at enrollment. Enrollment was limited to prior antibiotics (25%), abscesses (25%), wounds (30%) and BMI ≥ 30 mg/kg2 (50%). The study enrolled 850 patients at 76 sites in North America, South America, Asia and Europe.

Both studies had common design elements:

•	These studies used the same comparator: vancomycin 15 mg/kg IV (actual body weight) combined with aztreonam (1 to 2 g) Q12H

•	Vancomycin requires weight based dosing and therapeutic drug monitoring with subsequent dose adjustments

•	Vancomycin is a gram-positive only agent thus the need to add aztreonam for gram-negative coverage in the comparator arm for these trials

•	Unlike other recently approved ABSSSI antibiotics, patients with gram-negative organisms were allowed to continue in these studies since Baxdela provides gram-negative coverage. Aztreonam was discontinued in the vancomycin treatment group if no gram-negative pathogen was identified

•	The comparators, vancomycin and aztreonam, are only available in IV form, so these studies used a double blind, double dummy design

•	Subjects were treated for 5 to 14 days. Designated pharmacists at each study site were unblinded to the dosing regimen, while the clinical investigators and subjects remained blinded to treatment

•	Both studies had similar enrollment criteria. At baseline, subjects enrolled in this study were required to have a minimum ABSSSI lesion size of 75 cm2 and at least 2 systemic manifestations of infection

•	Patients were randomized 1:1 to the two treatment groups in a blinded manner

Both studies had common key endpoints:

•	The primary endpoint assessed the clinical efficacy of Baxdela compared with vancomycin + aztreonam at 48 to 72 hours after initiation of treatment. A subject was considered to have responded to treatment if she or he had a ≥ 20% reduction in lesion erythema area compared to baseline as determined by digital measurements of the leading edge with no further major antibiotic or procedural interventions. This was the primary endpoint for FDA assessment

•	Key secondary endpoints included the investigator’s assessment of the clinical efficacy of Baxdela compared with vancomycin + aztreonam, based on signs and symptoms of infections, at both the Follow-up (Day 14) and Late Follow-Up (Day 21 to 28) visits. These were secondary endpoints for FDA, demonstrating sustained clinical response, and were the primary endpoints for the European Medicines Agency, or EMA

•	Clinical “success” includes patients who are cured and improved where no further antibiotics are needed by assessment of the investigator, but some signs and symptoms of infection may remain. The success definition has typically been used for the investigator assessment in prior antibiotic studies and is typically how treating physicians interpret antibiotic outcomes

•	Non-inferiority comparison of drugs is the standard for antibiotic drug development. Non-inferiority margins are used in the statistical analysis comparing two treatment regimens in a study to distinguish the degree of potential difference between them. Non-inferiority of Baxdela was compared to the combination of vancomycin and aztreonam based on a pre-determined non-inferiority margin of 10% as per FDA guidance

Phase 3 Efficacy Outcomes

In both studies, Melinta successfully demonstrated the non-inferiority of Baxdela compared to vancomycin/aztreonam based on a pre-determined non-inferiority margin of 10%. This was true for the primary and secondary endpoints and included the assessment of other analysis populations. As shown below, Baxdela achieved its primary FDA efficacy endpoint of non-inferiority for objective response at 48-72 hours after initiation of therapy as determined by at least a 20% reduction in lesion size in the intent-to-treat, or ITT, population and no other major treatment interventions. Baxdela was also comparable to the combination of vancomycin and aztreonam in other analysis populations such as the clinically evaluable, or CE, and microbiologically evaluable, or ME.

Objective Responder at 48 to 72 Hours

	RX-3341-302		RX-3341-303
	Baxdela IV	Vancomycin (+Aztreonam)	Baxdela IV and oral	Vancomycin (+Aztreonam)
ITT Analysis Set	N = 331	N = 329	N = 423	N = 427
Responder, n/N (%)	259 (78.2)	266 (80.9)	354 (83.7)	344 (80.6)
Difference (95% CI)	–2.6 (–8.8, 3.6)		3.1 (–2.0, 8.3)

Difference = Difference in responder rates (Baxdela treatment group minus vancomycin + aztreonam treatment group). Confidence intervals are calculated using Miettinen and Nurminen method without stratification for individual studies and stratified by studies for Pool 1 analysis.

Baxdela also met a key secondary endpoint for the FDA and primary endpoint for EMA, the investigator’s assessment of outcome at the Day 14 Follow-up visit as shown below. Baxdela was also comparable to the combination of vancomycin and aztreonam in other analysis populations such as the CE and ME.

Investigator-Assessed Response at the Follow-up Visit

	RX-3341-302		RX-3341-303
	Baxdela IV	Vancomycin (+Aztreonam)	Baxdela IV and oral	Vancomycin (+Aztreonam)
ITT Analysis Set	N = 331	N = 329	N = 423	N = 427
Success, n/N (%)	270 (81.6)	274 (83.3)	369 (87.2)	362 (84.8)
Difference (95% CI)	–1.7 (–7.6, 4.1)		2.5 (–2.2, 7.2)

Note: Difference = Difference in cure/success rates (Baxdela treatment group minus vancomycin + aztreonam treatment group). Confidence intervals are calculated using Miettinen and Nurminen method without stratification for individual studies and stratified by studies for Pool 1 analysis. Success=cure+improved where no futher antibiotics were required.

In both studies, Baxdela also demonstrated a sustained clinical response based on the investigator’s assessment of outcome at the Day 21 to 28 Late Follow-up visit as shown below. Baxdela was also comparable to the combination of vancomycin and aztreonam in other analysis populations such as the CE and ME.

Investigator-Assessed Response at the Late Follow-up Visit

	RX-3341-302		RX-3341-303
	Baxdela IV	Vancomycin (+Aztreonam)	Baxdela IV and oral	Vancomycin (+Aztreonam)
ITT Analysis Set	N = 331	N = 329	N = 423	N = 427
Success: Cure + improved, n/N (%)	265 (80.1)	267 (81.2)	353 (83.5)	351 (82.2)
Difference (95% CI)	-1.1 (–7.2, 5.0)		1.3 (-3.8, 6.3)

Note: Difference = Difference in cure/success rates (Baxdela treatment group minus vancomycin + aztreonam treatment group). Confidence intervals are calculated using Miettinen and Nurminen method without stratification for individual studies and stratified by studies for Pool 1 analysis. Success=cure+improved where no futher antibiotics were required.

Subjects enrolled in the Baxdela Phase 3 clinical program reflect the challenging ABSSSI patient population commonly seen in clinical practice today. Overall, the pooled Phase 3 population included subjects with vascular disease (29.0%), diabetes (10.9%), and cardiac disease (9.7%). Thirteen percent of subjects were > 65 years of age, including 5.5% who were > 75 years of age, and 16.2% of subjects had renal impairment (CLcr < 90ml/min). Key patient populations included obese patients, diabetics and the elderly due to their general risk of infection, including infections involving gram-negative pathogens. Patients with renal impairment provide challenges in antibiotic selection and dosing, especially when considering vancomycin therapy with its requirement for monitoring serum levels and its potential for adverse events such as nephrotoxicity and infusion site and skin reactions. The obese patient population was of interest because the population acts as natural aggregators of comorbidities. Approximately 40% of subjects in the Phase 3 program were obese (BMI ≥ 30 kg/m2). By medical history, the obese subjects had at least twice the rates of vascular disease, metabolism and nutrition disorders, and cardiac disease when compared to the non-obese subjects. Approximately 20% of the obese subjects were diabetic.

Treatment with Baxdela as a fixed dose IV and oral monotherapy provided a consistent outcome regardless of analysis population and subgroup. Outcomes in key patient groups are summarized below. Importantly, Baxdela as an IV and oral monotherapy provided comparable outcomes to the combination therapy of IV only vancomycin plus IV only aztreonam.

Clinical Success at Follow-up Visit in Important Patient Subgroups from Pooled Phase 3 Studies

ITT Population	Baxdela (300 mg IV and 450 mg Oral)	Vancomycin 15 mg/kg + Aztreonam
Subgroup	n/N (%)	n/N (%)
All patients	639/754 (84.7)	636/756 (84.1)
Diabetes mellitus	71/83 (85.5)	68/81 (84.0)
No diabetes mellitus	568/671 (84.6)	568/675 (84.1)
≤ 65 years of age	550/653 (84.2)	551/661 (83.4)
> 65 years of age	89/101 (88.1)	85/95 (89.5)
BMI ≥ 30 kg/m2 (obese)	285/331 (86.1)	262/308 (85.1)
BMI < 30 kg/m2 (non-obese)	354/423 (83.7)	374/448 (83.5)
Renal Impairment*	107/122 (87.7)	108/122 (88.5)
No Renal Impairment	525/618 (85.0)	522/627 (83.3)

*	CrCl < 90 mL/min

Baxdela also demonstrated clinical activity against the key pathogens in ABSSSI. Eradication rates were high in both gram-positive and gram-negative pathogens as shown below in the ME population. Baxdela was comparable to vancomycin in eradication of MRSA, which is unique among quinolones. Additionally the ability of Baxdela to treat otherwise fluoroquinolone-resistant pathogens was highlighted by the outcomes in levofloxacin (LVX)-resistant S. aureus isolates from the pooled phase 3 trials; Baxdela eradicated 98.8% (80/81) of LVX-resistant S aureus isolates include 98.6% (70/71) LVX-resistant MRSA and 100% (10/10) LVX-resistant MSSA.

Per-Pathogen Microbiological Response (Eradication) for Target Pathogens at the Follow-up Visit

Pooled Phase 3 Microbiology Target Pathogens\ ME at Follow up Analysis Set	Baxdela IV and oral (N = 410)	Vancomycin (+Aztreonam) (N = 396)
Staphylococcus aureus	244/248 (98.4)	233/239 (97.5)
MRSA	106/108 (98.1)	97/99 (98.0)
MSSA	140/142 (98.6)	136/140 (97.1)
Streptococcus intermedius	21/21 (100.0)	19/19 (100.0)
Klebsiella pneumoniae	17/17 (100.0)	17/17 (100.0)
Streptococcus pyogenes	18/19 (94.7)	15/15 (100.0)
Streptococcus anginosus	16/16 (100.0)	13/14 (92.9)
Escherichia coli	11/11 (100.0)	16/17 (94.1)
Enterococcus faecalis	9/10 (90.0)	12/13 (92.3)
Streptococcus agalactiae	11/11 (100.0)	11/12 (91.7)
Enterobacter cloacae	11/12 (91.7)	9/10 (90.0)
Streptococcus constellatus	10/10 (100.0)	12/12 (100.0)
Pseudomonas aeruginosa	11/11 (100.0)	10/10 (100.0)
Staphylococcus haemolyticus	12/12 (100.0)	7/7 (100.0)
Staphylococcus lugdunensis	10/10 (100.0)	7/7 (100.0)
Streptococcus dysgalactiae	7/7 (100.0)	10/10 (100.0)
Proteus mirabilis	7/7 (100.0)	7/7 (100.0)
Klebsiella oxytoca	6/6 (100.0)	4/4 (100.0)
Haemophilus parainfluenzae	3/3 (100.0)	6/6 (100.0)

Phase 3 safety outcomes

Integrated safety data across the Phase 3 ABSSSI clinical studies provide a comprehensive assessment of the safety profile of 300 mg IV/450 mg oral Q12H Baxdela treatment in patients with ABSSSI. In these trials, Baxdela was found to be safe and well tolerated. The overall rates of adverse events were similar between treatment groups. Baxdela had a low rate of discontinuations due to treatment-related adverse events (0.8%). The incidence of serious adverse events was similar between treatment groups (3.6% with Baxdela vs. 3.5% with comparators) and most of these events were considered unrelated to study treatment. There was only one death in a Baxdela-treated patient vs three deaths in comparator-treated patients, all of which were considered unrelated to treatment.

Overall Summary of Treatment-Emergent Adverse Events—Pooled Phase 3 Safety

Pooled Phase 3 ABSSSI
	Baxdela IV and oral (N = 741) n (%)	Vancomycin (+Aztreonam) (N = 751) n (%)
Patients with any adverse event (AE)	334 (45.1)	358 (47.7)
Patients with any related AE (adverse drug reaction)	164 (22.1)	196 (26.1)
Patients with any serious AE	27 (3.6)	26 (3.5)
Patients with any related serious AE	2 (0.3)	4 (0.5)
Patients with any AE leading to early treatment discontinuation	13 (1.8)	26 (3.5)
Patients with any treatment-related AE leading to early treatment discontinuation	6 (0.8)	18 (2.4)
Patients with any AE leading to death	1 (0.1)	3 (0.4)
Patients with any AE of special interest	74 (10.0)	102 (13.6)

As noted in final product labeling, the most common adverse drug reactions reported in ≥ 2% of Baxdela treated patients were nausea (8%) and diarrhea (8%) as shown below. Most adverse events were mild in intensity and did not lead to treatment discontinuation. There was only one report of Clostridium difficile infection in Phase 3 in a patient who received prior treatment with Bactrim and clindamycin. In examination of key subgroups similar to those seen in hospitalized ABSSSI patients today, there was no evidence of clinically meaningful differences in the safety profile regardless of age, gender, race or presence of key comorbidities such as obesity, diabetes, renal impairment or history of hepatitis.

Adverse Drug Reactions with Incidence ≥ 2% in Either Treatment Arm of the Pooled Phase 3 Studies

Pooled Phase 3 Safety	Pooled Phase 3 ABSSSI
	Baxdela IV and oral N = 741 (%)	Vancomycin (+Aztreonam) N = 751 (%)
Nausea	8%	6%
Diarrhea	8%	3%
Headache#	3%	6%
Transaminase Elevations*	3%	4%
Vomiting	2%	2%

#	The data are not an adequate basis for comparison of rates between the study drug and the active control.

*	Pooled reports include hypertransaminasaemia, increased transaminases, and increased ALT and AST

In events that can be associated with a laboratory signal, such as hepatic events and glucose abnormalities, occurrences were similar to or less frequently recorded in the Baxdela treatment group than in the comparator group. When such laboratory changes were seen, they typically were considered unlikely to be related to Baxdela treatment or were associated with other medical history, events or social circumstances; did not require treatment; and were reversible. There were no cases of laboratory abnormalities meeting the definition of Hy’s law.

Overall Summary of Safety To Date in Clinical Trials

Baxdela has reported a safe and well-tolerated profiles across the 30 Phase 1 to Phase 3 clinical studies to date. The most common adverse events observed in completed clinical trials of Baxdela were nausea, diarrhea, headache, transaminase elevations, and vomiting, most of which were of mild intensity and did not lead to treatment discontinuation. Importantly, Baxdela has not demonstrated evidence relative to comparators for an increase in adverse events that have been observed with other quinolones, such as elevated liver enzymes and dysglycemia. There have been no cases of tendon rupture. Changes in hepatic, hematologic and glucose laboratory values were not significantly different than those observed in the comparator group. Baxdela product labelling includes the standard fluoroquinolone box warning:

WARNING: SERIOUS ADVERSE REACTIONS INCLUDING TENDINITIS, TENDON RUPTURE, PERIPHERAL NEUROPATHY, CENTRAL NERVOUS SYSTEM EFFECTS, and EXACERBATION OF MYASTHENIA GRAVIS (See full prescribing information for complete boxed warning). Fluoroquinolones have been associated with disabling and potentially irreversible serious adverse reactions that have occurred together, including tendinitis and tendon rupture, peripheral neuropathy, central nervous system effects.

Review of Selected Supporting Studies

Hospitalized ABSSSI patients frequently have other conditions and medications that complicate antibiotic selection. Many antibiotics cannot be used due to drug-drug or drug-disease interactions in specific patient types such as co-morbid patients.

•	Melinta has documented that Baxdela does not have major drug-drug interactions, which simplifies antibiotic selection. Baxdela’s only drug-like interaction limitation is that it cannot be given directly with calcium and magnesium tablets or solutions.

•	Melinta has shown that Baxdela does not cause QT prolongation, which simplifies the antibiotic choice in patients at risk of QT prolongation. A randomized, double-blind, placebo- and positive-controlled study was completed to evaluate the potential effects of Baxdela on the QT interval of healthy adult subjects. The QT interval is a measure of the length of time between electrical impulses in the heart, and is used to assess the potential for a drug to cause heart rhythm irregularities. The data from this trial showed that Baxdela did not prolong QT interval values at either the clinical dose of 300 mg IV or at the supra-therapeutic dose of 900 mg IV, and was similar to placebo. The positive control, moxifloxacin, showed a typical prolongation response. No serious adverse events or heart rhythm irregularities were reported during the study.

•	Melinta has shown that Baxdela does not have phototoxicity. A single-blind, placebo- and positive-controlled, randomized, parallel-group study determined the photosensitizing potential and wavelength dependency of Baxdela by comparing the response of the skin to ultraviolet A, ultraviolet B and visible radiation prior to and during administration of Baxdela, lomefloxacin as the positive control, or placebo. Baxdela was not different from the placebo, and did not demonstrate clinically significant phototoxic potential at any of the wavelengths tested, while the active comparator lomefloxacin demonstrated a moderate degree of phototoxicity.

Many of the antibiotics used for ABSSSI are in IV form only. Baxdela is differentiated in this regard as Melinta has completed clinical trials to specifically document the safety and efficacy of the IV and oral forms of Baxdela. This gives the prescribing physician flexibility in antibiotic dosing and provides medical simplicity.

•	Melinta has confirmed that the Baxdela 450 mg oral tablet is bioequivalent to the 300mg IV dose, based on area-under-the-curve (AUC) exposure criteria as defined by the FDA.

•	Melinta has documented that Baxdela can be given without regard to food timing with meals. Baxdela exposure was not affected by food.

CEMPRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For Cempra’s management’s discussion and analysis of financial condition and results of operations, please refer to Item 7 set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement, and Item 2 set forth in Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is attached as Annex B-3 to this proxy statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT

CEMPRA’S MARKET RISK

For quantitative and qualitative disclosures about Cempra’s market risk, please refer to Item 7A set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement, and Item 3 set forth in Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is attached as Annex B-3 to this proxy statement.

MELINTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Melinta’s financial statements and related notes included elsewhere in this proxy statement. This discussion and analysis and other parts of this proxy statement contain forward-looking statements based upon current beliefs, plans and assumptions, such as statements regarding Melinta’s intentions, plans, objectives, expectations, forecasts and projections. Melinta’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors – Risks Related to Melinta” and elsewhere in this proxy statement. You should carefully read the “Risk Factors – Risks Related to Melinta” section of this proxy statement to gain an understanding of the important factors that could cause actual results to differ materially from Melinta’s forward-looking statements.

Melinta Corporate Overview

Melinta was incorporated in the State of Delaware and commenced operations in October 2000. Melinta has previously operated under the names Rib-X Designs, Inc. and Rib-X Pharmaceuticals, Inc., and in October 2013, Melinta changed its name to Melinta Therapeutics, Inc. Melinta’s operations to date have primarily focused on the discovery and development of antibiotics to combat resistant, life-threatening infections. Melinta has also conducted activities related to business planning, organizing and staffing Melinta, raising capital and other business development activities. In November 2012, Melinta was recapitalized, and Vatera became the lead investor in Melinta.

To date, Melinta has principally financed its operations through sales of preferred stock, the issuance of convertible notes, loans from financial institutions, and funds received from collaborations and business development transactions. Total cash generated through equity financings since Melinta’s recapitalization through June 30, 2017, was $222.1 million, and Melinta’s cash balance at June 30, 2017, was $23.1 million.

As a commercial-stage pharmaceutical company, Melinta has never been profitable. As of June 30, 2017, Melinta had an accumulated deficit of $534.2 million, and Melinta’s net losses were $73.9 million and $78.7 million for the years ended December 31, 2016 and 2015, respectively. Substantially all of Melinta’s losses have resulted from costs incurred in connection with Melinta’s development and discovery programs as well as from general and administrative costs associated with Melinta’s operations.

Melinta expects to continue to incur significant expenses as it advances the organization, including manufacturing drug product; establishing a commercial organization; establishing marketing and distribution functions; completing Melinta’s Phase 3 clinical study for CABP; investing in additional indications for Baxdela; and advancing Melinta’s discovery programs. If the merger is consummated, Melinta’s expenses, evaluated as a stand-alone company, would further increase as a result of costs associated with being a subsidiary of a public company, such as the hiring of financial personnel and adding operational, financial and management information systems.

Recent Developments

On August 8, 2017, Melinta entered into a definitive agreement to merge with a subsidiary of Cempra. Upon closing, the combined company will be renamed Melinta Therapeutics, Inc. In connection with the closing of the merger, Cempra will issue shares of Cempra common stock to Melinta’s former stockholders such that Melinta’s former stockholders will own approximately 52% of the combined company, and the Cempra stockholders will own approximately 48% of the combined company. The final number of shares issued will be subject to adjustments at closing based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses.

Financial Overview

Revenue

To date, Melinta has not generated any product revenue or royalties from the sale of commercial products. Baxdela has been approved for commercial sale in the United States, and Melinta intends to commercialize Baxdela in the United States with a targeted sales force. Melinta anticipates that it will not recognize meaningful revenue from sales of this product before 2018.

For markets outside of the United States, Melinta has partnered with leading multi-national pharmaceutical companies around the world to optimize the global commercial potential of Baxdela. Currently, commercial agreements exist in Europe, Asia-Pacific (excluding Japan), Central and South America and the Middle East and Africa regions.

In December 2014, Melinta entered into distribution and supply agreements for Baxdela with Eurofarma, a leading pharmaceutical company in Brazil. Under the terms of these arrangements, Eurofarma will be responsible for filing for approval for Baxdela in Brazil and, if approved, will commercialize Baxdela in that territory. Upon entering into this arrangement, Melinta received a $15.0 million payment, $6.0 million was recorded as an equity investment and $9.0 million of deferred revenue was recorded as a liability in January 2015, when the transaction was funded. The ability to recognize this revenue is dependent upon receiving regulatory and pricing approval in Brazil and the successful commercialization of the product by Melinta’s partner. Should regulatory and pricing approval be obtained, the recognition of the deferred revenue will commence upon Melinta’s initial shipments of Baxdela to Eurofarma. In August 2017, Melinta entered into an amendment to the distribution and supply agreement to extend the licensed territory to substantially all of Central America and South America for consideration of $1.0 million. Melinta has the ability to earn additional milestones of $3.6 million based on regulatory approval in several countries.

In August 2015, Melinta entered into supply and distribution agreements with Malin, a principal investor of Melinta with a more than 5% ownership interest, which Malin subsequently assigned to its affiliate Altan Pharma Limited, or Altan. Pursuant to the terms and conditions of the supply and distribution agreements, Altan is entitled to exclusive rights to obtain product approval, procure supply from Melinta and commercialize Baxdela in Africa and the Middle East. In connection with the supply and distribution agreements, Melinta is entitled to receive a royalty based on Altan’s net sales of Baxdela. No upfront payments were received or paid in connection with these agreements.

In February 2017, Melinta executed a license agreement with Menarini, a leading pharmaceutical company based in Europe, under which Melinta licensed rights to commercialize Baxdela in certain European, Asia-Pacific (excluding Japan) and other rest-of-world territories. Pursuant to the terms and conditions of the arrangement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from Melinta and commercialize Baxdela in the licensed territories, and Melinta may earn additional commercial and regulatory milestones of approximately €90.0 million and is entitled to receive a tiered royalty, in the low double digits, based on Menarini’s net sales of Baxdela and the country of sale. In addition, Menarini and Melinta agreed to share jointly in the future development cost of Baxdela, including the current CABP Phase 3 clinical trial and potentially other future studies initiated for additional indications. At the onset of this arrangement, Melinta received $19.9 million, and going forward, Melinta is entitled to reimbursement of 50% of the development costs incurred for Melinta’s in-process CABP Phase 3 clinical trial. Melinta recognized $19.9 million of revenue associated with the delivery of the license to Menarini in the first quarter of 2017 and is recognizing revenue related to the reimbursement of development costs as the services are performed.

During the six months ended June 30, 2017, Melinta recognized revenue from the Menarini agreement of $26.4 million, of which $19.9 million related to the license and $6.5 million related to the cost-sharing arrangement for expenses incurred during the first half of 2017.

To the extent that Melinta does not find additional partners for the commercialization of Baxdela outside the United States, or to the extent that Melinta’s existing partners are not successful in the commercialization of Baxdela, Melinta may or may not receive additional milestones, royalties or other collaboration related revenue in the future.

Research and Development Expenses

The majority of Melinta’s operating expenses to date have been incurred for discovery, research and development costs relating to Melinta’s drug candidates. Melinta’s business model is dependent upon its continued investment in discovery, research and development. Melinta’s discovery, research and development costs consist primarily of:

•	external development expenses incurred under arrangements with third parties such as: fees paid to CROs in connection with Melinta’s clinical trials, costs of acquiring and evaluating clinical trial data such as investigator grants, patient screening fees, laboratory work, statistical compilation and fees paid to consultants;

•	external discovery expenses incurred under arrangements with third parties to conduct research and testing related to Melinta’s ESKAPE pathogen program;

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

•	costs to acquire, develop and manufacture clinical trial materials, including fees paid to contract manufacturers;

•	expenses, including milestone payments, related to licensed products and technologies until regulatory approval of the products;

•	compliance costs and fees related to drug development regulatory requirements; and

•	facilities, depreciation, rent, maintenance, insurance, laboratory and other supplies.

Melinta expenses research and development costs as incurred. Discovery, clinical trial and other development costs incurred by third parties are recognized as expense as the contracted services are performed. Melinta accrues for incurred expenses as the services are being provided by monitoring the status of the clinical trial or project and the corresponding invoices and other input received from Melinta’s external service providers. Expenses for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided by Melinta’s vendors and its clinical sites. Melinta adjusts its accrual as actual costs become known.

Melinta anticipates that it will continue to incur significant research, development and manufacturing expenses in connection with the completion of Melinta’s Phase 3 trial testing the intravenous and oral formulations of Baxdela for patients with CABP and evaluating the results of that trial. If Melinta achieves positive results, Melinta will incur additional expenses related to the CABP indication to support the process for obtaining marketing approval. Melinta also anticipates incurring significant research and development expenses as it pursues additional indications for Baxdela, including cUTI. Further, Melinta intends to advance a lead candidate from Melinta’s novel drug discovery program focused on resistant pathogens into the clinical stage, which will lead to the incurrence of significant development expenses for this program. Additionally, Melinta may decide to opt-in to the radezolid acne program or initiate additional radezolid indications, which would increase the costs borne by Melinta for this product.

The successful development of Melinta’s product candidates is highly uncertain due to the numerous risks and uncertainties associated with developing drugs, including:

•	the scope, rate of progress and expense of Melinta’s discovery, research and development activities;

•	Melinta’s ability to market, commercialize and achieve market acceptance of Baxdela or any other product candidate Melinta may develop in the future;

•	the results of Melinta’s clinical trials;

•	the terms and timing of regulatory approvals; and

•	the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

A change in the outcome of any of these variables with respect to the development of any product candidate that Melinta may develop could mean a significant change in the costs and timing associated with the development of the product candidates. For example, if the FDA or other regulatory authority were to require Melinta to conduct clinical trials beyond those which Melinta currently anticipates will be required for the completion of clinical development of Baxdela for CABP or other product candidates, or if Melinta experiences significant delays in clinical trial enrollment in any clinical trial, Melinta could be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits-related expenses for personnel, including stock-based compensation expense, in Melinta’s executive, finance, sales, marketing and business development functions. General and administrative costs also include facility costs for Melinta’s administrative offices and professional fees relating to legal, intellectual property, human resources, information technology, accounting and consulting services.

Melinta expects to incur increased expenses associated with expanding Melinta’s marketing function and building a U.S. commercial team in connection with the commercial launch of Baxdela. Melinta started incurring these expenses in the second half of 2016 in anticipation of the marketing approval of Baxdela in the second quarter of 2017. Melinta also expect to support the growth in its business with increased headcount and infrastructure costs. Melinta expects that its general and administrative expenses will increase in the future as it expands its operating activities, maintains and expands its patent portfolio, and incurs additional costs associated with the merger through which it will become a subsidiary of a public company.

Interest Income and Expense

Melinta’s excess cash balances are invested in money market funds, which generate a minimal amount of interest income. Melinta expects to continue this investment philosophy for excess cash as additional funds are received.

Melinta has utilized notes payable and convertible promissory notes as sources of funding. Melinta records interest on the effective interest method in relation to outstanding notes.

Critical Accounting Policies and Significant Judgments and Estimates

Melinta’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which Melinta has prepared in accordance with GAAP. The preparation of these financial statements requires Melinta to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in Melinta’s financial statements. On an ongoing basis, Melinta evaluates its estimates and judgments, including those related to accrued expenses and stock-based compensation described in greater detail below. Melinta bases its estimates on historical experience, known trends and events, and various other factors that Melinta believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Melinta’s significant accounting policies are described in more detail in Note 2 to Melinta’s audited consolidated financial statements appearing elsewhere in this proxy statement. However, Melinta believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating Melinta’s financial condition and results of operations:

•	Revenue recognition

•	Accrued research and development expenses

•	Stock-based compensation

•	Common stock valuation

•	Preferred stock warrants

Revenue Recognition

Melinta recognizes revenue under ASC 605, Revenue Recognition. Melinta’s revenue arrangements consist of licensing revenue related to non-refundable upfront fees, reimbursement of research and development expenses, milestone payments and royalties on future product sales by the licensee. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, significant contract interpretation is sometimes required to determine the appropriate accounting, including whether the deliverables specified in a multiple-element arrangement should be treated as separate units of accounting for revenue recognition purposes and, if so, how the aggregate contract value should be allocated among the deliverable elements and when to recognize revenue for each element under ASC 605. Each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative fair values of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, Melinta determines the period over which the performance obligations will be performed and revenue recognized.

Under the Menarini license agreement, discussed in Note 8 to Melinta’s condensed consolidated financial statements included in this proxy statement, at the time the agreement was entered into, Melinta identified two deliverables: the delivery of the Baxdela license to Menarini and the right to a related sublicense. While Melinta is also providing development services in connection with the expansion of applicable indications for Baxdela, Melinta is under no obligation to perform such services. In the event that Melinta performs development services related to other indications of Baxdela, Menarini has the option to obtain the results of such services by reimbursing Melinta for 50 percent of its related costs, and Melinta has determined that Menarini’s option is not priced at a significant and incremental discount. As such, Melinta has not recognized any revenue related to the potential cost reimbursement at the contract execution date. To the extent that Melinta is reimbursed for development services, such amounts will be recognized separately from the initial license.

The agreement also states a separate supply agreement will be entered into at a future date under which Menarini will purchase Baxdela products from Melinta until it can commence its own manufacturing. The pricing of Baxdela products under the supply agreement will not be at a significant, incremental discount. And, under the terms of the agreement, Melinta may receive up to approximately €90 million for regulatory, commercial and sales-based milestones as well as low, double-digit royalties on future sales of Baxdela. Melinta will recognize any future milestone payment received as revenue when Menarini achieves the milestone.

For immediate use of the license and right to sublicense, Menarini is able to leverage the information contained within the Baxdela NDAs, which were filed by Melinta with the FDA in October 2016 for ABSSSI, to prepare the regulatory filings in the licensed territories. And, while the FDA approval was received in June 2017, regulatory approval in many of the licensed territories is not contingent upon U.S. FDA approval. Melinta recognized $19.9 million, the consideration that was fixed and determinable at the inception of the agreement, upon delivery of the license and right to sublicense in the first quarter of 2017, and Melinta will recognize revenue associated with the development services as they are provided to Menarini. In the six months ended June 30, 2017, Melinta recognized revenue totaling $6.5 million related to the development services.

In December 2014, Melinta entered into a supply agreement and a distribution agreement, together referred to as the commercial agreements, and a stock purchase agreement with Eurofarma. The overall purpose of these agreements was to establish a relationship with Eurofarma to distribute Baxdela in Brazil. Upon entering the agreements, Melinta received a $1.0 million milestone payment for consideration of the rights granted in the commercial agreements. Simultaneously, Eurofarma purchased $14.0 million of Series 3-B Convertible Preferred Stock at a negotiated valuation of $2.660397 per share.

Because the Eurofarma agreements were entered into on a concurrent basis, Melinta determined that accounting for this transaction required an analysis of the relative fair values of the agreements and that the total consideration received should be allocated to the various components based on the relative fair values. In the analysis, Melinta determined that it would record $6.0 million as the fair value of the equity investment and $9.0 million as deferred revenue relating to the commercial agreements. The determination of these amounts required significant estimates by management.

The value of shares purchased by Eurofarma was determined by management with input from an independent external valuation expert based on the Probability Weighted Expected Return Model, or PWERM, model, as described under Common Stock Valuation below, as of December 31, 2014. This model required estimates of the future value of Melinta under various funding, acquisition and liquidation scenarios. These scenarios were developed by management based on comparative market data and internal fund raising objectives. The PWERM model also included assumptions regarding discount rate, new option grants, volatility and a discount for lack of marketability.

The value of the commercial agreements, which essentially represent the distribution rights for Baxdela in Brazil, were determined using a comparative business valuation method (often referred to as the “with-and-without” method). Melinta prepared an expected value analysis assuming a commercial entry into Brazil without a partner versus the scenario of working with Eurofarma as a partner. The difference in expected values in these two scenarios was used to determine the relative value of the commercial agreements. This comparative business model valuation method required assumptions regarding product launch timing, market size, market share, market uptake, pricing, research and development costs, commercialization costs, tax rates and the discount rate applied. In developing the assumptions regarding product launch timing, market size, market share and market uptake, Melinta used estimates included in the commercial agreements, which estimates may ultimately change based on actual results. Changes in any of Melinta’s assumptions may have had a material impact on the distribution of relative values between equity and deferred revenue.

The value assigned to the equity component of this transaction was included in the balance sheet as convertible preferred stock. The value assigned to the commercial agreements was recorded as deferred revenue and will be recognized over the applicable patent lives, commencing upon the initial shipments of Baxdela.

See Note 3 to Melinta’s audited consolidated financial statements included elsewhere in this proxy statement for additional information.

Accrued Research and Development Expenses

As part of the process of preparing Melinta’s financial statements, Melinta estimates its accrued research and development expenses. The process involves reviewing quotations and contracts, identifying services that have been performed on Melinta’s behalf and estimating the level of service performed and the associated cost incurred for the service when Melinta has not yet been invoiced or otherwise notified of the actual cost. The majority of Melinta’s service providers invoice Melinta monthly in arrears for services performed or when contract milestones are achieved. Melinta makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known to Melinta at that time. Melinta periodically confirms the accuracy of its estimates with the service providers and make adjustments as necessary. The significant estimates in Melinta’s accrued research and development expenses are related to costs incurred by its partners, such as CROs, in connection with research and development activities for which Melinta has not yet been invoiced. Expenses relating to CROs are the most significant component of Melinta’s research and development accruals.

Melinta recognizes expenses related to CROs based on Melinta’s estimates of the services received and efforts expended pursuant to quotes and contracts with the CROs. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Melinta’s vendors will exceed the level of services provided at the time of payment and result in a prepayment of the research and development expense. If the actual timing of the performance of services or the level of effort varies from Melinta’s estimate, Melinta adjusts the accrual or prepaid expense accordingly.

Stock-Based Compensation

Melinta accounts for stock-based compensation using the fair value method. The fair value of awards granted is estimated at the date of grant and recognized as expense on a straight-line basis over the requisite service period with the offsetting credit to additional paid-in capital. Stock options granted typically fully vest over four years from the grant date and expire after 10 years.

Stock options are granted at exercise prices not less than the estimated fair value of Melinta’s common stock at the date of grant. Melinta utilizes the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, estimated fair value of Melinta’s common stock, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. Melinta adjusts stock-based compensation expense for forfeitures when actual forfeitures occur.

Stock options granted to nonemployees are valued using the Black-Scholes option-pricing model. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to operating expenses for nonemployee options with vesting is affected each reporting period by changes in the fair value of the stock options.

Melinta has historically granted common stock options to members of management. The majority of options outstanding as of June 30, 2017, were granted under the 2011 Equity Incentive Plan in December 2013 or later. (As of June 30, 2017, 118 stock options are outstanding under the 2001 Stock Option and Incentive Plan.) While the majority of options are held by management and other employees, Melinta’s founders and some members of the Board of Directors have also been granted options. As Melinta continues to expand its headcount in support of pursuing additional clinical programs and building a commercial organization, Melinta expects to make additional option grants, which will result in additional stock-based compensation expense. Since Melinta has not been a publicly traded company, the fair value of Melinta’s common stock has historically been determined by management with input from an independent external valuation expert. The intent of management is to ensure that the exercise price of issued options is not less than fair value at the date of the grant.

The following table summarizes the weighted-average assumptions, other than the estimated fair value of Melinta’s common stock (which is discussed under Common Stock Valuation below), used in the Black-Scholes model to value stock option grants for the years ended December 31, 2016 and 2015 and the six months ended June 30, 2017.

	For the Years Ended December 31,		Six Months Ended
	2016	2015	June 30, 2017
Risk-free interest rate	1.48%	2.28%	1.97%
Weighted-average volatility	67.1%	75.0%	72.7%
Expected term—employee awards (in years)	6.0	6.0	6.0
Forefeiture rate	0.00%	7.00%	0.00%
Dividend yield	—	—	—

Risk-free Interest Rate—The risk-free interest rate assumptions are based on zero-coupon U.S. Treasury instruments that have terms consistent with the expected term for Melinta’s stock option grants.

Expected Dividend Yield—Melinta has never declared or paid any cash dividends and do not presently plan to pay cash dividends in the future.

Expected Volatility—Due to Melinta’s limited operating history and lack of its specific historical and implied volatility rates, the expected volatility rate used to value stock option grants is estimated based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group is updated at least annually based on companies in the pharmaceutical and biopharmaceutical industry with a specific therapeutic focus and at a similar stage of development.

Forfeiture Rate—Under the Financial Accounting Standards Board, or FASB, ASC 718 Compensation – Stock Compensation, or FASB ASC Topic 718, prior to January 1, 2016, Melinta was required to estimate the level of forfeitures expected to occur and record share-based compensation expense only for those awards that Melinta ultimately expects will vest. Due to the lack of historical forfeiture activity of its plan, Melinta estimated the forfeiture rate based on data from a representative group of companies with similar characteristics to Melinta. In March 2016, the FASB issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplified several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. On January 1, 2016, Melinta adopted this guidance on a modified retrospective basis and changed its accounting policy for forfeitures of stock-based compensation to recognize such forfeitures as they occur rather than estimating an expected amount of forfeitures. The impact of this change to the financial statements was not significant and, therefore, Melinta did not record an adjustment to its beginning accumulated deficit as of January 1, 2016.

Common Stock Valuation

Options outstanding as of June 30, 2017, granted under the 2011 Stock Option Plan, the fair value of the common stock at each grant date, and the grant date fair value of the options are summarized in the following table:

Option Grant Date	Number of Options Granted & Outstanding	Exercise Price	Fair Value of Common Stock	Grant Date Fair Value of Options	Total Grant Date Fair Value of Options
December 2013	5,631,717	$0.39	$0.39	$0.22	$1,238,978
April 2014	5,939,668	$0.63	$0.63	$0.37	$2,197,677
May 2014	168,951	$0.63	$0.63	$0.37	$62,512
June 2014	743,951	$0.63	$0.63	$0.37	$275,262
September 2015	3,558,208	$0.83	$0.83	$0.55	$1,957,014
November 2015	795,072	$0.87	$0.87	$0.58	$461,142
December 2015	196,665	$0.87	$0.87	$0.58	$114,066
March 2016	3,344,194	$0.87	$0.81	$0.52	$1,738,981
September 2016	2,057,835	$0.50	$0.50	$0.30	$617,351
October 2016	608,875	$0.50	$0.22	$0.10	$60,888
January 2017	594,782	$0.50	$0.27	$0.15	$89,217
April 2017	1,019,300	$0.50	$0.27	$0.14	$142,702

	24,659,218				$8,955,789

Since inception, Melinta has been a private company with no active public market for Melinta’s common stock. Therefore, Melinta has utilized a third-party valuation expert to assist management in periodically determining the per share fair value of Melinta’s various classes of equity. These valuations were prepared in compliance with the Statement on Standards for Valuation Services No. 1 of the American Institute of Certified Public Accountants. Since the November 2012 recapitalization of Melinta, valuations have been prepared as of November 15, 2012, September 30, 2013, March 21, 2014, December 31, 2014, and quarterly thereafter through June 30, 2017.

In conducting these valuations, with input from the board of directors and third-party valuation specialists, Melinta considered objective and subjective factors that Melinta believed to be relevant for each valuation conducted, including Melinta’s best estimate of its business condition, prospects and operating performance at each valuation date. For the valuations performed, Melinta used a range of factors and assumptions. The significant factors include:

•	the rights, preferences and privileges of Melinta’s convertible preferred stock as compared to those of Melinta’s common stock, including liquidation preferences and dividend rights of Melinta’s convertible preferred stock;

•	potential future issuances of stock, warrants or options;

•	Melinta’s results of operations, financial position and the status of research and development efforts;

•	the lack of liquidity of Melinta’s common and preferred stock as a private company;

•	Melinta’s stage of development and business strategy and the material risks related to Melinta’s business and industry;

•	the likelihood of achieving a liquidity event for the holders of Melinta’s equity, such as an initial public offering, or IPO, or a sale of Melinta given the prevailing market conditions, or a chance of clinical failure and subsequent liquidation of Melinta;

•	the achievement of corporate objectives, including entering into business development transactions;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the life sciences and biotechnology industry sectors;

•	the state of the IPO market for similarly situated privately held biotechnology companies;

•	general U.S. economic conditions; and

•	Melinta’s most recent valuations prepared with the assistance of its independent valuation specialist.

Melinta and its third-party valuation specialist considered several different valuation methodologies for estimating the value of the enterprise and evaluated several models for allocating that value to the various classes of equity.

Melinta selected the PWERM method to allocate the equity value among the various classes of equity given Melinta’s stage of development, the availability of relevant data and Melinta’s expectation that Melinta is able to forecast distinct future liquidity scenarios as of each valuation date. Furthermore, the PWERM approach was deemed to be the valuation model investors would likely use to value Melinta’s company. Under a PWERM approach, the value of various equity securities are estimated based upon an analysis of future values for the enterprise assuming various future outcomes, as well as the rights of various classes of equity. Melinta’s future outcomes were modeled based on various scenarios for initial public offerings, various company sale scenarios and a liquidation scenario. These scenarios were developed by management based on comparative market data and internal fundraising objectives.

The PWERM analyses underlying each scenario represent Level 3 unobservable inputs. Management makes assumptions and uses judgment to estimate the following inputs into Melinta’s PWERM model (listed in order of significance):

1)	The Value and Timing of Future Liquidity Events. Melinta estimates the value of future liquidity events under three scenarios: an IPO scenario, a sale of Melinta and a liquidation scenario. The IPO and Melinta sale scenarios each include high, middle and low range values. Each scenario and value point within each scenario is assigned a probability based on management’s assessment of the likelihood of occurrence of a liquidity event of that type for the indicated valuation amount. The timing of the various events is determined by management based on Melinta’s intentions at that valuation date. The values for the IPO scenario are determined by comparison to similar stage companies and management’s calculations based on current valuations and future anticipated financings. Melinta sale scenarios are based on average change in control premiums for similar companies and analysis of specific relevant transactions. While multiple scenarios were considered, in order to reflect a range of possible future values, the greatest weighting was applied to the IPO scenarios, which management deemed to be the most likely form of liquidity event as of each valuation date. During the period over which Melinta has prepared valuations, Melinta has applied between 60-85% of the weighting to the IPO scenarios and 10-35% to Melinta sale scenarios. Significant increases or decreases in these inputs in isolation would result in a significantly different fair value measurement.

2)	Discount Rate. The discount rates used to determine the valuation are estimated using the Capital Asset Pricing Model, or CAPM. Melinta evaluates quantitative and qualitative factors at each valuation date that help Melinta assess the level of risk in Melinta’s assumptions and Melinta adjusts its discount rates accordingly. Melinta applies discreet discount rates by series and tranche of stock.

3)	Discount for Lack of Marketability. The Discount for Lack of Marketability, or DLOM, factors for Melinta’s preferred and common stock are estimated using both quantitative and qualitative methods and have generally declined as Melinta approaches a potential liquidity event. Melinta applies a separately determined DLOM for each series of preferred stock as well as for common stock.

March 31, 2015, Valuation Assumptions

The basis for the March 31, 2015, valuation was the capitalization of Melinta after the issuance of the Series 3 Preferred Stock, including the Series 3-B Preferred Stock shares that were issued in January 2015. As of March 31, 2015, Melinta was in the process of determining investor interest in a Series 4 round of preferred stock financing (which ultimately closed in three tranches, from June 2015 to March 2016), which was incorporated in the valuation assumptions. Input from investors and comparative transactions in the market were considered when developing the March 31, 2015, valuation and were reflected in the probabilities assigned to each scenario. In addition, Melinta applied a 30% change in control premium for purposes of developing Melinta sale scenarios based on the average premium paid for an acquired company in the most recent two years in the biotechnology and pharmaceuticals industries as well as specific comps. Melinta more heavily weighted the IPO scenarios (85%) over Melinta sale scenarios (10%) to reflect the IPO strategy Melinta had started to pursue as of the valuation date. The value of Melinta’s common stock was determined to be $0.83 per share.

June 30, 2015, Valuation Assumptions

The basis for the June 30, 2015, valuation was the capitalization of Melinta after the issuance of the first tranche of Series 4 Preferred Stock, which closed in June 2015. There were no material differences in the valuation assumptions between March 2015 and June 2015, and the fair value of common stock was consistent at $0.83 per share.

September 30, 2015, Valuation Assumptions

The basis for the September 30, 2015, valuation was the capitalization of Melinta after the issuance of the first tranche of Series 4 Preferred Stock, which closed in June 2015. Overall values for the IPO scenarios increased significantly over those at June 30, 2015, due to (a) Melinta’s assumption that Melinta would receive positive Phase 3 clinical data in Melinta’s IV/Oral ABSSSI clinical trial in the near term, (b) changes in assumed IPO timing such that an IPO would occur after Melinta received its Phase 3 clinical data, a significant value inflection point, and (c) a higher level of crossover financing required to fund Melinta’s operations prior to an IPO. Change in control premiums for Melinta sale scenarios remained consistent with Melinta’s previous assumption at 30%. With respect to the weighting of the different scenarios, there was a slight shift in likelihood to the sale scenarios (17%) from the IPO scenarios (80%) due to the fact that Melinta was expecting successful Phase 3 data for its IV/Oral ABSSSI Phase 3 study and Melinta believed that the chance of attracting interest from a strategic acquirer was higher in the then-current market environment. In addition, the liquidation likelihood slightly decreased from 5% to 3% due to the expectation that Melinta would have strong clinical data, reducing the risk of clinical failure. From June 30, 2015, the valuation of Melinta’s common stock increased from $0.83 to $0.87 per share.

December 31, 2015, Valuation Assumptions

The basis for the December 31, 2015, valuation was the capitalization of Melinta after the issuance of the second tranche of Series 4 Preferred Stock, which closed in December 2015. From the September 30, 2015, valuation, overall values for IPO scenarios narrowed and slightly decreased due to overall valuation pressure in the market. The change in control premium for Melinta sale scenarios remained consistent with Melinta’s previous assumption at 30%. In addition, Melinta’s assumed liquidation value increased due to its radezolid program achieving formulation in December 2015, and the liquidation likelihood increased due to recent peer company clinical failures and concerns surrounding product safety in advanced programs. Given these events, but also considering that Melinta believed its risk of clinical failure was very low, Melinta only slightly increased the likelihood in the liquidation scenario. With respect to the weighting of the scenarios, Melinta more heavily weighted Melinta sale scenarios (25%) and weighted the IPO scenarios less (70%) because Melinta was expecting successful Phase 3 data for its IV/Oral ABSSSI Phase 3 study, and Melinta believed that the chance of attracting interest from a strategic acquirer was higher in the then-current market environment. As a result of the changes in assumptions from September 30, 2015, the valuation of Melinta’s common stock decreased from $0.87 to $0.81 per share, reflecting an overall shift in value from the common stock to the preferred stock.

March 31, 2016, Valuation Assumptions

The basis for the March 31, 2016, valuation was the capitalization of Melinta after the issuance of the third and final tranche of Series 4 Preferred Stock, which closed in March 2016. In Melinta’s analysis, overall values for IPO scenarios continued to narrow and slightly decrease due to overall valuation pressure in the market. The relevant equity market in which Melinta would participate began to experience valuation pressure in mid-2015. Melinta had held that the market correction that began in 2015 was a temporary condition, however, in completing the March 2016 valuation, Melinta revised its view on the market conditions, accepting that valuations in Melinta’s relevant market had been established at new levels, and thus reflected an overall lower valuation expectation for Melinta beginning with the March 31, 2016 valuation. The change in control premium for Melinta sale scenarios remained consistent with Melinta’s previous assumption at 30%. Melinta further shifted weighting to Melinta sale scenarios (30%) from the IPO scenarios (65%) because it received successful Phase 3 data for its IV/Oral ABSSSI Phase 3 study, and Melinta believed that the chances of attracting interest from a strategic acquirer had continued to increase. From December 31, 2015, the valuation of the common stock decreased from $0.81 to $0.59 per share, reflecting a continued overall shift in value from the common stock to the preferred stock as the rate of preferred stock investment was outpacing the rate of growth in valuation for Melinta.

June 30, 2016, Valuation Assumptions

The basis for the June 30, 2016, valuation was the capitalization of Melinta after the issuance of the third and final tranche of Series 4 Preferred Stock, which closed in March 2016. To a large extent, Melinta’s critical assumptions affecting the fair value of common stock were consistent with the March 31, 2016, valuation. However, Melinta did increase the likelihood of Melinta sale (35%) and decrease the likelihood of an IPO (60%) as Melinta’s Board had directed more attention toward the possibility of a sale of Melinta. As a result, from March 31, 2016, the valuation of common stock decreased from $0.59 to $0.50 per share, which reflected the pressures and compression in the market.

September 30, 2016, Valuation Assumptions

The basis for the September 30, 2016, valuation was the capitalization of Melinta after the issuance of the third and final tranche of Series 4 Preferred Stock, which closed in March 2016. In this valuation, Melinta adjusted its post-Series 4 Preferred Stock valuation downward to be consistent with discussions in connection with solicitation of a follow-on private round of financing. In addition, Melinta reduced the average value of Melinta sale scenario to more closely align with the value of an active solicitation to purchase Melinta at that time. And, based on recent merger and acquisition activity in the biotechnology and pharmaceutical industries at that time, Melinta increased the control premium from 30% to 75%. The 75% control premium was also consistent with the value of the active solicitation for Melinta. As a result of these assumption changes, from June 30, 2016, the valuation of common stock decreased from $0.50 to $0.22 per share.

December 31, 2016, Valuation Assumptions

The basis for the December 31, 2016, valuation was the capitalization of Melinta after the issuance of the third and final tranche of Series 4 Preferred Stock, which closed in March 2016. To a large extent, Melinta’s critical assumptions affecting the fair value of common stock were consistent with the September 30, 2016, valuation. However, Melinta did update its assumptions with respect to the timing of an IPO and the funding necessary to bridge Melinta to the IPO event. Also, near the end of December 2016, the Board had directed more attention toward the possibility of an IPO rather than a sale of Melinta, so Melinta increased the likelihood of an IPO (65%) and decreased the likelihood of a Melinta sale (30%). As a result, the valuation of common stock slightly increased from $0.22 to $0.27 per share.

March 31, 2017, Valuation Assumptions

The basis for the March 31, 2017, valuation was the capitalization of Melinta after the issuance of the third and final tranche of Series 4 Preferred Stock, which closed in March 2016. As of March 31, 2017, Melinta updated its assumptions with respect to the timing of an IPO and the funding necessary to bridge Melinta to the IPO event, which resulted an overall increase in value driven by additional pre-IPO preferred stock investment into Melinta. The increase in overall value was reasonable given Melinta was within a quarter of its Prescription Drug User Fee Act, or PDUFA, date of June 19, 2017, Melinta expected to receive NDA approval on or prior to this date with a strong label, and Melinta successfully executed a significant European license agreement with Menarini in February 2017. The increase in the overall value under the IPO and sales scenarios at March 31, 2017 was entirely offset by the dilution of common shareholders due to an assumed higher number of common shares issued upon conversion of convertible instruments at the liquidation date (more dilution of common shareholders, which decreases the fair value of common stock per share). The other assumptions remained relatively consistent with those at December 31, 2016. As a result, the valuation of common stock was consistent with December 31, 2016, at $0.27 per share.

June 30, 2017, Valuation Assumptions

The basis for the June 30, 2017, valuation was the capitalization of Melinta after the issuance of the third and final tranche of Series 4 Preferred Stock, which closed in March 2016. Melinta’s critical assumptions affecting the fair value of the common stock were consistent with the March 31, 2017 valuation. While Melinta received marketing approval for Baxdela in June 2017, this event had been contemplated and incorporated in the valuation prepared as of March 31, 2017, so it did not have a significant impact on the valuation as of June 30, 2017. Melinta updated its assumption surrounding the events leading to a liquidation event such that the outstanding convertible notes and preferred stock would convert to common stock without an intermediary preferred stock financing event, which results in fewer common shares outstanding. This resulted in an assumed lower number of common shares issued upon conversion of convertible instruments at the liquidation date (less dilution of common shareholders, which increases the fair value of common stock per share). As a result, the valuation of common stock increased from $0.27 to $0.48 per share.

In connection with the merger with Cempra, Melinta evaluated the fair value of its common stock under the terms of the merger agreement. Immediately prior to the closing of the merger, Melinta’s outstanding preferred stock and convertible promissory notes will convert into Melinta common stock. As a result of Melinta’s analysis and calculation, the outstanding convertible promissory notes will convert into Melinta common stock at a price of $0.48 per share (or, in the case of certain of the notes, $0.408), which is consistent with Melinta’s June 2017 valuation.

Preferred Stock Warrants

In connection with a loan and security agreement entered into during 2014 with Hercules Growth Technologies, Melinta issued preferred stock warrants. Melinta accounts for the freestanding warrants to purchase shares of convertible preferred stock at fair value as liabilities in the balance sheets, as such warrants provide the holders with “down-round” protection and can be settled on a net basis. Melinta uses a Black-Scholes model to estimate the fair value of the preferred stock warrant liability based on the estimated fair value of Melinta’s Series 3 preferred shares derived from the PWERM (discussed above in Common Stock Valuation). The value of the preferred stock warrant liability is adjusted to its estimated fair value at each reporting period. During the years ended December 31, 2016 and 2015, and the six months ended June 30, 2017, Melinta recorded $0.8 million, $0.1 million and ($0.4 million), respectively, in net unrealized gains (losses) related to decreases and increases in the fair value of this liability. The decreases were driven primarily by increases in the estimated value and timing of future liquidity events during the year. As of June 30, 2017, the fair value of the preferred stock warrant liability was $1.1 million.

Results of Operations (all amounts in thousands)

Comparison of Years Ended December 31, 2016 and 2015

The following table summarizes Melinta’s results of operations for the years ended December 31, 2016 and 2015:

	Twelve Months Ended December 31,		Increase /(Decrease)
	2016	2015	Dollars	Percent
Research and development	49,791	62,788	(12,997)	(20.7%)
General and administrative	19,410	14,159	5,251	37.1%
Total other expense, net	4,731	1,729	3,002	173.6%

Research and development expenses

Melinta’s research and development expenses for the years ended December 31, 2016 and 2015 were $49.8 million and $62.8 million, respectively. There have been two primary areas of focus for Melinta in the years ended December 31, 2016 and 2015. The first area of focus, and the primary cost driver, has been the clinical development of Baxdela, Melinta’s lead product candidate. The second area of focus has been the pre-clinical activity for the ESKAPE pathogen program as Melinta works to select a lead program candidate with an optimal efficacy and safety profile.

Melinta does not allocate personnel-related costs, including stock-based compensation or other indirect costs, to specific programs as they are deployed across multiple projects under development and, as such, are included as other research and development or discovery expenses in the table below. The following table summarizes Melinta’s research, development and discovery costs by clinical program for the years ended December 31, 2016 and 2015, respectively:

	Twelve Months Ended December 31,		Increase/(Decrease)
	2016	2015	Dollars	Percentage
Research and Development Expenses:
Development
Phase 3 ABSSSI Intravenous/Oral	$5,011	$29,810	$(24,799)	(83.2%	)
Phase 3 CABP	7,680	4,740	2,940	62.0%
Other development expenses	23,756	15,721	8,035	51.1%

Total development research and development expenses	36,447	50,271	(13,824)	(27.5%	)
Discovery
External expenses	4,212	4,371	(159)	(3.6%	)
Other discovery expenses	9,132	8,146	986	12.1%

Total discovery research and development expenses	13,344	12,517	827	6.6%

Total research and development expenses	$49,791	$62,788	$(12,997)	(20.7%	)

In total, Melinta’s research and development costs decreased in 2016 as compared to 2015 by $13.0 million, or 20.7%, driven primarily by the timing of Melinta’s Phase 3 clinical trials. This decrease in costs was partially offset by increases in expenses associated with the preparation and filing of Melinta’s Baxdela NDAs, which Melinta filed in October 2016, costs incurred to support the Baxdela NDA application process and commercialization and, to a lesser extent, costs incurred for the advancement of Melinta’s discovery program.

Development expenses for Melinta’s Phase 3 study for ABSSSI, testing the intravenous and oral forms of Baxdela, decreased in 2016 as compared to 2015 by $24.8 million, or 83.2%. The majority of the expenses in this study were incurred in 2015 associated with enrollment activity, which was complete as of the end of 2015. Costs in 2016 were associated with study close-out activities, including study analysis and documentation of the trial results.

Development expenses for Melinta’s Phase 3 CABP clinical trial increased by $2.9 million, or 62.0%, in 2016 as compared to 2015, driven by a full year of activity under the study in 2016 versus only six months in 2015. While the study was active for the entire year of 2016, Melinta did not ramp up study activity until late in 2016 with Melinta’s first patient enrollment in December 2016. As such, Melinta expects that in 2017 and 2018 it will incur a significant level of expenses associated with this study. Melinta expects that the Phase 3 CABP clinical trial enrollment will be complete by the first half of 2019.

Other development costs increased by $8.0 million, or 51.1%, versus 2015. This increase was primarily driven by regulatory and clinical costs to prepare and file Melinta’s Baxdela NDAs of $7.1 million—including a $3.1 million PDUFA application fee paid to the FDA and a $1.5 million milestone payment—increased volume and cost of drug product manufactured of $3.0 million, and regional surveillance and automated susceptibility testing for Baxdela of $1.4 million, partially offset by decreases in other development study expenses of $3.5 million due to the wind-down and conclusion of earlier clinical studies for Baxdela.

External costs for Melinta’s discovery program represent research and support work performed by third parties. These costs decreased slightly year over year due to the nature of the specific activities related to selecting a lead candidate for Melinta’s ESKAPE pathogen program. The lower external costs for Melinta’s ESKAPE pathogen program were also driven by the use of lower cost vendors in 2016 as compared to 2015, as well as shifting some work previously done externally to internal personnel.

Other discovery expenses represents internal costs of research, including salaries, benefits, other compensation, laboratory expenses and facility costs, as well as certain licensing fees. These costs increased by $1.0 million, or 12.1%, in 2016 over 2015 due to an option fee that Melinta paid in connection with Melinta’s radezolid program of $0.9 million, and increased personnel, which drove an increase of approximately $0.6 million. This increase was partially offset by lower consulting and laboratory expenses of $0.3 million and a $0.2 million decrease in depreciation and amortization costs related to assets that were fully or nearly depreciated as of the end of 2015.

General and administrative expenses

General and administrative expenses were $19.4 million and $14.1 million for the years ended December 31, 2016 and 2015, respectively. The increase of $5.3 million, or 37.1%, was primarily driven by increases in headcount, particularly in Melinta’s commercial organization, totaling approximately $2.4 million, increases in commercial launch preparation costs of $1.5 million, and legal costs, including the cost to support the development of intellectual property, of $0.5 million. In addition, during 2016, Melinta wrote off deferred financing costs of approximately $1.0 million.

Other expense (income)

For the year ended December 31, 2016, Melinta recognized other expense of $4.7 million as compared with the year ended December 31, 2015, when Melinta recognized other expense of $1.7 million, driven by the following:

•

Interest expense—Interest expense for the years ended December 31, 2016 and 2015, was $4.4 million and $3.2 million, respectively. Interest expense includes both cash and non-cash components of interest expense. The cash portion of interest expense was $2.4 million in 2016, an increase of $0.7 million, due to a higher outstanding principal relating to a loan agreement entered into in 2014. The non-cash portion of interest was $2.0 million in 2016, an increase of $0.6 million, driven primarily by $44.1 million in bridge notes that Melinta issued in the second half of 2016. This interest is categorized as non-cash because in the next round of equity financing or the merger, all outstanding principal, as well as accrued interest, will convert into shares of Melinta’s stock.

•	Change in fair value of tranche assets and liabilities—Melinta adjusts the carrying value of the tranche obligations relating to Convertible Preferred Stock to the estimated fair value at each reporting period. Increases or decreases in the fair value of tranche obligations are recorded within other income (expense) in the statement of operations. Melinta recognized $1.3 million and $2.7 million of expense in the years ended December 31, 2016 and 2015, respectively. Melinta did not have a tranche asset or liability on its consolidated balance sheet as of December 31, 2016.

•	Change in fair value of warrant liability—Melinta adjusts the carrying value of the warrant liability to the estimated fair value at each reporting period. Increases or decreases in the fair value of the warrant liability are recorded within other income (expense) in the statement of operations. Melinta recognized $0.8 million and $0.1 million of income in the years ended December 31, 2016 and 2015, respectively.

•	Adjustment to liability for potential royalties—Melinta recorded a $4.0 million gain relating to a change in estimate for the Liability for Potential Royalties in Melinta’s 2015 financial statements. The products relating to this potential liability are no longer in development and this liability is no longer reflected on the consolidated balance sheet. Refer to Notes 7 and 8 of Melinta’s audited consolidated financial statements included elsewhere in this proxy statement for additional information.

•	Other—Melinta participates in a Connecticut tax credit program whereby Melinta can claim either cash payments or future tax credits based on qualifying expenditures. Melinta has historically chosen the cash payment incentive and expects to continue to do so in future periods as the tax code allows. This tax credit comprises the majority of the other income for both periods.

Comparison of the Six Months Ended June 30, 2017 and 2016

The following table summarizes Melinta’s results of operations for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,		Increase (Decrease)
	2017	2016	Dollars	Percent
Revenue	$26,443	—	$26,443	100.0%
Research and development	$26,992	$23,601	$3,391	14.4%
Selling, general and administrative	$15,672	$10,710	$4,962	46.3%
Total other expense, net	$4,278	$2,573	$1,705	66.3%

Revenue

During the six months ended June 30, 2017, Melinta recognized revenue from the Menarini agreement of $26.4 million, of which $19.9 million related to an upfront licensing fee and $6.5 million related to the cost-sharing arrangement for expenses incurred during the first half of 2017. Because Melinta is delivering development services over a period of time as the clinical trials progress, Melinta expects to continue to recognize cost-sharing revenue under this arrangement for the next few years over the estimated development period.

Research and development expenses

Melinta’s research and development expenses for the six months ended June 30, 2017 and 2016 were $27.0 million and $23.6 million, respectively. There have been two primary areas of focus for Melinta in the six months ended June 30, 2017 and 2016. The first area of focus and the primary cost driver has been the clinical development and FDA approval of Baxdela, Melinta’s lead product candidate. The second area of focus has been the pre-clinical activity for the ESKAPE pathogen program as Melinta works to select a lead program candidate with an optimal efficacy and safety profile.

Melinta does not allocate personnel-related costs, including stock-based compensation or other indirect costs, to specific programs as they are deployed across multiple projects under development and, as such, are included as other development or discovery expenses in the table below. The following table summarizes Melinta’s research, development and discovery costs by clinical program for the six months ended June 30, 2017 and 2016, respectively:

	Six Months Ended June 30,		Increase/(Decrease)
	2017	2016	Dollars	Percentage
Research and Development Expenses:
Development
Phase 3 ABSSSI Intravenous/Oral	$—	$3,220	$(3,220)	*
Phase 3 CABP	12,136	3,669	8,467	230.8%
Other development expenses	9,747	9,151	596	6.5%

Total development research and development expenses	21,883	16,040	5,843	36.4%
Discovery
External expenses	1,288	2,111	(823)	(39.0%)
Other discovery expenses	3,821	5,450	(1,629)	(29.9%)

Total discovery research and development expenses	5,109	7,561	(2,452)	(32.4%)

Total research and development expenses	$26,992	$23,601	$3,391	14.4%

*	Not meaningful

In total, Melinta’s research and development costs increased in 2017 over 2016 by $3.4 million, or 14.4%. The increase is due primarily to $8.5 million of incremental expense for Melinta’s Phase 3 clinical study of Baxdela for CABP, which was partially offset by reduced expense due to the conclusion of Melinta’s Phase 3 ABSSSI clinical study and lower expenses related to the development of the ESKAPE pathogen program.

Development expenses for Melinta’s Phase 3 clinical study for ABSSSI, testing the intravenous and oral forms of Baxdela, decreased in 2017 versus 2016 by $3.2 million. The study was completed in 2016 and no costs were incurred in 2017. Melinta does not expect to incur any additional costs related to this study.

Development expenses for Melinta’s Phase 3 CABP clinical trial increased by $8.5 million, or 230.8%, in 2017 from 2016, driven by steady patient enrollment during 2017. While the study was active for the entire year of 2016, Melinta did not ramp up study activity until late in 2016 with Melinta’s first patient enrollment in December 2016. As such, Melinta expects that in 2017 and 2018 it will incur a significant level of expenses associated with this study.

Other development costs increased in the six months ended June 30, 2017, by $0.6 million, or 6.5%, versus 2016. This increase was due to higher volume of drug product manufactured of $2.0 million, and post-IND expenses of $0.5 million for Melinta’s radezolid program. These increases were partially offset by reduced expenses for costs associated with the FDA approval of Baxdela, including costs to prepare and support the NDA filing process, and other development activities.

External costs for Melinta’s discovery program represent research and support work performed by third parties. These costs decreased $0.8 million, or 39.0%, year over year due to the use of lower cost vendors for external analysis in 2017 as compared to 2016 as well as shifting some work previously done externally to internal personnel.

Other discovery costs represents internal costs of research, including salaries, benefits, other compensation, laboratory expenses and facility costs, as well as expenses to maintain Melinta’s interests in antibiotic candidates. These costs decreased by $1.6 million, or 29.9%, in 2017 over 2016 due to an option fee that Melinta paid in 2016 in connection with Melinta’s radezolid program of $0.9 million that was not repeated in 2017, and lower external testing expense.

Selling, general and administrative expenses

Selling, general and administrative expenses were $15.7 million and $10.7 million for the six months ended June 30, 2017 and 2016, respectively. The increase of $5.0 million, or 46.3%, was primarily driven by increases in marketing and other costs to support Melinta’s commercial launch of Baxdela of $2.7 million, revenue-sharing payments associated with the license of rights to Baxdela to Menarini of $1.6 million, increases in legal expenses of $0.7 million and increases in administrative personnel-related costs of $0.7 million. These increases were partially offset by lower finance-related fees of $0.5 million.

Other expense (income)

For the six months ended June 30, 2017, Melinta recognized other expense of $4.3 million as compared with the six months ended June 30, 2016, when Melinta recognized other expense of $2.6 million, driven by the following:

•	Interest expense—Interest expense for the six months ended June 30, 2017 and 2016, was $3.4 million and $1.8 million, respectively. Interest expense includes both cash and non-cash components of interest expense. The cash portion of interest expense was $0.9 million in 2017, a decrease of $0.3 million, due to declining balance of the 2014 Loan Agreement as Melinta made principal payments during 2016 and 2017. The non-cash portion of interest was $2.5 million in 2017, an increase of $2.0 million, driven primarily by $68.6 million in convertible promissory notes that Melinta issued in the second half of 2016 and first half of 2017. This interest is categorized as non-cash because in the next round of equity financing, all outstanding principal, as well as accrued interest, will convert into shares of Melinta’s stock.

•	Change in fair value of tranche assets and liabilities—Melinta adjusts the carrying value of the Convertible Preferred Stock tranche obligations to the estimated fair value at each reporting period. Increases or decreases in the fair value of tranche obligations are recorded within other income (expense) in the statement of operations. Melinta recognized $1.3 million of expense in the six months ended June 30, 2016, upon issuance of the final tranche of Series 4 preferred stock in March 2016. Melinta has not recorded a tranche asset or liability since that date.

•	Change in fair value of warrant liability—Melinta adjusts the carrying value of the warrant liability to the estimated fair value at each reporting period. Increases or decreases in the fair value of the warrant liability are recorded within other expense (income) in the statement of operations. Melinta recognized $0.4 million of expense and $0.4 million of income in the six months ended June 30, 2017 and 2016, respectively.

•	Other—Melinta participates in a Connecticut tax credit program whereby Melinta can claim either cash payments or future tax credits based on qualifying expenditures. Melinta has historically chosen the cash payment incentive and expects to continue to do so in future periods as the tax code allows. This tax credit comprises the majority of the other income for both periods.

Liquidity and Capital Resources

Melinta has incurred significant losses and negative cash flows from operating activities since Melinta’s inception. As of June 30, 2017, Melinta had an accumulated deficit of $534.2 million, and Melinta expects to continue to incur significant losses for the foreseeable future. Melinta expects Melinta’s operating expenses to continue to increase for the foreseeable future and, as a result, Melinta will need additional capital to fund Melinta’s operations, which Melinta may obtain through one or more public or private equity or debt financings, or other sources such as potential collaboration arrangements. As of June 30, 2017 and December 31, 2016, Melinta determined that there was significant doubt about is ability to continue as a going concern as a stand-alone company.

Prior to November 2012, Melinta was primarily capitalized through the sale of convertible notes and preferred stock. In November 2012, Melinta was recapitalized under the ownership of a new lead investor. The convertible notes and preferred stock issued prior to November 2012 were restructured at the time of the recapitalization. Since the November 2012 recapitalization through June 30, 2017, Melinta has funded Melinta primarily through sales of convertible preferred stock, loans and business development transactions. Since the November 2012 recapitalization through June 30, 2017, Melinta has raised cash gross proceeds of $222.1 million from the sale of convertible preferred stock. In addition, as of June 30, 2017, Melinta had $71.8 million in convertible promissory notes outstanding, including accrued interest, which automatically convert into shares of Melinta’s common stock under certain circumstances, including immediately prior to the closing of the merger.
Melinta has also funded its operations with debt financing. As of June 30, 2017, Melinta had $30.0 million in outstanding debt under a Loan and Security Agreement, dated as of May 2, 2017, or the 2017 Loan Agreement, under which the lender has made available up to $80.0 million in debt financing in four separate tranches and up to $10.0 million in equity financing (see Note 3 to the unaudited condensed consolidated financial statements included in this proxy statement). In August 2017, Melinta drew the second tranche of financing, receiving an additional $10.0 million. In September 2017, Melinta entered into an amendment to the 2017 Loan Agreement, or the Amendment, to allow for a short-term bridge option for the $20.0 million third tranche of the financing arrangement. Under the Amendment, Melinta may draw the third tranche in multiple installments of either $5.0 million or $10.0 million. If Melinta draws and repays amounts under the third tranche by December 31, 2017, the third tranche again becomes available under the original terms of the 2017 Loan Agreement. If the Company does not repay the amounts drawn under the third tranche before December 31, 2017, then all outstanding instruments under the 2017 Loan Agreement may convert into the interest plus royalty arrangement (such arrangement is discussed within Note 3 to the unaudited condensed consolidated financial statements included in this proxy statement).

As of June 30, 2017, Melinta held cash and cash equivalents of $23.1 million to fund operations.

The following table provides a summary of Melinta’s cash position as of each of the period-end dates and the cash flows for each of the periods presented below (in thousands):

	Twelve Months Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
			(unaudited)
Cash, cash equivalents and restricted cash as of end of the period	$11,409	$30,158	$23,259	$11,450
Cash provided by (used in):
Operating activities	(70,580)	(72,554)	(14,435)	(32,090)
Investing activities	(463)	(688)	(2,593)	(234)
Financing activities	52,294	92,859	28,878	13,616

Comparison of the Years Ended December 31, 2016 and 2015

Operating Activities

Net cash used in operating activities for the years ended December 31, 2016 and 2015, was $70.6 million and $72.6 million, respectively. For both periods presented, the primary use of cash was to fund development and discovery research activities for Melinta’s product candidates and to support Melinta’s general and administrative functions. Melinta used $2.0 million less in operations during 2016 due primarily to lower operating expenses, excluding non-cash expenses, of $8.5 million. This decrease in cash used in operations was partially offset by changes in working capital accounts year over year totaling $6.5 million.

Investing Activities

Net cash used in investing activities was $0.5 million and $0.7 million for the years ended December 31, 2016 and 2015, respectively. Net cash used in investing activities in both of these periods was primarily for capital expenditures for facility improvements, lab equipment, software and office furniture and equipment.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2106 and 2015, was $52.3 million and $92.9 million, respectively. During 2016, cash provided by financing activities related primarily to preferred stock financing of $13.6 million and the issuance of convertible notes totaling $44.1 million, which was partially offset by the payment of principal of $5.5 million under Melinta’s 2014 loan agreement with Hercules Growth Technologies. During 2015, cash provided by financing activities was comprised primarily of preferred stock financing of $83.0 million and an additional draw of $10.0 million under Melinta’s 2014 loan agreement with Hercules Growth Technologies.

Comparison of the Six Months Ended June 30, 2017 and 2016

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2017 and 2016, was $14.4 million and $32.1 million, respectively. For both periods presented, the primary use of cash was to fund development and discovery research activities for Melinta’s product candidates and to support Melinta’s selling, general and administrative functions. Melinta used $17.7 million less in operations during the 2017 period due primarily to amounts received from Menarini under Melinta’s license arrangement, partially offset by higher cash-based operating expenses, the net of which was $17.3 million. In addition, the decrease in cash used in operations was due to favorable changes in working capital accounts year over year totaling $0.4 million.

Investing Activities

Net cash used in investing activities was $2.6 million and $0.2 million for the six months ended June 30, 2017 and 2016, respectively. During the six months ended June 30, 2017, Melinta made $2.0 million in milestone payments in connection with the FDA approval of Baxdela. Other cash used in investing activities in both of these periods was primarily for capital expenditures for facility improvements, lab equipment, software and office furniture and equipment.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2017 and 2016, was $28.9 million and $13.6 million, respectively. During the six months ended June 30, 2017, cash provided by financing activities related primarily to the issuance of convertible promissory notes totaling $24.5 million and the refinancing of Melinta’s 2014 Loan Agreement, replacing it with the 2017 Loan Agreement. During the six months ended June 30, 2016, cash provided by financing activities was comprised primarily of preferred stock financing of $13.6 million.

Funding Sources and Requirements

Melinta expects to launch Baxdela in the United States, from which Melinta does not expect to generate significant product sales and associated cash before 2018. In addition, Melinta receives reimbursement from Menarini under Melinta’s license agreement for a portion of Melinta’s ongoing Phase 3 CABP clinical trial development expenses. Melinta receives such reimbursement within one quarter of the recognition of the expenses. Through June 30, 2017, Melinta is entitled to total reimbursement of $6.5 million, of which Melinta had received $2.8 million. In addition, Melinta is exploring other partnerships and collaborations to assist it with funding certain of its early-stage research and development programs.

Melinta does not expect to generate revenue from any other product candidates under development unless and until it successfully commercialize Melinta’s products or enter into additional collaborative agreements with third parties.

Melinta expects to continue to incur significant losses for the foreseeable future and Melinta expects the losses to increase as it continues the development of, and seeks regulatory approvals for, Melinta’s product candidates, continues to advance products generated from Melinta’s ESKAPE pathogen program platform and commercializes any approved products. Melinta is also subject to the risks associated with the development of new therapeutic products, and Melinta may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect Melinta’s business operations. Additionally, upon completion of the merger, Melinta expects to incur additional costs associated with operating as a subsidiary of a public company and may need substantial additional funding in connection with Melinta’s continuing operations, commercial, discovery and product development activities.

Melinta believes that, after the merger, existing cash balances and other sources of cash, discussed above, will be sufficient to fund Melinta’s operations requirements for at least the next 12 months. However, Melinta may need to raise additional funds sooner to support the working capital requirements of a commercialized product and to fund further development of Melinta’s other product candidates.

Melinta intends to use its cash and cash equivalents, as follows:

•	to fund the activities supporting the commercialization for Baxdela for the treatment of ABSSSI;

•	to fund Melinta’s Phase 3 trial and advance its product candidate Baxdela for the treatment of hospital treated CABP;

•	to fund the scale-up of manufacturing operations and manufacture Baxdela to meet both commercial and clinical demand;

•	to fund external research and development activities for Melinta’s Phase 2 study, testing Melinta’s product candidate Baxdela in cUTI;

•	to fund research activities for preclinical product candidates, IND-enabling studies and development activities for Melinta’s ESKAPE pathogen program; and

•	the remainder for working capital, general and administrative expenses, future internal research and development expenses and other general corporate purposes.

In addition, Melinta may also use a portion of Melinta’s cash and cash equivalents for the acquisition of, or investment in, companies, technologies, products or assets that complement Melinta’s business. In December 2014, Melinta entered into a license agreement with a CRO to develop a Melinta molecule, radezolid, for dermatological applications. Under the terms of the agreement, development of the product is funded by the CRO. Melinta however, retains the right, at certain agreed upon milestones, to agree to co-develop or take full responsibility for the development program based on pre-determined payments to the CRO. In March 2016 and February 2017, Melinta paid $0.9 million and $0.5 million, respectively, in license payments to the CRO under this agreement. Other than this agreement, Melinta does not have any current understandings, commitments or agreements to enter into any potential acquisitions or investments.

Until Melinta can generate a sufficient amount of revenue from Melinta’s products, if ever, Melinta expects to finance Melinta’s future cash needs through public or private equity or debt financings, or through other sources such as potential collaboration and license agreements. In any event, Melinta does not expect to achieve significant revenue from product sales prior to 2018.

Off-Balance Sheet Arrangements

During the periods presented, Melinta did not have, nor does Melinta currently have, any off-balance sheet arrangements as defined under the applicable rules of the SEC.

Contractual Obligations and Commitments

The following table summarizes Melinta’s minimum future cash payments due under Melinta’s contractual obligations as of June 30, 2017, that will affect Melinta’s future liquidity (in thousands):

						2022 &
Contractual Obligations(1)	2017	2018	2019	2020	2021	Thereafter
Note payable(2)	$1,073	$34,084	$—	$—	$—	$—
Operating lease obligations(3)	374	636	253	257	260	132

Total contractual cash obligations	$1,447	$34,720	$253	$257	$260	$132

(1)	Table excludes $71.8 million in convertible notes and accrued interest as of June 30, 2017, as Melinta expects such notes to convert into Melinta’s common stock immediately prior to the closing of the merger. In addition, the table excludes milestones and other contingent payments that may become due under Melinta’s license and collaboration agreements because they are payable upon the occurrence of certain future events that are not currently probable.
(2)	Represents amounts payable under a $30.0 million term loan agreement with Oberland Capital. The note bears interest at a rate equal to the greater of 8.25% per annum or the sum of 8.25% plus the prime rate minus 4.5% per annum. The amounts in the table above include interest payments made at the annual rate of 8.25%, principal payments on the term note balance of $30.0 million and end-of-term fees of $1.6 million. Melinta has the option to defer payment on the note payable by converting the notes to revenue interest (royalty) bearing notes prior to December 31, 2018. See Note 5 to Melinta’s audited consolidated financial statements appearing elsewhere in this proxy statement for additional information.
(3)	Includes the minimum lease rental payments for Melinta’s corporate office building in Lincolnshire, Illinois, Melinta’s research and administrative facility in New Haven, Connecticut and office equipment leases.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Fluctuation Risk

The primary objective of Melinta’s investment activities is to preserve Melinta’s capital to fund its operations. Melinta also seeks to maximize income from its cash and cash equivalents without assuming significant risk. To achieve Melinta’s objectives, Melinta invests its cash and cash equivalents in money market funds. Melinta does not enter into investments for trading or speculative purposes. Melinta does not believe that an immediate 1% increase in interest rates would have a material effect on the fair value of Melinta’s cash equivalents, and therefore, Melinta does not expect its operating results or cash flows to be materially affected to any degree by a sudden change in market interest rates.

On June 30, 2017, Melinta had $30.0 million aggregate principal amount outstanding under its loan agreement with Oberland Capital. The loan bears interest at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, and as such is variable based on fluctuations in the prime rate. As a result, increases in interest rates may increase the cost of servicing Melinta’s loan agreement and could materially reduce its profitability and cash flows. As June 30, 2017, the prime rate was approximately 25 basis points below the rate necessary for the interest rate on the loan agreement to exceed the 8.25% minimum interest rate described above. As a result, the fair value of the loan agreement will not change significantly until the prime rate exceeds 4.5%. A 1.0% increase in the prime rate would result in Melinta incurring an additional $0.2 million in interest expense in the first year of the loan.

Foreign Currency Exchange Rate Fluctuations

To date, the vast majority of Melinta’s contractual obligations have been denominated in U.S. dollars. In the future, Melinta may contract with organizations such as CROs or contract manufacturers in foreign countries. Melinta may therefore become subject to fluctuations in foreign currency exchange rates in connection with these agreements.

Melinta’s agreement with Menarini requires that they pay commercial and regulatory milestones of approximately €90.0 million over time as the milestones are achieved. The cash Melinta receives from these payments is subject to fluctuations in foreign currency exchange rates between the Euro and U.S. dollar. The agreement establishes a fixed exchange rate such that the U.S. dollars that Melinta will receive will not fluctuate with market exchange rates unless and until the market rate varies by more than 10% from the rate established in the agreement. As of June 30, 2017, if Menarini had met the first €5.0 million milestone, Melinta would have received $5.3 million, which is based on the contractual rate in the agreement. If the €5.0 million milestone was met and paid based on the actual exchange rate as of June 30, 2017, the milestone payment in U.S. dollars would have been higher by $0.4 million.

Inflation

Inflation generally affects Melinta by increasing its cost of labor and clinical trial costs. Melinta does not believe that inflation has had a material effect on its business, financial condition or results of operations during the periods presented.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Melinta Therapeutics, Inc. Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information gives effect to the merger of a wholly-owned subsidiary of Cempra, Inc., or Cempra, with and into Melinta Therapeutics, Inc., or Melinta, who will survive as a wholly owned subsidiary of Cempra in a transaction expected to be accounted for as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Melinta is considered to be acquiring Cempra, even though legally Cempra will be the issuer of the common stock in the merger. The term “the combined company” as used in this proxy statement refers to the new Melinta Therapeutics, Inc. following the merger. The unaudited pro forma combined financial information was prepared in accordance with the regulations of the SEC.

The unaudited pro forma combined balance sheet at June 30, 2017 and the unaudited pro forma combined statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 presented herein are based on the historical financial statements of Melinta and Cempra after giving effect to the proposed acquisition (for accounting purposes) of Cempra by Melinta and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma combined financial information.

Melinta was preliminarily determined to be the accounting acquirer after consideration of the current terms of the merger agreement and other factors based on current assumptions including: (i) Melinta security holders are expected to own approximately 52% of the voting interests of the combined company immediately following the closing of the transaction and (ii) directors of Melinta will be in charge of electing the chairman of the board for the combined company. Accordingly, the merger transaction is expected to be accounted for by Melinta as a reverse merger acquisition under the acquisition method of accounting for business combinations. Please refer to the section entitled “The Merger—Anticipated Accounting Treatment” section on page 99 for further information.

Accordingly, the acquisition consideration is currently estimated based on Cempra’s share price and shares of common stock outstanding as more fully described in the accompanying notes to the unaudited pro forma combined financial information. Under the reverse acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cempra based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. The assets and liabilities and results of operations of Cempra will be consolidated into the results of operations of Melinta as of the effective date of the merger. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet as of June 30, 2017, gives effect to the proposed merger as if it occurred on June 30, 2017, and reflects the acquisition of Cempra by Melinta. The unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 are presented as if the merger was consummated on January 1, 2016, and combines the historical results of Melinta and Cempra for the six months ended June 30, 2017 and the year ended December 31, 2016.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The application of the acquisition method of accounting is dependent upon certain valuations that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. Therefore, pro forma adjustments reflected in the unaudited pro forma combined financial information are subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. The estimated number of shares of Cempra common stock used to calculate the acquisition consideration is determined pursuant to the merger agreement. The amounts of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing, and may differ significantly from these preliminary estimates.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the Melinta historical audited consolidated financial statements for the year ended December 31, 2016 and the unaudited condensed and consolidated financial statements for the six months ended June 30, 2017 included elsewhere in this proxy statement. They should also be read in conjunction with the Cempra historical audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement, and its historical unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which is attached as Annex B-3 to this proxy statement.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the merger and integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Cempra and Melinta been a combined company during the specified periods.

The unaudited pro forma combined financial information does not give effect to the proposed reverse stock split of Cempra common stock described in the section entitled “Matters Being Submitted to a Vote of Cempra Stockholders—Proposal 3: Approval of the Reverse Stock Split,” beginning on page 125 of this proxy statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

(In thousands)	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes	Melinta Unaudited Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$23,059	$187,005	$(12,222)	(A)	$197,802
			(40)	(B)
Receivables	4,279	2,413	—		6,692
Inventory	551	—	—		551
Prepaid expenses and other current assets	2,592	1,014	—		3,606

Total current assets	30,481	190,432	(12,262)		208,651

Property and equipment, net	1,551	33	—		1,584
In-process research and development	—	—	29,200	(C)	29,200
Other intangible assets	7,500	—	11,200	(C)	18,700
Other assets	1,144	83	—		1,227

Total assets	$40,676	$190,548	$28,138		$259,362

Liabilities
Current liabilities
Accounts payable	$10,167	$6,752	$—		$16,919
Accrued expenses	14,244	2,394	10,739	(D)	27,377
Accrued interest on note payable	21	—			21
Long-term debt, current portion	—	6,667	(6,667)	(A)	—
Preferred stock warrants	1,040	—	(1,040)	(F)	—

Total current liabilities	25,472	15,813	3,032		44,317

Long term liabilities
Notes payable	28,855	—	—		28,855
Convertible promissory notes	71,774	—	(71,774)	(E)	—
Deferred revenue	9,008	16,987	—		25,995
Long-term debt, net of current	—	5,342	(5,342)	(A)	—

Total liabilities	135,109	38,142	(74,084)		99,167

Convertible preferred stock	217,220	—	(217,220)	(G)	—
Shareholders’ Equity
Common stock	1	53	(53)	(H)	110
			53	(I)
			56	(J)
Additional paid-in capital	222,589	624,491	(624,491)	(H)	683,129
			(40)	(B)
			71,774	(E)
			217,220	(G)
			1,040	(F)
			170,602	(I)
			(56)	(J)
Accumulated deficit	(534,243)	(472,138)	472,138	(H)	(523,044)
			(213)	(A)
			(10,739)	(D)
			22,151	(K)

Total shareholders’ (deficit) equity	(311,653)	152,406	319,442		160,195

Total liabilities and shareholders’ (deficit) equity	$40,676	$190,548	$28,138		$259,362

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2017

(in thousands, except per share amounts)

	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes		Melinta Unaudited Pro Forma Combined
Revenue
License	$19,905	$—				$19,905
Contract research	6,538	5,732				12,270

Total revenue	26,443	5,732				32,175

Operating expenses
Research and development	26,992	23,955				50,947
General and administrative	15,672	13,424	(980)	(L	)	28,116
Restructuring charge	—	3,553				3,553

Total costs and expenses	42,664	40,932	(980)			82,616

Loss from operations	(16,221)	(35,200)	980			(50,441)

Other income (expenses)
Interest income	18	514				532
Interest expense	(3,384)	(469)	2,591	(M	)	(1,262)
Loss on extinguishment of debt	(607)	—	(213)	(M	)	(820)
Change in fair value of warrant liability	(366)	—	366	(N	)	—
Other income	61	—				61

Other income (expense), net	(4,278)	45	2,744			(1,489)

Net loss	$(20,499)	$(35,155)	$3,724			$(51,930)

Accretion of preferred dividends	(11,441)	—	11,441	(O	)	—

Net loss available to common stockholders	$(31,940)	$(35,155)	$15,165			$(51,930)

Basic and diluted net loss attributable to common shareholders per share	$(25.48)	$(0.67)				$(0.48)

Basic and diluted weighted-average shares outstanding	1,253,731	52,451,237	55,607,738	(P	)	109,312,706

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(in thousands, except per share amounts)

	Historical Melinta	Historical Cempra	Pro Forma Adjustments	Notes		Melinta Unaudited Pro Forma Combined
Revenue
License	$—	$4,339				$4,339
Contract research	—	13,677				13,677

Total revenue	—	18,016				18,016

Operating expenses
Research and development	49,791	81,686				131,477
General and administrative	19,410	53,538				72,948

Total costs and expenses	69,201	135,224				204,425

Loss from operations	(69,201)	(117,208)				(186,409)

Other income (expenses)
Interest income	30	475				505
Interest expense	(4,406)	(1,228)	2,244	(M	)	(3,390)
Change in fair value of tranche assets and liabilities	(1,313)	—				(1,313)
Change in fair value of warrant liability	781	—	(781)	(N	)	—
Other	177	—				177

Other income (expense), net	(4,731)	(753)	1,463			(4,021)

Net loss	$(73,932)	$(117,961)	$1,463			$(190,430)

Accretion of preferred dividends	(21,117)	—	21,117	(O	)	—

Net loss available to common stockholders	$(95,049)	$(117,961)	$22,580			$(190,430)

Basic and diluted net loss attributable to common shareholders per share	$(94.34)	$(2.34)				$(1.78)

Basic and diluted weighted-average shares outstanding	1,007,526	50,313,614	55,853,943	(P	)	107,175,083

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

1. Description of Transaction and Basis of Presentation

Description of Transaction

On August 8, 2017, Cempra entered into the merger agreement with Melinta. Pursuant to the terms and subject to the conditions set forth in the merger agreement, Melinta will be merged into a subsidiary of Cempra and will survive as a wholly owned subsidiary of Cempra. Cempra will be re-named Melinta Therapeutics, Inc. in connection with the merger.

Immediately prior to the completion of the merger, the principal and interest under outstanding convertible promissory notes and all outstanding shares of preferred stock, including dividends of Melinta will convert into shares of Melinta common stock. As part of the completion of the merger, each outstanding share of the common stock of Melinta will be converted into the right to receive that number of shares of Cempra common stock as determined pursuant to the exchange ratios described in the merger agreement (except that stockholders of Melinta who are not “accredited investors” under U.S. securities laws or who hold fractional shares shall receive cash), and all options, warrants or other rights to purchase shares of capital stock of Melinta, will be exchanged for rights to acquire Cempra common stock. No fractional shares of Cempra common stock will be issued in connection with the merger, and holders of Melinta capital stock will be entitled to receive cash in lieu thereof.

Upon completion of the merger, Melinta security holders are expected to beneficially own shares of Cempra’s common stock representing an aggregate of approximately 52 percent on a fully-diluted basis as calculated under the treasury stock method. The exchange ratios are subject to potential adjustment based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as of immediately prior to the closing of the merger, and thus will not be determined until that time.

Basis of Presentation

The accompanying pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial information of Melinta and Cempra after giving effect to the combination and the adjustments described in these notes, and are intended to reflect the impact of the combination on Melinta’s consolidated financial information. The unaudited pro forma combined financial information does not give effect to the proposed reverse stock split of Cempra common stock described in the section entitled “Matters Being Submitted to a Vote of Cempra Stockholders—Proposal 3: Approval of the Reverse Stock Split,” beginning on page 125 of this proxy statement.

The unaudited pro forma condensed combined financial information was prepared in accordance with the regulations of the SEC and are intended to show how the merger might have affected the historical financial statements if the merger had been completed on January 1, 2016 for the purposes of the Unaudited Pro Forma Condensed Combined Statements of Operations and June 30, 2017 for the purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet.

The combination will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), specifically the reverse acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth herein. For accounting purposes, Melinta is considered to be acquiring Cempra even though legally Cempra will be the issuer of the common stock in the merger. Refer to the section entitled “The Merger—Anticipated Accounting Treatment” on page 99 for further information.

Under the reverse acquisition method of accounting, the Cempra identifiable assets acquired and liabilities assumed will be recorded at the acquisition date fair values and added to Melinta’s balance sheet. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. The allocation is dependent upon certain valuation and other studies that will not be completed prior to the completion of the merger. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following completion of the merger. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value. In addition, differences between the preliminary and final amounts will likely occur as a result of (i) the amount of cash used for Cempra’s operations until the merger is completed, (ii) changes to the estimated fair value of the purchase consideration due to changes in share price of Cempra’s common stock and (iii) changes in the estimated fair values of tangible and intangible assets acquired and liabilities assumed, including any goodwill or bargain purchase gains recognized, as of the date that the merger is completed.

The unaudited pro forma condensed combined balance sheet data gives effect to the proposed merger as if it occurred on June 30, 2017, and it reflects the acquisition of Cempra by Melinta as of June 30, 2017. The unaudited pro forma combined statement of operations for the six months ended June 30, 2017 combine the unaudited historical statements of operations and comprehensive loss of Cempra and Melinta for their respective six month periods ended June 30, 2017 and gives pro forma effect to the merger as if it had been completed on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 combine the historical statements of operations of Cempra and Melinta for their respective year ended December 31, 2016 and gives pro forma effect to the merger as if it had been completed on January 1, 2016.

The unaudited pro forma condensed combined financial statements assume an exchange ratio of 0.1144 shares of Cempra common stock for each share of Melinta common stock. The exchange ratio does not give any effect to Cempra’s proposed reverse common stock split. The exchange ratio, calculated pursuant to the formulas set forth in the merger agreement, is based on the number of shares of Cempra common stock and Melinta common stock on a fully-diluted basis as calculated under the treasury stock method (in other words, inclusive of all shares of Cempra common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of Cempra or Melinta common stock) as of immediately prior to completion of the merger. The exchange ratio will be subject to adjustment based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses as of immediately prior to the closing of the merger.

The unaudited pro forma combined financial statements are based on the application of the exchange ratio to the enterprise market value derived from Cempra’s market value as of September 1, 2017. The market value of Cempra’s common stock at the completion of the merger may be more or less than the market price at September 1, 2017. No adjustments to the exchange ratio will be made based on changes in the trading price of Cempra common stock or the value of Melinta capital stock prior to completion of the merger, other than the calculation under the treasury stock method of the fully diluted basis of Cempra and Melinta common stock. As a result, the value of the shares of Cempra common stock issued or issuable to Melinta stockholders in connection with the merger could be substantially less or substantially more than the current market value of Cempra common stock.

2. Purchase Price

A preliminary estimate of the purchase price is as follows (in thousands, except share data):

Number of Cempra shares outstanding as of September 1, 2017	52,509,281
Cempra common stock price as of September 1, 2017	3.25

Total estimated purchase price	170,655

For pro forma purposes, the fair value of consideration transferred was determined based on the closing price of Cempra common stock of $3.25 per share based on the closing price of Cempra common stock as of September 1, 2017, the most recent practicable date prior to the filing of this proxy statement. The combined company will expense all transaction costs as incurred.

The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial statements due to changes in the market price of Cempra’s common stock as of the closing date and could result in a purchase price and bargain purchase gain different from that assumed in the unaudited pro forma combined financial information, and that difference may be material. The following table illustrates the effects of changes in the market price of Cempra’s common stock and the resulting impact on the estimated purchase price and estimated purchase (gain) goodwill (in thousands except per share amounts):

Change in stock price	Stock Price	Estimated Purchase Price	Estimated purchase (gain) goodwill
Increase of 40%	4.55	238,917	46,111
Increase of 30%	4.23	221,852	29,046
Increase of 20%	3.90	204,786	11,980
Increase of 10%	3.58	187,721	(5,085)
Decrease of 10%	2.93	153,590	(39,216)
Decrease of 20%	2.60	136,524	(56,282)
Decrease of 30%	2.28	119,459	(73,347)
Decrease of 40%	1.95	102,393	(90,413)

The table above does not illustrate any impact relating to changes in the amount of cash as of the date the merger is completed or changes in the estimated fair values of tangible and intangible assets acquired and liabilities assumed as of the date that the merger is completed. If the final valuation results in changes in cash or changes to the value of intangible assets, this would impact the calculated bargain purchase (gain) goodwill.

The preliminary allocation of estimated purchase price to acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of June 30, 2017, comprises (in thousands):

Cash and cash equivalents	187,005
Receivables and other assets	3,543
Intangible assets	40,400
Accounts payable, accrued expenses and other liabilities	(38,142)

Net assets acquired	192,806
Less: estimated purchase price	(170,655)

Bargain purchase gain	22,151

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the date that the merger is completed. Cempra and Melinta believe that the historical values of Cempra’s current assets and current liabilities approximate their fair value based on the short-term nature of such items. Cempra’s property and equipment consists of assets whose historical cost, less depreciation, is deemed to approximate its fair value. The estimated fair values of the assets acquired and liabilities assumed will remain preliminary until the combined company completes a valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities. Based on such preliminary valuations, the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Alternatively, a bargain purchase gain is recognized if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition. Based on preliminary estimates of the fair value of the assets acquired and liabilities assumed as of June 30, 2017, and the estimated purchase price (based on the closing price of Cempra common stock as of September 1, 2017, the most recent practicable date prior to the filing of this proxy statement), the combined company would recognize a bargain purchase gain as of June 30, 2017. The bargain purchase gain of $22,151 was primarily the result of the decrease in the market value of the Cempra common stock since the date that the merger agreement was announced. The bargain purchase gain has not been reflected in the pro forma condensed combined statement of operations as it is directly attributable to the merger and will not have a continuing impact on the operating results of the combined organization.

The final determination of the fair values is expected to be completed as soon as practicable after completion of the merger. The final amounts could differ from the amounts presented in the unaudited pro forma combined financial statements, because the amounts allocated will not be determined until the completion of the merger. The final determination of whether a bargain purchase gain exists and the amount of such gain, if any, will be based on (i) the amount of cash used for Cempra’s operations until the merger is completed, (ii) changes to estimated fair value of the purchase consideration due to changes in share price of Cempra’s common stock and (iii) changes in the estimated fair values of tangible and intangible assets acquired and liabilities assumed, all of which may be materially different from the amounts as of June 30, 2017.

3. Pro Forma Adjustments

The unaudited pro forma adjustments included in the pro forma condensed combined balance sheet are as follows:

A.	Represents the pay-off of Cempra’s long-term debt by Cempra as the debt will not be legally assumed by the combined company as part of the merger agreement. There was $12,222 of principal and $213 in unamortized debt issuance costs, resulting in a net reduction of long-term debt of $12,009 as of June 30, 2017.

B.	Represents shares repurchased by Cempra.

C.	Represents the preliminary estimated fair value of the intangible assets of Cempra acquired by Melinta as part of the proposed merger. These amounts include $29,200 for in-process research and development related to solithromycin and fusidic acid. The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. When the related research and development is completed, the asset will be assigned a useful life and amortized. An additional $11,200 of intangibles is related to the non-compete agreements related to the executives that will be amortized over 18 months.

D.	Represents estimated transaction costs payable in cash of $6,409 and $4,330 that have not been incurred as of June 30, 2017, for Cempra and Melinta, respectively. These pro forma adjustments are not reflected in the unaudited proforma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combine company.

E.	Represents the conversion of Melinta’s convertible bridge notes payable and accrued interest to 18,804,142 shares of Cempra common stock, after applying the conversion of Melinta common stock to Cempra common stock, in connection with the merger.

F.	Represents the conversion of Melinta preferred stock warrants into Cempra common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as liability, and the elimination of the historical changes in the estimated fair value of the warrants that were recognized on the related statements of operations.

G.	Represents the conversion of Melinta’s preferred stock to Cempra common stock, after applying the conversion of Melinta common stock to Cempra common stock, in connection with the merger.

H.	Represents the elimination of Cempra’s historical stockholder’s equity.

I.	Represents the estimated purchase consideration transferred to Cempra stockholders.

J.	Represents an increase in the par value of common stock based on the par value of Cempra common stock to be issued to Melinta shareholders (dollar amounts in thousands, except per share amounts):

Estimated shares of Cempra common stock issued to Melinta shareholders upon close of the transaction	56,657,623
Multiplied by par value per share of Cempra common stock	0.001

Par value of Cempra common stock issued to Melinta shareholders (in thousands)	57
Less historical par value of Melinta common stock	(1)

Net pro forma adjustment to common stock	56

K.	Represents the preliminary bargain purchase gain as a result of the transaction, which is subject to change based on information received before transaction closing.

The unaudited pro forma adjustments included in the pro forma condensed combined statements of operation are as follows:

L.	Represents the elimination of transaction-related expenses incurred by Melinta and Cempra during the period. These amounts have been eliminated on a pro forma basis, as they are not expected to have a continuing effect on the operating results of the combined company.

M.	Represents the elimination of interest expense on the conversion of Melinta’s convertible notes into Cempra common stock, as well as the payoff of the long-term debt for Cempra due to the requirements of the merger agreement.

N.	Represents the conversion of Melinta preferred stock warrants into Cempra common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as liability, and the elimination of the historical changes in the estimated fair value of the warrants that were recognized on the related statements of operations.

O.	Represents the elimination of the accretion of preferred stock dividends as all outstanding Melinta preferred stock was assumed to be converted to common stock in connection with the merger.

P.	Represents the issuance of Cempra shares to Melinta stockholders in connection with the merger, adjusted for Melinta’s historical weighted-average outstanding shares.

DESCRIPTION OF CEMPRA’S CAPITAL STOCK

The following description summarizes the material terms and provisions of Cempra’s common stock and preferred stock. The following description of Cempra’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Cempra’s certificate of incorporation and Cempra’s bylaws, attached as Exhibit 3.1 of Cempra’s Registration Statement on Form S-1, as amended (File No. 333-177261) and Exhibit 3.2 of Cempra’s Registration on Form S-1 (File No. 333-177261), respectively, and by applicable law, and does not include changes resulting from the amendments to Cempra’s certificate of incorporation to effect the reverse stock split or the amendments to Cempra’s certificate of incorporation described in Proposals 2a, 2b or 2c. The terms of Cempra’s common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Cempra’s authorized capital stock consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

At September 29, 2017, 52,509,281 shares of Cempra common stock were outstanding.

The holders of Cempra common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Cempra’s certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Cempra’s outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by Cempra’s board of directors out of legally available funds. In the event of Cempra’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Cempra’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

The holders of Cempra common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Cempra common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Cempra’s preferred stock that Cempra may designate and issue in the future.

Listing

Cempra common stock is listed on the NASDAQ Global Market under the symbol “CEMP.” On September 29, 2017, the last reported sale price for Cempra common stock on the NASDAQ Global Market was $3.25 per share. As of September 29, 2017, Cempra had 22 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for Cempra common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Preferred Stock

At September 29, 2017, no shares of preferred stock were outstanding. Pursuant to Cempra’s certificate of incorporation, Cempra’s directors have the authority, without further action by Cempra stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Cempra’s board may fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Cempra’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in Cempra’s control that may otherwise benefit holders of Cempra common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Cempra has no current plans to issue any shares of preferred stock.

Stock Options

At September 29, 2017, there were outstanding options to purchase an aggregate of 4,120,220 shares of Cempra common stock.

Registration Rights

On February 2, 2012, Cempra entered into a registration rights agreement with the holders of an aggregate of 9,486,019 shares of Cempra common stock and shares issuable upon the exercise of warrants held by those individuals or entities, all of whom are former holders of Cempra preferred shares and/or Cempra’s unsecured convertible notes issued in August 2011.

Demand Registration Rights. The holders of at least 25% of the shares having demand registration rights may make up to two demands that Cempra file a registration statement (other than on Form S-3) so long as the aggregate number of securities requested to be sold under such registration statement is at least $1.5 million, subject to specified exceptions, conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Form S-3 Registration Rights. If Cempra is eligible to file a registration statement on Form S-3, the holders of at least 20% of the shares having registration rights may demand that Cempra file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1.0 million, subject to specified exceptions, conditions and limitations.

“Piggyback” Registration Rights. If Cempra registers any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement under certain circumstances.

Expenses of Registration. Generally, Cempra is required to bear all registration and selling expenses incurred in connection with the demand, piggyback and up to two Form S-3 registrations within a given 12-month period described above, other than underwriting discounts and commissions.

Expiration of Registration Rights. The demand, piggyback and Form S-3 registration rights discussed above will terminate on February 8, 2019.

In order to induce certain Melinta stockholders to adopt and approve the merger agreement and approve the merger, Cempra has agreed to enter into, at the closing of the merger, a registration rights agreement (the form of which is attached as Annex E-1 hereto) with such stockholders, as described further in the section entitled “Agreements Related to the Merger” beginning on page 120 of this proxy statement.

Provisions of Cempra’s Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law

Delaware Anti-Takeover Law. Cempra is subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Cempra’s current certificate of incorporation and bylaws do not exclude Cempra from the restrictions of Section 203, however the amended certificate of incorporation described in Proposal 2c, if approved at the 2017 Annual Meeting, would provide that Cempra not be governed by or subject to Section 203 of the DGCL. This could give Cempra greater flexibility in the future to enter into any potential business combinations (such as mergers, asset sales and securities issuances) with any future “interested stockholder” without having to go through the time and expense in waiving the application of Section 203 with respect to such future “interested stockholder.”

Certificate of Incorporation and Bylaws. Provisions of Cempra’s certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in Cempra’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that Cempra stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Cempra common stock. Among other things, Cempra’s certificate of incorporation and bylaws:

•	permit Cempra’s board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide Cempra’s board of directors into three classes;

•	require that any action to be taken by Cempra stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of Cempra stockholders may be called only by the board of directors or by such person or persons duly designated by the board of directors to call such meetings.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management Cempra’s audited financial statements for the fiscal year ended December 31, 2016. The Audit Committee has discussed with PwC, Cempra’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, issued by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has also considered whether the provision of services other than the audit of Cempra’s financial statements were compatible with maintaining PwC’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to Cempra’s board of directors that the audited financial statements be included in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

All members of the Audit Committee are independent under SEC regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The financial literacy requirements of the SEC require that each member of the Audit Committee be able to read and understand fundamental financial statements. In addition, at least one member of the Audit Committee must qualify as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and have financial sophistication in accordance with the NASDAQ Marketplace Rules. Cempra’s board of directors has determined that each of Mr. Gill, Mr. Dougherty and Dr. Kong qualifies as an audit committee financial expert.

The Audit Committee pre-approves the engagement of Cempra’s independent auditor to render any audit services to Cempra. The Audit Committee also pre-approves any other engagement of Cempra’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
David Gill, Chairman
Michael R. Dougherty
Garheng Kong, M.D., Ph.D.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2016 and December 31, 2015, PwC performed professional services for Cempra. The professional services provided by PwC and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by PwC for the audit of Cempra’s annual financial statements for the fiscal years ended December 31, 2016 and 2015 were $469,839 and $485,561, respectively.

Audit-Related Fees

The aggregate fees billed by PwC for assurance and related services that were reasonably related to the audit or review of Cempra’s financial statements for the fiscal years ended December 31, 2016 and 2015 were $19,000 and $0, respectively.

Tax Fees

The aggregate fees billed by PwC for tax services for the fiscal years ended December 31, 2016 and 2015 were $21,000 and $31,350, respectively.

All Other Fees

No fees were billed by PwC for services other than those reported above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” for each of the fiscal years ended December 31, 2016 and 2015.

CORPORATE GOVERNANCE

Information About the Board of Directors and its Committees

Board Composition

Cempra’s board of directors currently consists of eight members. Cempra’s certificate of incorporation and bylaws provide for a classified board of directors, consisting of three classes as follows:

•	Class I, which consists of Mr. Dougherty and Mr. Gill, and whose terms will expire at the 2018 annual meeting;

•	Class II, which consists of Dr. Goldstein, Mr. Johnson and Dr. Zaccardelli, and whose terms will expire at the 2019 meeting; and

•	Class III, which consists of Dr. Kent, Dr. Kong and Mr. Neff, and whose terms expire at the 2017 annual meeting.

Directors elected at this meeting and each subsequent annual meeting will be elected for three-year terms or until their successors are duly elected and qualified.

Cempra has historically separated the position of chairman of the board of directors, which position is currently held by independent director Garheng Kong, M.D., Ph.D., and that of the Chief Executive Officer, which position is currently held by David Zaccardelli, Pharm.D., who is serving as Cempra’s Acting Chief Executive Officer. While Cempra’s board of directors believes that separation of these positions has served Cempra well, and intends to maintain this separation where appropriate and practicable, Cempra’s board of directors does not believe that it is appropriate to prohibit one person from serving as both chairman and Chief Executive Officer.

Selection of Nominees for the Board of Directors

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to Cempra and its stockholders; an inquisitive and objective perspective and mature judgment; availability to perform all board of director and committee responsibilities; and independence (other than in the case of Cempra’s Chief Executive Officer). In addition to these minimum requirements, the nominating and governance committee of the board of directors of Cempra, or the Nominating and Governance Committee, will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and Cempra’s board of directors’ need for operational, management, financial, international, industry-specific or other expertise. Cempra does not have a specific written policy with regard to the consideration of diversity in identifying director nominees. Cempra focuses on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of Cempra stockholders. All those matters being equal, Cempra does and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites members of Cempra’s board of directors to submit nominations for director. In addition to candidates submitted by members of Cempra’s board of directors, director nominees recommended by stockholders will be considered. Stockholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy Cempra’s board of directors’ needs for specific expertise at that time. The Nominating and Governance Committee recommends to Cempra’s full board of directors nominees for election as directors at the annual meeting of stockholders.

Cempra’s bylaws permit any stockholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Cempra secretary. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of stockholders, you must give your notice not more than 90 days nor less than 60 days before the meeting. If the election is to be held at a special meeting of stockholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to stockholders. Your notice must include the following: (1) your name and address, as they appear on the Cempra books, and the name and residence address of the persons to be nominated; (2) the class and number of shares which you beneficially own; (3) whether and the extent to which you have engaged in any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for you, or to increase or decrease your voting power with respect to any share of Cempra stock; (4) a representation that you are a stockholder of record of Cempra entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (5) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (6) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Exchange Act, including any information required to be included in a proxy statement if the nominee had been nominated by Cempra’s board of directors; and (7) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No stockholder has nominated anyone for election as a director at this annual meeting.

Board Committees

Cempra’s board of directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee and a Nominating and Governance Committee. The Audit Committee consists of Mr. Gill (Chair), Mr. Dougherty and Dr. Kong. The Compensation Committee consists of Dr. Kong (Chair), Dr. Kent and Mr. Neff. The Nominating and Governance Committee consists of Dr. Goldstein (Chair), Mr. Dougherty and Mr. Johnson.

Cempra’s board of directors has undertaken a review of the independence of the directors and has determined that all directors except Dr. Zaccardelli are independent within the meaning of Section 5605(a)(2) of the NASDAQ Marketplace Rules and that Mr. Dougherty, Dr. Kong and Mr. Gill meet the additional test for independence for audit committee members imposed by the SEC, regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The members of the Compensation Committee are all independent within the meaning of Section 5606(a)(2) of the NASDAQ Marketplace Rules.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for these committees, which have been adopted by Cempra’s board of directors, contain a detailed description of the respective committee’s duties and responsibilities and are available on the Cempra website at www.cempra.com under the “Investor Relations—Corporate Governance” tab.

Audit Committee

The primary purpose of the Audit Committee is to assist Cempra’s board of directors in the oversight of the integrity of the accounting and financial reporting process, the audits of the Cempra consolidated financial statements, and Cempra’s compliance with legal and regulatory requirements. The Audit Committee is responsible for hiring the independent registered public accounting firm, reviewing and approving the planned scope of the annual audit and pre-approving all audit services and permissible non-audit services provided by the independent registered public accounting firm. Its role also includes meeting with management and the independent registered public accounting firm to review Cempra’s annual audited financial statements and quarterly financial statements. The Audit Committee monitors the integrity of Cempra’s financial statements, the performance of Cempra’s internal audit function and Cempra’s compliance with regulatory and legal requirements.

Compensation Committee

The primary purpose of the Compensation Committee is to assist Cempra’s board of directors in exercising its responsibilities relating to compensation of the executive officers and employees and to administer equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The Compensation Committee is responsible for reviewing and recommending to Cempra’s board of directors the compensation paid to directors, as well as designing and implementing compensation policies for key personnel, including executive officers and employees. Finally, the Compensation Committee has the authority to obtain, at Cempra’s expense, the advice and assistance of internal or external advisers, experts and others to assist the Committee.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee is to assist Cempra’s board of directors in promoting the best interests of Cempra and the Cempra stockholders through the implementation of sound corporate governance principles and practices. The Nominating and Governance Committee is also responsible for identifying and evaluating candidates to serve on Cempra’s board of directors, developing and recommending an annual self-evaluation process for Cempra’s board of directors and overseeing the self-evaluation process.

Information Regarding Meetings of the Board and Committees

The business of Cempra is under the general oversight of Cempra’s board of directors as provided by the laws of Delaware and Cempra’s bylaws. During the fiscal year ended December 31, 2016, Cempra’s board of directors held seven meetings and also conducted business by written consent, the Audit Committee held five meetings, the Compensation Committee held three meetings and the Nominating and Governance Committee held one meeting. Each director during 2016 attended at least 75% of Cempra’s board of directors’ meetings and the meetings of the committee on which he served, except for Mr. Neff who attended 71% of Cempra’s board of directors’ meetings and Dr. Kong who was absent from two Compensation Committee meetings.

Cempra does not have a formal written policy with respect to the attendance of members of its board of directors at the annual meetings of stockholders. To save on reimbursable travel expenses, none of the non-executive directors attended the 2016 annual meeting of stockholders.

Risk Oversight

Cempra’s board of directors is responsible for Cempra’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on general risk-management strategy, the most significant risks facing Cempra, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to the compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on Cempra. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to Cempra’s full board of directors as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

DIRECTOR COMPENSATION

Director Compensation in Fiscal 2016

The following table shows the compensation earned by each non-employee director of Cempra for the year ended December 31, 2016.

Name	Fees earned or paid in cash	Option Awards(1) (2)	All other compensation	Total
Michael R. Dougherty	$55,000	$294,242	$—	$349,242
David Gill	60,000	294,242	—	354,242
Dov Goldstein, M.D.	50,000	294,242	—	344,242
John H. Johnson	45,000	294,242	—	339,242
Richard Kent, M.D.	45,000	294,242	—	339,242
Garheng Kong, M.D., Ph.D.	97,500	353,090	—	450,590
P. Sherrill Neff	45,000	294,242	—	339,242
David Zaccardelli(3)	16,220	370,368	—	386,588

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement.
(2)	At December 31, 2016, the following directors held options to purchase common shares in the following amounts: Mr. Dougherty 70,000 shares; Mr. Gill, 85,000 shares; Dr. Goldstein, 24,158 shares; Mr. Johnson, 103,784 shares; Dr. Kent, 60,000 shares; Dr. Kong, 118,784 shares; Mr. Neff, 75,000 shares; and Dr. Zaccardelli, 25,000 shares.
(3)	Dr. Zaccardelli served as a non-employee director from August 10, 2016 to December 8, 2016. He became Cempra’s Acting Chief Executive Officer on December 9, 2016. For compensation received in 2016 in his position as Acting Chief Executive Officer, see the Summary Compensation Table.

Director Compensation Plan

Cempra’s board of directors, with the assistance of Pay Governance, LLC, or Pay Governance, an independent compensation consultant, has determined that compensation for directors should be a mix of cash and equity-based compensation. Beginning on January 1, 2016, the annual cash retainer for all members of Cempra’s board of directors was set at $40,000, the annual cash retainer for the chairman of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee was set at $20,000, $12,500, and $10,000, respectively. The additional retainer for members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee was set at $10,000, $5,000, and $5,000, respectively. Each director receives an initial grant of 25,000 option shares when first appointed to Cempra’s board of directors and thereafter annual grants of 15,000 option shares. The chairman of Cempra’s board of directors, if not a named executive officer, receives an additional annual grant of 3,000 option shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

With respect to reviewing and approving related-party transactions, the Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which Cempra is or may be a party in which the amount involved exceeds $120,000 annually, and in which any of the directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. The Audit Committee may approve a related-party transaction if it determines that the transaction is in Cempra’s best interests. Directors are required to disclose to the Audit Committee or Cempra’s full board of directors any potential conflict of interest, or personal interest in a transaction that Cempra’s board of directors is considering. Executive officers are required to disclose any related-party transaction to the Audit Committee. Cempra also polls the directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, Cempra strives to ensure that the transaction is approved in advance and, if not approved in advance, it must be submitted for ratification as promptly as practical.

In 2016, Cempra did not engage in any related-party transaction and, based on the procedures outlined above, as of the date of this proxy statement Cempra is not aware of any existing or potential related-party transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Cempra has designed Cempra’s executive compensation program to support Cempra’s business goals and promote the long term growth of Cempra. Specifically, the executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

Total compensation of each executive officer varies with overall attainment of corporate objectives as well as the performance of individual goals and objectives. The total compensation for each of Cempra’s executive officers is benchmarked against the total compensation of executive officers in comparable positions at a peer group of companies of similar size and market capitalization in the biopharmaceutical industry, with a goal of compensating Cempra’s executives appropriately and competitively. A portion of total compensation for Cempra’s executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress, commercial launch preparation, regulatory milestones and other operational and financial measures.

Additionally, Cempra provides a portion of Cempra’s executive compensation in the form of stock options and restricted stock units that vest and become exercisable over time, which Cempra believes helps to retain executives and to align their interests with those of Cempra stockholders by allowing executives to participate in the longer term success of Cempra. Cempra’s executive compensation program is structured to reflect the performance of Cempra overall by linking pay both to individual performance and to the achievement of pre-determined corporate objectives and goals. Cempra believes that executive compensation should help to attract, retain and motivate those executives Cempra depends on for its current and future success.

On December 9, 2016, Prabhavathi Fernandes, Ph.D., retired from her position as Cempra’s Chief Executive Officer and Dr. Zaccardelli became Cempra’s Acting Chief Executive Officer.

Overview

This CD&A explains Cempra’s compensation philosophy, policies and practices with respect to Cempra’s Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer, Chief Medical Officer and Executive Vice President, Investor Relations and Corporate Communications, who are Cempra’s only executive officers and who Cempra refers to as named executive officers. Cempra’s board of directors has delegated responsibility for creating and reviewing the compensation of Cempra’s entire senior management team, including the named executive officers, to the Compensation Committee of Cempra’s board of directors. The role of the Compensation Committee is to oversee Cempra’s compensation and benefit plans and policies, to administer Cempra’s equity incentive plans and to review and make recommendations to Cempra’s board of directors, generally on an annual basis, regarding all compensation decisions for the named executive officers.

The Chief Executive Officer and Chief Financial Officer attend Compensation Committee meetings by invitation to provide input with respect to compensation and performance assessments of executive officers.

Compensation Objectives

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate executive officers who will make important contributions to the achievement of Cempra’s business goals and success;

•	have a substantial portion of each officer’s compensation contingent upon Cempra’s performance as well as upon his or her own level of performance and contribution towards Cempra’s performance and long-term strategic goals; and

•	align the interests of Cempra’s executives with Cempra’s corporate strategies, business objectives and the long-term interests of Cempra’s stockholders.

Cempra’s Compensation Committee has engaged Pay Governance, an independent compensation consultant, to review Cempra’s executive compensation programs on an annual basis. In late 2016, the Compensation Committee, with the assistance of Pay Governance, updated Cempra’s peer group of 15 public companies, which group was used by Pay Governance to conduct an executive compensation study. The composition of the peer group was based on the following criteria: (i) companies operating in a similar industry sector, (ii) publicly traded companies, (iii) companies of similar size, and (iv) companies of similar business operation and stage of research and development. The peer group companies considered by the Compensation Committee are:

Alder Biopharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	Insmed Incorporated
ARIAD Pharmaceuticals, Inc.	Novavax, Inc.
BioCryst Pharmaceuticals, Inc.	Ophthotech Corporation
Celldex Therapeutics, Inc.	Portola Pharmaceuticals, Inc.
Clovis Oncology, Inc.	Tesaro, Inc.
Enanta Pharmaceuticals, Inc.	Theravance Biopharma, Inc.
FibroGen, Inc.

The Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects Cempra’s particular facts and circumstances over the period of time for which the information is available. Market benchmarks is one element considered by the Compensation Committee when making compensation decisions.

Cempra is required to conduct periodic say-on-pay votes. The 2015 executive compensation was approved by Cempra stockholders on an advisory basis by approximately 99% of the shares cast at the 2016 annual meeting of stockholders. The Compensation Committee intends to use information provided from the peer group review the result of the say-on-pay vote, as well as information gathered by the Compensation Committee as it has done in the past, to guide Cempra’s policies and procedures relating to executive compensation.

Based on these overall objectives and philosophy, the Compensation Committee has designed an executive compensation program that generally seeks to bring base salaries and total executive compensation in line with the companies at a similar stage of clinical development represented in the compensation data Cempra reviews. The program allows the Compensation Committee to determine each component of an executive’s compensation based on a number of factors, including (a) the executive’s overall experience and skills (with an emphasis on particular industry experience), (b) the executive’s position and responsibilities in comparison to other executives at Cempra, (c) individual performance, and (d) the demand within Cempra’s market for the executive’s skills relative to other executives in Cempra’s industry.

Compensation Governance Highlights

Cempra’s executive compensation program for the named executive officers includes key features that align their interests with Cempra’s business strategies and goals, as well as the interests of Cempra stockholders.

What Cempra does

✓	Design Cempra’s executive compensation program to align pay with performance

✓	Use equity for long-term incentive, or LTI, awards

✓	Utilize an independent compensation consultant

✓	Provide change in control benefits under double-trigger circumstances only

✓	Maintain a 100% independent Compensation Committee

✓	Review Cempra’s peer group companies annually to obtain comparative compensation information

✓	Provide limited perquisites

✓	Require designated levels of stock ownership for executive officers and directors over time

What Cempra doesn’t do

×	Provide excise tax gross-ups

×	Allow hedging, pledging or shorting of Cempra stock by any employee or director

×	Re-price or buyback stock options

×	Provide guaranteed bonuses

Components of the Executive Compensation Program

The principal components of the executive compensation program are base salary, annual bonus, and LTI. The Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, Cempra’s recruiting and retention goals, internal equity and consistency, and other information Cempra deems relevant. Cempra believes that in the pharmaceutical industry, and for clinical stage companies, stock option and restricted stock unit awards are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses. Cempra’s board of directors, generally based on a recommendation of the Compensation Committee, approves all salary increases, as well as bonuses and stock option and restricted stock unit awards, if any, for the named executive officers. Annual base salary increases, annual bonuses, and LTI, to the extent granted, are generally implemented during the first calendar quarter of the year.

Annual Salaries. Cempra provides base salaries for the named executive officers to compensate them for their services rendered during the fiscal year. Base salaries for the named executive officers have been established based on their position and scope of responsibilities, their prior experience and training, and competitive market compensation data Cempra reviews for similar positions in Cempra’s industry. Base salaries are reviewed periodically and may be increased for merit reasons based on the executive’s performance, for retention reasons or if the base salary is not competitive to salaries paid by comparative companies for similar positions. Additionally, Cempra may adjust base salaries throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Annual Cash Bonus. Cempra has also implemented an annual cash incentive performance program, under which annual corporate goals are proposed by management and approved by the Compensation Committee at the start of each calendar year. These corporate goals include the achievement of qualitative operational goals and predefined research and development milestones. Each goal is weighted as to importance by the Compensation Committee. The individual performance of the named executive officers is based on the level of achievement of a combination of corporate goals and goals related to their respective areas of responsibility. Annual cash bonuses granted to the named executive officers are tied to the achievement of these corporate goals. Additionally, Cempra’s board of directors or the Compensation Committee may increase or decrease a named executive officer’s bonus payment (above or below the target) based on its assessment of Cempra’s and the named executive officer’s individual performance during the year.

Pursuant to her employment agreement, Dr. Fernandes was entitled to a 2016 annual target cash bonus opportunity of not less than 50% of her salary. Pursuant to his employment agreement, Dr. Zaccardelli is eligible for an annual incentive bonus for calendar years during his term, beginning in 2017, with a target bonus equal to 60% of his base salary. Cempra’s other named executive officers are not entitled to any bonus unless Cempra’s board of directors provides them. For 2016, Cempra’s board of directors established for Dr. Fernandes a bonus of up to 60% of her salary and bonuses of 40% for each of Mr. Bluth, Mr. Hahn, Mr. Moore and Dr. Oldach.

Long-Term Incentives. Cempra’s equity-based LTI program is designed to align the named executive officers’ long-term incentives with stockholder value creation. Cempra believes that long-term participation by Cempra’s officers and employees, including the named executive officers, in equity-based awards is a critical factor in the achievement of long-term company goals and business objectives. Cempra’s 2006 Plan allowed and the 2011 Plan allows the grant to officers and employees of stock options, as well as other forms of equity incentives, as part of Cempra’s overall compensation program. Cempra’s practice is to make annual stock option awards as part of Cempra’s overall performance management program at the beginning of each calendar year. In December 2016, Cempra also began granting restricted stock units as part of Cempra’s overall performance management program. Typically, these grants are made to ensure the officer’s average equity and option amounts are in line with similar positions at comparable companies. As with base salary and initial equity award determinations, a review of all components of the officer’s compensation is conducted when determining annual equity awards to ensure that an officer’s, including each named executive officer, total compensation conforms to Cempra’s overall philosophy and objectives.

2016 Executive Compensation

In 2016, the named executive officers’ total compensation was distributed between base salary, LTI, which includes option awards, and short-term incentives, or STI, which includes non-equity incentive plan compensation and all other benefits. The charts below depict the relative distributions of these three compensation components for the Chief Executive Officer and the other named executive officers.

2016 Performance Objectives and Achievement

The 2016 performance goals were determined by Cempra’s compensation committee in the first quarter of the year and consisted of:

•	Submitting NDAs to the FDA and a marketing authorization application, or MAA, to the European Medicines Agency, or EMA, for oral and IV solithromycin

•	Preparing Cempra for the potential commercial launch of solithromycin

•	Successfully completing the FDA Antimicrobial Drugs Advisory Committee, or AMDAC, review of solithromycin

•	Achieving FDA approval for solithromycin

•	Achieving a full enrollment of patients in a Phase 3 ABSSSI trial and a specified level of enrollment of patients in a BJI study

•	Launching the pediatric Phase 2/3 trial for solithromycin and achieving a specified level of enrollment, and

•	Executing on certain business development and financial performance goals

While Cempra achieved the majority of the goals defined by the Compensation Committee for 2016, Cempra only partially achieved the goal of successfully completing an FDA advisory committee review of solithromycin, and Cempra did not achieve the goal of FDA approval for solithromycin because Cempra received a CRL from the FDA.

A discussion of Cempra’s specific performance against its 2016 goals is as follows.

Submitting NDAs and an MAA for oral and IV solithromycin

•	This goal was fully achieved with the submissions of solithromycin NDAs to the FDA and MAAs to the EMA in the second quarter of 2016. The FDA accepted the NDAs for review, and the EMA validated the MAA, in the third quarter of 2016.

Preparing Cempra for the potential commercial launch of solithromycin

•	In the first and second quarters of 2016, Cempra successfully hired a sales leadership team of 26 professionals with significant sales leadership experience in the pharmaceutical industry.

•	In addition, Cempra built a team of 14 Medical Science Liaisons, a team of seasoned marketing, sales operations and managed care experts as well as a small commercial infrastructure support team.

•	Internal business processes and systems were developed and implemented to support the potential launch of solithromycin.

•	The Compensation Committee recognized the substantial preparation and readiness of the commercial organization to support a potential launch of solithromycin in 2017, but because by the end of 2016 it was clear that the launch would not occur as planned in 2017, the Compensation Committee felt this goal was only partially achieved.

Successfully completing an FDA advisory committee review of solithromycin

•

In November 2016, the majority of AMDAC voted (7-6) that efficacy results of solithromycin outweigh the risks for the treatment of CABP. Members of AMDAC voted unanimously (13-0) that there was substantial evidence of the efficacy of solithromycin for CABP. AMDAC also voted (12-1) that the risk of hepatotoxicity with solithromycin had not been adequately characterized and discussed a variety of potential approaches to further characterize the existing liver safety information on solithromycin.

•	Based on this outcome, the Compensation Committee determined the goal was partially achieved.

Achieving FDA approval for solithromycin

•	Based on the CRL received by the FDA in December 2016, this goal was not achieved.

Achieving full enrollment of patients in a Phase 3 ABSSSI trial and a specified level of enrollment of patients in a BJI study

•	This goal was fully achieved with the Phase 3 ABSSSI trial completing enrollment ahead of plan and the BJI study achieving its specified enrollment level.

Launching the pediatric Phase 2/3 trial for solithromycin and achieving a specified level of enrollment

•	The Compensation Committee determined that this objective was partially met with the trial launching as planned but with lower than desired enrollment through the end of the year.

Executing on certain business development and financial performance goals

•	Because Cempra’s spending in 2016 was within the pre-defined budget parameters set by Cempra’s board of directors, the Compensation Committee determined that Cempra achieved this goal.

•	The Compensation Committee evaluated Cempra’s performance against specific pre-determined business development objectives and determined that Cempra achieved this goal.

In January of each year, the executive officers define their own personal goals for the year, which are then reviewed and approved by the Chief Executive Officer. Each executive officer’s personal goals are related to their role and responsibilities with the company. In December, each executive officer evaluates his or her progress on their personal goals. The Chief Executive Officer reviews each executive officer’s self-evaluation and determines the appropriate percentage achieved to award each executive.

The following table sets forth information concerning each named executive officer’s target cash bonus achievement level in 2016.

Named Executive Officer	Total Weight of Company Goals	Percentage of Company Goals Achieved	Total Weight of Personal Goals	Percentage of Personal Goals Achieved	Total Percentage of Bonus Achieved
David Zaccardelli, Pharm.D(1)	—	—	—	—	—
Prabhavathi Fernandes, Ph.D.(2)	—	—	—	—	—
Mark Hahn	75%	48%	25%	25%	73%
David Moore	75%	48%	25%	23%	71%
David Oldach, M.D.	75%	48%	25%	21%	69%
John Bluth(3)	75%	48%	25%	25%	73%

(1)	Dr. Zaccardelli will be eligible for an annual incentive bonus beginning in 2017.
(2)	In lieu of Dr. Fernandes’s pro-rated annual bonus due under her employment agreement, Cempra paid Dr. Fernandes a bonus for 2016 in the amount of $280,260.
(3)	Mr. Bluth received a pro-rated annual bonus to reflect his partial year of service.

Other Compensation

Cempra maintains limited broad-based benefits and perquisites that are provided to all eligible employees, including health insurance, life and disability insurance, dental insurance and paid vacation.

Compensation Consultant Agreement

The Compensation Committee of Cempra’s board of directors has engaged Pay Governance to, among other things, review and analyze Cempra’s compensation program. Pay Governance reports directly to the Compensation Committee and has regular meetings with the chairperson of the Compensation Committee.

Pay Governance does not provide any other services to Cempra. The Compensation Committee has reviewed the nature of the relationship with its independent compensation consultants and determined that there were no conflicts that impacted the advice and guidance provided to the Compensation Committee.

Stock Ownership Requirements

Cempra adopted stock ownership guidelines for certain executive officers and directors on February 25, 2016, with the objective of more closely aligning the interests of certain executive officers with those of Cempra stockholders. The stock ownership guidelines will require the Chief Executive Officer to hold shares of Cempra common stock with a market value of five times his or her annual base salary and will require the Chief Financial Officer, Chief Commercial Officer and Chief Medical Officer to hold two times their respective annual base salaries. Each director will be required to hold Cempra common stock with a market value of four times his or her annual cash retainer. The stock ownership guidelines will be applicable at the later of (i) five years after the date the executive officer or director assumes his or her position or (ii) five years from the date of adoption of the stock ownership guidelines. Dr. Zaccardelli, a director and the Acting Chief Executive Officer, is subject to the stock ownership requirements for the directors.

Anti-Hedging and Anti-Pledging Policy

In 2015, Cempra’s board of directors adopted an anti-hedging and anti-pledging policy. The anti-hedging and anti-pledging policy aligns the interests of Cempra’s directors, executive officers and employees who are equity grant recipients with Cempra stockholders. The policy prohibits Cempra’s directors, executive officers, and employees who are equity grant recipients from engaging in any transaction which could hedge or offset decreases in the market value of Cempra common stock, including the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in Cempra’s securities. Additionally, directors and executive officers are prohibited from pledging Cempra’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Employment and Severance Agreements

On August 9, 2013, Cempra entered into an employment agreement with Dr. Fernandes. On October 13, 2015, Cempra amended Dr. Fernandes’s employment agreement. On December 9, 2016, Cempra entered into a retirement and consulting agreement with Dr. Fernandes whereby, for one year, subject to monthly extension by mutual agreement, she will provide consulting services to Cempra for up to 20 hours per week. For her consulting work, Cempra will pay Dr. Fernandes $35,000 per month. In addition, all of Dr. Fernandes’s stock options will continue to vest during the consulting period.

Upon her retirement, Dr. Fernandes became entitled to the severance payments and benefits described in Section 10(d) of her employment agreement and the other benefits described in Section 4 of that agreement, as amended. In consideration of her waiver of the notice period provided under her employment agreement, Cempra paid Dr. Fernandes $45,000. In lieu of her pro-rated annual bonus due under her employment agreement upon a termination of employment, Cempra paid Dr. Fernandes an annual bonus for 2016 in the amount of $280,260. Cempra will continue to pay Dr. Fernandes her base salary for 18 months, at the current annual rate of $540,000. In addition, Cempra will pay Dr. Fernandes an amount equal to one and one half times her target bonus, based upon the average percentage of achievement of target objectives for the prior three years, which amount is

$420,390, payable in 18 equal monthly payments. Cempra will pay to Dr. Fernandes an amount equal to her applicable COBRA premiums for 18 months. If Dr. Fernandes dies prior to receiving any or all payments or benefits due her under the employment agreement, then Cempra will pay them to her estate. Upon the conclusion of the consulting period, all of Dr. Fernandes’s then outstanding and unvested stock options will become fully vested. In addition, if the consulting period ends prior to December 9, 2018, those stock option awards will remain outstanding and exercisable until December 9, 2018, notwithstanding the termination of her employment and consulting services. In the event that after December 9, 2016 there occurs a “Change in Control” (as defined in the 2011 Equity Incentive Plan), then (i) upon such Change in Control all of Dr. Fernandes’s then outstanding and unvested stock options will become immediately vested and exercisable and (ii) all unpaid consulting fees will become immediately due and payable, within 10 business days following such Change in Control.

Cempra also amended the non-compete provision contained in Dr. Fernandes’s employment agreement to provide that, within the Restricted Territory (as defined in Section 7(b) of the agreement, and during the period set out in such section), Dr. Fernandes will not engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that develops, manufactures, markets, licenses or sells any pharmaceutical antibiotic products that either (1) involve macrolides or fusidic acid or (2) compete with the products being sold or developed by Cempra either during her employment with Cempra or during the consulting period in any management or executive role in which she would perform duties that are the same or substantially similar to those duties actually performed by her for Cempra prior to the termination of her employment or in any position where she or such business or enterprise would benefit from her use or disclosure of Cempra’s proprietary information.

In connection with the hiring of Dr. Zaccardelli, Cempra entered into an Executive Employment Agreement with him. The agreement provides for successive one month terms, unless either party gives at least ten business days’ prior notice of non-renewal. If requested by Cempra’s board of directors, Dr. Zaccardelli will resign as Acting Chief Executive Officer. Dr. Zaccardelli will be paid a base salary at the annual rate of $540,000 during his employment.

Pursuant to his employment agreement, Dr. Zaccardelli is eligible for an annual incentive bonus for calendar years during his term, beginning in 2017, with a target bonus equal to 60% of his base salary. This bonus will be subject to achievement of objectives established by Cempra’s board of directors, consistent with those established for Cempra’s senior management team. In the event that Dr. Zaccardelli’s employment ends during a calendar year, he will remain eligible for a pro-rata annual incentive bonus for the portion of the year during which he was employed, based on actual performance.

Dr. Zaccardelli will remain a director of Cempra, but will not receive any compensation for serving in that capacity while employed as Cempra’s Acting Chief Executive Officer. Effective with his employment, Dr. Zaccardelli resigned as a member of the Compensation Committee.

On May 23, 2014, Cempra entered into a change in control severance agreement with each of Mark Hahn, Cempra’s Executive Vice President and Chief Financial Officer, and David Moore, Cempra’s President and Chief Commercial Officer. On October 13, 2015, Cempra entered into a change in control severance agreement with David W. Oldach, Cempra’s Chief Medical Officer, and amended both of Mark Hahn and David Moore’s change in control severance agreements. On August 1, 2016 Cempra entered into a change in control severance agreement with John D. Bluth. The four agreements are substantively identical. Pursuant to the severance agreements, if the executive’s employment is terminated without “cause” (as defined in the severance agreement) or he resigns for “good reason” (as defined in the severance agreement) within 12 months of a “change in control” of Cempra (as defined in the severance agreement), then, provided (i) such termination results in the executive incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) the executive has not breached the severance agreement or the previously executed confidentiality and assignment of inventions agreement, and (iii) conditioned upon his execution of an effective release, Cempra will pay the executive an amount equal to his then-current base salary for a period of 12 months and a lump sum payment of a pro rata bonus based upon the executive’s target bonus amount for the year of his termination, plus reimbursement of COBRA premiums for the lesser of 12 months or until he becomes eligible for insurance benefits from another employer. However, Cempra has the option to terminate COBRA payments following a termination, and instead pay a lump sum amount equal to the remaining payments owed under the change in control severance agreement. In addition, all of the executive’s outstanding and unvested stock options and other equity in Cempra would become immediately and fully exercisable. If his employment is terminated due to his death, “disability” (as defined in the severance agreement), for “cause” by Cempra, he resigns without “good reason” or the term of the severance agreement expires without renewal, the executive will not be entitled to any additional compensation under the severance agreement beyond that which had accrued as of the date of termination. The severance agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Code will be paid or provided to the executive before the day that is six months plus one day after the termination date. In addition, if an excess parachute payment would be made to the executive in the event of a change in control, Cempra may, at its election, reduce the amounts to be paid to the executive to the extent necessary to avoid its treatment as an excess parachute payment under the Code. The executive is subject to non-competition and non-solicitation provisions for a period of 12 months following his termination and a non-disparagement provision at all times during and after his employment as a condition to receiving severance payments. If any of the non-competition, non-solicitation or non-disparagement provisions are breached, Cempra has the right to injunctive relief and to terminate remaining payment obligations and the executive is obligated to repay any amounts previously paid under the severance agreement, in addition to paying to Cempra any benefits derived from any transaction in breach of these provisions. The severance agreement has an initial term of five years and will automatically renew thereafter for additional one-year terms unless Cempra provides the executive with notice of nonrenewal at least 90 days prior to the end of the initial five-year term or any additional one-year term.

On June 26, 2017, Cempra entered into a Change in Control Severance Agreement with Dr. Zaccardelli and also entered into an Amended and Restated Change in Control Severance Agreement with each of Mr. Hahn, Dr. Oldach and Mr. Bluth. The terms of all of the severance agreements are described on pages 93 to 94 of this proxy statement.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation Cempra pays to the named executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of Cempra’s compensation programs. Rather, Cempra seeks to maintain flexibility in how Cempra compensates its executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, Cempra may be limited in its ability to deduct amounts of compensation from time to time. Accounting rules require Cempra to expense the cost of stock option grants. Because of option expensing and the impact of dilution on stockholders, Cempra pays close attention to, among other factors, the type of equity awards Cempra grants and the number and value of the shares underlying such awards.

Pension Benefits

Cempra does not maintain any qualified or non-qualified defined benefit plans. As a result, none of the named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by Cempra. The Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in Cempra’s best interests.

Nonqualified Deferred Compensation

None of the named executive officers participate in or have account balances in nonqualified defined contribution plans or other non-qualified deferred compensation plans maintained by Cempra. The Compensation Committee may elect to provide Cempra’s officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in Cempra’s best interests.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or accrued to the named executive officers in 2014, 2015 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option awards(1) ($)	Non-equity incentive plan compensation(2) ($)	All other compensation(3) ($)	Total ($)
David Zaccardelli, Pharm.D.(4) Director and Acting Chief Executive Officer	2016	32,884	—	385,000	826,554	—	—	1,244,438
Prabhavathi Fernandes, Ph.D.(5) Former Director, President and Chief Executive Officer	2016	517,500	280,260	—	3,600,934	—	55,047	4,453,741
	2015	510,000	—	—	2,015,472	199,410	52,737	2,777,619
	2014	475,000	—	—	1,604,915	205,112	50,700	2,335,727
Mark Hahn Executive Vice President and Chief Financial Officer	2016	375,000	—	—	1,170,299	109,500	29,727	1,684,526
	2015	350,000	—	—	699,955	97,633	27,832	1,175,420
	2014	325,001	—	—	550,257	100,620	31,233	1,007,111
David Moore(6) Former President, Executive Vice President and Chief Commercial Officer	2016	375,000	—	—	1,170,299	106,500	24,037	1,675,836
	2015	330,000	—	—	548,982	90,899	12,806	982,687
	2014	300,000	—	—	889,902	181,833	13,498	1,385,233
David Oldach, M.D.(7) Chief Medical Officer	2016	350,000	—	—	900,243	96,600	25,304	1,372,147
	2015	300,000	—	—	347,237	84,210	23,090	754,537
John Bluth(8) Executive Vice President, Investor Relations and Corporate Communications	2016	108,330	—	—	628,997	31,633	6,938	775,898

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, which documents are attached as Annexes B-1 and B-2 to this proxy statement.
(2)	Non-equity incentive plan compensation represents amounts earned in 2014, 2015 and 2016 as annual performance awards, which were paid in 2015, 2016 and 2017, respectively.
(3)

These amounts represent the following in 2014, 2015 and 2016, respectively: Dr. Fernandes, $10,400, $10,600 and $10,600 in 401(k) matching contributions, $3,762, $2,906 and $2,909 in life, disability, and accidental death and dismemberment insurance premiums paid by Cempra on her behalf, and $36,538, $39,231 and $41,538 in unused paid time off; Mr. Hahn, $10,400, $10,600 and $10,600 in 401(k) matching contributions, $3,970, $3,259 and $3,262 in life, disability, and accidental death and dismemberment insurance premiums paid by Cempra on his behalf, and $16,863, $13,973 and $15,865 in unused paid time off; Mr. Moore, $9,500, $10,600 and $10,600 in 401(k) matching contributions, and $3,998, $1,571 and $3,341 in life, disability, and accidental death and dismemberment insurance premiums paid by Cempra on his behalf, and $0, $635 and $10,096 in unused paid time off; Dr. Oldach, $10,600 and $10,600 in 401(k) matching contributions, $3,259 and $3,262 in life, disability, and accidental death and dismemberment insurance premiums paid by Cempra on his behalf, and $9,231 and $11,442 in unused paid time off; and Mr. Bluth, $0 in 401(k) matching contributions, $1,088 in life, disability, and accidental death and dismemberment insurance premiums paid by Cempra on his behalf, and $5,850 in unused paid time off.
(4)	Dr. Zaccardelli became Cempra’s Acting Chief Executive Officer in December 2016. Dr. Zaccardelli received a pro-rated annual salary and annual bonus to reflect his partial year of service.
(5)	Dr. Fernandes retired in December 2016.
(6)	Mr. Moore became Cempra’s President in December 2016. He resigned in May 2017.
(7)	Dr. Oldach became a named executive officer in 2015.
(8)	Mr. Bluth became Cempra’s Executive Vice President, Investor Relations and Corporate Communications in August 2016. Mr. Bluth received a pro-rated annual salary to reflect his partial year of service.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards made to the named executive officers in 2016. The only plan-based awards granted were stock options and restricted stock units; no non-equity awards were granted that are subject to conditions of future payout. All stock options granted to the named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each stock option granted to the named executive officers was equal to the fair market value of Cempra common stock as determined in good faith by Cempra’s board of directors on the date of the grant. All stock options and restricted stock units listed below were granted under the 2011 Equity Incentive Plan.

Name	Grant date	Number of shares of stock or units(1) (#)	Number of securities underlying options(2) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(3) ($)
David Zaccardelli, Pharm.D.	12/9/2016	—	150,000	$7.70	$826,554
	12/9/2016	50,000	—	—	$385,000
Prabhavathi Fernandes, Ph.D.	1/1/2016	—	183,570	$31.13	$3,600,934
Mark Hahn	1/1/2016	—	59,660	$31.13	$1,170,299
David Moore	1/1/2016	—	59,660	$31.13	$1,170,299
David Oldach, M.D.	1/1/2016	—	45,893	$31.13	$900,243
John Bluth	8/5/2016	—	40,000	$24.14	$628,997

(1)	Dr. Zaccardelli was the only named executive officer to be granted restricted stock units in 2016. Dr. Zaccardelli’s restricted stock units will vest in full on December 9, 2017.
(2)	The named executive officers were each granted the number of options provided next to their names in the table. The option grants to each named executive officer vests according to the following schedule: 1/48th of the shares vest at the end of each month, beginning after January 1, 2016. Dr. Zaccardelli’s 12/9/2016 options vest 1/12th monthly at the end of each month, beginning after 12/9/2016. Mr. Bluth’s 8/5/2016 options vest according to the following schedule: 1/4th of the shares vest on 08/01/2017; and 1/36th of the remaining shares vest at the end of each month over the next 36 months.
(3)	The grant date fair value of the restricted stock and option awards is calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table contains certain information concerning unexercised options for the named executive officers as of December 31, 2016.

OPTION AWARDS

Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
David Zaccardelli, Pharm.D.(1)	12/9/2016	12,500	137,500	7.70	12/8/2026
	8/10/2016	10,417	14,583	22.77	8/9/2026
Prabhavathi Fernandes, Ph.D.(1)	1/1/2016	45,893	137,677	31.13	12/31/2025
	1/1/2015	66,744	66,755	23.51	12/31/2024
	1/8/2014	78,484	31,250	13.10	1/7/2024
	1/8/2014	—	50,000	13.10	1/7/2024
	3/7/2013	50,000	—	6.64	3/6/2023
	1/18/2013	150,000	—	6.63	1/17/2023
	3/20/2012	73,754	—	7.62	3/19/2022
	12/8/2010	40,698	—	2.09	12/7/2020
	7/28/2010	34,133	—	2.09	7/28/2020
	8/10/2009	64,194	—	2.09	8/9/2019
	6/3/2008	54,273	—	2.47	6/3/2018
Mark Hahn(1)	1/1/2016	14,915	44,745	31.13	12/31/2025
	1/1/2015	23,184	23,179	23.51	12/31/2024
	1/8/2014	33,750	11,250	13.10	1/7/2024
	1/8/2014	—	15,000	13.10	1/7/2024
	1/18/2013	50,000	—	6.63	1/17/2023
	3/20/2012	25,000	—	7.62	3/19/2022
	12/8/2010	9,074	—	2.09	12/7/2020
	7/28/2010	7,643	—	2.09	7/28/2020
	2/2/2010	46,890	—	2.09	2/1/2020
David Moore(1)	1/1/2016	14,915	44,745	31.13	12/31/2025
	1/1/2015	18,192	18,171	23.51	12/31/2024
	1/2/2014	62,500	37,500	12.79	1/1/2024
David Oldach, M.D.(1)	1/1/2016	11,473	34,420	31.13	12/31/2025
	1/1/2015	11,500	11,500	23.51	12/31/2024
	1/8/2014	5,625	1,875	13.10	1/7/2024
	3/7/2013	10,000	—	6.64	3/6/2023
	1/18/2013	14,087	—	6.63	1/17/2023
	3/21/2012	20,000	—	7.47	3/20/2022
	3/1/2011	16,347	—	2.28	3/2/2021
John Bluth(1)	8/5/2016	—	40,000	24.14	8/04/2026

(1)

In respect of the award of 150,000 shares granted on December 9, 2016 to Dr. Zaccardelli, 1/12th of the shares vest monthly, beginning after December 9, 2016. In respect of the award of 25,000 shares granted on August 10, 2016 to Dr. Zaccardelli, 1/12th of the options vest at the end of each month over 12 months, beginning after August 10, 2016. In respect of the award of 40,000 shares granted on August 5, 2016 to Mr. Bluth, 1/4th of the shares vest on 08/01/2017; and 1/36th of the remaining shares vest at the end of each month over the next 36 months. In respect of the awards for 183,570 shares, 59,660 shares, 59,660 shares and 45,893 shares granted on January 1, 2016 to Dr. Fernandes, Mr. Hahn, Mr. Moore and Dr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2016. In respect of the awards for 133,499 shares, 46,363 shares, 36,363 shares and 23,000 shares granted on January 1, 2015, to Dr. Fernandes, Mr. Hahn, Mr. Moore and Dr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2015. In respect of the awards for 50,000 shares and 15,000 shares granted on January 8, 2014, to Dr. Fernandes and Mr. Hahn, respectively, 1/24th of the options vest at the end of each month over 24 months, beginning on January 1, 2017. In respect of the awards for 125,000 shares, 45,000 shares and 7,500 shares granted on January 8, 2014, to Dr. Fernandes, Mr. Hahn and Dr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2014. In respect of the award for 100,000 shares granted on January 2, 2014, to Mr. Moore, 1/4th of the options vested immediately and 18,750 options vest in four annual installments beginning on the one year anniversary of the vesting commencement date.

STOCK AWARDS

Name	Number of restricted shares or restricted units of stock that have not vested (#)	Market value of restricted shares or restricted units of stock that have not vested ($)(1)
David Zaccardelli, Pharm.D.(2)	50,000	140,000
Prabhavathi Fernandes, Ph.D.	—	—
Mark Hahn	—	—
David Moore	—	—
David Oldach, M.D.	—	—
John Bluth	—	—

(1)	The market value equals the fair market value of the shares that could be acquired based on the closing sale price per share of Cempra common stock on the NASDAQ Global Market on December 30, 2016, which was $2.80.
(2)	In respect of the awards for 50,000 restricted stock units to Dr. Zaccardelli, each restricted stock unit represents a contingent right to receive one share of common stock and all restricted stock units vest in full on December 9, 2017, subject to continued employment or service on Cempra’s board of directors.

Extension of Option Exercise Period

On August 8, 2017, Cempra’s board of directors amended the outstanding options held by individuals subject to the voting and lock-up agreements with Melinta to extend the period in which each such option may be exercised pursuant to the terms of its respective option agreement by 90 days after the first date on which such individual is no longer subject to the restrictions imposed by the voting and lock-up agreement (but in no event shall such period extend beyond the earlier of (a) the expiration date of such option, or (b) the tenth anniversary of the date of grant of such option).

Option Exercises

There were no exercises of options by the named executive officers in 2016. No shares were acquired upon the vesting of restricted stock units in 2016.

Option Repricings

Cempra did not engage in any repricings or other modifications to any of the named executive officers’ outstanding options during the year ended December 31, 2016.

Potential Payments on Termination and Change of Control

If a change in control had occurred and a named executive officer had been terminated without cause or had resigned with good reason, such that the severance payments called for in the change in control severance agreements for the named executive officers had been triggered on December 31, 2016, Cempra would have been obligated to make the following payments:

Name	Benefit	Termination without cause or resignation for good reason within 12 months of a change in control
David Zaccardelli, Pharm.D.(1)	Cash payment	$-0-
Acting Chief Executive Officer	Bonus	$-0-
	Continuation of benefits	$-0-
	Vesting of Options	$-0-
	Total	$-0-

Prabhavathi Fernandes, Ph.D.(2)	Cash payment(3)	$1,275,000
Former President and	Bonus	$700,650
Chief Executive Officer	Continuation of benefits(4)	$16,390
	Vesting of Options(5)	$-0-
	Total	$1,230,290

Mark Hahn	Cash payment(3)	$375,000
Chief Financial Officer	Bonus	$150,000
	Continuation of benefits(4)	$9,396
	Vesting of Options(5)	$-0-
	Total	$534,396

David Moore	Cash payment(3)	$375,000
Former President and	Bonus	$150,000
Chief Commercial Officer	Continuation of benefits(4)	$13,476
	Vesting of Options(5)	$-0-
	Total	$538,476

David Oldach, M.D.	Cash payment(3)	$350,000
Chief Medical Officer	Bonus	$140,000
	Continuation of benefits(4)	$13,476
	Vesting of Options(5)	$-0-
	Total	$503,476

John Bluth	Cash payment(3)	$260,000
Executive Vice President,	Bonus	$43,333
Investor Relations and Corporate	Continuation of benefits(4)	$13,476
Communications	Vesting of Options(5)	$-0-
	Total	$316,809

(1)	Dr. Zaccardelli was not subject to a change in control severance agreement until June 2017.
(2)	The $420,000 consulting fee payment due to Dr. Fernandes becomes immediately due and payable within ten business days following such change in control and does not require termination without cause or resignation for good reason. The remaining cash payment consists of a one time $45,000 executive waiver fee and continued salary payments and target bonus payments made in equal installments over 18 months, in accordance with Dr. Fernandes’ retirement agreement.
(3)	The cash payments are made in equal installments over 12 months.

(4)	Amounts shown for continuation of benefits represent reimbursement of COBRA premiums for 12 months (18 months for Dr. Fernandes) or until the named executive officer is eligible for employment benefits from another employer.
(5)	This number assumes all outstanding unvested options as of December 31, 2016 held by each named executive officer would vest. The aggregate value reported is based on the spread between the closing stock market price the NASDAQ Global Market of $2.80 on December 31, 2016 and the respective exercise price for each option granted. The exercise price of all executive officer unvested options exceeded the closing stock market price on December 31, 2016.

Pursuant to the retirement and consulting agreement between Cempra and Dr. Prabhavathi Fernandes, in the event that after December 9, 2016 there occurs a change in control, then (i) upon such change in control all of Dr. Fernandes’s then outstanding and unvested stock options will become immediately vested and exercisable and (ii) all unpaid consulting fees will become immediately due and payable, within 10 business days following such change in control. Dr. Fernandes is subject to non-competition and non-solicitation provisions for a period of 18 months following her termination and a non-disparagement provision at all times during and after her employment. If any of the non-competition, non-solicitation or non-disparagement provisions are breached, Cempra has the right to injunctive relief and Dr. Fernandes is obligated to pay to Cempra any benefits derived from any transaction in breach of these provisions. For more information on these agreements, see the section entitled “Compensation Discussion and Analysis—Employment and Severance Agreements” beginning on page 201 of this proxy statement.

At December 31, 2016, Cempra did not have any agreements with any named executive officers that contemplated severance payments upon a termination that is not within 12 months of a change in control.

For more information on the severance agreements entered into with each of Mark W. Hahn, David Moore, David W. Olach and John D. Bluth prior to December 31, 2016, see the section entitled “Compensation Discussion and Analysis—Employment and Severance Agreements” beginning on page 201 of this proxy statement. Cempra entered into new change in control severance agreements with each of its current named executive officers in June 2017. For more information on these agreements, see the section entitled “The Merger—Interests of Cempra’s Directors and Executive Officers in the Merger” beginning on page 92 of this proxy statement.

Risk Oversight

Cempra’s board of directors is responsible for Cempra’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on Cempra’s general risk-management strategy, the most significant risks facing Cempra, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to Cempra’s compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on Cempra. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to Cempra’s full board of directors as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with Cempra’s management and, based on that review and discussion, the Compensation Committee recommended to Cempra’s board of directors that the CD&A be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Garheng Kong, Chair
Richard Kent
P. Sherrill Neff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Kong (chairman of Cempra’s board of directors), Dr. Kent and Mr. Neff served as members of the Compensation Committee during all of 2016. None of these individuals was at any time during 2016 or at any other time an officer or employee of Cempra. Dr. Fernandes, Cempra’s President and Chief Executive Officer, participated in discussions regarding salaries and incentive compensation for all of the executive officers until her retirement in December 2016, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. After becoming Cempra’s Acting Chief Executive Officer in December 2016, Dr. Zaccardelli participated in discussions regarding salaries and incentive compensation for all of the executive officers, except he was and is excluded from discussions regarding his own salary and incentive stock compensation. Prior to becoming Cempra’s Acting Chief Executive Officer, Dr. Zaccardelli, in his capacity as a director, would have been involved in board discussions of executive compensation between August and December 2016. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding Cempra business to Cempra’s board of directors in care of Cempra’s Corporate Secretary at Cempra’s principal executive offices located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517. Cempra’s Corporate Secretary will forward all such communications to the addressee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

AND MANAGEMENT OF CEMPRA

The following table sets forth the amount and percentage of the outstanding shares of Cempra common stock, which, according to the information supplied to Cempra, are beneficially owned by (i) each person known by Cempra to be the beneficial owner of more than 5% of outstanding shares of Cempra common stock, (ii) each director and nominee for director, (iii) each of Cempra’s named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Cempra, Inc., 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, beneficial ownership is stated as of September 29, 2017.

The number of shares beneficially owned by each entity, person, director, executive officer or selling stockholder is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of September 29, 2017 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is based on 52,509,281 shares of Cempra common stock outstanding as of September 29, 2017. Shares of Cempra common stock subject to options that are currently vested or exercisable or that will become vested or exercisable within 60 days after September 29, 2017, as well as restricted stock units that vest within 60 days after September 29, 2017, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

Additionally, the table sets forth the percentage ownership of each such person immediately upon the consummation of the merger based on 110,295,964 shares of common stock of the combined company assumed to be outstanding upon the consummation of the merger, assuming the merger had closed on September 29, 2017. All share numbers in this table are subject to adjustment to account for the reverse stock split.

	As of September 29, 2017		After Giving Effect to the Transaction
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% and Greater Stockholders
FMR, LLC(1)	5,540,925	10.6%	5.0%
The Vanguard Group(2)	3,610,829	6.9%	3.3%
Blackrock, Inc.(3)	3,495,015	6.7%	3.2%
1Globe Capital LLC—Chiang Li Family(4)	3,082,019	5.9%	2.8%
Executive Officers and Directors
Michael R. Doughtery(5)	84,500	*	*
David Gill(6)	102,500	*	*
Dov Goldstein, M.D.(7)	75,971	*	*
John H. Johnson(8)	126,284	*	*
Richard Kent, M.D.(9)	2,449,746	4.7%	2.2%
Garhend Kong, M.D., Ph.D.(10)	136,614	*	*
P. Sherrill Neff(11)	2,655,589	5.0%	2.4%
David Zaccardelli, Pharm.D.(12)	162,500	*	*
David Moore(13)	135,841	*	*
Mark W. Hahn(14)	278,900	*	*
David W. Oldach, M.D.(15)	136,778	*	*
John D. Bluth(16)	32,813	*	*
Prabhavathi Fernandes, Ph.D.(17)	1,040,902	2.0%	* %
All directors and current executive officers as a group (11 persons)(18)	6,242,195	11.6%	5.6%

*	Less than 1%.
(1)	Based on information provided in a Schedule 13G/A filed by FMR LLC on February 14, 2017. Abigail P. Johnson, a Director, the Chairman and Chief Executive Officer of FMR LLC, and her family members, directly or through trusts, are parties to a shareholders’ agreement and may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC.
(2)	Based on information provided in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2017. Includes (i) 86,708 shares held by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and (ii) 3,700 shares held by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings.
(3)	Based on information provided in a Schedule 13G filed by BlackRock, Inc. on January 30, 2017.
(4)	Based on information provided in a Schedule 13G filed by 1 Globe Capital LLC and the Chiang Li Family on June 13, 2017. Consists of (i) 944,201 shares held by 1 Globe Capital LLC and (ii) 2,137,818 shares held by the Chiang Li Family.
(5)	Consists of (i) 2,000 shares held by Mr. Dougherty, and (ii) 82,500 shares that Mr. Dougherty has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.
(6)	Consists of (i) 5,000 shares held by Mr. Gill, and (ii) 97,500 shares that Mr. Gill has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.

(7)	Consists of (i) 95 shares held by Dr. Goldstein, (ii) 36,658 shares that Dr. Goldstein has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options, and (iii) 39,218 shares issuable upon the exercise of warrants held by Aisling Capital II, LP. Dr. Goldstein, a member of the Board, is a member of the investment committee of Aisling Capital II, LP. Dr. Goldstein disclaims beneficial ownership of these shares held by Aisling Capital II, LP, except to the extent of any pecuniary interest therein.
(8)	Consists of (i) 10,000 shares held by Mr. Johnson, and (ii) 116,284 shares that Mr. Johnson has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.
(9)	Consists of (i) 15,392 shares held by Dr. Kent, (ii) 72,500 shares that Dr. Kent has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options, (iii) 1,392,261 shares of held by Intersouth Partners VI, L.P., (iv) 963,502 shares held by Intersouth Partners VII, L.P., (v) 2,615 shares held by Mitch Mumma, and (vi) 3,476 shares held by Dennis Dougherty. The shares directly held by Intersouth Partners VI, L.P. (“Intersouth VI”) are indirectly held by Intersouth Associates VI, LLC (“ISA VI”), as general partner of Intersouth VI, and each of the individual managing members of ISA VI. The shares held directly by Intersouth Partners VII, L.P. (“Intersouth VII”) are indirectly held by Intersouth Associates VII, LLC (“ISA VII”), as general partner of Intersouth VII, and each of the individual managing members of ISA VII. ISA VI and ISA VII Member Managers may share voting and dispositive power over the shares directly held by Intersouth VI and Intersouth VII, respectively. The individual managing members of ISA VI and ISA VII are Mitch Mumma and Dennis Dougherty. Dr. Kent, a member of the Board of Directors, is a partner of Intersouth Partners, the general partner of Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P. Dr. Kent disclaims beneficial ownership of these shares held by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P., except to the extent of any pecuniary interest therein.
(10)	Consists of (i) 2,830 shares held by Dr. Kong, and (ii) 133,784 shares that Dr. Kong has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.
(11)	Consists of (i) 2,488 shares held by Mr. Neff, (ii) 87,500 shares that Mr. Neff has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options, (iii) 2,527,154 shares held by Quaker BioVentures II, L.P. and (iv) 38,447 shares issuable upon the exercise of warrants held by Quaker BioVentures II, L.P. Mr. Neff, a member of the Board, is a managing member of Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures Capital II, L.P., the general partner of Quaker BioVentures II, L.P. Pursuant to powers of attorney granted by Quaker BioVentures Capital II, LLC and Quaker BioVentures Capital II, L.P., Mr. Neff shares voting power with respect to the securities owned by the entities for which these entities serve as general partners. Mr. Neff disclaims beneficial ownership of the shares held by Quaker BioVentures II, L.P., except to the extent of any pecuniary interest therein. He also disclaims beneficial ownership of the shares issuable under the stock options, which he holds beneficially for Quaker Partners Management, LP, except to the extent of any pecuniary interest therein.
(12)	Consists of 162,500 shares that Dr. Zaccardelli has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options. Dr. Zaccardelli became Cempra’s acting Chief Executive Officer in December 2016.
(13)	Consists of (i) 1,500 shares held by Mr. Moore and (ii) 134,341 shares that Mr. Moore has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options. Mr. Moore terminated his employment with Cempra in May 2017.
(14)	Consists of 278,900 shares that Mr. Hahn has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.
(15)	Consists of (i) 1,100 shares held by Dr. Oldach, and (ii) 135,678 shares that Dr. Oldach has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.
(16)	Consists of 32,813 shares that Mr. Bluth has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options.
(17)	Consists of (i) 247,678 shares held by Dr. Fernandes, and (ii) 793,224 shares that Dr. Fernandes has the right to acquire from Cempra within 60 days of September 29, 2017 pursuant to the exercise of stock options. Dr. Fernandes retired from Cempra and the Board of Directors in December 2016.
(18)	Includes of 77,665 shares issuable upon the exercise of warrants and 1,236,617 shares subject to options that will be exercisable within 60 days of September 29, 2017 pursuant to the exercise of stock options.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

AND MANAGEMENT OF MELINTA

The following table sets forth the amount and percentage of the outstanding shares of Melinta common stock and preferred stock, which, according to the information supplied to Melinta and provided to Cempra, are beneficially owned by (i) each person known by Melinta to be the beneficial owner of more than 5% of outstanding shares of Melinta common stock, (ii) each of Melinta’s directors, (iii) each of Melinta’s executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Melinta Therapeutics, Inc., 300 George Street, Suite 301, New Haven, Connecticut 06511. Beneficial ownership is stated as of September 29, 2017.

The number of shares beneficially owned by each entity, person, director, executive officer or selling stockholder is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of September 29, 2017 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common and preferred stock held by that person.

The percentage of shares beneficially owned is based on 255,747,367 shares of common stock, which consists of (a) 1,291,526 shares of common stock outstanding, (b) 9,090,635 shares of Series 1 Preferred Stock outstanding, which are convertible into 1,382,832 shares of common stock, (c) 20,781,845 shares of Series 2-A(1) Preferred Stock outstanding, which are convertible into 24,184,227 shares of common stock, (d) 4,677,457 shares of Series 2-A(2) Preferred Stock outstanding, which are convertible into 4,677,457 shares of common stock, (e) 27,709,127 shares of Series 2-B(1) Preferred Stock outstanding, which are convertible into 32,245,637 shares of common stock, (f) 39,346,310 shares of Series 2-B(2) Preferred Stock outstanding, which are convertible into 39,346,310 shares of common stock, (g) 78,843,653 shares of Series 3 Preferred Stock outstanding, which are convertible into 78,843,653 shares of common stock, (h) 5,262,373 shares of Series 3-B Preferred Stock outstanding which are convertible into 6,171,751 shares of common stock, and (i) 67,603,974 shares of Series 4 Preferred Stock outstanding, which are convertible into 67,603,974 shares of common stock, in each case as of September 29, 2017. Shares of Melinta common stock subject to options or warrants that are currently vested or exercisable or that will become vested or exercisable within 60 days after September 29, 2017, are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Beneficial ownership as of September 29, 2017 is calculated (a) without giving effect to any accrued dividends on the preferred stock (since such dividends would not be payable if a holder optionally converted its preferred stock within the next 60 days) and (ii) without giving effect to the conversion of Melinta’s outstanding convertible promissory notes (since such notes are not convertible at the option of the holder thereof within the next 60 days).

Additionally, the table sets forth each such person’s percentage ownership of the combined company immediately upon the consummation of the merger, assuming the merger had closed on September 29, 2017, after giving effect to (a) the mandatory conversion of Melinta’s outstanding convertible promissory notes ($73,143,320 of which are outstanding as of September 29, 2017, including accrued interest) into Melinta common stock immediately prior to the closing of the merger at a conversion rate of $0.48 (or, in the case of certain of the notes, $0.408) per share, (b) the mandatory conversion of each share of Melinta’s preferred stock outstanding (including accrued dividends thereon) into Melinta common stock immediately prior to the closing of the merger and (c) the issuance of the shares issuable pursuant to the merger agreement and the conversion of Melinta’s options and warrants to options and warrants of Cempra. All share numbers in this table are subject to adjustment to account for the reverse stock split.

	As of September 29, 2017(1)		After Giving Effect to the Merger(2)
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% and Greater Stockholders
Vatera Healthcare Partners LLC(3)	144,698,221	56.58%	30.62%
Malin Life Sciences Holdings Limited(4)	43,075,102	16.84%	7.08%
Falcon Flight LLC(5)	24,919,819	9.74%	5.59%
JWC Rib-X LLC(6)	14,072,138	5.50%	2.90%
Directors and Executive Officers
Thomas Koestler, Ph.D.(3)(7)	430,664	*	*
Kevin Ferro(3)	144,698,221	56.58%	30.62%
Cecilia Gonzalo(3)	—	—	—
Pedro Lichtinger(7)	—	—	—
Erik Akhund	—	—	—
Christopher Kiritsy(7)	253,156	*	*
Sean Murphy	—	—	—
John E. Sununu(7)	256,675	*	*
Eugene Sun, M.D(7).	4,155,006	1.60%	*
Paul Estrem(7)	2,203,498	*	*
John Temperato(7)	1,378,125	*	*
All current executive officers and directors as a group (11 persons)	153,375,345	58.00%	31.25%

*	Indicates beneficial ownership of less than 1%
(1)	Beneficial ownership as of September 29, 2017 does not give effect to (i) any accrued dividends on Melinta’s outstanding preferred stock since such dividends are only payable upon conversion of the preferred stock in connection with the closing of the merger or (ii) the conversion of Melinta’s outstanding convertible promissory notes since such notes are only convertible in connection with the closing of the merger.
(2)	Beneficial ownership after giving effect to the merger includes shares of Cempra common stock that are issued pursuant to the merger in exchange for (i) approximately 76.7 million shares of Melinta common stock issued in respect of the conversion of accrued dividends on Melinta’s outstanding preferred stock in connection with the closing of the merger and (ii) approximately 163.3 million shares of Melinta common stock issued in respect of the conversion of Melinta’s outstanding convertible promissory notes, including accrued interest, in connection with the closing of the merger.
(3)

The address for Vatera is c/o Vatera Holdings LLC, 499 Park Avenue, 23rd Floor, New York, NY 10022. Each of Thomas Koestler, Ph.D., Kevin Ferro and Cecilia Gonzalo presently serves on Melinta’s board of directors. Kevin Ferro is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings LLC, the manager of Vatera and, by virtue of that position, may be deemed to have beneficial ownership of the shares held by Vatera. Mr. Ferro disclaims beneficial ownership of the shares held by Vatera except to the extent of his pecuniary interest therein. Dr. Koestler is an Executive Director, and Ms. Gonzalo is

a Managing Director, of Vatera Holdings LLC. As of September 29, 2017, Vatera owns $44.0 million of Melinta’s convertible promissory notes, including accrued interest.
(4)	The address for Malin is 2 Harbour Square, Crofton Road, Dun Laoghaire, Co. Dublin Ireland. As of September 29, 2017, Malin owns $8.0 million of Melinta’s convertible promissory notes, including accrued interest.
(5)	The address for Falcon Flight LLC, or Falcon Flight, is c/o Quadrant Capital Advisors, Inc., 499 Park Avenue, 24th Floor, New York, NY 10022. As of September 29, 2017, Falcon Flight owns $9.5 million of Melinta’s convertible promissory notes, including accrued interest.
(6)	The address for JWC Rib-X, LLC, or JWC, is c/o J.W. Childs Associates, Inc. 500 Totten Pond Road 6th Floor, Waltham, MA 02451. As of September 29, 2017, JWC owns $4.3 million of Melinta’s convertible promissory notes, including accrued interest.
(7)	Consists of shares issuable upon the exercise of options exercisable within 60 days of September 29, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Cempra’s officers and directors and persons who own more than 10% of Cempra’s outstanding common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and stockholders are required by regulations under the Exchange Act to furnish Cempra with copies of all forms they file under Section 16(a) of the Exchange Act.

Based solely on Cempra’s review of the copies of forms Cempra has received, Cempra believes that all such required reports have been timely filed, except for:

•	A late report on Form 4 filed on behalf of Dr. Kent on October 20, 2016, to report his March 4, 2015 exercise of stock options to purchase 15,000 shares of common stock; and

•	A late report on Form 4 filed on behalf of Dr. Goldstein on January 6, 2016, to report the January 1, 2016 grant of 15,000 stock options.

WHERE YOU CAN FIND MORE INFORMATION

Cempra files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information Cempra files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review Cempra’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Cempra’s web site at http://www.cempra.com. Information included on Cempra’s web site is not a part of this proxy statement.

Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A, as filed with the SEC is accessible free of charge on the SEC’s website at www.sec.gov. It contains audited financial statements covering the fiscal years ended December 31, 2016 and 2015. You can request a copy of Cempra’s Annual Report on Form 10-K free of charge by calling (919) 313-6601 or by mailing a request to Cempra’s Corporate Secretary, 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517. Please include your contact information with the request. A copy of Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A has also been attached as Annexes B-1 and B-2 to this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Cempra has referred you. Cempra has not authorized anyone else to provide you with any information. Cempra provided the information concerning Cempra, and Melinta provided the information concerning Melinta, appearing in this proxy statement.

HOUSEHOLDING

Cempra has adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy statement and accompanying materials, unless Cempra is notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce Cempra’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold Cempra stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Computershare Investor Services by mail at P.O. Box 505008, Louisville, Kentucky 40233-9814.

If you participate in householding and wish to receive a separate copy of the proxy statement and accompanying materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Trust Company N.A. as indicated above.

If you are a beneficial owner, you can request information about householding from the organization that holds your shares.

FUTURE STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at Cempra’s annual meeting of stockholders to be held in 2018 must be received by Cempra no later than June 7, 2018, which is the date that is 120 calendar days before the first anniversary of the date that this proxy statement was mailed to stockholders in connection with the previous year’s annual meeting, in order to be included in Cempra’s proxy statement and form of proxy relating to that meeting, unless the date of the 2018 annual meeting of stockholders is changed by more than 30 days from the anniversary of Cempra’s 2017 Annual Meeting, in which case the deadline for such proposals will be a reasonable time before Cempra begins to print and send Cempra’s proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under Cempra’s bylaws, stockholder proposals to be considered at Cempra’s next annual meeting must be received by Cempra not later than 60 days prior to that meeting. All submissions must comply with all of the requirements of Cempra’s bylaws and Rule 14a-8 of the Exchange Act. Proposals should be mailed to Mark Hahn, Corporate Secretary, Cempra, Inc., 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which Cempra does not have notice prior to August 21, 2018, which is 45 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2018 annual meeting of stockholders is changed by more than 30 days from the anniversary of Cempra’s 2017 Annual Meeting, in which case the deadline will be a reasonable time before Cempra begins to print and send the proxy materials.

DIRECTIONS TO 2017 ANNUAL MEETING

AT THE OFFICES OF WYRICK ROBBINS YATES & PONTON LLP

AT 4101 LAKE BOONE TRAIL, SUITE 300, RALEIGH, NORTH CAROLINA 27607

Driving directions (from I-40):

From the East — Wilson / Rocky Mount / Greenville

Travel US 264 west towards Raleigh. Take exit 419, outer beltline I-440 heading toward northern Raleigh. Continue on I-440 for 9 miles to exit 5 Lake Boone Trail. Turn right onto Lake Boone Trail. The Summit building is 0.4 mile on your left.

From the West — RTP / Durham / Chapel Hill / RDU Airport

Travel I-40 east toward Raleigh. Take exit 289, Wade Avenue and continue to the Blue Ridge Road exit. Turn left onto Blue Ridge Road and travel 0.8 mile to Lake Boone Trail. Turn right onto Lake Boone Trail. The Summit building is 0.4 mile on your right.

CEMPRA FINANCIAL STATEMENTS

For audited financial statements of Cempra, please refer to the section entitled “Financial Statements” set forth in Cempra’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended, attached as Annex B-1 to this proxy statement.

For unaudited financial statements of Cempra for the quarter ended June 30, 2017, please refer to the section entitled “Item 1. Financial Statements (Unaudited)” and the corresponding financial statements and notes appearing in Cempra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, attached as Annex B-3 to this proxy statement.

MELINTA FINANCIAL STATEMENTS

Deloitte & Touche LLP 111 South Wacker Drive Chicago, IL 60606 USA Tel: +1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Melinta

Therapeutics, Inc.:

We have audited the accompanying financial statements of Melinta Therapeutics, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with the accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche, LLP

May 10, 2017

MELINTA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,409	$30,158
Receivables	454	497
Prepaid expenses and other current assets	3,226	1,038
Preferred stock tranche assets	—	1,313

Total current assets	15,089	33,006

Property and equipment, net	1,101	1,258
Other assets	444	1,964

TOTAL ASSETS	$16,634	$36,228

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,136	$5,206
Accrued expenses	6,360	8,274
Notes payable, net	11,075	4,497
Accrued interest on note payable	174	188
Preferred stock warrants	674	1,456

Total current liabilities	23,419	19,621

LONG-TERM LIABILITIES:
Notes payable, net of current	12,647	23,729
Convertible promissory notes (See Notes 5 & 17)	45,127	—
Deferred revenues	9,008	9,008
Accrued notes payable exit fee	1,050	1,050
Other long-term liabilities	491	192

Total long-term liabilities	68,323	33,979

COMMITMENTS AND CONTINGENCIES

CONVERTIBLE PREFERRED STOCK:
Series 1 Convertible Preferred Stock, $0.01 par value; liquidation preference of $18,822 as of December 31, 2016	1,433	1,433
Series 2-A Convertible Preferred Stock, $0.01 par value; liquidation preference of $25,683 as of December 31, 2016	17,027	17,027
Series 2-B Convertible Preferred Stock, $0.01 par value; liquidation preference of $112,254 as of December 31, 2016	49,038	49,038
Series 3 Convertible Preferred Stock, $0.01 par value; liquidation preference of $84,863 as of December 31, 2016	71,125	71,125
Series 3-B Convertible Preferred Stock, $0.01 par value; liquidation preference of $16,326 as of December 31, 2016	5,991	5,991
Series 4 Convertible Preferred Stock, $0.01 par value; liquidation preference of $78,405 as of December 31, 2016	73,729	60,113

Total convertible preferred stock	218,343	204,727

STOCKHOLDERS’ DEFICIT:

Common stock, $0.001 par value; 350,000,000 shares authorized; 1,161,583 and 1,003,388 shares issued and outstanding at December 31, 2016, and December 31, 2015, respectively	1	1
Additional paid-in capital	220,291	217,711
Accumulated deficit	(513,743)	(439,811)

Total stockholders’ deficit	(293,451)	(222,099)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$16,634	$36,228

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2016	2015
REVENUES	$—	$—

OPERATING EXPENSES:
Research and development	49,791	62,788
General and administrative	19,410	14,159

Total operating expenses	69,201	76,947

Loss from operations	(69,201)	(76,947)

OTHER (EXPENSE) INCOME, NET:
Interest income	30	31
Interest expense	(3,390)	(3,160)
Interest expense on convertible promissory notes (See Notes 5 & 17)	(1,016)	—
Change in fair value of tranche assets and liabilities	(1,313)	(2,727)
Change in fair value of warrant liability	781	42
Adjustment to liability for potential royalties	—	3,978
State tax exchange credit	160	114
Foreign exchange loss	17	(7)

Total other expense, net	(4,731)	(1,729)

NET LOSS	$(73,932)	$(78,676)

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balances at January 1, 2015	68,804	$—	$215,562	$(361,135)	$(145,573)

Stock-based compensation	—	—	1,785	—	1,785
Common stock forfeitures	(65)	—	—	—	—
Stock option exercises	934,649	1	364	—	365
Net loss	—	—	—	(78,676)	(78,676)

Balances at December 31, 2015	1,003,388	$1	$217,711	$(439,811)	$(222,099)

Stock-based compensation	—	—	2,515	—	2,515
Common stock forfeitures	(232)	—	—	—	—
Stock option exercises	158,427	—	65	—	65
Net loss	—	—	—	(73,932)	(73,932)

Balances at December 31, 2016	1,161,583	$1	$220,291	$(513,743)	$(293,451)

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(73,932)	$(78,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	497	624
Adjustment to liability for potential royalties	—	(3,971)
Change in fair value of tranche assets and liabilities	1,313	2,721
Non-cash interest expense	2,010	1,441
Stock-based compensation	2,515	1,785
Change in fair value of warrant liability	(781)	(42)
Write off of deferred equity finance costs	969	—
Asset impairment	—	231
Other	—	12
Changes in operating assets and liabilities:
Receivables	43	(228)
Prepaid expenses and other current assets	(1,461)	458
Accounts payable	(21)	(2,874)
Accrued expenses	(1,840)	(2,418)
Accrued interest on notes payable	(14)	119
Deferred revenues	—	9,008
Other non-current assets and liabilities	122	(744)

Net cash used in operating activities	(70,580)	(72,554)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(463)	(688)

Net cash used in investing activities	(463)	(688)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible preferred stock	13,625	82,991
Payment of preferred stock issuance costs	(9)	(92)
Proceeds from the issuance of notes payable	44,111	10,000
Proceeds from the exercise of stock options	65	365
Deferred stock issuance costs	—	(405)
Repayment of notes payable	(5,498)	—

Net cash provided by financing activities	52,294	92,859

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,749)	19,617
CASH AND CASH EQUIVALENTS, beginning of the year	30,158	10,541

CASH AND CASH EQUIVALENTS, end of the period	$11,409	$30,158

Supplemental cash flow information:
Cash paid for interest	$2,411	$1,600
Cash received from exchange of state tax credits, net	$207	$—
Supplemental non-cash flow information:
Accrued notes payable exit fee	$—	$175
Accrued purchases of fixed assets	$12	$135
Accrued deferred stock issuance costs	$475	$559

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1—NATURE OF THE BUSINESS

Melinta Therapeutics, Inc. (the “Company” or “Melinta”), a Delaware corporation, was formed in October 2000. The Company is a pre-commercial stage biopharmaceutical company developing new antibiotics to overcome drug-resistant, life-threatening infections. The Company has a late-stage product, Baxdela, which is being advanced for acute bacterial skin and skin structure infections and other serious infections. The Company also has a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection and has generated a pipeline spanning multiple phases of research and clinical development. The Company filed two New Drug Applications (NDAs) for intravenous (IV) and tablet formulations of Baxdela with the United States’ Food and Drug Administration (FDA) on October 19, 2016, and, due to the Company’s receipt of a designation that provides priority and expedited review, anticipates an FDA decision by June 19, 2017, the date set under Prescription Drug User Fee Act (PDUFA) guidelines. While the Company is expecting approval of the application, it can give no assurances that approval will be given, or that it will occur in the estimated time.

The Company is subject to risks similar to other companies in the industry, including, but not limited to, the uncertainty of drug discovery and development, the need for additional funding, dependence on key personnel, risks related to biotechnology, uncertainty of regulatory approval, and protection of proprietary technology. There can be no assurance that the Company’s research and development efforts will be successful, that adequate patent protection for the Company’s technology will be obtained, that any products developed will obtain the necessary government regulatory approval, or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, with substantial competition from pharmaceutical and biotechnology companies, and is dependent upon the services of its employees and consultants.

The Company is privately held and was recapitalized in November 2012 when a new investor led a Series 2 Preferred Stock financing in the amount of $67,500 (the “Recapitalization”). In January 2014, the Company finalized a Series 3 Preferred Stock Agreement for an additional $70,000 financing, with both existing and new stockholders participating. Melinta received $50,000 of the Series 3 financing in 2014 and $20,000 in 2015. In December 2014, the Company entered into a loan agreement with a new lender pursuant to which it borrowed an initial term loan amount of $20,000. In January 2015, the Company received $15,000 relating to agreements signed with Eurofarma Laboratorios, S.A. (“Eurofarma”) in December 2014. In June 2015, pursuant to the Series 4 Convertible Preferred Stock Purchase Agreement (“Series 4 Purchase Agreement”), the Company agreed to sell up to $67,000 of Convertible Preferred Stock (“Series 4 Preferred Stock”) for which the Company received proceeds of $46,000 and $11,000 in June 2015 and December 2015, respectively. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the loan agreement, the Company received an additional advance on the term loan in the amount of $10,000. In March 2016, the Company received net proceeds of $13,616 in connection with the exercise of an optional third closing of Series 4 Preferred Stock. Melinta also received $44,111 from the issuance of convertible promissory notes in installments during the third and fourth quarters of 2016. See Note 11 for further discussion of the optional third closing and Note 5 for further discussion of the convertible promissory notes.

The Company has incurred losses from operations since its inception and had an accumulated deficit of $513,743 as of December 31, 2016. In addition, at December 31, 2016, the Company had $68,613 of outstanding principal balance of notes payable. The Company expects to incur substantial expenses and further losses in the foreseeable future for the research, development, and commercialization of its product candidates. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As a result, the

Company will need to fund its operations through public or private equity offerings, debt financings, or corporate collaborations and licensing arrangements. During the year ended December 31, 2016, the Company raised $57,736 through equity and debt financing and partnering activities. In addition, subsequent to year-end, the Company entered into additional convertible note agreements, which provide access to $18,194 of debt financing, of which the Company received advanced funding of $4,120 as of December 31, 2016 (see Note 5), and received $19,904 associated with a new licensing and collaboration agreement with a company in Europe (see Note 15). These amounts plus existing cash and cash equivalents will not be sufficient to fund the Company’s operations for the entirety of 2017, based on the Company’s 2017 operating plan, and there can be no assurance that the Company will be able to raise the capital it requires on favorable terms, in sufficient amounts or at all. The accompanying financial statements have been prepared on a going-concern basis and do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates—The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. The Company invests excess cash primarily in money market funds.

Concentration of Credit Risk—Concentration of credit risk exists with respect to cash and cash equivalents. The Company maintains its cash and cash equivalents with federally insured financial institutions, and at times, the amounts may exceed the federally insured deposit limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which deposits are held.

Fair Value of Financial Instruments—The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, tax credit and other receivables, accounts payable, accrued expenses, notes payable, preferred stock tranche assets and liabilities and preferred stock warrants, approximated their fair values at December 31, 2016 and 2015.

Debt Issuance Costs—Debt issuance costs represent legal and other direct costs incurred in connection with the Company’s notes payable. These costs were recorded as debt issuance costs in the balance sheets at the time they were incurred, as a contra-liability included in the notes payable line item, and are amortized as a non-cash component of interest expense using the effective interest method over the term of the note payable.

Property and equipment—Property and equipment are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the lease. Major improvements are capitalized, while repair and maintenance costs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the balance sheets and any resulting gain or loss is credited or charged to income.

Depreciation periods for the Company’s property and equipment are as follows:

Laboratory equipment	5 years
Furniture and fixtures	5 years
Office equipment	3 years
Leasehold improvements	Shorter of useful life or lease term
Purchased software	3 years

Impairment of Long-Lived Assets—Long-lived assets consist primarily of property and equipment. The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. The Company has not recorded any significant impairment charges to date with respect to its fixed assets.

Revenue Recognition—As a pre-commercial stage biopharmaceutical company, the Company does not yet have any approved products, and no product revenues are being currently generated by the Company.

Research and Development Costs—Research and development costs are expensed as incurred and primarily include:

•	external discovery and development costs incurred through agreements with contract research organizations, contract manufacturers and medicinal chemistry service providers, and milestone and license payments made under licensing arrangements;

•	scientific salaries, fringes and stock-based compensation;

•	depreciation and amortization expenses for long-lived assets supporting research and development activities;

•	laboratory supplies; associated rent and other facilities costs; professional and consulting fees; and

•	travel and other costs.

Patent Costs—All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed to general and administrative expenses as incurred, as recoverability of such expenses is uncertain.

Stock-Based Compensation—The Company has two stock-based compensation plans, known as the 2001 Stock Option and Incentive Plan (the “2001 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”). Under these plans, restricted stock, stock options and other stock-related awards may be granted to the Company’s directors, officers, employees and consultants. Stock options are granted at exercise prices not less than the fair market value of the Company’s common stock at the date of grant.

The Company utilizes a Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. After the adoption of ASU 2016-09 (see discussion below), the Company does not estimate forfeitures when recognizing compensation expense; instead, it recognizes forfeitures as they occur.

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant-date fair values. Stock options granted to employees typically vest over four years from the grant date and expire after 10 years. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to operations for nonemployee options with vesting is affected each reporting period by changes in the fair value of the stock options.

Comprehensive Loss—Comprehensive loss is equal to net loss as presented in the accompanying statements of operations.

Preferred Stock Warrants—In connection with a loan and security agreement (“2014 Loan Agreement”) entered into during 2014, the Company issued preferred stock warrants. The Company accounts for the freestanding warrants to purchase shares of convertible preferred stock at fair value as liabilities in the balance sheets, as such warrants provide the holders with “down-round” protection, can be settled on a net basis, and are related to convertible preferred stock classified outside of stockholders’ deficit. The preferred stock warrants are subject to remeasurement using a Black-Scholes option-pricing model at each respective balance sheet date, with changes in the fair value recorded as other income or expense in the statements of operations.

Income Taxes—The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Accounting Standards Codification (“ASC”) 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

The Company has recorded a full valuation allowance at each balance sheet date presented. Based on the available evidence, the Company does not believe that it is more likely than not that it will be able to utilize its deferred tax assets in the future.

In accordance with the provisions of ASC 740, the Company would accrue for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. The Company’s policy is to recognize any interest and penalties related to income taxes in income tax expense. As of December 31, 2016 and 2015, the Company had no uncertain tax positions.

Convertible Preferred Stock—The Company has adopted the provisions of ASC 480-10-S99-3A, “SEC Staff Announcement: Classification and Measurement of Redeemable Securities,” for all periods presented, and accordingly classifies its Series 1, Series 2, Series 3 and Series 4 convertible preferred stock outside of stockholders’ deficit. This results from the Company’s certificate of incorporation allowing for the occurrence of a deemed liquidation event in which all of the holders of equally and more subordinated equity instruments of the Company would not always be entitled to receive the same form of consideration in the same proportion. Such a deemed liquidation event is currently not probable of occurring.

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is effective for annual reporting periods ending after December 15, 2016. This pronouncement provides additional guidance surrounding the disclosure of going concern uncertainties in the financial statements and implements requirements for management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The Company adopted this guidance as of January 1, 2016. The adoption did not have any impact on the Company’s financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. On January 1, 2016, the Company adopted this guidance on a modified retrospective basis and changed its accounting policy for stock-based compensation to recognize stock option forfeitures as they occur rather than estimating an expected amount of forfeitures. The impact of this change to the financial statements was not significant and, therefore, the Company did not record an adjustment to its beginning accumulated deficit as of January 1, 2016.

Other Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue From Contracts With Customers, which was originally effective for annual reporting periods beginning after December 15, 2016. In July 2015, the FASB deferred the effective date of ASU 2014-09 by one year. In April and May 2016, the FASB issued ASU’s 2016-10 and 2016-12, respectively, which amended certain aspects of the guidance in ASU 2016-09. The update, as amended, is now effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted as of the original effective date. This pronouncement outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard retrospectively to each prior reporting period presented (full retrospective application) or retrospectively with the cumulative effect of initially applying the standard to contracts that are not completed as of the adoption date as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application (modified retrospective application). The Company is planning to early adopt this guidance as of January 1, 2017, using the full retrospective application. The Company expects that the adoption of this guidance will not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, its new standard on accounting for leases. ASU 2016-02 introduces a lessee model that brings most leases on the balance sheet and requires that entities apply the effects of these changes using a modified retrospective approach, which includes a number of optional practical expedients. The new guidance will be effective for public business entities for annual periods beginning after December 15, 2018 (e.g., calendar periods beginning on January 1, 2019), and interim periods therein. For all other entities, ASU 2016-02 will be effective for annual periods beginning after December 15, 2019 (e.g., calendar periods beginning on January 1, 2020), and interim periods thereafter. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company plans to adopt this guidance as of January 1, 2019, and it is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial position, operations and cash flows.

In March 2016, the FASB issued ASU 2016-06, Contingent Put and Call Options in Debt Instruments, which clarifies that in assessing whether an embedded contingent put or call option is clearly and closely related to the debt host, an entity is required to perform only the four-step decision sequence in ASC 815-15-25-42 (as amended by ASU 2016-06), but it does not have to separately assess whether the event that triggers its ability to exercise the contingent option is itself indexed only to interest rates or credit risk. ASU 2016-06 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. An entity can early adopt ASU 2016-06, including in an interim period; however, if the entity early adopts it in an interim period, it should reflect any adjustment as of the beginning of the fiscal year that includes the interim period. ASU 2016-06 requires the use of a modified retrospective transition approach. The Company plans to adopt this guidance on January 1, 2018, and it is currently evaluating the impact that the adoption of ASU 2016-06 will have on its financial position, operations and cash flows.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. The ASU states that an entity 1) should include amounts deemed to be restricted cash in its cash and cash-equivalent balances in the statement of cash flows; 2) should present a reconciliation between the statement of financial position and statement of cash flows when the statement of financial position includes more than one line item for cash or cash equivalents; 3) must not present changes in restricted cash that result from transfers between unrestricted and restricted cash as cash flow activities in the statement of cash flows; and 4) must disclose information about material amounts of restricted cash. The ASU is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods. It is effective for all other entities one year later. The Company plans to adopt this guidance as of January 1, 2018, retrospectively to all periods presented. Currently, this guidance has no impact on the Company’s financial statements because it does not have any restricted cash on its consolidated balance sheets.

On August 26, 2016, the FASB issued ASU 2016-15, which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic. The ASU’s amendments add or clarify guidance on eight cash flow issues:

•	Debt prepayment or debt extinguishment costs;

•	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing;

•	Contingent consideration payments made after a business combination;

•	Proceeds from the settlement of insurance claims;

•	Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies;

•	Distributions received from equity method investees;

•	Beneficial interests in securitization transactions; and

•	Separately identifiable cash flows and application of the predominance principle.

The guidance in the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company plans to adopt this guidance on January 1, 2019, and it is currently evaluating the impact that the adoption will have on its financial position, operations and cash flows.

NOTE 3—EUROFARMA AGREEMENT

In December 2014, the Company entered into a Series 3-B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement) and concurrent Distribution (the “Distribution Agreement”) and Supply Agreements (the “Supply Agreement”) with Eurofarma. The Distribution Agreement and Supply Agreement, collectively, are referred to as the “Commercial Agreements.” Pursuant to the Stock Purchase Agreement, the Company agreed to issue to Eurofarma 5,262,373 shares of Series 3-B Preferred Stock at the purchase price of $2.660397 per share. Melinta received the proceeds from this stock sale of $14,000 on January 6, 2015, and thus, the purchaser’s right to the shares of Series 3-B Preferred Stock began accruing on that date.

Under the Distribution Agreement, the Company appoints Eurofarma as its sole and exclusive distributor of Baxdela formulations in Brazil for use in various indications and Eurofarma agrees to commercialize Baxdela in Brazil for those indications. Eurofarma paid the Company $1,000 under the Distribution Agreement in January 2015. An additional $2,000 will be due upon the earlier of (i) approval of pricing to sell Baxdela in Brazil and (ii) Eurofarma’s first commercial sale of Baxdela in Brazil.

Because the Eurofarma agreements were entered into on a concurrent basis, the Company evaluated the entire arrangement as a multiple element arrangement in order to allocate value to each of the identifiable deliverables at the inception of the arrangement. The Company identified the Series 3-B Convertible Preferred Stock equity component and the Commercial Agreements as separate deliverables. The Company estimated the fair values of each unit of accounting and allocated the $15,000 fixed arrangement consideration to those units based on their relative fair values. The fair value of the Commercial Agreements was determined by estimating the value of commercializing the product independently in Brazil versus the value estimated to be received by the Company as a product supplier to Eurofarma. The difference was deemed to be the value of the Commercial Agreements and represents the value of the Brazil distribution rights. The fair value of the equity component was determined using a probability-weighted expected return model (“PWERM”) as described in Note 9. Based on this process, the Company recorded approximately $6,000 of Series 3-B Convertible Preferred Stock and approximately $9,000 of deferred revenue in January 2015, the period when the funding provided by these agreements was received and the Series 3-B Preferred Stock was issued. The deferred revenue will be recognized as product is delivered under the Commercial Agreements.

NOTE 4—BALANCE SHEET COMPONENTS

Prepaid and Other Current Assets—Prepaid and other current assets consisted of the following:

	As of December 31,
	2016	2015
Prepaid contracted services	$2,483	$509
Other prepaid expenses	743	529

Total prepaid and other current assets	$3,226	$1,038

Property and Equipment, Net—Property and equipment, net consisted of the following:

	As of December 31,
	2016	2015
Laboratory equipment	$3,332	$3,282
Office equipment	434	404
Purchased software	932	797
Furniture and fixtures	219	188
Leasehold improvements	4,588	4,587
Assets in development	166	90

	9,671	9,348
Less-accumulated depreciation	(8,570)	(8,090)

Property and equipment, net	$1,101	$1,258

Depreciation expense relating to property and equipment was $497 and $624 for the years ended December 31, 2016 and 2015, respectively.

Accrued Expenses—Accrued expenses consisted of the following:

	As of December 31,
	2016	2015
Accrued contracted services	$2,564	$4,727
Payroll related expenses	1,825	1,876
Professional fees	1,540	1,328
Accrued other	431	343

Total accrued expenses	$6,360	$8,274

Accrued contracted services are primarily comprised of amounts owed to third-party clinical research organizations and contract manufacturers for research and development work performed on behalf of the

Company, and amounts owed to third-party marketing organizations for work performed to support t the commercialization of Baxdela. The accrued expense represents the Company’s best estimate of amounts owed through period-end, based on all information available. Such estimates are subject to change as additional information becomes available.

NOTE 5—NOTES PAYABLE

The Company’s outstanding debt balances consisted of the following:

	As of December 31,
	2016	2015
Principal balance under the 2014 Loan Agreement	$24,502	$30,000
Debt discount and deferred financing costs for 2014 Loan Agreement	(780)	(1,774)

Net balance under the 2014 Loan Agreement	23,722	28,226
Less: current maturities, including deferred financing costs and debt discount	11,075	4,497

Long-term balance under the 2014 Loan Agreement	12,647	23,729

Principal outstanding under Convertible Promissory Notes	44,111	—
Interest outstanding under Convertible Promissory Notes	1,016	—

Total Convertible Promissory Notes	45,127	—

Total long-term debt, net of current maturities	$57,774	$23,729

2014 Loan Agreement

In December 2014, the Company entered into the 2014 Loan Agreement with a lender pursuant to which it borrowed an initial term loan amount of $20,000. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the 2014 Loan Agreement, the Company borrowed an additional term loan advance in the amount of $10,000.

The Company was obligated to make monthly payments in arrears of interest only, at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, commencing on January 1, 2015, and continuing on the first day of each successive month thereafter through and including June 1, 2016. Commencing on July 1, 2016, and continuing on the first day of each month through and including June 1, 2018, the Company must make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest with respect to the 2014 Loan Agreement are due and payable in full on June 1, 2018.

The loan is collateralized by substantially all of the Company’s assets, excluding its intellectual property. In connection with the 2014 Loan Agreement, the Company entered into a negative pledge arrangement in which the Company has agreed not to encumber its intellectual property. The Company paid a $195 facility fee at the inception of the loan, which was recorded as debt discount and is being recognized as additional interest expense over the term of the loan. Subject to certain limited exceptions, amounts prepaid in relation to the 2014 Loan Agreement are subject to a prepayment fee on the then outstanding balance of 3% in the first year, 2% in the second year, and 1% thereafter. In addition, upon repayment of the total amounts borrowed, the Company will be required to pay an exit fee equal to 3.5% of the total of the amount borrowed. The amount of the exit fee was $1,050 as of both December 31, 2016 and 2015, and was recorded as a debt discount and included in non-current liabilities. The accrued exit fee is amortized as a non-cash component of interest expense over the term of the loan.

Under the terms of the 2014 Loan Agreement, the Company is subject to operational covenants, including limitations on the Company’s ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions.

The Company was subject to a covenant that required specified minimum levels of liquidity, which commenced July 1, 2015 and was initially $13,000, subject to reduction or termination upon the achievement of certain milestones. In April 2016, the minimum liquidity financial covenant was reduced to $5,000, and in December 2016, it was eliminated altogether. As of December 31, 2016, the Company believes it was in compliance with its operational covenants.

Scheduled future minimum payments under the 2014 Loan Agreement as of December 31, 2016 were as follows:

Amounts
2017	13,321
2018	14,263

Total future minimum payments	27,584
(Less) interest	(2,032)
(Less) exit fee	(1,050)

Total principal	24,502
(Less) unamortized debt discount	(780)

Loan payable, net	$23,722

Convertible Promissory Notes

In July 2016, the Company entered into an agreement with certain of its investors to issue $20,000 in Convertible Promissory Notes (the “July Notes”), under which it issued $10,000 in July 2016 and $10,000 in August 2016. In September 2016, the Company entered into an additional agreement with these investors to issue an additional $19,990 in Notes (the “September Notes”), under which it issued $7,845 in September 2016, $2,150 in October and $9,995 in November 2016.

Both the July Notes and the September Notes (collectively, “the Notes”), are unsecured and subordinated in right of payment to the 2014 Loan Agreement and bear an annual interest rate of 8%. Under the terms of the Notes, if the Company completes a preferred stock or common stock financing prior to June 2, 2018, all outstanding principal and accrued interest will automatically convert into shares of the stock issued in the financing based on the price per share of the financing. If the Company does not complete an equity financing prior to June 2, 2018, the note holders have the right to demand repayment of principal and accrued interest or convert all outstanding principal and accrued interest into shares of Series 4 preferred stock at the Series 4 preferred stock price per share of $1.044687. In addition, the September Notes include the right, at the discretion of the investors, to purchase, at fair value, certain assets of the Company using some or all of the September Notes, and other compensation, to complete the purchase.

In January 2017, the Company entered into an additional agreement with certain investors to issue an additional $18,194 in Convertible Promissory Notes, (“January 2017 Notes”) to be issued in installments over January, February and March 2017. The terms of the January 2017 Notes are similar to the July Notes; however, in the event of an IPO, the 2017 notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received advanced funding of $4,120 in December 2016 related to the January 2017 Notes.

As of December 31, 2016, the Company had outstanding convertible notes totaling $44,111, and accrued interest of $1,016, for a total carrying value of $45,127. We recorded the accrued interest with the balance of the convertible notes because, under the terms of the notes, we expect the accrued interest to be converted with the notes into shares of stock. This amount is included in long-term notes payable on the consolidated balance sheet.

There are no minimum liquidity requirements or other significant financial covenants associated with the notes.

2017 Loan Agreement

On May 2, 2017, the Company entered into a Loan and Security Agreement with a new lender (the 2017 Loan Agreement). Under the 2017 Loan Agreement, the lender has made available to the Company up to $80,000 in debt financing and up to $10,000 in equity financing. The Company is eligible for up to four tranches of debt, each under a separate promissory note, of $30,000, $10,000, $20,000 and $20,000. No amounts under any of the tranches will be available to the Company until after the NDA approval of Baxdela (see Note 1 for further information on the current status and expected timing). In addition, the availability of the third tranche is subject to the modification of certain of the Company’s license agreements to ensure the new lender’s rights under the 2017 Loan Agreement (the “License Modification”). While the Company is expecting NDA approval of Baxdela and the License Modification, it can give no assurances such activities will actually occur. Subject to the contingencies referenced previously, after the funding of the first tranche of $30,000, the Company has the right to draw the second and third tranches through the earlier of the 18-month anniversary of the funding of the first tranche and December 31, 2018. In addition to the NDA approval and License Modification, the fourth tranche is available only upon the successful achievement of certain sales milestones on or prior to September 30, 2019 (such sales milestones can be extended to December 31, 2019 if certain conditions are met).

The 2017 Loan Agreement bears an annual interest rate equal to the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5%. The Company is also required to pay the lender an end of term fee upon the termination of the arrangement. If the outstanding principal is at or below $40,000, the 2017 Loan Agreement requires interest-only monthly payments for 18 months, at which time the Company has the option to pay the principal due or convert the outstanding loan to an interest plus royalty-bearing note. If, at any time, the principal exceeds $40,000 under the 2017 Loan Agreement, the instruments automatically convert to an interest plus royalty arrangement. Under this arrangement, the lender will receive a royalty, based on net sales, of between 1.02% and 2.72% depending on the balance of notes outstanding. Specifically, the royalty is 1.02% for the first tranche, plus an additional 0.34% after the funding of the second tranche, plus an additional 0.68% after funding of the third tranche and an additional 0.68% after the funding of the fourth tranche. These additional payments will be applied to either accrued interest or principle based on stated rates of return that vary with time. The principal for each note must be repaid by the seventh anniversary of the note, along with end-of-term fees that vary with time.

Under the terms of the 2017 Loan Agreement, the lender has the right to participate in future debt or equity financings of the Company totaling $10,000. Upon the funding of the first loan advance, the lender has committed to $5,000 of this investment, which will be in the form of either the January 2017 Notes or any other debt or equity securities issued by the Company on or prior to the funding of the first tranche of the 2017 Loan Agreement.

The proceeds of the 2017 Loan Agreement will be used to retire the 2014 Loan Agreement, support the commercialization of the Company’s lead product and fund the general operations of the Company. There are no financial covenants under the agreement; however, the Company is obligated to provide certain financial information each quarter and fiscal year. The loan will be collateralized by substantially all of the Company’s assets.

NOTE 6—WARRANTS

The Company has outstanding warrants to purchase common stock, originally issued in connection with debt issuances in 2012 or prior years, which have an immaterial fair value, as follows:

•	170 shares at an exercise price of $3,509.57 that expire in September 2017, and

•	1,888 shares at an exercise price of $396.95 that expire in February 2019.

In December 2014, pursuant to the 2014 Loan Agreement, the Company issued warrants to purchase 1,151,936 shares of Series 3 convertible preferred stock (“2014 Series 3 Warrants”), subject to adjustment under certain circumstances. The warrants were immediately exercisable at $0.976616 per share of preferred stock and expire in December 2024. If the Company completes a next preferred stock round or an initial public offering of common stock, the exercise price will be the lower of the then effective exercise price, the preferred round price or 80% of an initial public offering price. The Company valued the 2014 Series 3 Warrants using a Black-Scholes option-pricing model, and the initial fair value of the 2014 Series 3 Warrants of $1,256 was recorded as a debt discount and will be amortized to interest expense over the term of the note payable. The assumptions used in the model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 9.1 years, a risk-free interest rate of 2.1% and an expected volatility of 80%.

In December 2015, in connection with the additional advance under the 2014 Loan Agreement, the Company issued additional warrants to purchase 230,387 share of Series 3 convertible preferred stock (“2015 Series 3 Warrants”), subject to adjustment under certain circumstances. The warrants were immediately exercisable at $0.976616 per share of preferred stock and expire in December 2024. If the Company completes a next preferred stock round or an initial public offering of common stock, the exercise price will be the lower of the then effective exercise price, the preferred round price or 80% of an initial public offering price. The Company valued the 2015 Series 3 Warrants using a Black-Scholes option-pricing model, and the initial fair value of the 2015 Series 3 Warrants of $242 was recorded as a debt discount and will be amortized to interest expense over the term of the note payable. The assumptions used in the model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 8.4 years, a risk-free interest rate of 2.2% and an expected volatility of 82%.

The Company classified the 2014 and 2015 Series 3 Warrants as a liability in its balance sheet and is required to remeasure the carrying value of these warrants to fair value at each balance sheet date, with adjustments for changes in fair value recorded to other income or expense in its statements of operations. As of December 31, 2016 and 2015, the fair value of the warrants was $674 and $1,456, respectively. To remeasure the 2014 and 2015 Warrants at December 31, 2016, the assumptions used in the Black-Scholes option-pricing model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 7.5 years, a risk-free interest rate of 2.3% and an expected volatility of 98%.

NOTE 7—INTEREST EXPENSE

Interest expense in the statements of operations consisted of the following:

	Year Ended December 31,
	2016	2015
Cash interest expense	$2,397	$1,719

Noncash interest expense:
Debt discount and deferred financing costs	993	1,091
Liability for potential royalty accretion	—	350

Subtotal noncash interest expense	993	1,441

Total interest expense	$3,390	$3,160

Interest accrued on convertible promissory notes	$1,016	$—

NOTE 8—COLLABORATION AND LICENSE AGREEMENT WITH SANOFI

In June 2011, the Company executed an exclusive, worldwide research collaboration and license agreement (the “Collaboration”) with Sanofi, a global pharmaceutical company, for novel classes of antibiotics resulting from the Company’s ESKAPE pathogen program (at the time known as the RX-04 program). Under the terms of the

Collaboration, the Company received nonrefundable fees related to contract research and development milestones (as defined in the Collaboration) of $19,000 and $3,000 in July 2011 and January 2012, respectively, which had been achieved as of those dates.

Under ASC 730-20, Research and Development—Research and Development Arrangements, the Company determined that the Collaboration should be accounted for as an obligation to perform contractual services as the repayment of any of the arrangement consideration provided by Sanofi depended solely on the results of the Collaboration during the Research Term (June 28, 2011, to June 28, 2014) having future economic benefit.

The Company evaluated the Collaboration in accordance with ASC 605-25, Revenue Recognition—Multiple Element Arrangements, and determined that the deliverables under the Collaboration should be accounted for as a single unit of accounting. The Company determined it would fulfill its performance obligations under the Collaboration ratably throughout the period over which the performance obligations occur, and therefore, recognized the nonrefundable fees into revenue on a straight-line basis over the Research Term.

In July 2013, the Company and Sanofi executed a termination agreement (the “Termination Agreement”), pursuant to which all rights, obligations, and duties under the Collaboration were terminated for both parties. The Company retains all of the rights, title, and interest in all ESKAPE pathogen products. As consideration for being released from its remaining obligations under the Collaboration, the Company agreed to increase the royalty payments to be made to Sanofi as compared to the original royalty payments that would have been made under the Collaboration. Under the Termination Agreement, the Company is obligated to make royalty payments to Sanofi equal to the applicable percentage of worldwide net sales of qualified products (as defined). The applicable percentage shall be 3% until the aggregate payments to Sanofi equal $22,000, at which time the applicable percentage will be reduced to 1% during the remaining period of the royalty obligation (as defined). Qualified products shall only include those products that are commercialized on or before the tenth anniversary date of the Termination Agreement. The obligation to make any royalty payments ends 10 years after the first commercial sale of the first such qualifying product. The Company considered the release of the remaining obligation in exchange for the obligation to make incremental royalty payments to be a nonmonetary transaction under ASC 845, Nonmonetary Transactions. Based on the nature of the Termination Agreement, the obligation to pay the incremental royalty payments, should future sales occur, has been deemed similar to transactions representing a sale of future revenues for which debt classification is appropriate based on the provisions of ASC 470, Debt. Accordingly, the Company recognized, at the date of the Termination Agreement, a liability for potential future royalties based on the fair value of the potential future royalty payments that may be made to Sanofi, which was estimated to be $3,926.

The liability for potential future royalty payments is presented in the balance sheets as “Liability for Potential Royalties” and was initially being accreted to its expected future value using the effective interest method, with adjustments made to the liability by recording a cumulative adjustment for any changes in estimates related to the amount and timing of estimated future royalty payments. In July 2014, the Company revised its estimated commercialization date of future ESKAPE antibiotics from 2018 to 2020, resulting in a decrease to the projected liability of $1,026, which was recognized in other income for the year ended December 31, 2014. In December 2015, the Company further revised its estimated commercialization date of future ESKAPE antibiotics to beyond July 2023, which would preclude the ESKAPE antibiotics from being a qualified product eligible for royalties. Accordingly, the Company determined that the expected liability was $0 as of December 31, 2015, and recognized a gain of $3,971, which was recorded as other income for the year ended December 31, 2015. As of December 31, 2016, there were no qualified products under development; as such, the liability for potential future royalties continues to be estimated as $0, and there is no need to evaluate the value of the liability in future periods. Non-cash interest expense related to accretion of the liability was $0 and $350 for the years ended December 31, 2016 and 2015, respectively.

NOTE 9—FAIR VALUE MEASUREMENTS

The provisions of the accounting standard for fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The transaction of selling an asset or transferring a liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant who holds the asset or owes the liability. Therefore, the objective of a fair value measurement is to determine the price that would be received when selling an asset or paid to transfer a liability (an exit price) at the measurement date. This standard classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—Unobservable inputs for the asset or liability.

The following table lists the Company’s assets and liabilities that are measured at fair value and the level of inputs used to measure their fair value at December 31, 2016 and 2015. The money market fund is included in cash & cash equivalents on the balance sheet; the other items are in the captioned line of the balance sheet.

	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$2,035	$—	$—	$2,035
Preferred stock tranche assets	—	—	—	—

Total assets at fair value	$2,035	$—	$—	$2,035

Liabilities:
Preferred stock warrants	$—	$—	$674	$674

Total liabilities at fair value	$—	$—	$674	$674

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$13,016	$—	$—	$13,016
Preferred stock tranche assets	—	—	1,313	1,313

Total assets at fair value	$13,016	$—	$1,313	$14,329

Liabilities:
Preferred stock warrants	$—	$—	$1,456	$1,456

Total liabilities at fair value	$—	$—	$1,456	$1,456

The preferred stock warrants and preferred stock tranche assets and liabilities were valued using a Black-Scholes option-pricing model and Level 3 unobservable inputs. The significant unobservable inputs include the value of the Company’s convertible preferred stock valued using a PWERM method (as described in the next paragraph), the risk-free interest rate, remaining contractual term, and expected volatility. Significant increases or decreases in any of these inputs in isolation would result in a significantly different fair value measurement. An increase in the risk-free interest rate, and/or an increase in the remaining contractual term or expected volatility, would result in an increase in the fair value of the warrants.

The Company’s convertible Series 3-B Preferred Stock (see Note 10), issued under the Eurofarma agreement (see Note 3), was valued using a PWERM method, including Level 3 unobservable inputs. Under a PWERM, the value of the Company’s convertible preferred stock, common stock and derivative instruments are estimated based upon an analysis of future enterprise values under various liquidity events. The future enterprise value is allocated among the various equity classes expected to be outstanding at the liquidity events based on the rights and preferences of each class. The significant unobservable inputs include the total probabilities of an initial public offering (“IPO”), sale/merger scenarios and liquidation. Multiple scenarios were considered, in order to reflect a range of possible future values; however, the greatest weighting was applied to the IPO scenarios. Significant increases or decreases in these inputs in isolation would result in a significantly different fair value measurement.

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended December 31, 2016 and 2015:

Level 3 Assets	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2016
Preferred stock tranche assets	$1,313	$—	$(1,313)	$—	$—	$—

Total assets at fair value	$1,313	$—	$(1,313)	$—	$—	$—

Level 3 Assets	Fair Value at December 31, 2014	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2015
Preferred stock tranche assets	$—	$—	$(1,349)	$2,662	$—	$1,313

Total assets at fair value	$—	$—	$(1,349)	$2,662	$—	$1,313

The following tables summarize the changes in fair value of the Company’s Level 3 liabilities for the years ended December 31, 2016 and 2015:

Level 3 Liabilities	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2016
Preferred stock warrants	$(1,456)	$—	$782	$—	$—	$(674)

Total liabilities at fair value	$(1,456)	$—	$782	$—	$—	$(674)

Level 3 Liabilities	Fair Value at December 31, 2014	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2015
Preferred stock tranche liabilities	$(3,673)	$—	$(1,379)	$5,052	$—	$—
Preferred stock warrants	(1,256)	—	42	(242)	—	(1,456)

Total liabilities at fair value	$(4,929)	$—	$(1,337)	$4,810	$—	$(1,456)

NOTE 10—CONVERTIBLE PREFERRED STOCK

Under the Company’s amended and restated articles of incorporation, the Company’s convertible preferred stock was recorded at fair value as of the date of issuance based on original issue price corroborated by a PWERM analysis (as described in Note 9), net of issuance costs. Outstanding convertible preferred stock as of December 31, 2016 and 2015, consisted of the following:

	As of December 31, 2016
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$18,822

Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	25,683

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	112,254

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	84,863

Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	16,326

Series 4 Convertible Preferred Stock	67,603,974	67,603,974	73,729	78,405

Total Convertible Preferred Stock	255,973,814	254,591,489	$218,343	$336,353

	As of December 31, 2015
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$17,428

Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	23,780

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	107,555

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	78,577

Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	15,117

Series 4 Convertible Preferred Stock	54,561,791	54,561,791	60,113	59,154

Total Convertible Preferred Stock	242,931,631	241,549,306	$204,727	$301,611

During the years ended December 31, 2016 and 2015, there were no changes in the shares outstanding or carrying value of the Series 1, Series 2-A, or Series 2-B Convertible Preferred stock. The following table presents the movements in the shares outstanding and carrying values of the Series 3, Series 3-B and Series 4 convertible preferred stock during the years ended December 31, 2016 and 2015:

	Series 3 Convertible Preferred Stock		Series 3-B Convertible Preferred Stock		Series 4 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2015	56,316,891	$46,616	—	$—	—	$—

Issuance of preferred stock, net of issuance costs	22,526,762	19,997	5,262,373	5,991	54,561,791	56,911
Recognition of tranche liabilities		4,512				3,202

Balance at December 31, 2015	78,843,653	$71,125	5,262,373	$5,991	54,561,791	$60,113

Issuance of preferred stock, net of issuance costs					13,042,183	13,616

Balance at December 31, 2016	78,843,653	$71,125	5,262,373	$5,991	67,603,974	$73,729

Series 4 Preferred Stock Financing—In June 2015, pursuant to the Series 4 convertible preferred stock purchase agreement (“Series 4 Purchase Agreement”), the Company agreed to sell up to $67,000 of convertible preferred stock (“Series 4 Preferred Stock”) at $1.044687 per share in two closings and an optional third closing. The Company agreed to certain terms and conditions with respect to the issuance of the Series 4 Preferred Stock, including a liquidation preference equal to the original issue price, plus any accrued but unpaid dividends and a liquidation priority over the Series 3, Series 2 and Series 1 Preferred Stock. The first tranche closed in June 2015 for $45,911, net of issuance costs of $89, for 44,032,324 shares of Series 4 Preferred Stock. The second tranche closed in December 2015 for approximately $11,000 for 10,529,467 shares of Series 4 Preferred Stock (issuance costs were not material). The Company also had an option to require one investor to purchase up to an additional $10,000 of Series 4 Preferred Stock at the same price (“Optional Third Closing”), which was exercisable until June 2016. In March 2016, the Company exercised its option for the Optional Third Closing and issued 13,042,183 shares of Series 4 Preferred Stock for proceeds of $13,616 (net of issuance costs of $9), including proceeds from additional investors who chose to participate in the Optional Third Closing.

The Company determined the rights of the investors to purchase shares of Series 4 (the Second Tranche) and the Company’s right to require an investor to purchase shares of Series 4 (the Optional Third Closing) met the definition of freestanding financial instruments. Accordingly, the fair value of the rights related to the Second Tranche was recognized as a liability and the fair value of the rights related to the Optional Third Closing was recognized as an asset, with an offsetting net reduction to preferred stock. The Company determined the fair values using a Black-Scholes option-pricing model. The significant assumptions used in the model were:

•	the market price, equal to the estimated value of the Company’s common stock;

•	the exercise price, equal to $1.044687;

•	a risk-free rate, determined by reference to yields of U.S. Treasury notes of comparable duration at each measurement date;

•	an expected life equal to the estimated time between the measurement date and the expected tranche closing date; and

•	an estimated volatility of approximately 72%.

Upon the original issuance of the Series 4 Preferred Stock, the Company recorded $2,662 in tranche assets, which represented the fair value associated with the Optional Third Closing, and $2,043 in tranche liabilities, which represented the fair value associated with Second Tranche. The Company adjusted the carrying values of the tranche obligations to their estimated fair values at each quarter end, with adjustments recorded within other income (expense) in the statements of operations. The Company recognized $1,889 of other expense during 2015 related to the remeasurement of the tranche asset and liability. The tranche liability settled in December 2015 with the closing of the Second Tranche. As of December 31, 2015, the fair value of the tranche asset was $1,313. In connection with the closing of the Optional Third Closing in the first quarter of 2016, the fair value of the tranche asset was re-measured and $1,313 was recorded as other expense.

Series 3 Preferred Stock Financing—In January 2014, pursuant to the Series 3 Convertible Preferred Stock Purchase Agreement, the Company agreed to sell up to $70,000 of Series 3 Convertible Preferred Stock (“Series 3 Preferred Stock”) in three closings (“Series 3 Financing”), at $0.887833 per share. The first tranche closed in January 2014 in the amount of $34,940, net of issuance costs of $60, for 39,421,825 shares of Series 3 Convertible Preferred Stock. The second tranche closed in September 2014 in the amount of $14,998, net of issuance costs of $2, for 16,895,066 shares of Series 3 Convertible Preferred Stock. The third tranche closed in March 2015 in the amount of $19,998, net of issuance costs of $3, for 22,526,762 shares of Series 3 Convertible Preferred Stock. The Company agreed to certain terms and conditions with respect to the issuance of the Series 3 Preferred Stock, including a liquidation preference equal to the original issue price, plus any accrued but unpaid dividends and a liquidation priority over the Series 2 and Series 1 Preferred Stock.

The Company determined the right of the investors to purchase shares of Series 3 in future tranches (the second and third closings) met the definition of a freestanding financial instrument and recognized a liability at fair value, with an offsetting reduction to Preferred Stock upon the original issuance of the Series 3 Preferred Stock. The Company determined the fair value of the tranches using a Black-Scholes option-pricing model. The significant assumptions used in the model were:

•	the market price, equal to the estimated value of the Company’s common stock;

•	the exercise price, equal to $0.887833;

•	a risk-free rate, determined by reference to yields of U.S. Treasury notes of comparable duration at each measurement date;

•	an expected life equal to the estimated time between the measurement date and the expected tranche closing date; and

•	an estimated volatility of 50%.

The Company adjusted the carrying value of the tranche obligations to its estimated fair value at each reporting date. Increases or decreases in the fair value of the tranche obligations were recorded within other income (expense) in the statements of operations. The Company recognized $839 of other expense during 2015 related to the remeasurement of the tranche liability. The tranche liability settled in March 2015 with the closing of the third tranche.

Series 3-B Preferred Stock Financing—In connection with the Eurofarma agreements, the Company agreed to issue 5,262,373 shares of Series 3-B Preferred Stock. The agreement, signed in December 2014, required immediate payment for the Series 3-B Preferred Stock. However, the payment for the stock was not received until January 2015, at which time the shares were issued with a carrying value of approximately $6,000 (see Note 4 for further details of the Eurofarma arrangement).

Series 2 Preferred Stock Financing—In November 2012, pursuant to the Series 2 Stock Purchase Agreement, the Company agreed to sell up to $67,500 of Series 2 Convertible Preferred Stock (“Series 2 Preferred Stock”) in multiple closings (“Series 2 Financing”), at $0.721784 per share. The first tranche closed in November 2012 in the amount of $17,961, net of issuance costs of $725, for 25,889,329 shares of Series 2-A Convertible Preferred Stock, consisting of 20,781,845 shares of Series 2-A(1) Convertible Preferred Stock (the “Series 2-A(1) Preferred Stock”) and 5,107,484 shares of Series 2-A(2) Convertible Preferred Stock (the “Series 2-A(2) Preferred Stock”).

In April 2013 and June 2013, pursuant to the Series 2 Stock Purchase Agreement, the Company completed the Tranche 2 Closing in the combined amount of $24,890, net of issuance costs of $23, for 34,516,566 shares of

Series 2-B Convertible Preferred Stock, consisting of 27,709,127 shares of Series 2-B(1) Convertible Preferred Stock (the “Series 2-B(1) Preferred Stock”) and 6,807,439 shares of Series 2-B(2) Convertible Preferred Stock (the “Series 2-B(2) Preferred Stock”). The shares were sold at a per share price of $0.721784 and have a liquidation preference equal to two times the original issue price, plus any accrued but unpaid dividends. The Company determined the liquidation preference was an embedded feature of the Series 2-B Convertible Preferred Stock and did not require bifurcation.

In August and November 2013, pursuant to the Series 2 Stock Purchase Agreement, the Company completed an additional Permitted Financing in the combined amount of $23,893, net of issuance costs of $7, for 33,112,407 shares of Series 2-B Convertible Preferred Stock, consisting of 27,154,945 shares of Series 2-B(1) Preferred Stock and 5,957,462 shares of Series 2-B(2) Preferred Stock. The shares were sold at a per share price of $0.721784, and have a liquidation preference equal to two times the original issue price, plus any accrued but unpaid dividends.

Series 1 Preferred Stock—In November 2012, immediately prior to the Series 2 Financing, the Company’s then outstanding 2009 Notes, 2010 Notes and 2011 Notes were converted into 9,363,187 shares of Series 1 Convertible Preferred Stock (“Series 1 Preferred Stock”) in accordance with the original terms provided for in the agreements. At the date of the conversion, the fair value of the Series 1 Preferred Stock was determined to be $1,433 using the PWERM valuation method.

Preferred Stock—The Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 3-B Preferred Stock and Series 4 Preferred Stock (collectively, the “Preferred Stock”) have the following rights and privileges:

Dividends—Dividends accrue to holders of the Preferred Stock at the rate of 8%, compounding per annum (on the original issue prices, as defined, of $1.462645 per share of Series 1 Preferred Stock, $0.721784 per share of Series 2 Preferred Stock, $0.887833 per share of Series 3 Preferred Stock, $2.660397 per share of Series 3-B Preferred Stock and $1.044687 per share of Series 4 Preferred Stock). These dividends are cumulative, and accrue to the holders of the Preferred Stock whether or not funds are legally available and whether or not declared by the board of directors. Such dividends are not accrued into the carrying value of the Preferred Stock until such time as 1) a redeemable liquidation event is deemed probable of occurring or 2) such dividends are declared, neither of which has occurred as of December 31, 2016. As of December 31, 2016, cumulative dividends payable to the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 3-B Preferred Stock and Series 4 Preferred Stock, but not yet declared, totaled $5,127, $21,623, $14,863, $2,326 and $7,780, respectively.

The holders of the Preferred Stock are also entitled to participate in dividends on common stock, when and if declared by the board of directors, based on the number of shares of common stock held on an if-converted basis. No dividends have been declared by the board of directors from inception through December 31, 2016.

Liquidation Rights—In the event of a liquidation, dissolution, merger, sale, or winding up of the Company, upon issuance, the holders of the Series 4 Preferred Stock are entitled to receive, prior to and in preference to the holders of the Series 3 and Series 3-B Preferred Stock, Series 2 Preferred Stock, the Series 1 Preferred Stock and common stock, an amount equal to $1.044687 per share of Series 4 Preferred Stock, plus any accrued but unpaid dividends. After payment in full of the Series 4 Preferred Stock liquidation preference, the holders of the Series 3 and Series 3-B Preferred Stock are entitled to receive, prior to and in preference to the holders of the Series 2 Preferred Stock, the Series 1 Preferred Stock and common stock, an amount equal to $0.887883 per share of Series 3 Preferred Stock and $2.660397 per share of Series 3-B Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends. After payment in full of the Series 3 and Series 3-B Preferred Stock liquidation preference, the holders of the Series 2 Preferred Stock are entitled to receive, prior to and in preference to the holders of Series 1 Preferred Stock and common stock, from the assets of the Company available for distribution, (A) in the case of the Series 2-B Convertible Preferred Stock, an amount equal to

$0.721784 per share of Series 2-B Convertible Preferred Stock (subject to certain antidilutive adjustments), multiplied by two, plus any accrued but unpaid dividends, and (B) in the case of the Series 2-A Convertible Preferred Stock, an amount equal to $0.721784 per share of Series 2-A Convertible Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends in order of preference. After payment in full of the Series 2 Preferred Stock liquidation preference, the holders of the Series 1 Preferred Stock are entitled to receive, prior to and in preference to the holders of common stock, from the assets of the Company available for distribution, an amount equal to $1.462645 per share of Series 1 Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends. Any net assets remaining after the payment of preferential amounts to the holders of Preferred Stock shall be shared ratably by the holders of the Preferred Stock with the common stockholders as if all preferred shares were converted into common stock at the time of the event.

Conversion—At the option of the holders of the Preferred Stock (or automatically in the event of a conversion pursuant to an IPO), shares may be converted to such number of shares of common stock as is determined by dividing the applicable conversion base by the then applicable conversion price. The conversion base for each share of the Preferred Stock shall be the original issue price, as defined (plus, in the event of a conversion pursuant to an IPO, all accrued but unpaid dividends). The Conversion Price of each share of Series 1 Preferred Stock shall initially be $9.615178, of each share of the Series 2-A(1) and Series 2-B(1) Preferred Stock shall initially be $0.620239, of each share of the Series 2-A(2) and Series 2-B(2) Preferred Stock shall initially be $0.721784, of each share of the Series 3 Preferred Stock shall initially be $0.887883, of each share of the Series 3-B Preferred Stock shall initially be $2.660397, and of each share of the Series 4 Preferred Stock shall initially be $1.044687. However, after the issuance of the Series 4 Preferred Stock, the Conversion Price of each share of Series 3-B Preferred Stock as of December 31, 2016 was $2.328332. Upon completion of the Optional Third Closing of Series 4 Preferred Stock in March 2016, the Conversion Price of each share of Series 3-B Preferred Stock was reduced further to $2.268401.

Voting and Other Rights—The Preferred Stock has certain voting rights equivalent to the common stockholders. In addition, the lead investor in the Series 2, 3 and 4 Financings acquired certain stockholder contractual rights to solely control all significant decisions of the Company (including, without limitation, sole control of drag-along rights, financings, recapitalizations, and IPO), in each case not subject to any “blocking rights” of the minority stockholders. The holders of the Series 2 Preferred Stock are entitled to elect four representatives (out of nine) to the board of directors.

NOTE 11—COMMON STOCK

The Company’s certificate of incorporation, as amended, authorizes the Company to issue up to 350,000,000 shares of $0.001 par value common stock. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Holders of the Company’s common stock are not entitled to receive dividends, unless declared by the board of directors. Any such dividends would be subject to the preferential dividend rights of the holders of the Convertible Preferred Stock. There have been no dividends declared to date. The Company has reserved and keeps available out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to effect the conversion of all Convertible Preferred Stock and all issued and outstanding warrants and stock options.

NOTE 12—STOCK-BASED COMPENSATION

2001 Stock Option and Incentive Plan—In 2001, the Company’s board of directors adopted the 2001 Stock Option and Incentive Plan (“2001 Plan”). The 2001 Plan provided for the granting of incentive and nonqualified stock options and restricted stock bonus awards to officers, directors, employees, and consultants of the Company. As of December 31, 2016 and 2015, the Company had 210 and 258 shares of common stock, respectively, reserved under the 2001 Plan for issuance upon exercise of stock options. The 2001 Plan was terminated in 2011 and no new awards will be granted under the 2001 Plan, but awards previously granted will continue to be outstanding until they are exercised or expire.

2011 Equity Incentive Plan—In November 2011, the Company’s board of directors adopted the 2011 Equity Incentive Plan (“2011 Plan”) to replace the 2001 Plan. The 2011 Plan provides for the granting of incentive stock options, nonqualified options, stock grants, and stock-based awards to employees, directors, and consultants of the Company. In April 2014, the Company’s board of directors authorized an increase of 17,484,210 shares to be reserved for issuance under the 2011 Plan. In September 2015, the Company’s board of directors authorized an additional 5,000,000 shares to be reserved. As of December 31, 2016 and 2015, the Company had 31,071,988 and 31,230,367 shares of common stock, respectively, reserved under the 2011 Plan for issuance upon exercise of stock options.

Stock-Option Activity—The exercise price of each stock option issued under the 2011 Plan is specified by the board of directors at the time of grant, but cannot be less than 100% of the fair market value of the stock on the grant date. In addition, the vesting period is determined by the board of directors at the time of the grant and specified in the applicable option agreement. The Company’s practice is to issue new shares upon the exercise of options.

All options granted during the years ended December 31, 2016 and 2015, were granted with exercise prices not less than the fair market value of the Company’s common stock on the grant date, as approved by the Company’s board of directors.

A summary of the stock-option activity under the 2001 Plan is presented in the table and narrative below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2016	258	$1,235.27	1.9

Expired	(4)	1,261.72
Cancelled	(44)	1,417.67

Outstanding and exercisable as of December 31, 2016	210	$1,196.55	1.2	$—

A summary of the stock option activity under the 2011 Plan is presented in the table and narrative below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2016	21,814,182	$0.60	8.5	$4,655
Granted	6,202,498	0.71
Exercised	(158,427)	0.41
Canceled/expired	(1,656,045)	0.77		(2)

Outstanding as of December 31, 2016	26,202,208	$0.62	7.9	$—

Exercisable as of December 31, 2016	14,123,425	$0.55	7.3

Exercisable and expected to vest as of December 31, 2016	26,202,208	$0.62	7.9

The weighted-average grant-date per share fair value of options granted under the 2011 Plan during the years ended December 31, 2016 and 2015 was $0.43 and $0.56, respectively. The weighted-average grant-date per share fair value of options that vested under the 2011 Plan during the years ended December 31, 2016 and 2015 was $0.29 and $0.32, respectively.

Under the 2011 Plan, the Company granted 6,202,498 and 5,942,512 of stock options to employees during the years ended December 31, 2016 and 2015, respectively.

Stock-Based Compensation—The Company uses a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards.

The assumptions used to value stock option grants were as follows:

	For the Years Ended December 31,
	2016	2015
Risk-free interest rate	1.48%	2.28%
Weighted-average volatility	67.1%	75.0%
Expected term—employee awards (in years)	6.0	6.0
Forfeiture rate	0.00%	7.00%
Dividend yield	—	—

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Weighted-average Volatility—As the Company has been privately held since inception, there is no specific historical or implied volatility information available. Accordingly, the Company determines volatility based on an average of reported volatility of selected peer companies in the pharmaceutical and biotechnology industry in a similar stage of development.

Expected Term—The Company calculates expected term for employee awards using the “simplified” method for “plain vanilla” options, which is the simple average of the vesting period and the contractual term of the option. The Company uses the contractual term as the expected term for nonemployee awards.

Forfeiture Rate—On January 1, 2016, Melinta adopted the guidance in ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and changed its accounting policy for stock-based compensation to recognize stock option forfeitures as they occur rather than estimating an expected amount of forfeitures.

Expected Dividend Yield—The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation reported in the Company’s statements of operations was as follows:

	For the Years Ended December 31,
	2016	2015
Stock-based compensation expense:
Research and development	$1,169	$787
General and administrative	1,346	998

Total stock-based compensation expense	$2,515	$1,785

No related tax benefits associated with stock-based compensation expense has been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total aggregate unrecognized stock-based compensation cost under both the 2001 Plan and the 2011 Plan as of December 31, 2016 and December 31, 2015, net of forfeitures, was $4,703 and $4,832, respectively. The unrecognized stock-based compensation as of December 31, 2016, will be recognized over a weighted-average period of 2.6 years.

NOTE 13—INCOME TAXES

The tax effects of the temporary differences and net operating losses that give rise to significant portions of deferred tax assets are as follows (in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$106,826	$78,833
Tax credit carryforwards	7,386	5,763
Deferred revenue	—	—
Fixed assets	1,051	1,136
Stock compensation expense	2,406	1,434
Licenses	1,008	1,164
Others	144	150

Total deferred tax assets	118,821	88,480
Valuation allowance	(118,821)	(88,480)

Net deferred tax assets	$—	$—

The Company has established a full valuation allowance because the Company does not believe that it is more likely than not that it will generate sufficient taxable income to realize the deferred tax assets and, therefore, not recognize any benefits from the net operating losses, tax credits, and other deferred tax assets. For the years ended December 31, 2016 and 2015, the Company’s valuation allowance increased by $30,341 and $30,953, respectively.

The Company has determined that its ability to utilize its previously generated federal net operating losses and federal tax credits would be limited under Sections 382 and 383 of the Internal Revenue Code (“Section 382”). The limitations under Section 382 apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain stockholders increase their aggregated ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). The Company determined that it will be subject to Section 382 limitations due to previous ownership changes, specifically associated with its Recapitalization in 2012. In addition, future changes in stock ownership may trigger additional ownership changes and, consequently, additional Section 382 limitations. Due to the significant complexity and cost associated with a change in control study, and the expectation of continuing to incur losses whereby the net operating losses and federal tax credits are not anticipated to be used in the foreseeable future, the Company has not undergone a formal Section 382 study to assess the changes in control since the Company’s formation.

As of December 31, 2016, the Company had the following tax net operating loss carryforwards available to reduce future federal and Connecticut taxable income and research and development tax credit carryforwards available to offset future federal and Connecticut income taxes:

	Amount	Expire
Tax net operating loss carryforwards:
Federal	$278,180	2020-2036
State of Connecticut	275,874	2020-2036

Research and development tax credit carryforwards:
Federal	$6,227	2020-2036
State of Connecticut	1,736	Do not expire

The provision for income taxes differs from income taxes computed at the federal statutory tax rates for the years ended December 31, 2016 and 2015, due to the following items:

	Year Ended December 31,
	2016	2015
Federal statutory rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	5.0	5.0
Change in valuation allowance	(41.0)	(39.3)
Research and development tax credits	2.2	2.3
Impact of change in fair value of tranche asset and liabilities	(0.3)	(1.3)
Other	0.1	(0.7)

Effective income tax rate	0.0%	0.0%

ASC 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized.

As of December 31, 2016, the Company did not have any unrecognized tax benefit. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. To date, the Company has not recorded any such interest or penalties.

The Company’s primary income tax jurisdictions are the United States, Connecticut and Illinois. As a result of the Company’s net operating loss carryforwards, the Company’s federal and Connecticut statutes of limitations remain open for all tax years since 2000. The Company does not currently have any federal, Connecticut or Illinois income tax examinations in progress, nor has the Company had any federal, Connecticut or Illinois income tax examinations since inception.

NOTE 14—STATE TAX EXCHANGE CREDIT

In the state of Connecticut, companies have the opportunity to exchange certain research and development tax credit carryforwards for a cash payment equal to 65% of the research and development tax credit. The research and development expenses that qualify for Connecticut tax credits are limited to those costs incurred within Connecticut. The Company has elected to participate in the exchange program and, as a result, has recognized net benefits of $160 and $114 for the years ended December 31, 2016 and 2015, respectively. These tax benefits are included in other expense in the accompanying statements of operations.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company is a lessee under a lease agreement for its principal research facility at 300 George Street, New Haven, Connecticut, that expires in August 2018. The Company is a lessee under a lease agreement for its administrative facility at 300 Tri-State International, Lincolnshire, Illinois, that expires in March 2022. In 2016, the Company exercised an option to lease additional office space in the Lincolnshire, Illinois, location, which will become effective in April 2017.

The terms of the Connecticut lease provide for even rental payments over the life of the lease, and the Company recognizes rent expense on a straight-line basis over the noncancelable lease term. The Company is required to pay its share of operating expenses, and these amounts are not included in rent expense or minimum operating lease payments below.

The terms of the Illinois lease provide for rental payments on a graduated scale, and the Company recognizes rent expense on a straight-line basis over the noncancelable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability included in accrued expenses. The Company is required to pay its share of operating expenses, and these amounts are not included in rent expense or minimum operating lease payments below.

Rent expense under operating leases for facilities and equipment was $690 and $688 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, minimum operating lease payments under noncancelable leases (as amended) were as follows:

Amounts
2017	$748
2018	636
2019	253
2020	257
2021	260
Thereafter	132

Total future minimum payments	$2,286

License Agreements—In December 2001, the Company entered into an exclusive license agreement with Yale University (“Yale”) under which the Company obtained an exclusive right to use certain technology related to the high-resolution X-ray crystal structure of a 50S ribosome through the term of Yale’s patent rights on such technology. In return, the Company issued 61 shares of the Company’s common stock. The fair value of the shares of $35 was charged to operations in 2001. In September 2004 and December 2009, the license agreement was amended to include additional 50S ribosome technology and 70S ribosome technology owned by Yale, and the Company paid Yale license fees of $15 upon each amendment. The Company uses the licensed technology in its ESKAPE pathogen program. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties, although Yale is entitled to a portion of payments received from the sublicensees. Under the license agreement, the Company may be required to make payments to Yale of up to $900 upon achieving certain regulatory approval milestones for each of the first three products developed under the license. In accordance with the license agreement, Yale is also entitled to receive percentage royalty payments in the single digits based on net sales, if any, of products using the subject matter of the license. Upon the occurrence of certain events, Yale has the right to terminate the license agreement upon 60 days’ written notice to the Company, should the Company fail to make a material payment under the agreement, commit a material breach of the agreement, fail to carry insurance required by the agreement, cease to carry on the Company’s business, or become subject to bankruptcy or a similar insolvency event. The Company has the right to terminate the license agreement upon 90 days’ written notice to Yale. Unless earlier terminated, the agreement will continue in effect until the last of the licensed patents expires.

In March 2005, the Company entered into an exclusive license agreement with the Medical Research Council (“MRC”) under which the Company acquired rights to certain patent applications and other intellectual property related to the high-resolution X-ray crystal structure of a 30S ribosome through the term of the MRC’s patent rights on such technology. Upon entering into the license agreement, the Company paid the MRC a license fee of $10. The Company uses the licensed technology in its ESKAPE pathogen program. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties. Under the license agreement, the Company may be required to pay the MRC an aggregate of $610 upon the achievement of specified development and regulatory approval milestones for a pharmaceutical product and $100 for a diagnostic product. In accordance with the license agreement, the MRC is also entitled to receive percentage royalty payments in the single digits based on net sales, if any, of licensed pharmaceutical and diagnostic products. The Company and the MRC have the right to terminate the license agreement upon 30 days’ written notice if the other party commits a material breach of the agreement or an insolvency event occurs with respect to the other party, and the MRC may terminate the agreement if the Company challenges the protection of the licensed patent rights and know-how. Unless earlier terminated, the term of the agreement continues until the expiration of the last to expire claim of the licensed patent rights on a country-by-country basis.

In May 2006, the Company and Wakunaga Pharmaceutical Co., Ltd. (“Wakunaga”) executed a license agreement under which the Company acquired rights to certain patents, patent applications, and other intellectual property related to Baxdela. To date, the Company has made $5,100 of nonrefundable payments to Wakunaga. Under the license, the Company has the right to grant sublicenses, although Wakunaga is entitled to a substantial portion of nonroyalty income received from a sublicense of the Wakunaga technology. Pursuant to an amendment of the license agreement in November 2012, and later amended in May 2017, the future payments under the license agreement were adjusted. The license agreement, as amended, provides for potential additional future payments of up to $9,000 to Wakunaga upon the achievement of specified development and regulatory milestones, in addition to potential future sales milestone payments, and tiered royalty payments in the single digits on net sales, if any, of the licensed product. Of the $9,000, Melinta paid Wakunaga $1,590 in March 2017 in connection with its license and collaboration agreement with Menarini (see Note 18). Wakunaga has certain termination rights, should the Company fail to perform its obligations under the agreement, the Company becomes subject to bankruptcy or similar events, or the Company’s business is transferred or sold and the successor requires the Company to terminate a substantial part of its development activities under the agreement. The Company has the right to terminate the license for cause upon six months’ written notice to Wakunaga. Unless earlier terminated, the license agreement will continue in effect on a country-by-country and product-by-product basis until the Company is no longer required to pay any royalties, which is the later of the date the manufacture, use or sale of a licensed product in a country is no longer covered by a valid patent claim, or a specified number of years following the first commercial sale in such country.

In November 2010, the Company entered into a license and supply agreement with CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand) under which the Company obtained an exclusive right, under certain patents and patent applications, to use Ligand’s beta sulfobutyl cyclodextrin, Captisol, in the Company’s development and commercialization of a Baxdela product. In addition, under the terms of the license agreement, the Company obtained a nonexclusive license to Ligand’s Captisol data package. Upon entering into the license agreement, the Company made a nonrefundable payment of $300 to Ligand. In January 2011, May 2013 and October 2016, the Company made milestone payments to Ligand under the agreement of $150, $500, and $1,500, respectively. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties. The license agreement provides for payments of up to $2,100 to Ligand upon the achievement of future development and commercial milestones, and obligations to make percentage royalty payments in the single digits based on net sales, if any, of the licensed product. Additionally, the Company has agreed to purchase its requirements of Captisol from Ligand for use in a Baxdela product, with pricing established pursuant to a tiered pricing schedule. Ligand has certain rights to terminate the agreement following a cure period, should the Company fail to perform its obligations under the agreement. In addition, Ligand may terminate the agreement immediately if the Company fails to pay milestones or royalties due under the agreement or if the Company becomes subject to bankruptcy or similar events. The Company has the right to terminate the license upon 90 days’ written notice to Ligand. Unless earlier terminated, the agreement will continue in effect until the expiration of the Company’s obligation to pay royalties. Such obligation expires, on a country-by-country basis, over a specified number of years following the expiration date of the last valid claim of a licensed product in the country of sale; if there has never been a valid claim of a licensed product in the country of sale, then such number of years after the first sale of the licensed product in such country.

In December 2014, the Company entered into a license agreement with a contract research organization (“CRO”) for the development and commercialization of radezolid in topical formulations for a variety of dermatological indications. Melinta retains the option to co-develop or fully regain rights to radezolid upon completion of specific development milestones. In March 2016 and February 2017, the Company paid milestones totaling $900 and $450, respectively, to the CRO under this license agreement, which was recorded as an expense when paid.

All payments made under these license agreements have been expensed as research and development expenses in the Company’s statements of operations.

Contingencies—The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2016 and 2015, the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

NOTE 16—BENEFIT PLAN

The Company has a 401(k) Plan in which all of the Company’s employees are eligible to participate. Each year, the Company may, but is not required to, make matching contributions to the 401(k) Plan. For the years ended December 31, 2016 and 2015, the Company made matching contributions to the 401(k) Plan of $306 and $288, respectively.

NOTE 17—RELATED PARTY TRANSACTIONS

The Company uses various software tools in the research and development discovery process. These tools are licensed at market rates from a company owned by Dr. William Jorgensen. Dr. Jorgensen is a founder of the Company and is the spouse of the Company’s Chief Scientific Officer. Total fees paid to Dr. Jorgensen’s company were $43 for each of the years ended December 31, 2016 and 2015.

Dr. Thomas Koestler is the Company’s Chairman of the Board and is employed by our lead investor. Dr. Koestler received compensation for his role in the amount of $150 for each of the years ended December 31, 2016 and 2015. In addition, during the year ended December 31, 2015, the Company granted stock options to purchase 795,072 shares with an exercise price of $0.87 and a fair value of $461. The Company did not grant stock options to Mr. Koestler during the year ended December 31, 2016.

In August 2015, the Company entered into a supply and distribution agreement with Malin Life Sciences Holdings Limited (“Malin”), a principal investor of the Company with a more than 5% ownership interest. Pursuant to the terms and conditions of the supply and distribution agreement, Malin or its affiliates are entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in Africa and the Middle East. In connection with the supply and distribution agreement, the Company is entitled to receive a royalty percentage of net sales of Baxdela. No upfront payments were received or paid in connection with this agreement.

In 2016, the Company issued Convertible Promissory Notes to certain of its investors. See Note 5 for discussion of these notes.

NOTE 18—SUBSEQUENT EVENTS

The Company evaluated subsequent events through May 10, 2017, the date these financial statements were available to be issued.

In February 2017, the Company executed a license and collaboration agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in western Europe, under which we licensed rights to commercialize Baxdela in certain European, Asia-Pacific and other rest-of-world territories. Pursuant to the terms and conditions of the arrangement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in the licensed territories, and the Company is entitled to commercial milestones and to receive a royalty percentage of net sales of Baxdela. In addition, Menarini and the Company agreed to share jointly in the future development cost of Baxdela. In connection with this arrangement, we received $19.9 million upfront, and going forward, we will receive reimbursement for 50% of the costs incurred for efforts to expand the applicable indications for Baxdela. We are currently evaluating the revenue recognition related to the consideration under this arrangement. In connection with this license and collaboration with Menarini, the Company paid Wakunaga $1,590, which was credited toward the Company’s future payment obligations (see Note 15).

Any other significant events that occurred after December 31, 2016, are disclosed elsewhere in these financial statements and are identified as subsequent events.

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

June 30, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,059
Tax credit receivable	213
Other receivables	4,066
Inventory	551
Prepaid expenses and other current assets	2,592

Total current assets	30,481

Property and equipment, net	1,551
Restricted cash	200
Intangible assets	7,500
Other assets	944

TOTAL ASSETS	$40,676

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$10,167
Accrued expenses	14,244
Accrued interest on note payable	21
Preferred stock warrants	1,040

Total current liabilities	25,472

LONG-TERM LIABILITIES:
Notes payable, net of current	28,855
Convertible promissory notes (See Notes 3 and 11)	71,774
Deferred revenues	9,008

Total long-term liabilities	109,637

COMMITMENTS AND CONTINGENCIES

CONVERTIBLE PREFERRED STOCK:
Total convertible preferred stock (See Note 6)	217,220

STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value; 350,000,000 shares authorized; 1,291,526 shares issued and outstanding at June 30, 2017	1
Additional paid-in capital	222,589
Accumulated deficit	(534,243)

Total stockholders’ deficit	(311,653)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$40,676

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2017	2016
REVENUE:
License	$19,905	$—
Contract research	6,538	—

Total Revenue	$26,443	$—

OPERATING EXPENSES:
Research and development	26,992	23,601
General and administrative	15,672	10,710

Total operating expenses	42,664	34,311

Loss from operations	(16,221)	(34,311)

OTHER INCOME (EXPENSE), NET:
Interest income	18	17
Interest expense	(3,384)	(1,772)
Loss on early extinguishment of debt	(607)	—
Change in fair value of tranche assets and liabilities	—	(1,313)
Change in fair value of warrant liability	(366)	409
Other	61	86

Total other expense, net	(4,278)	(2,573)

NET LOSS	$(20,499)	$(36,884)

Accretion of convertible preferred stock dividends	(11,441)	(10,448)

Net loss attributable to common stockholders	$(31,940)	$(47,332)

Net loss per share attributable to common stockholders, basic and diluted	$(25.48)	$(47.18)

Weighted-average shares, basic and diluted	1,253,731	1,003,236

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,499)	$(36,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	221	254
Change in fair value of tranche assets and liabilities	—	1,313
Loss on early extinguishment of debt	607	—
Non-cash interest expense	2,498	518
Stock-based compensation	1,080	1,273
Change in fair value of warrant liability	366	(409)
Loss on disposal of assets	42	—
Write-off of deferred equity financing costs	—	969
Changes in operating assets and liabilities:
Tax credit receivable	71	118
Other receivables	(3,896)	(5)
Inventory	(551)	—
Prepaid expenses and other current assets	634	(160)
Accrued interest on notes payable	(153)	18
Accounts payable	3,435	2,761
Accrued expenses	2,218	(1,795)
Other non-current assets and liabilities	(508)	(61)

Net cash used in operating activities	(14,435)	(32,090)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(593)	(234)
Purchases of intangible assets	(2,000)	—

Net cash used in investing activities	(2,593)	(234)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible preferred stock	—	13,625
Payment of preferred stock issuance costs	—	(9)
Proceeds from the issuance of notes payable	30,000	—
Proceeds from the issuance of convertible notes payable	24,526	—
Proceeds from the issuance of common stock	95	—
Repayment of notes payable	(24,503)	—
Fees paid upon repayment of notes payable	(1,240)	—

Net cash provided by financing activities	28,878	13,616

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	11,850	(18,708)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of the year	11,409	30,158

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of the period	$23,259	$11,450

Supplemental cash flow information:
Cash paid for interest	$1,867	$1,236
Cash received from exchange of state tax credits	$142	$207

Supplemental non-cash flow information:
Accrued notes payable issuance costs	$1,028	$—
Accrued payments for intangible assets	$5,500	$—
Accrued purchases of fixed assets	$112	$185

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balances at January 1, 2017	1,161,583	$1	$220,291	$(513,744)	$(293,452)
Stock-based compensation	—	—	1,080	—	1,080
Common stock issuances	131,899	—	95	—	95
Common and preferred stock repurchase (See Note 6)	(1,956)	—	1,123	—	1,123
Net loss	—	—	—	(20,499)	(20,499)

Balances at June 30, 2017	1,291,526	$1	$222,589	$(534,243)	$(311,653)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MELINTA THERAPEUTICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Melinta Therapeutics, Inc. (the “Company” or “Melinta”), a Delaware corporation, was formed in October 2000. Melinta is a commercial-stage biopharmaceutical company developing new antibiotics to overcome drug-resistant, life-threating infections. The Company has a commercially ready product, Baxdela, which is being advanced for acute bacterial skin and skin structure infections and other serious infections. The Company also has a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection and has generated a pipeline spanning multiple phases of research and clinical development. In June 2017, Melinta received approval from the U.S. Food and Drug Administration, or FDA, of Baxdela for the treatment of adults with serious skin infections known as acute bacterial skin and skin structure infections, or ABSSSI.

On August 8, 2017, Melinta entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction. Upon closing, the combined company will be renamed Melinta Therapeutics, Inc. In connection with the closing of the merger, Cempra will issue shares of Cempra common stock to Melinta’s former stockholders such that Melinta’s former stockholders will own approximately 52% of the combined company, and the Cempra stockholders will own approximately 48% of the combined company. The final number of shares issued will be subject to adjustments at closing based on Cempra’s cash levels (net of debt and transaction expenses) and Melinta’s debt levels (above a permitted amount) and transaction expenses. The transaction, which has been approved by the boards of directors of both companies, is subject to approval by the stockholders of Cempra and the satisfaction of customary closing conditions and regulatory approvals. The merger is expected to close during the fourth quarter of 2017.

These unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In accordance with U.S. GAAP requirements for interim financial statements, these condensed consolidated financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto as of, and for each of the two years in the period ended December 31, 2016, included elsewhere in this proxy statement. In the opinion of the Company, the condensed consolidated financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly, in all material respects, the financial position as of June 30, 2017, and the results of operations and cash flows for the six months ended June 30, 2017 and 2016, in conformity with U.S. GAAP. Interim results may not be indicative of results that may be realized for the full year.

The Company has incurred losses from operations since its inception and had an accumulated deficit of $534,243 as of June 30, 2017. In addition, at June 30, 2017, the Company had $71,774 of outstanding convertible promissory notes, including accrued interest, and $30,000 of outstanding principal balance of notes payable. The Company expects to incur substantial expenses and further losses in the foreseeable future for the research, development, and commercialization of its product candidates. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company will need to fund its operations through public or private equity offerings, debt financings, or corporate collaborations and licensing arrangements. There can be no assurance that the Company will be able to raise the capital it requires on favorable terms, in sufficient amounts or at all. The accompanying financial statements have been prepared on a going-concern basis and do not include any adjustments that might result from the outcome of these uncertainties. During the six months ended June 30, 2017, the Company raised $74,525 through equity and debt financing and licensing activities. Of that, $30,000 was a new debt arrangement that replaced the debt arrangement in place at December 31, 2016. See Note 3 for additional discussion.

Significant Accounting Policies

Revenue Recognition—The Company recognizes revenue under Accounting Standards Codification (“ASC”) 605, Revenue Recognition. In Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2016, the Company disclosed that it was expecting to adopt Accounting Standards Update 2014-09, Revenue From Contracts With Customers, as amended (“ASU 2014-09”), as of January 1, 2017. Subsequent to the issuance of those financial statements, the Company amended its planned adoption date for ASU 2014-09 to January 1, 2018 to align the adoption date of ASU 2014-09 with that of Cempra. To date, the Company has (1) performed an initial assessment of the its revenue streams; (2) substantially completed its inventory of all outstanding contracts; and (3) begun the process of applying the five-step model to those revenue streams and contracts to evaluate the quantitative and qualitative impacts the new statement will have on its business and reported revenues. The Company is currently evaluating the adoption method that will be used for the implementation.

The Company’s revenue arrangements consist of licensing and collaboration revenue related to non-refundable upfront fees, reimbursement of research and development expenses, milestone payments and royalties on future product sales by the licensee. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling prices of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue recognized.

Milestone payments are recognized when earned, provided that the milestone event is substantive and there is no ongoing performance obligation related to the achievement of the milestone earned. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

See Note 8 for disclosure related to revenue recognized under the Company’s licensing agreement signed in 2017.

Restricted Cash—In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. The ASU states that an entity (1) should include amounts deemed to be restricted cash in its cash and cash-equivalent balances in the statement of cash flows; (2) should present a reconciliation between the statement of financial position and statement of cash flows when the statement of financial position includes more than one line item for cash or cash equivalents; (3) must not present changes in restricted cash that result from transfers between unrestricted and restricted cash as cash flow activities in the statement of cash flows; and (4) must disclose information about material amounts of restricted cash. ASU 2016-18 is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods, but allows for early adoption. It is effective for all other entities one year later. The Company adopted this guidance as of January 1, 2017. Prior to 2017, the Company did not have any restricted cash balances. Accordingly, there was no retrospective impact from the adoption of this standard.

Inventory—Inventory is stated at the lower of cost or estimated net realizable value. The Company currently uses actual costing to determine the cost basis for its inventory. Inventory is valued on a first-in, first-out basis and consists primarily of third-party manufacturing costs. The Company capitalizes inventory costs associated with its products upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed.

As of June 30, 2017, inventory on the Company’s balance sheet represented the cost of certain raw material inventory that the Company purchased after the FDA approval of Baxdela on June 19, 2017. As of June 30, 2017, the Company had incurred other costs for manufacturing inventory; however, such costs were incurred prior to the FDA approval of Baxdela and, therefore, were recognized as research and development expense. Any future costs incurred with the manufacture of Baxdela inventory for commercial sale, including raw material purchases or payments to contract manufacturers for services, will be capitalized and recorded as inventory on the Company’s balance sheet, subject to any necessary adjustments for reserves. Consequently, profit margins earned from the initial sales of Baxdela will not be representative of margins the Company expects to achieve after the pre-commercial inventory is consumed. Costs of drug product to be consumed in any current or future trials will continue to be recognized as research and development expense.

Intangible Assets—The Company’s intangible assets consist of intellectual property rights acquired for currently approved products (amortized intangibles). All of the Company’s intangibles were recorded in connection with post-approval milestones payable under the Company’s license agreements. The Company amortizes intangible assets over their estimated useful lives. Amortization of intangible assets with finite lives is recognized over the time the intangible assets are estimated to contribute to future cash flows. The Company amortizes finite-lived intangible assets using the straight-line method as revenues cannot be reasonably estimated.

There have been no other changes in the Company’s significant accounting policies.

NOTE 2—BALANCE SHEET COMPONENTS

Cash, Cash Equivalents and Restricted Cash—Cash, cash equivalents and restricted cash, as presented on the Statement of Cash Flows, consisted of the following:

June 30, 2017
Cash and cash equivalents	$23,059
Restricted cash	200

Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$23,259

Prepaid and Other Current Assets—Prepaid and other current assets consisted of the following:

June 30, 2017
Prepaid contracted services	$1,904
Other prepaid expenses	688

Total prepaid and other current assets	$2,592

Property and Equipment, Net—Property and equipment, net consisted of the following:

June 30, 2017
Laboratory equipment	$3,332
Office equipment	496
Purchased software	860
Furniture and fixtures	384
Leasehold improvements	4,863
Assets in development	361

10,296
Less-accumulated depreciation	(8,745)

Property and equipment, net	$1,551

Depreciation expense relating to property and equipment was $221 and $254 for the six months ended June 30, 2017 and 2016, respectively.

Accrued Expenses—Accrued expenses consisted of the following:

June 30, 2017
Accrued contracted services	$5,487
Payroll related expenses	1,664
Professional fees	479
Accrued milestone payments	4,000
Accrued other	2,614

Total accrued expenses	$14,244

Accrued contracted services are primarily composed of amounts owed to third-party clinical research organizations and contract manufacturers for research and development work performed on behalf of the Company. Accrued expenses represent the Company’s best estimate of amounts owed through period-end, based on all information available. Such estimates are subject to change as additional information becomes available.

NOTE 3—NOTES PAYABLE

The Company’s outstanding debt balances consisted of the following:

June 30, 2017
Principal balance	$30,000
Deferred financing costs	(1,145)

Net balance	28,855
Less: current maturities, including deferred financing costs	—

Long-term balance	28,855

Principal outstanding under Convertible Promissory Notes	68,636
Interest outstanding under Convertible Promissory Notes	3,138

Total Convertible Promissory Notes	71,774

Total long-term debt, net of current maturities	$100,629

2017 Activity

In January 2017, the Company entered into an agreement with certain investors to issue an additional $18,194 in Convertible Promissory Notes (the “January 2017 Notes”). The January 2017 Notes are unsecured and subordinated in right of payment to the 2017 Loan Agreement and bear an annual interest rate of 8%. The terms of the January 2017 Notes are similar to those of notes previously issued in 2016; however, in the event of an IPO (the definition of which includes a reverse merger), the January 2017 Notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received advanced funding of $4,120 related to the January 2017 Notes in December 2016, and it received $1,945, $6,065 and $6,065 in January 2017, February 2017 and April 2017, respectively.

In May 2017, the Company entered into a new agreement with certain investors to issue additional Convertible Promissory Notes up to $16,353 (the “May 2017 Notes”). The May 2017 Notes are unsecured and subordinated in right of payment to the 2017 Loan Agreement and bear an annual interest rate of 8%. The terms of the May 2017 Notes are similar to those of the January 2017 Notes, including, in the event of an IPO (the definition of which includes a reverse merger), the May 2017 Notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received $5,451 in May 2017 under these notes. The Company also received $5,000 for a Convertible Promissory Note issued under the 2017 Loan Agreement (discussed below).

2017 Loan Agreement

On May 2, 2017, the Company entered into a Loan and Security Agreement with a new lender (the “2017 Loan Agreement”). Under the 2017 Loan Agreement, the lender has made available to the Company up to $80,000 in debt financing and up to $10,000 in equity financing. The Company is eligible for up to four tranches of debt, each under a separate promissory note, of $30,000, $10,000, $20,000 and $20,000. No amounts under any of the tranches were available to the Company until after the New Drug Application (“NDA”) approval of Baxdela, on June 19, 2017. In addition, the availability of the third tranche is subject to the modification of certain of the Company’s license agreements to ensure the new lender’s rights under the 2017 Loan Agreement (the “License Modification”). While the Company is expecting the License Modification, it can give no assurances it will actually occur. Subject to the contingencies referenced previously, after the funding of the first tranche of $30,000, the Company has the right to draw the second and third tranches through the earlier of the 18-month anniversary of the funding of the first tranche and December 31, 2018. In addition to the NDA approval and License Modification, the fourth tranche is available only upon the successful achievement of certain sales milestones on or prior to September 30, 2019 (such sales milestones can be extended to December 31, 2019, if certain conditions are met). Each note has its own maturity date of seven years after the respective promissory note’s funding date.

The 2017 Loan Agreement bears an annual interest rate equal to the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5%. The Company is also required to pay the lender an end of term fee upon the termination of the arrangement. If the outstanding principal is at or below $40,000, the 2017 Loan Agreement requires interest-only monthly payments for 18 months from the funding of the first tranche, at which time the Company has the option to pay the principal due or convert the outstanding loan to an interest plus royalty-bearing note. If, at any time, the principal exceeds $40,000 under the 2017 Loan Agreement, the promissory notes automatically convert to an interest plus royalty arrangement. Under this arrangement, the lender will receive a royalty, based on net sales, of between 1.02% and 2.72% depending on the balance of notes outstanding. Specifically, the royalty is 1.02% for the first tranche, 0.34% for the second tranche, 0.68% for the third tranche and 0.68% for the fourth tranche. These additional payments will be applied to either accrued interest or principal based on stated rates of return that vary with time. The principal for each note must be repaid by the seventh anniversary of the respective promissory note, along with end-of-term fees that vary with time. There are no financial covenants under the agreement; however, the Company is obligated to provide certain financial information each month, quarter and fiscal year. The loan is collateralized by substantially all of the Company’s assets.

Under the terms of the 2017 Loan Agreement, the lender has the right to participate in future debt or equity financings of the Company totaling $10,000. The lender committed to $5,000 of this investment upon the funding of the first loan advance, in the form of any other debt or equity securities issued by the Company on or prior to the funding of the first tranche of the 2017 Loan Agreement.

On June 28, 2017, the Company drew the first tranche of financing under the 2017 Loan Agreement, the gross proceeds of which were $30,000. The Company used the proceeds to retire a loan entered into in 2014, including payment of outstanding principal and a $1,050 exit fee. In connection with the retirement of the 2014 Loan Agreement, the Company recognized $607 as a loss on the extinguishment of debt, which was comprised of unamortized debt discounts of $417 and prepayment penalties and fees of $190. Net proceeds under the 2017 Loan Agreement were $9,995 after the retirement of the 2014 Loan Agreement (including the exit fee) and other debt settlement fees of $190. As of June 30, 2017, the $30,000 was recorded as a long-term note payable, offset by debt issuance costs. The Company is amortizing the debt issuance costs of $1,156 over the seven-year term of the first promissory note. In addition, the Company is accreting the $1,575 end of term fee as additional interest expense over the 18-month period that it would become due if the Company were to repay the note prior to its conversion into an interest plus royalty-bearing note.

On June 30, 2017, the Company received the committed $5,000 investment and issued a Convertible Promissory Note to the Company’s lender under the terms of the May 2017 Notes (discussed above).

In August 2017, Melinta drew the second tranche of financing, receiving $10,000.

NOTE 4—INTEREST EXPENSE

Interest expense in the statements of operations consisted of the following:

	Six Months Ended June 30,
	2017	2016
Cash interest expense	$886	$1,254
Noncash interest expense	2,498	518

Total interest expense	$3,384	$1,772

NOTE 5—FAIR VALUE MEASUREMENTS

The provisions of the accounting standard for fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The transaction of selling an asset or transferring a liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant who holds the asset or owes the liability. Therefore, the objective of a fair value measurement is to determine the price that would be received when selling an asset or paid to transfer a liability (an exit price) at the measurement date. This standard classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—Unobservable inputs for the asset or liability.

The following table lists the Company’s assets and liabilities that are measured at fair value and the level of inputs used to measure their fair value at June 30, 2017.

	As of June 30, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$1,811	$—	$—	$1,811

Total assets at fair value	$1,811	$—	$—	$1,811

Liabilities:
Preferred stock warrants	$—	$—	$1,040	$1,040

Total liabilities at fair value	$—	$—	$1,040	$1,040

The preferred stock warrants were valued using a Black-Scholes option-pricing model and Level 3 unobservable inputs. The significant unobservable inputs include the value of the Company’s convertible preferred stock valued using a PWERM method, the risk-free interest rate, remaining contractual term, and expected volatility. Significant increases or decreases in any of these inputs in isolation would result in a significantly different fair value measurement. An increase in the risk-free interest rate, and/or an increase in the remaining contractual term or expected volatility, would result in an increase in the fair value of the warrants.

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the six months ended June 30, 2017 and 2016:

Level 3 Assets	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at June 30, 2016
Preferred stock tranche assets	$1,313	$—	$(1,313)	$—	$—	$—

Total assets at fair value	$1,313	$—	$(1,313)	$—	$—	$—

Subsequent to the filing of Cempra’s preliminary proxy statement, the Company identified that the “Change in fair value of tranche assets and liabilities” line item had been inadvertently omitted from the Company’s unaudited condensed consolidated statement of operations for the six-month period ended June 30, 2016 and was subsequently corrected within the definitive proxy statement. The omission of this line item did not affect “Net loss” or any other financial statement line items or disclosures, which remain unchanged from the amounts previously presented.

The following tables summarize the changes in fair value of the Company’s Level 3 liabilities for the six months ended June 30, 2016 and 2017:

Level 3 Liabilities	Fair Value at December 31, 2016	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at June 30, 2017
Preferred stock warrants	$(674)	$—	$(366)	$—	$—	$(1,040)

Total liabilities at fair value	$(674)	$—	$(366)	$—	$—	$(1,040)

Level 3 Liabilities	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at June 30, 2016
Preferred stock warrants	$(1,456)	$—	$409	$—	$—	$(1,047)

Total liabilities at fair value	$(1,456)	$—	$409	$—	$—	$(1,047)

NOTE 6—CONVERTIBLE PREFERRED STOCK

Under the Company’s amended and restated certificate of incorporation, the Company’s convertible preferred stock was recorded at fair value as of the date of issuance, net of issuance costs. Outstanding convertible preferred stock as of June 30, 2017, consisted of the following:

	As of June 30, 2017
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,090,635	9,090,635	$1,034	$19,005

Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	4,677,457

Total Series 2-A Convertible Preferred Stock	25,459,302	25,459,302	16,716	26,266

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,346,310

Total Series 2-B Convertible Preferred Stock	67,055,437	67,055,437	48,625	113,809

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	88,258

Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	16,979

Series 4 Convertible Preferred Stock	68,000,000	67,603,974	73,729	81,541

Total Convertible Preferred Stock	255,093,725	253,315,374	$217,220	$345,858

During the six months ended June 30, 2017, the Company purchased and retired Convertible Preferred Stock for approximately 100 dollars, as follows:

Security	Number of Shares Repurchased
Series 1 Convertible Preferred Stock	272,552
Series 2-A(2) Convertible Preferred Stock	430,027
Series 2-B(2) Convertible Preferred Stock	573,536

Total	1,276,115

The carrying value of the retired shares was $1,123, which approximated the gain on the retirement of the shares. This gain was recorded as a credit to Additional Paid-in Capital.

NOTE 7—STOCK-BASED COMPENSATION

A summary of the stock-option activity for the six months ended June 30, 2017, under the 2001 Stock Option and Incentive Plan (“2001 Plan”) and the 2011 Equity Incentive Plan (“2011 Plan”) is presented in the table below:

	2001 Plan		2011 Plan
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding as of January 1, 2017	210	$1,196.55	26,202,208	$0.62
Granted	—		1,805,676	$0.50
Exercised/released	—		(131,899)	$0.72
Forfeited	(4)	$1,261.72	—
Expired	(88)	$1,417.67	(3,216,767)	$0.51

Outstanding as of June 30, 2017	118	$1,029.45	24,659,218	$0.62

Exercisable as of June 30, 2017	118	$1,029.45	14,704,378	$0.59

Exercisable and expected to vest as of June 30, 2017	118	$1,029.45	24,659,218	$0.62

Stock-Based Compensation—The Company uses a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards.

The assumptions used to value stock option grants awarded during the six months ended June 30, 2017 and 2016, were as follows:

	Six Months Ended June 30,
	2017	2016
Risk-free interest rate	1.97%	1.57%
Weighted-average volatility	72.7%	66.00%
Expected term—employee awards (in years)	6.0	6.0
Dividend yield	0.00%	0.00%

Stock-based compensation reported in the Company’s statements of operations was as follows:

	Six Months Ended June 30,
	2017	2016
Research and development	$271	$609
Selling, general and administrative	809	664

Total stock-based compensation expense	$1,080	$1,273

No related tax benefits associated with stock-based compensation expense has been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total aggregate unrecognized stock-based compensation cost under the 2001 Plan and the 2011 Plan as of June 30, 2017, was $0 and $3,850, respectively. The unrecognized stock-based compensation will be recognized over a weighted-average period of 2.3 years.

In August 2017, Melinta’s board of directors authorized an increase in the common shares available for grant under the 2011 Plan to 35,000,000 (an increase of 2,835,014 shares). All options under the 2011 Plan will convert to Cempra options upon the successful closing of the merger.

NOTE 8—LICENSE AGREEMENTS

In February 2017, the Company executed a license agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in western Europe, under which the Company licensed rights to commercialize Baxdela in certain European, Asia-Pacific (except for Japan) and other rest-of-world territories (the “Agreement”). Pursuant to the terms and conditions of the Agreement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in the licensed territories, and the Company is entitled to receive regulatory, commercial and sales-based and milestones as well as sales-based royalties on future net sales of Baxdela. In addition, Menarini and the Company agreed to share jointly in the future development cost of Baxdela. The Company received $19,904 upon the execution of the Agreement. Going forward, the Company will receive reimbursement for 50% of the costs incurred for efforts to expand the applicable indications for Baxdela, and it may receive up to approximately €90,000 for regulatory, commercial and sales-based milestones and sales-based royalties on future sales of Baxdela.

At the time the agreement was entered into, the Company identified two deliverables: the delivery of the Baxdela license to Menarini and the right to a related sublicense. While the Company is also providing development services in connection with the expansion of applicable indications for Baxdela, the Company is under no obligation to perform such services. In the event that the Company performs development services related to other indications of Baxdela, Menarini has the option to obtain the results of such services by reimbursing the Company for 50 percent of its related costs, and the Company has determined that Menarini’s option is not priced at a significant and incremental discount. To the extent that the Company is reimbursed for development services, such amounts are recognized separately from the initial license.

The agreement also states a separate Supply Agreement will be entered into at a future date under which Menarini will purchase Baxdela products from the Company until it can commence its own manufacturing. The pricing of Baxdela products under the Supply Agreement will not be at a significant, incremental discount. And, under the terms of the agreement, the Company is entitled to receive up to approximately €90,000 for regulatory, commercial and sales-based milestones as well as royalties on future sales of Baxdela. As the Company has completed all of its performance obligations under the agreement during the first quarter of 2017, the Company will recognize any future milestone payment received as revenue when Menarini achieves the milestone.

For immediate use of the license and right to the sublicense, Menarini is able to leverage the information contained within the Baxdela NDAs, which were filed by Melinta with the FDA in October 2016 for ABSSSI, to prepare the regulatory filings in the licensed territories. And, while the FDA approval was received in June 2017, regulatory approval in many of the licensed territories is not contingent upon U.S. FDA approval. The Company recognized $19,904, the consideration that was fixed and determinable at the inception of the agreement, upon delivery of the license and right to the sublicense in the first quarter of 2017, and the Company will recognize revenue associated with the development services as they are provided to Menarini. In the six months ended June 30, 2017, and the Company recognized revenue totaling $6,539 related to the development services. Of the $6,539, the Company has received $2,858 in cash payments; the balance of $3,681 is recorded in Other Receivables as of June 30, 2017.

In connection with the Agreement, the Company paid Wakunaga $1,590, which was credited toward the Company’s future payment obligations to Wakunaga under the license agreement the Company has with Wakunaga for certain intellectual property underlying Baxdela. This expense was recorded in general and administrative expense, which is where the Company records all expenses related to intellectual property that are generated by events and activities outside the Company’s research and development activities. In this case, the payment was triggered by the receipt of upfront licensing fees from Menarini. In August 2017, the Company entered into an amendment to the December 2014 distribution and supply agreement with Eurofarma Laboratorios S.A. (“Eurofarma”) to extend the licensed territory to substantially all of Central America and South America for consideration of $1,000.

Receiving FDA approval of Baxdela triggered milestone payments of $6,000 and $1,500 to Wakunaga and CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand), respectively. Melinta paid $2,000 to Wakunaga and $1,500 to Ligand in June 2017. The remaining $4,000 due to Wakunaga is recorded in Accrued Expenses and will be paid in the next twelve months.

NOTE 9—COMMITMENTS AND CONTINGENCIES

The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of June 30, 2017, and December 31, 2016, the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

In May 2017, in connection with the commercial launch of Baxdela later this year, the Company entered into a fleet agreement with Automotive Rentals, Inc. (“ARI”) under which it will lease vehicles for certain field-based employees. Under the fleet agreement, each vehicle will be leased under a separate agreement for a term of up to four years. In connection with the fleet agreement, in June 2017, the Company issued to ARI a $200 letter of credit, which auto-renews annually. As of June 30, 2017, the Company had not leased any vehicles under the lease agreement with ARI, and the Company has not completed its analysis of the accounting treatment for the leases.

NOTE 10—BENEFIT PLAN

The Company has a 401(k) Plan in which all of the Company’s employees are eligible to participate. Each year, although not required, the Company may make matching contributions to the 401(k) Plan. For the six months ended June 30, 2017 and 2016, the Company made matching contributions to the 401(k) Plan of $229 and $196, respectively.

NOTE 11—RELATED PARTY TRANSACTIONS

The Company uses various software tools in the research and development discovery process. These tools are licensed at market rates from a company owned by Dr. William Jorgensen. Dr. Jorgensen is a founder of the Company and is the spouse of the Company’s Chief Scientific Officer. The Company paid fees of $43 to Dr. Jorgensen’s company during the six-month period ended June 30, 2016. The Company has not paid any fees to Dr. Jorgensen’s company during the six months ended June 30, 2017, but paid fees of $40 to Dr. Jorgensen’s company in July 2017.

Dr. Thomas Koestler is the Company’s Chairman of the Board and is employed by the Company’s lead investor. Dr. Koestler received compensation for his role in the amount of $75 and $76 for the six-month periods ended June 30, 2017 and 2016, respectively.

The Company issued Convertible Promissory Notes to certain of its investors. See Note 3 for discussion of these notes.

NOTE 12—SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date that these financial statements were available for issuance, or September 6, 2017. Any significant events that occurred after June 30, 2017 have been presented in other notes to these June 30, 2017, financial statements and are identified as subsequent events.

ANNEX A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

CEMPRA, INC.,

a Delaware corporation;

CASTLE ACQUISITION CORP.,

a Delaware corporation; and

MELINTA THERAPEUTICS, INC.,

a Delaware corporation

Dated as of August 8, 2017

Page
Article I DESCRIPTION OF TRANSACTION		A-1-2
Section 1.1	Structure of the Merger	A-1-2
Section 1.2	Effects of the Merger	A-1-2
Section 1.3	Closing; Effective Time	A-1-2
Section 1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-1-2
Section 1.5	Conversion of Shares and Issuance of Warrants	A-1-3
Section 1.6	Closing of the Company’s Transfer Books	A-1-4
Section 1.7	Surrender of Certificates	A-1-4
Section 1.8	Appraisal Rights	A-1-6
Section 1.9	Further Action	A-1-6
Section 1.10	Tax Consequences	A-1-6

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-6
Section 2.1	Subsidiaries; Due Organization; Etc	A-1-6
Section 2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	A-1-7
Section 2.3	Capitalization, Etc	A-1-7
Section 2.4	Financial Statements	A-1-9
Section 2.5	Absence of Changes	A-1-9
Section 2.6	Title to Assets	A-1-11
Section 2.7	Real Property; Leasehold	A-1-11
Section 2.8	Intellectual Property	A-1-11
Section 2.9	Agreements, Contracts and Commitments	A-1-12
Section 2.10	Liabilities	A-1-13
Section 2.11	Compliance; Permits; Restrictions	A-1-14
Section 2.12	Tax Matters	A-1-15
Section 2.13	Employee and Labor Matters; Benefit Plans	A-1-16
Section 2.14	Environmental Matters	A-1-19
Section 2.15	Insurance	A-1-19
Section 2.16	Legal Proceedings; Orders	A-1-20
Section 2.17	Authority; Binding Nature of Agreement	A-1-20
Section 2.18	Inapplicability of Anti-takeover Statutes	A-1-20
Section 2.19	Vote Required	A-1-21
Section 2.20	Non-Contravention; Consents	A-1-21
Section 2.21	No Financial Advisor	A-1-21
Section 2.22	Disclosure	A-1-22

Article III REPRESENTATIONS AND WARRANTIES OF CASTLE AND MERGER SUB		A-1-22
Section 3.1	Subsidiaries; Due Organization; Etc	A-1-22
Section 3.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	A-1-22
Section 3.3	Capitalization, Etc	A-1-23
Section 3.4	SEC Filings; Financial Statements	A-1-24
Section 3.5	Absence of Changes	A-1-25
Section 3.6	Title to Assets	A-1-26
Section 3.7	Real Property; Leasehold	A-1-26
Section 3.8	Intellectual Property	A-1-26
Section 3.9	Agreements, Contracts and Commitments	A-1-28
Section 3.10	Liabilities	A-1-29
Section 3.11	Compliance; Permits; Restrictions	A-1-29
Section 3.12	Tax Matters	A-1-30
Section 3.13	Employee and Labor Matters; Benefit Plans	A-1-31

A-1-i

Page
Section 3.14	Environmental Matters	A-1-34
Section 3.15	Insurance	A-1-34
Section 3.16	Transactions with Affiliates	A-1-35
Section 3.17	Legal Proceedings; Orders	A-1-35
Section 3.18	Authority; Binding Nature of Agreement	A-1-35
Section 3.19	Inapplicability of Anti-takeover Statutes	A-1-35
Section 3.20	Vote Required	A-1-36
Section 3.21	Non-Contravention; Consents	A-1-36
Section 3.22	No Financial Advisor	A-1-36
Section 3.23	Disclosure	A-1-37
Section 3.24	Valid Issuance	A-1-37

Article IV CERTAIN COVENANTS OF THE PARTIES		A-1-37
Section 4.1	Access and Investigation	A-1-37
Section 4.2	Operation of Castle’s Business	A-1-38
Section 4.3	Operation of the Company’s Business	A-1-38
Section 4.4	Negative Obligations	A-1-39
Section 4.5	No Solicitation	A-1-42

Article V ADDITIONAL AGREEMENTS OF THE PARTIES		A-1-42
Section 5.1	Proxy Statement	A-1-42
Section 5.2	Company Stockholder Written Consent	A-1-43
Section 5.3	Castle Stockholders’ Meeting	A-1-44
Section 5.4	Regulatory Approvals	A-1-45
Section 5.5	Company Options and Warrants	A-1-46
Section 5.6	Indemnification of Officers and Directors	A-1-47
Section 5.7	Additional Agreements	A-1-48
Section 5.8	Disclosure	A-1-49
Section 5.9	Listing	A-1-49
Section 5.10	Tax Matters	A-1-49
Section 5.11	Cooperation	A-1-50
Section 5.12	Conversion	A-1-50
Section 5.13	Determination of Castle Cash Balance	A-1-50
Section 5.14	Company Transaction Expense Statement	A-1-51
Section 5.15	Castle Closing Statement	A-1-51
Section 5.16	Treatment of Castle Indebtedness	A-1-51
Section 5.17	Selection Committee	A-1-52
Section 5.18	Accredited Investor Status	A-1-52
Section 5.19	Section 16	A-1-52
Section 5.20	Delivery of Documentation	A-1-52

Article VI CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		A-1-53
Section 6.1	No Restraints	A-1-53
Section 6.2	Stockholder Approval	A-1-53
Section 6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	A-1-53
Section 6.4	Castle Board of Directors	A-1-53

Article VII ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CASTLE AND MERGER SUB		A-1-53
Section 7.1	Accuracy of Representations	A-1-53
Section 7.2	Performance of Covenants	A-1-54
Section 7.3	Consents	A-1-54

A-1-ii

Page
Section 7.4	Agreements and Other Documents	A-1-54
Section 7.5	FIRPTA Certificate	A-1-54
Section 7.6	Conversion of Bridge Notes and Company Preferred Stock	A-1-54
Section 7.7	No Company Material Adverse Effect	A-1-54

Article VIII ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		A-1-55
Section 8.1	Accuracy of Representations	A-1-55
Section 8.2	Performance of Covenants	A-1-55
Section 8.3	Consents	A-1-55
Section 8.4	Documents	A-1-55
Section 8.5	No Castle Material Adverse Effect	A-1-56
Section 8.6	Determination of Castle Cash Balance	A-1-56

Article IX TERMINATION		A-1-56
Section 9.1	Termination	A-1-56
Section 9.2	Effect of Termination	A-1-57
Section 9.3	Expenses; Termination Fees	A-1-57

Article X MISCELLANEOUS PROVISIONS		A-1-58
Section 10.1	Non-Survival of Representations and Warranties	A-1-58
Section 10.2	Amendment	A-1-58
Section 10.3	Waiver	A-1-58
Section 10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	A-1-59
Section 10.5	Applicable Law; Jurisdiction	A-1-59
Section 10.6	Attorneys’ Fees	A-1-59
Section 10.7	Assignability	A-1-59
Section 10.8	Notices	A-1-59
Section 10.9	Cooperation	A-1-60
Section 10.10	Severability	A-1-60
Section 10.11	Other Remedies; Specific Performance	A-1-60
Section 10.12	Press Releases and Communications	A-1-61
Section 10.13	No Recourse	A-1-61
Section 10.14	Privilege	A-1-61
Section 10.15	Construction	A-1-61

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit D	Company Stockholder Written Consent
Exhibit E	Company Officer’s Certificate
Exhibit F	Castle Officer’s Certificate
Exhibit G	Amended and Restated Certificate of Incorporation of Castle
Exhibit H	Amended and Restated Bylaws of the Surviving Company
Exhibit I	Amended and Restated Bylaws of Castle
Exhibit J	Consent and Waiver Agreement

A-1-iii

Company Disclosure Schedule

Castle Disclosure Schedule

Schedule A-1	Castle Key Stockholders
Schedule A-2	Company Key Stockholders
Schedule B-1	Castle Voting and Lock-Up Agreement
Schedule B-2	Company Voting and Lock-Up Agreement
Schedule C-1	Directors of Castle
Schedule C-2	Committees of the Board of Directors of Castle
Schedule D	Unaccredited Company Stockholders
Schedule E	Company Bridge Notes

A-1-iv

INDEX OF DEFINED TERMS

Acquisition Inquiry	A-1
Acquisition Proposal	A-1
Acquisition Transaction	A-1
Agreement	1
Anticipated Closing Date	65
Antitrust Laws	59
Antitrust Proceedings	59
Bridge Notes	A-1
Business Day	A-1
Castle	1
Castle Associate	A-1
Castle Board Recommendation	57
Castle Cash Balance	A-1
Castle Cash Dispute Notice	65
Castle Cash Response Date	65
Castle Common Stock	A-2
Castle Contract	A-2
Castle Disclosure Schedule	28
Castle Employee Plan	41
Castle Funded Indebtedness	A-2
Castle Intellectual Property	34
Castle IP Rights	A-2
Castle Material Adverse Effect	A-2
Castle Material Contract	37
Castle Net Cash Calculation	65
Castle Officer’s Certificate	64
Castle Options	A-3
Castle Preferred Stock	A-3
Castle RSU	A-3
Castle SEC Documents	31
Castle Stock Plans	30
Castle Stockholder Approval	46
Castle Stockholders’ Meeting	57
Castle Tax Opinion	64
Castle Third Party Intellectual Property	34
Castle Transaction Expenses	A-3
Castle Triggering Event	A-3
Castle Voting and Lock-Up Agreements	2
Castle Warrants	A-3
Certifications	31
Closing	2
Closing Date	2
COBRA	A-3
Code	A-3
Communications Plan	78
Company	1
Company Associate	A-4
Company Board Recommendation	57
Company Capital Stock	A-4
Company Common Stock	A-4

Company Contract	A-4
Company Disclosure Schedule	8
Company Employee Plan	22
Company Financials	11
Company Intellectual Property	14
Company IP Rights	A-4
Company Loan Agreement	67
Company Material Adverse Effect	A-4
Company Material Contract	17
Company Most Recent Balance Sheet	11
Company Officer’s Certificate	64
Company Options	A-5
Company Preferred Stock	A-5
Company Products	18
Company Public Company Financials	A-5
Company Stock Certificate	5
Company Stock Option Plans	10
Company Stockholder Approval	27
Company Stockholder Written Consent	56
Company Tax Opinion	65
Company Third Party Intellectual Property	15
Company Transaction Expenses	A-5
Company Triggering Event	A-5
Company Voting and Lock-Up Agreements	2
Company Warrants	A-5
Confidentiality Agreement	A-5
Consent	A-5
Contemplated Transactions	A-5
Contract	A-5
Credit Facility	67
D&O Indemnified Parties	62
DGCL	A-6
Dissenting Shares	7
Effect	A-2
Effective Time	3
Encumbrance	A-6
Entity	A-6
Environmental Law	A-6
ERISA	A-6
ERISA Affiliate	A-6
Excess Shares	5
Exchange Act	A-6
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	A-6
Exchange Ratio Calculation Spreadsheet	A-6
Existing Castle D&O Policies	45
Existing Company D&O Policies	26
FDA	18

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GAAP	11
Governmental Authority	A-6
Governmental Authorization	A-6
Governmental Body	A-7
Grant Date	23
Hazardous Materials	A-7
HSR Act	59
Intellectual Property	A-7
IRS	A-7
Key Employee	A-7
Knowledge	A-7
Legal Proceeding	A-7
Legal Requirement	A-7
Liability	18
Liens	27
Merger	1
Merger Shares	A-8
Merger Sub	1
Multiemployer Plan	A-8
Multiple Employer Plan	A-8
Non-Recourse Party	A-8
Ordinary Course of Business	A-8
Parties	A-8
Party	A-8
Person	A-8
Pre-Closing Period	48
Proxy Statement	A-8

Registration Rights Agreement	A-8
Representatives	A-8
Required Castle Stockholder Vote	46
Required Company Stockholder Vote	27
Reviewing Accounting Firm	66
Sarbanes-Oxley Act	A-8
SEC	A-8
Section 16	68
Securities Act	A-8
Selection Committee	67
Series 1 Preferred Stock	A-9
Series 2 Preferred Stock	A-9
Series 3 Preferred Stock	A-9
Series 4 Preferred Stock	A-9
Shareholder	A-9
Subsidiary	A-9
Successor CEO	68
Superior Offer	A-9
Surviving Corporation	2
Tax	A-10
Tax Return	A-10
Transfer Taxes	65
Treasury Regulations	A-10
Vatera	79
WARN Act	24
WF&G	79

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement And Plan Of Merger And Reorganization (this “Agreement”) is entered into as of August 8, 2017, among Cempra, Inc., a Delaware corporation (“Castle”), Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Castle (“Merger Sub”), and Melinta Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A)	Castle and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Castle.

(B)	For U.S. federal income tax purposes, Castle, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g), and that Castle, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(C)	The Board of Directors of Castle (i) has determined that the Merger is advisable, fair to, and in the best interests of, Castle and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Castle Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of Castle vote to approve the issuance of shares of Castle Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

(D)	The Board of Directors of Merger Sub (i) has determined that the Merger is advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend the approval and adoption of this Agreement and the approval of the Merger to Castle as the sole stockholder of Merger Sub.

(E)	The Board of Directors of the Company (i) has determined that the Merger is advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

(F)	In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain officers, directors and stockholders of Castle listed on Schedule A-1 hereto, are executing voting and lock-up agreements in favor of the Company concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Schedule B-1 (the “Castle Voting and Lock-Up Agreements”).

(G)	In order to induce Castle and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, certain officers, directors and stockholders of the Company listed on Schedule A-2 hereto, are executing voting and lock-up agreements in favor of Castle concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Schedule B-2 (the “Company Voting and Lock-Up Agreements”).

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AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Castle.

Section 1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last of the conditions set forth in Articles VI, VII and VIII to be satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Castle and the Company may mutually agree in writing, provided that if all the conditions set forth in Articles VI, VII and VIII shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Castle and the Company. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger as mutually agreed between Castle and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time,

(i) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit C, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(ii) the Certificate of Incorporation of Castle shall be amended in its entirety to read as set forth on Exhibit G (which shall provide for, among other things, the changing of the name of Castle to “Melinta Therapeutics, Inc.”) (the “Amended and Restated Castle Certificate of Incorporation”), until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(iii) the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit H, until thereafter amended as provided by the DGCL and such bylaws; and

(iv) the bylaws of Castle shall be amended and restated in its entirety to read as set forth on Exhibit I, until thereafter amended as provided by the DGCL and such bylaws.

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(b) Prior to the Closing, but to be effective at the Closing, the Board of Directors of Castle shall (i) increase the size of the Board of Directors of Castle to nine (9) directors, (ii) take such action (including securing resignations of the existing members of the Board of Directors other than those designated by Castle as set forth in Schedule C-1 hereto) necessary to cause the Board of Directors of Castle to be constituted as set forth on Schedule C-1 hereto and (iii) secure the resignations of the existing members of the committees of the Board of Directors of Castle. Promptly following the Closing, the Board of Directors of Castle, as re-constituted in accordance with this Section 1.4(b), shall take such action necessary to cause the committees of the Board of Directors of Castle to be constituted as set forth on Schedule C-2 hereto.

(c) Immediately after the Effective Time, Castle shall terminate the employment of its Chief Executive Officer as an officer of Castle and its subsidiaries, to be replaced by the Successor CEO (or Interim CEO, as applicable) in accordance with Section 5.17.

(d) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. If requested by the Company, the directors of the Surviving Corporation shall be the same as the directors of Castle as re-constituted immediately after the Effective Time.

(e) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly appointed.

Section 1.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Castle, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock or Company Preferred Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued upon the conversions contemplated by Section 5.12 (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares), shall be converted solely into the right to receive a number of shares of Castle Common Stock equal to the Exchange Ratio; provided, however, that notwithstanding anything to the contrary herein, each stockholder of the Company set forth on Schedule D hereto shall, in lieu of such portion of the Merger Shares that such stockholder would otherwise be entitled to receive under this Section 1.5(a)(ii), be paid a cash payment per share equal to the product obtained by multiplying the closing price of Castle Common Stock on the NASDAQ Global Market on the Closing Date by the Exchange Ratio.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Castle Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry entitlements representing such shares of Castle Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Castle is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

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(c) No fractional shares of Castle Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Castle Common Stock (after aggregating all fractional shares of Castle Common Stock issuable to such holder) shall, in lieu thereof and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be entitled to receive, from the Exchange Agent (as defined in Section 1.7(a)) in accordance with the provisions of this Section 1.5, a cash payment (rounded to the nearest whole cent) representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions, of the number of shares of Castle Common Stock equal to the excess of (i) the aggregate number of shares of Castle Common Stock to be delivered to the Exchange Agent by Castle pursuant to Section 1.7(a) over (ii) the aggregate number of whole shares of Castle Common Stock to be distributed to holders of Company Stock Certificates pursuant to Section 1.7(b) (such excess being the “Excess Shares”). The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Castle that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of Castle Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Global Market (or such other NASDAQ market on which the Castle Common Stock then trades).

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plans and all Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Castle Common Stock or warrants to purchase Castle Common Stock, as applicable, in accordance with Section 5.5(a).

(e) Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

Section 1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(a)) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section  1.7.

Section 1.7 Surrender of Certificates.

(a) Prior to the Closing Date, Castle and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, Castle shall deposit with or otherwise make available to the Exchange Agent in trust for the benefit of the holders of Company Common Stock (i) the Merger Shares issuable pursuant to Section 1.5 and (ii) cash sufficient to make the payments described in Section 1.5(a)(ii), in exchange for the outstanding shares of Company Common Stock pursuant to this Section 1.7. The shares of Castle Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly, and in any event within three Business Days, after the Effective Time, the Parties shall cause the Exchange Agent to mail to Persons who were holders of record of Company Stock Certificates immediately

A-1-4

prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Castle may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates (or affidavits of loss in lieu thereof) in exchange for shares of Castle Common Stock in uncertificated book-entry form (or, in the case of the stockholders of the Company set forth on Schedule D hereto, cash). Upon valid surrender of a Company Stock Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Castle: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor shares of Castle Common Stock in uncertificated book-entry form representing the number of whole shares of Castle Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of Castle Common Stock) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Castle Common Stock (and cash in lieu of any fractional share of Castle Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Castle may, in its discretion and as a condition precedent to the delivery of any shares of Castle Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate in a form reasonably satisfactory to Castle and the Exchange Agent and post a bond indemnifying Castle against any claim suffered by Castle related to the lost, stolen or destroyed Company Stock Certificate or any Castle Common Stock issued in exchange therefor as Castle may reasonably request.

(c) No dividends or other distributions declared or made with respect to Castle Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Castle Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock certificate provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Castle upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Castle for satisfaction of their claims for Castle Common Stock, cash in lieu of fractional shares of Castle Common Stock and any dividends or distributions with respect to shares of Castle Common Stock.

(e) Each of Castle, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Article I, such amounts as are reasonably determined to be required to be withheld or deducted under the Code or any other state, local or foreign Tax Legal Requirement with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Castle Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

A-1-5

Section 1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Castle prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of each of the Surviving Corporation and Castle shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 1.10 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Castle and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Castle (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any

A-1-6

future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) The Company and each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c) The Company and each Subsidiary of the Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to Castle accurate and complete copies of the charter, bylaws and other organizational documents, including all currently effective amendments thereto, for the Company and each of its Subsidiaries. The Company has delivered to Castle accurate and complete copies of: (a) any committee charters of the Company’s and its Subsidiaries’ boards of directors; and (b) any code of conduct or similar policy adopted by the Company, Subsidiaries of the Company, or by their respective boards of directors, or any committees of their respective boards of directors. Neither the Company nor any Subsidiary of the Company has taken any action in breach or violation of any of the provisions of its charter, bylaws or other organizational documents nor is in breach or violation of any of the material provisions of their respective charters, bylaws or other organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.3 Capitalization, Etc.

(a) As of the date hereof, the authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 256,369,840 shares of Company Preferred Stock; 9,363,187 shares of Company Preferred Stock have been designated Series 1 Preferred Stock, 20,781,845 shares of Company Preferred Stock have been designated as Series 2-A(1) Preferred Stock, 5,107,484 shares of Company Preferred Stock have been designated as Series 2-A(2) Preferred Stock, 27,709,127 shares of Company Preferred Stock have been designated as Series 2-B(1) Preferred Stock, 39,919,846 shares of Company Preferred Stock have been designated as Series 2-B(2) Preferred Stock, 80,225,978 shares of Company Preferred Stock have been designated as Series 3 Preferred Stock, 5,262,373 shares of Company Preferred Stock have been designated as Series 3-B Preferred Stock and 68,000,000 shares of Company Preferred Stock have been designated as Series 4 Preferred Stock. As of the date hereof, there are 1,291,526 shares of Company Common Stock validly issued and outstanding, 9,090,635 shares of Series 1 Preferred Stock validly issued and outstanding, 20,781,845 shares of Series 2-A(1) Preferred Stock validly issued and outstanding, 4,677,457 shares of Series 2-A(2) Preferred Stock validly issued and outstanding, 27,709,127 shares of Series 2-B(1) Preferred Stock validly issued and outstanding, 39,346,310 shares of Series 2-B(2) Preferred Stock validly issued and outstanding, 78,843,653 shares of Series 3 Preferred Stock validly issued and outstanding, 5,262,373 shares of Series 3-B Preferred Stock validly issued and outstanding and 67,603,974 shares of Series 4 Preferred Stock validly issued and outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) None of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the

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voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(b) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and Company Preferred Stock, and specifies, with respect to such repurchase rights, each holder of Company Common Stock or Company Preferred Stock, the date of purchase of such Company Common Stock or Company Preferred Stock, the number of shares of Company Common Stock or Company Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Company Common Stock or Company Preferred Stock filed an election under Section 83(b) of the Code with respect to such Company Common Stock or Company Preferred Stock within 30 days of purchase. Part 2.3(b) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock received upon the conversion of one share of Company Preferred Stock.

(c) Except for the Company stock option plans identified in Part 2.3(c) of the Company Disclosure Schedule (the “Company Stock Option Plans”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionholder; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Company Option expires; and (vii) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Castle accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has provided Castle with copies of any valuation reports, to the extent obtained, utilized for determining the exercise price of each Company Option for purposes of demonstrating compliance with Section 409A of the Code.

(d) Part 2.3(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has delivered to Castle accurate and complete copies of all Company Warrants.

(e) Except for the outstanding Company Options, Company Warrants, the Bridge Notes or as set forth on Part 2.3(e) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(f) All outstanding shares of Company Common Stock, Company Preferred Stock, options, warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

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Section 2.4 Financial Statements.

(a) Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheet at December 31, 2016, and the Company’s audited statements of operations, cash flow and shareholders’ equity for the years ended December 31, 2016, 2015 and 2014 and the notes thereto and (ii) the Company’s unaudited consolidated balance sheet as of June 30, 2017 (the “Company Most Recent Balance Sheet”), together with the related unaudited statements of operations, cash flow and shareholders’ equity for the three and six month periods then ended, and any notes thereto (collectively, the “Company Financials”). The Company Financials (and when delivered, the Company Public Company Financials) (i) were (or in the case of the Company Public Company Financials, will have been) prepared in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company and each Subsidiary of the Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and each Subsidiary of the Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2014, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) As of July 31, 2017, the cash and cash equivalents of the Company were $15,700,733 and the indebtedness for borrowed money (including accrued interest) of the Company was $30,233,750, excluding convertible promissory notes (including accrued interest) of $72,240,704.

Section 2.5 Absence of Changes. Except as set forth on Part 2.5 of the Company Disclosure Schedule, since December 31, 2016, there has not been any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. After December 31, 2016 and on or before the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company or any Subsidiary of the Company (whether or not covered by insurance);

(b) neither the Company nor any Subsidiary of the Company has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(c) neither the Company nor any Subsidiary of the Company has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or the conversions contemplated by Section 5.12); (ii) any option,

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warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to the Company’s rights arising upon an individual’s termination as an employee, director or consultant;

(d) there has been no amendment to the charter, bylaws or other organizational documents of the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) neither the Company nor any Subsidiary of the Company has amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any Company Stock Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) neither the Company nor any Subsidiary of the Company has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) neither the Company nor any Subsidiary of the Company has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h) neither the Company nor any Subsidiary of the Company has changed any of its accounting methods, principles or practices;

(i) neither the Company nor any Subsidiary of the Company has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j) neither the Company nor any Subsidiary of the Company has commenced or settled any Legal Proceeding;

(k) neither the Company nor any Subsidiary of the Company has entered into any material transaction outside the Ordinary Course of Business;

(l) neither the Company nor any Subsidiary of the Company has acquired any material assets nor sold, leased, licensed or otherwise irrevocably disposed of any of its material assets or properties, including material Intellectual Property, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(m) there has been no entry into, amendment or termination of any Company Material Contract; and

(n) neither the Company nor any Subsidiary of the Company has negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(m)” above (other than negotiations between the Parties to enter into this Agreement).

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Section 2.6 Title to Assets. The Company and each Subsidiary of the Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet at December 31, 2016; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries taken as a whole; and (c) liens described in Part 2.6 of the Company Disclosure Schedule. No affiliate of the Company has title to or any right to any asset, equipment or right used by the Company or any of its Subsidiaries in its business or operations.

Section 2.7 Real Property; Leasehold. Neither the Company nor any Subsidiary of the Company owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule (a) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (b) in respect of which the Company or such applicable Subsidiary is not in default.

Section 2.8 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by the Company and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by and material to the Company or any Subsidiary of the Company (the “Company Intellectual Property”) that conveys an exclusive license or is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or (ii) any license, sublicense or other agreement to which the Company or any Subsidiary of the Company is a party and pursuant to which the Company or any Subsidiary of the Company is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Company Third Party Intellectual Property”). The execution and delivery of this Agreement by the Company and the Closing will not, as a result of any Company Contract, result in Castle, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c) Part 2.8(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by the Company or any Subsidiary of the Company. Part 2.8(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the business of the Company and its Subsidiaries as currently conducted, licensed to the Company or any Subsidiary of the Company. Subject to the limitations therein, Parts 2.9(j) and (k) of the Company Disclosure Schedule set forth complete and accurate lists of licenses in respect of Company Third Party Intellectual Property and Company Intellectual Property, respectively.

(d) All items of Intellectual Property set forth in Part 2.8(c)(i) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such

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rights have been paid, and to the Company’s Knowledge, all such rights are valid and enforceable. To the Company’s Knowledge all items of Intellectual Property set forth in Part 2.8(c)(ii) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable. To the Company’s Knowledge, the Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2014, neither the Company nor any Subsidiary of the Company has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) All former and current employees, consultants and contractors of the Company or its Subsidiaries who contribute or have contributed to the creation of any Company Intellectual Property have executed written instruments that assign to the Company or the relevant Subsidiary all right, title and interest in and to any such Company Intellectual Property, subject to any retained rights therein or encumbrances thereon set forth in any applicable Company Contracts under which such Company Intellectual Property was created.

(g) The Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since January 1, 2014, has been in compliance in all material respects with all applicable Legal Requirements, including laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since January 1, 2014, there have been no written allegations or claims received by the Company or any Subsidiary of the Company from any Governmental Body or any person of a breach of any such laws, policies or obligations. To the Company’s Knowledge, since January 1, 2014, there have been no material losses or thefts of any such information.

Section 2.9 Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies, except for Company Contracts set forth in Part 2.13 of the Company Disclosure Schedule:

(a) each Company Contract relating to the retention of, or the performance of services by, any individual consultant or individual independent contractor, not terminable by the Company or its Subsidiaries on 90 or fewer days’ notice without liability;

(b) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company, its Subsidiaries or any of its or their officers or directors;

(c) each Company Contract containing (i) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on the Company or its applicable Subsidiary;

(d) each Company Contract relating to capital expenditures and involving obligations by the Company or its Subsidiaries after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(e) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Company Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of the Company or any Subsidiary of the Company or any loans or debt obligations with officers or directors of the Company;

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(g) each Company Contract involving payment or receipt by the Company or any of its Subsidiaries in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company;

(h) each Company Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which the Company or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Subsidiary of the Company or (ii) any Contract to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell or commercialize any Company products or service except agreements with sales representatives in the Ordinary Course of Business;

(i) each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(j) each Company Contract under which the Company or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Company Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $25,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements);

(k) each Company Contract under which the Company or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any Company Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(l) any other Company Contract (i) which involves payment or receipt by the Company or its Subsidiaries under any such Contract of $250,000 or more in the aggregate or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (ii) that is material to the business or operations of the Company and its Subsidiaries.

The Company has delivered to Castle accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts (as defined below), including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company has, nor to the Company’s Knowledge, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above or any Company Contract listed in Part 2.13 of the Company Disclosure Schedule (any such Contract, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of termination or cancellation under any Company Material Contract.

Section 2.10 Liabilities. As of the date hereof, neither the Company nor any Subsidiary of the Company has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the

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financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Most Recent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Most Recent Balance Sheet in the Ordinary Course of Business and which are not in excess of $250,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Part 2.10 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 2.11 Compliance; Permits; Restrictions.

(a) The Company and each Subsidiary of the Company is and, since January 1, 2012, has been in compliance with all Legal Requirements applicable to the Company or any Subsidiary of the Company, and, since January 1, 2012, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(b) Each of the current product candidates and marketed products of the Company or any Subsidiary of the Company (the “Company Products”) is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”), including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c) Neither the Company, any Subsidiary of the Company, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has, at any time since January 1, 2012, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2012, neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d) To the Company’s Knowledge, the clinical trials conducted by the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside of the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in Public Health Service Act § 402, 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application).

(e) Neither the Company nor any Subsidiary of the Company is subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(f) Neither the Company nor any Subsidiary has either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, safety alert,

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warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. The Company and its Subsidiaries are not aware of any facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Company Product; (ii) a change in the marketing classification or a material change in the labeling of any such Company Product; or (iii) a termination or suspension of the marketing of any such Company Product.

(g) Neither the Company, any Subsidiary of the Company, nor, to the Company’s Knowledge, any employee of the Company or any Subsidiary of the Company, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has the Company, any Subsidiary of the Company or, to the Company’s Knowledge, any employee of the Company or any Subsidiary of the Company, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 2.12 Tax Matters.

(a) The Company and each of its Subsidiaries (i) has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, the Company makes no representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by the Company or any of its Subsidiaries for any federal, state or other Tax purposes, or (B) any limitation on use by the Company or any of its Subsidiaries of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws, (ii) has timely paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on the Company’s audited consolidated balance sheet at December 31, 2016, for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries. Since December 31, 2016, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. No issues relating to Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) The Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet, in accordance with GAAP) on any of the assets of the Company or any of its Subsidiaries.

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(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with the Company or any of its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated U.S. federal income Tax Return. Neither the Company nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than the Company and its Subsidiaries.

(f) The Company has delivered or made available to Castle complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of the Company and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries (and predecessors of each), with respect to U.S. federal income Tax and all other material Taxes.

(g) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by the Company or any of its Subsidiaries under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law.

(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company and its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary of the Company at will. The Company has made available to Castle accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) To the Knowledge of the Company, no officer or Key Employee of the Company or any Subsidiary of the Company intends to terminate his or her employment with the Company or the applicable Subsidiary of the Company, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c) Neither the Company nor any Subsidiary of the Company is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company or any Subsidiary of the Company.

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(d) Part 2.13(d) of the Company Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, with or for the benefit of any present or former employee, director, or other individual acting as a service provider of the Company or any of its Subsidiaries which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or contingent liability (each, a “Company Employee Plan”).

(e) With respect to each Company Employee Plan, the Company has made available to Castle a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

(f) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or may rely upon a favorable opinion letter, from the Internal Revenue Service. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(g) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA. All payments required to be made by the Company or any of its Subsidiaries under any Company Employee Plan (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Company Employee Plans, applicable Legal Requirements and GAAP.

(h) No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(i) No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code.

(j) With respect to Company Options granted pursuant to any Company Stock Option Plans, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized

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committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option grant was made in accordance with the terms of any Company Stock Option Plans and all other applicable Legal Requirements, (iv) the per share exercise price of each Company Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable Grant Date and (v) each such Company Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(k) Except as set forth on Part 2.13(k) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or other individual acting as a service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer or other individual acting as a service provider of the Company or any of its Subsidiaries. Except as set forth on Part 2.13(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (whether in connection with the consummation of the Contemplated Transactions, either alone or in combination with another event, or otherwise) (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(l) To the Knowledge of the Company, except as set forth on Part 2.13(l) of the Company Disclosure Schedule, no payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company or any Subsidiary of the Company, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(m) The Company and each Subsidiary of the Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices.

(n) There are no actions, suits, claims or administrative matters pending or threatened against the Company and its Subsidiaries, or any of their employees relating to any current or former Company employee or any Company Employee Plan (other than routine claims for benefits). There are no pending or threatened claims or actions against the Company, any Subsidiary of the Company, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(o) Neither the Company nor any Subsidiary of the Company has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

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(p) Neither the Company nor any Subsidiary of the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(q) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting the Company or any Subsidiary of the Company or any of their employees.

(r) Neither the Company nor any Subsidiary of the Company is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(s) There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which it is bound to compensate any employee for Taxes paid pursuant to Sections 4999 or 409A of the Code.

Section 2.14 Environmental Matters. The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary of the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2014 any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property; and (b) it has no material liability under any Environmental Law.

Section 2.15 Insurance.

(a) The Company has made available to Castle accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither the Company nor any Subsidiary of the Company has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Subsidiary of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. The

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Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company or any Subsidiary of the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

(b) The Company has made available to Castle accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each of its Subsidiaries as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.15(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each of its Subsidiaries with respect to the Existing Company D&O Policies.

Section 2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any Subsidiary of the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Company has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Subsidiary of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Subsidiary of the Company or to any material assets owned or used by the Company or any Subsidiary of the Company.

Section 2.17 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has: (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in connection with the solicitation of the Company Stockholder Approval (as defined below). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Castle, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.18 Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar state Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

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Section 2.19 Vote Required. The affirmative vote (or action by written consent) (the “Company Stockholder Approval”) of (a) the holders of a majority of the shares of Company Capital Stock outstanding and (b) a majority of the issued and outstanding shares of Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock, voting together as a single class (the “Required Company Stockholder Vote”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement and approve the Merger and the other Contemplated Transactions and the matters set forth in Section 5.2(a) of this Agreement.

Section 2.20 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the charter, bylaws or other organizational document of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.20(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.20(b) having been made, conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.20(a) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Part 2.20(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any Company license or Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound required to be obtained in connection with the consummation of the Contemplated Transactions, and the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Except as set forth on Part 2.20(b) of the Company Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 2.21 No Financial Advisor. Other than J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

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Section 2.22 Disclosure. The information supplied by the Company and each of its Subsidiaries for inclusion in the Proxy Statement (including any Company Public Company Financials) will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CASTLE AND MERGER SUB

Castle and Merger Sub represent and warrant to the Company as follows, except as set forth in (x) the Castle SEC Documents filed at least two Business Days prior to the date hereof (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) the written disclosure schedule delivered by Castle to the Company (the “Castle Disclosure Schedule”). The Castle Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any part or subpart of the Castle Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Castle Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material (including for purposes of federal and state securities laws), has resulted in or would reasonably be expected to result in a Castle Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 3.1 Subsidiaries; Due Organization; Etc.

(a) Castle has no Subsidiaries, except for Merger Sub and the Entities identified in Part 3.1(a) of the Castle Disclosure Schedule; and neither Castle nor any Subsidiary of Castle identified in Part 3.1(a) of the Castle Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Subsidiaries identified in Part 3.1(a) of the Castle Disclosure Schedule. Castle has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Castle has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Castle, Merger Sub and each other Subsidiary of Castle is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c) Castle, Merger Sub and each other Subsidiary of Castle is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not be reasonably expected to have a Castle Material Adverse Effect.

Section 3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Castle has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Castle and each of its Subsidiaries. Part 3.2 of the Castle Disclosure Schedule lists, and Castle has delivered to the Company, accurate and complete copies of: (a) the charters of all committees of Castle’s and its Subsidiaries’ boards of directors; and (b) any code of conduct or similar policy adopted by Castle, Subsidiaries of Castle, or by their respective boards of directors, or

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any committee of their respective boards of directors. Neither Castle nor any Subsidiary of Castle has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter and organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws or other charter and organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Castle Material Adverse Effect.

Section 3.3 Capitalization, Etc.

(a) As of August 7, 2017, the authorized capital stock of Castle consists of (i) 80,000,000 shares of Castle Common Stock, par value $0.001 per share, of which 52,509,281 shares have been issued and are outstanding and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share of which no shares have been issued and are outstanding. Castle does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Castle Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Castle Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Castle Common Stock is subject to any right of first refusal in favor of Castle. Except as contemplated herein, there is no Castle Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Castle Common Stock. Castle is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Castle Common Stock or other securities. Part 3.3(a) of the Castle Disclosure Schedule accurately and completely describes all repurchase rights held by Castle with respect to shares of Castle Common Stock (including shares issued pursuant to the exercise of stock options), and specifies, with respect to such repurchase rights, each holder of Castle Common Stock, the date of purchase of such Castle Common Stock, the number of shares of Castle Common Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Castle Common Stock filed an election under Section 83(b) of the Code with respect to such Castle Common Stock within 30 days of purchase.

(b) Except for the Sixth Amended and Restated 2006 Stock Plan of Castle and the 2011 Equity Incentive Plan of Castle (collectively, the “Castle Stock Plans”), Castle does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(b) of the Castle Disclosure Schedule sets forth the following information with respect to each Castle Option outstanding as of the date of this Agreement: (i) the name of the optionholder; (ii) the number of shares of Castle Common Stock subject to such Castle Option; (iii) the exercise price of such Castle Option; (iv) the date on which such Castle Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Castle Option expires; and (vii) whether such Castle Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Castle has made available to the Company accurate and complete copies of all stock option plans pursuant to which Castle has ever granted stock options, and the forms of all stock option agreements evidencing such options. Castle has provided the Company with copies of any valuation reports, to the extent obtained, utilized for determining the exercise price of each Castle Option for purposes of demonstrating compliance with Section 409A of the Code.

(c) Part 3.3(c) of the Castle Disclosure Schedule sets forth the following information with respect to each Castle RSU outstanding as of the date of this Agreement: (i) the name of the holder of the Castle RSU; (ii) the number of shares of Castle Common Stock subject to such Castle RSU; (iii) the date on which such Castle RSU was granted; and (iv) the applicable vesting schedule. Castle has made available to the Company accurate and complete copies of all equity incentive plans pursuant to which Castle has ever granted restricted stock units, and the forms of all restricted stock unit award agreements evidencing such restricted stock units.

(d) Part 3.3(d) of the Castle Disclosure Schedule sets forth the following information with respect to each Castle Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder; (ii) the number of shares of Castle Common Stock subject to such Castle Warrant; (iii) the exercise price of such Castle Warrant;

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(iv) the date on which such Castle Warrant was granted; and (v) the date on which such Castle Warrant expires. Castle has delivered to the Company accurate and complete copies of all Castle Warrants.

(e) Except for the outstanding Castle Options, Castle RSUs, Castle Warrants or as set forth on Part 3.3(e) of the Castle Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Castle; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Castle; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Castle is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Castle. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Castle.

(f) All outstanding shares of Castle Common Stock and options, restricted stock units, warrants and other securities of Castle have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 3.4 SEC Filings; Financial Statements.

(a) All material documents required to have been filed by Castle with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the registration statements, proxy statements, Certifications (as defined below) and other documents filed by Castle with the SEC since January 1, 2014 (the “Castle SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and, to Castle’s Knowledge, as of the time they were filed, none of the Castle SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Castle SEC Documents (collectively, the “Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Legal Requirements.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Castle SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes) contained or incorporated by reference in the Castle SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Castle as of the respective dates thereof and the consolidated results of operations and cash flows of Castle for the periods covered thereby.

(c) As of July 31, 2017, the cash and cash equivalents of Castle were $184,929,695 and the indebtedness for borrowed money of Castle was $11,666,667.

(d) Castle’s auditor has at all times since April 1, 2015 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Castle, “independent” with respect to Castle within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Castle, in compliance with subsections (G) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

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(e) From January 1, 2016, through the date hereof, Castle has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the Castle Common Stock on the NASDAQ Global Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

Section 3.5 Absence of Changes. Since December 31, 2016, there has not been any Castle Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Castle Material Adverse Effect. After December 31, 2016 and on or before the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Castle or any Subsidiary of Castle (whether or not covered by insurance);

(b) neither Castle nor any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock (other than intercompany transfers or dividends paid or payable to Castle by its Subsidiaries); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Castle or any of its Subsidiaries;

(c) neither Castle not any of its Subsidiaries has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Castle Common Stock issued upon the valid exercise of outstanding Castle Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Castle Options identified in Part 3.3(b) of the Castle Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to Castle rights arising upon an individual’s termination as an employee, director or consultant;

(d) neither Castle nor any of its Subsidiaries has amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Castle Stock Plans; (ii) any Castle Option or any Contract evidencing or relating to any Castle Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(e) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Castle or any Subsidiary of Castle and neither Castle nor any Subsidiary of Castle has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) neither Castle nor any Subsidiary of Castle has formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(g) neither Castle nor any Subsidiary of Castle has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h) neither Castle nor any Subsidiary of Castle has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Castle Employee Plan; (ii) caused or permitted any Castle Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i) neither Castle nor any Subsidiary of Castle has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes,

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changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j) neither Castle nor any Subsidiary of Castle has commenced or settled any Legal Proceeding;

(k) neither Castle nor any Subsidiary of Castle has entered into any material transaction outside the Ordinary Course of Business;

(l) neither Castle nor any Subsidiary of Castle has acquired any material assets nor sold, leased, licensed or otherwise irrevocably disposed of any of its material assets or properties, including material Intellectual Property, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business;

(m) there has been no entry into, amendment or termination of any Castle Material Contract; and

(n) neither Castle nor any Subsidiary of Castle has negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(m)” above (other than negotiations between the Parties to enter into this Agreement).

Section 3.6 Title to Assets. Each of Castle and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Castle or a Castle Subsidiary free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Castle’s audited consolidated balance sheet at December 31, 2016; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Castle and its Subsidiaries, taken as a whole; and (c) liens described in Part 3.6 of the Castle Disclosure Schedule.

Section 3.7 Real Property; Leasehold. Neither Castle nor any Subsidiary of Castle owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Castle Disclosure Schedule (a) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (b) in respect of which Castle or such applicable Subsidiary is not in default.

Section 3.8 Intellectual Property.

(a) To Castle’s Knowledge, Castle and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property used in or necessary to conduct the business of Castle and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by Castle and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by and material to Castle or any Subsidiary of Castle (the “Castle Intellectual Property”) that conveys an exclusive license or is otherwise

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material to the business of Castle and its Subsidiaries, taken as a whole, as currently conducted or (ii) any license, sublicense or other agreement to which Castle or any Subsidiary of Castle is a party and pursuant to which Castle or any Subsidiary of Castle is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of Castle and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Castle Third Party Intellectual Property”). The execution and delivery of this Agreement by Castle and the Closing will not, as a result of any Castle Contract, result in Castle, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c) Part 3.8(c)(i) of the Castle Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by Castle or any Subsidiary of Castle. Part 3.8(c)(ii) of the Castle Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the business of Castle and its Subsidiaries as currently conducted, licensed to Castle or any Subsidiary of Castle. Subject to the limitations therein, Parts 3.9(j) and (k) of the Castle Disclosure Schedule set forth complete and accurate lists of licenses in respect of Castle Third Party Intellectual Property and Castle Intellectual Property, respectively.

(d) All items of Intellectual Property set forth in Part 3.8(c)(i) of the Castle Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and to Castle’s Knowledge, all such rights are valid and enforceable. To Castle’s Knowledge all items of Intellectual Property set forth in Part 3.8(c)(ii) of the Castle Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable. To Castle’s Knowledge, Castle and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Castle Intellectual Property of a nature that Castle intends to keep confidential. To Castle’s Knowledge, no third party is infringing, violating or misappropriating any of Castle Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Castle Material Adverse Effect.

(e) To Castle’s Knowledge, the conduct of the business of Castle and its Subsidiaries as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2014, neither Castle nor any Subsidiary of Castle has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) All former and current employees, consultants and contractors of Castle or its Subsidiaries who contribute or have contributed to the creation of any Castle Intellectual Property have executed written instruments that assign to Castle or the relevant Subsidiary all right, title and interest in and to any such Castle Intellectual Property, subject to any retained rights therein or encumbrances thereon set forth in any applicable Castle Contracts under which such Castle Intellectual Property was created.

(g) Castle’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since January 1, 2014, has been in compliance in all material respects with all applicable Legal Requirements, including laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since January 1, 2014, there have been no written allegations or claims received by Castle or any Subsidiary of Castle from any Governmental Body or any person of a breach of any such laws, policies or obligations. To Castle’s Knowledge, since January 1, 2014, there have been no material losses or thefts of any such information.

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Section 3.9 Agreements, Contracts and Commitments. Part 3.9 of the Castle Disclosure Schedule identifies, except for Castle Contracts set forth in Part 3.13 of the Castle Disclosure Schedule:

(a) each Castle Contract relating to the retention of, or the performance of services by, any individual consultant or individual independent contractor not terminable by Castle or its Subsidiaries on 90 or fewer days’ notice without liability;

(b) each Castle Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Castle and any of its officers or directors;

(c) each Castle Contract containing (i) any covenant limiting the freedom of Castle, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on Castle or its applicable Subsidiary;

(d) each Castle Contract relating to capital expenditures and involving obligations by Castle or its Subsidiaries after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(e) each Castle Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Castle Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of Castle or any Subsidiary of Castle or any loans or debt obligations with officers or directors of Castle;

(g) each Castle Contract involving payment or receipt by Castle or any of its Subsidiaries in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Castle;

(h) each Castle Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which Castle or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Castle or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Castle or such Subsidiary of Castle or (ii) any Contract to license any third party to manufacture or produce any Castle product, service or technology or any Contract to sell or commercialize any Castle products or service except agreements with sales representatives in the Ordinary Course of Business;

(i) each Castle Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Castle in connection with the Contemplated Transactions;

(j) each Castle Contract under which Castle or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Castle Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $25,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements);

(k) each Castle Contract under which Castle or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any Castle Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(l) any other Castle Contract (i) which involves payment or receipt by Castle or its Subsidiaries under any such Contract of $250,000 or more in the aggregate or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (ii) that is material to the business or operations of Castle and its Subsidiaries.

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Castle has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Castle Material Contracts (as defined below), including all amendments thereto. There are no Castle Material Contracts that are not in written form. Neither Castle nor any Subsidiary of Castle has, nor to Castle’s Knowledge, has any other party to a Castle Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which Castle or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above or any Castle Contract listed in Part 3.13 of the Castle Disclosure Schedule (any such Contract, a “Castle Material Contract”) in such manner as would permit any other party to cancel or terminate any such Castle Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Castle Material Adverse Effect. As to Castle and its Subsidiaries, as of the date of this Agreement, each Castle Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Castle has not received any written notice of termination or cancellation under any Castle Material Contract.

Section 3.10 Liabilities. As of the date hereof, neither Castle nor any Subsidiary of Castle has any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of Castle’s unaudited consolidated balance sheet at June 30, 2017; (b) normal and recurring current Liabilities that have been incurred by Castle since the date of Castle’s unaudited consolidated balance sheet at June 30, 2017 in the Ordinary Course of Business and which are not in excess of $250,000 in the aggregate; (c) Liabilities for performance of obligations of Castle or any Subsidiary of Castle under Contracts (other than for breach thereof); (d) Liabilities described in Part 3.10 of the Castle Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 3.11 Compliance; Permits; Restrictions.

(a) Castle and each Subsidiary of Castle is and, since January 1, 2012, has been in compliance with all Legal Requirements applicable to Castle or any Subsidiary of Castle, and, since January 1, 2012, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Castle Material Adverse Effect.

(b) Each of the current product candidates of Castle or any Subsidiary of Castle is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations enforced by the FDA, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c) Neither Castle, any Subsidiary of Castle, nor, to Castle’s Knowledge, any of their respective directors, officers, employees, agents or distributors has, at any time since January 1, 2012, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2012, neither Castle nor any Subsidiary of Castle nor, to Castle’s Knowledge, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d) To Castle’s Knowledge, the clinical trials conducted by Castle or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside the

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United States, including the applicable requirements of good clinical practice and all applicable requirements contained in Public Health Service Act § 402, 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application).

(e) Neither Castle nor any Subsidiary of Castle is subject to any investigation that is pending and of which Castle has been notified in writing or, to Castle’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729) or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(f) Neither Castle, any Subsidiary of Castle, nor, to Castle’s Knowledge, any employee of Castle or any Subsidiary of Castle, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has Castle, any Subsidiary of Castle or, to Castle’s Knowledge, any employee of Castle or any Subsidiary of Castle, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 3.12 Tax Matters.

(a) Castle and each of its Subsidiaries (i) has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to Castle or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, neither Castle nor Merger Sub makes any representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by Castle or any of its Subsidiaries for any federal, state or other Tax purposes, or (B) any limitation on use by Castle or any of its Subsidiaries of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws, (ii) has timely paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on Castle’s audited consolidated balance sheet at December 31, 2016, for all Taxes payable by Castle and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Castle or any of its Subsidiaries. Since December 31, 2016, neither Castle nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

(b) Neither Castle nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. No issues relating to Taxes of Castle or any of its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Neither Castle nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding. No claim has ever been made in writing by a taxing authority of a jurisdiction where Castle or any of its Subsidiaries has not filed Tax Returns claiming that Castle or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Castle and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Castle’s audited consolidated balance sheet, in accordance with GAAP) on any of the assets of Castle or any of its Subsidiaries.

(e) Neither Castle nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with Castle or any of its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). Neither Castle nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is Castle) filing a consolidated U.S. federal income Tax Return. Neither Castle nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than Castle and its Subsidiaries.

(f) Castle has delivered or made available to the Company complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of Castle and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Castle and each of its Subsidiaries (and predecessors of each), with respect to U.S. federal income Tax and all other material Taxes.

(g) Neither Castle nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) that includes the Merger.

(h) Neither Castle nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Castle or any of its Subsidiaries under Section 108(i) of the Code.

(i) Neither Castle nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations, or any similar provision of state, local, or foreign law.

(j) Neither Castle nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Castle and Subsidiary of Castle employees is terminable by Castle or the applicable Subsidiary of Castle at will. Castle has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Castle Associates to the extent currently effective and material.

(b) To the Knowledge of Castle, no officer or Key Employee of Castle or any Subsidiary of Castle intends to terminate his or her employment with Castle or the applicable Subsidiary of Castle, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

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(c) Neither Castle nor any Subsidiary of Castle is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Castle, seeking to represent any employees of Castle or any Subsidiary of Castle.

(d) Part 3.13(d) of the Castle Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, with or for the benefit of any present or former employee, director or other individual acting as a service provider of Castle or any of its Subsidiaries which is maintained by, administered or contributed to by, or required to be contributed to by, Castle, or any of its Subsidiaries, or under which Castle or any of its Subsidiaries has any current or contingent liability (each, a “Castle Employee Plan”).

(e) With respect to each Castle Employee Plan, Castle has made available to the Company a true and complete copy of, to the extent applicable, (i) such Castle Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Castle Employee Plan, (iv) the most recent summary plan description for each Castle Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Castle, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Castle Employee Plan.

(f) Each Castle Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or may rely upon a favorable opinion letter, from the Internal Revenue Service. To the Knowledge of Castle, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Castle Employee Plan or the exempt status of any related trust.

(g) Each Castle Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA. All payments required to be made by Castle or any of its Subsidiaries under any Castle Employee Plan (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Castle Employee Plans, applicable Legal Requirements and GAAP.

(h) No Castle Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Castle nor any Subsidiary of Castle or ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Castle Employee Plan is a Multiemployer Plan, and neither Castle nor any Subsidiary of Castle or ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Castle Employee Plan is a Multiple Employer Plan.

(i) No Castle Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Castle Employee Plan qualified under Section 401(a) of the Code.

(j) With respect to Castle Options granted pursuant to the Castle Stock Plans, (i) each Castle Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Castle Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as

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applicable, approval by the Board of Directors of Castle (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Castle Option grant was made in accordance with the terms of the Castle Stock Plans and all other applicable Legal Requirements, including the rules of the NASDAQ Global Market and any other exchange on which Castle securities are traded, (iv) the per share exercise price of each Castle Option was equal to the fair market value of a share of Castle Common Stock on the applicable Grant Date and (v) each such Castle Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Castle and disclosed in Castle filings with the SEC in accordance with the Exchange Act and all other applicable Legal Requirements. Castle has not knowingly granted, and there is no and has been no policy or practice of Castle of granting, Castle Options prior to, or otherwise coordinating the grant of Castle Options with, the release or other public announcement of material information regarding Castle or its results of operations or prospects.

(k) Neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or other individual acting as a service provider of Castle or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer or other individual acting as a service provider of Castle or any of its Subsidiaries. Neither Castle nor any Subsidiary of Castle is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (whether in connection with the consummation of the Contemplated Transactions, either alone or in combination with another event, or otherwise), (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(l) To the Knowledge of Castle, no payment pursuant to any Castle Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to Castle or any Subsidiary of Castle, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(m) Castle and each Subsidiary of Castle is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Neither Castle nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices.

(n) There are no actions, suits, claims or administrative matters pending or threatened against Castle and its Subsidiaries, or any of their employees relating to any current or former Castle employee or any Castle Employee Plan (other than routine claims for benefits). There are no pending or threatened claims or actions against Castle, any Subsidiary of Castle, any Castle trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(o) Neither Castle nor any Subsidiary of Castle has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee

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leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(p) Neither Castle nor any Subsidiary of Castle has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(q) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Castle or any Subsidiary of Castle or any of their employees.

(r) Neither Castle nor its Subsidiaries has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Castle, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Castle Associate, including charges of unfair labor practices or discrimination complaints.

(s) There is no contract, agreement, plan or arrangement to which Castle or any of its Subsidiaries is a party or by which it is bound to compensate any employee for Taxes paid pursuant to Sections 4999 or 409A of the Code.

Section 3.14 Environmental Matters. Castle and each Subsidiary of Castle is in compliance with all applicable Environmental Laws, which compliance includes the possession by Castle of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Castle Material Adverse Effect. Neither Castle nor any Subsidiary of Castle has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Castle or any Subsidiary of Castle is not in compliance with any Environmental Law, and, to the Knowledge of Castle, there are no circumstances that may prevent or interfere with Castle’s compliance with any Environmental Law in the future. To the Knowledge of Castle: (a) no current or prior owner of any property leased or controlled by Castle has received since January 1, 2014 any written notice or other communication relating to property owned or leased at any time by Castle, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Castle is not in compliance with or violated any Environmental Law relating to such property; and (b) it has no material liability under any Environmental Law.

Section 3.15 Insurance.

(a) Castle has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Castle and each Subsidiary of Castle. Each of such insurance policies is in full force and effect and Castle and each Subsidiary of Castle are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither Castle nor any Subsidiary of Castle has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Castle or any Subsidiary of Castle. All information provided to insurance carriers (in

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applications and otherwise) on behalf of Castle and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. Castle and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Castle or any Subsidiary of Castle, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Castle or any Subsidiary of Castle of its intent to do so.

(b) Castle has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Castle and each of its Subsidiaries as of the date of this Agreement (the “Existing Castle D&O Policies”). Part 3.15(b) of the Castle Disclosure Schedule accurately sets forth the most recent annual premiums paid by Castle with respect to the Existing Castle D&O Policies.

Section 3.16 Transactions with Affiliates. Since the date of Castle’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Castle pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17 Legal Proceedings; Orders.

(a) There is no pending in writing Legal Proceeding, and (to the Knowledge of Castle) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Castle or any Castle Associate (in his or her capacity as such) or any of the material assets owned or used by Castle; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Castle, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the Castle Disclosure Schedule, Castle has provided the Company or its counsel all pleadings related to such Legal Proceeding. Castle has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Castle or any Subsidiary of Castle, or any of the assets owned or used by Castle or any Subsidiary of Castle, is subject. To the Knowledge of Castle, no officer or other Key Employee of Castle or any Subsidiary of Castle is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Castle or any Subsidiary of Castle or to any material assets owned or used by Castle or any Subsidiary of Castle.

Section 3.18 Authority; Binding Nature of Agreement. Castle and each of its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Castle and Merger Sub has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) in the case of Castle, recommended the adoption and approval of this Agreement by the holders of Castle Common Stock and directed that this Agreement and the issuance of shares of Castle Common Stock in the Merger be submitted for consideration by Castle’s stockholders at the Castle Stockholders’ Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by Castle and Merger Sub, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of Castle or Merger Sub (as applicable), enforceable against each of Castle and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.19 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Castle and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations

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contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar state Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.20 Vote Required. The affirmative vote (the “Castle Stockholder Approval”) of the holders of a majority of the shares of Castle Common Stock present and entitled to vote at a meeting of stockholders of Castle is the only vote of the holders of any class or series of Castle’s capital stock necessary to approve (i) the issuance of Castle Common Stock in the Merger and (ii) the Amended and Restated Castle Certificate of Incorporation (the “Required Castle Stockholder Vote”).

Section 3.21 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Castle does not, and the consummation by Castle of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Castle or of the charter, bylaws, or other organizational document of any Subsidiary of Castle, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Liens on Castle’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which Castle or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Castle Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.21(b) having been made, conflict with or violate any Legal Requirement applicable to Castle or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.21(a) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Castle Material Adverse Effect. Part 3.21(a) of the Castle Disclosure Schedule lists all consents, waivers and approvals under any Castle license or Contract to which Castle or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound required to be obtained in connection with the consummation of the Contemplated Transactions, the absence of which has not had, and would not reasonably be expected to result in, a Castle Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to Castle or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Castle or the consummation by Castle of the Contemplated Transactions, except for (i) obtaining the Castle Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which Castle is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Castle Material Adverse Effect.

Section 3.22 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Castle or any Subsidiary of Castle.

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Section 3.23 Disclosure. The information supplied by Castle and each of its Subsidiaries for inclusion in the Proxy Statement (including the consolidated financial statements of Castle contained therein or incorporated by reference to the Castle SEC Documents) will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 3.24 Valid Issuance. The Castle Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will have been duly authorized and will be validly issued, fully paid and nonassessable. The Castle Common Stock that, effective upon Closing, will be issuable upon exercise of Company Options and/or Company Warrants assumed in the Contemplated Transactions, pursuant to Section 5.5 of this Agreement, will have been duly authorized and reserved for issuance.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 20 days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Castle Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Castle Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Castle Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

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(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any material non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

Section 4.2 Operation of Castle’s Business.

(a) Except as set forth on Part 4.2 of the Castle Disclosure Schedule, during the Pre-Closing Period: (i) Castle shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Castle Material Contracts; and (ii) Castle shall promptly notify the Company of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Castle or any Subsidiary of Castle that is commenced, or, to the Knowledge of Castle, threatened in writing against, Castle, any Subsidiary of Castle or (to the Knowledge of Castle) any director, officer or Key Employee of Castle or any Subsidiary of Castle after the date of the Merger Agreement; and (C) any written notice or other written communication from any Person alleging that any payment or other obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to Contracts or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Castle Disclosure Schedule.

(b) During the Pre-Closing Period, Castle shall promptly notify the Company in writing, by delivering an updated Castle Disclosure Schedule, of: (i) the discovery by Castle of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Castle in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Castle in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Castle; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles VI, VII and VIII impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Castle contained in this Agreement or the Castle Disclosure Schedule for purposes of Section 8.1.

Section 4.3 Operation of the Company’s Business.

(a) Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Company Material Contracts; and (ii) the Company and each Subsidiary of the Company shall preserve intact its current business organization, use reasonable efforts to keep

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available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or its Subsidiaries; and (iii) the Company shall promptly notify Castle of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any Subsidiary of the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company, any Subsidiary of the Company or (to the Knowledge of the Company) any director, officer or Key Employee of the Company or any Subsidiary of the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify Castle in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles VI, VII and VIII impossible or materially less likely. No notification given to Castle pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

Section 4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Castle Disclosure Schedule, (iii) as reasonably necessary to ensure that Castle complies with applicable Legal Requirements and pre-existing contractual obligations or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, Castle shall not, nor shall it cause or permit any Subsidiary of Castle to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Castle Common Stock from terminated employees of Castle or its Subsidiaries);

(ii) except for contractual commitments in place at the time of this Agreement and disclosed in Part 3.9 and/or Part 3.13 of the Castle Disclosure Schedule and other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for shares of Castle Common Stock issued upon the valid exercise of outstanding Castle Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Castle or any Subsidiary of Castle, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any

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debt securities of others; or make capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi) (A) adopt, establish, enter into or terminate any Castle Employee Plan or any agreement, plan, policy or arrangement that would constitute a Castle Employee Plan if it were in existence on the date hereof; (B) cause or permit any Castle Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, employees, or other individuals acting as service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) terminate (other than for “cause”), hire or promote any employee or other individual acting as a service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, sell, lease other otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(x) settle or compromise any material action, suit, arbitration or proceeding pending or threatened against Castle or its Subsidiaries other than any settlement in an amount that is fully reimbursed (including payment of attorneys’ fees) by insurance coverage pursuant to insurance policies held by Castle or its Subsidiaries;

(xi) amend or terminate any Castle Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Castle Material Contract;

(xii) take any action that would delay or prevent current liabilities or accounts payable from being paid in the Ordinary Course of Business; or

(xiii) agree to take, take or permit any Subsidiary of Castle to take or agree to take, any of the actions specified in clauses (i) through (xii) of this Section 4.4(a).

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as reasonably necessary to ensure that the Company complies with applicable Legal Requirements and pre-existing contractual obligations or (iv) with the prior written consent of Castle (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company or its Subsidiaries);

(ii) amend the charter, bylaws or other organizational documents of the Company or any Subsidiary of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination,

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recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed in Part 2.9 and/or Part 2.13 of the Company Disclosure Schedule and other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for shares of Company Common Stock issued upon the valid exercise of outstanding Company Options or pursuant to the conversions contemplated by Section 5.12); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi) (A) adopt, establish, enter or terminate into any Company Employee Plan or any agreement, plan, policy or arrangement that would constitute a Company Employee Plan if it were in existence on the date hereof; (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Castle; (C) pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individuals acting as service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) terminate (other than for “cause”), hire or promote any employee or other individual acting as a service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, sell, lease or otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) settle or compromise any material action, suit, arbitration or proceeding pending or threatened against the Company or its Subsidiaries other than any settlement in an amount that is fully reimbursed (including payment of attorneys’ fees) by insurance coverage pursuant to insurance policies held by the Company or its Subsidiaries;

(xi) amend or terminate any Company Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(xii) take any action that would delay or prevent current liabilities or accounts payable from being paid in the Ordinary Course of Business; or

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(xiii) agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (xiii) of this Section  4.4(b).

Section 4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Company Stockholder Approval or the Castle Stockholder Approval, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the Board of Directors of such Party concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (C) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the material terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than five Business Days after the Company shall have delivered the Company Public Company Financials to Castle, Castle shall

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prepare and cause to be filed with the SEC the Proxy Statement. Castle shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Castle shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Castle’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten calendar days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement. Each Party shall promptly furnish to the other Party all information concerning such Party, its Subsidiaries and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Castle thereof and shall cooperate fully with Castle in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Castle.

(b) Prior to the Effective Time, Castle shall use commercially reasonable efforts to ensure that the issuance of the Castle Common Stock in the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act and from registration or qualification requirements under applicable state securities laws.

Section 5.2 Company Stockholder Written Consent.

(a) The Company shall use reasonable best efforts to obtain, as promptly as practicable, but in any event within 48 hours after the execution hereof, an irrevocable action by written consent adopting this Agreement, in the form attached hereto as Exhibit D (the “Company Stockholder Written Consent”) sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting this Agreement and approving the Merger and the other Contemplated Transactions, including the conversion of the Company Preferred Stock into Company Common Stock prior to the Closing, (ii) acknowledging that such adoption and approval of the Merger and the other Contemplated Transactions given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger, the other Contemplated Transactions or this Agreement. The Company shall use reasonable best efforts to ensure that the Company Stockholder Written Consent is obtained in compliance with all applicable Legal Requirements, and shall not waive or revoke the Company Stockholder Written Consent except after the termination of this Agreement when permitted in accordance with its terms.

(b) The Company agrees that, subject to Section 5.2(c), (i) the Company’s Board of Directors shall recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above, (ii) the statement of information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Castle, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Castle shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to obtaining the Company Stockholder Approval, the Company’s Board of Directors may withhold, amend, withdraw or modify

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the Company Board Recommendation in a manner adverse to Castle (including, for the avoidance of doubt, in connection with the approval, endorsement or recommendation of any Acquisition Proposal) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

(e) Promptly following obtaining the Company Stockholder Approval, the Company shall provide to its stockholders who did not execute the Company Stockholder Written Consent notice of the actions taken pursuant to the Company Stockholder Written Consent. The Company shall provide to its stockholders who did not execute the Company Stockholder Written Consent applicable and appropriate notice regarding their appraisal rights under Section 262 of the DGCL, which notice shall comply with all applicable Legal Requirements.

Section 5.3 Castle Stockholders’ Meeting.

(a) Castle shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Castle Common Stock to vote on the issuance of Castle Common Stock in the Merger and the approval of the Amended and Restated Castle Certificate of Incorporation (such meeting, the “Castle Stockholders’ Meeting”). The Castle Stockholders’ Meeting shall be held as promptly as practicable after the Proxy Statement is filed with the SEC and either (i) the SEC has indicated either that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed, or (ii) at least ten calendar days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon or indicating that it intends to review the Proxy Statement. Castle shall take reasonable measures to ensure that all proxies solicited in connection with the Castle Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Castle agrees that, subject to Section 5.3(c): (i) Castle’s Board of Directors shall recommend that the holders of Castle Common Stock vote to approve the issuance of Castle Common Stock in the Merger and the approval of the Amended and Restated Castle Certificate of Incorporation and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Castle recommends that Castle’s stockholders vote to approve the issuance of Castle Common Stock in the Merger and the approval of the Amended and Restated Castle Certificate of Incorporation (the recommendation of Castle’s Board of Directors that Castle’s stockholders vote to approve the issuance of Castle Common Stock in the Merger being referred to as the “Castle Board Recommendation”); and (iii) the Castle Board Recommendation and the approval of the Amended and Restated Castle Certificate of Incorporation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Castle or any committee thereof to withdraw or modify the Castle Board Recommendation and/or the approval of the Amended and Restated Castle Certificate of Incorporation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Castle Common Stock in the Merger by the stockholders of Castle by the Required Castle Stockholder Vote, Castle’s Board of Directors may withhold, amend, withdraw or modify the Castle Board Recommendation in a manner adverse to the Company (including, for the avoidance of doubt, in connection with the approval, endorsement or recommendation of any Acquisition Proposal), if, but only if Castle’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, however, that Castle’s

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Board of Directors may not withhold, amend, withdraw or modify the Castle Board Recommendation in a manner adverse to the Company, unless (1) Castle promptly notifies the Company in writing at least three Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making any Acquisition Proposal, and contemporaneously furnishing a copy of any relevant transaction documents, in each case, to the extent not already provided pursuant to Section 4.5 (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal shall require a new written notice by Castle and a new three Business Day period) and (2) prior to the expiration of any such three Business Day period, in the case of an Acquisition Proposal, the Company does not make a proposal to adjust the terms and conditions of this Agreement that Castle’s Board of Directors determines in good faith to be at least as favorable as such Acquisition Proposal, such that Castle’s Board of Directors determines such action is no longer inconsistent with its fiduciary duties under applicable Legal Requirements. During the three Business Day period prior to its withholding, amending, withdrawing or modifying the Castle Board Recommendation in a manner adverse to the Company, Castle shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company.

(d) Castle’s obligation to call, give notice of and hold the Castle Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Castle Board Recommendation.

(e) Castle shall not withdraw or modify in a manner adverse to the Company the Castle Board Recommendation and/or the approval of the Amended and Restated Castle Certificate of Incorporation unless specifically permitted pursuant to the terms of Section 5.3(c).

Section 5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, as promptly as practicable but in no event later than fifteen Business Days from the date of this Agreement, prepare and file any required Notification and Report Forms required under the Hart Scott Rodino Act of 1976, as amended (the “HSR Act”), and shall promptly file within 45 days of the date of this Agreement any other notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Castle shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters relating to the Contemplated Transactions (together, “Antitrust Proceedings”). The Parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Proceedings. Without limiting the foregoing, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Bodies relating to any Antitrust Proceedings, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Proceeding, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Proceedings, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Proceeding and (vi) provide each other with copies of all written communications to or

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from any Governmental Body relating to any Antitrust Proceedings. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of the Company and Castle agrees, and shall cause each of its Subsidiaries, subject to Section 5.7(b), to use commercially reasonably efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Contemplated Transactions be consummated as soon as reasonably practicable.

Section 5.5 Company Options and Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Castle Common Stock, and Castle shall assume the Company Stock Option Plans and each such Company Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Common Stock under Company Options assumed by Castle shall thereupon be converted into rights with respect to Castle Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Castle may be exercised solely for shares of Castle Common Stock; (ii) the number of shares of Castle Common Stock subject to each Company Option assumed by Castle shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Castle Common Stock; (iii) the per share exercise price for the Castle Common Stock issuable upon exercise of each Company Option assumed by Castle shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Castle shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Castle in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Castle Common Stock subsequent to the Effective Time; and (B) Castle’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Option assumed by Castle. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Castle Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) Castle shall file with the SEC, promptly, and in any event within five days following the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Castle (or, if Form S-8 is not available, other appropriate forms as may be required under applicable Legal Requirements), relating to the shares of Castle Common Stock issuable with respect to Company Options assumed by Castle in accordance with Section 5.5(a) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Options assumed by Castle in accordance with this Section 5.5(b) remain outstanding.

(c) Subject to Section 5.5(d), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall become converted into and become a warrant to

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purchase Castle Common Stock and Castle shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under Company Warrants assumed by Castle shall thereupon be converted into rights with respect to Castle Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Castle may be exercised solely for shares of Castle Common Stock; (ii) the number of shares of Castle Common Stock subject to each Company Warrant assumed by Castle shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock issuable upon exercise of the Company Warrant (assuming such Company Preferred Stock had converted pursuant to Section 5.12), as applicable, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Castle Common Stock; (iii) the per share exercise price for the Castle Common Stock issuable upon exercise of each Company Warrant assumed by Castle shall be determined by dividing the effective per share exercise price of Company Common Stock or Company Preferred Stock, subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Castle shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(d) Prior to the Effective Time, the Company shall take all commercially reasonable actions that may be necessary (under the Company Stock Option Plans, any Company Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

Section 5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Castle and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Castle or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Castle or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Castle and the Surviving Corporation, jointly and severally, upon receipt by Castle or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Castle and the Surviving Corporation shall contain, and Castle shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Castle and the Company than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational documents) of Castle and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Castle or the Company.

(c) Each of Castle and the Company shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability

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insurance policies maintained by Castle and the Company (provided that each of Castle and the Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable in any material respect); provided, however, that in no event shall Castle and the Company be required to expend pursuant to this Section 5.6(c) more than an amount equal to 200% of the respective current annual premiums paid by Castle and the Company for such insurance.

(d) Castle shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Castle.

(e) Castle shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6 but if and only if and to the extent that such persons are successful on the merits of such enforcement action.

(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Castle or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Castle or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Castle shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section  5.6.

Section 5.7 Additional Agreements.

(a) Subject to Section 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Closing.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of Company and Castle shall be obligated under this Agreement to use their commercially reasonable efforts: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions, provided, however, that (x) such actions are conditioned upon the occurrence of the Closing, (y) such actions are reasonably necessary to consummate the Contemplated Transactions, and (z) no such action, either individually or in the aggregate, would be reasonably expected to result in a material adverse impact on any Party’s expected benefits from the Contemplated Transactions.

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Section 5.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Castle may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Castle in compliance with this Section 5.8.

Section 5.9 Listing. Castle shall use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) and to cause the shares of Castle Common Stock being issued in the Merger, including the shares of Castle Common Stock issuable in connection with the assumption of Company Options and Company Warrants, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market (or the NASDAQ Capital Market) at or prior to the Effective Time.

Section 5.10 Tax Matters.

(a) Castle, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) Castle, Merger Sub and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts, including in the case of the Company by providing to each of Willkie Farr & Gallagher LLP (or such other nationally recognized tax counsel reasonably satisfactory to the Company) and Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally recognized tax counsel reasonably satisfactory to Castle) a duly authorized and executed officer’s certificate dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement) in substantially the form attached hereto as Exhibit E (the “Company Officer’s Certificate”), and in the case of Castle by providing to each of Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally recognized tax counsel reasonably satisfactory to Castle) and Willkie Farr & Gallagher LLP (or such other nationally recognized tax counsel reasonably satisfactory to the Company) a duly authorized and executed officer’s certificate dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement) in substantially the form attached hereto as Exhibit F (the “Castle Officer’s Certificate”), in order for the Company to obtain the opinion of Willkie Farr & Gallagher LLP, Skadden, Arps, Slate, Meagher & Flom LLP or such other nationally recognized tax counsel reasonably satisfactory to the Company, in form and substance reasonably acceptable to the Company, dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement) (the “Company Tax Opinion”), and Castle to obtain the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Willkie Farr & Gallagher LLP, or such other nationally recognized tax counsel reasonably satisfactory to Castle, in form and substance reasonably acceptable to Castle, dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement) (the “Castle Tax Opinion”) to the effect that, on

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the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by each applicable Shareholder when due, and each such Shareholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, Castle will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Each applicable Shareholder shall provide Castle with (i) evidence reasonably satisfactory to Castle that such Transfer Taxes have been paid by the applicable Shareholder and (ii) a clearance certificate or similar documents which may be required by any Tax authority to relieve Castle of any obligation to withhold any portion of the payments to such Shareholder pursuant to this Agreement. Notwithstanding the foregoing, any Transfer Taxes incurred in connection with this Agreement imposed by applicable Legal Requirements exclusively on Castle, shall be paid when due by Castle, and Castle will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 5.11 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Section 5.12 Conversion. Prior to the Closing Date, the Company shall take all action required to effect (i) the conversion of the Bridge Notes into Company Common Stock and (ii) the conversion of the Company Preferred Stock into Company Common Stock pursuant to the Company Stockholder Written Consent.

Section 5.13 Determination of Castle Cash Balance.

(a) Not less than five Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Castle will deliver to the Company a statement setting forth, in reasonable detail, Castle’s calculation of the estimated Castle Cash Balance as of the Anticipated Closing Date (the “Castle Net Cash Calculation”). Concurrently therewith, Castle will make the work papers and back-up materials used in preparing the Castle Net Cash Calculation, and the personnel of Castle that participated in preparing the Castle Net Cash Calculation, available to the Company and, if requested by the Company, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within two Business Days after Castle delivers the Castle Net Cash Calculation (a “Castle Cash Response Date”), the Company will have the right to dispute any part of the Castle Net Cash Calculation by delivering a written notice to that effect to Castle (a “Castle Cash Dispute Notice”).

(c) If on or prior to any Castle Cash Response Date, (i) the Company notifies Castle in writing that it has no objections to the Castle Net Cash Calculation, or (ii) the Company fails to deliver a Castle Cash Dispute Notice as provided in Section 5.13(b), then the Castle Net Cash Calculation will be deemed to have been finally determined for purposes of this Agreement and to represent the Castle Cash Balance at the Effective Time for purposes of this Agreement, and Castle will not be required to update the Castle Cash Balance provided that the Closing Date occurs no later than five Business Days after the Anticipated Closing Date unless between the Anticipated Closing Date and the Closing Date the Castle Cash Balance decreases by more than $100,000 from the amount set forth in the Castle Net Cash Calculation, in which case Castle will be required to deliver an updated Castle Net Cash Calculation immediately prior to the Closing taking into account such changes.

(d) If the Company delivers a Castle Cash Dispute Notice on or prior to the applicable Castle Cash Response Date, then Representatives of Castle and the Company will promptly meet and attempt in good faith to

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resolve the disputed item(s) and negotiate an agreed-upon determination of the Castle Cash Balance, which agreed upon amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Castle Cash Balance at the Effective Time for purposes of this Agreement.

(e) If Representatives of Castle and the Company are unable to negotiate an agreed-upon determination of the Castle Cash Balance pursuant to Section 5.13(d) within two Business Days after delivery of the Castle Cash Dispute Notice (or such other period as Castle and Company may mutually agree upon), then an independent auditor of recognized national standing mutually agreed by Castle and the Company (the “Reviewing Accounting Firm”) will be promptly engaged by the Parties to resolve any remaining disagreements as to the Castle Net Cash Calculation, and the Closing will be delayed until the Reviewing Accounting Firm makes its determination of the Castle Cash Balance in accordance with this Section 5.13(e). Castle will promptly deliver to the Reviewing Accounting Firm the work papers and back-up materials used in preparing the Castle Net Cash Calculation and Castle and the Company will use their best efforts to cause the Reviewing Accounting Firm to make its determination within five calendar days (but in no event later than ten calendar days) of accepting its selection. The Company and Castle will be afforded the opportunity to present to the Reviewing Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Reviewing Accounting Firm; provided, however, that no such presentation or discussion will occur without the presence of a Representative of each of the Company and Castle. The determination of the Reviewing Accounting Firm will be limited to the disagreements submitted to the Reviewing Accounting Firm. The determination of the amount of the Castle Cash Balance made by the Reviewing Accounting Firm will be in writing delivered to Castle and the Company, will be final and binding on the Company and Castle and will be deemed to have been finally determined for purposes of this Agreement and to represent the Castle Cash Balance at the Effective Time for purposes of this Agreement; provided that, in the event that the Closing does not occur within forty-eight (48) hours of the determination of the amount of the Castle Cash Balance made by the Reviewing Accounting Firm, the Reviewing Accounting Firm shall be instructed to make such reasonable adjustments as required to reflect any such delay. The fees and expenses of the Reviewing Accounting Firm will be allocated between Castle and the Company in the same proportion that the disputed amount of Castle Cash Balance that was unsuccessfully disputed by such Party (as finally determined by the Reviewing Accounting Firm) bears to the total disputed amount of the Castle Cash Balance amount.

Section 5.14 Company Transaction Expense Statement. Within a reasonable period of time prior to the Closing Date, the Company will deliver to Castle a statement setting forth, with reasonable supporting detail, (a) the Company Transaction Expenses, (b) an estimation of the number of shares of Company Common Stock that will be outstanding as of the Effective Time (which number shall include, for the avoidance doubt, the number of shares of Company Common Stock issuable upon the conversion of (i) the Bridge Notes and (ii) shares of Company Preferred Stock), (c) a table, in the form set forth on the tab labeled “Melinta Dilutive Securities” in the Exchange Ratio Calculation Spreadsheet, reflecting all Company Options and Company Warrants that will be outstanding as of the Effective Time and (d) any other information of the Company necessary to complete the calculation of the Exchange Ratio in accordance with the Exchange Ratio Calculation Spreadsheet.

Section 5.15 Castle Closing Statement. Within a reasonable period of time prior to the Closing Date, Castle will deliver to the Company a statement setting forth, with reasonable supporting detail, (a) an estimation of the number of shares of Castle Common Stock that will be outstanding as of the Effective Time and (b) a table, in the form set forth on the tab labeled “Castle Dilutive Securities” in the Exchange Ratio Calculation Spreadsheet, reflecting all Castle Options and Castle RSUs that will be outstanding as of the Effective Time and (c) any other information of Castle necessary to complete the calculation of the Exchange Ratio in accordance with the Exchange Ratio Calculation Spreadsheet.

Section 5.16 Treatment of Castle Indebtedness. Unless the lenders under each of (i) the Loan and Security Agreement, dated as of July 10, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Facility”), among Comerica Bank, Castle and certain Subsidiaries of

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Castle and (ii) the Loan and Security Agreement, dated as of May 2, 2017, by and between Oberland, as agent, and the lenders named therein and the Company (the “Company Loan Agreement”) shall have consented (whether by written waiver, amendment or otherwise) to the indebtedness under each such agreement remaining outstanding following the Closing, Castle shall, or shall cause its applicable Subsidiaries to, arrange for customary payoff letters and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all then outstanding indebtedness of, and commitments under, the Credit Facility, and shall deliver, or cause its applicable Subsidiaries to deliver, prepayment and termination notices in accordance with the terms of such indebtedness to the holders of such indebtedness (provided that such prepayment and termination notices may be conditional on the occurrence of the Closing).

Section 5.17 Selection Committee.

(a) As soon as practicable after the date hereof, the Parties shall create a committee comprised of an equal number of Castle directors and Company directors and co-chaired by a director of Castle and a director of the Company (such committee, the “Selection Committee”). The Selection Committee may engage an independent search firm to identify and recommend successor CEO candidates, with the terms of the engagement and the search criteria to be established by the Selection Committee and the fees and expenses of the search firm incurred prior to the Effective Time to be borne equally by Castle and the Company.

(b) The Selection Committee shall cooperate in good faith and use reasonable best efforts to recommend to Castle and the Company an appropriate individual to serve as the Chief Executive Officer of Castle as of the Closing (the “Successor CEO”). Prior to the Closing, based upon the recommendation of the Selection Committee, Castle and the Company shall cooperate in good faith and use their reasonable best efforts to mutually agree upon the Successor CEO. In the absence of such an agreement among the parties, the Board of Directors of Castle as re-constituted immediately after the Closing (excluding the CEO director) shall appoint as soon as possible after the Closing, by majority vote, the Successor CEO.

(c) In the event the Successor CEO is not appointed as of the Closing, the Board of Directors of Castle shall have one vacancy, and the Chairman of the Board of Directors of Castle (as designated by the Company in accordance with Schedule C-1) shall serve as the interim Chief Executive Officer of Castle (“Interim CEO”), until the permanent Successor CEO is appointed in accordance with this Section 5.17.

Section 5.18 Accredited Investor Status. The Company has or will deliver to Castle all such information necessary to enable Castle to confirm that the stockholders of the Company, other than those set forth on Schedule D hereto, are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 5.19 Section 16. Prior to the Closing, the Board of Directors of Castle, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Castle Common Stock, in each case, pursuant to this Agreement by any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of Castle for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.20 Delivery of Documentation. At or prior to the Closing, (a) the Company shall deliver, or cause to be delivered, to Castle each of the documents set forth in Section 7.4 and (b) Castle shall deliver, or cause to be delivered, to the Company each of the documents set forth in Section 8.4.

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ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2 Stockholder Approval. This Agreement, the Merger and the other Contemplated Transactions shall have been duly adopted and approved by the Required Company Stockholder Vote, and each of the issuance of the Castle Common Stock in the Merger and the approval of the Amended and Restated Certificate of Incorporation (but, for purposes of this Section 6.2, solely to the extent related to the amendment to increase the number of authorized shares of Castle Common Stock) shall have been duly approved by the Required Castle Stockholder Vote.

Section 6.3 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. Subject to the satisfaction of each Party’s obligations in Section 5.7(b), there shall not be any Legal Proceeding pending, or threatened in writing by a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Castle, Merger Sub or the Company any damages or other relief that may be material to Castle or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Castle; (d) that would materially and adversely affect the right or ability of Castle or the Company to own the assets or operate the business of Castle or the Company; or (e) seeking to compel the Company, Castle or any Subsidiary of Castle to dispose of or hold separate any material assets as a result of the Merger.

Section 6.4 Castle Board of Directors. The Board of Directors of Castle shall be constituted as set forth on Schedule C-1 and the committees of the Board of Directors of Castle shall be constituted as set forth on Schedule C-2.

ARTICLE VII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS

OF CASTLE AND MERGER SUB

The obligations of Castle and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Castle, at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations. The (1) representations and warranties of the Company contained in Section 2.3(a) of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case for inaccuracies that are de minimis in the aggregate and (2) representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and

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shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Section 7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

Section 7.3 Consents.

(a) All of the Consents set forth on Part 7.3(a) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Governmental Authorization or other Consent required to be obtained by the Company under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 7.4 Agreements and Other Documents. Castle shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) the Castle Tax Opinion dated as of the Closing Date and addressed to Castle. The condition set forth in this Section 7.4(a) shall not be waivable by Castle after receipt of the Company Stockholder Approval and the Castle Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied; and

(c) certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of the Company, a certificate as to the incumbency of officers of the Company and the adoption of resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company hereunder.

Section 7.5 FIRPTA Certificate. Castle shall have received from the Company an executed certificate stating that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” and an executed notice to the Internal Revenue Service, in each case in accordance with the requirements of Treasury Regulations Section 1.897-2(h) and in form and substance reasonably acceptable to Castle along with written authorization for Castle to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the closing of the Merger.

Section 7.6 Conversion of Bridge Notes and Company Preferred Stock. Prior to the Closing:

(a) the Bridge Notes shall have been converted into Company Common Stock; and

(b) the Company Preferred Stock shall have been converted into Company Common Stock pursuant to the Company Stockholder Written Consent.

Section 7.7 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

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ARTICLE VIII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

Section 8.1 Accuracy of Representations. The (1) representations and warranties of Castle and Merger Sub contained in Section 3.3(a) of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case for inaccuracies that are de minimis in the aggregate and (2) the other representations and warranties of Castle and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) individually, or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Castle Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Castle Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Section 8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Castle or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

Section 8.3 Consents.

(a) All the Consents set forth on Part 8.3 of the Castle Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Governmental Authorization or other Consent required to be obtained by Castle under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 8.4 Documents. The Company shall have received the following documents:

(a) the Company Tax Opinion dated as of the Closing Date and addressed to the Company. The condition set forth in this Section 8.4(a) shall not be waivable by the Company after receipt of the Company Stockholder Approval and the Castle Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b) a certificate executed by the Chief Executive Officer of Castle confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied;

(c) certificates of good standing of each of Castle and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of each of Castle and Merger Sub, certificates as to the incumbency of officers of each of Castle and Merger Sub and the adoption of resolutions of the respective boards of directors of Castle and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Castle and Merger Sub hereunder; and

(d) the Registration Rights Agreement, duly executed by Castle, together with the Registration Rights Consent.

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Section 8.5 No Castle Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Castle Material Adverse Effect that is continuing.

Section 8.6 Determination of Castle Cash Balance. The Castle Cash Balance at the Effective Time shall have been finally determined pursuant to Section 5.13.

None of Castle, Merger Sub or the Company may rely on the failure of any condition set forth in Article VI, VII or VIII as the case may be, to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Castle Common Stock in the Merger by Castle’s stockholders, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Castle and the Company;

(b) by either Castle or the Company if the Merger shall not have been consummated by the later of (i) December 31, 2017 and (ii) if applicable, 30 days after the Reviewing Accounting Firm delivers its determination of the Castle Cash Balance pursuant to Section 5.13; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the Proxy Statement is still being reviewed or commented upon by the SEC, then either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 days;

(c) by either Castle or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Castle if the Company Stockholder Approval shall not have been obtained within 48 hours of the execution of this Agreement;

(e) by either Castle or the Company if (i) the Castle Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Castle’s stockholders shall have taken a final vote on the issuance of shares of Castle Common Stock in the Merger and (ii) any of the issuance of Castle Common Stock in the Merger or the approval of the Amended and Restated Castle Certificate of Incorporation shall not have been approved at the Castle Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Castle Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Castle where the failure to obtain the Castle Stockholder Approval shall have been caused by the action or failure to act of Castle and such action or failure to act constitutes a material breach by Castle of this Agreement; and provided further that, if the circumstances allow for termination of this Agreement pursuant to either this Section 9.1(e) or Section 9.1(f), the Company shall first have the right to elect to terminate this Agreement pursuant to Section 9.1(f) prior to any termination of this Agreement by Castle pursuant to this Section 9.1(e);

(f) by the Company (at any time prior to, if obtained, the approval of the issuance of Castle Common Stock in the Merger by the Required Castle Stockholder Vote) if a Castle Triggering Event shall have occurred;

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(g) by Castle (at any time prior to obtaining the Company Stockholder Approval) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Castle or Merger Sub set forth in this Agreement, or if any representation or warranty of Castle or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Castle’s or Merger Sub’s representations and warranties or breach by Castle or Merger Sub is curable by Castle or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Castle or Merger Sub to the Company of such breach or inaccuracy and (ii) Castle or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Castle or Merger Sub is cured prior to such termination becoming effective); or

(i) by Castle, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Castle of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Article X shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) (i) If this Agreement is terminated by Castle or the Company pursuant to Section 9.1(e), Castle shall pay to the Company, within ten Business Days after termination, an amount equal to the Expense Reimbursement.

(ii) If this Agreement is terminated by Castle or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(h) and (1) after the date of this Agreement and prior to such termination, an Acquisition Proposal with respect to Castle shall have been publicly announced, disclosed or otherwise communicated to Castle’s Board of Directors and (2) and within 12 months of the date of termination of this Agreement, Castle enters into a definitive agreement with respect to an Acquisition Transaction which Acquisition Transaction is subsequently consummated, Castle shall pay to the Company, within ten Business Days after consummation of such Acquisition Transaction, a one-time nonrefundable fee in an amount equal to $7,900,000; provided, however that such fee shall be reduced, if applicable, by any Expense Reimbursement previously paid pursuant to Section 9.3(b)(i).

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(iii) If this Agreement is terminated by Castle pursuant to Section 9.1(d) or Section 9.1(i) and (1) after the date of this Agreement and prior to such termination, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company’s Board of Directors and (2) and within 12 months of the date of termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Transaction which Acquisition Transaction is subsequently consummated, the Company shall pay to Castle, within ten Business Days after consummation of such Acquisition Transaction, a one-time nonrefundable fee in an amount equal to $7,900,000.

(iv) If this Agreement is terminated by the Company pursuant to Section 9.1(f), Castle shall pay to the Company, within two Business Days after written notice of such termination, a one-time nonrefundable fee in an amount equal to $7,900,000.

(v) If this Agreement is terminated by Castle pursuant to Section 9.1(g), the Company shall pay to Castle, within two Business Days after written notice of such termination, a one-time nonrefundable fee in an amount equal to $7,900,000.

(c) If either Party fails to pay when due any amount payable by such Party under Section 9.3(a) or Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Castle contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time.

Section 10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Castle at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the issuance of shares of Castle Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Castle.

Section 10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is

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expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8; and (f)  each of the Parties irrevocably waives the right to trial by jury.

Section 10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to Castle or Merger Sub:

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

Telephone: (919) 313-6601

Fax: (984) 209-4577

Attention: David Zaccardelli

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Telephone: (617) 573-4850

Fax: (617) 573-4822

Attention: Graham Robinson

if to the Company:

Melinta Therapeutics, Inc.

300 Tri State International, Suite 272

Lincolnshire, IL 60069

Telephone: 312-724-9407

Fax: 224-377-8030

Attention: Paul Estrem, CFO

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

Sean M. Ewen, Esq.

Section 10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

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Section 10.12 Press Releases and Communications. The Parties shall reasonably cooperate to (i) prepare and make a public announcement regarding the transactions contemplated by this Agreement on or immediately after the date hereof and (ii) create and implement a mutually agreed upon communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Parties (not to be unreasonably withheld, conditioned or delayed), except (A) if such announcement or other communication is required by applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by applicable Legal Requirements and to the extent practicable, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (B) to the extent such announcement or other communication is made in accordance with the Communications Plan, (C) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 10.12, and (D) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

Section 10.13 No Recourse. Notwithstanding any other provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

Section 10.14 Privilege. Recognizing that Willkie Farr & Gallagher LLP (“WF&G”) has acted as legal counsel to both Vatera Healthcare Partners LLC (“Vatera”) and the Company prior to the Closing, and that WF&G intends to act as legal counsel to Vatera after the Closing, each of Castle and the Surviving Corporation hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G representing Vatera and its Affiliates (other than the Company) after the Closing as such representation may relate to the Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences involving Vatera and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Vatera and its Affiliates (other than the Company). Accordingly, Castle, the Company and the Surviving Corporation shall not have access to any such communications, or to the files of WF&G relating to WF&G’s engagement with Vatera, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Vatera and its Affiliates (other than the Surviving Corporation) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of WF&G in respect of such engagement constitute property of the client, only Vatera and its Affiliates (other than the Surviving Corporation) shall hold such property rights and (iii) WF&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation by reason of any attorney-client relationship between WF&G and the Surviving Corporation or otherwise.

Section 10.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual dataroom set up by the providing Party in connection with this Agreement prior to the date hereof.

(f) References to any specific Governmental Authority or Governmental Body means and includes any successor Governmental Authority or Governmental Body to the one cited.

(g) References to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(h) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

CEMPRA, INC.

By:	/s/ David Zaccardelli

Name: David Zaccardelli
Title: Acting Chief Executive Officer

CASTLE ACQUISITION CORP.

By:	/s/ David Zaccardelli

Name: David Zaccardelli
Title: President

MELINTA THERAPEUTICS, INC.

By:	/s/ Thomas Koestler

Name: Thomas Koestler
Title: Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or Castle, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by the Company, on the one hand or Castle, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party.

“Bridge Notes” shall mean those certain convertible promissory notes of the Company set forth on Schedule E.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Castle Associate” shall mean any current or former employee, independent contractor, officer or director of Castle or any of its Subsidiaries.

“Castle Cash Balance” shall mean (a) the cash and cash equivalents of Castle as of the Effective Time (for the avoidance of doubt, after giving effect to the repayment of any Castle Transaction Expenses and/or Castle Funded Indebtedness that is repaid using Castle’s cash immediately prior to the Effective Time) less (b) the sum of (i) any Castle Transaction Expenses that remain unpaid as of the Effective Time and (ii) the Castle Funded Indebtedness as of the Effective Time.

“Castle Common Stock” shall mean the Common Stock, $0.001 par value per share, of Castle.

“Castle Contract” shall mean any Contract: (a) to which Castle or any Subsidiary of Castle is a party; (b) by which Castle or any Subsidiary of Castle or any Castle IP Rights or any other asset of Castle is or may become bound or under which Castle or any Subsidiary of Castle has, or may become subject to, any obligation; or (c) under which Castle or any Subsidiary of Castle has or may acquire any right or interest.

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“Castle Funded Indebtedness” shall mean the aggregate amount of any indebtedness evidenced by the Credit Facility and any other indebtedness for borrowed money of Castle or any Subsidiary of Castle, including any principal, premium, accrued and unpaid interest and including, for the avoidance of doubt, any prepayment penalties, make-whole payments or breakage fees associated with the repayment of such borrowed money.

“Castle IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by Castle or its Subsidiaries that is necessary or used in the Castle business as presently conducted.

“Castle Material Adverse Effect” shall mean any effect, change, event, circumstance or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Castle Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or operations of Castle and its Subsidiaries taken as a whole; or (b) the ability of Castle to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Castle Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect Castle and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Castle’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which Castle or any of its Subsidiaries operates (provided that such adverse effect does not affect Castle and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Castle’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect Castle and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Castle’s industry peers); (D) any adverse effect resulting from any change in any applicable Legal Requirement of any Governmental Body (provided that such adverse effect does not affect Castle in a disproportionate manner as compared to Castle’s industry peers or as compared to the Company); (E) any changes (after the date hereof) in GAAP; (F) any adverse effect resulting from any action taken by Castle or any of its Subsidiaries with the Company’s prior written consent or the taking of any action expressly required by this Agreement; (G) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Body, with respect to solithromycin, Taksta or any product of any competitor of Castle or of any third-party company developing anti-infective products; (H) any scientific, treatment or clinical trial results relating to solithromycin, Taksta or any product of any competitor of Castle or of any third-party company developing anti-infective products; (I) any Effect resulting from the announcement or pendency of the Merger; and (J) a decline in Castle’s stock price, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a Castle Material Adverse Effect and may be taken into consideration when determining whether a Castle Material Adverse Effect has occurred).

“Castle Options” shall mean compensatory options to purchase shares of Castle Common Stock issued by Castle.

“Castle Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Castle.

“Castle RSU” shall mean compensatory restricted stock units payable when vested in shares of Castle Common Stock issued by Castle.

“Castle Transaction Expenses” shall mean the third party fees and expenses incurred by Castle or any Subsidiary of Castle prior to the Closing in connection with negotiating, preparing and executing this Agreement and consummating the Contemplated Transactions (and the related “auction” process), including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants.

A “Castle Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of Castle shall have failed to recommend that Castle’s stockholders vote to approve the issuance of Castle Common Stock in the

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Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Castle Board Recommendation; (b) Castle shall have failed to include in the Proxy Statement the Castle Board Recommendation; (c) the Board of Directors of Castle shall have approved, endorsed or recommended any Acquisition Proposal; or (d) Castle shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Castle Warrants” shall mean warrants to purchase shares of Castle Common Stock or Castle Preferred Stock issued by Castle.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company or any Subsidiary of the Company is a party; (b) by which the Company or any Subsidiary of the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company or any Subsidiary of the Company has, or may become subject to, any obligation; or (c) under which the Company or any Subsidiary of the Company has or may acquire any right or interest.

“Company Funded Indebtedness” shall mean indebtedness for borrowed money of the Company or any Subsidiary of the Company, including any principal and accrued and unpaid interest.

“Company IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary or used in the Company’s business as presently conducted.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or operations of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (D) any adverse effect resulting from any change in any applicable Legal Requirement of any Governmental Body (provided that such adverse effect does not affect the Company in a disproportionate manner as compared to the Company’s industry peers or as compared to Castle); (E) any changes (after the date hereof)

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in GAAP; (F) any adverse effect resulting from any action taken by the Company or any of its Subsidiaries with Castle’s prior written consent or the taking of any action expressly required by this Agreement; and (G) any Effect resulting from the announcement or pendency of the Merger.

“Company Options” shall mean compensatory options to purchase shares of Company Common Stock issued by the Company.

“Company Preferred Stock” shall mean, collectively, the Series 1 Preferred Stock, the Series 2 Preferred Stock, the Series 3 Preferred Stock and the Series 4 Preferred Stock.

“Company Public Company Financials” shall mean (a) the Company’s audited balance sheet at December 31, 2016 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2016 and 2015 and (b) any other financial statements of the Company as may be required to be included in the Proxy Statement, in each of clauses (a) and (b) in a form that satisfies all applicable requirements for including in the Proxy Statement.

“Company Transaction Expenses” shall mean the third party fees and expenses incurred by the Company or any of its Subsidiaries prior to the Closing in connection with negotiating, preparing and executing this Agreement and consummating the Contemplated Transactions, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants, all as set forth in the statement to be delivered by the Company to Castle pursuant to Section 5.14.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of the Company shall have failed to recommend that the Company’s stockholders vote or act by written consent to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Castle the Company Board Recommendation; (b) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Company Warrants” shall mean warrants to purchase shares of Company Common Stock or Company Preferred Stock issued by the Company.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated December 22, 2016 between the Company and Castle.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Legal Requirements.

“DGCL” shall mean the Delaware General Corporation Law.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community

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property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to a Person shall mean any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employee” within the meaning of section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean the value set forth in Cell F46 on the tab labeled “Calculations” in the Exchange Ratio Calculation Spreadsheet.

“Exchange Ratio Calculation Spreadsheet” shall mean the electronic spreadsheet exchanged by the parties to this Agreement concurrently with the execution and delivery hereof and attached hereto.

“Expense Reimbursement” means the actual, out-of-pocket Company Transaction Expenses incurred by the Company or any of its Subsidiaries on or prior to the termination of this Agreement in an amount not to exceed $2,000,000.

“Governmental Authority” shall mean any foreign or domestic court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or instrumentality or authority or any stock market or stock exchange or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including The NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous

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substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean (a) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employee” shall mean, with respect to the Company or Castle, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including, for the avoidance of doubt, under the authority of The NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Merger Shares” shall mean a number of shares of Castle Common Stock in the amount set forth in Cell F34 on the tab labeled “Calculations” in the Exchange Ratio Calculation Spreadsheet.

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Ordinary Course of Business” shall mean, in the case of each of the Company, Castle and each of their respective Subsidiaries, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and, in the case of the Company and Castle, consistent with the operating plans delivered to the other Party.

“Party” or “Parties” shall mean the Company, Merger Sub and Castle.

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“Person” shall mean any individual, Entity or Governmental Body.

“Proxy Statement” shall mean the Proxy Statement to be sent to Castle’s stockholders in connection with the Castle Stockholders’ Meeting.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, in the form attached hereto as Exhibit B.

“Registration Rights Consent” shall mean that certain Consent and Waiver Agreement, in the form attached hereto as Exhibit J.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Series 1 Preferred Stock” shall mean the Series 1 Convertible Preferred Stock of the Company with a par value of $0.001 per share.

“Series 2 Preferred Stock” shall mean the Series 2 Convertible Preferred Stock of the Company with a par value of $0.001 per share, designated as Series 2-A(1) Preferred Stock, Series 2-A(2) Preferred Stock, Series 2-B(1) Preferred Stock or Series 2-B(2) Preferred Stock.

“Series 3 Preferred Stock” shall mean the Series 3 Convertible Preferred Stock of the Company with a par value of $0.001 per share, designated as Series 3 Convertible Preferred Stock or Series 3-B Convertible Preferred Stock.

“Series 4 Preferred Stock” shall mean the Series 4 Convertible Preferred Stock of the Company with a par value of $0.001 per share.

“Shareholder” shall mean each shareholder of the Company, and “Shareholders” shall mean all shareholders of the Company, in each case as determined immediately prior to the Effective Time.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a

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single transaction or a series of related transactions that: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (B) is on terms and conditions that the Board of Directors of Castle or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable to Castle’s stockholders or the Company’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Tax” shall mean any federal, state, local, foreign or other tax imposed by a Governmental Body, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

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EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

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Exhibit B

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2017 (this “Agreement”), is made among Cempra, Inc., a Delaware corporation (the “Company”), Vatera Healthcare Partners LLC, a Delaware limited liability company (the “Vatera Shareholder”), and the other shareholders of the Company set forth on the signature pages hereto (the “Other Shareholders” and, together with the Vatera Shareholder, the “Shareholders” or individually a “Shareholder”).

A. On August 8, 2017, the Company, Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Melinta Therapeutics, Inc., a Delaware corporation (“Melinta”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Melinta, with Melinta as the surviving company and a wholly owned subsidiary of the Company (the “Merger”).

B. In connection with the Merger and pursuant to the Merger Agreement the Shareholders acquired Castle Common Stock (as defined in the Merger Agreement) (“Company Common Stock”).

C. In order to induce the Shareholders to adopt and approve the Merger Agreement and approve the Merger and other transactions contemplated in the Merger Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

D. Capitalized terms used in this Agreement and set forth in Section 9 are used as defined in Section 9.

Now, therefore, the parties hereto agree as follows:

1. Mandatory Shelf Registration.

(a) The Company agrees to file with the SEC as soon as reasonably practicable, but in no event later than 90 calendar days following the date hereof, a shelf Registration Statement on Form S-3 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by the Vatera Shareholder of any and all Registrable Securities held by the Vatera Shareholder (the “Mandatory Shelf Registration Statement”). The Company agrees to use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to be declared effective by the SEC within 90 calendar days after the initial date of filing thereof.

(b) The Company shall use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to remain continuously effective until the earliest of (A) the sale pursuant to a registration statement of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (B) the sale, transfer or other disposition pursuant to Rule 144 of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (C) such time as the Registrable Securities covered by the Mandatory Shelf Registration Statement that are not held by Affiliates of the Company are, in the opinion of counsel to the Company, eligible for resale pursuant to Rule 144 so long as the Company is current in its 1934 Act reporting, if so required by Rule 144, (D) such time as all of the Registrable Securities covered by the Mandatory Shelf Registration Statement have been sold to the Company or any of its subsidiaries or (E) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement. The Mandatory Shelf Registration Statement shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Vatera Shareholder. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

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(c) If the Vatera Shareholder intends to distribute Registrable Securities under the Mandatory Shelf Registration Statement by means of an underwritten offering, the Vatera Shareholder will so advise the Company. In such event, the Vatera Shareholder will have the right to select one bookrunner for the offering, provided that such bookrunner is reasonably satisfactory to the Company. In connection with each underwritten resale of Registrable Securities under the Mandatory Shelf Registration Statement, the Company shall cause there to be Full Cooperation. The Vatera Shareholder shall be entitled to no more than two underwritten offerings under the Mandatory Shelf Registration Statement; and in no event shall the Vatera Shareholder be entitled to request an underwritten offering until after the six month anniversary of the date hereof.

2. Piggyback Registrations.

(a) Right to Piggyback. At any time after the date hereof, whenever the Company proposes to register shares of Company Common Stock (“Common Shares”) (other than pursuant to (i) registrations on Form S-8 or any similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan, (ii) registrations on Form S-4 or any similar form(s) solely for registration of securities in connection with a business combination, or (iii) a Mandatory Shelf Registration Statement), whether for its own account or for the account of one or more securityholders of the Company, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Shareholders of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the date of the Company’s notice (a “Piggyback Registration”). Once a Shareholder has made such a written request, it may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the anticipated effective date of such Piggyback Registration. The Company may terminate or withdraw any registration initiated by it and covered by this Section 2 prior to the effectiveness of such registration, whether or not any Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to the Shareholders in connection with such termination or withdrawal.

(b) Underwritten Registration. If the registration referred to in Section 2(a) is proposed to be underwritten, the Company will so advise the Shareholders in the written notice given pursuant to Section 2(a). In such event, the right of any Shareholder to registration pursuant to this Section 2 will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each such Shareholder will (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any such Shareholder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(c) Piggyback Registration Expenses. Except to the extent prohibited by applicable law, the Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and Prior Holder Securities requested to be included in such registration, pro rata among the Shareholders and the Prior Holders of such

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securities on the basis of the number of Registrable Securities and Prior Holder Securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

(e) Priority on Secondary Registrations. If a Piggyback Registration relates solely to an underwritten secondary registration on behalf of other holders of the Company’s securities, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, (A) the securities requested to be included therein by the holders requesting such registration and (B) the Registrable Securities and Prior Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

3. Registration Procedures. Whenever a Shareholder has requested that any Registrable Securities be registered pursuant to this Agreement (or in connection with the Mandatory Shelf Registration Statement), the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as commercially reasonable:

(a) prepare and (except with respect to the Mandatory Shelf Registration Statement) file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with the National Association of Securities Dealers and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to one firm of counsel selected by the Vatera Shareholder copies of all such documents proposed to be filed. The Company will not file any Registration Statement or amendment or post-effective amendment or supplement to such Registration Statement to which such counsel will have reasonably objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules or regulations thereunder;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than six months or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the 1933 Act), and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such Registration Statement;

(c) furnish to the Shareholders such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Shareholders;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholders reasonably request and do any and all

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other acts and things that may be necessary or reasonably advisable to enable the Shareholders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholders (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) use its commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the Shareholders to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f) immediately notify the Shareholders and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of any event which will have the result that, the prospectus contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g) notify the Shareholders (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

(h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Shares are then listed;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the Shareholders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 10(a) of the 1933 Act and Rule 158 thereunder;

(l) make available for inspection by the Shareholders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by a Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by a Shareholder or any such underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, that such Shareholder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company; provided further, that such confidentiality agreement will not contain terms that would prohibit any such Person from complying with its obligations under applicable law or Nasdaq rules;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities

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included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(n) enter into such agreements and take such other actions as the Shareholders or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(o) if such registration relates to an underwritten offering, obtain a comfort letter, addressed to the Shareholders (and, if such registration includes an underwritten public offering to the underwriters of such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(p) if such registration relates to an underwritten offering, provide a legal opinion of the Company’s outside counsel, addressed to the underwriters of any underwritten public offering, with respect to the Registration Statement and prospectus in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if such registration relates to an underwritten offering, furnish to the Shareholders such information and assistance as the Shareholders may reasonably request in connection with any “due diligence” effort which the Shareholders deem appropriate; and

(r) use its commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Shareholders by name, or otherwise identifies the Shareholders as the holders of any securities of the Company, without the consent of each such Shareholder, such consent not to be unreasonably withheld or delayed; unless such disclosure is required by law.

The Company may require the Shareholders to furnish the Company with such information regarding the Shareholders and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4. Registration Expenses.

(a) Except as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration and National Association of Securities Dealers filing fees), fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form, as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or automatic quotation system on which similar securities issued by the Company are then listed (including Nasdaq). Notwithstanding the foregoing, all Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

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(b) In connection with the Mandatory Shelf Registration Statement and each Piggyback Registration, the Company will reimburse the Shareholders for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by the Vatera Shareholder.

5. Indemnification.

(a) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, each Shareholder, its affiliates and their respective officers, directors and partners and each Person who controls each Shareholder (within the meaning of the 1933 Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling person for any losses, claims, damages, expenses, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” (as defined in 1933 Act Rule 433), (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of any rule or regulation promulgated under the 1933 Act, the 1934 Act, the National Association of Securities Dealers or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse each Shareholder and each such affiliate, director, officer, partner and controlling person for the legal fees and expenses of one counsel, and any other nonlegal expenses, actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding or (iv) the failure to include, at the time of pricing any offering, the information required by Sections 12(a)(2) and 17(a)(2) of the 1933 Act; provided, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by a Shareholder expressly for use therein or by such Shareholder’s failure to deliver, to the extent required by law and except to the extent such failure results from a failure by the Company to comply with Section 3(f), a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Shareholders with a sufficient number of copies of the same. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to at least the same extent as provided above with respect to the indemnification of the Shareholders.

(b) In connection with any Registration Statement in which any Shareholder is participating, such Shareholder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each other Person who controls the Company (within the meaning of the 1933 Act) and each underwriter (to the extent required by such underwriter) against any losses, claims, damages, expenses, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which the Company or any such director or officer, any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, actions or proceedings arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such Shareholder expressly for use therein, and such

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Shareholder will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided, that the obligation to indemnify and hold harmless will be individual and several to such Shareholder and will be limited to the amount of net proceeds received by such Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that such indemnifying party is materially prejudiced as a result of such failure to give notice.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount a Shareholder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the net proceeds to such Shareholder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Shareholder has otherwise been required to pay in respect of such loss, claim, damage, expense, liability or action or any substantially similar loss, claim, damage, expense, liability or action arising from the sale of such Registrable Securities).

6. Participation in Underwritten Registrations.

(a) No Shareholder may participate in any registration hereunder that is underwritten unless it (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided, that a Shareholder will not be required to sell more than the number of Registrable Securities that it has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney,

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indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Shareholder’s failure to cooperate, will not constitute a breach by the Company of this Agreement). Notwithstanding the foregoing, a Shareholder will not be required to agree to any indemnification obligations on the part of such Shareholder that are materially greater than its obligations pursuant to Section 6(b).

(b) Each Shareholder agrees that, if it is participating in any registration hereunder, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(f) above, such Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until it receives copies of a supplemented or amended prospectus as contemplated by such Section 3(f). In the event the Company gives any such notice, the applicable time period during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when such Shareholder will have received the copies of the supplemented or amended prospectus contemplated by Section 3(f).

7. Rule 144; Legend Removal.

(a) Facilitation of Sales Pursuant to Rule 144. The Company covenants to the Shareholders that to the extent it shall be required to do so under the 1934 Act, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the 1934 Act or the 1933 Act (including the reports under Sections 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144), and (ii) make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act, all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Shareholder in connection with its sale pursuant to Rule 144, the Company shall deliver to such Shareholder a written statement as to whether it has complied with such requirements.

(b) Availability of Rule 144 Not Excuse for Obligations. The fact that any Shareholder may become eligible to sell its Registrable Securities pursuant to Rule 144 shall not (i) cause such Securities to cease to be Registrable Securities or (ii) excuse the Company’s obligations set forth in this Agreement.

(c) Upon request of any Shareholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the 1933 Act and applicable state laws, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities, including by providing any opinion of counsel to the Company that may be reasonably required by the transfer agent to effect such removal.

8. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the Vatera Shareholder or its successor(s) in interest, (b) the date on which the Vatera Shareholder or its successor(s) in interest holds a number of shares of Company Common Stock equal to or less than 10% of the total number of shares of Company Common Stock issued and outstanding (on a non-fully diluted basis) and (c) the dissolution, liquidation or winding up of the Company.

9. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this Agreement, the Company shall not be deemed an Affiliate of any Shareholder, and no Shareholder shall be deemed an Affiliate of the Company. For purposes of this definition, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated to close.

“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) reasonably cooperate with the underwriter(s) in connection therewith and make themselves reasonably available to participate in “road-shows” and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company prepares preliminary and final prospectuses for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in additional to the minimum amount of information required by law, rule or regulation).

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Prior Holder” means a “Holder” as defined in the Prior Registration Rights Agreements.

“Prior Holder Securities” means those securities that constitute “Registrable Securities” under the Prior Registration Rights Agreements.

“Prior Registration Rights Agreements” means the Registration Rights Agreement, dated February 8, 2011, by and among the Company and the persons set forth on Exhibit A attached thereto.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which a Shareholder notifies the Company of its intention to offer Registrable Securities.

“Registrable Securities” means (i) any Common Shares issued or delivered to the Shareholders pursuant to the Merger Agreement, (ii) any Common Shares issuable upon exercise of any warrants held by the Shareholders that were assumed by the Company pursuant to the Merger Agreement or (iii) any Common Shares issued or issuable with respect to the shares referred to in the foregoing clauses (i) and (ii) by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the 1933 Act and disposed of in accordance with the Registration Statement covering them, (y) subject to Section 7(b), such Registrable Security has been sold by a Shareholder pursuant to Rule 144 under circumstances in which any legend borne by such Registrable Security relating to restrictions on transferability thereof, under the 1933 Act or otherwise, is removed by the Company; or (z) such Registrable Security shall cease to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion, exercise or exchange in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

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“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the 1933 Act.

“Rule 144” means Rule 144 under the 1933 Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Selling Expenses” means all underwriting discounts, fees, selling commissions and related out-of-pocket expenses of and underwriters and such underwriters’ counsel and transfer taxes applicable to the sale of Registrable Securities hereunder.

10. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that is more favorable or is inconsistent or conflicts with or violates the rights granted to any Shareholder in this Agreement.

(b) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to equitable relief, including specific performance and injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by the written consent of the Company and the Vatera Shareholder.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that a Shareholder may not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Company; provided, further, that no such prior written consent shall be required for an assignment to an affiliate of a Shareholder.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery of the State of

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Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereinafter have to the laying of the venue of any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(k) shall be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

(j) Organizational Documents. Notwithstanding anything to the contrary herein, all applicable provisions of the Company’s bylaws and certificate of incorporation (the “Organizational Documents”) shall apply to this Agreement and any actions taken hereunder as if set forth herein, and any conflict between the Organizational Documents and this Agreement shall be resolved in favor of the provisions of the Organizational Documents. If any conflict between this Agreement and the Organizational Documents interferes in any material respect with the exercise of any right or remedy hereunder, the Company shall use its commercially reasonable efforts to facilitate the exercise of such right or remedy without conflict with the Organizational Documents.

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via e-mail (including via attached pdf document) to the e-mail address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or e-mail address set forth below:

To the Company:

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

Telephone: (919) 313-6601

Fax: (984) 209-4577

Attention: David Zaccardelli

with a copy (which shall not constitute notice to the Company) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Telephone: (617) 573-4850

Fax: (617) 573-4822

Attention: Graham Robinson

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To the Vatera Shareholder:

[                    ]

Attention:

Facsimile:

E-mail:

with a copy (which shall not constitute notice to the Vatera Shareholder) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

                  Sean M. Ewen, Esq.

; or to the other Shareholders, at such address set forth on the signature pages hereto; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(l) Entire Agreement. This Agreement, together with the Organizational Documents, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(m) No Waivers; Third Party Beneficiary Rights. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties hereto and any permitted transferee under Section 10(e) hereof) its heirs, successors, legal representatives or permitted assigns, any rights, remedies, obligations or liabilities under this Agreement.

[Remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the above date.

CEMPRA, INC.

By:
Name:
Title:

Vatera Shareholder

VATERA HEALTHCARE PARTNERS LLC

By: Vatera Holdings LLC, as manager

By:
Name:
Title:

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Other Shareholders

LUPA GmbH

By:

Name:
Title:

Notice Address:

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JWC RIB-X LLC

By:

Name:
Title:

Notice Address:

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MALIN LIFE SCIENCES HOLDINGS LIMITED

By:
Name:
Title:

Notice Address:

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FALCON FLIGHT LLC

By: TDM VENTURES LLC, its Managing Member

By:
Name:
Title:

Notice Address:

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EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

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Exhibit C

THIRTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MELINTA THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Laws of the State of Delaware)

* * * * * * * *

The undersigned, [●], certifies that [he/she] is the [●] of Melinta Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1.	The present name of the corporation is Melinta Therapeutics, Inc. The corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on October 30, 2000 under the name “Rib-X Designs, Inc.” and changed its name to “Rib-X Pharmaceuticals, Inc.” by filing a certificate of amendment with the Secretary of State of the State of Delaware on December 11, 2000, filed an amended and restated certificate of incorporation on December 6, 2001, a certificate of amendment to its amended and restated certificate of incorporation on May 24, 2002, a second amended and restated certificate of incorporation on December 6, 2002, a third amended and restated certificate of incorporation on April 28, 2003, a certificate of amendment on May 29, 2003, a fourth amended and restated certificate of incorporation on June 8, 2006, a certificate of amendment on June 28, 2006, a fifth amended and restated certificate of incorporation on January 8, 2009, a sixth amended and restated certificate of incorporation on May 28, 2010, a seventh amended and restated certificate of incorporation on January 10, 2011, an eighth amended and restated certificate of incorporation on November 15, 2012, changed its name to “Melinta Therapeutics, Inc.” by filing a certificate of amendment on October 7, 2013, a ninth amended and restated certificate of incorporation on January 23, 2014, a tenth amended and restated certificate of incorporation on December 19, 2014, an eleventh amended and restated certificate of incorporation on June 9, 2015 and a twelfth amended and restated certificate of incorporation on March 9, 2016 (the “Certificate”).

2.	The Certificate is hereby amended and restated in its entirety as hereinafter provided, to among other things, change the name of the corporation to “Melinta Subsidiary Corp.” (the “Amended and Restated Certificate”).

3.	The Amended and Restated Certificate has been duly adopted by the stockholders in accordance with the provisions of §§ 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.	The Amended and Restate Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

5.	The Amended and Restated Certificate shall, at the effective time, read as follows:

ARTICLE I.

The name of the Corporation is: “Melinta Subsidiary Corp.”

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

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ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, each of which shall have a par value of one cent ($.01) per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the By-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI.

Elections of directors need not be by written ballot.

ARTICLE VII.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation.

(3) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

ARTICLE VIII.

To the fullest extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee

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or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), liability, loss, judgment, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article. The right of indemnification under this Article shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board, pay such expenses incurred by employees and agents of the Corporation upon such terms as the Board deems appropriate. Such indemnification and advancement of expenses shall be in addition to any other rights to which those seeking indemnification and advancement of expenses may be entitled under any law, By-law, agreement, vote of stockholders, or otherwise.

The Corporation may, to the fullest extent permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Any repeal or amendment of this Article by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or amendment. In addition to the foregoing, the right to indemnification and advancement of expenses shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law and all amendments to such laws hereafter enacted from time to time.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Thirteenth Amended and Restated Certificate of Incorporation has been executed by the Corporation’s duly authorized officer, this      day of             , 2017.

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EXHIBIT D

COMPANY STOCKHOLDER WRITTEN CONSENT

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Exhibit D

WRITTEN CONSENT

OF

THE STOCKHOLDERS

OF

MELINTA THERAPEUTICS, INC.

August 8, 2017

The undersigned stockholders, representing (i) a majority of the issued and outstanding shares of capital stock of Melinta Therapeutics, Inc. (f/k/a Rib-X Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), and (ii) a majority of the issued and outstanding shares of Series 2 Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series 2 Preferred Stock”), Series 3 Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series 3 Preferred Stock”) and Series 4 Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series 4 Preferred Stock”), voting together as a single class (and, in addition to the extent applicable, in each case, voting separately as an individual class), do hereby waive the giving of any notice of action or a meeting of the stockholders and hereby consent to the taking of the following actions and do hereby adopt the following resolutions by written consent in lieu of a meeting (the “Written Consent”) pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”):

Approval of Merger

WHEREAS, the Board of Directors of the Company has previously declared advisable, approved and adopted the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of August 8, 2017, by and among the Company, Cempra, Inc., a Delaware corporation (“Parent”), and Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), an executed copy of which is attached as Exhibit A hereto, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of the Directors of the Company has recommended that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger;

WHEREAS, pursuant to Section 251 of the DGCL, to adopt and approve the Merger Agreement, the Company must obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon;

WHEREAS, pursuant to Section 6(e) of the Company’s Twelfth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), to adopt and approve the Merger Agreement and the transactions contemplated thereby, the Company must obtain the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock; and

WHEREAS, the undersigned stockholders constitute both (i) the holders of a majority of the issued and outstanding shares of capital stock of the Company and (ii) the holders of a majority of the issued and outstanding shares of Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock;

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NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be and hereby are approved, authorized and adopted on the terms and conditions set forth in the Merger Agreement by the undersigned stockholders of the Company pursuant to the provisions of the DGCL and the Certificate of Incorporation, and this resolution shall constitute the affirmative consent of the holders of the undersigned for all purposes of the DGCL, the Certificate of Incorporation or otherwise;

Conversion of Preferred Stock

WHEREAS, pursuant to Section 3(c)(ii) of the Certificate of Incorporation (and pursuant to the terms of that certain Warrant Agreement, dated as of December 17, 2014, issued by the Company in favor of Hercules Technology Growth Capital, Inc. for the right to purchase Series 3 Preferred Stock (the “Hercules Warrant”)), each share of Series 1 Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series 1 Preferred Stock”), Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock (collectively, “Company Preferred Stock”) and all accrued but unpaid Preferred Dividends (as defined in the Certificate of Incorporation) shall automatically be converted into such number of fully paid and non-assessable shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) (or, in the case of the Hercules Warrant, the right to purchase Common Stock in accordance with the terms thereof) as set forth in Section 3(a) of the Certificate of Incorporation upon the written consent of the holders of a majority of the then outstanding shares of Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock, voting together as a single class and, in each case, voting separately as an individual class;

NOW, THEREFORE, BE IT RESOLVED, that, subject to and immediately prior to the closing of the Merger, each share of Company Preferred Stock and all accrued but unpaid Preferred Dividends (as defined in the Certificate of Incorporation) (or, in the case of the Hercules Warrant, the right to purchase Series 3 Preferred Stock in accordance with the terms thereof) shall be converted into such number of fully paid and non-assessable shares of Common Stock pursuant to and in accordance with Section 3(c)(ii) of the Certificate of Incorporation (or, in the case of the Hercules Warrant, the right to purchase Common Stock in accordance with the terms thereof); and be it further

RESOLVED, that any rights that the holders of Company Preferred Stock (as defined in the Merger Agreement) may have to an adjustment of the applicable conversion price of such Company Preferred Stock with respect to the conversion of the Bridge Notes (as defined in the Merger Agreement) into shares of Common Stock are hereby waived; and be it further

Approval of Amendment to Equity Incentive Plan

WHEREAS, the Company maintains the 2011 Equity Incentive Plan, as amended and restated as of December 17, 2013 and as subsequently amended (the “Plan”);

WHEREAS, on August 5, 2017, the Board of Directors of the Company determined that it is advisable and in the best interests of the Company to amend the Plan pursuant to an amendment in substantially the form attached hereto as Exhibit B (the “Plan Amendment”) to increase the maximum aggregate number of the Common Stock that may be issued under the Plan to Eligible Persons (as defined in the Plan) by 2,835,014 shares, from 32,164,986 shares of Common Stock to 35,000,000 shares of Common Stock, subject to adjustment as may be required in accordance with the terms of the Plan; and

NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned stockholders hereby votes the shares of stock held by such stockholder in favor of the Plan Amendment and the increase of the maximum aggregate number of shares of Common Stock that may be issued under the Plan to Eligible Persons to 35,000,000 shares of Common Stock, subject to adjustment as may be required in accordance with the terms of the Plan; and be it further

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General

RESOLVED, that all acts, transactions, or agreements undertaken prior to the adoption of the foregoing resolutions by any of the directors, officers or authorized representatives of the Company in its name and for its account in connection with the foregoing matters are hereby ratified, confirmed and approved in all respects; and be it further

RESOLVED, that the officers of the Company be, and each of them severally hereby is, empowered, authorized and directed to take such actions as they may deem necessary or convenient to carry out the intent of any and all of the foregoing resolutions, provided that in the case of an amendment to the Merger Agreement following the date hereof, any such amendment shall be subject to the terms set forth in the DGCL, including any requirement to obtain the consent of the stockholders of the Company in connection therewith.

Acknowledgement

Each of the undersigned stockholders hereby acknowledges and agrees that: (i) the adoption and approval of the Merger and the other transactions contemplated by the Merger Agreement is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which is attached hereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, (ii) by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL, (iii) the shares of Common Stock it will acquire pursuant to the terms of the Merger (the “Shares”) will be for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act, (iv) it constitutes an “accredited investor,” as that term is defined in Rule 501 under the Securities Act, (v) it has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company, (vi) it has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares pursuant to the terms of the Merger Agreement and to make an informed investment decision with respect thereto, (vii) it can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period, (viii) it understand that (a) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (b) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and (c) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Shares.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has set his hand hereto effective as of the date first written above.

VATERA HEALTHCARE PARTNERS LLC

By: Vatera Holdings LLC, as manager

By:
Name:
Title:

[Signature Page to Stockholder Consent]

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FALCON FLIGHT LLC

By: TDM Ventures LLC, its Managing Member

By:

Name:
Title:

[Signature Page to Stockholder Consent]

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MALIN LIFE SCIENCES HOLDINGS LIMITED

By:

Name:
Title:

[Signature Page to Stockholder Consent]

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LUPA GMBH

By:

Name:
Title:

[Signature Page to Stockholder Consent]

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JWC RIB-X LLC

By:

Name:
Title:

[Signature Page to Stockholder Consent]

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Exhibit A

Merger Agreement

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Exhibit B

Amendment No. 3 to the

2011 Equity Incentive Plan

(As Amended and Restated as of December 17, 2013)

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Exhibit C

SECTION 262 OF THE

GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation

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of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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EXHIBIT E

COMPANY OFFICER’S CERTIFICATE

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EXHIBIT E

Form of Company Officer’s Certificate

General Representations

1.	The signatory hereto is authorized to make all of the statements and representations set forth therein on behalf of the Company. Such signatory is familiar with the matters described or otherwise referred to herein and has made such investigations of factual matters as such signatory has deemed reasonably necessary for the purpose of making the statements and representations set forth herein.[1]

2.	The facts, representations, and warranties relating to the Merger, as described or otherwise set forth in the Merger Agreement, the Proxy Statement filed on [date], with the Securities and Exchange Commission, and the other documents referred to in the Merger Agreement, in each case insofar as such facts, representations, and warranties pertain to the Company, are true, correct, and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement, the Delaware General Corporation Law (the “DGCL”), and the descriptions contained in the Proxy Statement.

3.	The Merger Agreement and the transactions contemplated thereby are the result of arm’s length negotiations conducted by and among the parties thereto and their respective agents and advisors. The Merger Agreement sets forth all of the rights and obligations and represents the entire understanding of the parties regarding the Merger. There are no agreements, understandings, or arrangements related to the Merger other than the Merger Agreement, the Proxy Statement/Prospectus, and the other documents referred to therein.

4.	Neither the Company nor any of its affiliates is or will be a party to any oral or written agreement related to the Merger that may cause any of the facts, representations, or warranties described herein to be untrue, inaccurate, or incomplete in any material respect.

5.	The Merger will be effected for the bona fide business purposes described in the Proxy Statement/Prospectus.

6.	The Merger will be reported by the Company pursuant to the relevant U.S. federal, state and local tax reporting rules (to the extent such rules are applicable to the Company) in a manner consistent with the Opinion.

7.	Unless otherwise required by a final determination within the meaning of section 1313(a), the Company will not take any position on any U.S. federal income tax return, or take any other U.S. tax reporting position, that is inconsistent with the representations herein or the treatment of the Merger described in the Opinion.

8.	The Company is validly organized under applicable local law.

9.	The Company has all requisite corporate and other powers and authority to undertake and consummate the Merger.

Section 368 Representations

10.	As of the Effective Time, the Company will have no outstanding stock other than Company Common Stock. Except for the Company Common Stock, as of the Effective Time, there will be no other outstanding shares, indebtedness, instruments, contracts, or other arrangements that could be treated as equity of the Company for U.S. federal income tax purposes. All of the Company’s financial positions

[1]	Any defined terms used but not defined herein shall the meaning ascribed to such term in the Agreement and Plan of Merger between and among Cempra, Inc., Castle Acquisition Corp., and Melinta Therapeutics, Inc. (the “Merger Agreement”).

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outstanding at the Effective Time that have ever been treated by the Company as debt for U.S. federal income tax purposes (by deducting interest or otherwise) are properly classified as debt (rather than equity) for such purposes and have not been treated as other than debt for any other purpose.

11.	The number of shares of Castle Common Stock received by each holder of Company Common Stock pursuant to the Merger (other than Dissenting Shares and shares of Company Common Stock owned by the stockholders of the Company set forth on Schedule D of the Merger Agreement, the holders of which will be receiving solely cash), together with any cash received in lieu of fractional shares of Castle Common Stock, was determined by arm’s length negotiations between Castle and the Company.

12.	Taking into account any amounts payable in cash in exchange for Dissenting Shares, shares of Company Common Stock owned by the stockholders of the Company set forth on Schedule D of the Merger Agreement, and any other shares (or portion of shares) of Company Common Stock acquired for cash (other than cash paid in lieu of a fractional share of Castle Common Stock), in the Merger shares of Company Common Stock representing control of the Company (within the meaning of section 368(c)) will be exchanged solely for voting stock of Castle and/or cash in lieu of fractional shares thereof.[2] The shares of Castle Common Stock to be issued in the Merger will be entitled to vote in the election of directors of Castle and on all other matters submitted to a vote of Castle’s shareholders. No stock of Merger Sub will be issued in the Merger. No liabilities or expenses of any holder of Company Common Stock will be assumed by Castle, Merger Sub, or any person related to Castle (within the meaning of Treasury Regulations section 1.368-1(e)(4)) (a “Castle Related Person”), nor will shares of Company Common Stock be acquired subject to any liabilities. For purposes of this representation, (i) Company Common Stock redeemed for cash or other property furnished by Castle is considered as acquired by Castle and (ii) if any stock of the Company were exchanged for cash or other property originating with Castle, such stock would be treated as outstanding stock of the Company on the date of the Merger.

13.	The Company did not and will not cause in connection with the Merger, any extraordinary distribution with respect to Company Common Stock to be declared prior to the Effective Time. Neither the Company nor any person related to the Company, within the meaning of Treasury Regulations section 1.368-1(e)(4), directly or indirectly (including through partnerships or through third parties), (i) has participated, or will participate in connection with the Merger, in any redemption or acquisition of Company Common Stock or (ii) has paid or will pay, in connection with the Merger or otherwise as part of a plan that includes the Merger, any amount to, or on behalf of, any holder of Company Common Stock in connection with any purchase, sale, exchange, redemption, or other disposition or acquisition of Company Common Stock, in each case, other than Dissenting Shares and shares of Company Common Stock owned by the stockholders of the Company set forth on Schedule D of the Merger Agreement, the holders of which will be receiving solely cash.

14.	Following the Merger, the Company will continue to hold, (i) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately before the Merger and (ii) at least 90 percent of the fair market value of Merger Sub’s net assets and at least 70 percent of the fair market value of Merger Sub’s gross assets held immediately before the Merger. For purposes of this representation, (A) amounts used by the Company or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company or Merger Sub in connection with the Merger, if any, are included as assets of the Company or Merger Sub, respectively, held immediately before the Merger, and (B) transfers of Company assets permitted by Treasury Regulation Section 1.368-2(k) are not taken into account.

[2]	For this purpose, “control” with respect to a corporation within the meaning of section 368(c) means ownership of at least (i) 80% of the total combined voting power of all classes of stock of such corporation entitled to vote and (ii) 80% of the total number of shares of each other class of stock of such corporation.

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15.	Except for the Company Options and Company Warrants, the Company, as of the Effective Time, will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of the Company. The Company Options and Company Warrants will be treated in the Merger in the manner described in the Merger Agreement.

16.	Following the Merger, the Company will not issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire such stock), or otherwise to take any action, that would result in Castle losing control of the Company (within the meaning of section 368(c)). For purposes of this representation, transfers of Company assets permitted by Treasury Regulation Section 1.368-2(k) shall not be taken into account.

17.	The Company is not aware of any plan or intention on the part of Castle to (i) liquidate the Company (including a deemed liquidation resulting from an entity classification election under Treasury Regulations section 301.7701-3), (ii) merge the Company with or into another corporation or any other entity, (iii) sell or otherwise dispose of any of the stock of the Company, or (iv) cause the Company to sell or otherwise dispose of any of its assets (including any assets acquired from Merger Sub in the Merger), except for dispositions made in the ordinary course of business and transfers permitted under section 368(a)(2)(C) and Treasury Regulations sections 1.368-1(d) and 1.368-2(k).

18.	To the best knowledge of the Company, Merger Sub has no liabilities that will be assumed by the Company in the Merger, and Merger Sub will not transfer to the Company any assets subject to liabilities in the Merger.

19.	The liabilities of the Company and the liabilities, if any, to which the assets of the Company are subject have been incurred by the Company in the ordinary course of its business.

20.	The Company conducts a historic business for purposes of Treasury Regulations section 1.368-1(d).

21.	To the best knowledge of the Company, following the Merger, the Company or one or more other members of Castle’s qualified group (as defined in Treasury Regulations section 1.368-1(d)(4)(ii)) will (i) continue the Company’s historic business or (ii) use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations section 1.368-1(d).

22.	Except as otherwise expressly provided in the Merger Agreement with respect to expenses that are solely and directly related to the Merger, Castle, Merger Sub, the Company, and the Company’s shareholders have paid or will pay their respective expenses incurred in connection with the Merger. The Company has not (and, to the best knowledge of the Company, neither Castle nor Merger Sub has) agreed to assume any expense or other liability, whether fixed or contingent, incurred or to be incurred by any holder of Company Common Stock in connection with the Merger or any related transaction, nor has Castle or Merger Sub agreed to assume any such expense or liability of the Company.

23.	There will be, as of the Effective Time, no intercorporate indebtedness existing between Castle or any of its subsidiaries (including Merger Sub), on the one hand, and the Company or any of its subsidiaries, on the other, that was issued or acquired, or would be settled, at a discount.

24.	The payment of cash to holders of Company Common Stock in lieu of fractional shares of Castle Common Stock is solely for the purpose of avoiding the expense and inconvenience to Castle of issuing fractional shares and does not represent separately bargained-for consideration. To the best knowledge of the Company, the total amount of cash paid in lieu of fractional shares of Castle Common Stock will not exceed one percent of the total consideration that will be received by holders of Company Common Stock pursuant to the Merger. No holder of Company Common Stock, with the possible exception of shareholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Castle Common Stock.

25.	The Company is not (i) a regulated investment company, (ii) a real estate investment trust, or (iii) either (x) a corporation 50 percent or more of the value of whose total assets are stock and

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securities and 80 percent or more of the value of whose total assets are assets held for investment or (y) a corporation more than 25 percent of the value of whose assets is invested in the stock and securities of any one issuer or more than 50 percent of the value of whose total assets is invested in the stock and securities of 5 or fewer issuers. In making the determination described in clause (iii) of the preceding sentence, stock and securities of any subsidiary of the Company are disregarded, and the Company is deemed to own its ratable share of the subsidiary’s assets, if the Company owns stock of the subsidiary representing 50 percent or more of the combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock outstanding. In addition, in determining the fair market value of the Company’s total assets for purposes of making this representation, the Company excludes any cash and cash items (such as receivables), U.S. federal government securities, and any other assets acquired (through incurring indebtedness or otherwise) for the purpose of causing the Company not to be characterized as an entity described in the first sentence of this representation or causing the Company to meet the requirements of section 368(a)(2)(F)(ii).

26.	To the best knowledge of the Company, during the two-year period prior to the Effective Time, neither Castle nor any Castle Related Person owned, directly or indirectly, any stock of the Company or rights to acquire such stock (other than pursuant to the Merger Agreement).

27.	None of the compensation that will be received by any shareholder-employee of the Company is separate consideration for, or allocable to, any Company Common Stock held by such shareholder-employee; no shares of Castle Common Stock that will be received in the Merger by any shareholder-employee are separate consideration for, or allocable to, any employment agreement; and the compensation paid or payable to any shareholder-employee is or will be for services actually rendered or to be rendered and was or will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

28.	The Company has not negotiated and will not negotiate (and, to the best knowledge of the Company, no holder of Company Common Stock has negotiated or will negotiate ) the direct or indirect sale, exchange, or other disposition to Castle or any Castle Related Person of any shares of Castle Common Stock issued in the Merger (other than any fractional shares of Castle Common Stock for which holders of Company Common Stock may receive cash as discussed in representation 24). There is no plan, understanding, or arrangement between Castle or any Castle Related Person, on the one hand, and the Company (or, to the best knowledge of the Company, any of its shareholders), on the other, that any Company shareholder’s ownership of shares of Castle Common Stock that will be issued in the Merger (other than any fractional shares of Castle Common Stock for which holders of Company Common Stock may receive cash) would be transitory.

29.	No holder of Company Common Stock will retain any rights in the Company Common Stock surrendered pursuant to the Merger (other than any rights retained by holders of Dissenting Shares).

30.	No subsidiary of the Company owns or will own at the Effective Time any stock of the Company.

31.	The fair market value of the assets of the Company exceeds, and will exceed as of the Effective Time, the sum of the Company’s liabilities plus the liabilities, if any, to which such assets are subject.

32.	The Company is not a party to, or under the jurisdiction of a court in, a case under Title 11 of the United States Code, and the Company is not in a receivership, foreclosure or similar proceeding in a federal or state court.

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EXHIBIT F

CASTLE OFFICER’S CERTIFICATE

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EXHIBIT F

Form of Castle Officer’s Certificate

General Representations

1.	The signatory hereto is authorized to make all of the statements and representations set forth herein on behalf of Castle and Merger Sub, as applicable. Such signatory is familiar with the matters described or otherwise referred to herein and has made such investigations of factual matters as such signatory has deemed reasonably necessary for the purpose of making the statements and representations set forth herein.[1]

2.	The facts, representations, and warranties relating to the Merger, as described or otherwise set forth in the Merger Agreement, the Proxy Statement filed on [date], with the Securities and Exchange Commission, and the other documents referred to in the Merger Agreement, in each case insofar as such facts, representations, and warranties pertain to the Castle and Merger Sub, are true, correct, and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement, the Delaware General Corporation Law (the “DGCL”), and the descriptions contained in the Proxy Statement.

3.	The Merger Agreement and the transactions contemplated thereby are the result of arm’s length negotiations conducted by and among the parties thereto and their respective agents and advisors. The Merger Agreement sets forth all of the rights and obligations and represents the entire understanding of the parties regarding the Merger. There are no agreements, understandings, or arrangements related to the Merger other than the Merger Agreement, the Proxy Statement, and the other documents referred to therein.

4.	Neither Castle nor any of its affiliates, including Merger Sub, is or will be a party to any oral or written agreement related to the Merger that may cause any of the facts, representations, or warranties described herein to be untrue, inaccurate, or incomplete in any material respect.

5.	The Merger will be effected for the bona fide business purposes described in the Proxy Statement.

6.	The Merger will be reported by Castle and Merger Sub pursuant to the relevant U.S. federal, state and local tax reporting rules (to the extent such rules are applicable to Castle and Merger Sub) in a manner consistent with the Opinion.

7.	Unless otherwise required by a final determination within the meaning of section 1313(a), neither Castle nor Merger Sub will take any position on any U.S. federal income tax return, or take any other U.S. tax reporting position, that is inconsistent with the representations herein or the treatment of the Merger described in the Opinion.

8.	Each of Castle and Merger Sub is (or will be at the Effective Time) validly organized under applicable local law.

9.	Each of Castle and Merger Sub has (or will have at the Effective Time) all requisite corporate and other powers and authority to undertake and consummate the Merger.

Section 368 Representations

10.	The number of shares of Castle Common Stock received by each holder of Company Common Stock pursuant to the Merger (other than Dissenting Shares and shares of Company Common Stock owned by the stockholders of the Company set forth on Schedule D of the Merger Agreement, the holders of

[1]	Any defined terms used but not defined herein shall the meaning ascribed to such term in the Agreement and Plan of Merger between and among Cempra, Inc., Castle Acquisition Corp., and Melinta Therapeutics, Inc. (the “Merger Agreement”).

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which will be receiving solely cash), together with any cash received in lieu of fractional shares of Castle Common Stock, was determined by arm’s length negotiations between Castle and the Company.

11.	Neither Castle nor any Castle Related Person has any plan, intention, or obligation to acquire, directly or indirectly (including through partnerships or through third parties), any stock of the Company (other than pursuant to the transactions contemplated by the Merger Agreement). Neither Castle nor any Castle Related Person has any plan, intention, or obligation to redeem, reacquire, or purchase, directly or indirectly (including through partnerships or through third parties), any shares of Castle Common Stock received by holders of Company Common Stock in the Merger (other than pursuant to open market repurchases of shares of Castle Common Stock that satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701). Castle has assets sufficient to support any possible open market repurchases of shares of Castle Common Stock described in the preceding sentence without taking into account any assets or liabilities of the Company. Neither Castle nor any person related to Castle has any plan, intention, or obligation to make any dividends or distributions to the former holders of Company Common Stock other than regular, normal dividends or distributions made to all holders of shares of Castle Common Stock.

12.	Taking into account any amounts payable in cash in exchange for Dissenting Shares, shares of Company Common Stock owned by the stockholders of the Company set forth on Schedule D of the Merger Agreement, and any other shares (or portion of shares) of Company Common Stock acquired for cash (other than cash paid in lieu of a fractional share of Castle Common Stock), in the Merger shares of Company Common Stock representing control of the Company (within the meaning of section 368(c)) will be exchanged solely for voting stock of Castle and/or cash in lieu of fractional shares thereof.[2] The shares of Castle Common Stock issued in the Merger will be entitled to vote in the election of directors of Castle and on all other matters submitted to a vote of Castle’s shareholders. No stock of Merger Sub will be issued in the Merger. No liabilities or expenses of any holder of Company Common Stock will be assumed by Castle, Merger Sub, or any Castle Related Person, nor will any shares of Company Common Stock be acquired subject to any liabilities. For purposes of this representation, (i) Company Common Stock redeemed for cash or other property furnished by Castle is considered as acquired by Castle and (ii) if any stock of the Company were exchanged for cash or other property originating with Castle, such stock would be treated as outstanding stock of the Company on the date of the Merger.

13.	To the best knowledge of Castle, the Company did not cause, in connection with the Merger, any extraordinary distribution with respect to Company Common Stock to be declared prior to the Effective Time. Neither Castle nor any Castle Related Person, directly or indirectly (including through partnerships or through third parties), (i) has participated, or will participate in connection with the Merger, in any redemption or acquisition of Company Common Stock by the Company or any person related to the Company, within the meaning of Treasury Regulations section 1.368-1(e)(4), or (ii) has paid or will pay in connection with the Merger or otherwise as part of a plan that includes the Merger, any amount to, or on behalf of, any holder of Company Common Stock in connection with any purchase, sale, exchange, redemption, or other disposition or acquisition of Company Common Stock, in each case, other than Dissenting Shares and shares of Company Common Stock owned by the stockholders of the Company set forth on Schedule D of the Merger Agreement, the holders of which will be receiving solely cash.

14.	Following the Merger, to the best knowledge of Castle, the Company will continue to hold, (i) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately before the Merger and (ii) at least 90 percent of the fair market value of Merger Sub’s net assets and at least 70 percent of the fair market value of Merger Sub’s gross assets

[2]

For this purpose, “control” with respect to a corporation within the meaning of section 368(c) means ownership of at least (i) 80% of the total combined voting power of all classes of stock of such corporation entitled to vote and (ii) 80% of the total number of shares of each other class of stock of such corporation.

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held immediately before the Merger. For purposes of this representation, (A) amounts used by the Company or Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company or Merger Sub in connection with the Merger, if any, are included as assets of the Company or Merger Sub, respectively, held immediately before the Merger, and (B) transfers of Company assets permitted by Treasury Regulation Section 1.368-2(k) are not taken into account.

15.	At the Effective Time, Castle will own all of the outstanding stock of Merger Sub and will have control of Merger Sub (within the meaning of section 368(c)). Immediately after the Effective Time, Castle will own all of the outstanding stock of the Company. At the Effective Time, Merger Sub will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of Merger Sub (or, following the Merger, stock of the Company) that, if exercised, would affect Castle’s acquisition or retention of control of the Company (within the meaning of section 368(c)).

16.	Merger Sub was or will be formed by Castle solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub never owned any assets (other than assets with nominal value contributed upon its formation), incurred any indebtedness for money borrowed, issued stock or any other equity interest to any person other than Castle, or engaged in any trade or business activities or operations.

17.	Following the Merger, the Company will not issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire such stock), or otherwise take any action, that would result in Castle losing control of the Company (within the meaning of section 368(c)). For purposes of this representation, transfers of Company assets permitted by Treasury Regulation Section 1.368-2(k) are not taken into account.

18.	Following the Merger, Castle will not (i) liquidate the Company (including a deemed liquidation resulting from an entity classification election under Treasury Regulations section 301.7701-3), (ii) merge the Company with or into another corporation or any other entity, (iii) sell or otherwise dispose of any of the stock of the Company, or (iv) cause the Company to sell or otherwise dispose of any of its assets (including any assets acquired from Merger Sub in the Merger), except for dispositions made in the ordinary course of business and transfers permitted under section 368(a)(2)(C) and Treasury Regulations sections 1.368-1(d) and 1.368-2(k).

19.	Merger Sub has no, and will not have any, liabilities that will be assumed by the Company and will not transfer to the Company any assets subject to liabilities, in the Merger.

20.	To the best knowledge of Castle, the liabilities of the Company and the liabilities, if any, to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

21.	To the best knowledge of Castle, the Company conducted and continues to conduct a historic business for purposes of Treasury Regulations section 1.368-1(d).

22.	Following the Merger, the Company or one or more other members of Castle’s qualified group (as defined in Treasury Regulations section 1.368-1(d)(4)(ii)) (i) will continue the Company’s historic business or (ii) will continue to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations section 1.368-1(d).

23.	Except as otherwise expressly provided in the Merger Agreement with respect to expenses that are solely and directly related to the Merger, Castle, Merger Sub, the Company, and the Company’s shareholders have paid or will pay their respective expenses incurred in connection with the Merger. Neither Castle nor Merger Sub has (and, to the best knowledge of Castle, the Company has not) agreed to assume any expense or other liability, whether fixed or contingent, incurred or to be incurred by any holder of Company Common Stock in connection with the Merger or any related transaction, nor has Castle or Merger Sub agreed to assume any such expense or liability of the Company.

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24.	There has been no, and as of the Effective Time there will not be any, intercorporate indebtedness existing between Castle or any of its subsidiaries (including Merger Sub), on the one hand, and the Company or any of its subsidiaries, on the other, that was issued or acquired, or would be settled, at a discount.

25.	The payment of cash to holders of Company Common Stock in lieu of fractional shares of Castle Common Stock will be done solely for the purpose of avoiding the expense and inconvenience to Castle of issuing fractional shares and does not represent separately bargained-for consideration. The total amount of cash paid in lieu of fractional shares of Castle Common Stock will not exceed one percent of the total consideration that will be received by holders of Company Common Stock pursuant to the Merger. No holder of Company Common Stock, with the possible exception of shareholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Castle Common Stock.

26.	Neither Castle nor Merger Sub is (i) a regulated investment company, (ii) a real estate investment trust, or (iii) either (x) a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment or (y) a corporation more than 25 percent of the value of whose assets is invested in the stock and securities of any one issuer or more than 50 percent of the value of whose total assets is invested in the stock and securities of 5 or fewer issuers. In making the determination described in clause (iii) of the preceding sentence, stock and securities of any subsidiary of Castle or Merger Sub are disregarded, and such corporation is deemed to own its ratable share of the subsidiary’s assets, if such corporation owns stock of the subsidiary representing 50 percent or more of the combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock outstanding. In addition, in determining the fair market value of each corporation’s total assets for purposes of making this representation, Castle and Merger Sub exclude any cash and cash items (such as receivables), U.S. federal government securities, and any other assets acquired (through incurring indebtedness or otherwise) for the purpose of causing such corporation not to be characterized as an entity described in the first sentence of this representation or causing such corporation to meet the requirements of section 368(a)(2)(F)(ii).

27.	During the two-year period prior to the Effective Time, neither Castle nor any Castle Related Person owned, directly or indirectly, any stock of the Company or rights to acquire such stock (other than pursuant to the Merger Agreement).

28.	None of the compensation received or to be received by any shareholder-employee of the Company was separate consideration for, or allocable to, any Company Common Stock held by such shareholder-employee; no shares of Castle Common Stock to be received in the Merger by any shareholder-employee is separate consideration for, or allocable to, any employment agreement; and the compensation paid or payable to any shareholder-employee was or will be for services actually rendered or to be rendered, and was or will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

29.	Neither the Company nor any holder of Company Common Stock negotiated or will negotiate the direct or indirect sale, exchange, or other disposition to Castle or any Castle Related Person of any shares of Castle Common Stock issued in the Merger (other than any fractional shares of Castle Common Stock for which holders of Company Common Stock may receive cash as discussed in representation 25). There is no plan, understanding, or arrangement between Castle or any Castle Related Person, on the one hand, and the Company or any of its shareholders, on the other, that any Company shareholder’s ownership of Castle Ordinary Shares issued in the Merger (other than any fractional shares of Castle Common Stock for which holders of Company Common Stock may receive cash) would be transitory.

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30.	To the best knowledge of Castle, no holder of Company Common Stock will retain any rights in the Company Common Stock surrendered pursuant to the Merger (other than any rights retained by holders of Dissenting Shares).

31.	The fair market value of the assets of Castle exceeds, and will exceed as of immediately after the Merger, the sum of Castle liabilities plus the liabilities, if any, to which such assets are subject.

32.	Castle is not a party to, or under the jurisdiction of a court in, a case under Title 11 of the United States Code, and Castle is not in a receivership, foreclosure or similar proceeding in a federal or state court.

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EXHIBIT G

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CASTLE

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Exhibit G

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CEMPRA, INC.

CEMPRA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its [●], hereby certifies as follows:

1.	The name of the Corporation is Cempra, Inc.

2.	The name under which the Corporation was originally incorporated was Cempra, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 16, 2008 (the “Certificate of Incorporation”).

3.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.	In connection with that certain Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, among the Corporation, Castle Acquisition Corp. and Melinta Therapeutics, Inc., the Corporation is to amend and restate the Certificate of Incorporation to provide for, among other items, the changing of its name to “Melinta Therapeutics, Inc.”.

5.	This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

6.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

I. The name of the corporation is Melinta Therapeutics, Inc. (the “Corporation”).

II. The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV. The total number of shares that the Corporation will have authority to issue is four hundred million (400,000,000), consisting of (i) three hundred ninety-five million (395,000,000) shares of common stock, $0.001 par value per share, and (ii) five million (5 million) shares of preferred stock, $0.001 par value per share.

The board of directors is authorized to issue the preferred stock, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, as shares of preferred stock in series, and is authorized, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series will include, but not be limited to, determination of the following:

(i)	the number of shares constituting that series and the distinctive designation of that series;

(ii)	the dividend rate on the shares of that series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

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(iii)	whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such rights;

(iv)	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors will determine;

(v)	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

(vii)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	any other rights, preferences and limitations of that series.

The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

V. Unless and except that the bylaws of the Corporation will so require, the election of directors of the Corporation need not be by written ballot.

VI. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

VII. Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the board of directors, or by such person or persons duly designated by the board of directors whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

VIII.

(a) The board of directors will be divided into three classes, as nearly equal in number as possible. The initial classification of directors will be determined in accordance with a resolution or resolutions adopted by the board of directors. The term of office of the first class will expire at the first annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2012, the term of office of the second class will expire at the second annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2013, and the term of office of the third class will expire at the third annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2014. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

(b) Any director may resign at any time upon notice given in writing or electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, will have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective, and each director so chosen will hold office as provided in this paragraph in the filling of other vacancies.

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(c) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(d) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Amended and Restated Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

IX. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, will eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

X. The Corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

XI. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

XII. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

XIII. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [●], its [●], as of the [●]th day of [●], 2017.

CEMPRA, INC.

By:

Name: [●]
Title: [●]

[Signature Page to Amended and Restated Certificate of Incorporation]

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EXHIBIT H

AMENDED AND RESTATED BYLAWS

OF THE SURVIVING COMPANY

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Exhibit H

MELINTA SUBSIDIARY CORP.

INCORPORATED UNDER THE LAWS OF

THE STATE OF DELAWARE

SECOND AMENDED AND RESTATED BY-LAWS

Adopted on [●], 2017

ARTICLE I.

OFFICES.

The registered office of Melinta Subsidiary Corp. (the “Corporation”) shall be located in the state of Delaware and shall be at such address as shall be set forth in the Certificate of Incorporation. The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE II.

STOCKHOLDERS.

Section 1. Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of Delaware, as shall from time to time be designated by the Board of Directors. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation.

Section 2. Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors, or by the President, and shall be called by the President at the request of the holders of at least 20% of the outstanding shares of capital stock entitled to vote. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 3. Notice of Meetings. Written notice of the time and place of any stockholder’s meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 4. Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws.

Section 5. Adjournment of Meetings. If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time by a majority vote of the stockholders present or

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represented by proxy and entitled to vote without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 6. Voting List. The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 7. Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one vote for each share of stock registered in his name on the record of stockholders. At all meetings of stockholders all matters, except as otherwise provided by statute, shall be determined by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 8. Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 9. Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 10. Conduct of Meetings. The Chairman of the Board of Directors, or if there be none, or in the Chairman’s absence, the President shall preside at all regular or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

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ARTICLE III.

DIRECTORS.

Section 1. Number and Qualifications: The board of directors shall consist of such number as may be fixed from time to time by resolution of the Board. The directors need not be stockholders.

Section 2. Election of Directors: The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3. Duration of Office: The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 4. Removal and Resignation of Directors: Except as set forth in the Certificate of Incorporation of the Corporation, as such certificate may be amended by any Certificates of Designation filed by the Corporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

Any director may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 5. Filling of Vacancies: Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum, provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal, and provided further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 6. Regular Meetings: The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 7. Special Meetings: Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by the President or by any two directors.

Section 8. Notice and Place of Meetings: Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting, and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 9. Business Transacted at Meetings, etc.: Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

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Section 10. Quorum: A majority of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors unless the act of a greater number is specifically required by law or by the Certificate of Incorporation or these By-laws. The members of the Board shall act only as the Board and the individual members thereof shall not have any powers as such.

Section 11. Compensation: The directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 12. Action Without a Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

Section 13. Meetings Through Use of Communications Equipment: Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these By-laws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV.

COMMITTEES.

Section 1. Executive Committee: The Board of Directors may, by resolution passed by a majority of the whole Board, designate two or more of their number to constitute an Executive Committee to hold office at the pleasure of the Board, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by the Delaware Corporation Law, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it.

Any member of the Executive Committee may be removed at any time, with or without cause, by a resolution of a majority of the whole Board of Directors.

Any person ceasing to be a director shall ipso facto cease to be a member of the Executive Committee.

Any vacancy in the Executive Committee occurring from any cause whatsoever may be filled from among the directors by a resolution of a majority of the whole Board of Directors.

Section 2. Other Committees: Other committees, whose members need not be directors, may be appointed by the Board of Directors or the Executive Committee, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the Executive Committee.

Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors or the Executive Committee. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors or the Executive Committee.

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Section 3. Resignation: Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4. Quorum: A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 5. Record of Proceedings, etc.: Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 6. Organization, Meetings, Notices, etc.: A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agreed upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 7. Compensation: The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V.

OFFICERS.

Section 1. Number: The officers of the Corporation shall be a President and a Secretary and such other officers as may be appointed in accordance with the provisions of this Article V. The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 2. Election, Term of Office and Qualifications: The officers, except as provided in Section 3 of this Article V, shall be chosen annually by the Board of Directors. Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify. The Chairman of the Board of Directors, if any, and the President shall be directors of the Corporation, and should any one of them cease to be a director, he shall ipso facto cease to be such officer. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 3. Other Officers: Other officers, including one or more vice-presidents, assistant secretaries, treasurer or assistant treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 4. Removal of Officers: Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5. Resignation: Any officer of the Corporation may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

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Section 6. Filling of Vacancies: A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 7. Compensation: The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon whom power in that regard may be conferred by the Board of Directors.

Section 8. Chairman of the Board of Directors: The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 9. President: In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. He shall have power to call special meetings of the stockholders or of the Board of Directors or of the Executive Committee at any time. He shall be the chief executive officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 10. Vice-Presidents: The vice-president, or vice-presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President or in his absence, or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The vice-presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 11. Secretary: The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these By-laws.

Section 12. Treasurer: The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer or which may be assigned to him by the Board of Directors.

ARTICLE VI.

CAPITAL STOCK.

Section 1. Issue of Certificates of Stock: Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the President or one of the vice-presidents, and the Secretary or an assistant secretary or the Treasurer or an assistant treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon, provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, vice-president, Secretary, assistant secretary, Treasurer or assistant treasurer may be facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon have not ceased to be such officer or officers of the Corporation.

Section 2. Registration and Transfer of Shares: The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, the numbers of the certificates covering such shares and the dates of issue of such certificates. The shares of

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stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. A record shall be made of each transfer.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 3. Lost, Destroyed and Mutilated Certificates: The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of Delaware.

ARTICLE VII.

DIVIDENDS, SURPLUS, ETC.

Section 1. General Discretion of Directors: The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any, if any, part of the surplus or net profits of the Corporation shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS.

Section 1. Fiscal Year: The fiscal year of the Corporation shall commence on the first day of January and end on the last day of December.

Section 2. Corporate Seal: The corporate seal shall be in such form as approved by the Board of Directors and may be altered at their pleasure. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3. Notices: Except as otherwise expressly provided, any notice required by these By-laws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending via facsimile, telegraphing or cabling the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed or cabled.

Section 4. Waiver of Notice: Any stockholder or director may at any time, by writing or by telegraph or by cable, waive any notice required to be given under these By-laws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice.

Section 5. Checks, Drafts, etc.: All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent

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or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 6. Deposits: All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money which are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors or the President may authorize for that purpose.

Section 7. Voting Stock of Other Corporations: Except as otherwise ordered by the Board of Directors or the Executive Committee, the President or the Treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the President or the Treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

Section 8. Indemnification of Officers and Directors: The Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

ARTICLE IX.

AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these By-laws, provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any by-laws made by the Board of Directors, and to enact by-laws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.

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EXHIBIT I

AMENDED AND RESTATED BYLAWS

OF CASTLE

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Exhibit I

BYLAWS

OF

MELINTA THERAPEUTICS, INC.

I.	OFFICES

1.1	Registered Office

The registered office of MELINTA THERAPEUTICS, INC. (the “Corporation”), in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901, and its registered agent at such address is Incorporating Services, Ltd.

1.2	Principal Office

The principal office for the transaction of the business of the Corporation will be at such location, within or without the State of Delaware, as will be designated by the board of directors of the Corporation.

1.3	Other Offices

The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the board of directors may from time to time determine or as the business of the Corporation may require.

II.	MEETINGS OF STOCKHOLDERS

2.1	Place of Meetings

Meetings of stockholders will be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting will not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211 of the General Corporation Law of Delaware.

If authorized by the board of directors in its sole discretion, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders, be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation will implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action will be maintained by the Corporation.

2.2	Annual Meeting

The annual meeting of stockholders will be held each year on a date and at a time designated by the board of directors. In the absence of such designation, the annual meeting of stockholders will be held on the fourth Tuesday in May in each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting will be held at the same time and place on the next succeeding full business day. At the meeting, directors will be elected and any other proper business may be transacted.

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2.3	Special Meeting

Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or these bylaws, or by such person or persons duly designated by the board of directors whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

2.4	Notice of Stockholders’ Meetings

(a) Except to the extent otherwise required by law, all notices of meetings of stockholders will be in writing and will be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice will specify the place, if any, date, and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation will also be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent will be revocable by the stockholder by written notice to the Corporation. Any such consent will be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent, and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to recognize such revocation will not invalidate any meeting or other action.

(c) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation will be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent will be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within sixty (60) days of having been given written notice by the Corporation of its intention to send the single notice permitted under this subsection 2.4(c), will be deemed to have consented to receiving such single written notice.

(d) Sections 2.4(b) and (c) will not apply to any notice given to stockholders under sections 164 (notice of sale of shares of stockholder who failed to pay an installment or call on stock not fully paid), 296 (notice of disputed claims relating to insolvent corporations), 311 (notice of meeting of stockholders to revoke dissolution of corporation), 312 (notice of meeting of stockholders of corporation whose certificate of incorporation has been renewed or revived) and 324 (notice when stock has been attached as required for sale upon execution process) of the General Corporation Law of Delaware.

2.5	Manner of Giving Notice; Affidavit of Notice

(a) Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his, her or its address as it appears on the records of the Corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b) Notice given pursuant to this Section 2.5(b) will be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented

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to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary, an assistant secretary or the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission will, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6	Quorum

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then the chairman of the board of directors, or in the absence of such person, any officer entitled to preside at or to act as secretary of the meeting, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7	Adjournments; Notice

Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the board of directors, or in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

2.8	Voting

The stockholders entitled to vote at any meeting of stockholders will be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as otherwise provided in the certificate of incorporation, each stockholder will be entitled to one vote for each share of capital stock held by such stockholder.

2.9	Waiver of Notice

Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver or any waiver by electronic transmission of notice unless so required by the certificate of incorporation or these bylaws.

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2.10	No Stockholder Action by Written Consent Without a Meeting

Effective upon the registration of any class of the Corporation’s stock under the Securities Act of 1934, as amended (the “Exchange Act”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior thereto, unless otherwise provided in the certificate of incorporation, any action required by the General Corporation Law of Delaware to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder, proxyholder, or other person or persons authorized to act for a stockholder or proxyholder, will be deemed to be written, signed and dated for the purposes of this Section 2.10, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder, proxyholder, or other authorized person or persons, and (b) the date on which such stockholder, proxyholder or other authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted will be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission will be deemed to have been delivered until such consent is reproduced in paper form and until such paper form will have been delivered to the Corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office will be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the Corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction will be a complete reproduction of the entire original writing.

Prompt notice of the taking of the corporate action without a meeting by written consent will be given to those stockholders who have not consented in writing. If the action that is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of Delaware if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section will state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the General Corporation Law of Delaware.

2.11	Record Date for Stockholder Notice; Voting; Giving Consents

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date that will not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

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If the board of directors does not so fix a record date:

(a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, will be the day on which the first written consent is expressed; and

(c) the record date for determining stockholders for any other purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

2.12	Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by a written proxy, signed by the stockholder and filed with the secretary of the Corporation, but no such proxy will be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy will be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable will be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware.

2.13	List of Stockholders Entitled to Vote

The officer who has charge of the stock ledger of a corporation will prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation will not be required to include electronic mail addresses or other electronic contact information on such list. Such list will be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list will be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list will also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list will be provided with the notice of the meeting.

2.14	Stockholder Proposals

(a) Effective upon the registration of any class of the Corporation’s stock under the Exchange Act, any stockholder wishing to bring any other business before a meeting of stockholders, except for the nomination of persons for election as directors which will be made pursuant to Section 3.15 of these bylaws, must provide notice to the Corporation not more than ninety (90) and not less than sixty (60) days before the meeting in writing by registered mail, return receipt requested, of the business to be presented by the stockholders at the stockholders’ meeting.

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(b) Any such notice will set forth the following as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation that are beneficially owned by such stockholder; and (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business. In the absence of such notice to the Corporation meeting the above requirements, a stockholder will not be entitled to present any business at any meeting of stockholders.

(c) In any such event, such stockholder must also set forth in its notice: (i) any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom; (ii) as to the stockholder giving notice and any Stockholder Associated Person, (A) the class, series and number of all shares of the Corporation beneficially owned by such stockholder and by such Stockholder Associated Person, (B) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, and (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder of any such Stockholder Associated Person with respect to any share of stock of the Corporation; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (iv) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of other business on the date of such stockholder’s notice.

(d) Subject to the Corporation’s certificate of incorporation, only such business will be conducted at a meeting of stockholders as will have been brought before the meeting in accordance with the procedures set forth in this Section 2.14. The presiding officer of the meeting will have the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.14 and, if any proposed business is not in compliance with this Section 2.14, to declare that such defective proposal be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 2.14, a stockholder will also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14. Nothing in this Section 2.14 will be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(f) For the purposes of these bylaws, “Stockholder Associated Person” of any stockholder will mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

III.	DIRECTORS

3.1	Powers

Subject to the provisions of the General Corporation Law of Delaware and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the

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outstanding shares, the business and affairs of the Corporation will be managed and all corporate powers will be exercised by or under the direction of the board of directors.

3.2	Number of Directors

The number of directors constituting the board of directors will be not more than nine (9) but not less than five (5), and may be fixed or changed, within this minimum and maximum, by resolution adopted by the affirmative vote of a majority of the directors then in office. Upon adoption of these bylaws, the number of directors constituting the board of directors will be fixed at nine (9) until such time as the directors change the number of directors pursuant to this Section 3.2.

No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires.

3.3	Election, Qualification and Term of Office of Directors

Except as provided in Section 3.13 of these Bylaws, effective upon the initial public offering of the Corporation (the “IPO”), the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders following the IPO, the term of office of the second class to expire at the second annual meeting of stockholders following the IPO and the term of office of the third class to expire at the third annual meeting of stockholders following the IPO, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the first annual meeting following the IPO, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier resignation or removal, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. Otherwise, vacancies occurring between stockholder meetings may only be filled as set forth in Section 3.4.

Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Each director will be a natural person.

Elections of directors need not be by written ballot.

Except as set forth below, each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present, except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances. For purposes of this bylaw regarding election of directors, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes “against” a director’s election and shall exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this bylaw regarding election of directors, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

3.4	Resignation and Vacancies

Any director may resign at any time upon notice given in writing or electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of

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the directors then in office, including those who have so resigned, will have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective, and each director so chosen will hold office as provided in this Section 3.4 in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws:

(a) vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and

(b) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then, any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

3.5	Place of Meetings; Meetings by Telephone

The board of directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

3.6	Regular Meetings

Regular meetings of the board of directors may be held without notice at such time and at such place as will from time to time be determined by the board.

3.7	Special Meetings; Notice

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, or any two (2) directors.

Notice of the time and place of special meetings will be delivered either personally or by mail, telex, facsimile, telephone or electronic transmission to each director, addressed to each director at such director’s address and/or phone number and/or electronic transmission address as it is shown on the records of the Corporation. If the notice is mailed, it will be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telex, facsimile, telephone or electronic transmission, it will be delivered by telephone or transmitted at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation. Notice may be delivered by any person entitled to call a special meeting or by an agent of such person.

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3.8	Quorum

At all meetings of the board of directors, a majority of the authorized number of directors will constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors, except as otherwise specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9	Waiver Of Notice

Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or meeting of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.10	Adjourned Meeting; Notice

If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.11	Board Action by Written Consent Without a Meeting

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing will be in paper form if the minutes are maintained in paper form and will be in electronic form if the minutes are maintained in electronic form.

3.12	Fees and Compensation of Directors

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors will have the authority to fix the compensation of directors.

3.13	Removal of Directors

Unless otherwise restricted by statute, by the certificate of incorporation or by these bylaws, any director or the entire board of directors may be removed, only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, that, whenever the holders of any class or classes of stock, or series thereof, are entitled to elect one or more directors by the provisions of the certificate of incorporation, removal for cause of any directors elected by such class or classes of stock, or series thereof, will be by the holders of a majority of the shares of such class or classes of stock, or series of stock, then entitled to vote at an election of directors.

No reduction of the authorized number of directors will have the effect of removing any director prior to the expiration of such director’s term of office.

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3.14	Chairman of the Board of Directors

The Corporation may also have, at the discretion of the board of directors, a chairman of the board of directors. The chairman of the board will, if such a person is elected, preside at the meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the board of directors, or as may be prescribed by these bylaws.

3.15	Nominating Procedures

Effective upon the registration of any class of the Corporation’s stock under the Exchange Act, nominations for election of directors will be governed by this Section 3.15. Nominations for the election of directors may only be made by the board of directors, by the nominating committee of the board of directors (or, if none, any other committee serving a similar function) or by any stockholder entitled to vote generally in elections of directors where the stockholder complies with the requirements of this Section 3.15. Any stockholder of record entitled to vote generally in elections of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States certified mail, postage prepaid, to the secretary of the Corporation (i) with respect to an election to be held at an annual meeting of stockholders, not more than ninety (90) days nor less than sixty (60) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to stockholders. Each such notice of a stockholder’s intent to nominate a director or directors at an annual or special meeting will set forth the following: (A) the name and address, as they appear on the Corporation’s books, of (i) the stockholder who intends to make the nomination and the name and residence address of the person or persons to be nominated, and (ii) any Stockholder Associated Person; (B) the information required in Section 2.14(c) of these bylaws; (C) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (D) a description of all arrangements or understandings between the stockholder and any Stockholder Associated Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (E) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for election of directors, or as would otherwise be required, in each case pursuant to Regulation 14A under the Exchange Act including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors; and (F) the written consent of each nominee to be named in a proxy statement and to serve as director of the Corporation if so elected. No person will be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.15. If the chairman of the stockholders’ meeting will determine that a nomination was not made in accordance with the procedures described by these bylaws, he will so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Section, a stockholder will also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section.

IV.	COMMITTEES

4.1	Committees of Directors

The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the board of directors or in the bylaws of the Corporation, will have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee will have the power or authority to (i) approve or adopt, or

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recommend to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaws of the Corporation.

4.2	Committee Minutes

Each committee will keep regular minutes of its meetings and report the same to the board of directors when required.

4.3	Meetings and Action of Committees

Meetings and actions of committees will be governed by, and be held and taken in accordance with, the provisions of Article III of these bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), Section 3.10 (adjourned meeting and notice), and Section 3.11 (board action by written consent without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the board of directors, who will have the right to attend all meetings of the committee. The board of directors may adopt rules for the governance of any committee not inconsistent with the provisions of these bylaws.

V.	OFFICERS

5.1	Officers

The officers of the Corporation will be a president, one or more vice presidents, a secretary and a treasurer. The Corporation may also have, at the discretion of the board of directors, a chairman of the board, one or more assistant vice presidents, assistant secretaries, assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

5.2	Election of Officers

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 of these bylaws, will be chosen by the board of directors, subject to the rights, if any, of an officer under any contract of employment.

5.3	Subordinate Officers

The board of directors may appoint, or empower the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom will hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4	Removal and Resignation of Officers

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise

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specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5	Vacancies in Offices

Any vacancy occurring in any office of the Corporation will be filled by the board of directors.

5.6	Chairman of the Board

The chairman of the board will, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws. The chairman of the board of directors will be chosen by the board of directors.

5.7	President

Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board or the chief executive officer, if there be such officers, the president will, subject to the control of the board of directors, have general supervision, direction, and control of the business and the officers of the Corporation. In the absence or nonexistence of the chief executive officer, he or she will preside at all meetings of the stockholders and, in the absence of a chairman of the board and chief executive officer, at all meetings of the board of directors at which he or she is present. He or she will have the general powers and duties of management usually vested in the office of president of a corporation and will have such other powers and duties as may be prescribed by the board of directors or these bylaws. The board of directors may provide in their discretion that the offices of president and chief executive officer may be held by the same person.

5.8	Vice Presidents

In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, will perform all the duties of the president and when so acting will have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents will have such other powers and perform such other duties as from time to time may be prescribed for them by the board of directors, these bylaws, the president or the chairman of the board.

5.9	Secretary

The secretary or an agent of the Corporation will keep or cause to be kept, at the principal executive office of the Corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes will show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The secretary will keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary will give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these bylaws. The secretary will keep the seal of the Corporation, if one be adopted, in safe custody and will have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws.

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5.10	Treasurer

The treasurer will keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account will at all reasonable times be open to inspection by any director.

The treasurer will deposit all money and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the board of directors. The treasurer will disburse the funds of the Corporation as may be ordered by the board of directors, will render to the president and directors, whenever they request it, an account of all of his or her transactions as treasurer and of the financial condition of the Corporation, and will have such other powers and perform such other duties as may be prescribed by the board of directors or these bylaws.

5.11	Assistant Secretary

The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) will, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and will perform such other duties and have such other powers as the board of directors may from time to time prescribe.

5.12	Representation of Shares of Other Corporations

The chairman of the board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation, or any other person authorized by the board of directors or the chief executive officer, president or a vice president, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.13	Authority and Duties of Officers

In addition to the foregoing authority and duties, all officers of the Corporation will respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the board of directors.

VI.	INDEMNITY

6.1	Indemnification of Directors and Officers

The Corporation will, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware (as such law may from time to time be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights), indemnify each of its directors and officers (each such person sometimes referred to in this Section 6.1 as an “indemnitee”) against Expenses (as herein defined), judgments, fines, penalties, ERISA excise taxes, settlements, loss, liability, and other amounts actually and reasonably incurred in connection with any Proceeding (as herein defined), arising by reason of such person’s Official Capacity (as herein defined) or anything done or not done in such person’s Official Capacity. For purposes of this Section 6.1, a director or officer of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee, or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer

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of a corporation that was a predecessor corporation or other entity of the Corporation or of another enterprise at the request of such predecessor corporation or entity. Such indemnification will include the right to receive payment of any Expenses incurred by the indemnitee in connection with any Proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect. The right of indemnification provided in this Section 6.1 will not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section 6.1 will inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Section 6.1 and will be applicable to Proceedings commenced or continuing after the adoption of this Section 6.1, whether arising from acts or omissions occurring before or after such adoption. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies will apply with respect to advancement of Expenses and the right to indemnification under this Section 6.1. Indemnitee will be entitled to indemnification and advancement against all Expenses reasonably incurred for serving as a witness by reason of indemnitee’s Official Capacity in any Proceeding with respect to which indemnitee is not a party.

(a) Advancement of Expenses. All reasonable Expenses incurred by or on behalf of the indemnitee in connection with any Proceeding will be advanced to the indemnitee by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the Expenses incurred by the indemnitee and, if required by law at the time of such advance, will include or be accompanied by an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified against such Expenses pursuant to this Section 6.1.

(b) Procedure for Determination of Entitlement to Indemnification.

(i) To obtain indemnification under this Section 6.1, an indemnitee will submit to the secretary of the Corporation a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the indemnitee’s entitlement to indemnification will be made not later than sixty (60) days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The secretary of the Corporation will, promptly upon receipt of such a request for indemnification, advise the board of directors in writing that the indemnitee has requested indemnification, whereupon the Corporation will provide such indemnification, including without limitation advancement of Expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

(ii) The indemnitee’s entitlement to indemnification under this Section 6.1 will be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the board of directors; (B) by a committee of such Disinterested Directors, even though less than a quorum of the board of directors; (C) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) will have occurred and the indemnitee so requests or (y) a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (D) by the stockholders of the Corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (E) as provided in paragraph (c) below.

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph (b)(ii) above, a majority of the Disinterested Directors will select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change of Control will have occurred, the indemnitee will select such Independent Counsel, but only an Independent Counsel to which the board of directors does not reasonably object.

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(iv) The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law.

(v) The Corporation will pay all costs associated with its determination of indemnitee’s eligibility for indemnification.

(c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Section 6.1, if a Change of Control will have occurred, the indemnitee will be presumed to be entitled to indemnification under this Section 6.1 upon submission of a request for indemnification together with the Supporting Documentation in accordance with paragraph (b)(i), and thereafter the Corporation will have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under paragraph (b)(ii) above to determine entitlement to indemnification will not have been appointed or will not have made a determination within sixty (60) days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the indemnitee will be deemed to be entitled to indemnification and the indemnitee will be entitled to such indemnification unless (A) the indemnitee misrepresented a material fact, or omitted a material fact necessary to make indemnitee’s statement not misleading, in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in this Section 6.1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, adversely affect the right of the indemnitee to indemnification or create a presumption that the indemnitee did not act in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the indemnitee had reasonable cause to believe that the indemnitee’s conduct was unlawful.

(d) Remedies of Indemnitee.

(i) In the event that a determination is made pursuant to paragraph (b)(ii) that the indemnitee is not entitled to indemnification under this Section 6.1: (A) the indemnitee will be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial Proceeding or arbitration will be de novo and the indemnitee will not be prejudiced by reason of such adverse determination; and (C) in any such judicial Proceeding or arbitration the Corporation will have the burden of proving that the indemnitee is not entitled to indemnification under this Section 6.1.

(ii) If a determination will have been made or is deemed to have been made, pursuant to paragraph (b)(ii) or (iii), that the indemnitee is entitled to indemnification, the Corporation will be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or is deemed to have been made and will be conclusively bound by such determination unless (A) the indemnitee misrepresented a material fact, or omitted a material fact necessary to make indemnitee’s statement not misleading, in making the request for indemnification or in the Supporting Documentation, or (B) such indemnification is prohibited by law. In the event that: (X) advancement of Expenses is not timely made pursuant to paragraph (a); or (Y) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to paragraph (b)(ii) or (iii), the indemnitee will be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the indemnitee such advancement of Expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation will have the burden of proving the occurrence of such Disqualifying Event.

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(iii) The Corporation will be precluded from asserting in any judicial Proceedings or arbitration commenced pursuant to this paragraph (d) that the procedures and presumptions of this Section 6.1 are not valid, binding and enforceable and will stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Section 6.1.

(iv) In the event that the indemnitee, pursuant to this paragraph (d), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Section 6.1, the indemnitee will be entitled to recover from the Corporation, and will be indemnified by the Corporation against, any Expenses actually and reasonably incurred by the indemnitee if the indemnitee prevails in such judicial adjudication or arbitration. If it will be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the indemnitee in connection with such judicial adjudication will be prorated accordingly.

(e) Definitions. For purposes of this Article VI:

(i) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control will be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities without the prior approval of at least a majority of the members of the board of directors in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the board of directors in office immediately prior to such transaction or event constitute less than a majority of the board of directors thereafter; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors;

(ii) “Disinterested Director” means a director of the Corporation who is not a party to the Proceeding in respect of which indemnification or advancement of Expenses is sought by the indemnitee;

(iii) “Expenses” will include all direct and indirect costs including, but not limited to, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, advisory fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with investigating, prosecuting, defending (or preparing to investigate, prosecute or defend) a Proceeding, or being or preparing to be a witness in a Proceeding;

(iv) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent: (A) the Corporation or the indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Section 6.1. Notwithstanding the foregoing, the term “Independent Counsel” will not include any person who, under the applicable standards of professional conduct then prevailing under such persons relevant jurisdiction of practice, would have a conflict of interest in representing either the Corporation or the indemnitee in an action to determine the indemnitee’s rights under this Section 6.1;

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(v) “Official Capacity” means indemnitee’s corporate status as an officer and/or director and any other fiduciary capacity in which indemnitee serves the Corporation, its subsidiaries or affiliates, and any other entity which indemnitee serves in such capacity at the request of any of the Corporation’s board of directors or any committee of its board of directors, chief executive officer, chairman of the board of directors, or president. “Official Capacity” also refers to all actions which indemnitee takes or does not take while serving in such capacity; and

(vi) “Proceeding” includes any actual or threatened inquiry, investigation, action, suit, arbitration, or any other such actual or threatened action or occurrence, whether civil, criminal, administrative or investigative.

(f) Invalidity; Severability; Interpretation. If any provision or provisions of this Section 6.1 will be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 6.1 (including, without limitation, all portions of any paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 6.1 (including, without limitation, all portions of any paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid; illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Reference herein to laws, regulations or agencies will be deemed to include all amendments thereof, substitutions therefor and successors thereto.

(g) Contractual Rights; Applicability. The right to be indemnified or to the reimbursement or advancement of Expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and the director or officer, (ii) is intended to be retroactive and will be available with respect to events occurring prior to the adoption hereof, and (iii) will continue to exist after the rescission or restrictive modification hereof.

6.2	Indemnification of Others

The Corporation will have the power, to the extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its officers, employees and agents (other than directors) against Expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any Proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.2, an officer, employee or agent of the Corporation (other than a director) includes any person (a) who is or was an officer, employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee, employee or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was an officer, employee or agent of a corporation that was a predecessor corporation or other entity of the Corporation or of another enterprise at the request of such predecessor corporation or entity.

6.3	Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.

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VII.	RECORDS AND REPORTS

7.1	Maintenance and Inspection of Records

The Corporation will, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

Any stockholder of record, in person or by attorney or other agent, will, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose will mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath will be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath will be directed to the Corporation at its registered office in Delaware or at its principal place of business.

Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation will so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the certificate of incorporation, these bylaws or the General Corporation Law of Delaware. When records are kept in such manner, a clearly legible paper from or by means of the information storage device or method will be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper record of the same information would have been, provided the paper form accurately portrays the record.

7.2	Inspection by Directors

Any director will have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The burden of proof will be upon the Corporation to establish that the inspection such director seeks is for an improper purpose. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

VIII.	GENERAL MATTERS

8.1	Checks

From time to time, the board of directors will determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized will sign or endorse those instruments.

8.2	Execution of Corporate Contracts and Instruments

The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee will have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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8.3	Stock Certificates; Partly Paid Shares

The shares of the Corporation will be represented by certificates, provided that the board of directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock will be uncertificated shares. Any such resolution will not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares will be entitled to have a certificate signed by, or in the name of the Corporation by the chairman of the board of directors, or the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The Corporation will not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, and upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon will be stated. Upon the declaration of any dividend on fully paid shares, the Corporation will declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4	Special Designation on Certificates

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights will be set forth in full or summarized on the face or back of the certificate that the Corporation will issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation will issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5	Lost Certificates

Except as provided in this Section 8.5, no new certificates for shares will be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6	Construction; Definitions

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law will govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the masculine includes the feminine, and the term “person” includes both a corporation and a natural person.

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8.7	Dividends

The directors of the Corporation, subject to any rights or restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the General Corporation Law of Delaware. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes will include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

8.8	Fiscal Year

The fiscal year of the Corporation will be fixed by resolution of the board of directors and may be changed by the board of directors.

8.9	Seal

The Corporation may adopt a corporate seal which may be altered as desired, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.10	Transfer of Stock

Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it will be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

8.11	Stock Transfer Agreements and Restrictions

The Corporation will have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

8.12	Electronic Transmission

For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

IX.	AMENDMENTS

The original or other bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors will not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

X.	DISSOLUTION

If it should be deemed advisable in the judgment of the board of directors of the Corporation that the Corporation should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, will cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution.

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At the meeting a vote will be taken for and against the proposed dissolution. If a majority of the outstanding stock of the Corporation entitled to vote thereon votes for the proposed dissolution, then a certificate stating, among other things, that the dissolution has been authorized in accordance with the provisions of Section 275 of the General Corporation Law of Delaware and setting forth the names and residences of the directors and officers will be executed, acknowledged, and filed and will become effective in accordance with Section 103 of the General Corporation Law of Delaware. Upon such certificate’s becoming effective in accordance with Section 103 of the General Corporation Law of Delaware, the Corporation will be dissolved.

Whenever all the stockholders entitled to vote on a dissolution consent in writing, either in person or by duly authorized attorney, to a dissolution, no meeting of directors or stockholders will be necessary. The consent will be filed and will become effective in accordance with Section 103 of the General Corporation Law of Delaware. Upon such consent’s becoming effective in accordance with Section 103 of the General Corporation Law of Delaware, the Corporation will be dissolved. If the consent is signed by an attorney, then the original power of attorney or a photocopy thereof will be attached to and filed with the consent. The consent filed with the Secretary of State will have attached to it the affidavit of the secretary or some other officer of the Corporation stating that the consent has been signed by or on behalf of all the stockholders entitled to vote on a dissolution; in addition, there will be attached to the consent a certification by the secretary or some other officer of the Corporation setting forth the names and residences of the directors and officers of the Corporation.

XI.	CUSTODIAN

11.1	Appointment of a Custodian in Certain Cases

The Court of Chancery, upon application of any stockholder, may appoint one or more persons to be custodians and, if the Corporation is insolvent, to be receivers, of and for the Corporation when:

(a) at any meeting held for the election of directors the stockholders are so divided that they have failed to elect successors to directors whose terms have expired or would have expired upon qualification of their successors;

(b) the business of the Corporation is suffering or is threatened with irreparable injury because the directors are so divided respecting the management of the affairs of the Corporation that the required vote for action by the board of directors cannot be obtained and the stockholders are unable to terminate this division; or

(c) the Corporation has abandoned its business and has failed within a reasonable time to take steps to dissolve, liquidate or distribute its assets.

11.2	Duties of Custodian

The custodian will have all the powers and title of a receiver appointed under Section 291 of the General Corporation Law of Delaware, but the authority of the custodian will be to continue the business of the Corporation and not to liquidate its affairs and distribute its assets, except when the Court of Chancery otherwise orders and except in cases arising under Sections 226(a)(3) or 352(a)(2) of the General Corporation Law of Delaware.

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CERTIFICATE OF ADOPTION OF BYLAWS

OF

MELINTA THERAPEUTICS, INC.

Certificate of Adoption

The undersigned hereby certifies that he is a duly elected, qualified, and acting officer of Melinta Therapeutics, Inc. and that the foregoing bylaws, comprising twenty-eight (28) pages, were adopted as the bylaws of the Corporation by the board of directors of Melinta Therapeutics, Inc. pursuant to an action by unanimous written consent of the board of directors of Melinta Therapeutics, Inc. on [●], 2017.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand and affixed the corporate seal this [●] day of [●], 2017.

By:

Name:
Title:

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EXHIBIT J

CONSENT AND WAIVER AGREEMENT

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Exhibit J

EXECUTION VERSION

CEMPRA, INC.

CONSENT AND WAIVER AGREEMENT

THIS CONSENT AND WAIVER AGREEMENT (the “Agreement”) is entered into as of the 8th day of August, 2017, by and among Cempra, Inc., a Delaware corporation (the “Company”) and the undersigned holders of the Company’s common stock and warrants to purchase shares of the Company’s common stock (the “Investors”). This Agreement is binding on each of the Investors, and upon execution by the Requisite Holders (as defined below), binding on behalf of all Rights Investors (as defined below).

RECITALS

WHEREAS, the Company, Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Melinta Therapeutics, Inc., a Delaware corporation (“Melinta”), intend to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Melinta, with Melinta as the surviving company and a wholly owned subsidiary of the Company (the “Merger”).

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, Melinta shareholders will acquire Castle Common Stock (as defined in the Merger Agreement) (“Company Common Stock”) and in order to induce certain Melinta shareholders to adopt and approve the Merger Agreement and approve the Merger and other transactions contemplated in the Merger Agreement, the Company has agreed to provide such shareholders with certain registration rights pursuant to a Registration Rights Agreement (the “2017 Rights Agreement”);

WHEREAS, the Company, the Investors, holders of certain shares of the Company’s common stock and the holders of certain warrants to purchase shares of the Company’s common stock (collectively, the “Rights Investors”), are parties to that certain Registration Rights Agreement dated as of February 2, 2012, as amended, (the “2012 Rights Agreement”), Section 2.3 of which grants the Rights Investors holding shares of the Company’s common stock registration rights with respect to such Rights Investors’ Registrable Securities (as defined therein) in the event the Company determines to register any of its securities other than in the manner described therein (the “Piggyback Registration Rights”);

WHEREAS, Section 2.11 of the 2012 Rights Agreement restricts the Company from granting registration rights to any other holder of any securities of the Company without the prior written consent of the Rights Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding and not registered;

WHEREAS, Section 3.5 of the 2012 Rights Agreement provides that the 2012 Rights Agreement may be amended and the observance of any term of the 2012 Rights Agreement may be waived (either retroactively or prospectively) upon the written consent of (1) the Company, and (2) the Rights Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the shares of the Company’s common stock held by such Rights Investors at the effective time of the 2012 Rights Agreement, voting together as a single group; and

WHEREAS, together, the undersigned Investors constitute the requisite Rights Investors necessary to affect, on behalf of all Rights Investors, the actions contemplated by this Agreement (collectively, the “Requisite Holders”);

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NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt of which is hereby acknowledged, and pursuant to Section 3.5 of the 2012 Rights Agreement, the parties hereby agree as follows.

1. Waiver of Piggyback Registration Rights. The Investors hereby waive, retroactively and prospectively, on behalf of themselves, and the Requisite Holders hereby waive, retroactively and prospectively, on behalf of all Rights Investors, all rights to participate in any registration statements filed in connection with the 2017 Rights Agreement pursuant to Section 3.5 of the 2012 Rights Agreement and in compliance with the notice requirements of Section 2.3 of the 2012 Rights Agreement.

2. Consent to 2017 Rights Agreement. The Investors hereby consent, on behalf of themselves, and the Requisite Holders hereby consent, on behalf of all Rights Investors, to the Company entering into the 2017 Rights Agreement with certain holders of Company Common Stock in connection with the Merger, pursuant to Section 2.11 of the 2012 Rights Agreement.

3. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of Delaware.

4. Effect on 2012 Rights Agreement. Except as specifically provided herein, the 2012 Rights Agreement shall remain in full force and effect. Except as specifically provided above, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Company or the Rights Investors under the 2012 Rights Agreement.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. One or more counterparts of this Agreement may be delivered via telecopier, with the intent that any such counterpart have the effect of an original counterpart hereof.

6. Subsequent Execution. This Agreement shall be effective upon an Investor at the time such Investor executes this Agreement. This Agreement shall be effective upon all Rights Investors once each of the Requisite Holders have executed this Agreement. Subsequent execution of this Agreement shall in no way impair the binding legal effect of this Agreement as of the time of original execution by an Investor.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have executed this Consent and Waiver Agreement as of the day and year first above written.

COMPANY:

CEMPRA, INC.

By:
Name:
Title:

Signature Page to Consent and Waiver Agreement

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INVESTORS:

INTERSOUTH PARTNERS VI, L.P.

By: Intersouth Associates VI, LLC,
its General Partner

By:
Name:
Title:

INTERSOUTH PARTNERS VII, L.P.

By: Intersouth Associates VII, LLC,
its General Partner

By:
Name:
Title:

Signature Page to Consent and Waiver Agreement

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QUAKER BIOVENTURES II, LP

By: Quaker Bioventures Capital II, L.P.,
its General Partner

By: Quaker Bioventures Capital II, LLC,
its General Partner

By:
Name:
Title:

Signature Page to Consent and Waiver Agreement

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SCHEDULE A-1

CASTLE KEY STOCKHOLDERS

Intersouth Partners VII, L.P.

Intersouth Partners VI, L.P.

Quaker BioVentures II, L.P.

David S. Zaccardelli

Mark W. Hahn

David W. Oldach

John D. Bluth

Richard Kent

Garheng Kong

P. Sherrill Neff

David Gill

John H. Johnson

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SCHEDULE A-2

COMPANY KEY STOCKHOLDERS

Vatera Healthcare Partners LLC

Falcon Flight LLC

Malin Life Sciences Holdings Limited

Lupa GMBH

JWC Rib-X LLC

Thomas Koestler

Eugene Sun

Kevin Ferro

Pedro Lichtinger

Cecilia Gonzalo

John E. Sununu

Chris Kiritsy

Erik Akhund

Sean Murphy

Paul Estrem

John Temperato

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SCHEDULE B-1

CASTLE VOTING AND LOCK-UP AGREEMENT

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VOTING AND LOCK-UP AGREEMENT

This Voting and Lock-Up Agreement (this “Agreement”) is made and entered into as of August 8, 2017, between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On August 8, 2017, the Company, Cempra, Inc., a Delaware corporation (“Castle”) and Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Castle, (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Castle, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of the Company and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or Castle, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Closing Date and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

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“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to the Board of Directors of the Company evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the end of the Lock-Up Period.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, (i) prior to the Closing Date, any Castle Common Stock, Castle Preferred Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Castle Common Stock, Castle Preferred Stock, or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of Castle, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired and (ii) after the Closing Date, any Castle Common Stock or other securities Beneficially Owned or of record as of the Closing.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other Stockholder or any Affiliate of any such Stockholders if such Affiliate transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which the Board of Directors of the Company gives its prior written consent or (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Castle Stockholder Approval and the consummation of the transactions contemplated by the Merger Agreement.

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4.2 Until the Expiration Time, at any meeting of the stockholders of Castle, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of Castle, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to Castle’s obligations under Articles VI and VIII of the Merger Agreement not being fulfilled, (ii) any amendments to Castle’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Castle. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Castle or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.

6. Post-Closing Lock-Up Restrictions.

(a) During the Lock-Up Period, each Stockholder agrees not to Transfer any Voting Stock or directly or indirectly engage in any Hedging Activities.

(b) The limitations set forth in Section 6 (a) shall not apply to (t) any Transfer as to which the Board of Directors of Castle gives its prior written consent, (u) any Transfer in connection with a net or cashless exercise of an option solely to cover tax withholding obligations in connection with any such option exercise, (v) any Transfer effected solely to cover tax withholding obligations arising as a result of the vesting or delivery of Voting Stock with respect to a restricted stock unit, (w) any Transfer to an Affiliate of such Stockholder or, in the case of a Stockholder that is a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of such Stockholder, in each case who has executed a Joinder Agreement, (x) any Transfer to a charitable organization qualified under Rule 501(c)(3) of the Code, (y) if the Stockholder is a natural person, to any member of Stockholder’s immediate family or to a trust or other estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, in each case who has executed a Joinder Agreement or (z) any Transfer as a result of the death of a Stockholder. For the avoidance of doubt, the restrictions set forth in this Section 6 shall not apply to any Castle Common Stock acquired in the open market on or after the closing of the Merger.

(c) Non-permitted Transfers. Any Transfer or attempted Transfer in violation of this Section 6 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

7. Legend on Securities; Stop Transfer Order.

(a) Castle and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

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(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide Castle or the Company with such certificates, opinions and other documents as Castle or the Company may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize Castle to notify Castle’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit Castle, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

8. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows:

8.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

8.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of Castle, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of Castle, except as set forth on Schedule A opposite such Stockholder’s name.

8.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

8.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

8.6 Absence of Other Voting Agreement. Except for this Agreement and the Merger Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of Castle owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

9. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as follows:

9.1 Organization. The Company is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

9.2 Due Authority. The Company has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of the obligations under this Agreement and the compliance by the Company with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Company, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of the Company, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which the Company is a party or by which the Company is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

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9.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to materially impair the ability of the Company to perform the obligations of the Company hereunder or to consummate the transactions contemplated hereby.

10. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of Castle or the Company from taking any action while acting in such designee’s capacity as a director of Castle or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

11. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request in order to vest, perfect, confirm or record the rights granted to the Company under this Agreement.

12. Joinder; Certain Events.

12.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to the Company a Joinder Agreement.

12.2 Except as provided in Section 12.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Castle, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

13. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that this Agreement shall earlier terminate in the event the Closing does not occur (at such date and time as when the Merger Agreement is terminated in accordance with its terms); provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and the Company shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

15. Miscellaneous.

15.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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15.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 15.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

15.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

15.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

15.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

15.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

with a concurrent copy to (which shall not be considered notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Telephone: (617) 573-4800

Fax: (617) 573-4822

Attention: Graham Robinson

(ii) if to the Company, to:

Melinta Therapeutics, Inc.

300 Tri State International, Suite 272

Lincolnshire, IL 60069

Telephone: 312-724-9407

Fax: 224-377-8030

Attention: Paul Estrem, CFO

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with a concurrent copy to (which shall not be considered notice):

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

                               Sean M. Ewen, Esq.

15.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

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15.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

15.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

15.13 Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

15.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

MELINTA THERAPEUTICS, INC.

By:
Name: Title:

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STOCKHOLDERS:

By:
Name:
Title:

Notice Address:

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Schedule A

Voting Stock

Name of Stockholder	Number and Class of Securities Owned

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SCHEDULE B-2

COMPANY VOTING AND LOCK-UP AGREEMENT

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VOTING AND LOCK-UP AGREEMENT

This Voting and Lock-Up Agreement (this “Agreement”) is made and entered into as of August 8, 2017, between Cempra, Inc., a Delaware corporation (“Castle”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On August 8, 2017, Castle, Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Castle, (“Merger Sub”) and Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Castle, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of Castle and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or Castle, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Closing Date and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to the Board of Directors of Castle evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

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“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the end of the Lock-Up Period.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, (i) prior to the Closing Date, any Company Common Stock, Company Preferred Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Company Common Stock, Company Preferred Stock, or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of the Company, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired, including the Bridge Notes and (ii) after the Closing Date, any Castle Common Stock acquired by the Stockholders pursuant to the Merger Agreement.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other Stockholder or any Affiliate of any such Stockholders if such Affiliate transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which the Board of Directors of Castle gives its prior written consent, (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement or (z) any conversion of Company Preferred Stock or Bridge Notes pursuant to the Merger Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Company Stockholder Approval and the consummation of the transactions contemplated by the Merger Agreement.

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4.2 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to the Company’s obligations under Articles VI and VII of the Merger Agreement not being fulfilled, (ii) any amendments to the Company’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Castle or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.

6. Post-Closing Lock-Up Restrictions.

(a) During the Lock-Up Period, each Stockholder agrees not to Transfer any Voting Stock or directly or indirectly engage in any Hedging Activities.

(b) The limitations set forth in Section 6 (a) shall not apply to (u) any Transfer as to which the Board of Directors of Castle gives its prior written consent, (v) any Transfer in connection with a net or cashless exercise of an option solely to cover tax withholding obligations in connection with any such option exercise, (w) any Transfer to an Affiliate of such Stockholder or, in the case of a Stockholder that is a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of such Stockholder, in each case who has executed a Joinder Agreement, (x) any Transfer to a charitable organization qualified under Rule 501(c)(3) of the Code, (y) if the Stockholder is a natural person, to any member of Stockholder’s immediate family or to a trust or other estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, in each case who has executed a Joinder Agreement or (z) any Transfer as a result of the death of a Stockholder. For the avoidance of doubt, the restrictions set forth in this Section 6 shall not apply to any Castle Common Stock acquired in the open market on or after the closing of the Merger.

(c) Non-permitted Transfers. Any Transfer or attempted Transfer in violation of this Section 6 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

7. Legend on Securities; Stop Transfer Order.

(a) Castle and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

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(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide Castle with such certificates, opinions and other documents as Castle may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize Castle to notify Castle’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit Castle, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

8. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Castle as follows:

8.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

8.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A opposite such Stockholder’s name.

8.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

8.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

8.6 Absence of Other Voting Agreement. Except for this Agreement and the Merger Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of the Company owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

9. Representations and Warranties of Castle. Castle hereby represents and warrants to the Stockholders as follows:

9.1 Organization. Castle is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

9.2 Due Authority. Castle has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by Castle and the consummation by Castle of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Castle. This Agreement has been duly and validly executed and delivered by Castle and constitutes a valid and binding agreement of Castle enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Castle does not, and the performance by Castle of the obligations under this Agreement and the compliance by Castle with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Castle, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of Castle, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which Castle is a party or by which Castle is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Castle to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to Castle in connection with the execution and delivery of this Agreement or the consummation by Castle of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of Castle, threatened against Castle that would reasonably be expected to materially impair the ability of Castle to perform the obligations of Castle hereunder or to consummate the transactions contemplated hereby.

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10. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of Castle or the Company from taking any action while acting in such designee’s capacity as a director of Castle or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

11. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Castle may reasonably request in order to vest, perfect, confirm or record the rights granted to Castle under this Agreement.

12. Joinder; Certain Events.

12.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to Castle a Joinder Agreement.

12.2 Except as provided in Section 12.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company or, after the Closing Date, Castle, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

13. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that this Agreement shall earlier terminate in the event the Closing does not occur (at such date and time as when the Merger Agreement is terminated in accordance with its terms); provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Castle any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and Castle shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

15. Miscellaneous.

15.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 15.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

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15.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

15.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

15.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

15.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

    with a concurrent copy to (which shall not be considered notice):

    Willkie Farr & Gallagher LLP

    787 Seventh Avenue

    New York, NY 10019

    Telephone: (212) 728-8000

    Fax: (212) 728-9867

    Attention: Gordon Caplan, Esq.

             Sean M. Ewen, Esq.

(ii) if to Castle, to:

    Cempra, Inc.

    6320 Quadrangle Drive, Suite 360

    Chapel Hill, NC 27517

    Telephone: (919) 313-6601

    Fax: (984) 209-4577

    Attention: David Zaccardelli

    with a concurrent copy to (which shall not be considered notice):

    Skadden, Arps, Slate, Meagher & Flom LLP

    500 Boylston Street

    Boston, Massachusetts 02116

    Telephone: (617) 573-4800

    Fax: (617) 573-4822

    Attention: Graham Robinson

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15.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

15.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

15.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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15.13 Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

15.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

CEMPRA, INC.

By:
Name: Title:

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STOCKHOLDERS:

By:
Name:
Title:

Notice Address:

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Schedule A

Voting Stock

Name of Stockholder	Number and Class of Securities Owned

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SCHEDULE C-1

DIRECTORS OF CASTLE

Four (4) directors designated by the Company (one of which will be the Chairman of the Board, as designated by the Company), two (2) of which will be appointed to the director class up for election at the 2019 annual general meeting and two (2) of which will be appointed to the director class up for election at the 2020 annual general meeting

Four (4) directors designated by Castle, two of which will be appointed to the director class up for election at the 2018 annual general meeting, one of which will be appointed to the director class up for election at the 2019 annual general meeting and one of which will be appointed to the director class up at the 2020 annual general meeting

Successor CEO appointed in accordance with Section 5.16, who will be appointed to the director class up for election at the 2018 annual general meeting

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SCHEDULE C-2

COMMITTEES OF THE BOARD OF DIRECTORS OF CASTLE

•	Compensation Committee

•	Nominating and Corporate Governance Committee

•	Audit Committee

Each of the committees set forth above will be constituted with four (4) directors, two (2) of which will be Company-designated directors and two (2) of which will be Castle-designated directors.

As soon as practicable after the Effective Time, Castle will also establish a commercial strategy committee composed of an equal number of Castle-designated and Company-designated directors, together with appropriate members of management.

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ANNEX A-2

EXECUTION VERSION

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of September 6, 2017, is entered into among Cempra, Inc., a Delaware corporation (“Castle”), Castle Acquisition Corp., a Delaware Corporation and wholly owned subsidiary of Castle (“Merger Sub”), and Melinta Therapeutics, Inc. (the “Company”). Castle, Merger Sub and the Company shall collectively be referred to herein as the “Parties.” Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parties have previously entered into the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017 (the “Merger Agreement”);

WHEREAS, each holder of Company Capital Stock, other than any individual set forth on Schedule D attached hereto, has delivered to Castle evidence sufficient to enable Castle to verify that such holder is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act);

WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein to, among other things, amend the schedule of individuals who shall be receiving cash payments under the Merger Agreement and amend the post-closing certificate of incorporation of Castle to reflect a number of authorized shares that takes into account the contemplated reverse stock split to be effected in connection with the Merger; and

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended at any time pursuant to an instrument in writing signed by each of the Company and Castle with the approval of the respective Boards of Directors of the Parties (subject to the further approval of the stockholders of the Company and Merger Sub).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendments to the Acquisition Agreement.

(a) Section 1.4(a)(ii) is hereby amended by inserting the bold, underlined text as follows:

the Certificate of Incorporation of Castle shall be amended in its entirety to read as set forth on Exhibit G (which shall provide for, among other things, the changing of the name of Castle to “Melinta Therapeutics, Inc.”) (the “Amended and Restated Castle Certificate of Incorporation”), until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, that if the provisions included in such form of Amended and Restated Castle Certificate of Incorporation that relate to (i) the changing of the name of Castle to “Melinta Therapeutics, Inc.” and/or (ii) electing for Castle not be to be governed by or subject to Section 203 of the DGCL, in either case, are not approved by the Required Castle Stockholder Vote, then the Amended and Restated Castle Certificate of Incorporation shall instead be amended and restated to be in the form attached hereto as Exhibit G but excluding any such provision(s) not so approved;

(b) Section 1.5(a)(ii) is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued upon the conversions contemplated by

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Section 5.12 (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares), shall be converted solely into the right to receive a number of shares of Castle Common Stock equal to the Exchange Ratio; provided, however, that notwithstanding anything to the contrary herein, (1) each stockholder of the Company set forth on Schedule D hereto and (2) each other stockholder of the Company with respect to whom the Parties have, after the date hereof, mutually agreed (without any further amendment to this Agreement) does not meet the definition of an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act shall in each case, in lieu of such portion of the Merger Shares that such stockholder would otherwise be entitled to receive under this Section 1.5(a)(ii), be paid a cash payment per share equal to the product obtained by multiplying the closing price of Castle Common Stock on the NASDAQ Global Market on the Closing Date by the Exchange Ratio.

(c) The first sentence of Section 1.5(e) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, ~~$0.001~~ $0.01 par value per share, of the Surviving Corporation.

(d) The second, third and fourth sentences of Section 1.7(b) of the Merger Agreement are hereby amended by inserting the bold, underlined text as follows:

Upon valid surrender of a Company Stock Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Castle: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor shares of Castle Common Stock in uncertificated book-entry form representing the number of whole shares of Castle Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of Castle Common Stock), or, in the case of the stockholders of the Company set forth on Schedule D hereto, cash, pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Castle Common Stock (and cash in lieu of any fractional share of Castle Common Stock), or, in the case of the stockholders of the Company set forth on Schedule D hereto, cash. If any Company Stock Certificate shall have been lost, stolen or destroyed, Castle may, in its discretion and as a condition precedent to the delivery of any shares of Castle Common Stock (or, in the case of the stockholders of the Company set forth on Schedule D hereto, cash) require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate in a form reasonably satisfactory to Castle and the Exchange Agent and post a bond indemnifying Castle against any claim suffered by Castle related to the lost, stolen or destroyed Company Stock Certificate or any Castle Common Stock issued in exchange therefor as Castle may reasonably request.

(e) Section 1.7(d) of the Merger Agreement is hereby amended by inserting the bold, underlined text as follows:

Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Castle upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Castle for satisfaction of their claims for Castle Common Stock (or, in the case of the stockholders of the Company set forth on Schedule D hereto, for cash), cash in lieu of fractional shares of Castle Common Stock and any dividends or distributions with respect to shares of Castle Common Stock.

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(f) Section 3.20 of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

The affirmative vote (the “Castle Stockholder Approval”) ~~of~~ (i) of the holders of a majority of the shares of Castle Common Stock present in person or represented by proxy and entitled to vote at a meeting of stockholders of Castle is the only vote of the holders of any class or series of Castle’s capital stock necessary to approve ~~(i)~~ the issuance of Castle Common Stock in the Merger and (ii) of the holders of a majority of the outstanding shares of Castle Common Stock is the only vote of the holders of any class or series of Castle’s capital stock necessary to approve the Amended and Restated Castle Certificate of Incorporation (each of (i) and (ii), the respective “Required Castle Stockholder Vote” for the actions described therein).

(g) Section 5.17(c) of the Merger Agreement is hereby amended by inserting the bold, underlined text as follows:

In the event the Successor CEO is not appointed as of the Closing, the Board of Directors of Castle shall have one vacancy, and the Chairman of the Board of Directors of Castle (as designated by the Company in accordance with Schedule C-1) or, if the Chairman elects not to fill such position, another person unanimously agreed by the Selection Committee, shall serve as the interim Chief Executive Officer of Castle (“Interim CEO”), until the permanent Successor CEO is appointed in accordance with this Section 5.17.

(h) Section 6.2 is hereby amended by inserting the bold, underlined text as follows:

This Agreement, the Merger and the other Contemplated Transactions shall have been duly adopted and approved by the Required Company Stockholder Vote, and each of the issuance of the Castle Common Stock in the Merger and the approval of the Amended and Restated Certificate of Incorporation (but, for purposes of this Section 6.2, solely to the extent related to the amendment to increase the number of authorized shares of Castle Common Stock) (collectively, the “Requisite Castle Stockholder Matters”) shall have been duly approved by the Required Castle Stockholder Vote.

(i) Section 9.1(e) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

by either Castle or the Company if (i) the Castle Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Castle’s stockholders shall have taken a final vote on the issuance of shares of Castle Common Stock in the Merger and (ii) ~~any of the issuance of Castle Common Stock in the Merger or the approval of the Amended and Restated Castle Certificate of Incorporation~~ any of the Requisite Castle Stockholder Matters shall not have been approved at the Castle Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Castle Stockholder Vote for such action; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Castle where the failure to obtain the Castle Stockholder Approval shall have been caused by the action or failure to act of Castle and such action or failure to act constitutes a material breach by Castle of this Agreement; and provided further that, if the circumstances allow for termination of this Agreement pursuant to either this Section 9.1(e) or Section 9.1(f), the Company shall first have the right to elect to terminate this Agreement pursuant to Section 9.1(f) prior to any termination of this Agreement by Castle pursuant to this Section 9.1(e);

(j) Section 9.1(f) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

by the Company (at any time prior to, if obtained, the approval of the issuance of Castle Common Stock in the Merger by the Required Castle Stockholder Vote for such action) if a Castle Triggering Event shall have occurred;

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(k) The third paragraph of Schedule C-1 to the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Successor CEO appointed in accordance with ~~Section 5.16~~ Section 5.17, who will be appointed to the director class up for election at the 2018 annual general meeting

(l) Schedule D to the Merger Agreement is hereby amended and replaced in its entirety by Schedule D attached to this Amendment.

(m) Exhibit G to the Merger Agreement is hereby amended and replaced in its entirety by Exhibit G attached to this Amendment.

(n) Except for the amendments expressly set forth in this Section 1, the Merger Agreement shall remain unchanged and in full force and effect.

Section 2. Authorization.

(a) The Company represents and warrants that the affirmative vote (or action by written consent) (the “Amendment Stockholder Approval”) of (a) the holders of a majority of the shares of Company Capital Stock outstanding and (b) the holders of a majority of the issued and outstanding shares of Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock, voting together as a single class (the “Required Amendment Vote”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Amendment.

(b) The Company covenants and agrees that it shall, within 24 hours of the execution of this Amendment, obtain the Amendment Stockholder Approval.

(c) The Parties acknowledge and agree that this Amendment shall be valid only if the Merger Agreement, as amended by this Amendment, is approved by the Required Amendment Vote within the timeframe set forth in Section 2(b) above, and if not so approved, then the Merger Agreement, in its unamended form, as previously executed and approved by the holders of Company Capital Stock, shall remain in full force and effect.

Section 3. Further Amendment. The Merger Agreement may be further amended by the Parties at any time by compliance with Section 10.2 of the Merger Agreement.

Section 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Amendment: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of the Merger Agreement; and (f) each of the Parties irrevocably waives the right to trial by jury.

Section 5. Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

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Section 6. Assignment. This Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Amendment or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

Section 7. Counterparts. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 8. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Amendment or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Amendment is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

[Signature pages follow.]

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IN WITNESS WHEREOF, Castle, Merger Sub and the Company have caused this Amendment to be executed and delivered as of the date first written above.

CASTLE: CEMPRA, INC.

By:	/s/ David Zaccardelli
	Name:	David Zaccardelli
	Title:	Acting Chief Executive Officer

MERGER SUB: CASTLE ACQUISITION CORP.

By:	/s/ David Zaccardelli
	Name:	David Zaccardelli
	Title:	President

COMPANY: MELINTA THERAPEUTICS, INC.

By:	/s/ Thomas Koestler
	Name:	Thomas Koestler
	Title:	Chairman

[Signature Page to Amendment to Agreement and Plan of Merger and Reorganization]

A-2-6

EXHIBIT G

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FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CEMPRA, INC.

CEMPRA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its [●], hereby certifies as follows:

1.	The name of the Corporation is Cempra, Inc.

2.	The name under which the Corporation was originally incorporated was Cempra, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 16, 2008 (the “Certificate of Incorporation”).

3.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.	In connection with that certain Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, among the Corporation, Castle Acquisition Corp. and Melinta Therapeutics, Inc., the Corporation is to amend and restate the Certificate of Incorporation to provide for, among other items, the changing of its name to “Melinta Therapeutics, Inc.”.

5.	This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

6.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

I. The name of the corporation is Melinta Therapeutics, Inc. (the “Corporation”).

II. The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV. The total number of shares that the Corporation will have authority to issue is two hundred fifty-five million (255,000,000), consisting of (i) two hundred fifty million (250,000,000) shares of common stock, $0.001 par value per share, and (ii) five million (5 million) shares of preferred stock, $0.001 par value per share.

The board of directors is authorized to issue the preferred stock, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, as shares of preferred stock in series, and is authorized, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series will include, but not be limited to, determination of the following:

(i)	the number of shares constituting that series and the distinctive designation of that series;

(ii)	the dividend rate on the shares of that series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)	whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such rights;

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(iv)	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors will determine;

(v)	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

(vii)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	any other rights, preferences and limitations of that series.

The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

V. Unless and except that the bylaws of the Corporation will so require, the election of directors of the Corporation need not be by written ballot.

VI. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

VII. Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the board of directors, or by such person or persons duly designated by the board of directors whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

VIII.

(a) The board of directors will be divided into three classes, as nearly equal in number as possible. The initial classification of directors will be determined in accordance with a resolution or resolutions adopted by the board of directors. The term of office of the first class will expire at the first annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2012, the term of office of the second class will expire at the second annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2013, and the term of office of the third class will expire at the third annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2014. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

(b) Any director may resign at any time upon notice given in writing or electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, will have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective, and each director so chosen will hold office as provided in this paragraph in the filling of other vacancies.

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(c) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(d) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Amended and Restated Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

IX. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, will eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

X. The Corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

XI. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

XII. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

XIII. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [●], its [●], as of the [●]th day of [●], 2017.

CEMPRA, INC.

By:

Name: [●]
Title: [●]

[Signature Page to Amended and Restated Certificate of Incorporation]

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ANNEX B-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from                      to

Commission File Number: 001-35405

CEMPRA, INC.

(Exact name of registrant specified in its charter)

Delaware	2834	45-4440364
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

(Address of Principal Executive Offices)

(919) 313-6601

(Telephone Number, Including Area Code)

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Name of Exchange on which Registered
Common Stock, $0.001 Par Value	Nasdaq Global Market

Securities Registered Pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate market value of the voting stock held by non-affiliates of the registrant, as of June 30, 2016, was approximately $655.8 million. Such aggregate market value was computed by reference to the closing price of the common stock as reported on the Nasdaq Global Market on June 30, 2016. For purposes of making this calculation only, the registrant has defined affiliates as including only directors and executive officers and shareholders holding greater than 10% of the voting stock of the registrant as of June 30, 2016.

As of February 24, 2017 there were 52,392,905 shares of the registrant’s common stock, $0.001 par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of the registrant’s definitive Proxy Statement for its 2016 Annual Meeting of Stockholders are incorporated herein by reference, as indicated in Part III.

CEMPRA, INC.

Page
PART I		B-1-1

Item 1.	Business	B-1-1

Item 1A.	Risk Factors	B-1-33

Item 1B.	Unresolved Staff Comments	B-1-73

Item 2.	Properties	B-1-73

Item 3.	Legal Proceedings	B-1-73

Item 4.	Mine Safety Disclosures	B-1-73

PART II		B-1-74

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	B-1-74

Item 6.	Selected Financial Data	B-1-75

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation	B-1-77

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk	B-1-95

Item 8.	Financial Statements and Supplementary Data	B-1-95

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	B-1-95

Item 9A.	Controls and Procedures	B-1-95

Item 9B.	Other Information	B-1-96

PART III		B-1-97

Item 10.	Directors, Executive Officers and Corporate Governance	B-1-97

Item 11.	Executive Compensation	B-1-99

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	B-1-99

Item 13.	Certain Relationships and Related Transactions, and Director Independence	B-1-99

Item 14.	Principal Accounting Fees and Services	B-1-99

PART IV		B-1-100

Item 15.	Exhibits, Financial Statement Schedules	B-1-100

Financial Statements		B-1-105

B-1-i

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties, including those set forth under “Item 1A. Risk Factors” and “Cautionary Statement” included in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report, that could cause actual results to differ materially from historical results or anticipated results.

PART I

Item 1. Business

Summary

We are a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of infectious diseases. Our lead product, solithromycin, is being developed in oral capsules, intravenous, or IV, and suspension formulations, for the treatment of community-acquired bacterial pneumonia, or CABP, one of the most serious infections of the respiratory tract in adults and children, as well as for ophthalmic infections and other indications. We have applications under review for the IV and oral capsule formulations of solithromycin to treat CABP in adults, with the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA. In December 2016 we received a Complete Response Letter, or CRL, related to our New Drug Applications, or NDAs, for oral and IV solithromycin seeking additional clinical and manufacturing data prior to potential approval.

Despite many available antibiotics and the significant size of the market for antibiotics for CABP and other infections, we believe this market has critical unmet needs. The effectiveness of many antibiotics has declined worldwide due to increased bacterial resistance to currently available antibiotics. According to the Centers for Disease Control and Prevention, or CDC, macrolide resistance to Streptococcus pneumoniae, the pathogen that most frequently causes CABP, now averages 49% across the United States. These macrolide resistance rates exceed 90% in parts of Asia. According to the CDC, pneumonia is the most frequent cause of death from an infection in the United States.

We believe that solithromycin could be an effective antibiotic for CABP that addresses the current challenges posed by macrolide resistance.

Our second product, fusidic acid, is an antibiotic that has been used for decades outside the U.S., including in Western Europe, but has never been approved in the U.S. We have recently completed a successful Phase 3 study evaluating fusidic acid as an oral treatment of acute bacterial skin and skin structure infections, or ABSSSI, which are frequently caused by methicillin-resistant Staphylococcus aureus, or MRSA. We are exploring fusidic acid for the long-term oral treatment of refractory bone and joint infections, or BJI, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections.

Overview of Solithromycin

Solithromycin is a potent new fourth generation macrolide, the first fluoroketolide. We believe solithromycin is differentiated from other antibiotics because of its broad therapeutic potential and activity targeting pathogenic bacteria. Broad therapeutic potential means a drug that can be used in the treatment of several disease indications, such as bacterial pneumonia, cystic fibrosis, other respiratory tract infections, infections in children, gonorrhea, Helicobacter gastritis, eye infections, infections in pregnancy, and others. Targeting the bacteria responsible for CABP and other respiratory infections without causing major effects on the anaerobic gram-negative intestinal microflora is a benefit of the macrolide class.

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We believe solithromycin’s potency comes from its unique chemical structure, which we believe provides greater ability to fight resistant bacteria. Increasingly, resistance is a major threat to the efficacy of currently available antibiotics, including currently approved macrolides. In our clinical and preclinical trials, incidence of resistance to CABP pathogens was rare, with no resistance seen to S. pneumoniae, the pathogen that most frequently causes CABP.

Our preclinical studies demonstrate that solithromycin has excellent organ and tissue distribution and intracellular activity, which allows it to reach bacteria at body sites that other antibiotics may not. Solithromycin is active against most CABP pathogens, including pneumococcal strains resistant to other macrolides. Our proposed treatment for CABP is a five to seven-day treatment regimen designed to maximize efficacy against CABP while minimizing toxicities, including well-described liver effects seen with other macrolides and solithromycin, and to support antibiotic stewardship measures by enabling the effective treatment of CABP with a single therapy. Solithromycin offers flexibility of dosing, whether IV, oral capsule, or oral suspension which we believe will be attractive to both physicians and patients. These attributes of solithromycin make it a possible treatment for all age groups, including children.

Treatment guidelines from the Infectious Disease Society of America, or IDSA, recommend that outpatient CABP be treated with a macrolide, such as azithromycin, or with a fluoroquinolone, such as levofloxacin, or with the combination of a beta-lactam antibiotic, such as amoxicillin with a macrolide antibiotic. Macrolides are frequently used as first-line therapy as they target respiratory pathogens, reach high concentrations in the lung and in macrophages at the site of infection, and have anti-inflammatory properties that contribute to the patient’s recovery. However, in the last decade, CABP treatment failure due to pneumococcal macrolide resistance has led to more frequent use of fluoroquinolones, which have recognized serious side effects. Despite these side effects with fluoroquinolones, the need to treat CABP patients with an antibiotic that does not have resistance has driven increased use of levofloxacin (a fluoroquinolone).

There has not been a new IV and oral antibiotic approved in the U.S. to treat CABP in outpatients since 1999. Many of the antibiotics currently used to treat serious infections are difficult or inconvenient to administer, often requiring hospitalization for IV treatment. Many currently available IV antibiotics that are the standard of care have no oral formulations to allow discharge from the hospital on the same medication, forcing patients to switch to less favorable alternatives, and often another class of antibiotics, which can further promote the development of antibiotic resistance. Additionally, currently used cephalosporins and fluoroquinolones have broad spectrum activity, and eliminate essential intestinal microflora, which can result in serious consequences, such as C. difficile enterocolitis. In order to improve stewardship of antibiotics, and to provide more appropriate care for CABP patients that better aligns with IDSA treatment guidelines, we believe a new macrolide is needed.

Solithromycin Regulatory Status

In the second quarter of 2016, we submitted NDAs to the FDA seeking the approval of oral and IV solithromycin in adults for the treatment of CABP. The NDAs contained chemistry, manufacturing and controls, or CMC, information, and data from our preclinical and clinical development program, including data from two Phase 3 trials of solithromycin. The solithromycin development program was structured based on feedback and direct dialogue with the FDA and guidance published by the FDA. Because the FDA had designated each of oral and intravenous solithromycin as a Qualified Infectious Disease Product, or QIDP, for the indication of CABP, our solithromycin NDAs received a priority review in eight months.

In November 2016, a majority of the FDA’s Antimicrobial Drugs Advisory Committee, or AMDAC, voted (7-6) that efficacy results of solithromycin outweighed the risks for the treatment of CABP. Members of AMDAC voted unanimously (13-0) that there was substantial evidence of the efficacy of solithromycin for CABP. The AMDAC also voted (12-1) that the risk of hepatotoxicity with solithromycin had not been adequately characterized and discussed a variety of potential approaches to further characterize the existing liver safety information on solithromycin.

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In December 2016, we received a CRL from the FDA on our NDAs. The CRL stated that the FDA could not approve the NDAs in their present form and noted that additional clinical safety information and the satisfactory resolution of manufacturing facility inspection deficiencies were required before the NDAs may be approved. The FDA noted the size of the safety database is limited to 920 patients who received solithromycin at the proposed dose and duration, and is too small to adequately characterize the nature and frequency of serious hepatic adverse effects. To address this deficiency, the FDA recommended a comparative study to evaluate the safety of solithromycin in patients with CABP. Specifically, the CRL recommended that we consider a study of approximately 9,000 patients exposed to solithromycin to enable exclusion of serious drug induced liver injury, or DILI, events occurring at a rate of approximately 1:3000 with a 95 percent probability. The CRL noted that while the FDA reserves comment on the proposed labeling until the NDAs are otherwise adequate, even in the absence of a case of Hy’s Law or of another form of serious DILI in future studies, labeling will need to include adequate information about the potential for hepatotoxicity, limiting use to patients who have limited therapeutic options and limitations regarding duration of therapy. A comprehensive plan for post-marketing safety assessment including an enhanced pharmacovigilance program would also be required. The FDA did not request any further information on solithromycin efficacy for CABP in the CRL.

In late February, we requested, and attended, a meeting with the FDA to discuss the issues identified in the CRL, including potential approaches to address the FDA’s request for additional clinical safety information, and the steps necessary to resolve the manufacturing facility inspection deficiencies noted in the CRL. At the meeting, the FDA reiterated their request for additional safety data prior to approval. Based on input from the FDA at the meeting, we are developing a protocol that will propose including fewer than 9,000 patients at the time we respond to the CRL, and will propose to deliver data from defined cohorts as the study progresses. We plan to discuss the protocol with the FDA to determine if it could support an initial approval in a limited group of patients with an urgent unmet need, while we continue to accumulate a larger post-approval safety database to support potential label expansions into broader CABP populations. If we and FDA agree on a protocol, we plan to seek non-dilutive funding to support the execution of the study.

In the second quarter of 2016, we completed our submission of a Marketing Authorization Application, or MAA, for IV and oral solithromycin to the EMA for the treatment of CABP. The EMA validated the MAA and began their formal review in the third quarter of 2016. In the fourth quarter of 2016, we received day 120 questions from the EMA and we are preparing responses to them. The EMA has suggested a post-approval clinical safety study, or PASS, in the EU and, we believe the EMA will request additional data prior to approval. We are currently assessing the path forward with the EMA that we believe would be most likely to achieve a positive benefit/risk assessment from them.

Solithromycin for CABP in Adults

We have completed two pivotal Phase 3 trials for solithromycin to treat CABP in adults, which were designed based on FDA guidance documents and comments from the FDA. We conducted the SOLITAIRE-ORAL trial to evaluate the treatment of CABP in adults with oral solithromycin and the SOLITAIRE-IV trial to evaluate the treatment of CABP in adults with IV solithromycin progressing to oral solithromycin. Both trials were randomized, double-blinded studies comparing solithromycin to a respiratory fluoroquinolone, moxifloxacin, and both studies demonstrated non-inferiority, or NI, for efficacy which means solithromycin was no worse than the comparator drug within a pre-defined statistical margin.

SOLITAIRE-ORAL was an active-controlled, global, multi-center trial that enrolled 860 adult patients with moderate to moderately severe CABP (pneumonia of PORT Class II, III and IV severity classification). Enrollment of PORT Class II pneumonia patients was limited to 50% of the study population. Patients were randomized to receive either oral solithromycin, as an 800 mg loading dose followed by 400 mg, once daily for a total of five days, while oral moxifloxacin was dosed at 400 mg once daily for seven days. The primary objective was demonstration of NI of early clinical response, or ECR, at 72 (-12/+36) hours, as specified by FDA guidance, defined as having improvement in at least two of the following four symptoms (without worsening of any);

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cough, shortness of breath, chest pain and sputum production in the ITT population. The study was designed to provide 90% power to demonstrate NI in ECR rate for solithromycin versus moxifloxacin utilizing a 10% NI margin. Secondary endpoints included the clinical success rate at the short term follow up visit 5 to 10 days following the last dose of study drug in the ITT and CE populations, the microbial ITT population, and a comparison of safety and tolerability of solithromycin compared to moxifloxacin.

As noted in the table below, in SOLITAIRE-ORAL, solithromycin met the primary objective of statistical NI (10% non-inferiority margin) of the ECR at 72 (-12/+36) hours after initiation of therapy compared to moxifloxacin in the ITT population. Solithromycin also met the secondary objectives of NI in clinical success at the short term follow up, or SFU, visit, 5-10 days after the end of therapy, both in the ITT and CE populations.

SOLITAIRE-ORAL Phase 3 Trial

Early Clinical Response in ITT Populations (& Subgroups)

Population	Solithromycin Success Rate %	Moxifloxacin Success Rate %	Difference	95% CI
ECR-ITT	78.2	77.9	0.29	(-5.5, 6.1)
ECR-PORT I/II	80.5	80.7	-0.24	(-8.2, 7.7)
ECR-PORT III/IV	75.9	74.9	1.04	(-7.6, 9.7)

In SOLITAIRE-ORAL, serious adverse events, or SAEs, occurred with equal frequency in both arms (<7% of patients) and no SAEs were considered study drug related. No patient in either arm of the study had treatment-emergent concomitant ALT and bilirubin elevation meeting Hy’s Law criteria. Overall, rates of AEs were comparable across treatment arms, while rates of Grade 3 ALT elevation (but not Grade 4 ALT) were higher in the solithromycin arm.

SOLITAIRE-ORAL Phase 3 Trial

Adverse Events

	Solithromycin 800/400 mg QD (n=424)	Moxifloxacin 400mg QD (n=432)
Headache	4.5%	2.5%
Diarrhea*	4.2%	6.5%
Nausea	3.5%	3.9%
Emesis	2.4%	2.3%
Dizziness	2.1%	1.6%
ALTs**- Grade 3	4.6%	2.1%
Grade 4	0.5%	1.2%

*	Not included in the diarrhea definition are 2 patients with C. difficile associated diarrhea, both of whom received moxifloxacin
**	No patient in either arm of the study developed treatment emergent elevation of both ALT and bilirubin as defined by Hy’s Law criteria. Observed ALT elevations reversible and asymptomatic.

SOLITAIRE-IV was an active-controlled, global, multi-center trial that enrolled 863 patients with moderate to moderately severe CABP (pneumonia of PORT Class II, III and IV severity classification). Enrollment of PORT Class II pneumonia patients was limited to 25% of the study population and 25% of the population were PORT IV patients. Patients were randomized to receive either intravenous solithromycin or moxifloxacin at a daily dose of 400 mg once each day for seven days with the ability for the physician to switch to oral solithromycin or oral moxifloxacin, at their discretion once pre-defined switch criteria were met, to complete the seven-day course of therapy. When switching to oral solithromycin, the first day of the switch was a loading dose

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of 800 mg followed by a 400 mg dose once a day for the remainder of the seven-day course. Patients randomized to moxifloxacin could be switched to 400 mg oral moxifloxacin once a day for the remainder of the seven-day course of treatment.

The primary objective was demonstration of NI of ECR at 72 (-12/+36) hours, as specified by FDA guidance, defined as having improvement in at least two of the following four symptoms (without worsening of any) in ITT population: cough, shortness of breath, chest pain and sputum production. The study was designed to provide 90% power to demonstrate NI in ECR rate for solithromycin versus moxifloxacin utilizing a 10% NI margin. Secondary endpoints included the clinical success rate at the SFU visit five to 10 days following the last dose of study drug in the ITT and CE populations, and a comparison of safety and tolerability of solithromycin compared to moxifloxacin. The pooled mITT population from both the oral and IV trials was also a co-primary endpoint for the oral Phase 3 trial and a secondary endpoint for the IV Phase 3 trial.

As noted in the table below, in SOLITAIRE-IV, solithromycin met all pre-defined endpoints for the FDA. In the ITT population (all randomized patients), solithromycin met the FDA primary objective of statistical NI (10% non-inferiority margin) compared to moxifloxacin at ECR at 72 [-12/+36] hours after initiation of therapy.

SOLITAIRE-IV Phase 3 Trial

Early Clinical Response in ITT

Populations

Population	Solithromycin Success Rate %	Moxifloxacin Success Rate %	Difference	95% CI
ECR-ITT Population	79.3	79.7	-0.46	(-6.1, 5.2)
ECR-mITT Pooled P3 Studies (Co-1 objective)	77.2	78.9	-1.70	(-7.4, 4.2)
ECR-mITT* (2° objective)	80.3	79.1	1.26	(-8.1, 10.6)

*	mITT: microbiological ITT population, comprised of those patients in ITT population, in whom a pathogen was identified

Additional secondary endpoints evaluated solithromycin at SFU five to 10 days after therapy in both the ITT and CE populations. The primary endpoint for the EMA was NI in the ITT-SFU and the CE-SFU populations limited to patients with PORT III/IV CABP at the SFU time point assessment of clinical success.

Clinical success rates as determined by investigators at the SFU visit were high for both the solithromycin and moxifloxacin groups in the ITT population. Clinical success rates were also high in the CE-SFU population for both the solithromycin and moxifloxacin groups, however, this CE outcome was skewed in favor of moxifloxacin by a blinded drug distribution delay which led to discontinuation of study drug, not related to safety or efficacy, in solithromycin patients only. Censoring these five patients, all of which fell on the solithromycin side, results in point estimates for CE population success at the SFU visit for solithromycin patients.

A total of 30 (6.9%) patients in the solithromycin group and 23 (5.4%) patients in the moxifloxacin group reported an SAE. Most of the SAEs were attributable to underlying respiratory or cardiovascular disease. Only three SAEs (two solithromycin, one moxifloxacin) were considered study drug related, all of which were allergic reactions and occurred during the first IV dose. One solithromycin patient met Hy’s Law criteria at baseline prior to exposure to solithromycin, but improved over the seven-day course of treatment. There were no concomitant ALT and bilirubin increases related to solithromycin administration and therefore no patient met Hy’s Law criteria post-baseline. Overall rates of non-infusion related adverse events were comparable between study arms.

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SOLITAIRE-IV Phase 3 Trial

Safety Outcomes

	Solithromycin (n=432)	Moxifloxacin (n=426)
Infusion-related AEs	31.3%	5.4%
Study discontinuation due to infusion-related events	10	1
Non-infusion related AEs leading to study drug discontinuation	3.5%	3.8%

SOLITAIRE-IV Phase 3 Trial

Non-infusion-related Adverse Events (>2%)

	Solithromycin 400 mg QD (800 mg first oral dosing day) (n=432)	Moxifloxacin 400mg QD (n=426)
Diarrhea*	4.4%	5.9%
Headache	3.5%	4.2%
Nausea	3.2%	1.6%
Hypokalemia	2.5%	2.1%
Dizziness	2.5%	1.2%
Insomnia	2.1%	1.2%
Hypertension	1.4%	2.3%
ALTs**- Grade 3	8.2%	3.4%
Grade 4	0.7%	0.5%

*	Not included in the diarrhea definition is 1 patient with C. difficile associated diarrhea, who received moxifloxacin (2 patients on moxifloxacin in the Oral study also had C. difficile colitis)
**	No patient in either arm of the study developed treatment emergent elevation of both ALT and bilirubin as defined by Hy’s Law criteria. Observed ALT elevations reversible and asymptomatic.

Data from preclinical, Phase 1 and Phase 2 studies of solithromycin to treat CABP are available in annual reports from prior years.

Solithromycin for Gonorrhea

The second indication we are pursuing for solithromycin is uncomplicated urethritis, or gonorrhea. Given the high prevalence of gonorrhea in the United States and increasing resistance of the pathogen to recommended antibiotics, the FDA has designated oral solithromycin as a QIDP for the treatment of uncomplicated gonococcal infections. The current standard of treatment for bacterial urethritis/gonorrhea is combination therapy including both an intramuscular injection of ceftriaxone and oral azithromycin (1000 mg). There is no oral formulation of ceftriaxone and gonococcal resistance to azithromycin is now too high to allow it to be used in monotherapy for the oral treatment of gonorrhea. Oral cefixime (Suprax) had been recommended as an alternative for treatment of patients as well as for treatment of their potentially infected partners. However, as of August 2012, the CDC, no longer recommends cefixime for the treatment of gonorrhea, which leaves no oral treatment option.

In our Phase 2 open-label study with solithromycin completed in 2013 in men and women with suspected gonococcal infection, microbiological eradication of gonococci was achieved in 100% of all evaluable patients at all body sites.

We have analyzed the data from the initial patient cohort of 262 patients in SOLITAIRE-U, a phase 3 study evaluating a single 1000 mg dose of oral solithromycin for treatment of uncomplicated genitourinary gonorrhea,

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or GC, with or without concomitant chlamydia infection, compared with intramuscular ceftriaxone (500 mg) plus oral azithromycin, or CTX/AZI, (1000 mg). While solithromycin demonstrated high success rates of 80.5% in the microbiological intent to treat, or mITT, population (defined as achievement of a negative urethral or cervical swab culture at Day seven to eight among those patients who had culture confirmation of GC infection at baseline) and 91.3% in the microbiologically evaluable, or ME, population (comprised of those patients with a positive baseline culture who returned for their follow-up evaluation), and showed a 100% success rate for females in the ME population, solithromycin did not demonstrate non-inferiority, NI, to standard of care treatment given the pre-specified 10% NI margin in the mITT population. The success rates for CTX/AZI in the mITT and ME populations were 84.5% and 100%, respectively.

Given the limited number of females and adolescents in SOLITAIRE-U, the National Institute of Allergy and Infectious Disease, or NIAID, agreed to fund an expansion of the trial to enroll up to 76 women and adolescents (age 15-17) under a cooperative research and development agreement. Enrollment of this trial expansion has been much slower than anticipated.

We believe that the small number of solithromycin treatment failures observed in SOLITAIRE-U could be reduced in an approval-enabling study with an adjustment to the dosing regimen, as we believe the treatment failures were most likely related to the duration of study drug exposure at the site of infection. We plan to discuss our next steps with the GC program with NIAID and the FDA, as resistance to existing therapies for GC has created an urgent unmet medical need. In SOLITAIRE-U, no GC isolates demonstrated solithromycin resistance at baseline, and there was no emergence of solithromycin resistance in the isolates obtained at follow-up cultures.

We plan to meet with the FDA in the second half of 2017 to discuss the protocol for a clinical trial with this adjusted dosing regimen, which could enable approval, if successful.

Solithromycin for CABP in Children and for Bioterror Pathogens—Collaboration with BARDA

In May 2013, we entered into an agreement with the Biomedical Advanced Research Development Authority of the U.S. Department of Health and Human Services, or BARDA, for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia. BARDA is funding the development of an oral suspension formulation of solithromycin for pediatric use in CABP. Safety and pharmacokinetic evaluations have been completed, testing oral capsules, IV, and oral suspension in pediatric patients ranging from newborns to 17 years old in Phase 1a and Phase 1b trials.

We initiated a Phase 2/3 trial in the fourth quarter of 2016. The pediatric study plan to obtain regulatory approval was submitted and accepted by both the FDA and EMA. There is an urgent need for a new oral and intravenous antibiotic for use in pediatric infections. Concurrent with this program, and included in the BARDA funding, support is provided for solithromycin manufacturing, including the optimization of the commercial pediatric suspension product. In September 2016, the BARDA contract was modified to support increased manufacturing work related to the development of a second supply source for solithromycin.

BARDA has also funded pilot studies in non-human primates to test the efficacy of solithromycin in treating bioterror pathogens such as tularemia and anthrax. Solithromycin was effective in treating both of these infections in these studies.

Solithromycin for NASH

We have evaluated the effects of solithromycin in a proof-of-principle study in patients with nonalcoholic steatohepatitis, or NASH. NASH is a progressive form of non-alcoholic fatty liver disease, or NAFLD, where hepatic steatosis progresses to liver cell injury, inflammation and fibrosis, which can eventually lead to cirrhosis and liver cancer. To date, no single therapy has been approved for treating NAFLD/NASH. According to the National Institutes of Health, or NIH, up to 16 million Americans, or two to five percent of the U.S. population, has NASH.

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Solithromycin has been demonstrated to have potent anti-inflammatory properties in addition to its antibacterial properties. As a result, we evaluated solithromycin in a diabetic mouse model of NASH to investigate its potential effects. In this preclinical study, solithromycin demonstrated potential anti-NASH and anti-hyperglycemic effects.

In September 2016, we announced interim results showing anti-NASH effects in the first six NASH patients dosed with solithromycin in an exploratory development program. Based on the safety profile and activity seen in the first six patients, we continued the study to obtain data from up to 15 NASH patients. In the first quarter of 2017, four additional patients had completed treatment and undergone end-of-treatment liver biopsies, and we have evaluated the data from the cohort of 10 patients.

While data from the initial six patients were promising, the overall efficacy from patients receiving a reduced dose of 200 mg three times a week (after a 200 mg loading dose), including the second cohort of four patients, is unclear. Therefore, we have elected to suspend the NASH development program for solithromycin at this time.

Solithromycin for COPD

Based on safety data from several of the initial patients dosed in an exploratory study evaluating the effect of long term systemic solithromycin administration on airway inflammation in chronic obstructive pulmonary disease, or COPD, we have closed the study.

Solithromycin for Ophthalmic Conditions

Many of the pathogens that cause CABP are the same as, or similar to, the pathogens that cause eye infections and we are developing an ophthalmic formulation of solithromycin as a potential treatment for bacterial conjunctivitis and other ophthalmic conditions. According to IMS, there are approximately 19 million antibiotic prescriptions written annually to treat ophthalmic conditions, and approximately 80% of these prescriptions are macrolides or fluoroquinolones. Because of increasing antimicrobial resistance to existing antibiotic therapies, we believe solithromycin could meet an unmet medical need in a significant market. Additionally, we believe that an ophthalmic formulation of solithromycin would have little to no systemic exposure. We plan to request a pre-IND meeting with the FDA in 2017 to discuss moving our ophthalmic program forward into clinical trials.

Overview of Fusidic Acid

Fusidic acid is an antibiotic that we are developing exclusively in the U.S. for ABSSSI, and we are exploring its use for the long-term oral treatment for refractory bone and joint infections, including PJI, which are frequently caused by staphylococci, including S. aureus, MRSA, coagulase negative staphylococci and other gram-positive bacteria. We have developed a novel and proprietary dosing regimen of fusidic acid, which is an approved antibiotic that has been sold by Leo Laboratories, Ltd. primarily for staphylococcal infections, including skin, soft tissue and bone infections, for several decades in Europe and other locations outside the U.S. and has a long-established safety and efficacy profile. However, fusidic acid has never been approved for use in the U.S.

Fusidic Acid for ABSSSI

Fusidic acid successfully completed a Phase 2 clinical trial in patients with ABSSSI demonstrating a tolerability profile and efficacy comparable to linezolid (sold under the brand name Zyvox®), which is one of the few oral antibiotics currently approved for the treatment of MRSA approved by the FDA. In the first quarter of 2017, we reported results from a Phase 3 trial evaluating the safety and efficacy of fusidic acid in 716 patients with ABSSSI.

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The double-blind Phase 3 study was conducted at 62 sites in the United States. Patients randomized to treatment with oral fusidic acid received a loading dose of 1500 mg every 12 hours for two doses, followed by 600 mg every 12 hours thereafter, until the end of a 10-day course of therapy. Patients randomized to treatment with the active comparator, oral linezolid, received 600 mg every 12 hours for 10 days. Randomization was 1:1 and was stratified by type of infection (cellulitis, wound infection, major cutaneous abscess), by age and by prior use of an antibiotic within 36 hours prior to randomization. Overall, 67.5 % of study subjects had an infection associated with intravenous drug abuse. Less than 5% of study subjects received an antibiotic prior to randomization.

ITT Population	Fusidic Acid N=359	Linezolid N=357
Sex, n (%)
Male	244 (68.0)	218 (61.1)
Female	115 (32.0)	139 (38.9)
Infection Type, n (%)
Major Cutaneous Abscess	46 (12.8)	47 (13.2)
Cellulitis	92 (25.6)	92 (25.8)
Wound Infection	221 (61.6)	218 (61.1)
Prior Antibiotic Usage, n (%)
Yes	17 (4.7)	18 (5.0)
No	342 (95.3)	339 (95.0)
Recent or Ongoing IV Drug Abuse, n (%)
Yes	245 (68.2)	238 (66.7)
No	114 (31.8)	119 (33.3)

The primary objective of the study was to demonstrate non-inferiority of fusidic acid compared to linezolid for early clinical response, or ECR, defined as the proportion of patients alive and achieving a ≥ 20% reduction from baseline in lesion size at 48-72 hours after the start of study drug, without receiving rescue antibiotics, in the intent to treat, or ITT, patient population. In the study, 87.2 % of ITT patients receiving fusidic acid demonstrated ECR, compared to 86.6 percent of ITT patients receiving linezolid (treatment difference 0.6%, 95% confidence interval, or CI, -4.6, +5.9), demonstrating non-inferiority to linezolid. Fusidic acid also showed comparable efficacy to linezolid in investigator-assessed clinical response in the ITT and clinically evaluable, or CE, populations at end of treatment, or EOT, and post-therapy evaluation, or PTE, (7-14 days post-EOT) visits.

	Fusidic Acid	Linezolid	Treatment Difference (95% CI)
ITT Population
ECR (Primary Endpoint)	87.2% (313/359)	86.6% (309/357)	+0.6 (-4.6, +5.9)
Clinical Success at EOT	91.9% (330/359)	89.6% (320/357)	+2.3 (-2.2, +6.8)
Clinical Success at PTE	88.6% (320/359)	88.5% (316/357)	+0.1 (-4.9, +5.0)
CE Populations
Clinical Success at EOT (CE-EOT)	97.1% (303/312)	97.3% (288/296)	-0.2 (-3.1, +2.8)
Clinical Success at PTE (CE-PTE)	95.7% (292/305)	96.9% (283/292)	-1.2 (-4.5, +2.2)

Microbiological response rates by pathogen were high in both treatment groups in both the microbiological ITT, or mITT, and microbiologically-evaluable, or ME, patient populations (patients with isolation of a baseline pathogen, who were also clinically evaluable). The most common pathogens identified were Staphylococcus aureus, Streptococcus anginosus group species, Streptococcus pyogenes and Clostridium species. Notably, the microbiological success rate among fusidic acid recipients in each ME population with methicillin-resistant S. aureus, or MRSA, infection was 100% (99/99) at both the EOT and PTE visits.

Fusidic acid was well tolerated in the study. The rates of treatment-emergent adverse events, or TEAEs, were comparable between treatment groups (37.9% fusidic acid, 36.1% linezolid). The most common TEAEs in

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both treatment groups were gastrointestinal events (22.8% fusidic acid, 18.2% linezolid). SAEs occurred in six fusidic acid recipients and eight linezolid recipients, and were considered study-drug related in one fusidic acid recipient (vomiting) and in two linezolid recipients (one drug induced liver injury, one vomiting). Adverse events led to study drug discontinuation in 2.2% of fusidic acid recipients, and 2.0% of linezolid recipients. There was one death in the study, an event due to illicit drug overdose and aspiration which occurred in a patient receiving linezolid. Rates of treatment-emergent ALT elevation to >3x ULN occurred in 1.0% of fusidic acid recipients and 0.7% of linezolid patients.

We plan to submit the full data from this study for presentation at an upcoming scientific forum.

Our strategy with fusidic acid is to meet with the FDA and review the best next steps to gain approval. For ABSSSI, we expect that two Phase 3 studies would be required for approval. Once we have input from the FDA on the path forward we will decide how to proceed.

Fusidic Acid for BJI

Like ABSSSI, bone and joint infections, including prosthetic joint infections, are often caused by staphylococci, including MRSA. In December 2012, we initiated a Phase 2 trial of fusidic acid for treatment of primarily staphylococcal infections of infected prosthetic joint infections, hip and knee joints. Based on the results of the 14 patients enrolled in this study, we concluded that the fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics.

We believe fusidic acid has the potential to be used in hospital and community settings on both a short-term and chronic basis. Since bone and joint infections are primarily treated with a combination of IV and oral drugs, we believe that fusidic acid would enable out-patient treatment of many patients who would otherwise require hospitalization and/or intravenous therapy, which we also believe would provide pharmacoeconomic advantages, be well received by doctors and be more convenient for patients.

In early 2016, we also began a study of fusidic acid in patients with refractory bone and joint infection, which continues to enroll. Should we choose to pursue an indication for fusidic acid in patients with PJI, the FDA has granted orphan drug designation for fusidic acid for the treatment of PJI.

Our Earlier Stage Pipeline Programs

Our earlier stage programs include developing other uses for solithromycin and fusidic acid, as well as the development of analogs from our macrolide platform for non-infectious disease programs.

In the future we may pursue secondary indications for solithromycin to treat other infections in cystic fibrosis patients, Helicobacter gastritis, malaria and tuberculosis. Solithromycin has also been demonstrated to have in vitro activity against enterococci, including vancomycin-resistant enterococci.

We have developed our own proprietary macrolide compounds which we intend to use to develop drugs with no antibiotic effect and to replace use of older macrolides in inflammatory conditions and other indications such as diabetic gastroparesis. Several compounds have been identified through our screening programs that could potentially address therapeutic needs in the areas of inflammation, diabetic gastroparesis and cancer.

We are conducting early drug discovery studies for the use of macrolides in treating diabetic gastroparesis, which is related to a lack of neural response in the gastrointestinal tract of diabetic patients, and gastroesophageal reflux disease, or GERD, both likely to be helped by addressing motilin function. Motilin is a naturally occurring peptide that causes the stomach to contract to initiate the migratory motor complex that empties the stomach. Erythromycin and related antibiotics have known activity as motilin agonists. Through our discovery program, we have identified compounds that are active in the motilin receptor binding assay, as well as in rabbit duodenal strip contraction assays. These compounds are being optimized chemically for pharmacokinetic properties and oral bioavailability.

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The Limitations Associated with Antibiotics

The widespread use of antibiotics has led to development of resistant strains of bacteria, which limits the effectiveness of existing drugs. This led the World Health Organization to state in 2010 that antibiotic resistance is one of the three greatest threats to human health. The CDC estimates that more than 70% of U.S. hospital infections are resistant to at least one of the antibiotics most commonly used to treat them. The CDC also estimates that each year more than 2,000,000 people are sickened with antibiotic-resistant infections, with at least 23,000 dying as a result. Antibiotic-resistant infections also increase the costs to the U.S. healthcare system.

Antibiotic resistance is primarily caused by genetic mutations in bacteria selected by exposure to antibiotics where the drug does not kill all of the bacteria. In addition to mutated bacteria being resistant to the drug used for treatment, many bacterial strains can also be cross-resistant, meaning that the use of a particular treatment to address one kind of bacteria can result in resistance to other kinds of bacteria as well as to other antibiotics. As a result, the effectiveness of many antibiotics has declined, limiting physicians’ options to treat serious infections and creating a global health issue. For example, it is estimated that in the U.S. approximately 49% of pneumococci, the primary pathogen involved in respiratory tract infections, are resistant to azithromycin and other macrolides commonly used to treat them.

In addition to resistance issues, current antibiotic therapies also have other limitations, including serious side effects. These side effects may include: hepatotoxicity, severe allergic reaction, decreased blood pressure, nausea and vomiting, suppression of platelets, pain and inflammation at the site of injection, muscle, renal and ototoxicity, optic and peripheral neuropathies and headaches. Some of these side effects may be significant enough to require that therapy be discontinued or not used. As a result, some treatments require clinicians to closely monitor patients’ blood levels and other parameters, increasing the expense and inconvenience of treatment.

Further, many of the existing antibiotics used to treat serious infections are difficult or inconvenient to administer. Many drugs are given twice daily for seven to 14 days or more and patients can be hospitalized for much or all of this period or require in-home IV therapy. While IV treatment can deliver the drug more rapidly and in a larger dose than is possible orally, once a patient is stabilized, a switch to oral treatment allows for more convenient and cost-effective out-patient treatment. We believe that there is a need for new antibiotics that have improved potency and pharmacokinetics, effectiveness against resistant bacterial strains, improved side effect profiles and more flexible administration formulations.

Solithromycin Market Opportunity

Community Acquired Bacterial Pneumonia

Respiratory tract infections can range from severe diseases such as CABP, to similar infections of the respiratory tract such as pharyngitis (which is usually referred to as strep throat), bronchitis, chronic sinusitis and middle ear infections (which are especially common in children). CABP is one of the most common serious infectious diseases of the respiratory tract and is the most frequent cause of death due to bacterial infections in the U.S. There are 1.6 million fatal cases of pneumococcal disease annually worldwide which is more than the deaths caused annually by breast or prostate cancer. There are approximately five to six million cases of CABP in the U.S. every year, approximately one million of which require hospitalization. Typical bacteria that cause CABP include Streptococcus pneumoniae, Haemophilus influenzae, Moraxella catarrhalis and Staphylococcus aureus. These four bacteria account for approximately 85% of CABP cases. Other organisms, called atypical bacteria, may be involved in CABP and include Legionella pneumophila, Chlamydophila pneumoniae and Mycoplasma pneuomoniae.

Given the serious nature of these infections, and the length of time it takes to test for the pathogen causing the infection, physicians typically cannot wait for the results of diagnostic tests. Accordingly, under routine care to diagnose CABP, physicians must treat empirically with an antibiotic or combination of antibiotics that has the broadest activity against the most likely pathogen, including both typical and atypical bacteria are utilized.

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The most recent CABP treatment guidelines from the American Thoracic Society, or ATS, and IDSA offer tiered approaches to treatment, with overarching guidance that empiric therapy should target both typical and atypical pneumonia pathogens. For generally healthy outpatients in the setting of low pneumococcal resistance to macrolides, use of macrolide monotherapy or doxycycline was recommended. Since pneumococcal macrolide resistance is now found in approximately 50% of isolates across the U.S., macrolide monotherapy would no longer be considered advisable. Alternatively, monotherapy with a respiratory fluoroquinolone, or with the combination of a beta-lactam antibiotic plus a macrolide, is recommended. These latter recommendations also apply for hospitalized patients who do not require admission to intensive care units. For patients with severe pneumonia requiring ventilatory support or ICU care, it is recommended that empiric therapy be expanded to include coverage for Pseudomonas and MRSA infection, along with the more common CABP pathogens.

In recent years, the effectiveness of earlier generation macrolides, including azithromycin, for treatment of CABP has declined due to increasing pneumococcal resistance. The most recently approved macrolide, telithromycin (Ketek), was effective against macrolide-resistant pneumococci, but the antibiotic was associated with serious side effects, resulting in limitation of its use. For these reasons, respiratory fluoroquinolones, such as levofloxacin and moxifloxacin, are now commonly used for serious CABP infections. Although these drugs are efficacious, they have been associated with serious side effects including C. difficile enterocolitis, tendonitis, hepatotoxicity, chronic disability syndromes and central nervous system effects. Beta-lactam antibiotics such as cephalosporins, which are commonly used in CABP, also have limitations, including absence of activity against the atypical pathogens, Legionella and Mycoplasma. In addition, the cephalosporins most commonly utilized in treatment of CABP, ceftriaxone and ceftaroline, are only available in intravenous formulations.

As a result of the limitations of current therapies for CABP, we believe there is an opportunity to introduce solithromycin, a fourth generation macrolide that is more potent and effective against bacteria that are resistant to older generations of macrolides, while retaining the traditional safety and anti-inflammatory properties that macrolides are known to exhibit. To date, we believe our clinical trials of solithromycin to treat CABP have demonstrated that solithromycin is potent and effective against resistant bacteria and is well tolerated. We also believe that developing IV and oral formulations will provide flexibility to physicians to treat patients according to the severity of their disease and transition some patients from IV to oral, enabling them to leave the hospital sooner. If approved by the FDA, solithromycin would be the first macrolide approved with both IV and oral capsule and suspension formulations since azithromycin was approved more than 20 years ago.

Gonorrhea

In addition to CABP, there is a large public health need for a new and effective oral treatment for treating bacterial urethritis. Resistance has emerged to cefixime, which was the only remaining oral therapy for gonococci infections, such as bacterial urethritis. The development of solithromycin for bacterial urethritis would present an additional market opportunity for solithromycin and all of the patient data gathered in any trials would also contribute to the safety data base for CABP development.

Ophthalmic

There were approximately 19 million antibiotic prescriptions in 2016 for ophthalmic conditions. Macrolides and fluoroquinolones comprise approximately 60% of the total prescriptions. For conditions such as bacterial conjunctivitis specifically, macrolides and fluoroquinolones make up approximately 80% of the market. The common bacterial pathogens that cause bacterial conjunctivitis are similar to those that cause community acquired bacterial pneumonia.

Fusidic Acid Market Opportunity

We are developing fusidic acid exclusively in the U.S. for ABSSSI (which includes a subset of skin infections such as cellulitis, wound infections, major cutaneous abscess and burn infections). There are

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approximately 3.3 million patients treated annually in the hospital for ABSSSIs and, according to the IDSA, MRSA infections account for approximately 60% of skin infections seen in U.S. emergency departments, or EDs. Cellulitis accounts for 41% of ABSSSIs with traumatic and surgical wounds accounting for another 24%. MRSA is prevalent in ABSSSI and suspected in 25% of patients. Inadequate treatment of MRSA ABSSSI due to antibiotic resistance is likely a factor in relapse. Eighty percent of the patients are treated empirically, with MRSA expected in slightly over half.

Between 7-10% of all hospital admissions are for ABSSSI. ABSSSIs are frequently treated in an ED. An oral treatment option in the ED could enable some patients to avoid hospitalization and could also reduce hospital length of stay for some patients who could transition to oral therapy. The mean cost to treat ABSSSI in the hospital is over eight thousand dollars with an average length of stay of nearly five days. Currently, while some newer branded products are available, generic vancomycin is most commonly used. Many patients require a multi-drug regimen as oral monotherapy is an unmet need. About 4 million patients require second line treatment.

According to the IDSA, MRSA infections account for approximately 60% of skin infections seen in U.S. emergency rooms. Linezolid is available in both IV and oral formulations and is one of two oral antibiotics approved by the FDA for MRSA. However, linezolid has significant side effects, which include irreversible peripheral neuritis, or the inflammation of nerves and thrombocytopenia, or a relative decrease of platelets in blood. In July 2011, the FDA published a drug safety communication letter regarding the use of linezolid in patients on serotonergic drugs such as selective serotonin reuptake inhibitors, or SSRIs, (including Prozac, Paxil and Zoloft), which are taken for depression, bipolar disease, schizophrenia and other psychiatric disorders. Given the widespread use of SSRIs and some of the other side effects associated with linezolid, we do not believe that linezolid is an option for many patients. In 2015 a second oral drug, tedizolid (Sivextro®), was approved for ABSSSI caused by susceptible Gram-positive organisms including MRSA. Tedizolid does not have the same contraindications or drug interactions as linezolid but is only approved as a six-day IV and/or oral treatment course. Phase 1 studies conducted with tedizolid in healthy adults that were treated for 21 days showed a possible dose and duration effect on hematologic parameters beyond six days of treatment. The most common adverse drug reactions in clinical trials from patients treated with tedizolid were nausea, headache, diarrhea, vomiting, and dizziness. We believe there is an opportunity to develop an oral drug that is effective against MRSA and has a safety profile that supports out-patient use, use for chronic indications and use in children.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions.

In many cases, however, we believe that competition often will be determined by antibiotic class and any limitations of that antibiotic class in general, and the antibiotic in particular, in treating a particular disease or population. We believe that the key competitive factors that will affect the development and commercial success of solithromycin, fusidic acid and any other product candidates that we develop are efficacy, safety and tolerability profile, convenience in dosing, price and reimbursement.

Solithromycin

We anticipate that, if approved for CABP, solithromycin will compete with other antibiotics that demonstrate CABP activity. These include well established, widely prescribed drugs, including generic versions, such as azithromycin, clarithromycin, moxifloxacin, levofloxacin, linezolid and ceftriaxone. Among macrolides, azithromycin (Zithromax, Z-Pak) is the class leader, and a generic drug. Azithromycin is available as oral tablets, lyophilized vials for IV and a powder for suspension, which has allowed dosing of all age groups and has been used broadly including for simple respiratory tract infections and in combination with ceftriaxone to treat CABP.

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Azithromycin and other macrolides are used broadly in COPD for their anti-inflammatory properties to lower the dose of steroids, in bacterial urethritis to treat gonorrhea and chlamydia infections, and many other infections. Azithromycin is among the most widely used antibiotics. Ceftaroline was approved in CABP, but only the IV formulation is available; no oral or powder for suspension for pediatric use is available. For IV use in CABP, ceftaroline must be co-administered with azithromycin or another macrolide because it does not provide adequate coverage for atypical bacteria, such as Legionella or Mycoplasma. Patients can stay in the hospital for IV therapy or be discharged on a different, lower potency second generation cephalosporin.

Fluoroquinolones, such as levofloxacin and moxifloxacin, could be used in CABP and are available in oral and IV formulations. They are not approved for pediatric use because of safety. Levofloxacin is now generic and because of its lower potency, its use in CABP has been taken over by the branded moxifloxacin (Avelox). Prescribing information for fluoroquinolones notes several undesirable effects such as tendonitis, achilles tendon rupture, C. difficile colitis, hepatotoxicity and central nervous system side effects. These adverse events limit the use of these drugs in CABP. We believe that a few companies have Phase 3 CABP programs including Melinta Therapeutics, Inc. (a new fluoroquinolone), Paratek Pharmaceuticals, Inc (a new tetracycline) and Nabriva Therapeutics AG (a new pleuromutilin analog).

In the area of bacterial urethritis, gonococcus has become resistant to older macrolides and other drugs, including fluoroquinolones. Only intramuscular ceftriaxone is currently available for treating these patients.

Fusidic Acid

We anticipate that, if approved, fusidic acid will compete with other antibiotics that demonstrate MRSA activity. These include well established, widely prescribed drugs, including generic versions, such as vancomycin, linezolid, tedizolid, daptomycin, tigecycline and ceftaroline.

Intellectual Property

Due to the length of time and expense associated with bringing new products to market, biopharmaceutical companies have traditionally placed considerable importance on obtaining and maintaining patent protection for significant new technologies, products and processes. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the U.S., a patent’s term may be lengthened by Patent Term Adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or USPTO, in granting a patent, or may be shortened if a patent is terminally disclaimed over another patent. In the U.S. and certain other countries, the patent’s term may also be lengthened by patent term extension or restoration, which compensates a patentee for administrative delays in granting a regulatory approval by the FDA, or similar agency in other countries.

While we pursue patent protection and enforcement of solithromycin, fusidic acid and our other product candidates, and aspects of our technologies when appropriate, we also rely on trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. To protect this competitive position, we regularly enter into confidentiality and proprietary information agreements with third parties, including employees, independent contractors, suppliers and collaborators. Our employment policy requires each new employee to enter into an agreement containing provisions generally prohibiting the disclosure of confidential information to anyone outside of our company and providing that any invention conceived by an employee within the scope of his or her employment duties is our exclusive property. We have a similar policy with respect to independent contractors, generally requiring independent contractors to enter into agreements containing provisions generally prohibiting the disclosure of confidential information to anyone outside of our company and providing that any invention conceived by an independent contractor within the scope of his or her services is our exclusive property with the exception of contracts with universities and colleges that may be unable to make such assignments. Furthermore, our know-how that is accessed by third parties through

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collaborations and research and development contracts and through our relationships with scientific consultants is generally protected through confidentiality agreements with the appropriate parties.

Further, we seek trademark protection in the U.S. and internationally where available and when appropriate. We have a registered trademark in the U.S. for the CEMPRA mark, which we use in connection with our pharmaceutical research and development services, and which we plan to use with our proposed products. We have filed applications at the U.S. Patent and Trademark Office for the SOLITHERA mark, which we plan to use with our proposed solithromycin product. We also have filed applications at the U.S. Patent and Trademark Office for the FUSIDIC ACID, STRAFEX, and STAFREL marks. We plan to use the FUSIDIC ACID mark with our proposed sodium fusidate product. The remaining marks may be used with the sodium fusidate product or other proposed products.

We have applied, and are applying, for patents directed to our three main areas of focus: (1) macrolide and ketolide antibiotics, (2) fusidic acid antibiotics, and (3) macrolides and ketolides for non-antibiotic uses, both in the U.S. and, when appropriate, in other countries. As of December 31, 2016, our owned and in-licensed patent portfolio consisted of 22 issued patents in the U.S., more than 150 patents issued in other countries, and approximately 140 additional patent applications pending in the U.S. and worldwide. The exclusively in-licensed portfolio also includes a pending continuing U.S. patent application, and divisional applications pending in Canada, Europe and Hong Kong. Prosecution is ongoing in each of those patent applications. Each of the foregoing patents and applications ultimately arise from a PCT international application filed on March 5, 2004, which claims the priority benefit of U.S. provisional applications filed on March 10, 2003, and May 6, 2003.

Solithromycin

Solithromycin is a new chemical entity developed from the macrolide library of compounds licensed from Optimer (now owned by Merck) and is covered by a series of patents and patent applications, which claim, among other things, the composition of matter of solithromycin.

Most of our portfolio consists of intellectual property that we own ourselves or that we exclusively license from Optimer. The intellectual property licensed from Optimer primarily relates to solithromycin and related compounds, and to other macrolide and ketolide compounds. Internally, we typically develop those compounds further and refine them to determine commercial applicability.

As noted in the table below, with respect to solithromycin and a broad group of other macrolide antibiotic compounds, our U.S. patent portfolio consists of four issued U.S. patents, which we exclusively license from Optimer. We have filed company-owned patent applications in the U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Malaysia, Mexico, New Zealand, the Russian Federation, South Africa, and South Korea claiming two new crystalline forms of solithromycin.

We have also filed additional company-owned patent applications in the U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, Malaysia, Mexico, New Zealand, the Russian Federation, Singapore, South Africa, South Korea, and Taiwan covering solithromycin and related compounds, with the objective of increasing the breadth of solithromycin coverage, particularly in the U.S., Europe, South America, and Asia. Those applications claim pharmaceutical compositions, pharmaceutical formulations, methods for treating particular infections and other diseases, manufacturing processes, and compounds related to solithromycin.

We have also filed, or are preparing to file, U.S. and international patent applications covering solithromycin and other macrolides and ketolides for treating eye diseases, including topical formulations for ocular delivery, and for treating diseases other than infection, including inflammatory diseases, cystic fibrosis, and motilin receptor-mediated diseases to increase the breadth of coverage for solithromycin and other macrolides and ketolides in the U.S., Europe, and Asia.

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We have engaged, and continue to engage, in research efforts to exploit the potential of the in-licensed Optimer inventions, including solithromycin and related compounds, in new therapy areas, and to discover new forms and formulations of solithromycin and related compounds. Our research efforts have indicated that solithromycin may also be useful in treating particular bacterial infections that may be considered to be generally untreatable with macrolide antibiotics, including bacterial infections arising from one or more resistant strains. In addition, alternative physical forms and alternative formulations of solithromycin and related compounds are being developed. If we are able to obtain issued patents for those forms and formulations, and the treatment methods, then we will have several years of additional coverage above and beyond the expiration of the patents covering the chemical composition of solithromycin.

With respect to solithromycin and a broad group of other macrolide antibiotic compounds, a list of U.S. patents which we exclusively license from Optimer:

Title	Country	Patent No.	Issue Date	Expiration Date
Antibacterial Agents	USA	US 7,601,695	13-Oct-09	29-Jan-25
Antibacterial Agents	USA	US 8,012,943	6-Sep-11	5-Mar-24
Novel Antibacterial Agents	USA	US 8,343,936	1-Jan-13	5-Mar-24
Novel Antibacterial Agents	USA	US 9,200,026	1-Dec-15	5-Mar-24
Novel Antibacterial Agents	European Patent Convention	EP 2 664 331	16-Sep-15	5-Mar-24
Novel Antibacterial Agents	Canada	CA 2529817	12-Feb-13	5-Mar-24

With respect to processes for manufacturing solithromycin and related 1,2,3-triazole-containing macrolides and ketolides, a list of U.S. patents which we license non-exclusively from The Scripps Research Institute (“TSRI”):

Title	Country	Patent No.	Issue Date	Expiration Date
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	7375234	20-May-08	30-Sep-23
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	7763736	27-Jul-10	30-May-23
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	8129542	6-Mar-12	30-May-23
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	8580970	12-Nov-13	30-May-23
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	8877939	4-Nov-14	30-May-23
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	9040716	26-May-15	30-May-23
Copper-Catalyzed Ligation of Azides and Acetylenes	USA	9302997	5-Apr-16	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	Canada	2487424	4-Jan-11	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	European Patent Convention	1507769	26-May-10	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	European Patent Convention	2226316	13-Jan-16	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	Japan	4638225	3-Dec-10	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	Singapore	108420	29-Dec-06	30-May-23

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The in-licensed portfolio also includes the following issued patents, which are licensed exclusively:

Title	Country	Patent No.	Issue Date	Expiration Date
Copper-Catalysed Ligation of Azides and Acetylenes	Australia	2003240482	25-Jun-09	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	Australia	2009202299	16-Jun-11	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	China	ZL03817917.2	26-May-10	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	South Korea	10-1048279	5-Jul-11	30-May-23
Copper-Catalysed Ligation of Azides and Acetylenes	South Korea	10-1138643	16-Apr-12	30-May-23

The following patents have been issued claiming two new crystalline forms of solithromycin:

Title	Country	Patent No.	Issue Date	Expiration Date
Crystalline Forms of a Macrolide, and Uses Therefor	USA	8975386	10-Mar-15	22-Mar-31
Crystalline Forms of a Macrolide, and Uses Therefor	USA	8759500	24-Jun-14	22-Mar-31
Crystalline Forms of a Macrolide, and Uses Therefor	Australia	2011232627	30-Jun-16	22-Mar-31
Crystalline Forms of a Macrolide, and Uses Therefor	Australia	2016203986	19-Jan-17	22-Mar-31
Crystalline Forms of a Macrolide, and Uses Therefor	EPC	2550286	9-Dec-15	22-Mar-31
Crystalline Forms of a Macrolide, and Uses Therefor	Japan	5711352	13-Mar-15	22-Mar-31
Crystalline Forms of a Macrolide, and Uses Therefor	New Zealand	602544	3-Mar-15	22-Mar-31

Fusidic Acid

The original patents covering the composition of matter for fusidic acid have expired. The table below highlights our U.S. patent portfolio and we are continuing to increase the breadth of our fusidic acid coverage in the U.S. and Asia, and have filed patent applications covering fusidic acid in the U.S., Canada and Japan. Our pending patent applications claim new dosing protocols and uses of fusidic acid, and new formulations and packaging. The novel loading dose regimen that has been developed to overcome pre-existing limitations on a broader, more effective use of fusidic acid in the treatment of bacterial infections, including infections not previously considered to be susceptible to fusidic acid, like urethritis. We have also filed patent applications covering new formulations of fusidic acid for direct bronchial and pulmonary delivery, and formulations and packaging of fusidic acid dosage units to overcome the storage limitations of fusidic acid.

In addition to filed patent applications claiming new dosing protocols and formulations of fusidic acid for treating infections, we plan to obtain regulatory exclusivity for the first use of fusidic acid through approval with the FDA. We are not aware of any competing applications before the FDA seeking approval for fusidic acid. Therefore, we believe that, if the FDA approves an NDA of ours for fusidic acid before the FDA approves an NDA or other application for fusidic acid use filed by any competitor, pursuant to amendments to Section 505 of the Food, Drug and Cosmetic Act enacted in 2008, we will have at least five years of regulatory exclusivity in the U.S. for the first approved indication for fusidic acid. We believe that the 2008 amendments will also provide us with three years of exclusivity for any additional uses.

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With respect to fusidic acid, our U.S. patent portfolio consists of the following issued patents:

Title	Country	Patent No.	Issue Date	Expiration Date
Fusidic Acid Dosing Regimens for Treatment of Bacterial Infections	USA	8450300	28-May-13	9-Dec-29
Methods of Treating Urethritis and Related Infections Using Fusidic Acid	USA	8247394	21-Aug-12	24-Feb-31

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval, if any, of the use of our product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. Subject to certain limitations, the patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, up to a total of five years. Only one patent applicable to an approved drug is eligible for the extension. The application for such extension must be submitted prior to the expiration of the patent and within 60 days of the drug’s approval. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, we may apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the Federal Food, Drug, and Cosmetic Act, or FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. The FDCA provides a five-year period of non-patent data exclusivity within the U.S. to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of exclusivity in the U.S. Pediatric exclusivity, if granted, provides an additional six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The current pediatric exclusivity provision was reauthorized in September 2007 as part of the FDAAA.

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We believe that both solithromycin and fusidic acid will benefit from the marketing incentives of the GAIN Act, enacted in 2012. This legislation rewards a Qualified Infectious Disease Product with five years of additional exclusivity (added to the five years of Hatch-Waxman exclusivity) when its NDA is approved. Pursuant to the GAIN Act, in 2013, the FDA designated each of the oral and IV formulations of solithromycin as a QIDP for the indication of CABP, which was designated a qualified infections disease pathogen by the FDA in 2013. The NDA also receives priority review, which reduces the standard 12-month review time by four months. The FDA also has designated the oral form as a QIDP for the treatment of uncomplicated gonococcal infections.

Fusidic acid has been approved for oral use in many countries, including Western countries, outside the U.S. for more than three decades to treat ABSSSI, as well as other types of infections caused by staphylococci and ß-hemolytic streptococci, but it has never been approved in the U.S. This is because of the general lack of intellectual property protection that was available for the molecule until recently. Significant patent protection expired in the 1980’s, and antibiotics were not eligible for Hatch-Waxman Act data exclusivity, which affords a five-year period of data exclusivity upon approval of a new chemical entity, or NCE, in the U.S. In November 1997, the FDA Modernization Act, or FDAMA, repealed section 507 of the Federal, Food, Drug, and Cosmetic Act, or FDCA, under which marketing applications for antibiotics were previously approved. This law made antibiotics, like other drugs, eligible for Hatch-Waxman Act exclusivity. However, fusidate/fusidic acid was the subject of a marketing application received by FDA under Section 507 of the FDCA before November 21, 1997, the effective date of FDAMA. Antibiotics for which marketing applications were submitted before that date, even if the application was not approved, as was the case with fusidic acid, are known as “old” antibiotics. Old antibiotics were not eligible for the exclusivity provisions afforded by FDAMA. Consequently, although fusidic acid had never been approved in the U.S., as an old antibiotic, it was not eligible for the five-year NCE exclusivity. The passage of Public Law (PL) 110-379 on October 8, 2008, allowed old antibiotics such as fusidic acid to obtain five-year NCE exclusivity upon NDA approval, thereby making development of fusidic acid for the U.S. feasible. In response to our question based on unclear language in PL 110-379 regarding other exclusivities, we received notification from the FDA in January 2011 that old antibiotics such as fusidic acid would also be eligible for orphan and pediatric exclusivity. In October 2013, the FDA granted orphan drug designation for fusidic acid for the treatment of PJI. In December 2013, PJI was classified as a very rare disease by the National Institutes of Health, or NIH. In addition, the GAIN Act extends the NCE data exclusivity period for QIDPs such as fusidic acid from five years to 10 years. Finally, our loading dose regimen, which received a U.S. patent in May 2013, provides patent protection to 2029.

Collaborations and Commercial Agreements

Optimer Pharmaceuticals, Inc. (now owned by Merck). In March 2006, we entered into a Collaborative Research and Development and License Agreement with Optimer, a biotechnology company focused on discovering, developing and commercializing innovative anti-infective products. Under this agreement, we obtained access to a library of over 500 macrolide compounds, including solithromycin. Optimer was acquired by Cubist in October 2013, which in turn was acquired by Merck in 2015. Optimer granted us an exclusive license to these compounds in all countries of the world except ASEAN countries, with the right to sublicense, under Optimer’s patents and know-how related to certain macrolide and ketolide antibiotics and related proprietary technology. The exclusivity of our license is potentially subject to the U.S. government’s right to obtain a non-exclusive, irrevocable, royalty-free, paid-up right to practice and have practiced certain patents worldwide. As partial consideration for granting us such license, we issued shares of our common stock to Optimer. We also have an obligation to make additional payments upon achievement of specified development, regulatory and commercialization milestones. The aggregate amount of such milestone payments we may need to pay is based in part on the number of products developed under the agreement. The aggregate amount would be $27.5 million if four products are developed and gain FDA approval. Additional limited milestone payments would be due if we develop more than four products. In July 2010 and July 2012, we made $0.5 million and $1.0 million milestone payments, respectively to Optimer after our successful completion of the Phase 1 and Phase 2 trials for oral solithromycin, respectively. We will owe a milestone payment of $9.5 million upon FDA approval of

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solithromycin. We are also obligated to make tiered, mid-single-digit royalty payments to Optimer based on annual net sales of licensed products outside the ASEAN countries, which royalties are subject to reduction in the event additional licenses are obtained from third parties in order to practice our rights under the agreement and/or we are required to grant a compulsory license to a third party.

The agreement also includes the grant of an exclusive license to Optimer and its affiliates, with rights of sublicense, under our patents and other intellectual property in any products covered by the agreement to permit Optimer to develop and/or commercialize such products in ASEAN countries. In consideration of such license, Optimer will pay us $1.0 million in milestone payments for the first two products that receive regulatory approval or have a first commercial sale in any ASEAN country, as well as tiered, mid-single-digit royalty payments based on net sales of such products, which royalties are subject to reduction in the event additional licenses are obtained from third parties in order to practice Optimer’s rights under the agreement and/or Optimer is required to grant a compulsory license to a third party. The agreement also included a collaborative research program, to be performed by the parties, which was completed on March 31, 2008.

The Optimer patents and know-how existing as of the effective date of the agreement and improvements thereof remain the property of Optimer. Except for such improvements, any know-how or inventions developed by Optimer pursuant to the agreement or that relate to the licensed products (except those generated by using grant monies provided by the U.S. government) vest in us subject to the license we granted to Optimer. The Optimer license provides Optimer with the initial responsibility to prosecute the Optimer patents relating to macrolide antibiotics. We will be responsible for prosecuting any patents controlled by us that relate to macrolide antibiotics other than the Optimer patents described above. We will have the first right to prosecute patents claiming joint inventions. We have the first right to control any proceeding involving alleged infringement of Optimer patents with respect to rights granted to us under the agreement and Optimer has such right regarding alleged infringement of our patents with respect to rights granted to Optimer under the agreement. Should we exercise our right to control any proceeding involving alleged infringement of Optimer patents, we will be responsible for the costs of these proceedings.

Subject to certain exceptions, on a country-by-country and product-by-product basis, a party’s rights and obligations under the agreement continue until the later of: (i) the expiration of the last to expire patent rights of a covered product in the applicable country or (ii) ten years from the first commercial sale of a covered product in the applicable country. As a result, the final expiration date of the Optimer license is indeterminable until the last such patents issue and results of potential patent extensions are known, or each of the first commercial sales are made, as applicable. Upon expiration of the agreement with respect to a particular product and country, the licenses granted in the agreement with respect to such product and country will remain in effect and convert to a perpetual, unrestricted, fully-paid, royalty-free, worldwide license. Either party may terminate the agreement (i) in the event of a material breach by the other party, subject to prior notice and the opportunity to cure, (ii) in the event the other party fails to use diligent efforts to develop and commercialize products in its respective territory, or if the other party makes a determination not to develop and commercialize at least one product under the agreement, or (iii) in the event of the other party’s bankruptcy. In the case of these terminations, the terminating party can elect that all licenses granted by the other party survive, subject to continuing royalty, payment and other obligations. Additionally, either party may terminate the agreement for any reason upon 30 days’ prior written notice, in which case the non-terminating party can elect that all licenses granted by the other party survive, subject to continuing royalty, payment, and other obligations.

The Scripps Research Institute. Effective June 12, 2012, we entered into a license agreement with The Scripps Research Institute, or TSRI, whereby TSRI licensed rights to the company, with rights of sublicense, to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalyzed ligation of azides and acetylenes. The rights licensed to us are exclusive as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and are non-exclusive in all other countries worldwide, except the member-nations of the Association of Southeast Asian

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Nations, which are not included in the territory of the license. Under the terms of the agreement with TSRI, we paid a one-time only, non-refundable license issue fee in the amount of $350,000 which was charged to research and development expense in the second quarter of 2012. Our rights under the agreement are subject to certain customary rights of the U.S. government that arise or result from TSRI’s receipt of research support from the U.S. government.

We are also obligated to pay annual maintenance fees to TSRI in the amount of (i) $50,000 each year for the first three years (beginning on the first anniversary of the agreement), and (ii) $85,000 each year thereafter (beginning on the fourth anniversary of the agreement). Each calendar year’s annual maintenance fees will be credited against sales royalties due under the agreement for such calendar year. Under the terms of the agreement, we must pay TSRI low single-digit percentage royalties on the net sales of the products covered by the TSRI patents for the life of the TSRI patents, a low single-digit percentage of non-royalty sublicensing revenue received with respect to countries in the nonexclusive territory and a mid-single-digit percentage of sublicensing revenue received with respect to countries in the exclusive territory, with the sublicensing revenue royalty in the exclusive territory and the sales royalties subject to certain reductions under certain circumstances. TSRI is eligible to receive milestone payments of up to $1.1 million with respect to regulatory approval in the exclusive territory and first commercial sale, in each of the exclusive territory and nonexclusive territory, of the first licensed product to achieve those milestones that is based upon each macrolide covered by the licensed patents. Each milestone is payable once per each macrolide. Each milestone payment made to TSRI with respect to a particular milestone will be creditable against any payment due to TSRI with respect to any sublicense revenues received in connection with the achievement of such milestone. Pursuant to the terms of the Optimer Agreement, any payments made to TSRI under this license for territories subject to the Optimer Agreement can be deducted from any sales-based royalty payments due under the Optimer Agreement up to a certain percentage reduction of the royalties due to Optimer.

Under the terms of the agreement, we are also required to pay additional fees on royalties, sublicensing and milestone payments if we, an affiliate with TSRI, or a sublicensee challenges the validity or enforceability of any of the patents licensed under the agreement. Such increased payments would be required until all patent claims subject to challenge are invalidated in the particular country where such challenge was mounted.

The term of the license agreement (and the period during which we must pay royalties to TSRI in a particular country for a particular product) will end, on a country-by-country and product-by-product basis, at such time as no patent rights licensed from TSRI cover a particular product in the particular country.

TSRI may terminate the agreement in the event (i) we fail to cure any non-payment or default on our indemnity or insurance obligations, (ii) we declare insolvency or bankruptcy, (iii) if we are convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of any products licensed under the agreement, (iv) we fail to cure any underreporting or underpayment by a certain amount in any 12-month period, or (v) we fail to cure any default on any other obligation under the agreement. We may terminate the agreement with or without cause upon written notice. In the event of such termination, (i) all licenses granted to us will terminate except in the case of any sublicensee that was not the cause of the termination, is not in default on its obligations under its sublicense, and that pays any unpaid amounts owed by us under the agreement with respect to the sublicense, and (ii) we may complete any work in progress and sell any completed inventory on hand for a period of time after termination.

Biomedical Advanced Research and Development Authority. In May 2013, we entered into an agreement with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services, or BARDA, for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia.

The agreement is a cost plus fixed fee development contract, with a base performance segment valued at approximately $18.7 million, and four option work segments that BARDA may request in its sole discretion. If

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all four option segments are requested, the cumulative value of the agreement would be approximately $68.2 million and the estimated period of performance would be until approximately May 2018. Three of the options are cost plus fixed fee arrangements, and one option is a cost sharing arrangement for which we are responsible for a designated portion of the costs associated with that work segment. The period of performance for the base performance segment was May 2013 through February 2016.

BARDA exercised the second option in November 2014. The value of the second option work segment is approximately $16.0 million and the estimated period of performance is November 2014 through April 2017. In February 2016, BARDA exercised the third option work segment of the agreement, which is intended to fund a Phase 2/3 study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from two months old to 17 years with CABP. This option is a cost sharing arrangement under which BARDA will contribute $25.5 million and we will be responsible for an additional designated portion of the costs associated with the work segment. In September 2016, the contract was modified to increase the third option work segment by $8.0 million for increased manufacturing work related to the development of a second supply source for solithromycin. The amendment raises the value of the third option work segment to approximately $33.5 million. The estimated period of performance of this option work segment runs through May 2018.

Toyama Chemical Co., Ltd. We have global rights (other than the Association of South East Asian Nations, or ASEAN, countries, which are Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam) to solithromycin. We have licensed solithromycin to Toyama Chemical Co., Ltd., or Toyama, for development and commercialization in Japan while retaining the rights to the rest of the world. Toyama has successfully completed a Phase 1 trial in healthy Japanese volunteers, a Phase 1 trial to measure solithromycin levels in the upper respiratory tract, and a Phase 2 trial in CABP. In December 2016, Toyama initiated Phase 3 trials in patients infected with CABP and other respiratory infections. Toyama and we are sharing the results of our respective development activities.

In May 2013, we entered into a license agreement with Toyama whereby we licensed to Toyama the exclusive right, with the right to sublicense, to make, use and sell any product in Japan that incorporates solithromycin as its sole API for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Toyama also has a nonexclusive license in Japan and certain other countries, with the right to sublicense, to manufacture or have manufactured API for solithromycin for use in manufacturing such products, subject to limitations and obligations of the concurrently executed supply agreement discussed below. Toyama has granted us certain rights to intellectual property generated by Toyama under the license agreement with respect to solithromycin or licensed products for use with such products outside Japan or with other solithromycin-based products inside or outside Japan.

As consideration for the execution of the license agreement, Toyama paid us an upfront payment of $10.0 million. Toyama is also obligated to pay us up to an aggregate of $60.0 million in milestone payments, depending on the achievement of various regulatory, patent, development and commercial milestones. The first of these milestones was achieved in the third quarter of 2014 for which we received a payment of $10.0 million from Toyama. In March 2015, we recognized a $10.0 million milestone from Toyama based on the Japan Patent Office issuing a Decision of Allowance for our patent covering certain crystal forms of solithromycin in Japan, which payment was received in April 2015. In October 2016, we received a $10.0 million milestone payment when Toyama decided to progress to Phase 3 studies. Under the terms of the license agreement, Toyama must also pay us a royalty equal to a low-to-high first double decimal digit percentage of net sales, subject to downward adjustment in certain circumstances.

The term of the license agreement (and the period during which Toyama must pay royalties under the license agreement) will end, on a product-by-product basis, at the later of: (i) such time as no patent rights under the agreement cover a particular licensed product in Japan; (ii) 15 years after such product is first launched in Japan, or (iii) the first commercial sale in Japan by a third party of a generic equivalent of such licensed product.

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Toyama may terminate the license agreement (i) at any time, with or without cause, upon advance notice to us, (ii) upon the occurrence of any serious adverse effect in any human clinical trial of any licensed product that would significantly impact the long term commercial viability of a licensed product in Japan, or (iii) upon our failure to obtain the issuance of certain patents or file for U.S. regulatory approvals by certain dates, or to continue certain key clinical trials. We may terminate the license agreement if Toyama or any of its sublicensees is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of a licensed product, or upon Toyama’s failure to (i) initiate certain clinical trials in Japan by certain dates, (ii) obtain regulatory approval in Japan within a certain period of completing certain clinical trials in Japan, (iii) launch and commercialize approved licensed products in Japan within a certain period of approval, (iv) use commercially reasonable efforts to market and sell licensed products, or (v) achieve expected benchmarks for net sales of licensed products. Either party may terminate the license agreement due to the other party’s insolvency or for uncured material breach.

As part of the license agreement, Toyama and we also entered into a supply agreement, whereby we will be the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in clinical trials in Japan. Pursuant to the supply agreement, Toyama will pay us for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to our costs. All API for solithromycin supplied by us to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from us at prices determined by our manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. The supply agreement will continue until the expiration or termination of the license agreement. Either party may terminate the supply agreement for an uncured material breach or in the event of insolvency of the other party, with Toyama’s right to terminate for our breach subject to certain further conditions in the case of our failure to supply API for solithromycin or clinical supply.

FUJIFILM Finechemicals Co., Ltd. In January 2016, we entered into a supply agreement with FUJIFILM Finechemicals Co., Ltd., or FFFC, which is intended to provide us with solithromycin in sufficient quantities and at reasonable prices to ensure we meet our obligation to Toyama under the supply agreement. We are subject to a minimum purchase obligation for a designated number of years in the event of the successful completion of a manufacturing facility to be built and validation studies to be conducted by FFFC that could run to $80 million in the aggregate, which expense would be reduced by any supply sold to Toyama. The agreement’s initial term runs until December 16, 2025. After the end of the initial term, and at the end of each year thereafter, the term will automatically extend for an additional year unless either party gives written notice to the other of its intent to terminate within a designated period of time prior to the expiration of the term, in which case the agreement will terminate at the end of such term. The parties may at any time terminate the agreement by mutual written consent. Each party has the right to terminate the agreement immediately if there is a product failure, the other party becomes involved in bankruptcy, insolvency or similar proceedings or materially breaches the agreement and such breach remains uncured for a period of time following notice of the breach. A violation by us of the minimum purchase obligation is considered a material breach. A product failure is not considered a material breach by us. We have the right to terminate the agreement upon written notice if there is a supply failure. We also may terminate in the event that FFFC cannot provide us with solithromycin for more than a designated period of time. Upon termination, any unfulfilled binding portion of the forecast must be delivered by FFFC and paid for by us. We also may elect to purchase the remaining inventory of FFFC’s solithromycin and any remaining raw materials. If FFFC terminates the agreement for a material breach by us and, prior to such termination, (i) FFFC has constructed a facility in Japan for the primary purpose of manufacturing API for us under the agreement and (ii) such facility is completed and fully operational and qualified for the manufacture of API for delivery thereunder, then, except to the extent otherwise agreed to by the parties, we may be subject to declining penalties that could aggregate as much as $17.5 million.

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Macrolide Pharmaceuticals, Inc.

In January 2016, we entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc. (“MP”), pursuant to which MP granted us an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, we will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. The option will run until the later to occur of (i) the earlier of (a) the date that we first obtains FDA approval for any product incorporating the Compound as an API, or (b) January 27, 2019, or (ii) the date that is six months after the earlier of (a) MP’s satisfaction of certain milestones, or (b) we terminate of MP’s obligations under the evaluation program. Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities we will evaluate to determine whether to exercise the option to license.

Upon execution of the agreement, we paid MP a non-refundable, non-creditable initial license fee of $0.4 million. For conducting the evaluation program, we paid MP a non-refundable, non-creditable fee in the amount of $0.4 million. In addition, we will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the evaluation program in the aggregate amount of $1.5 million, which we will pay in 18 equal consecutive non-refundable, non-creditable monthly installments of $83,333, beginning with the first monthly anniversary of entry into the agreement. Further, we will pay MP up to an aggregate of $1.0 million upon the satisfaction of certain performance milestones.

If we exercise the option, the license will be exclusive and worldwide (other than Association of Southeast Asian Nations) and for any and all uses in human and non-human animals, and with the right to sublicense. We may, in our discretion, exercise the option for a reduced portion of the territory and, if we make this election, may increase as it wishes within the territory, and as many times as it wishes, provided such increase is made within 60 months of our exercise of the option.

If we exercise the option, we will pay MP a non-refundable, non-creditable license fee of $1.0 million, of which $0.5 million will be paid within 15 business days of exercise, and $0.5 million will be paid in the form of “deemed royalty” payments (up to such amount) equal to a fraction of a percent of net sales of licensed products. We will pay tiered royalties of a fraction of a percent on designated levels of annual net sales of license products. Further, we will pay a non-refundable, non-creditable additional royalty equal to a fraction of a percent on the net sales of licensed products of a designated amount sold by us, our sublicensees, and product partners, but the royalty will not exceed $1.0 million in the aggregate. Royalties will be paid on a country-by-country basis and product-by-product basis until the date on which there are no valid claims of any licensed MP patent covering a product in the applicable country.

If we exercise the option, the agreement’s term will run on a country by country and product by product basis until the date on which there are no valid claims in the licensed MP patents covering a particular product in a particular country.

Manufacturing

We do not own or operate manufacturing facilities for the production of solithromycin, fusidic acid or other product candidates that we might develop, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently depend on third-party contract manufacturers for all of our required raw materials, API and finished products for our pre-clinical research and clinical trials. We employ internal resources and third-party consultants to manage our manufacturing contractors.

To date, we have ordered pre-clinical and clinical supplies under short-term contract orders. We do not have long-term contracts for the commercial supply of solithromycin. If solithromycin is approved for treatment of

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CABP by the FDA, we intend to enter into agreements with third-party contract manufacturers for the commercial production of solithromycin. We believe there are a number of qualified manufacturers who could supply clinical and commercial quantities of solithromycin.

Solithromycin API and Oral

We have employed the services of Wockhardt Limited, or Wockhardt, to produce solithromycin API and finished oral product. We have modified our arrangement with Wockhardt, with whom we had entered into an API Manufacturing and Supply Agreement as of January 30, 2013, referred to as the 2013 Agreement. Under the 2013 Agreement, we were obligated to purchase from Wockhardt at least 70% of our total annual purchases of solithromycin in any year for clinical or commercial use in humans. Pursuant to the agreement, we were allowed to develop alternative sources of solithromycin for the other 30% of our annual needs. The 2013 Agreement’s initial term ran until December 31, 2019.

As part of the modification of our arrangement with Wockhardt, in November 2015, we entered into a new three-year API Manufacturing and Supply Agreement, pursuant to which we will submit to Wockhardt a projection of the anticipated volume of solithromycin we will order in each of the next 12 months. The first three months of the forecast are binding and we must order between a certain range of the three-month volume projected. The remainder of our projection is nonbinding and there is no minimum order. Reasonably in advance of placing a purchase order, we will work in good faith with Wockhardt to agree in writing on the purchase price of the solithromycin to be supplied under such order. We have the right to terminate the agreement at any time after we or one of our licensees decides to cease clinical development or sales of solithromycin upon 90 days’ notice to Wockhardt. Due to the lack of any minimum purchase requirement, other than a three-month supply, and due to our ability to terminate the agreement on notice, we believe that our non-cancelable obligations under this agreement are not material. The no minimum purchase requirement, negotiable purchase price and terminable upon notice terms of this agreement are similar to the terms for the other supply sources for API for solithromycin that we have developed to date.

In connection with the entry into the supply agreement with Wockhardt discussed above, we and Wockhardt mutually terminated the 2013 Agreement effective as of November 4, 2015.

In our NDAs, a Wockhardt facility located in Ankleshwar, India, was filed as the manufacturer of the solithromycin API used in the capsule and IV drug product formulations. The facility received an FDA inspection in December of 2015 that resulted in multiple observations regarding the facility’s compliance with current good manufacturing practices, or cGMP. The FDA issued an Import Alert (#66-40) for products from the facility in August 2016 and issued a Warning Letter regarding the facility’s GMP compliance deficiencies in December 2016. In the CRL we received related to our NDAs, the FDA stated that during a recent inspection of the Wockhardt facility, FDA field investigators conveyed deficiencies to representatives of the facility. Satisfactory resolution of these deficiencies is required prior to approval of the NDAs. Wockhardt’s senior management has communicated to Cempra their progress to date in resolving the deficiencies. As Wockhardt works to regain an acceptable cGMP compliance status for the Ankleshwar facility, the technical transfer to an alternate API manufacturing site that meets all technical requirements and compliance expectations is underway. The alternate API manufacturer is the Uquifa facility located in Jiutepec, Mexico.

We had been developing various additional supply sources for the API of solithromycin, including manufacturing activities at Uquifa, which we began in the second quarter of 2014. We have accelerated our API manufacturing activities with Uquifa and expect to provide data from Uquifa in our response to the CRL.

Solithromycin IV

We have employed the services of Hospira to produce our finished solithromycin IV product. In July 2013, we entered into a development and supply agreement with Hospira, whereby Hospira will assist us in the

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development of a reconstitutable form of solithromycin (in glass vials) for IV administration and will provide our supply of that product for development purposes. If we receive regulatory approval for such form of solithromycin, we will purchase from Hospira at least 80% of our requirements of such product for commercial sale as a human pharmaceutical product in the U.S., the European Union, Canada, Norway and Switzerland (the “Territory”). We will pay one price for clinical supplies of solithromycin and another price for commercial supplies. Beginning in 2014, Hospira may increase the price of the product for commercial use once annually by the increase in Hospira’s manufacture of the product or the annual increase of a specified inflation index. The per unit price of our commercial supply will decrease if we purchase specified volumes in a given year. Additionally, we will pay Hospira certain development fees, with specified amounts becoming payable at defined stages of the development of the product. Each year during which we sell the product, we are required to purchase a specified minimum percentage of our forecasted amount of product required for that year. We must supply Hospira at no cost the active pharmaceutical ingredient for the product. If Hospira fails to supply a specified percentage of product, we may purchase all or a portion of our requirements of the product from an alternative supplier until Hospira remedies the supply failure. Unless earlier terminated, the agreement will remain in effect until the end of the third year after the first commercial sale of the product in the Territory. Thereafter, the agreement will automatically renew for an indefinite period. Beginning one year after the first commercial sale of the product in the Territory, either party may terminate the agreement at will upon 24 months’ notice. Prior to the completion of the development of the product or the submission of an application for regulatory approval in the Territory, either party may terminate the development project or the agreement if such party determines the development of intravenous solithromycin under the agreement is not clinically, commercially or technically feasible.

In our NDAs, a Hospira facility in McPherson, Kansas was filed as the manufacturer of the sterile IV drug product vials for Cempra. The facility received an FDA inspection in June of 2016 that resulted in multiple observations regarding the facility’s compliance with cGMP. Hospira recently received a warning letter related to this facility. We would evaluate the results of any potential future re-inspection on this facility to determine our next steps. In the meantime, we are moving forward to qualify another supplier for IV solithromycin. In the CRL we received related to our NDAs, the FDA stated that during a recent inspection of the Hospira facility, FDA field investigators conveyed deficiencies to representatives of the facility. Satisfactory resolution of these deficiencies is required prior to approval of the NDAs. Hospira’s senior management has communicated to Cempra their progress to date in resolving these deficiencies. As Hospira works to regain an acceptable GMP compliance status, we are working to identify an alternative sterile manufacturing site that will meet all technical requirements and compliance expectations.

Fusidic Acid

We have a long term supply arrangement with Ercros, S.A., or Ercros, in Madrid, Spain, in which Ercros agrees to exclusively supply us with fusidic acid in the U.S., and we agree to exclusively obtain our supply of fusidic acid for commercial sale from Ercros, subject to a right to develop a second source for limited supply quantities. The supply agreement with Ercros will continue until at least March 2029, subject to earlier termination for our uncured material breach or our bankruptcy or insolvency. In addition, the exclusivity restrictions on Ercros are subject to termination if we fail to file with the FDA an NDA for the sale of fusidic acid prior to December 31, 2017. We believe Ercros is one of only two currently known manufacturers that can produce fusidic acid compliant with the purity required for human use. Fusidic acid is difficult to produce at the required purity levels because of its complex fermentation process. We believe the only other manufacturer of fusidic acid with sufficient purity is Leo Laboratories, which is using its manufacturing capacity for its own needs. We have yet to identify a viable alternate source of fusidic acid but continue to research alternatives. We intend to utilize a third-party manufacturer to produce the finished dosing formulation of fusidic acid.

Government Regulation and Product Approval

Government authorities in the U.S., at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling,

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packaging, storage, record keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Solithromycin, fusidic acid and any other antibiotic product candidate that we develop must be approved by the FDA through the NDA process before they may be legally marketed in the U.S.

U.S. Drug Development Process

In the U.S., the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug may be marketed in the U.S. generally involves the following:

•	Completion of pre-clinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLP, or other applicable regulations;

•	Submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices, or cGCP, to establish the safety and efficacy of the proposed drug for its intended use;

•	Submission to the FDA of an NDA for a new drug;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA.

Each new clinical protocol must be submitted to the FDA review, and to an Institutional Review Board, or IRB, for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

U.S. Review and Approval Processes

The results of product development, pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, under the FDAAA, all NCEs prior to approval are referred to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions,

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unless the Secretary of Health and Human Services provides in the action letter on the drug application a summary of the reasons why it was not referred. An advisory committee is a panel of experts who provide advice and recommendations when requested by the FDA on matters of importance that come before the agency. The FDA is not bound by the recommendation of an advisory committee.

The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA in its present form. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves post-approval clinical trials designed to further assess a drug safety and effectiveness after NDA approval and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Post-Approval Requirements

Any drug product for which we receive FDA approval will be subject to continuing regulation by the FDA, including, among other things, record keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, cGMP requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA may withdraw a product approval if compliance with regulatory standards is not maintained or if problems (quality or safety) occur after the product reaches the market. Later discovery of previously unknown quality, safety, or other problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Further, the failure to maintain compliance with regulatory requirements may result in administrative or judicial actions, such as fines, warning letters, holds on clinical trials, product recalls or seizures, product detention or refusal to permit the import or export of products, refusal to approve pending applications or supplements, restrictions on marketing or manufacturing, injunctions or civil or criminal penalties.

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In addition, from time to time, legislation is drafted, introduced and passed in the U.S. Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. For example, in September 2007, the FDAAA was enacted giving the FDA enhanced post-market authority, including the authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with a risk evaluation and mitigation strategy. Failure to comply with any requirements under the new law may result in significant penalties. The law also authorized significant civil money penalties for the dissemination of false or misleading direct-to-consumer advertisements and allows the FDA to require companies to submit direct-to-consumer television drug advertisements for FDA review prior to public dissemination. Additionally, the law expanded the clinical trial registry so that sponsors of all clinical trials, except for Phase 1 clinical trials, are required to submit certain clinical trial information for inclusion in the clinical trial registry data bank. In addition to this legislation, the FDA regulations and policies are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative or FDA regulation or policy changes will be enacted or implemented and what the impact of such changes, if any, may be.

Other U.S. Health Care Laws and Compliance Requirements

In the U.S., our activities are subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Under the Veterans Health Care Act, or VHCA, drug companies are required to offer certain drugs at a reduced price to a number of federal agencies including U.S. Department of Veterans Affairs and U.S. Department of Defense, the Public Health Service and certain private Public Health Service designated entities in order to participate in other federal funding programs including Medicare and Medicaid. Recent legislative changes purport to require that discounted prices be offered for certain U.S. Department of Defense purchases for its TRICARE program via a rebate system. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities or register their sales representatives, as well as prohibiting pharmacies and other health care entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and prohibiting certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

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Foreign Regulation

In addition to regulations in the U.S., we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to sell any products outside of the U.S. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

E.U. member states require both regulatory clearances by the national competent authority and a favorable ethics committee opinion prior to the commencement of a clinical trial. Under the E.U. regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, conducted by the EMA, provides for the grant of a single marketing authorization that is valid for all E.U. member states. The centralized procedure is compulsory for medicines produced by certain biotechnological processes, products with a new active substance indicated for the treatment of certain diseases such as neurodegenerative disorder or diabetes and products designated as orphan medicinal products and optional for those products which are highly innovative or for which a centralized process is in the interest of patients. The decentralized procedure of approval provides for approval by one or more other, or concerned, member states of an assessment of an application performed by one-member state, known as the reference member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials (draft summary of product characteristics, draft labeling and package leaflet) to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state cannot approve the assessment report and related materials on the grounds of potential serious risk to public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all member states.

We presented to and received feedback from several E.U. member countries before submitting our MAA to the EMA. As part of this, our PIP was accepted by the EMA for the suspension formulation of solithromycin to treat CABP in pediatric patients.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the U.S. and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend considerably on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Our products may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

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In 2003, the U.S. government enacted legislation providing a prescription drug benefit for Medicare recipients, which became effective at the beginning of 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through prescription drug plans operating pursuant to this legislation. These plans will likely negotiate discounted prices for our products. In March 2010, the Patient Protection and Affordable Care Act became law, which substantially changed the way healthcare is financed by both governmental and private insurers. We anticipate that this legislation will result in additional downward pressure on coverage and the price that we receive for any approved product. Federal, state and local governments in the U.S. continue to consider legislation to limit the growth of health care costs, including the cost of prescription drugs. Future legislation could limit payments for pharmaceuticals such as the drug candidates that we are developing.

Different pricing and reimbursement schemes exist in other countries. In the European Community, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of our particular drug products to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the U.S. has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Corporate History and Information

We were formed as Cempra Holdings, LLC, a limited liability company under the laws of the State of Delaware, on May 16, 2008. Cempra Holdings, LLC was formed in connection with a reorganization whereby the stockholders of Cempra Pharmaceuticals, Inc., a corporation formed under the laws of the State of Delaware on November 18, 2005, exchanged their shares of Cempra Pharmaceuticals, Inc. stock for shares of Cempra Holdings, LLC, pursuant to a merger of a subsidiary of Cempra Holdings, LLC with and into Cempra Pharmaceuticals, Inc., as a result of which Cempra Pharmaceuticals, Inc. became a wholly owned subsidiary of Cempra Holdings, LLC.

On February 2, 2012, Cempra Holdings, LLC converted from a Delaware limited liability company to a Delaware corporation and was renamed Cempra, Inc. As a result of the corporate conversion, the holders of common shares of Cempra Holdings, LLC became holders of shares of common stock of Cempra, Inc. and the holders of preferred shares of Cempra Holdings, LLC became holders of shares of common stock of Cempra, Inc. Holders of options to purchase common shares of Cempra Holdings, LLC became holders of options to purchase shares of common stock of Cempra, Inc. Holders of notes convertible into preferred shares of Cempra Holdings, LLC and associated warrants exercisable for preferred shares of Cempra Holdings, LLC became holders of shares of common stock and warrants to purchase shares of common stock of Cempra, Inc.

We have two subsidiaries, Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc. Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our

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telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained in, or that can be accessed through, our website is not part of this report.

We make available, free of charge through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as is reasonably practicable after such material is electronically filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC, but other information on our website is not incorporated into this report. The SEC maintains an Internet site that contains these reports at www.sec.gov. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Employees

As of February 27, 2017, we had 45 employees. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

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Item 1A. Risk Factors

This report contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this report. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this report and in any documents incorporated in this report by reference.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and stockholders may lose all or part of their investment.

Risks Related to our Business

We may change our plans for the development of solithromycin for the treatment of CABP or any of our other drug candidates or any of the indications we are pursuing for our drug candidates.

In late December, the FDA issued a complete response letter, or CRL, to our NDAs for solithromycin for the treatment of CABP. The FDA issues complete response letters to indicate that the review cycle for an application is complete and that the application is not ready for approval in its present form. The FDA determined that the risk of hepatotoxicity of solithromycin had not been adequately characterized. The FDA noted the size of the safety database is limited to 920 patients who received solithromycin at the proposed dose and duration, and is too small to adequately characterize the nature and frequency of serious hepatic adverse effects. To address this deficiency, the FDA is recommending a comparative study to evaluate the safety of solithromycin in patients with CABP. Specifically, the CRL recommends that we consider a study of approximately 9,000 patients exposed to solithromycin to enable exclusion of serious drug induced liver injury, or DILI, events occurring at a rate of approximately 1:3000 with a 95% probability. In addition, the CRL noted that while the FDA reserves comment on the proposed labeling until the NDAs are otherwise adequate, even in the absence of a case of Hy’s Law or of another form of serious DILI in future studies, labeling will need to include adequate information about the potential for hepatotoxicity, limiting use to patients who have limited therapeutic options and limitations regarding duration of therapy. A comprehensive plan for post-marketing safety assessment including an enhanced pharmacovigilance program will also be required. Further, the CRL stated that during recent inspections of the Wockhardt and Hospira manufacturing facilities, the FDA field investigator conveyed deficiencies to representatives of the facilities. Satisfactory resolution of these deficiencies is required prior to approval of the NDAs. Details on these deficiencies were not provided in the CRL.

While we have met with the FDA to obtain more clarity on the findings in the CRL, additional meetings will be required. In addition, the work to address the manufacturing issues could be lengthy and costly and is not within our control. Further, we are assessing the implications of the label warning on the marketability of solithromycin. In light of this, we are still determining the future of our development program for solithromycin. Depending on our resources, as well as any further insight into responding to the CRL and the development plans for solithromycin, including the cost and duration of responding to the CRL, as well as the anticipated market for solithromycin, we may choose to alter, reduce or terminate our development plans for solithromycin.

Given our need to conserve resources, we could change our plans for the other indications we are pursuing for solithromycin or our plans and research and development activities for any of our other product candidates.

Given the uncertainty at this time regarding our development plans for our drug product candidates, the other risks cited in this Section 1A generally do not reflect any possible changes to our current development plans for those product candidates. Consequently, the other risk factors should not be understood to indicate any decision by us to necessarily continue with our current development plans.

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We may not realize the expected benefits of our recently initiated cost-saving initiatives.

As a result of the receipt of the CRL and the resulting uncertainty regarding our development plans for solithromycin, reducing costs to conserve our financial resources is a key focus of our management. In late February 2017, we initiated a reduction to our workforce. Personnel reductions were initiated across our entire organization that have resulted in a remaining workforce of 45 full-time employees. The principal objective of the reduction in workforce is to enable us to conserve our financial resources as we determine whether and how to respond to the CRL, as well as determine the future of the other indications we are pursuing for solithromycin and the development programs for our other drug candidates.

We expect to record an aggregate charge related to one-time termination benefits of approximately $3.5 million to be recorded in the first quarter of 2017. If we experience unanticipated inefficiencies or incremental costs in connection with restructuring activities, such as unanticipated inefficiencies or other negative impacts caused by reducing headcount, we may be unable to meaningfully realize our expected cost savings and we may incur expenses in excess of what we anticipate. Either of these outcomes could prevent us from meeting our strategic objectives and could adversely impact our results of operations and financial condition.

We may undertake additional cost-saving initiatives, but there is a risk that we might not achieve the desired savings and efficiencies with any future initiatives. Further, the termination of any program we currently are pursuing could result in termination fees and other fixed costs that could have a material adverse impact on our results of operations and financial condition.

Our efforts to explore external late-stage assets and other potential strategic business opportunities to determine the best use of our resources and clinical programs to deliver value to patients and shareholders may not result in any definitive transaction or deliver the expected benefits, and may create a distraction for our management and uncertainty that may adversely affect our operating results and business.

In February 2017, as a consequence of the solithromycin CRL we received, and subsequent discussions with the FDA, resulting in the delay of the potential approval of solithromycin, we initiated companywide cost and personnel reductions. The principal objective of the reductions is to enable us to conserve our financial resources as we evaluate our path forward on our existing pipeline and potential business development opportunities. No timetable has been set for completion of this evaluation process, and there can be no assurance that any transaction will result. Strategic alternatives we may pursue could include, but are not limited to, joint ventures or partnering or other collaboration agreements, licensing arrangements, or another transaction intended to maximize shareholder value, such as a merger, a sale of our company or some or all of its assets, or another strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms.

There are various uncertainties and risks relating to our evaluation and negotiation of possible strategic alternatives and our ability to consummate a definitive transaction, including:

•	expected benefits may not be successfully achieved;

•	evaluation and negotiation of a proposed transaction may distract management from focusing our time and resources on our current operations, which could have a material adverse effect on our operating results and business;

•	the process of evaluating proposed transactions may be time consuming and expensive and may result in the loss of business opportunities;

•	perceived uncertainties as to our future direction may result in increased difficulties in retaining key employees, particularly senior management;

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•	even if we negotiate a definitive agreement, successful integration or execution of the strategic alternative will be subject to additional risks;

•	the current market price of our common stock may reflect a market assumption that a transaction will occur, and during the period in which we are considering a transaction, the market price of our common stock could be highly volatile; and

•	a failure to complete a transaction could result in a negative perception by investors of our company generally and could cause a decline in the market price of our common stock, as well as lead to greater volatility in the market price of our common stock, all of which could adversely affect our ability to access the equity and financial markets, as well as our ability to explore and enter into different strategic alternatives.

We may not reduce our operating expenses as much as planned, which could negatively impact our cost-saving initiatives.

As part of our recently enacted corporate restructuring, we intend to reduce our research and corporate expenses while we determine whether and how to respond to the CRL, as well as determine the future of the other indications we are pursuing for solithromycin and the development programs for our other drug candidates, and consider potential business development opportunities. We might not be successful in reducing these expenses as much as we plan or to any significant degree, which could prevent us from meeting our strategic objectives and have a material adverse impact on our results of operations and financial condition.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of December 31, 2016, we had an accumulated deficit of approximately $437.0 million. We have no product revenues, but do have revenue from contract research and upfront and milestone fees paid in connection with a license agreement. We have funded our operations to date from the private sale of equity and debt, our IPO and public offerings of our common stock. We expect to incur substantial additional losses over at least the next few years as we pursue our research, development, pre-clinical testing, clinical trial and commercialization activities, especially those related to solithromycin, especially to address the CRL, and fusidic acid, and we expect these losses to continue for a period of time until the approval of and any resulting launch of solithromycin, if any. In addition, we also expect to incur additional costs operating as a public company. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

If we are unable to commercialize solithromycin for the treatment of CABP or experience significant delays in doing so, our business, financial condition and results of operations will be materially adversely affected.

Our ability to generate product revenues from our main product candidate solithromycin for the treatment of CABP will depend heavily on the successful development and eventual commercialization of solithromycin for such indication, if approved.

In May 2016, we announced the completion of the NDAs for solithromycin for the treatment of CABP. In late December 2016, the FDA issued a Complete Response Letter, or CRL, to our NDAs for solithromycin for the treatment of CABP. The FDA issues complete response letters to indicate that the review cycle for an application is complete and that the application is not ready for approval in its present form. The FDA determined that the risk of hepatotoxicity had not been adequately characterized. The FDA noted the size of the safety database is limited to 920 patients who received solithromycin at the proposed dose and duration, and is too small to adequately characterize the nature and frequency of serious hepatic adverse effects. To address this deficiency, the FDA is recommending a comparative study to evaluate the safety of solithromycin in patients with CABP. Specifically, the CRL recommends that we consider a study of approximately 9,000 patients

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exposed to solithromycin to enable exclusion of serious drug induced liver injury, or DILI, events occurring at a rate of approximately 1:3000 with a 95% probability.

In addition, the CRL noted that while the FDA reserves comment on the proposed labeling until the NDAs are otherwise adequate, even in the absence of a case of Hy’s Law or of another form of serious DILI in future studies, labeling will need to include adequate information about the potential for hepatotoxicity, limiting use to patients who have limited therapeutic options and limitations regarding duration of therapy. A comprehensive plan for post-marketing safety assessment including an enhanced pharmacovigilance program will also be required.

Further, the CRL stated that during recent inspections of the Wockhardt and Hospira manufacturing facilities, the FDA field investigator conveyed deficiencies to representatives of the facilities. Satisfactory resolution of these deficiencies is required prior to approval of the NDAs.

While we have met and expect to continue dialogue with the FDA to discuss the CRL and are working to address the issues raised in the CRL, approval of our NDAs may not be received for a number of reasons, including the following:

•	we may not prove the safety of solithromycin if there is a higher rate of DILI events than that set out in the CRL;

•	our third party manufacturers may not provide proper manufacturing capabilities that meet regulatory approval; and

•	the FDA could raise other issues not set out in the CRL.

Our MAA for solithromycin for the treatment of CABP remains under review in the EU. If the MAA is not approved by the EMA, we will not receive marketing authorization for solithromycin in the EU and will be unable to sell solithromycin in the EU.

If our current applications for marketing approval in the U.S. and the EU are denied, we may need to conduct additional clinical trials at significant delay and cost or abandon development of solithromycin altogether. The failure to achieve regulatory approval of solithromycin for the treatment of CABP could materially adversely affect our business, financial condition and results of operations.

Even if we receive regulatory approval, any required post-marketing safety studies may fail to demonstrate safety, the labeling approved by the FDA may be so onerous as to prevent doctor and patient acceptance of solithromycin or other issues may arise with the administration, marketing or manufacture of solithromycin that could have a material adverse effect on our business, financial condition and results of operations.

Our planned commercialization of solithromycin for the treatment of CABP could be delayed or denied if our third party manufacturers do not meet regulatory requirements.

Each component of our planned solithromycin products, both the oral and intravenous formulations that are the subjects of our NDAs for the treatment of CABP on file with both the FDA and the EMA, as well as the manufacturer of each component, must meet all applicable regulatory requirements in order to receive regulatory approval as well as maintain regulatory compliance after approval. This occurred in 2016 when the FDA imposed an import restriction on a Wockhardt facility in India that manufactures solithromycin for us and the FDA cited in the CRL that there were deficiencies at the Wockhardt and Hospira facilities regarding their compliance with cGMP.

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In the future, any of the following could have a material adverse impact on our business, financial condition, results of operations or prospects:

•	If any manufacturer we employ for the production of solithromycin cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, in which event we would not receive approval from the FDA for solithromycin for the treatment of CABP;

•	Even if our manufacturers are successful in ultimately meeting FDA requirements for our NDAs, compliance issues that arise prior to receipt of approval of the NDAs could cause significant and expensive delays prior to receiving approval;

•	A delay in receiving approval of the NDAs could negatively impact any pre-launch activities for solithromycin;

•	If approval is received, the failure of our third party manufacturers to continue to meet applicable regulatory requirements could result in the loss of those manufacturing sources, which could cause shortages of commercial product.

These same risks apply to our current application to the EMA for solithromycin for the treatment of CABP.

We are heavily dependent on the success of solithromycin and, to a lesser extent, fusidic acid, which are still under clinical development. The FDA and foreign regulatory approval process is lengthy, time consuming and inherently unpredictable and if we are ultimately unable to obtain regulatory approval for solithromycin or fusidic acid our business will be substantially harmed.

We have no products that have been approved for sale. We cannot commercialize, market, or sell solithromycin or fusidic acid in the U.S. without FDA approval. FDA approval for either product, if received, is at least one year away. To commercialize solithromycin outside of the U.S., we would need applicable foreign regulatory approval, for which we have submitted an MAA to the EMA. The clinical development of solithromycin and fusidic acid for any indication is susceptible to the risk of failure inherent in any stage of drug development, including failure to achieve efficacy across a broad population of patients, the occurrence of severe adverse events and the FDA or any applicable foreign regulatory authority determining that a drug product is not approvable.

The process required to obtain approval for commercialization from the FDA and similar foreign authorities is unpredictable, and typically takes many years following the commencement of clinical trials depending on numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to obtain regulatory approval may change during the course of a product’s clinical development. We may fail to obtain regulatory approval for solithromycin, fusidic acid or any other product candidates for many reasons, including the following:

•	we may not be able to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval, and/or the FDA may require additional, expensive trials;

•	we may not be able to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	we may not be able to demonstrate that a product candidate is non-inferior or superior to the current standard of care, future competitive therapies in development, or over placebo in any indications for which the FDA requires a placebo-controlled trial;

•	the data collected from clinical trials of any product candidates that we develop may not be sufficient to support the submission of a new drug application, or NDA, or other submission or to obtain regulatory approval in the U.S. or elsewhere;

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•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval;

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from pre-clinical studies or clinical trials;

•	the FDA or comparable foreign regulatory authorities may not accept data generated at our clinical trial sites;

•	the FDA or comparable foreign regulatory authorities may fail to approve the clinical practices of the third-party clinical research organizations, or CROs, we use for clinical trials; and

•	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we or our collaborators enter into agreements for clinical and commercial supplies.

This lengthy approval process as well as the unpredictability of future clinical trial results may prevent us from obtaining regulatory approval to market solithromycin, fusidic acid or any future product candidates for any indication, which would significantly harm our business, financial condition, results of operations and prospects.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive, can take many years to complete and its outcome is highly uncertain. Failure can occur at any time during the clinical trial process due to inadequate performance of a drug or inadequate adherence by patients or investigators to clinical trial protocols. Pursuant to FDA guidelines, new drugs must show non-inferiority or superiority to existing approved treatments. We conducted our solithromycin for CABP clinical trials pursuant to proposed guidelines published by the FDA. While we believed we had completed all the clinical trials necessary to support the NDA for solithromycin for CABP and have a sufficient database of both efficacy and safety, the FDA disagreed with our assessment and is requiring additional clinical data to support approval, specifically lack of liver toxicity. This has added to the duration and cost of the development of solithromycin for CABP, and the liver toxicity trial could take longer and be more expensive than we currently estimate. Any additional trials, for whatever reason, would add to the time and cost of solithromycin’s development. We face these same risks with any other indication we are pursuing for solithromycin as well as for our other product candidates.

In addition, the results of pre-clinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results of our Phase 3 trial for fusidic acid for the treatment of ABSSSI that we announced in late February 2017 may not be repeated in subsequent trials. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in Phase 2 and Phase 3 clinical trials despite achieving successful results in earlier stage trials. The failure to obtain positive results in any of our Phase 2 or Phase 3 clinical trials could seriously impair the development prospects, and even prevent regulatory approval, of solithromycin or fusidic acid or any candidate in our existing proprietary macrolide library. Even with positive clinical trial results, there is risk that regulators will not accept the clinical trial findings or will require additional trials or other data, as we recently experienced with the CRL for solithromycin as a treatment for CABP.

Further, regulatory approvals in foreign countries are subject to risks associated with different regulatory requirements, including clinical trial guidance, and regulatory schemes, including, for example, multiple country regulation within the European Union. As a result, clinical trial results and other regulatory processes undertaken by us within the U.S. may not be accepted in foreign countries, which would add to the cost and time to develop our product candidates in foreign countries.

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We have no experience as a company in bringing a drug to regulatory approval or to the market.

As a company, we have never obtained regulatory approval for, or commercialized, a drug. It is possible that the FDA may refuse to accept any or all of our planned NDAs for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval of solithromycin, fusidic acid or any future product candidates, as it did in issuing the CRL for our NDAs for solithromycin for the treatment of CABP in December 2016. As with the CRL, if the FDA does not accept or approve any or all of our future NDAs, it may require that we conduct additional clinical, pre-clinical or manufacturing validation studies, which may be time-consuming and costly, and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have planned or have available. We estimate that we will not be able to complete a response to the CRL until the second half of 2017 at the earliest. Any delay in obtaining, or an inability to obtain, regulatory approvals would prevent us from commercializing solithromycin for CABP or any other indication or fusidic acid, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit, including our current NDAs for solithromycin for CABP. If any of these outcomes occur, we may be forced to abandon our current and any future NDAs for either solithromycin or fusidic acid or both, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for any approval in a foreign jurisdiction.

We might not successfully differentiate solithromycin from telithromycin (Ketek®), a macrolide found to cause severe side effects, including liver failure.

Ketek is a macrolide antibiotic that the FDA approved in 2004 for the treatment of multi-drug resistant pneumococci and other CABP bacteria. Soon after release, however, Ketek was found to cause reversible visual disturbances, exacerbate myasthenia gravis (a neurological disorder characterized by improper muscle regulation) and cause liver failure. These effects led the FDA to require the drug label for Ketek to include a strengthened warning section regarding specific drug-related adverse events and contributed to Ketek being withdrawn in 2007 for the treatment of all infections other than CABP. Through ongoing research, we have developed multiple ways to differentiate solithromycin from Ketek. Our research suggests these side effects may be caused by the pyridine moiety, which forms a part of the structure of Ketek. We have demonstrated that pyridine inhibits the action of nicotinic acid acetylcholine receptors that could result in the side effects caused by Ketek. Solithromycin and older generation macrolides, including azithromycin and clarithromycin, that have been widely marketed do not have a pyridine component.

Because of the Ketek experience, we believe solithromycin, which is a macrolide, was carefully scrutinized by the FDA as part of its review of our NDAs for solithromycin as a treatment for CABP. Another ketolide, cethromycin (Restanza) that is being developed by Advanced Life Sciences, received a complete response letter from the FDA in 2009, and it appears that development of the drug has not continued. The FDA attributed its rejection to the company’s trial design, which enrolled patients with less severe CABP and was conducted prior to the release of the FDA’s updated trial design guidance. Also, the FDA placed a partial clinical hold on one of our Phase 1 clinical trials for oral solithromycin over concern about possible toxicity related to solithromycin, and subsequently converted the partial clinical hold into a full clinical hold in April 2010. At the time, the FDA had concerns that solithromycin, as a fluoroketolide, may have similar toxicity issues as Ketek. While we addressed the FDA’s concerns and were allowed to proceed with the trial, which we successfully completed, we believe that the clinical hold indicates the scrutiny that the FDA applied to our NDAs for solithromycin due to the Ketek experience.

If our prior research is proven to be incorrect or if in a study of liver toxicity in response to the CRL or in other research solithromycin demonstrates similar side effects to Ketek or poses high risk of liver injury or any other SAE, the FDA might not approve solithromycin. Even if we receive approval and future studies show no

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adverse events, the CRL stated the FDA will require a warning on the label (as stated in the CRL) and might withdraw approval, require us to conduct additional clinical trials, or require additional warnings on product labeling, which could limit the available market for solithromycin, any of which would significantly harm our ability to generate revenues from solithromycin.

Even if the FDA approves solithromycin, physicians may not be convinced that solithromycin is a safe and effective treatment for CABP and other infections, especially with a label warning that the CRL stated will be required. If physicians believe solithromycin demonstrates characteristics similar to Ketek or poses other unacceptably high risks, they might not prescribe solithromycin, which would negatively affect our revenues.

The results of any ongoing or future study or trial involving solithromycin, if negative, could have an adverse effect on FDA and other regulatory approval of solithromycin as a treatment for CABP as well our commercialization efforts for solithromycin and market acceptance of the same.

If the results of any of our ongoing or future studies of solithromycin should be negative, it could have an adverse effect on the planned NDA and potential approval of solithromycin as a treatment for CABP, including a delay in or lack of approval, which was the case with our NDAs for solithromycin for CABP. If after approval were received, negative results in any study or trial of solithromycin could have a negative effect on our commercialization and market acceptance of solithromycin, including downward pressure on pricing.

Our dependence upon third parties for the manufacture and supply of solithromycin, fusidic acid and any future product candidates may cause delays in, or prevent us from, successfully developing and commercializing our products.

We do not currently have nor do we plan to build the infrastructure or capability internally to manufacture solithromycin or fusidic acid for use in the conduct of our clinical trials or for commercial supply. We have contracted with companies in India, Japan and North America to provide commercial supplies of solithromycin. Similarly, in July 2013, we contracted with Hospira Worldwide, Inc., or Hospira (now owned by Pfizer), to provide us with clinical and commercial supplies of the intravenous form of solithromycin. Under the terms of the agreement, if Hospira fails to supply a specified percentage of product to us, we may seek an alternate supplier. We aim to have several sources of oral and IV solithromycin in several locations worldwide and to that end we are working on developing at least one additional manufacturing source in North America for IV solithromycin. However, if any of these entities were unable to provide our needed supply of oral or intravenous solithromycin, we may not be able to negotiate an agreement with another source on acceptable terms or in a timely fashion, if at all.

In addition, regulatory requirements could pose barriers to the manufacture of our API and finished product for solithromycin and Fusidic acid. Our third-party manufacturers are required to comply with the FDA’s current good manufacturing practices, or cGMP, regulations. As a result, the facilities used by any of our current and future manufacturers to manufacture solithromycin and fusidic acid must be approved by the FDA after we submit an NDA to the FDA and before approval of solithromycin and fusidic acid. Similar regulations apply to manufacturers of our products for use or sale in foreign countries. We do not control the manufacturing process of solithromycin or fusidic acid and are completely dependent on these third-party manufacturing partners for compliance with the applicable regulatory requirements for the manufacture of solithromycin and fusidic acid API and their finished product. If our manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA and any applicable foreign regulatory authority, they will not be able to secure the applicable approval for their manufacturing facilities. If these facilities are unable to comply with the FDA’s cGMP requirements, or otherwise are not approved for the commercial manufacture of solithromycin or fusidic acid, we may need to find alternative manufacturing facilities, which would result in significant delays of up to several years in obtaining approval for solithromycin or fusidic acid. In addition, our manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory

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requirements. Failure by any of our manufacturers to comply with applicable cGMP regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of approvals, operating restrictions, interruptions in supply, and criminal prosecutions, any of which could have a material adverse impact on our business, financial condition, results of operations or prospects.

As part of its review of our NDAs for solithromycin for CABP, the FDA evaluated the CMC section of those NDAs. The FDA placed an import alert on a Wockhardt manufacturing facility in August 2016, several months after our NDAs had been submitted and accepted for review by the FDA. The FDA’s concerns with Wockhardt’s operations and facilities are related to the GMP quality systems at Wockhardt. In the CRL issued by the FDA on our NDAs, the FDA stated that during recent inspections of the Wockhardt and Hospira manufacturing facilities, the FDA field investigator conveyed deficiencies to representatives of the facilities. Satisfactory resolution of these deficiencies is required prior to approval of the NDAs. Details on these deficiencies were not provided in the CRL. In December 2016, the FDA issued a warning letter to Wockhardt regarding cGMP compliance deficiencies at their Ankleshwar facility. There can be no assurance if or when Wockhardt will be able to resolve these issues.

Similarly, one of two facilities in India at which Wockhardt produced capsules of solithromycin for clinical trials, was audited by the Medicines and Healthcare Products Regulatory Agency, or MHRA, the regulatory agency of Great Britain, which took issue with Wockhardt’s practices at the plant and as a result the capsules of solithromycin produced at that plant could not be imported into Europe for use in our Phase 3 clinical trial. We had some capsules on hand and also produced new capsules, but the incident caused a several month delay in having drug available for our Phase 3 oral solithromycin trials in Europe, which, however, was planned to be in advance of the onset of flu season in Europe so the delay had minimal impact on the trial timeline. However, similar experiences could occur with more significant impact on our development program or commercialization of solithromycin.

As part of our earlier commercialization plans for the anticipated demand for solithromycin for the treatment of CABP, we have been developing various additional supply sources for the API of solithromycin. This includes manufacturing activities at Uquifa in Jiutepec, Mexico, which we began in the second quarter of 2014. We have accelerated our API manufacturing activities with Uquifa and expect to provide data from Uquifa to the FDA to address the issues noted in the CRL related to manufacturing. However, as we experienced, the issues cited by the FDA at the Wockhardt facility adversely affected our NDAs and similar issues, if experienced, could have similar consequences on any future applications.

We employ the services of Ercros S.A., or Ercros, to produce fusidic acid’s API and intend to utilize a third-party manufacturer to produce the finished dosing formulation of fusidic acid. We have a long-term exclusive supply arrangement with Ercros to produce the fusidic acid we need in which Ercros agrees to exclusively supply us with fusidic acid in the U.S., and we agree to obtain our supply of fusidic acid for commercial sale exclusively from Ercros, subject to a right to develop a second source for limited supply quantities. We believe Ercros is one of only two currently known manufacturers that can produce fusidic acid compliant with the purity required for human use. The second manufacturer is not available as a supplier to us. Fusidic acid is difficult to produce at the required purity levels because of its complex fermentation process. As such, there are underlying risks associated with its manufacture, which could include cost overruns, new impurities, difficulties in scaling up or reproducing manufacturing processes and lack of timely availability of raw materials. We have yet to identify a viable second source of fusidic acid but continue to research alternatives. If Ercros cannot supply sufficient quantities of fusidic acid to make clinical supplies, it would harm our ability to develop fusidic acid. We may not be able to locate a second manufacturer or, if we do, we may not be able to negotiate an agreement on favorable terms, if at all. On June 20, 2012, the FDA issued a Warning Letter to Ercros, citing cGMP violations at the Ercros facility that manufactures the API for fusidic acid. Although some of the alleged violations may be related to products other than fusidic acid, the FDA’s issuance of a Warning Letter signifies FDA concerns with cGMP compliance at the Ercros facility. We believe Ercros is actively working with FDA to resolve these issues. However, if Ercros is unable to satisfactorily address the FDA’s concerns in a timely manner, the FDA may take further enforcement

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actions that could significantly jeopardize our supply of fusidic acid API for use in clinical trials or later commercialization. For example, the FDA might issue an import alert, which could preclude us from importing fusidic acid API manufactured at the Ercros facility. Particularly in light of the unavailability of alternative suppliers for fusidic acid API, this could significantly impact our ability to develop and commercialize fusidic acid.

Finally, we also could experience manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreement between us. If Hospira, Ercros, or any alternate supplier of API or finished drug product for solithromycin or fusidic acid experiences any significant difficulties in its respective manufacturing processes, does not comply with the terms of the agreement between us or does not devote sufficient time, energy and care to providing our manufacturing needs, we could experience significant interruptions in the supply of solithromycin or fusidic acid, which could impair our ability to supply solithromycin or fusidic acid at the levels required for our clinical trials and commercialization, if approved, and prevent or delay their successful development and commercialization.

In addition, our reliance on foreign suppliers poses risks due to possible shipping delays, import restrictions and foreign regulatory regimes. Finally, any manufacturing facility is at risk of natural or man-made disaster, which could significantly reduce our clinical and commercial supplies of drug product.

These same risks apply to procuring comparator API or other comparator supplies needed for clinical trials in which we may compare our product candidates to currently approved drugs.

If we fail to obtain additional financing, we may not be able to complete the development and commercialization of solithromycin or fusidic acid.

We need substantial amounts of cash to complete the clinical development and commercialization of solithromycin and fusidic acid, especially to address the issues raised in the CRL and, if approved by the FDA, the commercial launch of solithromycin for CABP. Prior to the receipt of the CRL, and in conjunction with completing the second of two pivotal clinical trials and the submission of our NDAs for solithromycin for the treatment of CABP during the fourth quarter of 2015, and throughout the majority of 2016 we engaged in certain additional clinical and commercial activities, and accelerated others, including building inventory of solithromycin in preparation for commercial launch in the U.S. (which prior to approval is expensed as research and development expense in accordance with GAAP) and supporting certain investigator-led studies of solithromycin in additional indications. In addition, in 2016 we began to engage in additional sales and marketing preparation activities focused on solithromycin for the treatment of CABP, including hiring additional commercial management personnel, engaging in pricing research and other market research, and began building our specialty antibiotic sales force.

As a consequence of the solithromycin complete response letter received, and subsequent discussions with the FDA, resulting in a delay of the potential approval of solithromycin, we recently initiated companywide cost and personnel reductions. These actions have resulted in an approximately 67% reduction in our workforce from 136 to 45 employees, and significant reductions in external spending related to commercial preparedness and non-essential activities. The principal objective of the reductions is to enable us to conserve our financial resources as we evaluate the best path forward with our existing pipeline and potential business development opportunities.

Based on current assumptions, we believe that our existing cash and equivalents will enable us to fund our current operating expenses and capital requirements for at least the next 12 months from the filing date of this report. Such operating and capital requirements do not contemplate incremental expenses associated with a full scale commercial launch of solithromycin or any additional clinical trials with any of our product candidates. However, we have based our estimates on assumptions that may prove to be wrong, and we may use our

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available capital resources sooner than we currently expect. Moreover, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. For example, our clinical trials may encounter technical, enrollment or other issues that could cause our development costs to increase more than we expect and we may be required to conduct additional trials requested by the FDA that could increase our costs significantly. We would also need to raise additional funds sooner if we choose to initiate clinical trials more rapidly than we presently anticipate or if we elect to conduct additional trials for alternate indications. In any event, the costs to develop and launch solithromycin and to develop fusidic acid will be significant and we will need to raise additional capital to execute a safety study for solithroymycin and to support any development for other indications for solithromycin, as well as to continue development activities to obtain regulatory approval of and to commercialize fusidic acid.

We may raise additional capital from the issuance of equity and/or debt securities, collaborations with third parties, out-licensing of rights to our product candidates and other means, or a combination of any of the above. Securing additional financing, however, will require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from our day-to-day activities, which may adversely affect our management’s ability to conduct our day-to-day operations. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	significantly delay, scale back or discontinue the development or commercialization of solithromycin and/or fusidic acid;

•	seek collaborators for solithromycin and/or fusidic acid at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; and

•	relinquish or license, potentially on unfavorable terms, our rights to solithromycin and/or fusidic acid that we otherwise would seek to develop or commercialize ourselves.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing discovery, development and commercialization efforts, and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

The commercial success of solithromycin, fusidic acid and any other product candidates that we develop, if approved in the future, will depend upon attaining significant market acceptance of these products among physicians and payors.

As a company, we have never commercialized a product candidate for any indication. Even if solithromycin, fusidic acid or any other product candidate that we develop is approved by the appropriate regulatory authorities for marketing and sale, physicians may not prescribe our approved products, which would prevent us from generating revenues or becoming profitable. Efforts to educate the medical community and third party payors on the benefits of our product candidates may require significant resources and may not be successful. If a product candidate is approved but does not achieve an adequate level of market acceptance, we may not generate significant revenues and we may not become profitable. Market acceptance of solithromycin, fusidic acid and any other product candidates that we develop by physicians, patients and payors will depend on a number of factors, many of which are beyond our control, including:

•	the clinical indications for which the product is approved;

•	acceptance by physicians and payors of each product as a safe and effective treatment;

•	limitations or warnings contained in a product’s FDA-approved labeling, as will be the case if solithromycin is approved for CABP;

•	prevalence and severity of adverse side effects;

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•	the cost of treatment in relation to alternative treatments, including numerous generic drug products, such as azithromycin, levofloxacin and vancomycin;

•	the relative convenience and ease of administration of solithromycin in the treatment of CABP and fusidic acid in the treatment of ABSSSI and/or refractory bone and joint infections;

•	the availability and efficacy of competitive drugs;

•	our ability to recruit and retain a sales force, if necessary;

•	the effectiveness of our or any third-party partner’s sales force and marketing efforts;

•	our ability to forecast demand and maintain sufficient supplies of our drug products;

•	our ability to manufacture or obtain commercial quantities of our drug products;

•	the strength of our sales and marketing and distribution support;

•	the effectiveness of our marketing and advertising campaigns;

•	our ability to deliver our products on a timely basis;

•	the extent to which bacteria develop resistance to any antibiotic product candidate that we develop, thereby limiting its efficacy in treating or managing infections;

•	our ability to establish and maintain pricing sufficient to realize a meaningful return on our investment;

•	the extent to which the product is approved for inclusion on formularies of hospitals and managed care organizations;

•	whether the product is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular infections;

•	the availability of adequate reimbursement by third parties, such as insurance companies and other health care payors, and/or by government health care programs, including Medicare and Medicaid;

•	adverse publicity about a product or favorable publicity about competitive products; and

•	potential product liability claims.

Even if the medical community accepts that solithromycin and fusidic acid are safe and efficacious for their approved indications, physicians may not immediately be receptive to the use or may be slow to adopt solithromycin as an accepted treatment for CABP and fusidic acid as an accepted treatment for ABSSSI and/or bone and joint infections. While we believe each of solithromycin and fusidic acid has significant advantages, we cannot assure you that any labeling approved by the FDA will permit us to promote solithromycin or fusidic acid as being safe or superior to competing products. If either or both of solithromycin or fusidic acid are approved but do not achieve an adequate level of acceptance by physicians and payors, we may not generate sufficient or any revenues from these products and we may not become profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of solithromycin and fusidic acid may require significant resources and may never be successful.

The successful commercialization of our product candidates will depend on the pricing we are able to achieve for our product candidates, both inside and outside the U.S.

Our ability to successfully commercialize our product candidates will be dependent on whether we can obtain adequate pricing for any particular product candidate. Pricing may be substantially dependent on our ability to obtain reimbursement from third party payors, both in the U.S. and in foreign countries. Outside the U.S., certain countries, including a number of European Union members, set prices and reimbursement for pharmaceutical products, or medicinal products as they are commonly referred to in the E.U., with limited participation from those marketing the products. We cannot be sure that any prices and reimbursement will be

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acceptable to us or our strategic commercial partners. If the regulatory authorities in these foreign jurisdictions set prices or reimbursement that are not commercially attractive for us or our strategic commercial partners, our revenues from sales by us or our collaborators, and the potential profitability of our product candidates, in those countries would be negatively affected. Further, through contractual or other arrangements, the price we may be able to obtain in foreign countries may be dependent on the price we can achieve in the U.S.

Our estimates of the market for and commercialization of solithromycin as a treatment for CABP or for any other product candidate may be inaccurate or vary significantly over the potential market size.

The potential market opportunities for solithromycin and any other product candidate are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our product candidates could be smaller than our estimates of the potential market opportunities.

In addition, our estimates regarding the timing and amount of acceptance of any product candidate, and the pricing achievable for any product candidate may prove incorrect. Further, our plans for commercialization of any product candidate may not materialize in the time or manner we anticipate and may be adversely impacted by any required label warnings, as will be the case if solithromycin is approved for CABP, or any perceived safety or efficacy concerns. Finally, we may underestimate the demand for a product candidate, which could lead to lack of commercial quantities when needed and result in market backlash against the product candidate. Any of these occurrences could have a material adverse effect on our plans for commercialization of and the generation of any revenue from any product candidate.

If we believe regulatory approval and a sufficient market are likely for solithromycin for CABP, we would expect to build our own marketing and sales organization for solithromycin for CABP, but have no experience as a company in marketing drug products. If we are unable to successfully establish our own marketing and sales capabilities, or enter into agreements with third parties to market and sell our products after they are approved, we may not be able to generate product revenues.

If we believe regulatory approval of and a sufficient market for solithromycin for CABP are likely, we would expect to build our U.S. sales organization for the marketing, sales and distribution of solithromycin as a treatment for CABP, the size and nature of which would be determined by approved labeling and the potential market for solithromycin in light of that label. The establishment and development of our own sales force will be expensive and time consuming and could delay the planned launch of solithromycin, and we cannot be certain that we will be able to successfully develop this capability. The timing of building any sales force will be dependent on many factors, including the anticipated approval date and our financial resources. We may seek one or more licensing partners to handle some or all of the sales and marketing of solithromycin for CABP in the U.S. In order to successfully commercialize any other products, we must develop these capabilities on our own or make arrangements with third parties for the marketing, sales and distribution of our products. There also may be certain markets within the U.S. for solithromycin for which we may seek a co-promotion arrangement. If we are not successful in building our own sales force, we may not be able to enter into arrangements with third parties to sell solithromycin or fusidic acid on favorable terms or at all. We would not have control over a third-party sales organization and would be dependent on that organization for successfully selling any of our products. Such a third-party organization may not devote the necessary manpower, time, resources or priority to our products, which would negatively impact our results of operations. In the event we are unable to develop our own marketing and sales force or collaborate with a third-party marketing and sales organization, we would not be able to commercialize solithromycin, fusidic acid or any other product candidates that we develop, which would negatively impact our ability to generate product revenues. Further, whether we commercialize products on our own or rely on a third party to do so, our ability to generate revenue will be dependent on the effectiveness of the

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sales force. In addition, to the extent we rely on third parties to commercialize our approved products, we will likely receive less revenues than if we commercialized these products ourselves.

A failure to maintain optimal inventory levels to meet commercial demand for any product that may be approved, including solithromycin, could harm our reputation and subject us to financial losses.

Because accurate product planning is necessary to ensure that we maintain optimal inventory levels for any product candidate that might be approved, including solithromycin, significant differences between our estimates and judgments and future actual demand for any approved products and the shelf life of inventory may result in significant charges for excess inventory or purchase commitments in the future. If we are required to recognize charges for excess inventories, such charges could have a material adverse effect on our financial condition and results of operations. Our ability to maintain optimal inventory levels also depends on the performance of third-party contract manufacturers. If our manufacturers are unsuccessful in either obtaining raw materials, if we are unable to release inventory on a timely and consistent basis, if we fail to maintain an adequate level of product inventory, if inventory is destroyed or damaged, or if our inventory reaches its expiration date, patients might not have access to our products, sales could be lost, our reputation and brands could be harmed, and physicians may be less likely to prescribe our products in the future, each of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are obligated to provide Toyama with clinical and commercial supply of solithromycin at prices determined by our manufacturing costs, which could negatively impact our results of operations in the event we cannot provide those supplies on our own and have to purchase them outside of our contracted suppliers. To provide this supply, we entered into a supply agreement with Fujifilm, which contains a minimum purchase requirement, which if triggered, could have a material adverse impact on our results of operations.

Pursuant to the terms of our supply agreement with Toyama, we are the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in clinical trials in Japan. Pursuant to the supply agreement, Toyama will pay us for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to our costs. All API for solithromycin supplied by us to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from us at prices determined by our manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. The supply agreement will continue until the expiration or termination of the license agreement. In the event we cannot provide Toyama’s supplies under our own contracts with manufactures, we would have to either reduce our own supply of solithromycin or purchase it outside of our contracted manufacturers, which would negatively impact our results of operations. In January 2016, we entered into an API supply agreement with Fujifilm to provide a supply source in Japan to meet our obligations under the supply agreement with Toyama, but circumstances could occur that might render this source insufficient for our purposes. In the event that supply validation studies are completed and Fujifilm has constructed a facility to provide us the supply, we are subject to a minimum purchase requirement for a period of time that could run to an aggregated approximately $80 million, although such expense would be offset by sales to Toyama, if any.

Future legislation, and/or regulations and policies adopted by the FDA or other regulatory health authorities may increase the time and cost required for us to conduct and complete clinical trials for solithromycin, fusidic acid or other product candidates that we develop.

The FDA has established regulations, guidelines and policies to govern the drug development and approval process, as have foreign regulatory authorities. Any change in regulatory requirements due to the adoption by the FDA and/or foreign regulatory authorities of new legislation, regulations, or policies may require us to amend existing clinical trial protocols or add new clinical trials to comply with these changes. Such amendments to

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existing protocols and/or clinical trial applications or the need for new ones, may significantly impact the cost, timing and completion of the clinical trials.

In particular, drugs being tested and/or developed for the treatment of CABP, including solithromycin, are subject to proposed guidelines published by the FDA in 2009 (with new guidelines proposed in November 2011 and again in 2014). We have conducted our clinical trials to date according to the standards established by the 2009 and 2011 proposed guidelines. While we expected the FDA to revise the proposed guidelines for CABP, we could not delay development of solithromycin and began the Phase 3 oral trial in December 2012 and the Phase 3 IV-to-oral trial in December 2013, which was before the FDA issued revised proposed guidelines in 2014. While the 2014 proposed guidelines did not impose any new requirements on our Phase 3 trials, the FDA could further revise the guidelines. Any new proposed guidelines may require us to conduct additional clinical trials, re-run previously completed trials to gather data at different endpoints or according to different protocols, or otherwise materially alter our planned clinical development of solithromycin. Any such regulatory change may materially increase our costs, delay the completion of our clinical trials, and otherwise impact our ability to obtain regulatory approval for our product candidate. Furthermore, the FDA’s guidance documents are not binding on the FDA. As a result, the FDA may not accept the results of clinical trials we conduct even if they were to follow the FDA’s most recent guidance.

In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process, particularly in our areas of focus, may significantly delay or prevent regulatory approval, as well as impose more stringent product labeling and post-marketing testing and other requirements.

Bacteria might develop resistance to solithromycin or fusidic acid, which would decrease the efficacy and commercial viability of that product.

Drug resistance is primarily caused by the genetic mutation of bacteria resulting from sub-optimal exposure to antibiotics where the drug does not kill all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strains of bacteria resistant to current treatments. We are developing solithromycin and fusidic acid to treat patients infected with drug-resistant bacteria. With respect to solithromycin, which is a next generation macrolide, resistance issues associated with earlier generations of macrolides have led to a decrease in their use for treating serious respiratory tract infections such as CABP. If physicians, rightly or wrongly, associate the resistance issues of earlier generation macrolides with solithromycin, physicians might not prescribe solithromycin for treating a broad range of infections. Similarly, resistance to fusidic acid has developed outside the U.S. Our in vitro studies have shown that the reason for resistance to the oral formulation is that it was not dosed optimally. We believe that overuse of topical formulations of fusidic acid also contributed to development of resistance outside the U.S. If fusidic acid is improperly dosed, or if our studies incorrectly attributed an increase in resistance to inappropriate dosing, bacteria might develop resistance to fusidic acid in the U.S. If these bacteria develop resistance to solithromycin or fusidic acid, the efficacy of these products would decline, which would negatively affect our potential to generate revenues from these products.

Delays in clinical trials are common and have many causes, and any such delays could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales as currently contemplated.

We may experience delays in clinical trials of our product candidates. Our planned clinical trials might not begin on time, may be interrupted or delayed once commenced, might need to be redesigned, might not enroll a sufficient number of patients or might not be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including the following:

•	delays in obtaining regulatory approval to commence a trial;

•	imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

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•	delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

•	delays in obtaining required institutional review board, or IRB, approval at each site;

•	delays in identifying, recruiting and training suitable clinical investigators;

•	delays in recruiting suitable patients to participate in a trial;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	clinical sites dropping out of a trial to the detriment of enrollment;

•	time required to add new sites;

•	delays in obtaining sufficient supplies of clinical trial materials, including suitable active pharmaceutical ingredient, or API, whether of our product candidates or comparator drugs; or

•	delays resulting from negative or equivocal findings of the data safety monitoring board, or DSMB, for a trial.

We were subject to such a delay in 2008 when the FDA placed a partial clinical hold on our Phase 2 clinical trial for oral solithromycin over concern about possible toxicity related to solithromycin. The FDA converted the partial clinical hold into a full clinical hold in April 2010. At the time, the FDA had concerns that solithromycin, as a fluoroketolide, may have similar toxicity issues as Ketek. While we addressed the FDA’s concerns and were allowed to proceed with the trial, which we successfully completed, the trial was delayed by approximately 12 months. We could experience one or more such delays with other trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. In addition, the timing of our clinical trials may be dependent on a specific disease seasonality, as, for example, were our trials for solithromycin, which were dependent on the onset, degree and timing of the CABP season, which tends to occur in the winter months in each hemisphere. We could encounter delays in our ongoing and future clinical trials of solithromycin (for indications other than CABP), fusidic acid or any other product if participating physician investigators encounter unresolved ethical issues associated with enrolling patients in clinical trials of solithromycin (for indications others than CABP), fusidic acid or any other product in lieu of prescribing approved antibiotics that have established safety and efficacy profiles. Any of these delays in completing our clinical trials could increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues.

We may be required to suspend or discontinue clinical trials due to adverse side effects or other safety risks that could preclude approval of solithromycin or fusidic acid or any of our future product candidates.

Our clinical trials may be suspended or terminated at any time for a number of reasons. A clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, presentation of unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using the investigational drug, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or negative or equivocal findings of the DSMB or the IRB for a clinical trial. An IRB may also suspend or terminate our clinical trials for failure to protect patient safety or patient rights. We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe the clinical trials are not being conducted in accordance with applicable

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regulatory requirements or present an unacceptable safety risk to participants. If we elect or are forced to suspend or terminate any clinical trial of any product candidates that we are developing, the commercial prospects of such product candidates will be harmed and our ability to generate product revenues, if at all, from any of these product candidates will be delayed or eliminated. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly.

We recently completed a Phase 3 clinical trial of fusidic acid for the treatment of ABSSSI, and we have an ongoing exploratory study for bone and joint infections, but there is no guarantee that the results of our Phase 3 trial for ABSSSI or any other completed trial will demonstrate safety and efficacy to the satisfaction of the FDA or that the results from the ongoing exploratory study for bone and joint infections or any other ongoing or future study will be consistent with the results of prior studies, including the Phase 3 trial for ABSSSI.

While we have completed Phase 2 and Phase 3 clinical trials comparing fusidic acid to linezolid for the treatment of ABSSSI the results of our completed Phase 2 and Phase 3 trial for the treatment of ABSSSI were not powered to show statistical superiority. Comparisons to results from other reported clinical trials, including our completed Phase 2 and Phase 3 clinical trials for the treatment of ABSSSI, can assist in evaluating the potential efficacy of fusidic acid for the treatment of ABSSSI and refractory bone and joint infections; however, there are many factors that affect the outcome for patients in clinical trials, some of which are not apparent in published reports, and results from different trials often cannot be reliably compared. Therefore, there is no assurance that the results of any other trials we conduct for fusidic acid in the treatment of ABSSSI or refractory bone and joint infections will demonstrate safety or efficacy comparable to the results of trials conducted to date or will be sufficient to attain FDA approval.

In December 2012, we initiated a Phase 2 clinical trial of fusidic acid for the treatment of prosthetic joint infections. In October 2013, the FDA granted orphan drug designation to fusidic acid for the treatment of PJI and we will work to have orphan drug designation granted for fusidic acid for refractory bone and joint infections. There is no published FDA guidance for clinical trials for PJI or for bone and joint infections. Further, we need to determine the impact of the orphan drug designation for PJI and possible designation for bone and joint infections on our clinical development plan and the Phase 2 clinical trial data to support an NDA. In the Phase 2 PJI trial we noted that although oral fusidic acid plus rifampin had similar efficacy to intravenous vancomycin, rifampin significantly diminished the blood levels of fusidic acid. We concluded the Phase 2 trial prior to completion because we demonstrated that fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics. We believe that the proper dosing of fusidic acid is without rifampin and that the loading dose and maintenance dose that we had tested in the ABSSSI Phase 2 trial was optimal for a Phase 3 refractory bone and joint infection trial. We have met with the FDA to discuss the development plan for fusidic acid for ABSSSI and bone and joint infections. Based on that meeting, our plan involves testing fusidic acid for long-term suppressive therapy of refractory bone and joint infections, including PJI. Also based on our discussions with the FDA, in November 2015, we began a Phase 3 trial for the treatment of ABSSSI, for which we reported topline results in February 2017, and began a refractory bone and joint infection study in January 2016 to determine fusidic acid’s safety and efficacy. With the ABSSSI study now completed, we plan to meet with the FDA to discuss the next steps required to bring fusidic acid to patients in the United States. However, the FDA is not bound by discussions and if the FDA subsequently believes that the plan as discussed and developed is inadequate, it could delay or prevent our ability to receive regulatory approval or commercialize fusidic acid for the treatment of ABSSSI and/or refractory bone and joint infections.

Fusidic acid is not well absorbed in animals, which could impair our ability to obtain FDA approval.

As required by FDA regulations, we conducted pre-clinical studies of fusidic acid to determine its level of absorption in animals. The studies indicated that fusidic acid is not very well absorbed and has a short half-life in animals, resulting in minimum exposure levels which limited the ability to test fusidic acid in animal models. Fusidic acid, the API in fusidic acid, has been used for several decades in humans outside the U.S. and we

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believe there is sufficient human clinical trial data for fusidic acid to overcome the lack of absorption in animal studies. Despite this human data, and while all of our pre-clinical tests were benign and indicated no safety or tolerability issues, our limited ability to test fusidic acid in animal models may adversely affect our ability to obtain FDA approval.

Even if the FDA approves solithromycin for the treatment of CABP and fusidic acid for the treatment of ABSSSI and bone and joint infections, adverse effects discovered after approval could adversely affect the market for those products.

If we obtain regulatory approval for solithromycin, fusidic acid or any other product candidate that we develop, and we or others later discover that our products cause adverse effects, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•	we may be required to change the way the product is administered, conduct additional clinical studies, implement a risk evaluation and mitigation strategy, or REMS, or restrict the distribution of the product;

•	we could be sued and held liable for harm caused to patients and our liability insurance may not adequately cover those claims; and

•	our reputation may suffer.

Any of these events could prevent us from maintaining market acceptance of the affected product candidate and could substantially increase the costs of, or prevent altogether, the commercialization of our product candidates.

We continue to have negative cash flows from operations since inception and might not be able to generate sufficient cash to service our existing indebtedness to Comerica Bank, the level of which indebtedness could have a material adverse effect on our business, financial condition, results of operations and prospects.

On July 10, 2015, we entered into a loan and security agreement with Comerica Bank, or Comerica, pursuant to which we could and did borrow $20.0 million in a term loan and, if the FDA approves our planned NDA, for solithromycin, we may also borrow, under a revolver, an aggregate amount equal to the lesser of (i) up to 75% of our eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million. If the FDA approves our planned NDA for solithromycin, we may convert the term loan to the revolver, in which event the revolver would have a maximum amount available to us of $25.0 million. Amounts borrowed under the term loan may be repaid and reborrowed at any time without penalty or premium. The term loan is interest-only through April 30, 2016, followed by an amortization period of 36 months of equal monthly payments of principal plus interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Amounts available to be borrowed under the revolver may also be repaid and reborrowed at any time without penalty or premium prior to December 31, 2017, at which time all advances under the revolver shall be immediately due and payable in full. Our ability to make payments on this indebtedness depends on our ability to generate cash in the future. We expect to experience negative cash flow for the foreseeable future as we fund our operations and capital expenditures. There can be no assurance that we will be in a position to repay this indebtedness when due or obtain extensions of the maturity date. We anticipate that we will need to secure additional funding in order for us to be able to satisfy our obligations when due. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If that additional funding involves the sale of equity securities or convertible securities, it would result in the issuance of additional shares of our capital stock, which would result in dilution to our stockholders.

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Moreover, this level of debt could have important consequences to you as an investor in our securities. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to payments owed to our licensors;

•	limit our flexibility in planning for the development, clinical testing, approval and marketing of our products;

•	place us at a competitive disadvantage compared to any of our competitors that are less leveraged than we are;

•	increase our vulnerability to both general and industry-specific adverse economic conditions; and

•	limit our ability to obtain additional funds.

In addition, the loan is secured by substantially all of our personal property assets except our intellectual property and our stock in our subsidiaries. In the event we fail to make timely payments or breach any of our representations or other obligations in the agreement, or upon any circumstance or occurrence that has a material adverse effect on the loan collateral, our business operations, properties, assets, prospects or condition, or our ability to perform our obligations under the loan agreement, Comerica Bank can declare the loan in default. Upon an event of default, the loan principal and accrued interest would become immediately due and payable and Comerica Bank would be entitled to enforce its security interest in our assets.

The addition of further debt to our current debt levels could make it more difficult for us to repay our indebtedness and meet our other obligations and would intensify the leverage-related risks that we now face.

A substantial portion of our future revenues may be dependent upon our strategic partnerships.

Our success will depend in significant part on our ability to attract and maintain strategic partners and strategic relationships to support the development and commercialization of our product candidates. We currently expect that a substantial portion of our future revenues may be dependent upon our strategic partnership with Toyama and our ability to enter into strategic relationships in other territories. Under the license agreement we entered into in May 2013 with Toyama, Toyama has significant development and commercialization responsibilities with respect to solithromycin in Japan. If Toyama or any of our other strategic partners were to terminate their agreements with us, fail to meet their obligations or otherwise decrease their level of efforts, allocation of resources or other commitments under these agreements with us, our future revenues could be negatively impacted and the development and commercialization of product candidates could be negatively impacted and/or interrupted. In addition, if some or any of the development, regulatory and commercial milestones are not achieved or if certain net sales thresholds are not achieved, as set forth in the Toyama agreement or any agreements with other strategic partners, we will not fully realize the expected economic benefits of those agreements. Further, the achievement of certain of the milestones under our partnership agreements will depend on factors that are outside of our control and most are not expected to be achieved for several years, if at all. Any failure to successfully maintain our strategic partnership agreements could materially and adversely affect our ability to generate revenues.

Strategic partners may cease to pursue their own development of our product candidates or cease funding and other activities required by our agreements with those strategic partners for reasons beyond our control.

In May 2013, we entered into a license agreement with Toyama under which Toyama is to initiate certain clinical trials, obtain regulatory approval and launch and commercialize approved licensed products in Japan. If the results of Toyama’s studies are disappointing or inconclusive, if Toyama were to breach its obligations under the license agreement, or if Toyama decides to cease developing solithromycin for any reason, the development of solithromycin in Japan could be materially harmed, and any negative clinical results could materially harm our

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own development efforts for solithromycin. In addition, the loss of milestone payments from Toyama called for under the license agreement could have a material adverse impact on our capital resources and ability to conduct our operations. These same risks will apply to any other strategic partnership into which we may enter in the future.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in obtaining, or may ultimately not be able to obtain, regulatory approval for or commercialize solithromycin, fusidic acid or any other product candidates.

We have relied, and plan to continue to rely, on various CROs to recruit patients, monitor and manage data for our on-going clinical programs for solithromycin and fusidic acid, as well as for the execution of our pre-clinical and non-clinical studies. We control only certain aspects of our CROs’ activities; nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with the FDA’s current good clinical practices, or cGCPs, which are regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable, and the FDA may require us to perform additional clinical trials before deciding whether to approve our product candidates. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs. In addition, to evaluate the safety and effectiveness of solithromycin and fusidic acid to a statistically significant degree our clinical trials will require an adequately large number of test subjects. Any clinical trial that a CRO conducts abroad on our behalf is subject to similar regulation. Accordingly, if our CROs fail to comply with these regulations or recruit a sufficient number of patients, we may have to repeat clinical trials, which would delay the regulatory approval process.

In addition, our CROs are not our employees and we cannot control whether or not they devote sufficient time and resources to our on-going clinical, non-clinical and pre-clinical programs. Our CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize solithromycin, fusidic acid or any other product candidates that we seek to develop. As a result, our financial results and the commercial prospects for solithromycin, fusidic acid or any other product candidates that we seek to develop would be harmed, our costs could increase and our ability to generate revenues could be delayed or ended.

We typically engage one or more CROs on a project-by-project basis for each study or trial. While we have developed and plan to maintain our relationships with CROs that we have previously engaged, we also expect to enter into agreements with other CROs to obtain additional resources and expertise in an attempt to accelerate our progress with regard to on-going clinical, non-clinical and pre-clinical programs and, specifically, the compilation of clinical trial data for submission with an NDA for each of solithromycin and fusidic acid. Switching or entering into new relationships with CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Although we try to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, results of operations or prospects.

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The timing of the milestone, support and royalty payments we are required to make to Optimer Pharmaceuticals, Inc., The Scripps Research Institute and Macrolide Pharmaceuticals, Inc. is uncertain and could adversely affect our cash flows and results of operations.

In March 2006, we entered into a Collaborative Research and Development and License Agreement with Optimer Pharmaceuticals, Inc., or Optimer (now owned by Merck), pursuant to which we acquired an exclusive license to certain patent applications and other intellectual property related to a series of compounds, including solithromycin, to develop and commercialize licensed products outside of the Association of South East Asian Nations, or ASEAN, countries (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam). We have an obligation to make additional payments upon achievement of specified development, regulatory and commercialization milestones. The aggregate amount of such milestone payments we may need to pay is based in part on the number of products developed under the agreement. The aggregate amount (including our two milestone payments to date) would be $27.5 million if four products are developed and gain FDA approval. Additional limited milestone payments would be due if we develop more than four products. We will also pay tiered mid-single-digit royalties based on the amount of annual net sales of solithromycin (or related licensed compounds), if and when approved by regulatory authorities. We have already paid a $0.5 million milestone in 2010 and a $1.0 million milestone in 2012. Optimer can elect to receive certain milestone payments in cash or in shares of our common stock having an equivalent fair market value. The timing of our achievement of these events and corresponding milestone payments to Optimer is subject to factors relating to the clinical and regulatory development and commercialization of solithromycin (or related licensed compounds), many of which are beyond our control. We may become obligated to make a milestone payment when we do not have the cash on hand to make such payment, which could require us to delay our clinical trials, curtail our operations, scale back our commercialization and marketing efforts or seek funds to meet these obligations on terms unfavorable to us. If we were unable to make a milestone payment, we would be in material breach of the agreement, in which event Optimer could terminate the agreement, which would result in the loss of our rights to develop and commercialize solithromycin, which would seriously harm our ability to generate revenues or achieve profitability.

We also must pay The Scripps Research Institute various milestone and annual payments, which, while significantly lower than amounts potentially due to Optimer, could become due when we do not have the cash on hand to make such payment, which could require us to delay our clinical trials, curtail our operations, scale back our commercialization and marketing efforts or seek funds to meet these obligations on terms unfavorable to us.

In January 2016, we entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc., or MP, pursuant to which MP granted us an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, we will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities we will evaluate to determine whether to exercise the option to license. For conducting the evaluation program, we will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the evaluation program in the aggregate amount of $1.5 million, which we will pay in 18 equal consecutive non-refundable, non-creditable monthly installments of $83,333, beginning with the first monthly anniversary of entry into the agreement. Further, we will pay MP up to an aggregate of $1.0 million upon the satisfaction of certain performance milestones. The timing of the milestone payments to MP are subject to factors relating to the Compound, which are beyond our control. Further, the monthly support payments or a milestone payment, if triggered, could be due when we do not have the cash on hand to make such payment, which could require us to seek funds to meet these obligations on terms unfavorable to us. If we were unable to make a support or milestone payment, we would be in material breach of the agreement, in which event MP could terminate the agreement, which would result in the loss of our rights to the synthetic version of solithromycin, which could harm our ability to reduce production costs and develop an alternate supply of solithromycin, which could adversely affect our business and results of operations

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Our loan agreement with Comerica Bank contains covenants that impose restrictions on our operations that may adversely impact the operation of our business.

Our loan agreement with Comerica Bank contains customary restrictive covenants, including restrictions on our ability to incur additional debt, transfer or place a lien or security interest on our assets, merge with or acquire other companies, redeem any shares of our capital stock or pay cash dividends to our stockholders. These restrictions may inhibit our ability to conduct our business and to provide distributions to our stockholders. Future debt securities or other financing arrangements could contain similar or more restrictive negative covenants than the Comerica Bank loan.

If approved, solithromycin and fusidic acid will face significant competition from branded and generic antibiotics and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. If solithromycin or fusidic acid is approved, we will have competitors both in the U.S. and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies. Many of these companies have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations. As a result, these companies may obtain regulatory approval more rapidly and may be more effective in selling and marketing their products. They also may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make solithromycin, fusidic acid or any other product candidates that we develop obsolete. As a result, our competitors may succeed in commercializing antibiotics before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

If approved, both solithromycin and fusidic acid will face competition from currently commercially available antibiotics, as well as any competing products that may be developed in the future. In July 2012, the United States Congress passed, and President Obama signed, the Food and Drug Administration Safety and Innovation Act, which included the Generating Antibiotic Incentives Now Act, or the GAIN Act. The GAIN Act is intended to provide incentives for the development of new, qualified infectious disease products. These incentives might result in more competition in the market for new antibiotics and might cause pharmaceutical and biotechnology companies with more resources than we have to shift their efforts towards the development of products that could be competitive with our product candidates. Existing approved products that will compete with solithromycin include azithromycin (sold under the brand name Zithromax ® by Pfizer Inc. and available as a generic), clarithromycin (sold under the brand name Biaxin ® by Abbott Laboratories and available as a generic), moxifloxacin (sold under the brand name Avelox ® by Bayer AG), levofloxacin (sold under the brand name Levaquin by Johnson & Johnson and available as a generic), linezolid (sold under the brand name Zyvox by Pfizer Inc.), ceftriaxone (sold under the brand name Rocephin ® by F. Hoffman-La Roche Ltd and available as a generic) and ceftaroline (sold under the brand name Teflaro ® by Forest Laboratories, Inc.). There are two drugs in development to treat CABP: omadacycline, being developed by Paratek Pharmaceuticals, and lefamulin, being developed by Nabriva Therapeutics. Existing approved products that will compete with fusidic acid include vancomycin (available as a generic), linezolid (sold under the brand name Zyvox by Pfizer Inc.), daptomycin (sold under the brand name Cubicin by Cubist Pharmaceuticals, Inc., which was acquired by Merck), quinupristin/dalfopristin (sold under the brand name Synercid ® by Sanofi-Aventis and Monarch Pharmaceuticals, Inc.), tigecycline (sold under the brand name Tygacil® by Pfizer Inc.), telavancin (sold under the brand name Vibativ ® by Theravance, Inc. and Astellas Pharma, Inc.) and ceftaroline (sold under the brand name Teflaro by Forest Laboratories, Inc., now Allergan). Several antibiotics have been approved by the FDA in the past several years. Dalbavancin (Dalvance) and ceftazidime-avibactam (Avycaz) for Allergan, ceftolozane-tazobactam (Zerbaxa) and tedizolid (Sivextro) for Merck, and oritavancin (Orbactiv) for The Medicines Company. None of these approvals are for CABP. Omadacycline (Paratek Pharmaceuticals) and lefamulin (Nabriva Therapeutics), and dalafloxcacin (Melinta) all are expected to be pursued as a possible treatment for ABSSSI and other indications. Ceftobiprole has been approved in Canada and is being developed in

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the U.S. for MRSA. Generic antibiotics are typically sold at lower prices than branded antibiotics and are generally preferred by managed care providers of health services.

If we are unable to demonstrate the advantages of solithromycin or fusidic acid over competing drugs and drug candidates, we will not be able to successfully commercialize solithromycin or fusidic acid and our results of operations will suffer.

Reimbursement may not be available for solithromycin, fusidic acid or any other product candidates that we develop, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of solithromycin, fusidic acid or any other product candidates that we develop will depend on reimbursement policies and may be affected by health care reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that reimbursement will be available for solithromycin, fusidic acid or any other product candidates that we develop. Also, we cannot be sure that the amount of reimbursement available, if any, will not reduce the demand for, or the price of, our products. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize solithromycin, fusidic acid or any other product candidates that we develop.

Specifically, in both the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the U.S. The goal of PPACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what ultimate impact on federal reimbursement policies this legislation will have in general or on our business specifically, the PPACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of solithromycin or fusidic acid or any future products. Members of the U.S. Congress and some state legislatures had sought to overturn at least portions of the legislation including those on the mandatory purchase of insurance. However, on June 28, 2012, the United States Supreme Court upheld the constitutionality of these provisions. Members of the U.S. Congress have since proposed a number of legislative initiatives, including repeal of all or portions of the PPACA. We cannot predict the outcome or impact of current proposals or whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

The availability of numerous generic antibiotics at lower prices than branded antibiotics, such as solithromycin or fusidic acid if either were approved for commercial introduction, may also substantially reduce the likelihood of reimbursement for such products. We expect to experience pricing pressures in connection with the sale of solithromycin, fusidic acid and any other products that we develop, due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. If we fail to successfully secure and maintain reimbursement coverage for our products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and our business will be harmed.

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If we are not successful in retaining or attracting as necessary highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends in large part on our ability to retain or attract as necessary highly qualified managerial, scientific, medical and sales and marketing personnel. This will be especially true in light of the significant reduction in our workforce that we undertook in late February 2017; the retention of the remaining employees may be difficult. While we have provided all of these remaining employees with retention bonuses, there can be no assurance that any of these employees will remain in our employment. Historically, in order to induce valuable employees to remain with us, we have provided stock options that vest over time. The retention bonuses we recently granted consist of stock options and restricted stock units. The value to employees of stock options and restricted stock units will be significantly affected by movements in our stock price that we cannot control and may at any time be insufficient to counteract more lucrative offers from other companies.

Our executive and scientific team has expertise in many different aspects of drug discovery and development and in selling and marketing antibiotics in both the inpatient and outpatient markets. We conduct our operations at our facility in Chapel Hill, North Carolina, which is part of the Research Triangle consisting of Raleigh, Durham and Chapel Hill. This region is headquarters to other biopharmaceutical companies and many academic and research institutions and, as a result, at any given time there may be a shortage of experienced scientists and medical and sales and marketing personnel. Competition for skilled personnel in our area and elsewhere in the U.S. is very intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. We had a change in senior management in December 2016 and do not have a permanent Chief Executive Officer. We have only a short-term at-will employment agreement with our Acting Chief Executive Officer, David Zaccardelli, and we do not have employment agreements with David S. Moore, our President and Chief Commercial Officer, Mark W. Hahn, our Chief Financial Officer, David W. Oldach, our Chief Medical Officer, John D. Bluth, our Executive Vice President of Investor Relations and Corporate Communications, or any other employee. As a result, all employees are employed on an at-will basis, which means that any of these employees could leave our employment at any time, with or without notice, and may go to work for a competitor. Even though Dr. Zaccardelli has entered into an employment agreement with us, he could leave at any time. We do have change in control severance agreements with Mr. Moore, Mr. Hahn, Dr. Oldach, and Mr. Bluth, but any of these individuals could leave our employment at any time. While our agreements with Dr. Oldach and Messrs. Moore, Hahn and Bluth contain non-compete provisions, those provisions do not prevent any of these executives from leaving our employ. The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. Our success also depends on our ability to continue to attract, retain and motivate highly skilled scientific and medical personnel.

Other biotechnology and pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles and longer histories than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we offer. If we are unable to continue to attract and retain high quality personnel, our ability to discover, develop and commercialize drug candidates will be limited.

Whether our current product candidates are successful or not, our future growth will depend on our ability to identify, develop, acquire or in-license products and if we do not successfully identify develop, acquire or in-license additional product candidates or integrate them into our operations, we may have limited growth opportunities.

An important part of our business strategy is to continue to develop a pipeline of product candidates by developing, acquiring or in-licensing products, businesses or technologies that we believe are a strategic fit with

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our focus developing anti-infectives to treat infectious diseases. However, these business activities may entail numerous operational and financial risks, including:

•	inability to successfully identity new products candidates;

•	difficulty or inability to secure financing to fund development activities for such development, acquisition or in-licensed products or technologies;

•	incurrence of substantial debt or dilutive issuances of securities to pay for development, acquisition or in-licensing of new products;

•	disruption of our business and diversion of our management’s time and attention;

•	higher than expected development, acquisition or in-license and integration costs;

•	exposure to unknown liabilities;

•	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•	inability to retain key employees of any acquired businesses;

•	difficulty in managing multiple product development programs; and

•	inability to successfully develop new product candidates or clinical failure of new product candidates.

We have limited resources to identify and execute the development, acquisition or in-licensing of products, businesses and technologies and integrate them into our current infrastructure. We may compete with larger pharmaceutical companies and other competitors in our efforts to establish new collaborations and in-licensing opportunities. These competitors likely will have access to greater financial resources than us and may have greater expertise in identifying and evaluating new opportunities. Moreover, we may devote resources to potential development, acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts.

We may need to grow our organization if we make progress on the development of any of our product candidates, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of February 28, 2017, we had 45 employees. As our development and commercialization plans and strategies progress and develop, we may need to expand our employee base for managerial, operational, financial and other resources, including sales and marketing resources in preparation for any commercial launch of a product. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Also, our management may need to divert a disproportionate amount of its attention away from their day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage any future growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize solithromycin, fusidic acid and our other product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth in our organization.

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Even if we obtain FDA approval of solithromycin, or any other product candidate, we may never obtain approval or commercialize our products outside of the U.S., which would limit our ability to realize their full market potential. If foreign approval is obtained, there are risks in conducting business in international markets.

In order to market solithromycin or any other products outside of the U.S., we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and require additional pre-clinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays.

In addition, our failure to obtain regulatory approval in the U.S. or any foreign country may delay or have negative effects on the process for regulatory approval in other countries. We do not know what impact if any the issuance of the CRL may have on our MAA filed with the EMA. We do not have any product candidates approved for sale in the U.S. or any foreign country and we do not have experience as a company in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in a foreign country or to obtain and maintain required approvals, our potential market for solithromycin or other products will be reduced and our ability to realize the full market potential of our products will be harmed. We do not intend to commercialize fusidic acid outside the U.S. because of the widespread use of fusidic acid in Europe and Australia.

If approved for commercialization in a foreign country, we intend to enter into agreements with third parties to market solithromycin whenever it may be approved and wherever we have the right to market it. Consequently, we expect that we will be subject to additional risks related to entering into international business relationships, including:

•	potentially reduced protection for intellectual property rights;

•	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with laws for employees traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting API and/or finished drug product supply or manufacturing capabilities abroad;

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires; and

•	failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act.

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These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

To raise additional funds to support our business operations, we may issue equity or debt securities. Debt securities could contain restrictive covenants that may adversely impact the operation of our business. The issuance of equity securities or convertible debt securities would result in dilution to our stockholders.

The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. For example, in July 2015, we entered into a loan agreement for $20.0 million with Comerica Bank that contains restrictive covenants, including restrictions on our ability to incur additional debt, transfer or place a lien or security interest on our assets, including our intellectual property, merge with or acquire other companies, redeem any shares of our capital stock or pay cash dividends to our stockholders. Future debt securities or other financing arrangements could contain similar or more restrictive negative covenants than the Comerica Bank loan. In addition, the sale of equity securities or convertible debt securities would result in the issuance of additional shares of our capital stock, which would result in dilution to our stockholders.

Our limited operating history makes it difficult to evaluate our business and prospects.

We began operations in 2006. Our operations to date have been limited to financing and staffing our company, conducting product development activities for solithromycin and fusidic acid, engaging in commercial launch preparation activities for solithromycin, performing research and development with respect to our proprietary macrolide library. We have not yet demonstrated an ability as a company to obtain regulatory approval for or commercialize a product candidate. Consequently, the ability to predict our future performance may not be as accurate as it could be if we had a history of successfully developing and commercializing pharmaceutical products.

Government funding for any current or future development programs may be withheld, delayed or terminated for reasons beyond our control, or if we fail to carry out our contractual obligations or cease development of a product candidate.

We have an agreement with BARDA pursuant to which we are pursuing the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror

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threat pathogens, specifically anthrax and tularemia. Funding for any government-sponsored or government-funded program is subject to withholding, delay or termination for reasons beyond our control. Further, funding could be reprioritized due to national or international developments. Epidemics, such as the recent crisis with Ebola, could cause government sponsors, including BARDA, to shift funding away from our program to address what the sponsor views as more pressing needs. BARDA also has the right to terminate its agreement with us at any time if the contracting officer determines that it is in the government’s interest to do so.

In addition, if we fail to abide by our contractual obligations to any governmental entity, including BARDA, the entity generally would be able to terminate the agreement. Further, if we were to cease development of any product candidate for which we had a contract with a governmental entity, it would generally lead to the termination of such a contract, which could have adverse monetary implications for us, depending on the terms of the agreement. In the case of our agreement with BARDA, if we were to cease developing solithromycin, we would be in breach of the agreement and would lose the funding from BARDA and could, depending on the status of the work options at the time, could require us to pay our share of the one cost-sharing work option.

If we market any of our product candidates that receive approval in a manner that violates applicable health care laws, including laws prohibiting off-label promotion, disclosure laws or other similar laws, we may be subject to civil or criminal penalties.

Any regulatory approval of drug products is limited to those specific diseases and indications for which a product is deemed to be safe and effective by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments, and such off-label uses by healthcare professionals are common. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If we are not able to obtain FDA approval for any desired future indications for solithromycin, fusidic acid or any other product candidates that may be approved, our ability to market and sell such products will be limited and our business may be adversely affected.

In addition, in recent years, several states and localities have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state or make periodic public disclosures on sales, marketing, pricing, clinical trials, health care provider payments and other activities. Additionally, the federal government has enacted the Physician Payment Sunshine Act which requires pharmaceutical manufacturers to report annually to the Secretary of Health and Human Services payments or other transfers of value made by that entity to physicians and teaching hospitals. If any of our product candidates are approved, we will be required to report certain information with respect to such payments. We also expect to have to comply with similar reporting obligations in foreign countries. We will need to expend significant efforts to establish, maintain and enhance such reporting systems and processes in order to comply with these regulations. Failure to comply with the reporting requirements would result in significant civil monetary penalties. The Affordable Care Act also includes various provisions designed to strengthen significantly fraud and abuse enforcement, such as increased funding for enforcement efforts and the lowering of the intent requirement of the federal anti-kickback statute and criminal health care fraud statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.

Risks Related to Our Industry

We are subject to extensive and costly government regulation.

Antibiotics, including those we are developing and plan to develop in the future, are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and

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Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments and their respective foreign equivalents. The FDA regulates the research, development, pre-clinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products. If any products we develop are tested or marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding U.S. regulation. Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling products. Our failure to comply with these regulations could result in significant fines or the inability of our product candidates to obtain and maintain regulatory approval, which would have a materially adverse effect on our business, financial condition, results of operations and prospects.

Even if we obtain regulatory approval for solithromycin, fusidic acid or any of our future product candidates, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if regulatory approval in the U.S. is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the labeling ultimately approved for solithromycin will include, and for fusidic acid may include, restrictions on use. Solithromycin, fusidic acid or any of our other product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record keeping and reporting of safety and other post-market information. The holder of an approved NDA is subject to obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the NDA. Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. Legal requirements have also been enacted to require disclosure of clinical trial results on publicly available databases.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, requiring new warnings or other labeling changes to limit use of the drug, requiring that we conduct additional clinical trials, imposing new monitoring requirements, or requiring that we establish risk evaluation and mitigation strategies, or REMS. Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and state laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act. Sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. If we or our third party collaborators fail to comply with applicable regulatory requirements, a regulatory agency may:

•	conduct an investigation into our practices and any alleged violation of law;

•	issue warning letters or untitled letters asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

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•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall; or

•	refuse to allow us to enter into supply contracts, including government contracts.

The occurrence of any event or penalty described above may force us to expend significant amounts of time and money and may significantly inhibit our ability to bring to market or continue to market our products and generate revenues. Similar regulations apply in foreign jurisdictions.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates despite obtaining appropriate informed consents from our clinical trial participants, and will face an even greater risk if we commercialize solithromycin or fusidic acid in the U.S. or other additional jurisdictions or if we engage in the clinical testing of new product candidates or commercialize any additional products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. The liver toxicity issues raised by the FDA in its CRL for our NDAs for solithromycin for the treatment of CABP and the label warning, if solithromycin is approved, may heighten the risk of lawsuits if injuries appear to be caused by solithromycin. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products or product candidates that we may develop;

•	loss of revenue;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	exhaustion of any available insurance and our capital resources;

•	the inability to commercialize our products or product candidates; and

•	a decline in our stock price.

Although we maintain general liability insurance of up to $2.0 million in the aggregate and clinical trial liability insurance of $10.0 million in the aggregate for each of solithromycin and fusidic acid, this insurance

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may not fully cover potential liabilities. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the development and commercial production and sale of our products, which could adversely affect our business, financial condition, results of operations, and prospects.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials and viruses. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations in the U.S. govern the use, manufacture, storage, handling and disposal of hazardous materials. We may incur significant additional costs to comply with applicable laws in the future. We also cannot predict the impact on our business of new or amended environmental laws or regulations, or any changes in the way existing and future laws and regulations are interpreted or enforced. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources, and we do not carry liability insurance covering the use of hazardous materials. If we fail to comply with applicable requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs, or capital expenditures for control equipment or operational changes necessary to achieve or maintain compliance. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which adversely affect our business, financial condition, results of operations, and prospects.

Risks Related to our Intellectual Property

Our ability to pursue the development and commercialization of solithromycin depends upon the continuation of our licenses from Optimer and The Scripps Research Institute.

Our agreement with Optimer (now owned by Merck) provides us with a worldwide exclusive license to develop and sell solithromycin outside of ASEAN countries. We are obligated to use our diligent efforts to develop and commercialize products licensed from Optimer. We have other obligations to Optimer under the license related to progress reporting, payment terms and confidentiality. If we do not continue to use diligent efforts to develop and commercialize solithromycin, if we are unable to make the required milestone and royalty payments under the agreement or if we otherwise materially breach the agreement, our rights to develop and commercialize solithromycin would terminate and revert to Optimer. In addition, either we or Optimer may terminate the agreement upon the uncured material breach of the agreement or upon the other party’s bankruptcy. If our agreement with Optimer is terminated by Optimer, we would lose our rights to develop and commercialize solithromycin, which would adversely affect our business, financial condition, results of operations, and prospects.

Our agreement with The Scripps Research Institute, or TSRI, provides us with a license to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalyzed ligation of azides and acetylenes, with exclusive rights as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and non-exclusive rights in all other countries worldwide, except the member-nations of the Association of Southeast Asian Nations (which are not included in the license with TSRI). We are obligated to use commercially reasonable efforts to develop and obtain regulatory approvals to market and sell one or more licensed products. TSRI may terminate the agreement due to our insolvency, our conviction for a felony relating to the development, manufacture, use, marketing, distribution or

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sale of a licensed product, or upon an uncured breach of the agreement by us, including failure to make any required payment. If our agreement with TSRI is terminated by TSRI, we could lose our rights to synthesize and/or manufacture solithromycin under the licensed TSRI technology, which could adversely affect our business, financial condition, results of operations, and prospects.

Another party could develop a fusidic acid product and achieve FDA regulatory exclusivity in the U.S. before we do, potentially preventing our ability to commercialize fusidic acid.

We will rely partly on FDA regulatory exclusivity to protect our proprietary rights for fusidic acid, our fusidic acid product, in the U.S. fusidic acid has been approved and sold for several decades in Europe and countries outside the U.S., but it has never been approved in the U.S. We believe this was due to the lack of regulatory exclusivity that was available for the molecule until the passage of Public Law 110-379 on October 8, 2008, which allowed old antibiotics such as fusidic acid to obtain five-year new chemical entity, or NCE, exclusivity upon NDA approval. This exclusivity will be granted to the first fusidic acid product that receives NDA approval. During the exclusivity period, for a minimum of four years the FDA will not accept an application filed by a third party that relies on any data contained in the approved NDA. Although we are not aware of another party currently developing fusidic acid for use in the U.S. for any indication, if another party were to do so and obtain NDA approval before we do, we would not be able to obtain approval for Fusidic acid for any disease until after any period of regulatory exclusivity if our NDA relies on data contained in the previously approved NDA. In that event, we may not be able to commercialize fusidic acid, which would harm our ability to generate revenue and achieve profitability.

Our competitive position may be harmed if a competitor obtains orphan drug exclusivity for the treatment of prosthetic joint infections or refractory bone and joint infections before we do. Even if we were to obtain orphan drug exclusivity, a competitor could obtain approval of a different drug for the treatment of prosthetic joint infections or refractory bone and joint infections or for the same drug upon a showing that its drug is clinically superior to ours, which would harm our business.

Orphan drug designation is an important element of our competitive strategy for fusidic acid. The company that obtains the first FDA approval for a drug that is designated as an orphan drug for a rare disease receives a type of marketing exclusivity known as “orphan drug exclusivity.” Orphan drug exclusivity prevents FDA approval of applications by others for the same drug and the designated orphan disease or condition for seven years from the date of NDA approval. If the orphan indication is the first NDA approved for the drug, the drug is also eligible for the five-year Hatch-Waxman exclusivity for NCEs. Orphan and Hatch-Waxman exclusivities run concurrently. The FDA has designated fusidic acid as an orphan drug for the treatment of PJI. We will work to have orphan drug designation granted for fusidic acid for refractory bone and joint infections.

The FDA may approve a subsequent application from another entity for the orphan indication of prosthetic joint infections or refractory bone and joint infections if it determines that the application is for a different drug. The FDA may also approve a subsequent application for fusidic acid for an indication other than prosthetic joint infections or refractory bone and joint infections. Orphan exclusivity does not block the same drug from being approved for another indication; however, Hatch-Waxman exclusivity could block submission for a period of at least four years after approval if the subsequent application references data in the earlier NDA.

The FDA may approve a subsequent application from another entity for the same drug for the same designated and approved orphan indication during the orphan exclusivity period if it determines that the subsequent product is clinically superior, or that the holder of the initial orphan drug approval cannot assure the availability of sufficient quantities of the drug to meet the public’s need.

If we do not receive orphan exclusivity for fusidic acid for the treatment of prosthetic joint infections or refractory bone and joint infections, our business would be negatively affected. In addition, even if we do obtain orphan exclusivity for fusidic acid, the FDA may permit other companies to market other drugs for the same

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condition or use. In addition, the FDA may approve another fusidic acid product for prosthetic joint infections or refractory bone and joint infections during our period of orphan drug exclusivity if it can be demonstrated that the drug is clinically superior to our drug, or if we are unable to supply sufficient product to meet the public’s need. This could create a more competitive market for us.

If our efforts to protect the proprietary nature of the intellectual property related to solithromycin, fusidic acid, and our other product candidates are not adequate, we may not be able to compete effectively in our market.

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for solithromycin, fusidic acid and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The patent positions of pharmaceutical companies are highly uncertain. The legal principles applicable to patents are in transition due to changing court precedent and legislative action and we cannot assure you that the historical legal standards surrounding questions of validity will continue to be applied or that current defenses relating to issued patents in these fields will be sufficient in the future. Changes in patent laws in the U.S. such as the America Invents Act of 2011 may affect the scope, strength and enforceability of our patent rights or the nature of proceedings which may be brought by us related to our patent rights. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, solithromycin, fusidic acid and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

These risks include the possibility that:

•	the patent applications that we licensed or have filed on our own may fail to result in issued patents in the U.S. or in foreign countries;

•	patents issued or licensed to us or our partners may be challenged, discovered to have been issued on the basis of insufficient or incorrect information and/or held to be invalid or unenforceable;

•	the scope of any patent protection may be too narrow to exclude other competitors from developing or designing around these patents;

•	we or our licensors were not the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we or our licensors were not the first to file patent applications for these inventions;

•	we may fail to comply with procedural, documentary, fee payment and other similar provisions during the patent application process, which can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights;

•	future product candidates may not be patentable;

•	others will claim rights or ownership with regard to patents and other proprietary rights which we hold or license;

•	delays in development, testing, clinical trials and regulatory review may reduce the period of time during which we could market our product candidates under patent protection; and

•	we may fail to timely apply for patents on our technologies or products.

While we apply for patents covering both our technologies and potential products, including solithromycin and fusidic acid, as we deem appropriate, many biopharmaceutical companies and university and research

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institutions already have filed patent applications or have received patents in our areas of product development. These entities’ applications, patents and other intellectual property rights may conflict with patent applications to which we have rights and could prevent us from obtaining patents or could call into question the validity of any of our patents, if issued, or could otherwise adversely affect our ability to develop, manufacture or commercialize antibiotic candidates. In addition, if third parties file patent applications in the technologies that also claim technology to which we have rights, we may have to participate in interference, derivation or other proceedings with the U.S. Patent and Trademark Office, or USPTO, or applicable foreign patent regulatory authorities, as applicable, to determine our rights in the invention, which may be time-consuming and expensive. Moreover, issued patents may be challenged during post-grant proceedings brought by a third party or the USPTO, or in foreign countries, or in the courts. These proceedings may result in loss of patent claims or adverse changes to the scope of the claims. Patent applications may also be challenged during pre-grant proceedings. If we are unsuccessful in defending any such opposition, only part of such patent would issue or the patent might not issue at all.

If we or our licensors or partners fail to obtain and maintain patent protection for our product candidates, or our proprietary technologies and their uses, companies may be dissuaded from collaborating with us. In such event, our ability to commercialize solithromycin, fusidic acid and our other product candidates may be threatened, we could lose our competitive advantage and the competition we face could increase, all of which could adversely affect our business, financial condition, results of operations, and prospects.

If we are sued for infringing intellectual property rights of third parties, litigation will be costly and time consuming and could prevent us or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our not infringing the patents and proprietary rights of other parties and not breaching any collaboration or other agreements we have entered into with regard to our technologies and products. Numerous third-party U.S. and non-U.S. issued patents and pending applications exist in the areas of antibacterial treatment, including compounds, formulations, treatment methods and synthetic processes that may be applied towards the synthesis of antibiotics. Although no legal action has been commenced or threatened against us by a third party for infringing intellectual property rights, we cannot provide assurances that we or our partners will be free to manufacture or market our product candidates as planned, or that we or our licensors’ and partners’ patents will not be opposed or litigated by third parties.

There is a substantial amount of litigation involving intellectual property in the biopharmaceutical industry generally. If a third party asserts that we infringe its patents or other proprietary rights, we could face a number of risks that could adversely affect our business, financial condition, results of operations, and prospects, including:

•	infringement and other intellectual property claims, which would be costly and time consuming to defend, whether or not we are ultimately successful, which in turn could delay the regulatory approval process, consume our capital and divert management’s attention from our business;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products or technologies infringe a competitor’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our technologies or future products unless the third party licenses its patents or other proprietary rights to us on commercially reasonable terms, which it is not required to do;

•	if a license is available from a third party, we may have to pay substantial royalties or lump sum payments or grant cross licenses to our patents or other proprietary rights to obtain that license; and

•	redesigning our products so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Although we are not currently party to any legal proceedings relating to our intellectual property, in the future, third parties may file claims asserting that our technologies, processes or products infringe on their

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intellectual property. We cannot predict whether third parties will assert these claims against us or our partners or against the licensors of technology licensed to us, or whether those claims will harm our business. In addition, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. If we or our partners were to face infringement claims or challenges by third parties relating to our product candidates, an adverse outcome could subject us to significant liabilities to such third parties, and force us or our partners to curtail or cease the development of some or all of our product candidates, which could adversely affect our business, financial condition, results of operations, and prospects.

We may be required to file lawsuits or take other actions to protect or enforce our patents or the patents of our licensors, which could be expensive and time consuming.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally.

In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents, or those of our licensors, do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents, or those of our licensors, at risk of being invalidated, held unenforceable or interpreted narrowly and could put our patent applications, or those of our licensors, at risk of not issuing. Moreover, we may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the U.S. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, if securities analysts or investors perceive public announcements of the results of hearings, motions or other interim proceedings or developments to be negative, the price of our common stock could be adversely affected. The occurrence of any of the above could adversely affect our business, financial condition, results of operations, and prospects.

The intellectual property protection for our product candidates is dependent on third parties.

With respect to patents and patent applications relating to solithromycin or other compounds licensed from Optimer (now owned by Merck), Optimer retains rights in ASEAN countries. Generally, we do not have the right to prosecute and maintain any applications in those countries, unless Optimer elects not to file, prosecute or maintain any or all of such patent applications. Our potential future licensors also may retain the right to prosecute and maintain the patent rights that they license to us. If Optimer or other licensors fail to appropriately prosecute and maintain patent protection for any of our product candidates in those countries controlled by them, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products in those countries.

With respect to inventions that are jointly made by us and one of our licensors, partners or potential partners, we would need to determine, with our licensors, partners or potential partners, who would be responsible for the prosecution of patents relating to any joint inventions should they arise. In addition, we may be required to cede control of prosecution of our patents to partners or potential partners in order to consummate a partnering transaction. If any of our licensors or partners fails to appropriately prosecute and maintain patent protection for any of our product candidates in those countries controlled by them, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products in those countries.

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If we are unable to protect the confidentiality of certain information, the value of our product candidates and technology could be materially adversely affected.

We also rely on trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. To protect this competitive position, we regularly enter into confidentiality and proprietary information agreements with third parties, including employees, independent contractors, suppliers and collaborators. We cannot, however, ensure that these protective arrangements will be honored by third parties, and we may not have adequate remedies if these arrangements are breached. In addition, enforcement of claims that a third party has illegally obtained and is using trade secrets, know-how and technological advancements is expensive, time consuming and uncertain. Non-U.S. courts are sometimes less willing than U.S. courts to protect this information. Moreover, our trade secrets, know-how and technological advancements may otherwise become known or be independently developed by competitors in a manner providing us with no practical recourse against the competing parties. If any such events were to occur, they could adversely affect our business, financial condition, results of operations, and prospects.

We have not yet registered our trademarks in all of our potential markets, and failure to secure those registrations could adversely affect our business.

We have filed applications with the USPTO for marks for our two current product candidates; however, we cannot guarantee that either application will be allowed, or whether the USPTO will ultimately issue a trademark registration in respect to those applications. In addition, although we are not currently aware of any oppositions to or cancellations of our registered trademarks or pending applications, it is possible that one or more of the applications could be subject to opposition or cancellation after the marks are registered. The registrations will be subject to use and maintenance requirements. We have not yet registered all of our trademarks in all of our potential markets and there are names or symbols other than “Cempra” that may be protectable marks for which we have not sought registration. Failure to secure those registrations could adversely affect our business. We cannot assure you that opposition or cancellation proceedings will not be filed against our trademarks or that our trademarks would survive such proceedings.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Such claims may lead to material costs for us, or an inability to protect or use valuable intellectual property rights, which could adversely affect our business, financial condition, results of operations, and prospects.

Risks Related to Ownership of Our Common Stock

We are subject to a putative securities class action and a shareholder derivative lawsuit, which may require significant management time and attention and significant legal expenses and may result in unfavorable outcomes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

On November 4, 2016, a securities class action lawsuit was commenced in the United States District Court, Middle District of North Carolina, Durham Division, naming our company and certain of our officers as defendants, and alleging violations of the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by the defendants between May 1, 2016 and November 1, 2016, or the Class Period. The plaintiff seeks to represent a class comprised of purchasers of our common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court. Two substantially similar

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lawsuits were filed in the United States District Court, Middle District of North Carolina on November 22, 2016 and December 30, 2016. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On December 21, 2016, a shareholder derivative lawsuit was commenced in the North Carolina Durham County Superior Court, naming certain of our former and current officers and directors as defendants and our company as a nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. A substantially similar lawsuit was filed in the North Carolina Durham County Superior Court on February 16, 2017. The complaint is based on similar allegations as asserted in the securities lawsuits described above, and seeks unspecified damages and attorneys’ fees. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants. We believe we have meritorious defenses and intend to defend these lawsuits vigorously.

While we believe that we have meritorious defenses to the claims in these lawsuits and intend to vigorously defend the cases, these lawsuits could divert management’s attention from our ordinary business operations. Further, the outcome of this litigation is difficult to predict and quantify, and the defense against this litigation could be costly. The ultimate resolution of these cases could result in payments of monetary damages or other costs, materially and adversely affect our business, financial condition, results of operations and cash flows, or adversely affect our reputation, and consequently, could negatively impact the trading price of our common stock.

We have various insurance policies related to the risks associated with our business, including directors’ and officers’ liability insurance policies. However, there is no assurance that our insurance coverage will be sufficient or that our insurance carriers will cover all claims in that litigation. If we are not successful in our defense of the claims asserted in these cases and those claims are not covered by insurance or exceed our insurance coverage, we may have to pay damage awards, indemnify our officers from damage awards that may be entered against them and pay the costs and expenses incurred in defense of, or in any settlement of, such claims.

In addition, it is possible that similar lawsuits may be filed in the future in the same or other courts that name the same or additional defendants, in which case we could be similarly materially and adversely affected by such additional litigation.

The trading market for our common stock may not provide our stockholders with adequate liquidity.

Prior to February 3, 2012, there had not been a public market for our common stock. Our common stock has at time been thinly traded and may be so again. We cannot assure you that an active trading market for our common stock will be maintained. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

Our stock began trading on the Nasdaq Global Market on February 3, 2012. Between that date and February 24, 2017, it has traded between $2.55 and $46.99. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	the inability to address the issues raised in the CRL issued by the FDA for our NDAs for solithromycin for the treatment of CABP or unanticipated delays in addressing the issues raised in the CRL;

•	adverse regulatory decisions, including any for our applications for solithromycin as a treatment for CABP;

•	our ability to realize the benefits from our cost-savings initiatives;

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•	our ability to retain key employees and other staff to adequately manage our operations;

•	our ability to identify and negotiate any strategic business opportunities;

•	market perception of risks associated with solithromycin;

•	market perception of, and our experience in dealing with, the impact of our recent reduction in force and our ability to retain staff sufficient to operate our company effectively;

•	unanticipated serious safety concerns related to the use of solithromycin, fusidic acid or any of our other product candidates;

•	developments concerning our manufacturing sources for solithromycin;

•	our cash position and investor concerns about our need for additional financing as well as our ability to raise capital and the timing and dilutive impact of any future financing transactions;

•	developments concerning our other sources of manufacturing supply and any commercialization partners;

•	any delay in enrollment of our ongoing Phase 3 clinical trial for solithromycin for gonorrhea or any other clinical trial or study we undertake;

•	adverse results or delays in clinical trials;

•	any delay in filing our NDA for fusidic acid and any adverse development or perceived adverse development with respect to the FDA’s review of the NDA, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

•	a decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	the inability to obtain adequate product supply for solithromycin, fusidic acid or any other approved drug product, or the inability to do so at acceptable prices;

•	the introduction of new products or technologies offered by us or our competitors;

•	the effectiveness of our or our potential partners’ commercialization efforts;

•	the inability to effectively manage our growth;

•	actual or anticipated variations in quarterly operating results;

•	the failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	the overall performance of the U.S. equity markets and general political and economic conditions;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key scientific or management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	significant lawsuits, including patent or stockholder litigation;

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•	changes in the market valuations of similar companies;

•	the trading volume of our common stock;

•	effects of natural or man-made catastrophic events or other business interruptions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ Global Market and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

At January 31, 2017, our executive officers, directors and entities affiliated with certain of our directors beneficially owned approximately 12.6% of our outstanding voting common stock. Therefore, these stockholders have the ability to influence us through their ownership position. These stockholders may be able to determine the outcome of all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

SEC rules that implement Section 404 of the Sarbanes-Oxley Act require us to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. We first became subject to this requirement for our Annual Report on Form 10-K for the year ended December 31, 2013. While we have concluded that our internal control over financial reporting was effective as of December 31, 2015, there can be no assurance that we will be able to so conclude in the future or that we will not identify one or more material weaknesses in our internal controls in connection with future evaluations. Additionally, in the past we had opted to rely on the exemptions provided in the JOBS Act regarding independent auditor assessments of internal controls over financial reporting. Beginning with the year ended December 31, 2015, when we ceased to be an “emerging growth company,” however, we now must provide our independent registered accounting firm’s assessment of our internal controls over financial reporting in each Annual Report on Form 10-K. Investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions if (i) in the future we are unable to conclude that our internal control over financial reporting is effective, (ii) we identify material weaknesses in our internal control over financial reporting, which could result in financial statement errors which, in turn, could require us to restate our operating results or (iii) our independent auditors are unwilling or unable to provide us with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Any of these events could cause investors to lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to remain listed on the NASDAQ Global Market.

We might not be able to maintain the listing of our common stock on the Nasdaq Global Market.

Our common stock began listing on the Nasdaq Global Market on February 3, 2012, under the symbol “CEMP.” We might not be able to maintain the listing standards of that exchange. If we fail to maintain the listing requirements, our common stock might trade on the Nasdaq Capital Market, or move to the OTC Bulletin

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Board or in the “pink sheets” maintained by Pink OTC Markets, Inc. The OTC Bulletin Board and the “pink sheets” are generally considered to be markets that are less efficient and less broad than the Nasdaq Capital Market.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. A limited number of securities and industry analysts currently publish research on our company. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which might cause our stock price and trading volume to decline.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with the financing transactions that have occurred throughout our history, we may have triggered one or more “ownership change” limitations. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our capital shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. In addition, under our loan and security agreement with Comerica Bank, we are prohibited from declaring or paying any cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if an acquisition would benefit our stockholders, and could also make it more difficult to remove our current management. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	creating a staggered board of directors;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

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•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of discouraging, delaying or preventing someone from acquiring us or merging with us, whether or not it is desired by or beneficial to our stockholders. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

We lease approximately 32,182 square feet of office space for our headquarters in Chapel Hill, North Carolina under an agreement that expires in March 2021.

Item 3. Legal Proceedings

On November 4, 2016, a securities class action lawsuit was commenced in the United States District Court, Middle District of North Carolina, Durham Division, naming our company and certain of our officers as defendants, and alleging violations of the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by the defendants between May 1, 2016 and November 1, 2016 (the “Class Period”). The plaintiff seeks to represent a class comprised of purchasers of our common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court. Two substantially similar lawsuits were filed in the United States District Court, Middle District of North Carolina on November 22, 2016 and December 30, 2016, respectively. We believe we have meritorious defenses and intend to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On December 21, 2016, a shareholder derivative lawsuit was commenced in the North Carolina Durham County Superior Court, naming certain of our former and current officers and directors as defendants and our company as a nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. A substantially similar lawsuit was filed in the North Carolina Durham County Superior Court on February 16, 2017. The complaints are based on similar allegations as asserted in the securities lawsuits described above, and seeks unspecified damages and attorneys’ fees. We believe we have meritorious defenses and intend to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

Other than as described above, we are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.

Item 4. Mine Safety Disclosures

Not applicable

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PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock is traded under the symbol “CEMP” and is quoted on the NASDAQ Global Market. Our common stock began trading on the NASDAQ Global Market on February 3, 2012.

On February 24, 2017, the closing price for the common stock as reported on the NASDAQ Global Market was $4.05.

As of February 24, 2017, there were 23 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers. We believe that, when our record holders and stockholders whose shares are held in nominee or street name by brokers are combined, we have in excess of 2,000 stockholders.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors our board deems relevant.

Pursuant to the terms of the Comerica Bank loan, for as long as the Comerica Bank loan is outstanding, we may not pay any cash dividends on our common stock.

Equity Compensation Plans

The information required by Item 5 of Form 10-K regarding equity compensation plans is incorporated herein by reference to “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this report.

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Stock Performance Graph

The following performance graph shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act except as shall be expressly set forth by specific reference in such filing. The performance graph compares the performance of our common stock to the Nasdaq Biotechnology Index and the Nasdaq Composite Index. The graph covers the most recent five-year period ended December 31, 2016. The graph assumes that the value of the investment in our common stock and each index was $100.00 at February 6, 2012, the date our common stock first traded after our IPO, and that all dividends are reinvested.

$100 investment in stock or index	Ticker	February 6, 2012	December 31, 2012	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016
Cempra, Inc.	CEMP	$100.00	$106.00	$204.00	$388.00	$514.00	$46.00
NASDAQ Biotechnology Index	NBI	$100.00	$114.00	$189.00	$254.00	$283.00	$221.00
NASDAQ Composite Index	IXIC	$100.00	$104.00	$144.00	$163.00	$172.00	$185.00

Item 6. Selected Financial Data

The consolidated statement of income data set forth below with respect to the fiscal years ended December 31, 2016, 2015, 2014 and the consolidated balance sheet data at December 31, 2016 and 2015 are derived from the audited consolidated financial statements included in Item 8 of this Annual Report and should be read in conjunction with those financial statements and notes thereto. The consolidated statement of income data for the fiscal years ended December 31, 2013 and 2012 and the consolidated balance sheet data at December 31, 2014, 2013 and 2012 are derived from audited consolidated financial statements not included herein.

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Consolidated Statement of Operations Data

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Revenue:
Total revenue	$18,016	$27,308	$15,216	$7,813	$—
Operating expenses:
Research and development	81,686	93,353	62,539	41,300	16,869
General and administrative	53,538	22,871	12,077	9,433	6,069

Total operating expenses	135,224	116,224	74,616	50,733	22,938

Loss from operations	(117,208)	(88,916)	(59,400)	(42,920)	(22,938)

Other income (expense), net	(753)	(2,197)	(2,249)	(2,114)	(1,289)

Net loss	(117,961)	(91,113)	(61,649)	(45,034)	(24,227)

Accretion of redeemable convertible preferred shares	—	—	—	—	(313)

Net loss attributable to common shareholders	(117,961)	(91,113)	(61,649)	(45,034)	(24,540)

Basic and diluted loss per share	$(2.34)	$(2.09)	$(1.81)	$(1.53)	$(1.23)

Shares used in computation of basic and diluted loss per share	50,313,614	43,565,518	34,130,901	29,449,716	19,882,585

Consolidated Balance Sheet Data

	As of December 31,
	2016	2015	2014	2013	2012
	(in thousands)
Balance sheet data:
Cash and equivalents	$231,553	$153,765	$99,113	$96,503	$70,109
Working capital	208,774	144,086	86,766	87,675	65,029
Total assets	238,515	162,140	105,311	99,008	70,738
Total debt	15,327	19,702	18,472	14,739	9,850
Total shareholders’ equity	183,348	117,665	61,021	69,975	57,770

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Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this report. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this report, including those set forth under “Item 1A. Risk Factors.”

Overview

We are a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases. Our lead product, solithromycin, has completed two Phase 3 clinical trials, for which we submitted NDAs for both oral and IV formulations for the treatment of CABP in April 2016. We have also filed a marketing authorization application, or MAA, with the European Medicines Agency, or EMA. In anticipation of potential approval on our PDUFA dates, throughout 2015 and 2016, we began preparations for potential commercial launch including building the commercial leadership team and implementing systems and processes to support the potential launch of solithromycin. In December 2016, we received a complete response letter, or CRL, from the FDA on our NDAs. The CRL stated that the FDA could not approve the NDAs in their present form and noted that additional clinical safety information and the satisfactory resolution of manufacturing facility inspection deficiencies were required before the NDAs may be approved. We recently met with the FDA to discuss the CRL and the FDA reiterated their request for additional clinical safety data prior to approval. Based on input from the FDA at the meeting, we are developing a protocol that will propose including fewer than 9,000 patients at the time we respond to the CRL, and will propose to deliver data from defined cohorts as the study progresses. We plan to discuss the protocol with the FDA to determine if it could support an initial approval in a limited group of patients with an urgent unmet need, while we continue to accumulate a larger post-approval safety database to support potential label expansions into broader CABP populations. If we and the FDA agree on a protocol, we plan to seek non-dilutive funding to support the execution of the study.

Our second product, fusidic acid, is an antibiotic that has been used for decades outside the U.S., including in Western Europe, but has never been approved in the U.S. We have recently completed a successful Phase 3 study evaluating fusidic acid as an oral treatment of acute bacterial skin and skin structure infections, or ABSSSI, which are frequently caused by methicillin-resistant Staphylococcus aureus, or MRSA, and we are exploring its use for the long-term oral treatment of refractory bone and joint infections, or BJI, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections.

In February 2017, as a consequence of the solithromycin CRL we received, and subsequent discussions with the FDA, resulting in the delay of the potential approval of solithromycin, we initiated companywide cost and personnel reductions. These actions have resulted in an approximately 67% reduction in our workforce from 136 to 45 employees, and significant reductions in external spending related to commercial preparedness and non-essential activities. The principal objective of the reductions is to enable us to conserve our financial resources as we evaluate our path forward on our existing pipeline and potential business development opportunities. As we progress our internal programs, we are also actively engaged in a process to evaluate and assess external late-stage assets and other potential strategic business opportunities to determine the best use of our significant cash resources and clinical programs to deliver value to patients and shareholders through internal and/or potential external opportunities. In connection with the reduction, we expect to record an aggregate charge related to one-time termination benefits of approximately $3.5 million in 2017.

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Financial Overview

Revenue

To date, we have not generated revenue from the sale of any products. All of our revenue to date has been derived from (1) a government contract and (2) the receipt of proceeds under our license and supply agreements with Toyama Chemical Co., Ltd., or Toyama, a portion of which has been recognized as revenue in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP.

In May 2013, we entered into an agreement with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services, or BARDA, for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia.

The agreement is a cost plus fixed fee development contract, with a base performance segment valued at approximately $18.7 million with contract modifications, and four option work segments that BARDA may request at its sole discretion pursuant to the agreement. If all four option segments are requested, the cumulative value of the agreement, as amended to date, would be approximately $68.2 million and the estimated period of performance would be until approximately May 2018. Three of the options are cost plus fixed fee arrangements and one option is a cost sharing arrangement without fixed fee, for which we are responsible for a designated portion of the costs associated with that work segment. The period of performance for the base performance segment was May 2013 through February 2016.

BARDA exercised the second option in November 2014. The value of the second option work segment is approximately $16.0 million and the estimated period of performance is November 2014 through April 2017.

In February 2016, BARDA exercised the third option work segment of the agreement, which is intended to fund a Phase 2/3 study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from two months old to 17 years with community acquired bacterial pneumonia. This option work segment is a cost-sharing arrangement under which BARDA will contribute $25.5 million and we will be responsible for an additional designated portion of the costs associated with the work segment. In September 2016, the contract was modified to increase the third option work segment by $8.0 million for increased manufacturing work related to the development of a second supply source for solithromycin. The amendment raises the value of the third option work segment to approximately $33.5 million. The estimated period of performance of this option work segment runs through May 2018.

Under the agreement, we are reimbursed and recognize revenue as allowable costs are incurred plus a portion of the fixed-fee earned. We consider fixed-fees under cost reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the work as compared to total estimated contract costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed. Since inception of the agreement through December 31, 2016, we recognized $39.2 million in revenue under this agreement.

In May 2013, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into a license agreement with Toyama, whereby we licensed to Toyama the exclusive right, with the right to sublicense, to make, use and sell any product in Japan that incorporates solithromycin as its sole active pharmaceutical ingredient, or API, for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Toyama also has a nonexclusive license in Japan and certain other countries, with the right to sublicense, to manufacture or have manufactured API for solithromycin for use in manufacturing such products, subject to limitations and obligations of the concurrently executed supply agreement discussed below. Toyama has granted us certain rights to intellectual property generated by Toyama under the license agreement with respect to solithromycin or licensed products for use with such products outside Japan or with other solithromycin-based products inside or outside Japan.

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Following execution of the agreement, we received a $10.0 million upfront payment from Toyama. Toyama is also obligated to pay us up to an aggregate of $60.0 million in milestone payments, depending on the achievement of various regulatory, patent, development and commercial milestones. The first of these milestones was achieved in the third quarter of 2014 for which we received a payment of $10.0 million from Toyama. The second $10.0 million milestone was recognized in the first quarter of 2015 which is based on the Japan Patent Office issuing a Decision of Allowance for our patent covering certain crystal forms of solithromycin in Japan. We received payment for the second milestone in April 2015. In October 2016, we received the third $10.0 million milestone which was triggered by Toyama’s decision to progress to a Phase 3 trial of solithromycin in Japan following successful completion of a Phase 2 trial. Toyama must also pay us a royalty equal to a low-to-high first double decimal digit percentage of net sales, subject to downward adjustment in certain circumstances. Cumulatively, through December 31, 2016, we have recognized $23.0 million in revenue under this agreement with the remaining $17.0 million received being recorded as deferred revenue. Substantially all of this deferred revenue would be recognized upon FDA approval of solithromycin in the United States commercial launch in the United States and one additional country. As part of the license agreement, we also entered into a supply agreement with Toyama, whereby we will be the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in its clinical trials in Japan. Pursuant to the supply agreement, Toyama will pay us for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to our costs. All API for solithromycin supplied by us to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from us at prices determined by our manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. Either party may terminate the supply agreement for uncured material breach or insolvency of the other party, with Toyama’s right to terminate for our breach subject to certain further conditions in the case of our failure to supply API for solithromycin or clinical supply, but otherwise the supply agreement will continue until the expiration or termination of the license agreement.

In the future, we anticipate generating revenue from a combination of sales of our products, if approved, through our own sales force in the U.S. for solithromycin, and third parties elsewhere, and license fees, milestone payments and royalties in connection with strategic collaborations regarding any of our product candidates. We expect that any revenue we generate will fluctuate from quarter to quarter. If we or our strategic partners fail to complete the development of solithromycin or fusidic acid in a timely manner or obtain regulatory approval for them, or if we fail to develop our own sales force or find one or more strategic partners for the commercialization of approved products, our ability to generate future revenue, and our financial condition and results of operations would be materially adversely affected.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting pre-clinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our product candidates. We recognize our research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	employee-related expenses, which include salaries, benefits and share-based compensation expense;

•	fees paid to consultants and clinical research organizations, or CROs, in connection with our clinical trials, and other related clinical trial costs, such as for investigator grants, patient screening, laboratory work and statistical compilation and analysis;

•	costs related to acquiring and manufacturing clinical trial materials and costs for developing additional manufacturing sources for and the manufacture of pre-approval inventory of solithromycin;

•	costs related to compliance with regulatory requirements;

•	consulting fees paid to third parties related to non-clinical research and development;

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•	research supplies; and

•	license, research and milestone payments related to in-licensed technologies.

Our direct research and development expenses consist principally of external costs, such as fees paid to investigators, consultants, central laboratories and CROs in connection with our clinical trials, and related clinical trial fees. Our internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects. Through our clinical development programs, we are advancing solithromycin and fusidic acid in parallel primarily for the treatment of CABP and uncomplicated gonorrhea (for solithromycin) and ABSSSI and refractory bone and joint infections (for fusidic acid) as well as for other indications. Through our pre-clinical development programs, we are seeking to develop macrolide product candidates for non-antibacterial indications. The following table sets forth costs incurred on a program-specific basis for solithromycin and fusidic acid, excluding personnel-related costs. Macrolide research includes costs for discovery programs. All employee-related expenses for those employees working in research and development functions are included in “Research and development personnel cost” in the table, including salary, bonus, employee benefits and share-based compensation. We do not allocate insurance or other indirect costs related to our research and development function to specific product candidates. Those expenses are included in “Indirect research and development expense” in the table.

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Direct research and development expense by program:
Solithromycin	$49,755	$73,435	$51,319
Fusidic acid	13,522	7,093	2,903
Macrolide research	2,275	317	258
Research and development personnel cost	15,109	11,485	6,907

Total direct research and development expense	80,661	92,330	61,387
Indirect research and development expense	1,025	1,023	1,152

Total research and development expense	$81,686	$93,353	$62,539

The successful development of our clinical and pre-clinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or pre-clinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials required and other research and development activities;

•	future clinical trial results;

•	the costs and the timing of our regulatory submissions and any regulatory approvals; and

•	changes in regulations governing drug approval, manufacturing, marketing and reimbursement.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those which we currently anticipate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

We have completed two pivotal trials for solithromycin in CABP, including one with oral solithromycin and one with IV solithromycin progressing to oral solithromycin. We also are conducting a Phase 2/3 trial for solithromycin in pediatric patients with CABP which is funded by BARDA and a Phase 3 trial for solithromycin in patients with uncomplicated gonorrhea.

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While we are conducting an exploratory study of fusidic acid for long-term suppressive therapy of refractory bone and joint infections, including PJI, we have recently concluded our Phase 3 trial for fusidic acid in ABSSSI, suspended our exploratory development program of solithromycin in NASH, and closed our study of solithromycin in COPD. As a result, we expect our research and development expenses to temporarily trend lower. However, following our discussions with the FDA with respect to the approval path for fusidic acid and solithromycin, we could decide to increase our research and development expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including share-based compensation, for employees in executive, operational, commercial, finance and human resources functions. Other significant general and administrative expenses include professional fees for accounting, legal, and information technology services, facilities costs, expenses associated with obtaining and maintaining patents, and costs of commercial preparation activities.

We expect our general and administrative expenses to trend downward during 2017, driven primarily by reductions in personnel and expenses related to commercial preparations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to accrued expenses and share-based compensation, on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Our significant accounting policies are described in more detail in the notes to our audited consolidated financial statements included in this report. We believe the following accounting policies to be most critical to the judgments and estimates used in preparation of our financial statements and such policies have been reviewed and discussed with our audit committee.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. Examples of estimated accrued expenses include:

•	fees paid to CROs in connection with pre-clinical or clinical trials;

•	marketing, market research and other commercial support vendors;

•	fees paid to investigative sites in connection with clinical trials;

•	milestone payments; and

•	unpaid salaries, wages and benefits.

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We accrue our expenses related to clinical trials based on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we will adjust the accrual accordingly. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. We do not currently anticipate the future settlement of existing accruals to differ materially from our estimates.

Revenue Recognition

Our revenue generally consists of research related revenue under federal contracts, supply revenue and licensing revenue related to non-refundable upfront fees, milestone payments and royalties earned under license agreements. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the fair value of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed and revenue recognized. Management exercises significant judgment in the determination of whether a deliverable has stand-alone value, is considered to be a separate unit of accounting, and in estimating the relative fair value of each deliverable in the arrangement.

Milestone payments are recognized when earned, provided that (i) the milestone event is substantive; (ii) there is no ongoing performance obligation related to the achievement of the milestone earned; and (iii) it would result in additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

Valuation of Financial Instruments

Share-Based Compensation

In accordance with FASB ASC Topic 718, Stock Compensation, as modified or supplemented, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the service period for awards expected to vest. Share-based compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of our shares until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

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We calculate the fair value of share-based compensation awards using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of subjective assumptions, including share price volatility, the expected life of options, risk-free interest rate and the fair value of the underlying common shares on the date of grant. In developing our assumptions, we take into account the following:

•	we do not have sufficient history to estimate the volatility of our common share price. We calculate expected volatility based on reported data for selected reasonably similar publicly traded companies for which the historical information is available. For the purpose of identifying peer companies, we consider characteristics such as industry, market capitalization, length of trading history, similar vesting terms and in-the-money option status. We plan to continue to use the guideline peer group volatility information until the historical volatility of our common shares is relevant to measure expected volatility for future option grants;

•	we determine the risk-free interest rate by reference to implied yields available from U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant;

•	the assumed dividend yield is based on our expectation of not paying dividends in the foreseeable future;

•	we determine the average expected life of options based on the mid-point between the vesting date and the contractual term; and

•	we estimate forfeitures based on our historical analysis of actual option forfeitures.

Results of Operations

Comparison of Years Ended December 31, 2016 and December 31, 2015

The following table summarizes the results of our operations for each of the years ended December 31, 2016 and 2015, together with the changes in those items in dollars:

	Year Ended December 31,		Dollar Change
	2016	2015
Revenue
Contract research	$13,677	$12,448	$1,229
License	4,339	10,000	(5,661)
Supply	—	4,860	(4,860)

Total revenue	18,016	27,308	(9,292)

Research and development expense(1)	81,686	93,353	(11,667)
General and administrative expense(1)	53,538	22,871	30,667
Other income (expense), net	(753)	(2,197)	1,444

(1) Includes the following stock-based compensation expenses:
Research and development expense	$2,942	$1,948	$994
General and administrative expense	11,381	3,940	7,441

Contract revenue

For the twelve months ended December 31, 2016, contract research revenue increased $1.2 million as we had a third work segment under the BARDA contract commence during 2016.

License revenue

License revenue of $4.3 million was recognized in 2016 upon receipt of the $10.0 million development milestone payment which was triggered by Toyama’s decision to progress to a Phase 3 trial of solithromycin in Japan. License revenue of $10.0 million was recognized in 2015 upon receipt of the development milestone payment from the Decision of Allowance issued by the Japan Patent Office for our patent covering certain crystal forms of solithromycin in Japan.

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Supply revenue

For the twelve months ended December 31, 2016, we did not recognize any revenue through our supply agreement with Toyama as compared to $4.9 million for the twelve months ended December 31, 2015.

Research and Development Expense

For the twelve months ended December 31, 2016, our research and development expenses decreased to $81.7 million compared to $93.3 million for the twelve months ended December 31, 2015. The decrease of $11.6 million is primarily related to the following:

•	a decrease in solithromycin clinical trial expenses of $29.0 million related to completion of the IV-to-Oral Phase 3 clinical trial;

•	a decrease of $6.7 million in the purchase of API ordered for commercial quantities in preparation for the planned commercial launch of solithromycin;

•	a decrease of $3.6 million in purchases of API for Toyama’s clinical trials in Japan;

•	a decrease of $2.4 million in purchases of clinical trial supplies for fusidic acid;

•	an increase in fusidic acid clinical trial expenses of $8.6 million primarily related to the first Phase 3 ABSSSI trial and the ongoing refractory bone and joint study;

•	an increase in regulatory expenses of $8.4 million for submission fees related to the NDA and MAA filings as well as the preparation for and execution of the FDA Antimicrobial Drugs Advisory Committee meeting;

•	an increase in BARDA related expenses of $4.1 million as developmental activity increases;

•	an increase of $3.4 million related to process development and compound synthesis expenses incurred developing additional supply sources for solithromycin API;

•	an increase in employee cost of $2.6 million primarily from increased headcount;

•	an increase of $2.0 million in expenses related to research on pre-clinical programs; and

•	an increase of $1.0 million related to stock compensation expense.

General and Administrative Expense

For the twelve months ended December 31, 2016, our general and administrative costs increased to $53.5 million compared to $22.9 million for the twelve months ended December 31, 2015. The increase of $30.6 million is related to the following:

•	an increase in employee costs of $11.8 million primarily related to increased employee headcount in commercial, medical affairs and support staff in preparation for potential commercial launch;

•	an increase in professional services of $9.4 million primarily related to consulting fees for commercial readiness activities;

•	an increase of $7.4 million related to stock compensation expense, $4.2 million of which is related to the acceleration of expense due to the change in employment status from CEO to a consultant with continued service;

•	an increase in trade fees and related traveling expenses of $1.1 million;

•	an increase in office expenses and facility fees of $0.5 million; and

•	an increase in tax expenses of $0.4 million.

Other Income (Expense), Net

Net other expense decreased $1.4 million for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015 due to an increased balance and a higher rate of return on cash equivalents, as well as a lower interest rate on the July 2015 Note compared to the December 2011 Note.

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Comparison of Years Ended December 31, 2015 and December 31, 2014

The following table summarizes the results of our operations for each of the years ended December 31, 2015 and 2014, together with the changes in those items in dollars and as a percentage:

	Year Ended December 31,		Dollar Change
	2015	2014
Revenue
Contract research	$12,448	$9,609	$2,839
License	10,000	4,339	5,661
Supply	4,860	1,268	3,592

Total revenue	27,308	15,216	12,092

Research and development expense(1)	93,353	62,539	30,814
General and administrative expense(1)	22,871	12,077	10,794
Other income (expense), net	(2,197)	(2,249)	52

(1) Includes the following stock-based compensation expenses:
Research and development expense	$1,948	$811	$1,137
General and administrative expense	3,940	2,294	1,646

Contract revenue

For the twelve months ended December 31, 2015, contract research revenue increased $2.8 million as we had two concurrent work segments under the BARDA contract running throughout 2015, while only one segment ran through the majority of 2014.

License revenue

License revenue of $10.0 million was recognized in 2015 upon receipt of the development milestone payment from the Decision of Allowance issued by the Japan Patent Office for our patent covering certain crystal forms of solithromycin in Japan. License revenue of $4.3 million was recognized in 2014 upon receipt of the $10.0 million development milestone payment upon the approval from the Pharmaceuticals and Medical Devices Agency (PMDA) for Phase 2 studies in Japan.

Supply revenue

For the twelve months ended December 31, 2015, we have recognized $4.9 million related to payments for clinical supply of finished product and supply of API under our supply agreement with Toyama as compared to $1.3 million for the twelve months ended December 31, 2014.

Research and Development Expense

For the twelve months ended December 31, 2015, our research and development expenses increased to $93.3 million compared to $62.5 million for the twelve months ended December 31, 2014. The increase of $30.8 million is primarily related to the following:

•	an increase in purchases of initial quantity of solithromycin API in preparation for commercial launch of $20.8 million;

•	an increase in employee cost of $4.6 million primarily from increased headcount and stock compensation expense;

•	an increase in Toyama expenses of $3.3 million related to the purchase of API for clinical studies; and

•	an increase in fusidic acid expenses of $2.4 million primarily related to clinical trial supplies for the Phase 3 ABSSSI trial.

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General and Administrative Expense

For the twelve months ended December 31, 2015, our general and administrative costs increased to $22.9 million compared to $12.1 million for the twelve months ended December 31, 2014. The increase of $10.8 million is related to the following:

•	an increase in professional services of $5.8 million primarily related to consulting fees for commercial readiness activities;

•	an increase in employee cost of $3.5 million from increased headcount and stock compensation expense;

•	an increase in trade fees of $1.0 million; and

•	an increase in office expenses and facility fees of $0.5 million.

Other Income (Expense), Net

Other income (expense) remained consistent for the years ended December 31, 2015 and December 31, 2014.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception through December 31, 2016, we have funded our operations principally with $618.6 million from the sale of debt and equity instruments (common and preferred), $39.2 million of research funding from our BARDA contract, and $40.0 million of licensing and milestone payments. As of December 31, 2016, we had cash and equivalents to fund operations of approximately $231.6 million.

Cash Flows

The following table sets forth the major sources and uses of cash for the periods set forth below:

	Year Ended December 31,
	2016	2015	2014
		(in thousands)
Net cash provided by (used in):
Operating activities	$(87,080)	$(87,849)	$(49,092)
Investing activities	(9)	(46)	(52)
Financing activities	164,877	142,547	51,754

Net increase in cash and equivalents	$77,788	$54,652	$2,610

Operating Activities. Cash used in operating activities of $87.1 million during the year ended December 31, 2016 was primarily a result of our $118.0 million net loss, offset by changes in operating assets and liabilities of $16.4 million and non-cash items of $14.5 million. Cash used in operating activities of $87.8 million during the year ended December 31, 2015 was primarily a result of our $91.1 million net loss and changes in operating assets and liabilities of $3.2 million offset by non-cash items of $6.5 million. Cash used in operating activities of $49.1 million during the year ended December 31, 2014 was primarily a result of our $61.6 million net loss, offset by changes in operating assets and liabilities of $8.7 million and non-cash items of $3.8 million.

Investing Activities. Net cash used in investing activities was $9,000, $46,000 and $52,000 for the years ended December 31, 2016, 2015 and 2014, respectively, primarily related to our purchases of equipment.

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Financing Activities. Net cash provided by financing activities was $164.9 million for the year ended December 31, 2016, $142.5 million for the year ended December 31, 2015, and $51.8 million for the year ended December 31, 2014. The cash provided by financing activities of $164.9 million in the year ended December 31, 2016 consisted primarily of net proceeds of $93.8 million and $75.1 million from the public offering in January 2016 and at-the-market (ATM) offering from May through July 2016, respectively, net of $4.4 million of principal payments on the debt refinanced with Comerica Bank. The cash provided by financing activities of $142.5 million in the year ended December 31, 2015 consisted primarily of net proceeds of $138.8 million from the public offering in January 2015, $3.0 million from proceeds from the exercise of stock options and warrants, $1.0 million in the debt refinance with Comerica Bank, offset by debt issuance costs of $0.3 million. The cash provided by financing activities of $51.8 million in the year ended December 31, 2014 consisted primarily of net proceeds of $48.5 million from the ATM offering and $3.0 million of proceeds from the amendment of the December 2011 Note.

Funding Requirements

To date, we have not generated any product revenue from our clinical stage product candidates or from any other source. We do not know when, or if, we will generate any product revenue. We do not expect to generate product revenue unless and until we obtain marketing approval of and commercialize solithromycin and/or fusidic acid or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval and engage in commercial readiness activities for, solithromycin and fusidic acid and our other product candidates. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We will need substantial additional funding in connection with our continuing operations.

Based on current assumptions, we believe that our existing cash and equivalents will enable us to fund our current operating expenses and capital requirements for at least the next 12 months from the filing date of this report. Such operating and capital requirements do not contemplate incremental expenses associated with a full scale commercial launch of solithromycin or any additional clinical trials with any of our product candidates or any funds from future financings or partnerships beyond the Toyama relationship and the BARDA contract. We will need to obtain additional financing for the continued development of solithromycin and fusidic acid and our other product candidates and to support the commercialization of solithromycin and/or any of our other product candidates should any receive regulatory approval. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Due to the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.

Our future capital requirements will depend on many factors, including:

•	the scope, progress costs, and results of pre-clinical development, laboratory testing and clinical trials for any of our product candidates including any pre or post approval safety studies for solithromycin and any additional clinical trials for fusidic acid;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs and timing of commercialization readiness activities for any of our product candidates, including developing manufacturing sources and building our inventory of commercial product, in anticipation of regulatory approval;

•	the costs and timing of commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive regulatory approval;

•	the costs of commercial and clinical supplies of any of our drug candidates;

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•	obtaining milestone payments from Toyama;

•	receipt of payments under the BARDA contract;

•	our ability to establish collaborations on favorable terms;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;

•	the acceptance in the medical community of any of our product candidates for which we receive approval;

•	revenue if any, and the timing of the related payment, from the sale of our product candidates, should any receive regulatory approval;

•	obtaining a commercially viable price for any of our product candidates, should any receive regulatory approval;

•	the availability of adequate coverage and reimbursement from federal, state and private healthcare payors for any of our product candidates, should any receive regulatory approval;

•	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of any of our product candidates, should any receive regulatory approval;

•	our ability to enter into any license agreements for the distribution of our product candidates outside the U.S.;

•	the extent to which we acquire or invest in businesses, products and technologies; and

•	our ability to obtain government or other third-party funding.

Until we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. We do not anticipate any substantial product revenue for the foreseeable future. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interests will be diluted, and the terms of any securities may include liquidation or other preferences that adversely affect our stockholders’ rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or declaring dividends, such as those imposed under the Comerica loan. If we raise additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

We will need additional financing to continue development activities to obtain regulatory approval of and to commercialize solithromycin, fusidic acid and our other product candidates. We plan, as noted, to seek partners as well as equity or debt financings or other sources of third-party funding, including government grants to support the continued development and commercialization of solithromycin, fusidic acid and our other product candidates. If we are unable to raise additional funds when needed, whether on favorable terms or not, we may be required to delay, limit, reduce or terminate our development of our product candidates, or our commercialization efforts, or to grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

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Contractual Obligations and Commitments

The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2016 and the effects such obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

	Total	Less than 1 Year	1 - 3 years	4 - 5 years	More Than 5 years
Loan and Security Agreement	15,556	6,667	8,889	—	—
Operating lease	2,359	744	1,573	42	—
Accrued Severance	1,999	1,606	393	—	—
Interest on Loan and Security Agreement	1,209	803	406	—	—
Macrolide Pharmaceuticals Inc.	583	583	—	—	—
The Scripps Research Institute	545	85	255	170	35

Total(1)	$22,251	$10,488	$11,516	$212	$35

(1)	Minimum purchase obligations under the supply agreement with FFFC was excluded from the above table as the conditions of the agreement make the committed amount undeterminable at this time

In July 2015, we entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Comerica Bank (“Comerica”). The Loan and Security Agreement provides that we may borrow up to $20.0 million in a term loan (the “Term Loan”) and, upon FDA approval of our planned NDA for solithromycin, we may also borrow an aggregate amount equal to the lesser of (i) up to 75% of our eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million (the “Revolver”). After FDA approval of our planned NDA for solithromycin, we may convert the Term Loan to the Revolver, in which event the Revolver would have a maximum amount available to us of $25.0 million. The Loan and Security Agreement specifies the criteria for determining eligible inventory and eligible accounts receivable and sets forth ongoing limitations and conditions precedent to our ability to borrow under the Revolver.

At closing, we received the full $20.0 million under the Term Loan and paid a facility fee of $0.1 million for the Term Loan and a facility fee of $0.2 million for the Revolver. We immediately used proceeds from the Term Loan to pay all of our $17.7 million outstanding principal and interest and $1.2 million in end of term and prepayment fees under the loan and security agreement (“December 2011 Note”) with Hercules Technology Growth Capital, Inc. (“Hercules”) and terminated the December 2011 Note. We recorded a charge of $0.3 million on the early extinguishment of the December 2011 Note.

Amounts borrowed under the Term Loan may be repaid and reborrowed at any time without penalty or premium. The Term Loan was interest-only through April 30, 2016, followed by an amortization period of 36 months of equal monthly payments of principal plus interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Any amounts borrowed under the Term Loan bear interest at a floating interest rate equal to the 30 Day LIBOR rate plus 5.2%. Amounts available to be borrowed under the Revolver may also be repaid and reborrowed at any time without penalty or premium prior to December 31, 2017, at which time all advances under the Revolver shall be immediately due and payable in full. Any amounts borrowed under the Revolver will bear interest at the 30 Day LIBOR rate plus 4.2%. Once available, the Revolver is subject to an annual unused facility fee equal of 0.25%. Under the Loan and Security Agreement, we are subject to certain covenants including maintaining a minimum unrestricted cash balance of $15.0 million and continuing the development or commercially launching solithromycin.

In December 2016, we entered into a Retirement and Consulting Agreement with then current CEO, Dr. Prabhavathi Fernandes, whereby, for one year, subject to monthly extensions by mutual agreement, she will provide consulting services to us for up to 20 hours per week. For her consulting work, we will pay

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Dr. Fernandes $35,000 per month. In addition, all of Dr. Fernandes’s stock options will continue to vest during the consulting period. We recognized $4.2 million of accelerated stock compensation expense in the fourth quarter of 2016 due to the change in employment status from CEO to a consultant with continued service.

Additionally, Dr. Fernandes is entitled to the severance payments and benefits described in her employment agreement. In consideration of her waiver of the notice period provided under her employment agreement, we paid Dr. Fernandes $45,000. In lieu of her pro-rated annual bonus due under her employment agreement upon a termination of employment, we paid Dr. Fernandes an annual bonus for 2016 in the amount of $280,260. From the effective date of the release, we will continue to pay Dr. Fernandes her base salary for 18 months, at the current annual rate of $540,000. In addition, we will pay Dr. Fernandes an amount equal to one and one half times her Target Bonus (as defined in her employment agreement), based upon the average percentage of achievement of target objectives for the prior three years, which amount is $420,390, payable in 18 equal monthly payments. From the effective date of the release, upon the conclusion of the consulting period, or upon an earlier change in control of the company, all of Dr. Fernandes’s then outstanding and unvested stock options will become fully vested.

Effective June 12, 2012, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into a license agreement with The Scripps Research Institute, or TSRI, whereby TSRI licensed to us rights, with rights of sublicense, to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalysed ligation of azides and acetylenes. The rights licensed to us are exclusive as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and are non-exclusive in all other countries worldwide, except the member-nations of the Association of Southeast Asian Nations, which are not included in the territory of the license. Under the terms of the agreement with TSRI, we paid a one-time only, non-refundable license issue fee in the amount of $0.4 million. Our rights under the agreement are subject to certain customary rights of the U.S. government that arise or result from TSRI’s receipt of research support from the U.S. government.

We are also obligated to pay annual maintenance fees to TSRI in the amount of (i) $50,000 each year for the first three years (beginning on the first anniversary of the agreement), and (ii) $85,000 each year thereafter (beginning on the fourth anniversary of the agreement). Each calendar year’s annual maintenance fees will be credited against sales royalties due under the agreement for such calendar year. Under the terms of the agreement, we must pay TSRI low single-digit percentage royalties on the net sales of the products covered by the TSRI patents for the life of the TSRI patents, a low single-digit percentage of non-royalty sublicensing revenue received with respect to countries in the nonexclusive territory and a mid-single-digit percentage of sublicensing revenue received with respect to countries in the exclusive territory, with the sublicensing revenue royalty in the exclusive territory and the sales royalties subject to certain reductions under certain circumstances. TSRI is eligible to receive milestone payments of up to $1.1 million with respect to regulatory approval in the exclusive territory and first commercial sale, in each of the exclusive territory and nonexclusive territory, of the first licensed product to achieve those milestones that is based upon each macrolide covered by the licensed patents. Each milestone is payable once per each macrolide. Each milestone payment made to TSRI with respect to a particular milestone will be creditable against any payment due to TSRI with respect to any sublicense revenues received in connection with the achievement of such milestone. Any payments made to TSRI under the TSRI license for territories subject to the Optimer agreement, discussed below, can be deducted pursuant to the terms of the license agreement we have with Optimer from any sales-based royalty payments due under the Optimer agreement up to a certain percentage reduction of the royalties due to Optimer.

Under the terms of the TSRI agreement, we are also required to pay additional fees on royalties, sublicensing and milestone payments if we, an affiliate, or a sub licensee challenges the validity or enforceability of any of the patents licensed under the agreement. Such increased payments would be required until all patent claims subject to challenge are invalidated in the particular country where such challenge was mounted.

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The term of the TSRI license agreement (and the period during which we must pay royalties to TSRI in a particular country for a particular product) will end, on a country-by-country and product-by-product basis, at such time as no patent rights licensed from TSRI cover a particular product in the particular country. We have included in the table above the annual payments due TSRI, but have not included any other payments because we cannot estimate if, when or in what amounts such payments will become due under the agreement.

In March 2006, we entered into a Collaborative Research and Development and License Agreement with Optimer. Under the terms of the Optimer agreement, we acquired exclusive rights to further develop and commercialize certain Optimer technology worldwide, excluding ASEAN countries. As partial consideration for this license, during 2007 and 2006, we issued to Optimer an aggregate of 125,646 common shares with a total value of $0.2 million. We also have an obligation to make additional payments upon achievement of specified development, regulatory and commercialization milestones. The aggregate amount of such milestone payments we may need to pay is based in part on the number of products developed under the agreement. The aggregate amount of such payments would be $27.5 million if four products are developed and gain FDA approval. A milestone payment is due only once on a product regardless of the number of indications it may be approved for. Additional limited milestone payments would be due if we develop more than four products. In July 2010, we made a $0.5 million milestone payment to Optimer after our successful completion of the Phase 1 trial for oral solithromycin and in July 2012 we made a $1.0 million milestone payment upon completion of our discussions with the FDA for the protocol for our proposed pivotal Phase 3 trial for oral solithromycin. Optimer can elect to receive certain milestone payments in cash or in shares of our common stock having an equivalent fair market value. We are also obligated to make tiered, mid-single-digit royalty payments to Optimer based on annual net sales of licensed products outside the ASEAN countries, which royalties are subject to reduction in the event additional licenses are obtained from third parties in order to practice our rights under the agreement and/or we are required to grant a compulsory license to a third party. We have not included these payments in the table above because we cannot estimate if, when or in what amounts such payments will become due under this agreement.

We enter into contracts in the normal course of business with clinical research organizations for clinical trials and clinical supply manufacturing and with vendors for pre-clinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice and therefore we believe that our non-cancelable obligations under these agreements are not material.

In January 2016, we entered into a supply agreement with FUJIFILM Finechemicals Co., Ltd., or FFFC, which is intended to provide us with solithromycin in sufficient quantities and at reasonable prices to ensure we meet our obligation to Toyama under the supply agreement. We are subject to a minimum purchase obligation for a designated number of years after the successful completion of a manufacturing facility to be built and validation studies to be conducted by FFFC that could run to $80 million in the aggregate, which expense would be reduced by any supply sold to Toyama. The agreement’s initial term runs until December 16, 2025. After the end of the initial term, and at the end of each year thereafter, the term will automatically extend for an additional year unless either party gives written notice to the other of its intent to terminate within a designated period of time prior to the expiration of the term, in which case the agreement will terminate at the end of such term. The parties may at any time terminate the agreement by mutual written consent. Each party has the right to terminate the agreement immediately if there is a product failure, the other party becomes involved in bankruptcy, insolvency or similar proceedings or materially breaches the agreement and such breach remains uncured for a period of time following notice of the breach. A violation by us of the minimum purchase obligation is considered a material breach. A product failure is not considered a material breach by us. We have the right to terminate the agreement upon written notice if there is a supply failure. We also may terminate in the event that FFFC cannot provide us with solithromycin for more than a designated period of time. Upon termination, any unfulfilled binding portion of the forecast must be delivered by FFFC and paid for by us. We also may elect to purchase the remaining inventory of FFFC’s solithromycin and any remaining raw materials. If FFFC terminates the agreement for a material breach by us and, prior to such termination, (i) FFFC has constructed a facility in Japan for the primary purpose of manufacturing API for us under the agreement and (ii) such facility is

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completed and fully operational and qualified for the manufacture of API for delivery thereunder, then, except to the extent otherwise agreed to by the parties, we may be subject to declining penalties that could aggregate as much as $17.5 million.

On January 29, 2016, Cempra Pharmaceuticals, Inc. entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc. (“MP”), pursuant to which MP granted us an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, we will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. The option will run until the later to occur of (i) the earlier of (a) the date that we first obtain FDA approval for any product incorporating the Compound as an active pharmaceutical ingredient, or API, or (b) January 27, 2019, or (ii) the date that is six months after the earlier of (a) MP’s satisfaction of certain milestones, or (b) we terminate of MP’s obligations under the evaluation program. Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities we will evaluate to determine whether to exercise the option to license.

Upon execution of the agreement, we paid MP a non-refundable, non-creditable initial license fee of $0.4 million. For conducting the evaluation program, we will pay MP a non-refundable, non-creditable fee in the aggregate amount of $0.4 million within five business days of entry into the agreement. In addition, we will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the evaluation program in the aggregate amount of $1.5 million, which we will pay in 18 equal consecutive non-refundable, non-creditable monthly installments of $83,333, beginning with the first monthly anniversary of entry into the agreement. Further, we will pay MP up to an aggregate of $1.0 million upon the satisfaction of certain performance milestones.

If we exercise the option, the license will be exclusive and worldwide (other than Association of Southeast Asian Nations) and for any and all uses in human and non-human animals, and with the right to sublicense. We may, in our discretion, exercise the option for a reduced portion of the territory and, if we have elected a reduction the territory, may increase as we wish within the territory, and as many times as we wish, provided such increase is made within 60 months of our exercise of the option.

If we exercise the option, we will pay MP a non-refundable, non-creditable license fee of $1.0 million, of which $0.5 million will be paid within 15 business days of exercise, and $0.5 million will be paid in the form of “deemed royalty” payments (up to such amount) equal to a fraction of a percent of net sales of licensed products. We will pay tiered royalties of a fraction of a percent on designated levels of annual net sales of license products. Further, we will pay a non-refundable, non-creditable additional royalty equal to a fraction of a percent on the net sales of licensed products of a designated amount sold by us, our sublicensees, and product partners, but the royalty will not exceed $1.0 million in the aggregate. Royalties will be paid on a country-by-country basis and product-by-product basis until the date on which there are no valid claims of any licensed MP patent covering a product in the applicable country.

If we exercise the option, the agreement’s term will run on a country by country and product by product basis until the date on which there are no valid claims in the licensed MP patents covering a particular product in a particular country.

Net Operating Losses

As of December 31, 2016, we had federal net operating loss carryforwards of approximately $353.5 million and state net operating loss carryforwards of approximately $244.8 million. The net operating loss carryforwards begin to expire in 2026 and 2021 for federal and state tax purposes, respectively. We also had federal research and development credit carryforwards of approximately $11.6 million which begin to expire in 2026, federal orphan drug credits carryforwards of approximately $3.1 million which begin to expire in 2033, federal

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charitable contribution carryforwards of approximately $0.1 million which began to expire in 2017, and state credit carryforwards of approximately $0.8 million, which begin to expire in 2018.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If our net operating loss carryforwards are limited, and we have taxable income which exceeds the permissible yearly net operating loss carryforward, we would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers. This new guidance clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance. This guidance, as amended by ASU 2015-14, is effective for fiscal years and interim periods within those years beginning after December 15, 2017, which is effective for us for the year ending December 31, 2018. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which clarifies an entity’s identification of its performance obligations in a contract. The update also clarifies the guidance regarding an entity’s evaluation of the nature of its promise to grant a license of intellectual property and whether or not that revenue is recognized over time or at a point in time. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which amends the guidance in the new revenue standard on collectability, non-cash consideration, presentation of sales tax, and transition. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers which increases shareholders’ awareness of the proposals and expedites improvements to Update 2014-09. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These pronouncements have the same effective date as the new revenue standard.

In December 2016, we received a Complete Response Letter (“CRL”) from the FDA which outlined a number of steps we would be required to complete prior to commercial approval of solithromycin. Based on the nature of the items outlined in the CRL, the launch of solithromycin for the treatment of community acquired bacterial pneumonia, has been delayed. As a result, we have determined that we will not early adopt the new revenue recognition guidance in 2017. We have evaluated our contract research agreement with BARDA, and do not anticipate a material impact on our financial statements. We are currently evaluating our license agreement with Toyama to determine the impact that the implementation of this standard will have on our financial statements, if any. We plan to use the full retrospective method of adoption effective January 1, 2018.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern. The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. We have adopted this guidance as of December 31, 2016.

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In February 2016, the FASB issued ASU 2016-02, Leases. The new guidance will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. This new guidance is effective for fiscal years beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business which revises the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This new guidance is effective for fiscal years beginning after December 15, 2017. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

Cautionary Statement

We operate in a highly competitive environment that involves a number of risks, some of which are beyond our control. The following statement highlights some of these risks. For more detail, see “Item 1A. Risk Factors”.

Statements contained in this Form 10-K that are not historical facts are or might constitute forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements involve known and unknown risks that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ materially from our expectations expressed in the report include, among others: risks related to the costs, timing, regulatory review and results of our studies and clinical trials and those of our strategic partners; the results of studies of our product candidates conducted by others; our and our strategic partners’ ability to obtain necessary FDA and foreign regulatory approval of our product candidates; differences between historical studies on which we have based our planned clinical trials and actual results from our trials; our anticipated capital expenditures, our estimates regarding our capital requirements, and our need for future capital; our liquidity and working capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our expectations regarding our revenues, expenses and other results of operations; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and fusidic acid; our ability to produce and sell any approved products and the price we are able to realize for those products; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our dependence on the success of solithromycin and fusidic acid; the possible impairment of, or inability to obtain, intellectual property rights and the cost of obtaining such rights from third parties; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry and innovation by our competitors; our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business; estimates and estimate methodologies used in preparing our financial statements; the future trading prices of our common stock and the impact of securities analysts’ reports on these prices; and the risks set out in our filings with the SEC.

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Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 10.0% change in interest rates would not have a material effect on the fair market value of our portfolio. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

We do not believe that our cash and equivalents have significant risk of default or illiquidity. While we believe our cash and equivalents do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and equivalents at one or more financial institutions that are in excess of federally insured limits.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during 2016, 2015 or 2014.

Item 8. Financial Statements and Supplementary Data

The financial statements required to be filed pursuant to this Item 8 are appended to this report. An index of those financial statements is found in Item 15.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) are designed only to provide reasonable assurance that information to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure. As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), of the effectiveness of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report to provide the reasonable assurance discussed above.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2016.

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The effectiveness of our internal control over financial reporting as of December 31, 2016, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included in this Annual Report on Form 10-K.

Changes in Internal Control over Financial Reporting

No change to our internal control over financial reporting occurred during the last fiscal quarter ended December 31, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

Not applicable.

B-1-96

PART III

Item 10. Directors, Executive Officers and Corporate Governance

We have adopted a written code of ethics and business conduct that applies to our directors, executive officers and all employees. We intend to disclose any amendments to, or waivers from, our code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC by filing such amendment or waiver with the SEC. This code of ethics and business conduct can be found in the corporate governance section of our website, www.cempra.com.

Executive Officers

As of February 24, 2017, our executive officers are Dr. David S. Zaccardelli, our Acting Chief Executive Officer, David S. Moore, our President and Chief Commercial Officer, Mark W. Hahn, our Chief Financial Officer, Dr. David W. Oldach, our Chief Medical Officer, and John D. Bluth, our Executive Vice President of Investor Relations and Corporate Communications. Information for each is provided below.

Name	Age (as of 02/24/17)	Business Experience For Last Five Years
David S. Zaccardelli, Pharm.D.	52	Dr. Zaccardellli joined our Board in August 2016. Prior to joining our Board, Dr. Zaccardelli served, from 2004 until 2016, in several senior management roles at United Therapeutics, including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997. Dr. Zaccardelli received his doctor of pharmacy from the University of Michigan.

David S. Moore	43	Mr. Moore joined us in January 2014 as our Chief Commercial Officer and assumed the additional role of President in December 2016. From July 2013 to December 2013, Mr. Moore was Chief Business Officer of Ocera Therapeutics where he was responsible for developing the commercial plans for an orphan-designated advanced liver disease product for both the community and acute care markets. Mr. Moore was Chief Business Officer of Tranzyme Pharma from December 2012 to July 2013, and Vice President, Commercial Operations from August 2011 to January 2013, during which time he was responsible for building the commercial organization as well as in- and out-licensing clinical-stage assets. Between January 1998 and July 2011, Mr. Moore held increasing levels of responsibility in the Ortho-McNeil and Janssen divisions of Johnson & Johnson. Mr. Moore received his B.Sc. in Biology from Towson University and an M.B.A. from Lehigh University, and a second graduate degree in Health Policy Excellence from Thomas Jefferson University.

B-1-97

Name	Age (as of 02/24/17)	Business Experience For Last Five Years
Mark W. Hahn	54	Mr. Hahn has been our Executive Vice President and Chief Financial Officer since February 2010. From 2008 to 2009, Mr. Hahn was the Chief Financial Officer of Athenix Corp., an agricultural biotechnology company, leading its merger with Bayer CropScience, where he served as Finance Director into 2010. Mr. Hahn has been the chief financial officer of various companies including GigaBeam Corporation, a telecommunications equipment company, from 2007 to 2008; BuildLinks, Inc., a software company, from 2002 to 2007; PerformaWorks, Inc., a software company, from 2001 to 2002; and Charles & Colvard, Ltd., a consumer products company, from 1996 to 2001. Mr. Hahn also served in various capacities, culminating in Senior Manager, at Ernst & Young and its predecessors from 1984 until 1996. Mr. Hahn holds a B.B.A. in accounting and finance from the University of Wisconsin-Milwaukee and is a certified public accountant in the State of Maryland and North Carolina.

David W. Oldach, M.D.	59	Dr. Oldach joined us in February 2011. From 2006 to 2011, Dr. Oldach directed clinical research at Gilead Sciences, Inc., where his drug development experience ranged from IND/first-in-human trial development and execution through NDA-supportive Phase 3 protocol development and execution. Dr. Oldach received his Medical Degree, Magna Cum Laude, from the University of Maryland School of Medicine and completed a residency in Internal Medicine at the Massachusetts General Hospital. He completed an Infectious Disease Fellowship at Johns Hopkins University School of Medicine, serving under John Bartlett. His academic clinical research included studies in community-acquired pneumonia and surgical infections, as well as HCV pathogenesis. At the time of his transition from academic medicine to industry, Dr. Oldach was a tenured Associate Professor of Medicine at the University of Maryland School of Medicine and served as the Infectious Diseases Section Chief in the Baltimore Veterans Administration Hospital.

John D. Bluth	44	Mr. Bluth joined us in August 2016. Prior to joining Cempra, Mr. Bluth was senior vice president of investor relations and corporate communications and served on the executive committee at PowerSecure International, Inc., a leading provider of energy technologies and services to electric utilities and their large industrial, commercial, institutional and municipal customers, a position he held since 2012. From 2009 to 2012, he was senior vice president of investor relations and group communications at German-based Elster Group, one of the world’s largest electricity, gas and water measurement and control providers. Mr. Bluth headed investor relations and corporate communications for biotechnology companies, CV Therapeutics, from 2002 to 2009, and Aviron Inc., from 1999 to 2002. Before joining Aviron, Mr. Bluth led the west coast healthcare practice for Fleishman-Hillard, an international public relations firm, where he worked from 1996 to 1999.

B-1-98

The other information required by this Item concerning our directors is incorporated by reference from the section captioned “Proposal No. 1—Election of Directors” and “Corporate Governance” contained in our proxy statement related to the 2017 Annual Meeting of Stockholders scheduled to be held on May 17, 2017 which we intend to file with the SEC within 120 days of the end of our fiscal year pursuant to General Instruction G(3) of Form 10-K. The information required by this Item concerning compliance with Section 16(a) of the Exchange Act by our directors, executive officers and persons who own more than 10% of our outstanding common stock is incorporated by reference from the section captioned “Section 16(a) Beneficial Ownership Reporting Compliance” contained in the proxy statement.

Item 11. Executive Compensation

The information required by this Item concerning directors and executive compensation is incorporated by reference from the section captioned “Director Compensation,” “Executive Compensation—Summary Compensation Table” “Executive Compensation—Compensation Discussion and Analysis,” “Executive Compensation—Grants of Plan Based Awards,” “Executive Compensation—Option Exercises and Stock Vested,” “Executive Compensation—Outstanding Equity Awards at Fiscal Year End 2016” “Executive Compensation—Compensation Committee Interlocks and Insider Participation,” and “Executive Compensation—Compensation Committee Report” contained in the proxy statement.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the indicated information as of December 31, 2016 with respect to our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights, or vesting of restricted shares	Weighted- average exercise price of outstanding options, warrants, rights and restricted shares	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by our shareholders	3,929,258	$12.77	2,900,230
Equity compensation plans not approved by our shareholders	—	$—	—

Total	3,929,258		2,900,230

Our equity compensation plans consist of the Sixth Amended and Restated 2006 Stock Plan and the 2011 Equity Incentive Plan, both of which were approved by our stockholders.

The other information required by this Item is incorporated by reference to the information under the section captioned “Security Ownership of Certain Beneficial Owners and Management” contained in the proxy statement.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The information required by this Item is incorporated by reference to the information under the section captioned “Certain Relationships and Related Transactions” and “Corporate Governance and Board Matters—Independence of Directors” contained in the proxy statement.

Item 14. Principal Accounting Fees and Services

The information required by this Item is incorporated by reference to the information under the section captioned “Audit and Audit Committee Matters” contained in the proxy statement.

B-1-99

PART IV

Item 15. Exhibits, Financial Statement Schedules

Page
(a) The following documents are filed as part of this report:

(1) Financial Statements:

Report of Independent Registered Public Accounting Firm	B-1-106

Consolidated Balance Sheets	B-1-107

Consolidated Statements of Operations	B-1-108

Consolidated Statements of Shareholders’ Equity	B-1-109

Consolidated Statements of Cash Flows	B-1-110

Notes to Consolidated Financial Statements	B-1-111

(2) Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable, not required or the information required is shown in the financial statements or the notes thereto.

(3) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

1.1	Sales Agreement, dated May 6, 2016, between Cempra, Inc. and Cowen and Company, LLC	8-K	05/06/2016	1.1

2.1	Form of Plan of Conversion of Cempra Holdings, LLC.	S-1	10/12/2011	2.1

3.1	Certificate of Incorporation of Cempra, Inc.	S-1/A	1/13/2012	3.1

3.2	Form of Bylaws of Cempra, Inc.	S-1	10/12/2011	3.2

4.1	Specimen of Common Stock Certificate of Cempra, Inc.	S-1/A	11/22/2011	4.1

4.2	Form of Registration Rights Agreement by and among Cempra, Inc. and certain of its stockholders, to be effective upon the corporate conversion.	S-1	10/12/2011	4.2

10.1	Forms of Indemnification Agreements by and between Cempra, Inc. and its directors.	S-1	10/12/2011	10.1

10.2	Cempra, Inc. Sixth Amended and Restated 2006 Stock Plan.	S-1/A	1/13/2012	10.2

10.3	Cempra, Inc. 2011 Equity Incentive Plan, as amended May 21, 2015, and Form of Stock Option Agreement thereunder.	S-1/A	1/13/2012	10.3

10.4*	Collaborative Research and Development and License Agreement dated March 31, 2006, by and between Cempra Pharmaceuticals, Inc. and Optimer Pharmaceuticals, Inc.	S-1	10/12/2011	10.4

B-1-100

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

10.5*	Supply Agreement effective March 15, 2011, by and among CEM-102 Pharmaceuticals, Inc., Ercros S.A. and Gyma Laboratories of America, Inc.	S-1	10/12/2011	10.5

10.6	Office Lease Agreement dated November 9, 2011 between Cempra Pharmaceuticals, Inc. and Property Reserve, Inc.	S-1/A	11/22/2011	10.6

10.9*	License Agreement, effective June 12, 2012, between The Scripps Research Institute and Cempra Pharmaceuticals, Inc.	10-Q	8/08/2012	10.9

10.10	2011 Equity Incentive Plan, as amended May 23, 2013.	10-Q	7/31/2013	10.3

10.11*	Exclusive License and Development Agreement by and between Cempra Pharmaceuticals, Inc. and Toyama Chemical Co., Ltd., dated May 8, 2013.	10-Q	7/31/2013	10.13

10.12*	Supply Agreement by and between Cempra Pharmaceuticals, Inc. and Toyama Chemical Co., Ltd., dated May 8, 2013.	10-Q	7/31/2013	10.14

10.13*	Contract by and between Cempra, Inc. and the Biomedical Advanced Research and Development Authority, dated May 24, 2013.	10-Q	7/31/2013	10.15

10.14*	Development and Supply Agreement by and between Cempra Pharmaceuticals, Inc. and Hospira Worldwide, Inc. effective as of July 1, 2013.	10-Q/A	11/08/2013	10.18

10.15	Amendment No. 1, effective as of September 26, 2013 to Exclusive License And Development Agreement by and between Cempra Pharmaceuticals, Inc. and Toyama Chemical Co., Ltd, dated May 8, 2013.	10-Q	10/29/2013	10.19

10.17	Form of Employment Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.	8-K	8/13/2013	10.16

10.18	Form of Change in Control Severance Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.	8-K	8/13/2013	10.17

10.19	First Amendment, dated May 17, 2013, to Office Lease Agreement dated November 9, 2011 between Cempra Pharmaceuticals, Inc., and Property Reserve, Inc.	10-K	2/28/2014	10.21

10.20	Second Amendment, dated August 13, 2013, to Office Lease Agreement dated November 9, 2011 between Cempra Pharmaceuticals, Inc., and Property Reserve, Inc.	10-K	2/28/2014	10.22

10.22	Third Amendment, dated March 31, 2014, to Office Lease Agreement dated November 9, 2011 between Cempra, Inc. and Property Reserve, Inc.	10-Q	4/29/2014	10.24

B-1-101

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

10.23	Change in Control Severance Agreement, dated May 23, 2014, by and between Cempra, Inc. and Mark W. Hahn.	8-K	5/29/2014	10.25

10.25	Amendment, dated November 13, 2014, to Contract by and between Cempra Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Agency, dated May 24, 2013.	10-K	2/29/2015	10.27

10.26	Change in Control Severance Agreement, dated May 23, 2014, by and between Cempra, Inc. and David Moore	10-Q	4/30/2015	10.1

10.27	Loan and Security Agreement, dated as of July 10, 2015, by and among Comerica Bank and Cempra, Inc., Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc.	8-K	7/16/2015	10.1

10.28	Form of Change in Control Severance Agreement by and between Cempra, Inc. and David W. Oldach, M.D.	8-K	10/19/2015	10.1

10.29	Amendment to Form of Employment Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.	8-K	10/19/2015	10.2

10.30	Amendment to Form of Change in Control Severance Agreement by and between Cempra, Inc. and Prabhavathi Fernandes, Ph.D.	8-K	10/19/2015	10.3

10.31	Amendment to Form of Change in Control Severance Agreement by and between Cempra, Inc. and Mark W. Hahn	8-K	10/19/2015	10.4

10.32	Amendment to Form of Change in Control Severance Agreement by and between Cempra, Inc. and David Moore	8-K	10/19/2015	10.5

10.34*	Option and License Agreement, dated January 29, 2016, between Cempra Pharmaceuticals, Inc. and Macrolide Pharmaceuticals, Inc.	10-K	02/25/2016	10.34

10.35*	API Manufacturing and Supply Agreement, entered into January 18, 2016, by and between Cempra, Inc. and FUJIFILM Finechemicals Co., Ltd.	10-K	02/25/2016	10.35

10.36*	Amendment, dated February 29, 2016, to Contract by and between Cempra Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Agency, dated May 24, 2013, as amended.	10-Q	05/02/2016	10.36

10.37	Amendment, dated September 26, 2016, to contract by and between Cempra Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Agency, dated May 24, 2013, as amended.	10-Q	10/27/2016	10.1

B-1-102

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

10.38	Form of Change in Control Severance Agreement, dated August 1, 2016, by and between Cempra, Inc. and John D. Bluth				X

10.39	Executive Employment Agreement, dated December 9, 2016, between Cempra, Inc. and David S. Zaccardelli.				X

10.40	Retirement and Consulting Agreement, dated December 9, 2016, between Cempra, Inc. and Prabhavathi Fernandes.				X

21.1	List of subsidiaries of Cempra Holdings, LLC.	S-1	10/12/2011	21.1

23.1	Consent of Independent Registered Public Accounting Firm				X

31.1	Certification of the Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.				X

31.2	Certification of the Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.				X

32.1	Certification of the Chief Executive Officer Pursuant to 18 U.S. C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

32.2	Certification of the Chief Financial Officer Pursuant to 18 U.S. C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

101	Financials in XBRL format.				X

*	The Registrant has received confidential treatment with respect to portions of this exhibit. Those portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

B-1-103

SIGNATURES

Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

CEMPRA, INC.

By:	/s/ David S. Zaccardelli, Pharm.D.
David S. Zaccardelli, Pharm.D. Acting Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10-K has been signed by the following persons on behalf of the Registrant and on the dates indicated.

Signature	Title	Date

/s/ David S. Zaccardelli, Pharm.D	Acting Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2017
David S. Zaccardelli, Pharm.D.

/s/ Mark W. Hahn	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2017
Mark W. Hahn

/s/ Garheng Kong, M.D., Ph.D.	Chairman of the Board	February 28, 2017
Garheng Kong, M.D., Ph.D.

/s/ Dov Goldstein, M.D.	Director	February 28, 2017
Dov Goldstein, M.D.

/s/ John H. Johnson	Director	February 28, 2017
John H. Johnson

/s/ Richard Kent, M.D.	Director	February 28, 2017
Richard Kent, M.D.

/s/ P. Sherrill Neff P.	Director	February 28, 2017
P. Sherrill Neff

/s/ Michael R. Dougherty	Director	February 28, 2017
Michael R. Dougherty

/s/ David N. Gill	Director	February 28, 2017
David N. Gill

B-1-104

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

CEMPRA, INC.

Page
Report of Independent Registered Public Accounting Firm	B-1-106
Consolidated Balance Sheets	B-1-107
Consolidated Statements of Operations	B-1-108
Consolidated Statements of Shareholders’ Equity	B-1-109
Consolidated Statements of Cash Flows	B-1-110
Notes to Consolidated Financial Statements	B-1-111

B-1-105

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Cempra, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Cempra Inc. and its subsidiaries at December 31, 2016 and December 31, 2015 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which were integrated audits in 2016 and 2015). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

February 28, 2017

B-1-106

CEMPRA, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and equivalents	$231,553	$153,765
Receivables	6,162	7,639
Prepaid expenses	579	573

Total current assets	238,294	161,977

Furniture, fixtures and equipment, net	48	90
Deposits	173	73

Total assets	$238,515	$162,140

Liabilities
Current liabilities
Accounts payable	$15,657	$9,635
Accrued expenses	2,929	1,475
Accrued payroll and benefits	4,267	2,337
Current portion of long-term debt	6,667	4,444

Total current liabilities	29,520	17,891

Deferred revenue	16,987	11,326
Long-term debt	8,660	15,258

Total liabilities	$55,167	$44,475

Commitments and Contingencies (Notes 4 and 8)
Shareholders’ Equity
Preferred stock; $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock; $.001 par value; 80,000,000 shares authorized; 52,392,905 and 43,990,751 issued and outstanding at December 31, 2016 and December 31, 2015, respectively	52	44
Additional paid-in capital	620,279	436,643
Accumulated deficit	(436,983)	(319,022)

Total shareholders’ equity	$183,348	$117,665

Total liabilities and shareholders’ equity	$238,515	$162,140

The accompanying notes are an integral part of these consolidated financial statements

B-1-107

CEMPRA, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Years Ended December 31,
	2016	2015	2014
Revenue
Contract research	$13,677	$12,448	$9,609
License	4,339	10,000	4,339
Supply	—	4,860	1,268

Total revenue	18,016	27,308	15,216

Operating expenses
Research and development	81,686	93,353	62,539
General and administrative	53,538	22,871	12,077

Total costs and expenses	135,224	116,224	74,616

Loss from operations	(117,208)	(88,916)	(59,400)

Other income (expenses)
Interest income	475	9	134
Interest expense	(1,228)	(2,206)	(2,383)

Other income (expense), net	(753)	(2,197)	(2,249)

Net loss	$(117,961)	$(91,113)	$(61,649)

Basic and diluted net loss per share	$(2.34)	$(2.09)	$(1.81)

Basic and diluted weighted average shares outstanding	50,313,614	43,565,518	34,130,901

The accompanying notes are an integral part of these consolidated financial statements

B-1-108

CEMPRA, INC.

Consolidated Statements of Shareholders’ Equity

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2013	33,200,341	$33	$236,202	$(166,260)	$69,975
Share-based compensation	—	—	3,105	—	3,105
Issuance of common shares upon exercise of options and warrants	182,078	—	351	—	351
Issuance of common stock, net of offering costs of $0.1 million	4,092,525	4	48,434	—	48,438
Reclassification of additional paid-in capital to warrant liability	—	—	801	—	801
Net loss	—	—	—	(61,649)	(61,649)

Balance as of December 31, 2014	37,474,944	$37	$288,893	$(227,909)	$61,021

Share-based compensation	—	—	5,888	—	5,888
Issuance of common shares upon exercise of options and warrants	478,307	1	3,038	—	3,039
Issuance of common stock, net of offering costs of $0.2 million	6,037,500	6	138,824	—	138,830
Net loss	—	—	—	(91,113)	(91,113)

Balance as of December 31, 2015	43,990,751	$44	$436,643	$(319,022)	$117,665

Share-based compensation	—	—	14,323	—	14,323
Issuance of common shares upon exercise of options and warrants	95,180	—	493	—	493
Issuance of common stock, net of offering costs of $0.3 million	8,306,974	8	168,820	—	168,828
Net loss	—	—	—	(117,961)	(117,961)

Balance as of December 31, 2016	52,392,905	$52	$620,279	$(436,983)	$183,348

The accompanying notes are an integral part of these consolidated financial statements

B-1-109

CEMPRA, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2016	2015	2014
Operating activities
Net loss	$(117,961)	$(91,113)	$(61,649)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	51	69	77
Share-based compensation	14,323	5,888	3,105
Change in fair value of warrant liabilities	—	—	(120)
Amortization of debt issuance costs	69	400	767
Loss on extinguishment of debt	—	153	—
Changes in operating assets and liabilities
Receivables	1,477	(5,289)	(724)
Prepaid expenses	(6)	2,815	(2,980)
Deposits	(100)	273	(13)
Accounts payable	6,022	(2,259)	5,620
Accrued expenses	1,454	473	611
Accrued payroll and benefits	1,930	741	553
Deferred revenue	5,661	—	5,661

Net cash used in operating activities	(87,080)	(87,849)	(49,092)

Investing activities
Purchases of furniture, fixtures and equipment	(9)	(46)	(52)

Net cash used in investing activities	(9)	(46)	(52)

Financing activities
Proceeds from borrowing on long-term debt	—	20,000	3,000
Payments on long-term debt	(4,444)	(18,995)	—
Payment of debt issuance costs	—	(327)	(35)
Proceeds from exercise of stock options and warrants	493	3,038	351
Proceeds from issuance of common stock, net of underwriting discounts	169,112	139,044	48,535
Payment of offering costs	(284)	(213)	(97)

Net cash provided by financing activities	164,877	142,547	51,754

Net change in cash and equivalents	77,788	54,652	2,610
Cash and equivalents at beginning of the period	153,765	99,113	96,503

Cash and equivalents at end of the period	$231,553	$153,765	$99,113

Supplemental cash flow information
Cash paid for interest	$1,177	$1,527	$1,579
Non-cash investing and financing activities
Reclassification of warrant liability to additional paid-in capital	$—	$—	$801

The accompanying notes are an integral part of these consolidated financial statements

B-1-110

CEMPRA, INC.

December 31, 2016

Notes to Consolidated Financial Statements

1. Description of Business

Cempra, Inc. (the “Company” or “Cempra”, previously known as Cempra Holdings, LLC) is the successor entity of Cempra Pharmaceuticals, Inc. which was incorporated on November 18, 2005 and commenced operations in January 2006. Cempra is located in Chapel Hill, North Carolina, and is a pharmaceutical company developing medicines to treat drug-resistant bacterial infections in the hospital and community.

The Company expects to continue to incur losses and require additional financial resources to advance its products to either commercial stage or liquidity events. There can be no assurance that the Company will be able to obtain additional financial resources such as debt or equity financing or generate revenues from collaborative partners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition. Based on current assumptions, the Company believes that its existing cash and equivalents will enable it to fund its current operating expenses and capital requirements for at least the next 12 months from the filing date of this report.

2. Basis of Presentation

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts and results of operations of Cempra and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentrations of Risks

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash deposits are all in financial institutions in the U.S. The Company maintains cash in accounts which are in excess of federally insured limits. The Company places cash and equivalents in financial institutions with high credit ratings.

Receivables

Receivables consist of amounts billed and amounts earned but unbilled under the Company’s licensing agreements or its contract with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services (“BARDA”). Receivables under the BARDA contract are recorded as qualifying research activities are conducted and invoices from the Company’s vendors are received. Unbilled receivables are also recorded based upon work estimated to be complete for which the Company has not received vendor invoices. The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance based on its history

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of collections and write-offs and the current status of all receivables. The Company does not accrue interest on trade receivables. If accounts become uncollectible, they will be written off through a charge to the allowance for doubtful accounts. The Company has not recorded an allowance for doubtful accounts as management believes all receivables are fully collectible.

Furniture, Fixtures and Equipment, net

Furniture, fixtures and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Furniture, fixtures, equipment and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Furniture, fixtures and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If there is an impairment, a loss is recognized.

Income Taxes

Income taxes are computed using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements. In estimating future tax consequences, the Company considers all expected future events other than enactment of changes in tax laws or rates. A valuation allowance is recorded, if necessary, to reduce net deferred tax assets to their realizable values if management does not believe it is more likely than not that the net deferred tax assets will be realized.

Segment and Geographic Information

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment and all of the Company’s operations are in North America.

Intellectual Property

The Company’s policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. The patent positions of technology companies, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. The Company accounts for its intellectual property under the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other. Patent costs since inception have been expensed as incurred.

Research and Development Expenses

Research and development (“R&D”) expenses include direct and indirect R&D costs. Direct R&D consists principally of external costs, such as fees paid to investigators, consultants, central laboratories and clinical research organizations, including costs incurred in connection with clinical trials, and related clinical trial fees and all employee-related expenses for those employees working in research and development functions, including stock-based compensation for R&D personnel. Indirect R&D costs include insurance or other indirect costs related to the Company’s research and development function to specific product candidates. R&D costs are expensed as incurred. Expenses paid but not yet incurred are recorded in prepaid expenses. The Company expenses pre-approval inventory as R&D until regulatory approval is received.

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Clinical Trial Accruals

As part of the process of preparing financial statements, the Company is required to estimate its expenses resulting from its obligation under contracts with vendors and consultants and clinical site agreements in connection with conducting clinical trials. The Company’s objective is to reflect the appropriate clinical trial expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates through discussions with applicable personnel and outside service providers as to the progress of trials, or the services completed. During the course of a clinical trial, the Company adjusts its rate of clinical trial expense recognition if actual results differ from its estimates. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known at that time. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of status and timing of services performed relative to the actual status and timing of services performed may vary and may result in the Company reporting amounts that are too high or too low for any particular period. The Company’s clinical trial accrual is dependent upon the timely and accurate reporting of fee billings and pass-through expenses from contract research organizations and other third-party vendors as well as the timely processing of any change orders from the contract research organizations.

Revenue Recognition

The Company’s revenue generally consists of research related revenue under federal contracts, supply revenue and licensing revenue related to non-refundable upfront fees, milestone payments and royalties earned under license agreements. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling prices of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue recognized.

Milestone payments are recognized when earned, provided that (i) the milestone event is substantive; (ii) there is no ongoing performance obligation related to the achievement of the milestone earned; and (iii) it would result in additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common stock shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common stock shares adjusted for the dilutive effect of common stock equivalent shares outstanding during the period. Common stock equivalents consist of convertible senior notes (using the “as if converted” method), stock options, restricted stock shares and stock warrants. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect on earnings per share.

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Share-Based Compensation

The Company accounts for share-based compensation following the provisions of FASB ASC Topic 718, Stock Compensation. The Company measures compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. The Company recognizes compensation expense on a straight-line basis over the service period for awards expected to vest. Compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of the Company’s shares until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date on which options are fully vested.

The Company recorded the following share-based compensation expense in accordance with ASC Topic 718 (in thousands):

	Year Ended December 31,
	2016	2015	2014
Research and development	$2,942	$1,948	$811
General and administrative	11,381	3,940	2,294

Total	$14,323	$5,888	$3,105

Allocations to research and development and general and administrative expense are based upon the department to which the associated employee reported. No related tax benefits of the share-based compensation expense have been recognized.

Valuation Assumptions for Stock Option Plans

The employee share-based compensation expense recognized was determined using the Black-Scholes option-pricing model. Option-pricing models require the input of subjective assumptions and these assumptions can vary over time.

The weighted-average assumptions used to determine the fair value of each option grant are as follows:

	2016	2015	2014
Estimated dividend yield	0.0%	0.0%	0.0%
Expected share price volatility	76.7%	74.3%	82.3%
Risk-free interest rate	1.6%	1.7%	2.0%
Expected life of option (in years)	5.5	5.6	5.8
Weighted-average fair value per share	$15.55	$17.00	$8.58

Expected stock price volatility is based on an average of the Company’s volatility and several peer public companies due to the Company’s limited history. For purposes of identifying peer companies, the Company considered characteristics such as industry, market capitalization, length of trading history, similar vesting terms and in-the-money option status. The risk-free rate is based on the U.S. Treasury yield curve during the expected life of the option. The dividend yield percentage is zero because the Company neither currently pays dividends nor intends to do so during the expected option term. The expected term represents the average time that options are expected to be outstanding. Due to a lack of term length data, the Company elected to use the mid-point between the vesting date and the contractual term as the expected term for employee options and contractual life for non-employees options. This is in accordance with the simplified method prescribed in SEC Staff Accounting Bulletin No. 107, Share-Based Payment, as the options meet the criteria of “plain-vanilla” options.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This new guidance clarifies the principles for

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recognizing revenue and develops a common revenue standard for U.S. GAAP. The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance. This guidance, as amended by ASU 2015-14, is effective for fiscal years and interim periods within those years beginning after December 15, 2017, which is effective for the Company for the year ending December 31, 2018. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which clarifies an entity’s identification of its performance obligations in a contract. The update also clarifies the guidance regarding an entity’s evaluation of the nature of its promise to grant a license of intellectual property and whether or not that revenue is recognized over time or at a point in time. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which amends the guidance in the new revenue standard on collectability, non-cash consideration, presentation of sales tax, and transition. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers which increases shareholders’ awareness of the proposals and expedites improvements to Update 2014-09. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These pronouncements have the same effective date as the new revenue standard.

In December 2016, the Company received a Complete Response Letter (“CRL”) from the FDA which outlined a number of steps the Company would be required to complete prior to commercial approval of solithromycin. Based on the nature of the items outlined in the CRL, the launch of solithromycin for the treatment of community acquired bacterial pneumonia, has been delayed. As a result, the Company has determined that it will not early adopt the new revenue recognition guidance in 2017. The Company has evaluated the contract research agreement with BARDA, and does not anticipate a material impact on the financial statements. The Company is currently evaluating the license agreement with Toyama to determine the impact that the implementation of this standard will have on the financial statements, if any. The Company plans to use the full retrospective method of adoption effective January 1, 2018.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern. The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The Company has adopted this guidance as of December 31, 2016.

In February 2016, the FASB issued ASU 2016-02, Leases. The new guidance will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. This new guidance is effective for fiscal years beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

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In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business which revises the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This new guidance is effective for fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s consolidated financial statements.

3. Fair Value of Financial Instruments

The carrying values of cash equivalents, receivables, prepaid expenses, and accounts payable at December 31, 2016 approximated their fair values due to the short-term nature of these items.

The Company’s valuation of financial instruments is based on a three-tiered approach, which requires that fair value measurements be classified and disclosed in one of three tiers. These tiers are: Level 1, defined as quoted prices in active markets for identical assets or liabilities; Level 2, defined as valuations based on observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable input data; and Level 3, defined as valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

At December 31, 2016 and December 31, 2015, the Company held money market funds classified as Level 1 financial instruments of $228.5 million and $129.0 million, respectively. The Term Loan (defined and discussed in Note 7), which is classified as a Level 2 liability, has a variable interest rate and, accordingly, its carrying value approximates its fair value. At December 31, 2016, the carrying value was $15.3 million. There were no transfers between levels of the fair value hierarchy for any assets or liabilities measured at fair value in the twelve months ended December 31, 2016.

4. Significant Agreements and Contracts

License Agreements

Optimer Pharmaceuticals, Inc.

In March 2006, the Company, through its wholly owned subsidiary, Cempra Pharmaceuticals, Inc., entered into a Collaborative Research and Development and License Agreement (“Optimer Agreement”) with Optimer Pharmaceuticals, Inc. (“Optimer”) which was acquired by Cubist Pharmaceuticals, Inc. in October 2013, which was in turn acquired by Merck in January 2015. Under the terms of the Optimer Agreement, the Company acquired exclusive rights to further develop and commercialize certain Optimer technology worldwide, excluding member nations of the Association of Southeast Asian Nations.

In exchange for this license, during 2006 and 2007, the Company issued an aggregate of 125,646 common shares with a total fair value of $0.2 million to Optimer. These issuances to Optimer were expensed as incurred in research and development expense.

In July 2010, the Company paid a $0.5 million milestone payment to Optimer after the successful completion of its first solithromycin Phase 1 program. In July 2012, the Company paid a $1.0 million milestone payment after the successful completion of its first solithromycin Phase 2 program. Both milestones were expensed as incurred in research and development expense. Under the terms of the Optimer Agreement, the Company will owe Optimer additional payments, contingent upon the achievement of various development, regulatory and commercialization milestone events. One such milestone event would be owed upon FDA approval of solithromycin which would result in a payment to Optimer of $9.5 million. The aggregate amount of such milestone payments the Company may need to pay is based in part on the number of products developed under the agreement and would total $27.5 million (including the two milestone payments made to date and the milestone payment for FDA approval) if four products are developed and gain FDA approval. The Company will also pay tiered mid-single-digit royalties based on the amount of annual net sales of its approved products.

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The Scripps Research Institute

In June 2012, the Company entered into a license agreement with The Scripps Research Institute (“TSRI”), whereby TSRI licensed to the Company rights, with rights of sublicense, to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalysed ligation of azides and acetylenes. The rights licensed to the Company are exclusive as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and are non-exclusive in all other countries worldwide, except the member-nations of the Association of Southeast Asian Nations, which are not included in the territory of the license. Under the terms of the agreement with TSRI, the Company paid a one-time only, non-refundable license issue fee in the amount of $0.4 million which was charged to research and development expense in the second quarter of 2012.

The Company is also obligated to pay annual maintenance fees to TSRI in the amount of (i) $50,000 each year for the first three years (beginning on the first anniversary of the agreement), and (ii) $85,000 each year thereafter (beginning on the fourth anniversary of the agreement). Each calendar year’s annual maintenance fees will be credited against sales royalties due under the agreement for such calendar year. Under the terms of the agreement, the Company must pay TSRI low single-digit percentage royalties on the net sales of the products covered by the TSRI patents for the life of the TSRI patents, a low single-digit percentage of non-royalty sublicensing revenue received with respect to countries in the nonexclusive territory and a mid-single-digit percentage of sublicensing revenue received with respect to countries in the exclusive territory, with the sublicensing revenue royalty in the exclusive territory and the sales royalties subject to certain reductions under certain circumstances. TSRI is eligible to receive milestone payments of up to $1.1 million with respect to regulatory approval in the exclusive territory and first commercial sale, in each of the exclusive territory and nonexclusive territory, of the first licensed product to achieve those milestones that is based upon each macrolide covered by the licensed patents. Each milestone is payable once per each macrolide. Each milestone payment made to TSRI with respect to a particular milestone will be creditable against any payment due to TSRI with respect to any sublicense revenues received in connection with the achievement of such milestone. Pursuant to the terms of the Optimer Agreement, any payments made to TSRI under this license for territories subject to the Optimer Agreement can be deducted from any sales-based royalty payments due under the Optimer Agreement up to a certain percentage reduction of the royalties due to Optimer.

Under the terms of the agreement, the Company is also required to pay additional fees on royalties, sublicensing and milestone payments if the Company, an affiliate with TSRI, or a sublicensee challenges the validity or enforceability of any of the patents licensed under the agreement. Such increased payments would be required until all patent claims subject to challenge are invalidated in the particular country where such challenge was mounted. In December 2014, the Company paid a $0.2 million milestone payment to TSRI in relation to license and milestone payments received under the license agreement with Toyama (discussed below).

The term of the license agreement (and the period during which the Company must pay royalties to TSRI in a particular country for a particular product) will end, on a country-by-country and product-by-product basis, at such time as no patent rights licensed from TSRI cover a particular product in the particular country.

TSRI may terminate the agreement in the event (i) the Company fails to cure any non-payment or default on its indemnity or insurance obligations, (ii) the Company declares insolvency or bankruptcy, (iii) the Company is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of any products licensed under the agreement, (iv) the Company fails to cure any underreporting or underpayment by a certain amount in any 12-month period, or (v) the Company fails to cure any default on any other obligation under the agreement. The Company may terminate the agreement with or without cause upon written notice. In the event of such termination, (i) all licenses granted to the Company will terminate except in the case of any sublicensee that was not the cause of the termination, is not in default on its obligations under its sublicense, and that pays any unpaid amounts owed by the Company under the agreement with respect to the sublicense, and

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(ii) the Company may complete any work in progress and sell any completed inventory on hand for a period of time after termination.

Biomedical Advanced Research and Development Authority

In May 2013, the Company entered into an agreement with BARDA, for the evaluation and development of the Company’s lead product candidate solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens.

The agreement is a cost plus fixed fee development contract, with a base performance segment valued at approximately $18.7 million with contract modifications, and four option work segments that BARDA may request at its sole discretion pursuant to the agreement. If all four option segments are requested, the cumulative value of the agreement, as amended to date, would be approximately $68.2 million and the estimated period of performance would be until approximately May 2018. Three of the options are cost plus fixed fee arrangements and one option is a cost sharing arrangement without fixed fee, for which the Company is responsible for a designated portion of the costs associated with that work segment. The period of performance for the base performance segment was May 2013 through February 2016.

BARDA exercised the second option in November 2014. The value of the second option work segment is approximately $16.0 million and the estimated period of performance is November 2014 through April 2017.

In February 2016, BARDA exercised the third option work segment of the agreement which is intended to fund a Phase 2/3 study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from newborn to 17 years with community acquired bacterial pneumonia. This option work segment is a cost-sharing arrangement under which BARDA will contribute $25.5 million and the Company will be responsible for an additional designated portion of the costs associated with the work segment. In September 2016, the contract was modified to increase the third option work segment by $8.0 million for increased manufacturing work related to the development of a second supply source for solithromycin. The amendment raises the value of the third option work segment to approximately $33.5 million. The estimated period of performance of this option work segment runs through May 2018.

Under the agreement, the Company is reimbursed and recognizes revenue as allowable costs are incurred plus a portion of the fixed-fee earned. The Company considers fixed-fees under cost reimbursable agreements to be earned in proportion to the allowable costs incurred in performance of the work as compared to total estimated agreement costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed. For the years ended December 31, 2016, 2015 and 2014, the Company recognized $13.7, $12.4 and $9.6 million in revenue under this agreement, respectively.

The agreement provides the U.S. government the ability to terminate the agreement for convenience or to terminate for default if the Company fails to meet its obligations as set forth in the statement of work. The Company believes that if the government were to terminate the agreement for convenience, the costs incurred through the effective date of such termination and any settlement costs resulting from such termination would be allowable costs.

Toyama Chemical Co., Ltd.

In May 2013, Cempra Pharmaceuticals, Inc., the Company’s wholly owned subsidiary, entered into a license agreement with Toyama Chemical Co., Ltd. (“Toyama”), whereby the Company licensed to Toyama the exclusive right, with the right to sublicense, to make, use and sell any product in Japan that incorporates solithromycin, the Company’s lead compound, as its sole active pharmaceutical ingredient, or API, for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Toyama also has a nonexclusive license in Japan and certain other countries, with the right to sublicense,

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to manufacture or have manufactured API for solithromycin for use in manufacturing such products, subject to limitations and obligations of the concurrently executed supply agreement discussed below. Toyama granted the Company certain rights to intellectual property generated by Toyama under the license agreement with respect to solithromycin or licensed products for use with such products outside Japan or with other solithromycin-based products inside or outside Japan.

Following execution of the agreement, the Company received a $10.0 million upfront payment from Toyama. Toyama is also obligated to pay the Company up to an aggregate of $60.0 million in milestone payments, depending on the achievement of various regulatory, patent, development and commercial milestones. Under the terms of the license agreement, Toyama must also pay the Company a royalty equal to a low-to-high first double decimal digit percentage of net sales, subject to downward adjustment in certain circumstances. In August 2014, the Company received a $10.0 million milestone payment from Toyama (“August 2014 Milestone”), which was triggered by Toyama’s progress of its solithromycin clinical development program in Japan. The payment was made following Toyama’s receipt of regulatory clearance to begin a Phase 2 trial of solithromycin in Japan following successful completion of a Phase 1 trial. In March 2015, the Company recognized a $10.0 million milestone from Toyama based on the Japan Patent Office issuing a Decision of Allowance for the Company’s patent covering certain crystal forms of solithromycin in Japan, which payment was received in April 2015. In October 2016, the Company received the third $10.0 million milestone from Toyama (“October 2016 Milestone”), which was triggered by Toyama’s progress of solithromycin clinical development program in Japan.

As part of the license agreement, Toyama and the Company also entered into a supply agreement, whereby the Company will be the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in Phase 1 and Phase 2 clinical trials in Japan. Pursuant to the supply agreement, which is an exhibit to the license agreement, Toyama will pay the Company for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to the Company’s cost. All API for solithromycin supplied by the Company to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from the Company at prices determined by the Company’s manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. Either party may terminate the supply agreement for uncured material breach or insolvency of the other party, with Toyama’s right to terminate for the Company’s breach subject to certain further conditions in the case of the Company’s failure to supply API for solithromycin or clinical supply, but otherwise the supply agreement will continue until the expiration or termination of the license agreement. Through December 31, 2016, the Company has recognized $6.1 million in revenue under this supply agreement.

The Company has determined that there are six deliverables under this agreement including (1) the license to develop and commercialize solithromycin in Japan, (2) the obligation of the Company to conduct Phase 3 studies and obtain regulatory approval in the United States and one other territory, (3) participation in a Joint Development Committee, or JDC, (4) participation in a Joint Commercialization Committee, or JCC, (5) the right to use the Company’s trademark, and (6) a supply agreement. The amounts received under the license agreement have been allocated to the deliverables based on their relative fair values and will be recognized into income when the revenue recognition criteria have been achieved.

Milestone payments are recognized when earned, provided that (i) the milestone event is substantive; (ii) there is no ongoing performance obligation related to the achievement of the milestone earned; and (iii) it would result in additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

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Royalties are recorded as earned in accordance with the contract terms when third party sales can be reliably measured and collectability is reasonably assured.

The Company recognized $4.3 million in revenue associated with the delivery of the license in May 2013. Additionally, because the milestone event triggering the August 2014 Milestone and October 2016 Milestone payments were considered non-substantive for accounting purposes, these milestone payments are being recognized into revenue proportionately to the six deliverables in the agreement using the same allocation as the upfront payment. Therefore, $4.3 million of the August 2014 Milestone payment was recognized into revenue in August 2014 and $4.3 million of the October 2016 Milestone payment was recognized into revenue in October 2016. The remainder of the upfront and milestone payments which aggregate to $17.0 million are recorded as deferred revenue at December 31, 2016 and will be recognized as revenue when the revenue recognition criteria of each deliverable has been met. The Company also recognized a $10.0 million milestone based on the Japan Patent Office issuing a Decision of Allowance for the Company’s patent covering certain crystal forms of solithromycin in Japan. The March 2015 milestone payment is considered substantive for accounting purposes, and therefore the $10.0 million milestone was recognized in its entirety as revenue in March 2015.

FUJIFILM Finechemicals Co., Ltd.

On January 18, 2016, Cempra Pharmaceuticals, Inc. entered into an API manufacturing and supply agreement with FUJIFILM Finechemicals Co., Ltd. (“FFFC”), which will provide the Company with solithromycin in sufficient quantities and at reasonable prices to help ensure it meets its obligation under the May 8, 2013 supply agreement with Toyama. The Company will use reasonable efforts to ensure that the solithromycin supplied by FFFC is for use as the active pharmaceutical ingredient in a human drug product to be used or sold in Japan.

The Company is subject to a minimum purchase obligation for a designated number of years after the successful completion of the manufacturing facility and validation studies by FFFC. Each calendar month, the Company will submit to FFFC a projection of the anticipated volume of solithromycin that it will order for the next designated period (as set forth in the agreement) (or, if earlier, the final calendar month of the current term). Several months of each forecast are binding and the remaining months are non-binding, provided that the quantity of solithromycin ordered for any month is between designated percentages of the quantity specified in the initial forecast and between designated percentages of the most recent previous forecast.

The price of each shipment of solithromycin will be equal to the total number of kilograms in such shipment multiplied by the per-kilogram transfer price as set forth in the agreement.

For the term of the agreement plus an additional five years or until the expiration of the patents identified in the agreement, FFFC is prohibited from supplying, selling or distributing solithromycin to, or enabling the manufacture of solithromycin by, any third party for any purpose. The Company is not precluded from developing one or more alternative or additional sources of solithromycin.

The agreement’s initial term runs until December 16, 2025. After the end of the initial term, and at the end of each year thereafter, the term will automatically extend for an additional year unless either party gives written notice to the other of its intent to terminate within a designated period of time prior to the expiration of the term, in which case the agreement will terminate at the end of such term. The parties may at any time terminate the agreement by mutual written consent. Each party has the right to terminate the agreement immediately if there is a product failure, the other party becomes involved in bankruptcy, insolvency or similar proceedings or materially breaches the agreement and such breach remains uncured for a period of time following notice of the breach. A violation by the Company of the minimum purchase obligation is considered a material breach. A product failure is not considered a material breach by the Company. The Company has the right to terminate the agreement upon written notice if there is a supply failure. The Company also may terminate in the event that FFFC cannot provide the Company with solithromycin for more than a designated period of time. Upon

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termination, any unfulfilled binding portion of the forecast must be delivered by FFFC and paid for by the Company. The Company also may elect to purchase the remaining inventory of FFFC’s solithromycin and any remaining raw materials. If FFFC terminates the agreement for a material breach by the Company and, prior to such termination, (i) FFFC has constructed a facility in Japan for the primary purpose of manufacturing API for the Company under the agreement and (ii) such facility is completed and fully operational and qualified for the manufacture of API for delivery thereunder, then, except to the extent otherwise agreed to by the parties, the Company will pay FFFC an amount equal to (a) the remaining book value of the facility less (b) the product of the number of kilograms of API ordered by the Company under the agreement prior to such termination times a designated dollar amount, provided that if the total direct costs incurred by FFFC in the construction of the facility, net of any tax credits, tax refunds, government subsidies, or similar financial, monetary, or in-kind benefits provided by any governmental agency or authority, do not equal or exceed a designated dollar amount, then the remaining book value will be reduced by a pro rata amount, based on ratios set forth in the agreement, and (z) no amount will be payable if the agreement terminates after December 31, 2025; provided, however, that if FFFC manufactures any product or performs any activities (other than the manufacture of API for the Company under the agreement) in, by, or using the facility prior to such termination and makes any profit thereby, the total amount of such profits will be subtracted from the total payment amount due from the Company to FFFC.

Macrolide Pharmaceuticals, Inc.

On January 29, 2016, Cempra Pharmaceuticals, Inc. entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc. (“MP”), pursuant to which MP granted the Company an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, the Company will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. The option will run until the later to occur of (i) the earlier of (a) the date that the Company first obtains FDA approval for any product incorporating the Compound as an API, or (b) January 27, 2019, or (ii) the date that is six months after the earlier of (a) MP’s satisfaction of certain milestones, or (b) the Company’s termination of MP’s obligations under the evaluation program. Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities the Company will evaluate to determine whether to exercise the option to license.

Upon execution of the agreement, the Company paid MP a non-refundable, non-creditable initial license fee of $0.4 million. For conducting the evaluation program, the Company paid MP a non-refundable, non-creditable fee in the amount of $0.4 million. In addition, the Company will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the evaluation program in the aggregate amount of $1.5 million, which the Company will pay in 18 equal consecutive non-refundable, non-creditable monthly installments of $83,333, beginning with the first monthly anniversary of entry into the agreement. Further, the Company will pay MP up to an aggregate of $1.0 million upon the satisfaction of certain performance milestones.

If the Company exercises the option, the license will be exclusive and worldwide (other than Association of Southeast Asian Nations) and for any and all uses in human and non-human animals, and with the right to sublicense. The Company may, in its discretion, exercise the option for a reduced portion of the territory and, if the Company makes this election, may increase as it wishes within the territory, and as many times as it wishes, provided such increase is made within 60 months of the Company’s exercise of the option.

If the Company exercises the option, it will pay MP a non-refundable, non-creditable license fee of $1.0 million, of which $0.5 million will be paid within 15 business days of exercise, and $0.5 million will be paid in the form of “deemed royalty” payments (up to such amount) equal to a fraction of a percent of net sales of licensed products. The Company will pay tiered royalties of a fraction of a percent on designated levels of annual net sales of license products. Further, the Company will pay a non-refundable, non-creditable additional royalty

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equal to a fraction of a percent on the net sales of licensed products of a designated amount sold by the Company, its sublicensees, and product partners, but the royalty will not exceed $1.0 million in the aggregate. Royalties will be paid on a country-by-country basis and product-by-product basis until the date on which there are no valid claims of any licensed MP patent covering a product in the applicable country.

If the Company exercises the option, the agreement’s term will run on a country by country and product by product basis until the date on which there are no valid claims in the licensed MP patents covering a particular product in a particular country.

5. Receivables

Receivables consist of amounts billed and amounts earned but unbilled under the Company’s licensing agreements or its contract with BARDA. At December 31, 2016, the Company’s receivables consisted primarily of earned but unbilled receivables under the BARDA agreement. At December 31, 2015, the Company’s receivable consisted primarily of earned but unbilled receivables under the BARDA agreement and API purchases made for Toyama’s clinical development of solithromycin in Japan.

6. Accrued Expenses

Accrued expenses are comprised of the following as of (in thousands):

	December 31,
	2016	2015
Accrued severance	$1,999	$—
Franchise tax	570	436
Accrued professional fees	145	642
Deferred rent	85	76
Accrued interest	80	99
Other accrued expenses	50	222

Total accrued expenses	$2,929	$1,475

7. Long-term Debt

In July 2015, the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Comerica Bank (“Comerica). The Loan and Security Agreement provides that the Company may borrow up to $20.0 million in a term loan (the “Term Loan”) and, upon FDA approval of its planned New Drug Application for solithromycin, the Company may also borrow an aggregate amount equal to the lesser of (i) up to 75% of its eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million (the “Revolver”). After FDA approval of the Company’s planned New Drug Application for solithromycin, the Company may convert the Term Loan to the Revolver, in which event the Revolver would have a maximum amount available to the Company of $25.0 million. The Loan and Security Agreement specifies the criteria for determining eligible inventory and eligible accounts receivable and sets forth ongoing limitations and conditions precedent to the Company’s ability to borrow under the Revolver. The Company granted Comerica a security interest in substantially all of its personal property assets, excluding its intellectual property and its stock in its subsidiaries, to secure its outstanding obligations under the Loan and Security Agreement. The Company is also obligated to comply with various other customary covenants, including, among other things, restrictions on its ability to: dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make distributions to its stockholders, make investments, enter into certain transactions with affiliates, or pay down subordinated debt, subject to specified exceptions.

At closing, the Company received the full $20.0 million under the Term Loan and paid a facility fee of $0.1 million for the Term Loan and a facility fee of $0.2 million for the Revolver. The Company immediately

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used proceeds from the Term Loan to pay all of its $17.7 million outstanding principal and interest and $1.2 million in end of term and prepayment fees under the loan and security agreement (“December 2011 Note”) with Hercules Technology Growth Capital, Inc. (“Hercules”) and terminated the Hercules loan. The Company recorded a charge of $0.3 million on the early extinguishment of the December 2011 Note.

Amounts borrowed under the Term Loan may be repaid and reborrowed at any time without penalty or premium. The Term Loan is interest-only through April 30, 2016, followed by an amortization period of 36 months of equal monthly payments of principal plus interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Any amounts borrowed under the Term Loan bear interest at a floating interest rate equal to the 30 Day LIBOR rate plus 5.2%. Amounts available to be borrowed under the Revolver may also be repaid and reborrowed at any time without penalty or premium prior to December 31, 2017, at which time all advances under the Revolver shall be immediately due and payable in full. Any amounts borrowed under the Revolver will bear interest at the 30 Day LIBOR rate plus 4.2. Once available, the Revolver is subject to an annual unused facility fee equal of 0.25%. Under the Loan and Security Agreement, the Company is subject to certain covenants including maintaining a minimum unrestricted cash balance of $15.0 million and continuing the development or commercially launching solithromycin.

In December 2011, the Company entered into the $20.0 million December 2011 Note with Hercules and borrowed $10.0 million upon closing. Borrowings under the December 2011 Note bore interest at the greater of (i) 9.55%, or (ii) the sum of 9.55% plus the prime lending rate, as published by the Wall Street Journal, minus 3.25% per annum. In connection with the initial closing of the December 2011 Note, the Company entered into a warrant agreement with Hercules. In May 2013, the Company amended its December 2011 Note, increasing the initial loan amount to $15.0 million, and receiving an additional $5.2 million upon closing. In March 2014, the Company amended the December 2011 Note providing the Company the ability to request, at any time prior to December 26, 2014, another borrowing in the aggregate amount of $3.0 million. This amendment also provided for the Company to make interest only payments through May 31, 2015. In June 2014, the Company borrowed the additional $3.0 million and amended the December 2011 Note to provide the Company the ability to borrow up to an additional $10.0 million. Warrants associated with the December 2011 Note were reclassified to additional paid-in capital in the second quarter of 2014. The Hercules loan was terminated and paid using proceeds from the Comerica Term Loan.

In connection with the initial closing of the December 2011 Note, the Company entered into a warrant agreement with Hercules (the “First Hercules Warrant”), under which Hercules has the right to purchase 39,038 shares of the Company’s common stock. The exercise price of the First Hercules Warrant was initially $10.25 per share, subject to adjustment in the event of a merger, reclassification, subdivision or combination of shares or stock dividend and subject also to antidilution protection. In connection with the May 2013 amendment to the loan agreement, the exercise price of the First Hercules Warrant was reduced to the lower of (a) $6.11, and (b) the effective price per share of the Company’s common stock issued or issuable in any offering of the Company’s equity or equity-linked securities that occurred prior to June 1, 2014, provided that such offering was effected principally for equity or debt-financing purposes. Since the May 2013 amendment to the warrant resulted in a variable exercise price, the fair value of the warrant as of the date of the amendment was reclassified from additional paid-in capital to a warrant liability. The Company did not offer any common stock between the amendment date and June 1, 2014 at a price below $6.11, therefore, the exercise price of the First Hercules Warrant became fixed at $6.11, which resulted in the warrant liability being reclassified to additional paid-in capital in the second quarter of 2014.

Additionally, in connection with the May 2013 amendment of the December 2011 Note, the Company entered into a warrant agreement with Hercules (the “Second Hercules Warrant”), under which Hercules has the right to purchase an aggregate number of shares of the Company’s common stock equal to the quotient derived by dividing $0.6 million by the exercise price then in effect, which is defined as the lower of (a) $6.11, and (b) the effective price per share of the Company’s common stock issued or issuable in any offering of the Company’s equity or equity-linked securities prior to June 1, 2014, provided that such offering was effected

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principally for equity or debt-financing purposes. The Second Hercules Warrant expires on May 31, 2023. Proceeds equal to the fair value of the Second Hercules Warrant were recorded as a liability at the date of issuance. The Company did not offer any common stock between the amendment date and June 1, 2014 at a price below $6.11, therefore, the exercise price of the Second Hercules Warrant became fixed at $6.11, which resulted in the warrant being fixed at 99,759 shares of common stock and the warrant liability being reclassified to additional paid-in capital in the second quarter of 2014.

In December 2014, Hercules exercised the First Hercules Warrant of 39,038 shares and the Second Hercules Warrant of 99,759 shares in a cashless exercise which resulted in 97,931 shares issued. The exercise price was deemed to be $20.75, the average of the closing prices over a five-day period ending three days before the day the current fair market value of the common stock was determined.

Scheduled Maturities:

Scheduled maturities of long-term debt are as follows (in thousands):

Year Ending December 31:
2017	6,667
2018	6,667
2019	2,222

Total	15,556

Less: Unamortized discount	(229)
Less: Current portion of long-term debt	(6,667)

Long-term debt	$8,660

8. Commitments and Contingencies

Future minimum lease payments required under non-cancellable operating leases as of December 31, 2016 are as follows (in thousands):

Operating Leases
2017	$744
2018	762
2019	503
2020	308
2021 and thereafter	42

Total minimum lease payments	$2,359

Rent expense for the years ended December 31, 2016, 2015 and 2014 was $0.7 million, $0.4 million, and $0.2 million, respectively.

See Note 4—Significant Agreements and Contracts for contingencies related to the Optimer Agreement and the TSRI agreement.

Legal Proceedings

On November 4, 2016, a securities class action lawsuit was commenced in the United States District Court, Middle District of North Carolina, Durham Division, naming the Company and certain of the Company’s officers as defendants, and alleging violations of the Securities Exchange Act of 1934 in connection with allegedly false

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and misleading statements made by the defendants between May 1, 2016 and November 1, 2016 (the “Class Period”). The plaintiff seeks to represent a class comprised of purchasers of the Company’s common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court. Two substantially similar lawsuits were filed in the United States District Court, Middle District of North Carolina on November 22, 2016 and December 30, 2016, respectively. The Company believes it has meritorious defenses and intends to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On December 21, 2016, a shareholder derivative lawsuit was commenced in the North Carolina Durham County Superior Court, naming certain of the Company’s former and current officers and directors as defendants and the Company as a nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. A substantially similar lawsuit was filed in the North Carolina Durham County Superior Court on February 16, 2017. The complaints are based on similar allegations as asserted in the securities lawsuits described above, and seeks unspecified damages and attorneys’ fees. The Company believes it has meritorious defenses and intends to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

Other than as described above, the Company is not a party to any legal proceedings and is not aware of any claims or actions pending or threatened against the Company. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

Accrued Severance

In December 2016, the Company entered into a Retirement and Consulting Agreement with then current CEO, Dr. Prabhavathi Fernandes, whereby, for one year, subject to monthly extensions by mutual agreement, she will provide consulting services to the Company for up to 20 hours per week. For her consulting work, the Company will pay Dr. Fernandes $35,000 per month. In addition, all of Dr. Fernandes’s stock options will continue to vest during the consulting period. The Company recognized $4.2 million of accelerated stock compensation expense in the fourth quarter of 2016 due to the change in employment status from CEO to a consultant with continued service.

Additionally, Dr. Fernandes is entitled to the severance payments and benefits described in her employment agreement. In consideration of her waiver of the notice period provided under her employment agreement, the Company will pay Dr. Fernandes $45,000. In lieu of her pro-rated annual bonus due under her employment agreement upon a termination of employment, the Company will pay Dr. Fernandes an annual bonus for 2016 in the amount of $280,260. From the effective date of the release, the Company will continue to pay Dr. Fernandes her base salary for 18 months, at the current annual rate of $540,000. In addition, the Company will pay Dr. Fernandes an amount equal to one and one half times her Target Bonus (as defined in her employment agreement), based upon the average percentage of achievement of target objectives for the prior three years, which amount is $420,390, payable in 18 equal monthly payments. From the effective date of the release, upon the conclusion of the consulting period, or upon an earlier change in control of the Company, all of Dr. Fernandes’s then outstanding and unvested stock options will become fully vested.

9. Shareholders’ Equity

Common Stock

In May 2016, the Company entered into an at-the-market (“ATM”) sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) under which the Company may, at its discretion, from time to time sell shares of its common stock, with a sales value of up to $150.0 million. The Company has provided Cowen with customary indemnification rights, and Cowen is entitled to a commission at a fixed

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commission rate of 3.0% of the gross proceeds per share sold. Sales of the shares under the Sales Agreement are to be made in transactions deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended.

The Company began the sale of ATM shares in May 2016. Through December 31, 2016, the Company sold 4,140,307 shares of common stock under the Sales Agreement resulting in net proceeds of $75.1 million after deducting commissions and expenses of $2.3 million.

During January 2016, the Company completed a public offering of 4,166,667 shares of common stock, at a price of $24.00 per share, resulting in net proceeds to the Company of approximately $93.8 million after deducting underwriting discounts and expenses of approximately $6.2 million.

During 2016, the Company issued 95,180 shares of common stock at a weighted average exercise price of $5.17 per share upon the exercise of option grants.

During January 2015, the Company completed a public offering issuing 6,037,500 shares of common stock, at a price of $24.50 per share, resulting in net proceeds to the Company of approximately $138.8 million after deducting underwriting discounts and commissions, and expenses of approximately $9.1 million

During 2015, the Company issued 417,999 shares of common stock at a weighted average exercise price of $6.40 per share for the exercise of option grants and 60,309 shares of common stock at a weighted average exercise price of $6.00 per share for the exercise of warrants issued.

In March 2013, the Company entered into an at-the-market (“ATM”) sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) under which the Company could, at its discretion, from time to time sell shares of its common stock, with a sales value of up to $25.0 million. The Company provided Cowen with customary indemnification rights, and Cowen was entitled to a commission at a fixed commission rate of 3.0% of the gross proceeds per share sold. Sales of the shares under the Sales Agreement were to be made in transactions deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. In October 2014, the Company and Cowen amended the Sales Agreement (the “Amended Agreement”) to increase the aggregate gross sales proceeds that could be raised to $50 million.

The Company began the sale of ATM shares in July 2014 and sold an aggregate of 4,092,525 shares of common stock under the Sales Agreement in 2014 resulting in net proceeds of $48.5 million after deducting commissions of $1.5 million. The Sales Agreement was terminated on January 5, 2015.

The following table presents common stock reserved for future issuance for the following equity instruments as of December 31, 2016:

Warrants to purchase common stock(1)	94,912
Options and restricted stock units:
Outstanding under the 2006 Stock Plan	451,525
Outstanding under the 2011 Equity Incentive Plan	3,382,821
Available for future grants under the 2011 Equity Incentive Plan	2,900,230

Total common stock reserved for future issuance	6,829,488

(1)	The Warrants to purchase common stock are exercisable at a price of $6.00 per share and expire in August 2018.

10. Share-Based Compensation

The Company adopted the 2006 Stock Plan in January 2006 (“the 2006 Plan”). The 2006 Plan provided for the granting of incentive share options, nonqualified share options and restricted shares to Company employees,

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representatives and consultants. As of December 31, 2016, there were options for an aggregate of 451,525 shares issued and outstanding under the 2006 Plan.

The Company’s board of directors adopted the 2011 Equity Incentive Plan in October 2011 (the “2011 Plan”), which, as amended in May 2015, authorizes the issuance of up to 6,601,735 shares under the 2011 Plan, with an automatic annual increase discussed below. As of December 31, 2016, there were 2,900,230 options shares available under the 2011 Plan. The number of shares of common stock reserved for issuance under the 2011 Plan automatically increases on January 1 of each year, continuing through January 1, 2021, by 4% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year.

Upon adoption of the 2011 Plan, the Company eliminated the authorization for any unissued shares previously reserved under the Company’s 2006 Plan. The stock awards previously issued under the 2006 Plan remain in effect in accordance with the terms of the 2006 Plan.

The following table summarizes the Company’s 2006 and 2011 Plan stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value(1)
Outstanding—December 31, 2013	1,832,851	$5.26

Granted	753,250	12.35
Exercised	(39,980)	2.16
Forfeited	(60,021)	10.28
Expired	(1,541)	7.22

Outstanding—December 31, 2014	2,484,559	7.34

Granted	790,850	26.73
Exercised	(417,999)	6.40
Forfeited	(43,645)	15.71
Expired	—	—

Outstanding—December 31, 2015	2,813,765	$12.80

Granted	1,151,158	24.35
Exercised	(95,180)	5.17
Forfeited	(78,225)	23.78
Expired	(7,172)	19.48

Outstanding—December 31, 2016	3,784,346	16.26	7.14	$286,608

Exercisable—December 31, 2016	2,368,790	12.77	6.21	286,608

Vested and expected to vest at December 31, 2016(2)	3,722,615	$16.14	7.12	$286,608

(1)	Intrinsic value is the excess of the fair value of the underlying common shares as of December 31, 2016 over the weighted-average exercise price.
(2)	The number of stock options expected to vest takes into account an estimate of expected forfeitures.

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The following table summarizes certain information about all options outstanding as of December 31, 2016:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Term (in years)	Number of Options	Weighted Average Remaining Contractual Term (in years)
$2.09 - $6.63	723,291	4.16	723,291	4.16
$6.64 - $11.35	827,697	6.68	647,130	5.94
$12.38 - $18.61	739,442	7.68	348,239	7.03
$19.25 - $31.13	1,280,166	8.68	547,646	8.46
$32.05 - $43.43	213,750	8.04	102,484	7.72

	3,784,346		2,368,790

In 2016, the Company issued time-vested Restricted Stock Units (RSUs) from the 2011 Equity Incentive Plan to certain employees, subject to continuous service with the Company at the vesting time. When vested, the RSU represented the right to be issued the number of shares of the Company’s common stock that is equal to the number of RSUs granted.

A summary of the activity related to the Company’s RSUs is as follows:

	Number of Restricted Stock Units Outstanding	Weighted Average Grant-Date Fair Value
Balance—December 31, 2015	—	$—

Granted	50,000	7.70
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance—December 31, 2016	50,000	7.70

Vested at December 31, 2016	—	$—

During the years ended December 31, 2016, 2015 and 2014, the Company recorded $14.3 million, $5.9 million, and $3.1 million in share-based compensation expense, respectively. As of December 31, 2016, approximately $13.7 million of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 2.57 years, and approximately $0.3 million of total unrecognized compensation cost related to unvested restricted stock units is expected to be recognized over a weighted-average period of .94 years.

During the year ended December 31, 2016, the Company received $0.5 million in cash proceeds from the exercise of stock options through the course of the year.

Other information pertaining to the Company’s stock option awards is as follows (in thousands, except per share data):

	Fiscal Years Ended
	December 31, 2016	December 31, 2015	December 31, 2014
Weighted average grant date fair value per share of options	$15.55	$17.00	$8.58
Total intrinsic value of options exercised	$1,283	$11,970	$313

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11. Income Taxes

No provision for U.S. Federal or state income taxes has been recorded as the Company has incurred net operating losses since inception.

Significant components of the Company’s deferred income tax assets as of December 31, 2016 and 2015 consist of the following (in thousands):

	2016	2015
Non-current
Deferred income tax assets
Tax loss carryforwards	$121,953	$86,600
Contribution carryforwards	24	27
Tax credits	15,212	12,719
Start-up costs & other intangibles	5,984	5,661
Share-based compensation	7,161	3,315
Deferred revenue	4,033	4,049
Other assets	566	350

Total net deferred income taxes, non-current	154,933	112,721
Less valuation allowance	(154,933)	(112,721)

Total net deferred income tax	$—	$—

At December 31, 2016 and 2015, the Company provided a full valuation allowance against its net deferred tax assets since at that time, the Company could not assert that it was more likely than not that these deferred tax assets would be realized. There was an increase in the valuation allowance in the current year in the amount of $42.2 million.

The table below summarizes changes in the deferred tax valuation allowance (in thousands):

	2016	2015	2014
Balance at beginning of year	$112,721	$76,286	$52,858
Charges to costs and expenses	42,212	36,435	23,428
Write-offs	—	—	—

Balance at end of year	$154,933	$112,721	$76,286

As of December 31, 2016, the Company had federal net operating loss carryforwards of approximately $353.5 million and state net operating loss carryforwards of approximately $244.8 million. The net operating loss carryforwards begin to expire in 2026 and 2021 for federal and state tax purposes, respectively. The Company’s federal and state net operating loss carryforwards include approximately $9.6 million of excess tax benefits related to deductions from the exercise of stock options. The tax benefit of these deductions has not been recognized in deferred tax assets. If utilized, the benefits from these deductions will be recorded as adjustments to additional paid-in capital. The Company also had federal research and development credit carryforwards of approximately $11.6 million which begin to expire in 2026, federal orphan drug credits carryforwards of approximately $3.1 million which begin to expire in 2033, federal charitable contribution carryforwards of approximately $0.1 million which begin to expire in 2017, and state credit carryforwards of approximately $0.8 million, which begin to expire in 2018.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

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The reasons for the difference between actual income tax expense (benefit) for the years ended December 31, 2016, 2015 and 2014 and the amount computed by applying the statutory federal income tax rate to losses before income tax (benefit) are as follows:

	2016		2015		2014
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
United States federal tax at statutory rate	$(40,107)	34%	$(30,978)	34%	$(20,961)	34%
State taxes (net of federal benefit)	(1,895)	2%	(1,593)	2%	(1,239)	2%
Nondeductible expenses	1,196	(1%)	1,380	(1%)	890	(1%)
Credits	(2,493)	2%	(4,959)	5%	(3,329)	5%
Adjustment for state rate change	1,142	(1%)	722	(1%)	1,249	(2%)
Other, net	(55)	0%	(1,007)	1%	(38)	0%
Change in valuation allowance	42,212	(36%)	36,435	(40%)	23,428	(38%)

Provision for income taxes	$—	0%	$—	0%	$—	0%

During 2016, North Carolina enacted legislation to reduce the state corporate income tax rate from 4% to 3% for tax years 2017 and beyond. As a result of the new enacted tax rate, the Company adjusted its deferred tax assets as of December 31, 2016 by applying the lower rate, which resulted in a decrease in the deferred tax assets and a corresponding decrease to the valuation allowance of approximately $ 1.1 million.

As of December 31, 2016 and 2015, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2016 and 2015, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company has analyzed its filing positions in all significant federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. With few exceptions, the Company is no longer subject to United States Federal, state, and local tax examinations by tax authorities for years before 2013 although carryforward attributes that were generated prior to 2013 may still be adjusted upon examination by the taxing authorities if they either have been or will be used in a future period. No income tax returns are currently under examination by taxing authorities.

12. Net Loss Per Share

Basic and diluted net loss per common share was determined by dividing net loss by the weighted average common shares outstanding during the period. The Company’s potentially dilutive shares, which include redeemable warrants, common share options and restricted stock units, have not been included in the computation of diluted net loss per share for all periods as the result would be antidilutive.

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	December 31,
	2016	2015	2014
Warrants outstanding	94,912	132,464	330,585
Stock options outstanding	3,560,102	2,910,694	2,411,891
Restricted stock units	3,005	—	—

	3,658,019	3,043,158	2,742,476

B-1-130

13. Selected Quarterly Data (unaudited, in thousands, except for loss per share data)

	Quarter Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Revenue
Contract research	$2,679	$3,420	$3,972	$3,606
License	—	—	—	4,339
Supply	—	—	—	—

Total revenue	$2,679	$3,420	$3,972	$7,945
Operating expenses
Research and development	23,529	16,018	21,096	21,043
General and administrative	8,324	11,988	15,021	18,205

Loss from operations	(29,174)	(24,586)	(32,145)	(31,303)
Interest income	98	104	128	145
Interest expense	(330)	(323)	(295)	(280)

Net loss	$(29,406)	$(24,805)	$(32,312)	$(31,438)

Net loss per share—basic and diluted	$(0.61)	$(0.51)	$(0.62)	$(0.60)

Shares used in calculating basic and diluted net loss per share	47,853	48,898	52,073	52,389

	Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenue
Contract research	$2,076	$3,171	$2,497	$4,704
License	10,000	—	—	—
Supply	1,887	1,883	—	1,090

Total revenue	$13,963	$5,054	$2,497	$5,794
Operating expenses
Research and development	26,118	23,676	23,541	20,018
General and administrative	4,650	5,732	5,848	6,641

Loss from operations	(16,805)	(24,354)	(26,892)	(20,865)
Interest income	2	2	—	5
Interest expense	(614)	(617)	(679)	(296)

Net loss	$(17,417)	$(24,969)	$(27,571)	$(21,156)

Net loss per share—basic and diluted	$(0.41)	$(0.57)	$(0.63)	$(0.48)

Shares used in calculating basic and diluted net loss per share	42,671	43,686	43,911	43,976

B-1-131

14. Subsequent Event

In February 2017, as a consequence of the solithromycin complete response letter the Company received from the FDA, and subsequent discussions with the FDA, resulting in the delay of the potential approval of solithromycin, the Company initiated companywide cost and personnel reductions. These actions have resulted in an approximately 67% reduction in the Company’s workforce from 136 to 45 employees, and significant reductions in external spending related to commercial preparedness and non-essential activities. The principal objective of the reductions is to enable the Company to conserve its financial resources as it evaluates its path forward on its existing pipeline and potential business development opportunities. As the Company progresses its internal programs, it is also actively engaged in a process to evaluate and assess external late-stage assets and other potential strategic business opportunities to determine the best use of its significant cash resources and clinical programs to deliver value to patients and shareholders through internal and/or potential external opportunities. In connection with the reduction, the Company expects to record an aggregate charge related to one-time termination benefits of approximately $3.5 million in 2017.

B-1-132

Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David S. Zaccardelli, Pharm.D., certify that:

(1)	I have reviewed this annual report on Form 10-K for the year ended December 31, 2016 of Cempra, Inc.;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects, the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in the report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: February 28, 2017

/s/ David S. Zaccardelli
David S. Zaccardelli, Pharm.D. Acting Chief Executive Officer (Principal Executive Officer)

B-1-133

Exhibit 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Mark W. Hahn, certify that:

(1)	I have reviewed this annual report on Form 10-K for the year ended December 31, 2016 of Cempra, Inc.;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects, the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in the report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: February 28, 2017

/s/ Mark W. Hahn
Mark W. Hahn
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

B-1-134

Exhibit 32.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S. C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report on Form 10-K of Cempra, Inc. (the “Company”) for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David S. Zaccardelli, Pharm.D., Acting Chief Executive Officer (Principal Executive Officer) of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 28, 2017

/s/ David S. Zaccardelli
David S. Zaccardelli, Pharm.D.,
Acting Chief Executive Officer (Principal Executive Officer)

B-1-135

Exhibit 32.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S. C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report on Form 10-K of Cempra, Inc. (the “Company”) for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Mark W. Hahn, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 28, 2017

/s/ Mark W. Hahn
Mark W. Hahn
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

B-1-136

ANNEX B-2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-K/A

(Amendment No. 1)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from                      to

Commission File Number: 001-35405

CEMPRA, INC.

(Exact name of registrant specified in its charter)

Delaware	2834	45-4440364
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

(Address of Principal Executive Offices)

(919) 313-6601

(Telephone Number, Including Area Code)

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Name of Exchange on which Registered
Common Stock, $0.001 Par Value	Nasdaq Global Market

Securities Registered Pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate market value of the voting stock held by non-affiliates of the registrant, as of June 30, 2016, was approximately $655.8 million. Such aggregate market value was computed by reference to the closing price of the common stock as reported on the Nasdaq Global Market on June 30, 2016. For purposes of making this calculation only, the registrant has defined affiliates as including only directors and executive officers and shareholders holding greater than 10% of the voting stock of the registrant as of June 30, 2016.

As of February 24, 2017 there were 52,392,905 shares of the registrant’s common stock, $0.001 par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

EXPLANATORY NOTE

We are filing this Amendment No. 1 (the “Amendment”) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as originally filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017 (the “Original Form 10-K”), to include the information required by Part III (Items 10-14) of Form 10-K. At the time we filed the Original Form 10-K, we intended to file a definitive proxy statement for our 2017 Annual Meeting of Stockholders within 120 days after the end of our fiscal year pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Given the recent undertaking of a review of our strategic business options, we now plan to hold our 2017 Annual Meeting of Stockholders, which we have historically held in May of each year, later in the year. Because we will not file the definitive proxy statement within such 120-day period, the information required by Part III (Items 10-14) of Form 10-K is filed herewith and provided below.

As a result, Part II, Item 9B and Part III, Items 10-14 of the Company’s Original 10-K are hereby amended and restated in their entirety. In addition, Item 15(b) of Part IV is being amended solely to file as exhibits certain new certifications in accordance with Rule 13a-14(a) promulgated by the SEC under the Securities Exchange Act of 1934.

Except as described above, no other changes have been made to the Original Form 10-K. This Amendment No. 1 continues to speak as of the date of the Original Form 10-K and we have not updated the disclosure herein to reflect any events that occurred at a later date other than as expressly stated herein. Accordingly, this Amendment No. 1 should be read in conjunction with the Original Form 10-K and with our filings made with the SEC subsequent to the filing of the Original Form 10-K.

B-2-i

CEMPRA, INC.

PART II
Item 9B.	Other Information	B-2-1

PART III
Item 10.	Directors, Executive Officers and Corporate Governance	B-2-1
Item 11.	Executive Compensation	B-2-7
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	B-2-21
Item 13.	Certain Relationships and Related Transactions, and Director Independence	B-2-24
Item 14.	Principal Accounting Fees and Services	B-2-24

PART IV
Item 15.	Exhibits, Financial Statement Schedules	B-2-26

B-2-ii

PART II

Item 9B.	Other Information

Given the recent undertaking of a review of our strategic business options, we now plan to hold our 2017 Annual Meeting of Stockholders, which we have historically held in May of each year, later in the year. As of the date of this filing, we have not determined the date on which we will hold our 2017 Annual Meeting of Stockholders.

PART III

Item 10.	Directors, Executive Officers, and Corporate Governance

Code of Ethics

We have adopted a written code of ethics and business conduct that applies to our directors, executive officers and all employees. We intend to disclose any amendments to, or waivers from, our code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC by filing such amendment or waiver with the SEC. This code of ethics and business conduct can be found in the corporate governance section of our website, www.cempra.com.

Executive Officers

Our executive management changed in late 2016. Effective December 9, 2016, our board appointed David Zaccardelli, Pharm.D., one of our directors, as our Acting Chief Executive Officer and named David Moore as our President, in addition to his position as our Chief Commercial Officer. Simultaneously, Dr. Prabhavathi Fernandes retired as our President and Chief Executive Officer (positions she had held since our founding in 2006) as well as a director of our company, effective on December 9, 2016. Mr. Moore has served as our Chief Commercial Officer since January 2014. His additional appointment as our President did not result in any increased salary or other compensation.

As of February 24, 2017, our executive officers are Dr. David S. Zaccardelli, our Acting Chief Executive Officer, David S. Moore, our President and Chief Commercial Officer, Mark W. Hahn, our Chief Financial Officer, Dr. David W. Oldach, our Chief Medical Officer, and John D. Bluth, our Executive Vice President of Investor Relations and Corporate Communications. Information for each is provided below.

Name	Age (as of 02/24/17)	Business Experience For Last Five Years
David S. Zaccardelli, Pharm.D.	52	Dr. Zaccardellli joined our Board in August 2016. Prior to joining our Board, Dr. Zaccardelli served, from 2004 until 2016, in several senior management roles at United Therapeutics, including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997. Dr. Zaccardelli received his doctor of pharmacy from the University of Michigan.

B-2-1

Name	Age (as of 02/24/17)	Business Experience For Last Five Years
David S. Moore	43	Mr. Moore joined us in January 2014 as our Chief Commercial Officer and assumed the additional role of President in December 2016. From July 2013 to December 2013, Mr. Moore was chief business officer of Ocera Therapeutics where he was responsible for developing the commercial plans for an orphan-designated advanced liver disease product for both the community and acute care markets. Mr. Moore was chief business officer of Tranzyme Pharma from December 2012 to July 2013, and vice president, commercial operations from August 2011 to January 2013, during which time he was responsible for building the commercial organization as well as in- and out-licensing clinical-stage assets. Between January 1998 and July 2011, Mr. Moore held increasing levels of responsibility in the Ortho-McNeil and Janssen divisions of Johnson & Johnson. Mr. Moore received his B.Sc. in Biology from Towson University and an M.B.A. from Lehigh University, and a second graduate degree in Health Policy Excellence from Thomas Jefferson University.

Mark W. Hahn	54	Mr. Hahn has been our Executive Vice President and Chief Financial Officer since February 2010. From 2008 to 2009, Mr. Hahn was the chief financial officer of Athenix Corp., an agricultural biotechnology company, leading its merger with Bayer CropScience, where he served as finance director into 2010. Mr. Hahn has been the chief financial officer of various companies including GigaBeam Corporation, a telecommunications equipment company, from 2007 to 2008; BuildLinks, Inc., a software company, from 2002 to 2007; PerformaWorks, Inc., a software company, from 2001 to 2002; and Charles & Colvard, Ltd., a consumer products company, from 1996 to 2001. Mr. Hahn also served in various capacities, culminating in senior manager, at Ernst & Young and its predecessors from 1984 until 1996. Mr. Hahn holds a B.B.A. in accounting and finance from the University of Wisconsin-Milwaukee and is a certified public accountant in the State of Maryland and North Carolina.

David W. Oldach, M.D.	59	Dr. Oldach joined us in February 2011. From 2006 to 2011, Dr. Oldach directed clinical research at Gilead Sciences, Inc., where his drug development experience ranged from IND/first-in-human trial development and execution through NDA-supportive Phase 3 protocol development and execution. Dr. Oldach received his Medical Degree, Magna Cum Laude, from the University of Maryland School of Medicine and completed a residency in Internal Medicine at the Massachusetts General Hospital. He completed an Infectious Disease Fellowship at Johns Hopkins University School of Medicine, serving under John Bartlett. His academic clinical research included studies in community-acquired pneumonia and surgical infections, as well as HCV pathogenesis. At the time of his transition from academic medicine to industry, Dr. Oldach was a tenured associate

B-2-2

Name	Age (as of 02/24/17)	Business Experience For Last Five Years
		professor of medicine at the University of Maryland School of Medicine and served as the infectious diseases section chief in the Baltimore Veterans Administration Hospital.

John D. Bluth	44	Mr. Bluth joined us in August 2016. Prior to joining Cempra, Mr. Bluth was senior vice president of investor relations and corporate communications and served on the executive committee at PowerSecure International, Inc., a leading provider of energy technologies and services to electric utilities and their large industrial, commercial, institutional and municipal customers, a position he held since 2012. From 2009 to 2012, he was senior vice president of investor relations and group communications at German-based Elster Group, one of the world’s largest electricity, gas and water measurement and control providers. Mr. Bluth headed investor relations and corporate communications for biotechnology companies, CV Therapeutics, from 2002 to 2009, and Aviron Inc., from 1999 to 2002. Before joining Aviron, Mr. Bluth led the west coast healthcare practice for Fleishman-Hillard, an international public relations firm, where he worked from 1996 to 1999.

Directors

Our bylaws currently provide that the number of directors constituting the Board shall be not less than five nor more than nine. The Board may establish the number of directors within this range. There are eight directors presently serving on our Board. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Name	Age	Director Since	Position(s) with Cempra
Richard Kent, M.D.	67	September 2010	Director
Garheng Kong, M.D., Ph.D.	41	September 2006	Chairman of the Board of Directors
P. Sherrill Neff	65	September 2011	Director
Michael R. Dougherty	59	May 2013	Director
David Gill	62	April 2012	Director
Dov Goldstein	49	January 2008	Director
John H. Johnson	59	June 2009	Director
David Zaccardelli, Pharm.D.	52	August 2016	Director and Acting Chief Executive Officer

Richard Kent, M.D. – Dr. Kent has served on our Board since September 2010. Dr. Kent has been a partner at Intersouth Partners, a venture capital firm, since 2008. From 2002 to 2008, Dr. Kent was the president and chief executive officer of Serenex, Inc., a drug development company, when it was acquired by Pfizer, Inc. From 2001 until he joined Serenex, Dr. Kent was president and chief executive officer of Ardent Pharmaceuticals, Inc. Before that, he held senior executive positions at GlaxoSmithKline plc, where he was senior vice president of global medical affairs and chief medical officer, at Glaxo Wellcome plc., where he was vice president of U.S. medical affairs and group medical director, and at Burroughs Wellcome plc., where he was international director of medical research. Dr. Kent served as a director of Cytomedix, Inc. (now Nuo Therapeutics, Inc.), a publicly traded biopharmaceutical company, from 2012 through 2014, and served as a director of Inspire Pharmaceuticals, Inc. from 2004 to 2011. He also serves on the boards of several private companies. Dr. Kent holds a B.A. from the University of California, Berkley and an M.D. from the University of California, San Diego. Among other experience, qualifications, attributes and skills, Dr. Kent’s knowledge and experience in the securities and

B-2-3

investments industry and leadership roles in the pharmaceutical industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Garheng Kong, M.D., Ph.D. – Dr. Kong has served on our Board since September 2006 and as Chairman of our Board since November 2008. Dr. Kong has been the managing partner of Sofinnova Healthquest, a healthcare investment firm, since July 2013. He was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From 2000 to September 2010, he was at Intersouth Partners, a venture capital firm, most recently as a general partner, where he was a founding investor or board member for various life sciences ventures, several of which were acquired by large pharmaceutical companies. Dr. Kong has also served on the board of directors of Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company, since July 2012, Alimera Sciences, Inc. (NASDAQ: ALIM), a biopharmaceutical company, since October 2012, has served on the board of Laboratory Corporation of America Holdings (NYSE: LH), a healthcare company, since December 2013, and has served on the board of StrongBridge BioPharma plc (NASDAQ: SBBP) since September 2015. Dr. Kong holds a B.S. from Stanford University. He holds an M.D., Ph.D. and M.B.A. from Duke University. Among other experience, qualifications, attributes and skills, Dr. Kong’s knowledge and experience in the venture capital industry and his medical training led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

P. Sherrill Neff – Mr. Neff has served on our Board since September 2011. Mr. Neff founded Quaker Partners Management, L.P. in 2002 and has since served as a partner at the investment firm. From 1994 to 2002, Mr. Neff was president and chief operating officer of Neose Technologies, Inc., a biopharmaceutical company, and a director from 1994 to 2003. From 1993 to 1994, he was senior vice president, corporate development at U.S. Healthcare. Prior to that time, Mr. Neff was managing director at investment bank Alex Brown & Sons for nine years. Mr. Neff holds a B.A. from Wesleyan University and a J.D. from the University of Michigan Law School. Mr. Neff serves on the board of directors of Resource Capital Corporation, (NYSE: RSO), a publicly traded real estate investment trust, as well as the following privately held organizations: Intact Vascular, Inc. and RainDance Technologies, Inc. and Vesper Medical, Inc. Mr. Neff also served on the board of directors of Amicus Therapeutics, Inc. from 1996 until 2011, Regado Biosciences, Inc. (NASDAQ: RGDO) from 2005 until 2015, and National Venture Capital Association from 2009 until 2014. Among other experience, qualifications, attributes and skills, Mr. Neff’s experience in the venture capital industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Michael R. Dougherty – Mr. Dougherty joined our Board in May 2013. Mr. Dougherty was the executive chairman of Celator Pharmaceuticals, Inc. from August 2015 to July 2016. Mr. Dougherty was chief executive officer and a member of the board of directors of Kalidex Pharmaceuticals, Inc. from May 2012 to October 2012. Mr. Dougherty was the president and chief executive officer of Adolor Corp. (NASDAQ: ADLR) and a member of the board of directors of Adolor from December 2006 until December 2011. Mr. Dougherty joined Adolor as senior vice president of commercial operations in November 2002, and until his appointment as president and chief executive officer in December 2006, served in a number of capacities, including chief operating officer and chief financial officer. From November 2000 to November 2002, Mr. Dougherty was president and chief operating officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served in a variety of senior positions at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly-traded biotechnology company, including as president and chief executive officer, as well as a director, and at Centocor, Inc., a publicly-traded biotechnology company, including as senior vice president and chief financial officer. Mr. Dougherty is currently on the board of directors of Trevena, Inc. (NASDAQ: TRVN), Aviragen Therapeutics, Inc. (NASDAQ: AVIR), Foundation Medicine, Inc. (NASDAQ: FMI) and Marinus Pharmacueticals, Inc. (NASDAQ: MRNS). Mr. Dougherty was a member of the board of directors of Celator Pharmaceuticals, Inc. (NASDAQ: CPXX) from July 2103 to July 2016 and Viropharma Incorporated (NASDAQ: VPHM) from January 2004 to January 2014. Mr. Dougherty received a B.S. from Villanova University. Among other experience, qualifications, attributes and skills, Mr. Dougherty’s leadership roles in small and large pharmaceutical organizations led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

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David Gill – Mr. Gill joined our Board in April 2012. Mr. Gill served as chief financial officer of EndoChoice Holdings, Inc. (NYSE: GI), a publicly traded medical device company from August 2014 to November 2016, and as president and chief operating officer from March 2016 to November 2016. He served as the chief financial officer of INC Research Holdings Inc (NASDAQ: INCR), a clinical research organization, from February 2011 to August 2013, and served as a board member and audit committee chairman of INC Research from 2007 to 2010. From March 2009 to February 2011, Mr. Gill was the chief financial officer of TransEnterix, a then private medical device company. From July 2005 to November 2006, Mr. Gill was chief financial officer and Treasurer of NxStage Medical, Inc. (NASDAQ: NXTM), a publicly traded dialysis equipment company. He currently serves as a director and chair of the audit committee of Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company, positions he has held since February 2015. From 2006 to 2011, he served on several public and private company boards of directors, including those of LeMaitre Vascular (NASDAQ: LMAT), a publicly traded medical device company, and IsoTis, Inc. (NASDAQ: ISOT), a publicly traded orthobiologics company that was acquired by Integra LifeSciences Holdings Corporation in October 2007. From January 2002 to May 2005, Mr. Gill served as senior vice president and chief financial officer of CTI Molecular Imaging, Inc., (NASDAQ: CTMI) a publicly traded medical imaging company, until its sale to Siemens AG. Mr. Gill has led initial public offerings for four companies and has raised more than $600 million in equity and $600 million in debt over his career. Mr. Gill holds a B.S. degree, cum laude, in Accountancy from Wake Forest University and an M.B.A. degree, with honors, from Emory University. Mr. Gill was formerly a certified public accountant. Among other experience, qualifications, attributes and skills, Mr. Gill’s education and experience in accounting and finance, and his service as an officer and as a director of various publicly traded companies led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Dov A. Goldstein, M.D. – Dr. Goldstein has served on our Board since January 2008. He is the managing partner at Aisling Capital, a private investment firm, a position he has held since January 2015, and served as a partner of Aisling Capital from April 2009 to June 2014 and a principal of Aisling Capital from September 2006 to April 2009. From June 2014 to January 2015, he was the chief financial officer of Loxo Oncology (NASDAQ: LOXO). From 2000 until its acquisition by Pfizer Inc. in 2005, Dr. Goldstein was executive vice president and chief financial officer of Vicuron Pharmaceuticals, Inc. He led the valuation and financial due diligence for the merger with Biosearch Italia (Nuovo mercato: BIO.MI), the first U.S. and Italian public-to-public company merger. Prior to Vicuron Pharmaceuticals, Dr. Goldstein was director of Venture Analysis at HealthCare Ventures, a privately held investment fund. Dr. Goldstein currently serves on the board of directors of ADMA Biologics, Inc. (NASDAQ: ADMA) and Esperion Therapeutics, Inc. (NASDAQ: ESPR). Dr. Goldstein has previously served on several company boards of directors, including those of Durata Therapeutics Inc. (acquired by Actavis PLC), Topaz Pharmaceuticals (acquired by Sanofi Pasteur S.A.), and Loxo Oncology, Inc. (NASDAQ: LOXO). Dr. Goldstein received his M.D. from Yale School of Medicine and completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. He received his M.B.A. from the Columbia Business School and his B.S. with honors from Stanford University. Among other experience, qualifications, attributes and skills, Dr. Goldstein’s knowledge and experience in the pharmaceutical industry and venture capital industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

John H. Johnson – Mr. Johnson has served on our Board since June 2009. He served as president and chief executive officer of Dendreon Corp., a publicly traded biotechnology company (NASDAQ: DNDN), from February 2012, became chairman in July 2013, and served in those roles until August 2014. He served as the chief executive officer and as a director of Savient Pharmaceuticals, Inc., a company that develops and commercializes specialty pharmaceuticals, from 2011 to January 2012. Mr. Johnson was senior vice president of Eli Lilly and Company and president of Lilly Oncology, Eli Lilly’s oncology business unit, from 2009 to 2011. From 2007 to 2009, Mr. Johnson was chief executive officer of ImClone Systems Incorporated, a biopharmaceutical development company, and was also a member of ImClone’s board of directors until it became a wholly owned subsidiary of Eli Lilly in 2008. From 2005 to 2007, Mr. Johnson served as company group chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit. Mr. Johnson served as chairman of

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the board of Tranzyme, Inc. (NASDAQ: TZYM), a publicly traded biopharmaceutical company, from December 2010 until July 2013. Mr. Johnson serves as the chairman of the board of Stonebridge Biopharma PLC, a global biopharmaceutical company, and also serves as a director of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), a global biopharmaceutical company, Portola Pharmaceuticals, Inc. (NASDAQ: PTLA), a biopharmaceutical company, and Histogenics Corporation (NASDAQ: HSGX), a regenerative medicine company. Mr. Johnson holds a B.S. in Education from East Stroudsburg University of Pennsylvania. Among other experience, qualifications, attributes and skills, Mr. Johnson’s leadership roles in large pharmaceutical organizations led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

David Zaccardelli, Pharm.D. – Dr. Zaccardelli has served on our Board since August 2016. From 2004 until 2016, Dr. Zaccardelli served in several senior management roles at United Therapeutics, including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997. Dr. Zaccardelli currently serves on the board of directors of Evecxia, Inc. and CoreRx, Inc., both privately held companies. Dr. Zaccardelli received a Pharm.D. from the University of Michigan. Among other experience, qualifications, attributes and skills, Dr. Zaccardelli’s experience in the pharmaceutical industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Audit Committee

Our Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act consisting of Mr. Gill (Chair), Mr. Dougherty and Dr. Kong. Mr. Gill, Mr. Dougherty and Dr. Kong are each independent within the meaning of Section 5605(a)(2) of the NASDAQ Marketplace Rules and meet the additional test for independence for audit committee members imposed by Securities and Exchange Commission, or SEC, regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. Our Board has determined that each of Mr. Gill, Mr. Dougherty and Dr. Kong qualifies as a financial expert.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that all such required reports have been timely filed, except for:

•	A late report on Form 4 filed on behalf of Dr. Kent on October 20, 2016, to report his March 4, 2015 exercise of stock options to purchase 15,000 shares of common stock; and

•	A late report on Form 4 filed on behalf of Dr. Goldstein on January 6, 2016, to report the January 1, 2016 grant of 15,000 stock options.

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Item 11.	Executive Compensation

DIRECTOR COMPENSATION

Director Compensation in Fiscal 2016

The following table shows the compensation earned by each non-employee director of our company for the year ended December 31, 2016.

Name	Fees earned or paid in cash	Option Awards(1)(2)	All other compensation	Total
Michael R. Dougherty	$55,000	$294,242	$—	$349,242
David Gill	60,000	294,242	—	354,242
Dov Goldstein, M.D.	50,000	294,242	—	344,242
John H. Johnson	45,000	294,242	—	339,242
Richard Kent, M.D.	45,000	294,242	—	339,242
Garheng Kong, M.D., Ph.D.	97,500	353,090	—	450,590
P. Sherrill Neff	45,000	294,242	—	339,242
David Zaccardelli(3)	16,220	370,368	—	386,588

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017.
(2)	At December 31, 2016, the following directors held options to purchase common shares in the following amounts: Mr. Dougherty 70,000 shares; Mr. Gill, 85,000 shares; Dr. Goldstein, 24,158 shares; Mr. Johnson, 103,784 shares; Dr. Kent, 60,000 shares; Dr. Kong, 118,784 shares; Mr. Neff, 75,000 shares; and Dr. Zaccardelli, 25,000 shares.
(3)	Dr. Zaccardelli served as a non-employee director from August 10, 2016 to December 8, 2016. He became our Acting Chief Executive Officer on December 9, 2016. For compensation received in 2016 in his position as Acting Chief Executive Officer, see the Summary Compensation Table.

Director Compensation Plan

Our Board, with the assistance of Pay Governance, LLC, an independent compensation consultant, has determined that compensation for directors should be a mix of cash and equity-based compensation. Beginning on January 1, 2016, the annual cash retainer for all members of the Board was set at $40,000, the annual cash retainer for the chairman of each of our Audit Committee, Compensation Committee, and Nominating and Governance Committee was set at $20,000, $12,500, and $10,000, respectively. The additional retainer for members of our Audit Committee, Compensation Committee, and Nominating and Governance Committee was set at $10,000, $5,000, and $5,000, respectively. Each director receives an initial grant of 25,000 option shares when first appointed to the Board and thereafter annual grants of 15,000 option shares. The Chairman of the Board, if not a Named Executive Officer, receives an additional annual grant of 3,000 option shares.

EXECUTIVE COMPENSATION

Executive Summary

We have designed our executive compensation program to support our business goals and promote the long term growth of the company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

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Total compensation of each executive officer varies with overall attainment of corporate objectives as well as the performance of individual goals and objectives. The total compensation for each of our executive officers is benchmarked against the total compensation of executive officers in comparable positions at a peer group of companies of similar size and market capitalization in the biopharmaceutical industry, with a goal of compensating our executives appropriately and competitively. A portion of total compensation for our executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress, commercial launch preparation, regulatory milestones and other operational and financial measures.

Additionally, we provide a portion of our executive compensation in the form of stock options and restricted stock units that vest and become exercisable over time, which we believe helps to retain our executives and to align their interests with those of our stockholders by allowing our executives to participate in the longer term success of the Company. Our executive compensation program is structured to reflect the performance of our company overall by linking pay both to individual performance and to the achievement of pre-determined corporate objectives and goals. We believe that executive compensation should help to attract, retain and motivate those executives we depend on for our current and future success.

Overview

This Compensation Discussion and Analysis, or CD&A, explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer, Chief Medical Officer and Executive Vice President, Investor Relations and Corporate Communications, who are our only executive officers and who we refer to as our Named Executive Officers. Our Board has delegated responsibility for creating and reviewing the compensation of our entire senior management team, including our Named Executive Officers, to the Compensation Committee of our Board. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to review and make recommendations to our Board, generally on an annual basis, regarding all compensation decisions for our Named Executive Officers.

The Chief Executive Officer and Chief Financial Officer attend Compensation Committee meetings by invitation to provide input with respect to compensation and performance assessments of executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate executive officers who will make important contributions to the achievement of our business goals and success;

•	have a substantial portion of each officer’s compensation contingent upon our company’s performance as well as upon his or her own level of performance and contribution towards our company’s performance and long-term strategic goals; and

•	align the interests of our executives with our company’s corporate strategies, business objectives and the long-term interests of our stockholders.

Our Compensation Committee has engaged Pay Governance, LLC, an independent compensation consultant, to review our executive compensation programs on an annual basis. In late 2016, the Compensation Committee, with the assistance of Pay Governance, updated our peer group of 15 public companies, which group was used by Pay Governance to conduct an executive compensation study. The composition of the peer group was based on the following criteria: (i) companies operating in a similar industry sector, (ii) publicly traded

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companies, (iii) companies of similar size, and (iv) companies of similar business operation and stage of research and development. The peer group companies considered by the Compensation Committee are:

Alder Biopharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	Insmed Incorporated
ARIAD Pharmaceuticals, Inc.	Novavax, Inc.
BioCryst Pharmaceuticals, Inc.	Ophthotech Corporation
Celldex Therapeutics, Inc.	Portola Pharmaceuticals, Inc.
Clovis Oncology, Inc.	Tesaro, Inc.
Enanta Pharmaceuticals, Inc.	Theravance Biopharma, Inc.
FibroGen, Inc.

The Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances over the period of time for which the information is available. Market benchmarks is one element considered by the Compensation Committee when making compensation decisions.

We are required to conduct periodic say-on-pay votes. Our 2015 executive compensation was approved by our stockholders on an advisory basis at the 2016 Annual Meeting of Stockholders. The Compensation Committee intends to use information provided from the peer group review, the result of the say-on-pay vote, as well as information gathered by the Committee as it has done in the past, to guide our policies and procedures relating to executive compensation.

Based on these overall objectives and philosophy, the Compensation Committee has designed an executive compensation program that generally seeks to bring base salaries and total executive compensation in line with the companies at a similar stage of clinical development represented in the compensation data we review. Our program allows the Compensation Committee to determine each component of an executive’s compensation based on a number of factors, including (a) the executive’s overall experience and skills (with an emphasis on particular industry experience), (b) the executive’s position and responsibilities in comparison to other executives at the company, (c) individual performance, and (d) the demand within our market for the executive’s skills relative to other executives in our industry.

Compensation Governance Highlights

Our executive compensation program for our Named Executive Officers includes key features that align their interests with our business strategies and goals, as well as the interests of our stockholders.

What we do

✓	Design our executive compensation program to align pay with performance

✓	Use equity for long-term incentive awards

✓	Utilize an independent compensation consultant

✓	Provide change in control benefits under double-trigger circumstances only

✓	Maintain a 100% independent Compensation Committee

✓	Review our peer group companies annually to obtain comparative compensation information

✓	Provide limited perquisites

✓	Require designated levels of stock ownership for executive officers and directors over time

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What we don’t do

×	Provide excise tax gross-ups

×	Allow hedging, pledging or shorting of company stock by any employee or director

×	Re-price or buyback stock options

×	Provide guaranteed bonuses

Components of our Executive Compensation Program

The principal components of our executive compensation program are base salary, annual bonus, and long-term incentives. Our Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals, internal equity and consistency, and other information we deem relevant. We believe that in the pharmaceutical industry, and for clinical stage companies, stock option and restricted stock unit awards are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses. The Board, generally based on a recommendation of the Compensation Committee, approves all salary increases, as well as bonuses and stock option and restricted stock unit awards, if any, for our Named Executive Officers. Annual base salary increases, annual bonuses, and long-term incentives, to the extent granted, are generally implemented during the first calendar quarter of the year.

Annual Salaries. We provide base salaries for our Named Executive Officers to compensate them for their services rendered during the fiscal year. Base salaries for our Named Executive Officers have been established based on their position and scope of responsibilities, their prior experience and training, and competitive market compensation data we review for similar positions in our industry. Base salaries are reviewed periodically and may be increased for merit reasons based on the executive’s performance, for retention reasons or if the base salary is not competitive to salaries paid by comparative companies for similar positions. Additionally, we may adjust base salaries throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Annual Cash Bonus. We have also implemented an annual cash incentive performance program, under which annual corporate goals are proposed by management and approved by the Compensation Committee at the start of each calendar year. These corporate goals include the achievement of qualitative operational goals and predefined research and development milestones. Each goal is weighted as to importance by the Compensation Committee. The individual performance of our Named Executive Officers is based on the level of achievement of a combination of corporate goals and goals related to their respective areas of responsibility. Annual cash bonuses granted to our Named Executive Officers are tied to the achievement of these corporate goals. Additionally, the Board or the Compensation Committee may increase or decrease a Named Executive Officer’s bonus payment (above or below the target) based on its assessment of our company’s and the Named Executive Officer’s individual performance during the year.

Pursuant to her employment agreement, Dr. Fernandes was entitled to a 2016 annual target cash bonus opportunity of not less than 50% of her salary. Pursuant to his employment agreement, Dr. Zaccardelli is eligible for an annual incentive bonus for calendar years during his term, beginning in 2017, with a target bonus equal to 60% of his base salary. Our other Named Executive Officers are not entitled to any bonus unless the Board provides them. For 2016, the Board established for Dr. Fernandes a bonus of up to 50% of her salary and bonuses of 40% for each of Mr. Bluth, Mr. Hahn, Mr. Moore and Dr. Oldach.

Long-Term Incentives. Our equity-based long-term incentive program is designed to align our Named Executive Officers’ long-term incentives with stockholder value creation. We believe that long-term participation by our officers and employees, including our Named Executive Officers, in equity-based awards is a critical factor in the achievement of long-term company goals and business objectives. Our 2006 Plan allowed and our

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2011 Plan allows the grant to officers and employees of stock options, as well as other forms of equity incentives, as part of our overall compensation program. Our practice is to make annual stock option awards as part of our overall performance management program at the beginning of each calendar year. In December 2016, we also began granting restricted stock units as part of our overall performance management program. Typically, these grants are made to ensure the officer’s average equity and option amounts are in line with similar positions at comparable companies. As with base salary and initial equity award determinations, a review of all components of the officer’s compensation is conducted when determining annual equity awards to ensure that an officer’s, including each Named Executive Officer, total compensation conforms to our overall philosophy and objectives.

2016 Executive Compensation

In 2016, our Named Executive Officers’ total compensation was distributed between base salary, long-term incentives, or LTI, which includes option awards, and short-term incentives, or STI, which includes non-equity incentive plan compensation and all other benefits. The charts below depict the relative distributions of these three compensation components for our Chief Executive Officer and our other Named Executive Officers.

Chief Executive Officer	Other Named Executive Officers

2016 Performance Objectives and Achievement

The 2016 performance goals were determined by our Compensation Committee in the first quarter of the year and consisted of:

•	Submitting new drug applications, or NDAs, to the U.S. Food and Drug Administration, or FDA, and a marketing authorization application, MAA, to the European Medicines Agency, or EMA for oral and IV solithromycin

•	Preparing the company for the potential commercial launch of solithromycin

•	Successfully completing the FDA Antimicrobial Drugs Advisory Committee, or AMDAC review of solithromycin

•	Achieving FDA approval for solithromycin

•	Achieving a full enrollment of patients in a Phase 3 acute bacterial skin and skin structure infection, or ABSSSI, trial and a specified level of enrollment of patients in a bone and joint infection, or BJI, study

•	Launching the pediatric Phase 2/3 trial for solithromycin and achieving a specified level of enrollment, and

•	Executing on certain business development and financial performance goals

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While we achieved the majority of the goals defined by the Compensation Committee for 2016, we only partially achieved the goal of successfully completing an FDA advisory committee review of solithromycin, and we did not achieve the goal of FDA approval for solithromycin because we received a complete response letter from the FDA.

A discussion of our specific performance against our 2016 goals is as follows.

•	Submitting NDAs and an MAA for oral and IV solithromycin

•	This goal was fully achieved with the submissions of solithromycin NDAs to the FDA and MAAs to the EMA in the second quarter of 2016. The FDA accepted the NDAs for review, and the EMA validated the MAA, in the third quarter of 2016.

•	Preparing the company for the potential commercial launch of solithromycin

•	In the first and second quarters of 2016, we successfully hired a sales leadership team of 26 professionals with significant sales leadership experience in the pharmaceutical industry.

•	In addition, we built a team of 14 Medical Science Liaisons, a team of seasoned marketing, sales operations and managed care experts as well as a small commercial infrastructure support team.

•	Internal business processes and systems were developed and implemented to support the potential launch of solithromycin.

•	The Compensation Committee recognized the substantial preparation and readiness of the commercial organization to support a potential launch of solithromycin in 2017, but because by the end of 2016 it was clear that the launch would not occur as planned in 2017, the Compensation Committee felt this goal was only partially achieved.

•	Successfully completing an FDA advisory committee review of solithromycin

•	In November 2016, the majority of the U.S. FDA Antimicrobial Drugs Advisory Committee voted (7-6) that efficacy results of solithromycin outweigh the risks for the treatment of community-acquired bacterial pneumonia, or CABP. Members of AMDAC voted unanimously (13-0) that there was substantial evidence of the efficacy of solithromycin for CABP. The committee also voted (12-1) that the risk of hepatotoxicity with solithromycin had not been adequately characterized and discussed a variety of potential approaches to further characterize the existing liver safety information on solithromycin.

•	Based on this outcome, the Compensation Committee determined the goal was partially achieved.

•	Achieving FDA approval for solithromycin

•	Based on the Complete Response Letter received by the FDA in December 2016, this goal was not achieved.

•	Achieving full enrollment of patients in a Phase 3 ABSSSI trial and a specified level of enrollment of patients in a BJI study

•	This goal was fully achieved with the Phase 3 ABSSSI trial completing enrollment ahead of plan and the BJI study achieving its specified enrollment level.

•	Launching the pediatric Phase 2/3 trial for solithromycin and achieving a specified level of enrollment

•	The Compensation Committee determined that this objective was partially met with the trial launching as planned but with lower than desired enrollment through the end of the year.

•	Executing on certain business development and financial performance goals

•	Because our spending in 2016 was within the pre-defined budget parameters set by the Board of Directors, the Compensation Committee determined that we achieved this goal.

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•	The Compensation Committee evaluated our performance against specific pre-determined business development objectives and determined that we achieved this goal.

The following table sets forth information concerning each Named Executive Officer’s target cash bonus achievement level in 2016.

Named Executive Officer	Total Weight of Company Goals	Percentage of Company Goals Achieved	Total Weight of Personal Goals	Percentage of Personal Goals Achieved	Total Percentage of Bonus Achieved
Prabhavathi Fernandes, Ph.D.(1)	—	—	—	—	—
Mark Hahn	75%	48%	25%	25%	73%
David Moore	75%	48%	25%	23%	71%
David Oldach, M.D.	75%	48%	25%	21%	69%
John Bluth(2)	75%	48%	25%	25%	73%
David Zaccardelli, Pharm.D(3)	—	—	—	—	—

(1)	In lieu of Dr. Fernandes’ pro-rated annual bonus due under her employment agreement, we paid Dr. Fernandes a bonus for 2016 in the amount of $280,260.
(2)	Mr. Bluth received a pro-rated annual bonus to reflect his partial year of service.
(3)	Dr. Zaccardelli will be eligible for an annual incentive bonus beginning in 2017.

Other Compensation

We maintain limited broad-based benefits and perquisites that are provided to all eligible employees, including health insurance, life and disability insurance, dental insurance and paid vacation.

Compensation Consultant Agreement

The Compensation Committee of our board of directors has engaged Pay Governance to, among other things, review and analyze our compensation program. Pay Governance reports directly to the Compensation Committee and has regular meetings with the chairperson of the Compensation Committee.

Pay Governance does not provide any other services to the Company. The Compensation Committee has reviewed the nature of the relationship with its independent compensation consultants and determined that there were no conflicts that impacted the advice and guidance provided to the Compensation Committee.

Stock Ownership Requirements

We adopted stock ownership guidelines for certain executive officers and directors on February 25, 2016 with the objective of more closely aligning the interests of certain executive officers with those of our stockholders. The stock ownership guidelines will require the Chief Executive Officer to hold shares of our common stock with a market value of five times his or her annual base salary and will require the Chief Financial Officer, Chief Commercial Officer and Chief Medical Officer to hold two times their respective annual base salaries. Each director will be required to hold our common stock with a market value of four times his or her annual cash retainer. The stock ownership guidelines will be applicable at the later of (i) five years after the date the executive officer or director assumes his or her position or (ii) five years from the date of adoption of the stock ownership guidelines. Dr. Zaccardelli, a director and our Acting Chief Executive Officer, is subject to the stock ownership requirements for our directors.

Anti-Hedging and Anti-Pledging Policy

In 2015, our board of directors adopted an anti-hedging and anti-pledging policy. The anti-hedging and anti-pledging policy aligns the interests of our directors, executive officers and employees who are equity grant

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recipients with our shareholders. The policy prohibits our directors, executive officers, and employees who are equity grant recipients from engaging in any transaction which could hedge or offset decreases in the market value of our common stock, including the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Additionally, directors and executive officers are prohibited from pledging our securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Employment and Severance Agreements

On August 9, 2013, we entered into an employment agreement with Dr. Fernandes. On October 13, 2015, we amended Dr. Fernandes’ employment agreement. Prior to this agreement, we had no agreement with her. On December 9, 2016, we entered into a retirement and consulting agreement with Dr. Fernandes whereby, for one year, subject to monthly extension by mutual agreement, she will provide consulting services to us for up to 20 hours per week. For her consulting work, we will pay Dr. Fernandes $35,000 per month. In addition, all of Dr. Fernandes’s stock options will continue to vest during the consulting period.

Upon her retirement, Dr. Fernandes became entitled to the severance payments and benefits described in Section 10(d) of her employment agreement and the other benefits described in Section 4 of that agreement, as amended. In consideration of her waiver of the notice period provided under her employment agreement, we paid Dr. Fernandes $45,000. In lieu of her pro-rated annual bonus due under her employment agreement upon a termination of employment, we paid Dr. Fernandes an annual bonus for 2016 in the amount of $280,260. We will continue to pay Dr. Fernandes her base salary for 18 months, at the current annual rate of $540,000. In addition, we will pay Dr. Fernandes an amount equal to one and one half times her target bonus, based upon the average percentage of achievement of target objectives for the prior three years, which amount is $420,390, payable in 18 equal monthly payments. We will pay to Dr. Fernandes an amount equal to her applicable COBRA premiums for 18 months. If Dr. Fernandes dies prior to receiving any or all payments or benefits due her under the employment agreement, then we will pay them to her estate. Upon the conclusion of the consulting period, all of Dr. Fernandes’s then outstanding and unvested stock options will become fully vested. In addition, if the consulting period ends prior to December 9, 2018, those stock option awards will remain outstanding and exercisable until December 9, 2018, notwithstanding the termination of her employment and consulting services. In the event that after December 9, 2016 there occurs a “Change in Control” (as defined in our 2011 Equity Incentive Plan), then (i) upon such Change in Control all of Dr. Fernandes’s then outstanding and unvested stock options will become immediately vested and exercisable and (ii) all unpaid consulting fees will become immediately due and payable, within 10 business days following such Change in Control.

We also amended the non-compete provision contained in Dr. Fernandes’s employment agreement to provide that, within the Restricted Territory (as defined in Section 7(b) of the agreement, and during the period set out in such section), Dr. Fernandes will not engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that develops, manufactures, markets, licenses or sells any pharmaceutical antibiotic products that either (1) involve macrolides or fusidic acid or (2) compete with the products being sold or developed by us either during her employment with us or during the consulting period in any management or executive role in which she would perform duties that are the same or substantially similar to those duties actually performed by her for us prior to the termination of her employment or in any position where she or such business or enterprise would benefit from her use or disclosure of our proprietary information.

In connection with the hiring of Dr. Zaccardelli, we entered into an Executive Employment Agreement with him. The agreement will run for three months, provided that upon the three month anniversary of the agreement, and on each succeeding one month anniversary, the term shall be automatically extended by an additional month, unless either party gives at least 10 business days’ prior notice of non-renewal. If requested by our board of directors, Dr. Zaccardelli will resign as Acting Chief Executive Officer. Dr. Zaccardelli will be paid a base salary

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at the annual rate of $540,000 during his employment. In the event that he is still employed by us on the six month anniversary of his employment, our board will consider whether to adjust the base salary.

Pursuant to his employment agreement, Dr. Zaccardelli is eligible for an annual incentive bonus for calendar years during his term, beginning in 2017, with a target bonus equal to 60% of his base salary. This bonus will be subject to achievement of objectives established by the board, consistent with those established for our senior management team. In the event that Dr. Zaccardelli’s employment ends during a calendar year, he will remain eligible for a pro-rata annual incentive bonus for the portion of the year during which he was employed, based on actual performance.

Dr. Zaccardelli will remain a director of our company, but will not receive any compensation for serving in that capacity while employed as our Acting Chief Executive Officer. Effective with his employment, Dr. Zaccardelli resigned as a member of our board’s Compensation Committee.

On May 23, 2014, we entered into a change in control severance agreement with each of Mark W. Hahn, our Executive Vice President and Chief Financial Officer, and David Moore, our President and Chief Commercial Officer. On October 13, 2015, we entered into a change in control severance agreement with David W. Oldach, our Chief Medical Officer, and amended both of Mark W. Hahn and David Moore’s change in control severance agreements. On August 1, 2016 we entered into a change in control severance agreement with John D. Bluth. The four agreements are substantively identical. Pursuant to the severance agreements, if the executive’s employment is terminated without “cause” (as defined in the severance agreement) or he resigns for “good reason” (as defined in the severance agreement) within 12 months of a “change in control” of our company (as defined in the severance agreement), then, provided (i) such termination results in the executive incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) the executive has not breached the severance agreement or the previously executed confidentiality and assignment of inventions agreement, and (iii) conditioned upon his execution of an effective release, we will pay the executive an amount equal to his then-current base salary for a period of 12 months and a lump sum payment of a pro rata bonus based upon the executive’s target bonus amount for the year of his termination, plus reimbursement of COBRA premiums for the lesser of 12 months or until he becomes eligible for insurance benefits from another employer. However, we have the option to terminate COBRA payments following a termination, and instead pay a lump sum amount equal to the remaining payments owed under the change in control severance agreement. In addition, all of the executive’s outstanding and unvested stock options and other equity in our company would become immediately and fully exercisable. If his employment is terminated due to his death, “disability” (as defined in the severance agreement), for “cause” by us, he resigns without “good reason” or the term of the severance agreement expires without renewal, The executive will not be entitled to any additional compensation under the severance agreement beyond that which had accrued as of the date of termination. The severance agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, will be paid or provided to the executive before the day that is six months plus one day after the termination date. In addition, if an excess parachute payment would be made to the executive in the event of a change in control, we may, at our election, reduce the amounts to be paid to the executive to the extent necessary to avoid its treatment as an excess parachute payment under the Code. The severance agreement has an initial term of five years and will automatically renew thereafter for additional one-year terms unless we provide the executive with notice of nonrenewal at least 90 days prior to the end of the initial five-year term or any additional one-year term.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Named Executive Officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so

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as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Pension Benefits

We do not maintain any qualified or non-qualified defined benefit plans. As a result, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or accrued to our Named Executive Officers in 2014, 2015 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option awards(1) ($)	Non-equity incentive plan compensation(2) ($)	All other compensation(3) ($)	Total ($)
David Zaccardelli, Pharm.D.(4)	2016	32,884	—	385,000	826,554	—	—	1,244,438
Director and Acting Chief Executive Officer

Prabhavathi Fernandes, Ph.D.(5)	2016	517,500	280,260	—	3,600,934	—	55,047	4,453,741
Former Director, President and Chief Executive Officer	2015	510,000	—	—	2,015,472	199,410	52,737	2,777,619
	2014	475,000	—	—	1,604,915	205,112	50,700	2,335,727

Mark Hahn	2016	375,000	—	—	1,170,299	109,500	29,727	1,684,526
Executive Vice President and Chief Financial Officer	2015	350,000	—	—	699,955	97,633	27,832	1,175,420
	2014	325,001	—	—	550,257	100,620	31,233	1,007,111

David Moore(7)	2016	375,000	—	—	1,170,299	106,500	24,037	1,675,836
President, Executive Vice President and Chief Commercial Officer	2015	330,000	—	—	548,982	90,899	12,806	982,687
	2014	300,000	—	—	889,902	181,833	13,498	1,385,233

David Oldach, M.D.(8)	2016	350,000	—	—	900,243	96,600	25,304	1,372,147
Chief Medical Officer	2015	300,000	—	—	347,237	84,210	23,090	754,537

John Bluth(6)	2016	108,330	—	—	628,997	31,633	6,938	775,898
Executive Vice President, Investor Relations and Corporate Communications

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017.

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(2)	Non-equity incentive plan compensation represents amounts earned in 2014, 2015 and 2016 as annual performance awards, which were paid in 2015, 2016 and 2017, respectively.
(3)	These amounts represent the following in 2014, 2015 and 2016, respectively: Dr. Fernandes, $10,400, $10,600 and $10,600 in 401(k) matching contributions, $3,762, $2,906 and $2,909 in life, disability, and accidental death and dismemberment insurance premiums paid by us on her behalf, and $36,538, $39,231 and $41,538 in unused paid time off; Mr. Hahn, $10,400, $10,600 and $10,600 in 401(k) matching contributions, $3,970, $3,259 and $3,262 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $16,863, $13,973 and $15,865 in unused paid time off; Mr. Moore, $9,500, $10,600 and $10,600 in 401(k) matching contributions, and $3,998, $1,571 and $3,341 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $0, $635 and $10,096 in unused paid time off; Dr. Oldach, $10,600 and $10,600 in 401(k) matching contributions, $3,259 and $3,262 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $9,231 and $11,442 in unused paid time off; and Mr. Bluth, $0 in 401(k) matching contributions, $1,088 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $5,850 in unused paid time off.
(4)	Dr. Zaccardelli became our Acting Chief Executive Officer in December 2016. Dr. Zaccardelli received a pro-rated annual salary to reflect his partial year of service.
(5)	Dr. Fernandes retired in December 2016.
(6)	Mr. Bluth became our Executive Vice President, Investor Relations and Corporate Communications in August 2016. Mr. Bluth received a pro-rated annual salary to reflect his partial year of service.
(7)	Mr. Moore became a Named Executive Officer in 2014. He became our President in December 2016.
(8)	Dr. Oldach became a Named Executive Officer in 2015.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2016. The only plan-based awards granted were stock options and restricted stock units; no non-equity awards were granted. All stock options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each stock option granted to our Named Executive Officers was equal to the fair market value of our common stock as determined in good faith by our Board on the date of the grant. All stock options and restricted stock units listed below were granted under our 2011 Equity Incentive Plan.

Name	Grant date	Number of shares of stock or units(1) (#)	Number of securities underlying options(2) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(3) ($)
David Zaccardelli, Pharm.D.	12/9/2016	—	150,000	$7.70	$826,554
	12/9/2016	50,000	—	—	$385,000
Prabhavathi Fernandes, Ph.D.	1/1/2016	—	183,570	$31.13	$3,600,934
Mark Hahn	1/1/2016	—	59,660	$31.13	$1,170,299
John Bluth	8/5/2016	—	40,000	$24.14	$628,997
David Moore	1/1/2016	—	59,660	$31.13	$1,170,299
David Oldach, M.D.	1/1/2016	—	45,893	$31.13	$900,243

(1)	Dr. Zaccardelli was the only Named Executive Officer to be granted restricted stock units in 2016. Dr. Zaccardelli’s restricted stock units will vest in full on December 9, 2017.
(2)

The Named Executive Officers were each granted the number of options provided next to their names in the table. The option grants to each Named Executive Officer vests according to the following schedule: 1/48th of the shares vest at the end of each month, beginning after January 1, 2016. Dr. Zaccardelli’s 12/9/2016 options vest 1/12th monthly at the end of each month, beginning after 12/9/2016. Mr. Bluth’s 8/5/2016

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options vest according to the following schedule: 1/4th of the shares vest on 08/01/2017; and 1/36th of the remaining shares vest at the end of each month over the next 36 months.
(3)	The grant date fair value of the restricted stock and option awards is calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table contains certain information concerning unexercised options for the Named Executive Officers as of December 31, 2016.

OPTION AWARDS

Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
David Zaccardelli, Pharm.D.(1)	12/9/2016	12,500	137,500	7.70	12/8/2026
	8/10/2016	10,417	14,583	22.77	8/9/2026

Prabhavathi Fernandes, Ph.D.(1)	1/1/2016	45,893	137,677	31.13	12/31/2025
	1/1/2015	66,744	66,755	23.51	12/31/2024
	1/8/2014	78,484	31,250	13.10	1/7/2024
	1/8/2014	—	50,000	13.10	1/7/2024
	3/7/2013	50,000	—	6.64	3/6/2023
	1/18/2013	150,000	—	6.63	1/17/2023
	3/20/2012	73,754	—	7.62	3/19/2022
	12/8/2010	40,698	—	2.09	12/7/2020
	7/28/2010	34,133	—	2.09	7/28/2020
	8/10/2009	64,194	—	2.09	8/9/2019
	6/3/2008	54,273	—	2.47	6/3/2018

Mark Hahn(1)	1/1/2016	14,915	44,745	31.13	12/31/2025
	1/1/2015	23,184	23,179	23.51	12/31/2024
	1/8/2014	33,750	11,250	13.10	1/7/2024
	1/8/2014	—	15,000	13.10	1/7/2024
	1/18/2013	50,000	—	6.63	1/17/2023
	3/20/2012	25,000	—	7.62	3/19/2022
	12/8/2010	9,074	—	2.09	12/7/2020
	7/28/2010	7,643	—	2.09	7/28/2020
	2/2/2010	46,890	—	2.09	2/1/2020

David Moore(1)	1/1/2016	14,915	44,745	31.13	12/31/2025
	1/1/2015	18,192	18,171	23.51	12/31/2024
	1/2/2014	62,500	37,500	12.79	1/1/2024

David Oldach, M.D.(1)	1/1/2016	11,473	34,420	31.13	12/31/2025
	1/1/2015	11,500	11,500	23.51	12/31/2024
	1/8/2014	5,625	1,875	13.10	1/7/2024
	3/7/2013	10,000	—	6.64	3/6/2023
	1/18/2013	14,087	—	6.63	1/17/2023
	3/21/2012	20,000	—	7.47	3/20/2022
	3/1/2011	16,347	—	2.28	3/2/2021

John Bluth(1)	8/5/2016	—	40,000	24.14	8/04/2026

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(1)	In respect of the award of 150,000 shares granted on December 9, 2016 to Dr. Zaccardelli, 1/12th of the shares vest monthly, beginning after December 9, 2016. In respect of the award of 25,000 shares granted on August 10, 2016 to Dr. Zaccardelli, 1/12th of the options vest at the end of each months over 12 months, beginning after August 10, 2016. In respect of the award of 40,000 shares granted on August 5, 2016 to Mr. Bluth, 1/4th of the shares vest on 08/01/2017; and 1/36th of the remaining shares vest at the end of each month over the next 36 months. In respect of the awards for 183,570 shares, 59,660 shares, 59,660 shares and 45,893 shares granted on January 1, 2016 to Dr. Fernandes, Mr. Hahn, Mr. Moore and Dr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2016. In respect of the awards for 133,499 shares, 46,363 shares, 36,363 shares and 23,000 shares granted on January 1, 2015, to Dr. Fernandes, Mr. Hahn, Mr. Moore and Dr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2015. In respect of the awards for 50,000 shares and 15,000 shares granted on January 8, 2014, to Dr. Fernandes and Mr. Hahn, respectively, 1/24th of the options vest at the end of each month over 24 months, beginning on January 1, 2017. In respect of the awards for 125,000 shares, 45,000 shares and 7,500 shares granted on January 8, 2014, to Dr. Fernandes, Mr. Hahn and Dr. Oldach respectively, 1/48th of the options vest at the end of each month over 48 months, beginning on January 1, 2014. In respect of the award for 100,000 shares granted on January 2, 2014, to Mr. Moore, one quarter of the options vested immediately and 18,750 options vest in four annual installments beginning on the one year anniversary of the vesting commencement date.

STOCK AWARDS

Name	Number of restricted shares or restricted units of stock that have not vested (#)	Market value of restricted shares or restricted units of stock that have not vested ($)(1)
David Zaccardelli, Pharm.D.(2)	50,000	140,000

Prabhavathi Fernandes, Ph.D.	—	—

Mark Hahn	—	—

David Moore	—	—

David Oldach, M.D.	—	—

John Bluth	—	—

(1)	The market value equals the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the NASDAQ Global Market on December 30, 2016, which was $2.80.
(2)	In respect of the awards for 50,000 restricted stock units to Dr. Zaccardelli, each restricted stock unit represents a contingent right to receive one share of common stock and all restricted stock units vest in full on December 9, 2017, subject to continued employment or Board service.

Option Exercises

There were no exercises of options by the Named Executive Officers in 2016. No shares were acquired upon the vesting of restricted stock units in 2016.

Option Repricings

We did not engage in any repricings or other modifications to any of our Named Executive Officers’ outstanding options during the year ended December 31, 2016.

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Potential Payments on Change of Control

If the severance payments called for in the change in control severance agreement for our Named Executive Officers had been triggered on December 31, 2016, we would have been obligated to make the following payments:

Name	Cash Payment ($ per month) and (# of months paid)		Benefits ($ per month) and (# of months paid)		Number of Options (# that would vest) and ($ market value)(1)
Mark Hahn	$31,250	12 mos	$783	12 mos	94,174	$-0-

David Moore	$31,250	12 mos	$1,123	12 mos	100,416	$-0-

David Oldach, M.D.	$31,250	12 mos	$1,123	12 mos	47,795	$-0-

John Bluth	$21,667	12 mos	$1,123	12 mos	40,000	$-0-

(1)	The market value equals the difference the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the NASDAQ Global Market on December 30, 2016, which was $2.80, and the exercise prices for the underlying stock options.

Risk Oversight

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on our general risk-management strategy, the most significant risks facing our company, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our company. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A contained in this Form 10-K/A with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Form 10-K/A.

Submitted by: THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Garheng Kong, Chair

Richard Kent

P. Sherrill Neff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Kong (Chairman), Dr. Kent and Mr. Neff served as members of our Compensation Committee during all of 2016. None of these individuals was at any time during 2016 or at any other time an officer or employee of our company. Dr. Fernandes, our President and Chief Executive Officer, participated in discussions regarding salaries and incentive compensation for all of our executive officers until her retirement in December 2016, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. After becoming our Acting Chief Executive Officer in December 2016, Dr. Zaccardelli participated in discussions regarding salaries and incentive compensation for all of our executive officers, except he was and is excluded from discussions regarding his own salary and incentive stock compensation. Prior to becoming our

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Acting Chief Executive Officer, Dr. Zaccardelli, in his capacity as a director, would have been involved in board discussions of executive compensation between August and December 2016. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plans

The following table sets forth the indicated information as of December 31, 2016 with respect to our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights, or vesting of restricted shares	Weighted- average exercise price of outstanding options, warrants, rights and restricted shares	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by our shareholders	3,929,258	$12.77	2,900,230
Equity compensation plans not approved by our shareholders	—	$—	—

Total	3,929,258		2,900,230

Our equity compensation plans consist of the Sixth Amended and Restated 2006 Stock Plan and the 2011 Equity Incentive Plan, both of which were approved by our stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of February 28, 2017 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

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This table is based upon the information supplied by our Named Executive Officers, directors and principal stockholders and from Schedules 13G filed with the SEC. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Cempra, Inc., 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517. As of February 28, 2017, we had 52,392,905 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after February 28, 2017 and upon vesting of restricted stock units within 60 days of February 28, 2017, for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
FMR LLC(1)	5,540,925	10.6%
245 Summer Street Boston, MA 02210
The Vanguard Group, Inc.(2)	3,610,829	6.9%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	3,495,015	6.7%
55 East 52nd Street New York, NY 10055

Directors and Named Executive Officers:
Michael R. Dougherty(4)	75,750	*
David Gill(5)	93,750	*
Dov Goldstein, M.D.(6)	217,221	*
John H. Johnson(7)	117,534	*
Richard Kent, M.D.(8)	2,440,996	4.7%
Garheng Kong, M.D., Ph. D.(9)	126,114	*
P. Sherrill Neff(10)	2,685,286	5.1%
David Zaccardelli, Pharm.D.(11)	66,667	*
David Moore(12)	130,715	*
Mark W. Hahn(13)	230,625	*
David W. Oldach, M.D.(14)	103,762	*
John D. Bluth(15)	5,728	*
Prabhavathi Fernandes, Ph.D.(16)	961,853	1.8%
All current executive officers and directors as a group (12 persons)(17)	6,294,148	11.7%

*	Less than 1%.
(1)	Based on information provided in a Schedule 13G/A filed by FMR LLC on February 14, 2017. Abigail P. Johnson, a Director, the Chairman and Chief Executive Officer of FMR LLC, and her family members, directly or through trusts, are parties to a shareholders’ agreement and may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC.
(2)	Based on information provided in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2017. Includes (i) 86,708 shares held by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and (ii) 3,700 shares held by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings.
(3)	Based on information provided in a Schedule 13G filed by BlackRock, Inc. on January 30, 2017.
(4)	Consists of (i) 2,000 shares held by Mr. Dougherty, and (ii) 73,750 shares that Mr. Dougherty has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.

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(5)	Consists of (i) 5,000 shares held by Mr. Gill, and (ii) 88,750 shares that Mr. Gill has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(6)	Consists of (i) 95 shares held by Dr. Goldstein, (ii) 27,908 shares that Dr. Goldstein has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options, (iii) 150,000 shares held by Aisling Capital II, LP and (iv) 39,218 shares issuable upon the exercise of warrants held by Aisling Capital II, LP. Dr. Goldstein, a member of our Board, is a member of the investment committee of Aisling Capital II, LP. Dr. Goldstein disclaims beneficial ownership of these shares held by Aisling Capital II, LP, except to the extent of any pecuniary interest therein.
(7)	Consists of (i) 10,000 shares held by Mr. Johnson, and (ii) 107,534 shares that Mr. Johnson has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(8)	Consists of (i) 15,392 shares held by Dr. Kent, (ii) 63,750 shares that Dr. Kent has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options, (iii) 1,392,261 shares of held by Intersouth Partners VI, L.P., (iv) 963,502 shares held by Intersouth Partners VII, L.P., (v) 2,615 shares held by Mitch Mumma, and (vi) 3,476 shares held by Dennis Dougherty. The shares directly held by Intersouth Partners VI, L.P. (“Intersouth VI”) are indirectly held by Intersouth Associates VI, LLC (“ISA VI”), as general partner of Intersouth VI, and each of the individual managing members of ISA VI. The shares held directly by Intersouth Partners VII, L.P. (“Intersouth VII”) are indirectly held by Intersouth Associates VII, LLC (“ISA VII”), as general partner of Intersouth VII, and each of the individual managing members of ISA VII. ISA VI and ISA VII Member Managers may share voting and dispositive power over the shares directly held by Intersouth VI and Intersouth VII, respectively. The individual managing members of ISA VI and ISA VII are Mitch Mumma and Dennis Dougherty. Dr. Kent, a member of our Board of Directors, is a partner of Intersouth Partners, the general partner of Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P. Dr. Kent disclaims beneficial ownership of these shares held by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P., except to the extent of any pecuniary interest therein.
(9)	Consists of (i) 2,830 shares held by Dr. Kong, and (ii) 123,284 shares that Dr. Kong has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(10)	Consists of (i) 2,488 shares held by Mr. Neff, (ii) 78,750 shares that Mr. Neff has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options, (iii) 2,565,601 shares held by Quaker BioVentures II, L.P. and (iv) 38,447 shares issuable upon the exercise of warrants held by Quaker BioVentures II, L.P. Mr. Neff, a member of our Board, is a managing member of Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures Capital II, L.P., the general partner of Quaker BioVentures II, L.P. Pursuant to powers of attorney granted by Quaker BioVentures Capital II, LLC and Quaker BioVentures Capital II, L.P., Mr. Neff shares voting power with respect to the securities owned by the entities for which these entities serve as general partners. Mr. Neff disclaims beneficial ownership of the shares held by Quaker BioVentures II, L.P., except to the extent of any pecuniary interest therein. He also disclaims beneficial ownership of the shares issuable under the stock options, which he holds beneficially for Quaker Partners Management, LP, except to the extent of any pecuniary interest therein.
(11)	Consists of 66,667 shares that Dr. Zaccardelli has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options. Dr. Zaccardelli became our acting Chief Executive Officer in December 2016.
(12)	Consists of (i) 1,500 shares held by Mr. Moore and (ii) 129,215 shares that Mr. Moore has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(13)	Consists of 230,625 shares that Mr. Hahn has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(14)	Consists of (i) 1,100 shares held by Dr. Oldach, and (ii) 102,662 shares that Dr. Oldach has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(15)	Consists of 5,728 shares that Mr. Bluth has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options.
(16)	Consists of (i) 247,678 shares held by Dr. Fernandes, and (ii) 714,175 shares that Dr. Fernandes has the right to acquire from us within 60 days of February 28, 2017 pursuant to the exercise of stock options. Dr. Fernandes retired from the Company and our Board of Directors in December 2016.

B-2-23

(17)	Consists of (i) 5,078,384 shares, (ii) 117,141 shares issuable upon the exercise of warrants and (iii) 1,098,623 shares subject to options that will be exercisable within 60 days of February 28, 2017 pursuant to the exercise of stock options.

Item 13.	Certain Relationships and Related Transactions and Director Independence

Related Party Transactions

With respect to reviewing and approving related-party transactions, the Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000 annually, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee may approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to this Committee or the full Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related-party transaction to the Audit Committee. We also poll our directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, we strive to ensure that the transaction is approved in advance and, if not approved in advance, it must be submitted for ratification as promptly as practical.

In 2016, we did not engage in any related-party transaction and, based on the procedures outlined above, as of the date of this Form 10-K/A we are not aware of any existing or potential related-party transaction.

Director Independence

Our Board has undertaken a review of the independence of our directors and has determined that all directors except Dr. Zaccardelli are independent within the meaning of Section 5605(a)(2) of the NASDAQ Marketplace Rules and that Mr. Dougherty, Dr. Kong and Mr. Gill meet the additional test for independence for audit committee members imposed by Securities and Exchange Commission, or SEC, regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The members of our Compensation Committee are all independent within the meaning of Section 5606(a)(2) of the NASDAQ Marketplace Rules.

Item 14.	Principal Accountant Fees and Services

For the years ended December 31, 2015 and December 31, 2016, PwC performed professional services for us. The professional services provided by PwC and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and 2016 were $485,561 and $469,839, respectively.

Audit-Related Fees

The aggregate fees billed by PwC for assurance and related services that were reasonably related to the audit or review of our financial statements for the fiscal years ended December 31, 2015 and 2016 were $0 and $19,000, respectively.

Tax Fees

The aggregate fees billed by PwC for tax services for the fiscal years ended December 31, 2015 and 2016 were $31,350 and $21,000, respectively.

B-2-24

All Other Fees

No fees were billed by PwC for services other than those reported above under the captions “Audit Fees” and “Tax Fees” for each of the fiscal years ended December 31, 2015 and 2016.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves the engagement of our independent auditor to render any audit services to our company. The Audit Committee also pre-approves any other engagement of our independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

B-2-25

PART IV

Item 15.	Exhibits, Financial Statement Schedules

(a) The following documents are filed as part of this report:

(1) Financial Statements: The financial statements of the Company and the related reports of the Company’s independent registered public accounting firms thereon have been filed under Item 8 of the Original 10-K.

(2) Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable, not required or the information required is shown in the financial statements or the notes thereto.

(3) Exhibits. The following is a list of exhibits filed as part of this Form 10-K:

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

1.1	Sales Agreement, dated May 6, 2016, between Cempra, Inc. and Cowen and Company, LLC	8-K	05/06/2016	1.1

2.1	Form of Plan of Conversion of Cempra Holdings, LLC.	S-1	10/12/2011	2.1

3.1	Certificate of Incorporation of Cempra, Inc.	S-1/A	1/13/2012	3.1

3.2	Form of Bylaws of Cempra, Inc.	S-1	10/12/2011	3.2

4.1	Specimen of Common Stock Certificate of Cempra, Inc.	S-1/A	11/22/2011	4.1

4.2	Form of Registration Rights Agreement by and among Cempra, Inc. and certain of its stockholders, to be effective upon the corporate conversion.	S-1	10/12/2011	4.2

10.1	Forms of Indemnification Agreements by and between Cempra, Inc. and its directors.	S-1	10/12/2011	10.1

10.2	Cempra, Inc. Sixth Amended and Restated 2006 Stock Plan.	S-1/A	1/13/2012	10.2

10.3	Cempra, Inc. 2011 Equity Incentive Plan, as amended May 21, 2015, and Form of Stock Option Agreement thereunder.	S-1/A	1/13/2012	10.3

10.4*	Collaborative Research and Development and License Agreement dated March 31, 2006, by and between Cempra Pharmaceuticals, Inc. and Optimer Pharmaceuticals, Inc.	S-1	10/12/2011	10.4

10.5*	Supply Agreement effective March 15, 2011, by and among CEM-102 Pharmaceuticals, Inc., Ercros S.A. and Gyma Laboratories of America, Inc.	S-1	10/12/2011	10.5

10.6	Office Lease Agreement dated November 9, 2011 between Cempra Pharmaceuticals, Inc. and Property Reserve, Inc.	S-1/A	11/22/2011	10.6

10.9*	License Agreement, effective June 12, 2012, between The Scripps Research Institute and Cempra Pharmaceuticals, Inc.	10-Q	8/08/2012	10.9

B-2-26

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

10.10	2011 Equity Incentive Plan, as amended May 23, 2013.	10-Q	7/31/2013	10.3

10.11*	Exclusive License and Development Agreement by and between Cempra Pharmaceuticals, Inc. and Toyama Chemical Co., Ltd., dated May 8, 2013.	10-Q	7/31/2013	10.13

10.12*	Supply Agreement by and between Cempra Pharmaceuticals, Inc. and Toyama Chemical Co., Ltd., dated May 8, 2013.	10-Q	7/31/2013	10.14

10.13*	Contract by and between Cempra, Inc. and the Biomedical Advanced Research and Development Authority, dated May 24, 2013.	10-Q	7/31/2013	10.15

10.14*	Development and Supply Agreement by and between Cempra Pharmaceuticals, Inc. and Hospira Worldwide, Inc. effective as of July 1, 2013.	10-Q/A	11/08/2013	10.18

10.15	Amendment No. 1, effective as of September 26, 2013 to Exclusive License And Development Agreement by and between Cempra Pharmaceuticals, Inc. and Toyama Chemical Co., Ltd, dated May 8, 2013.	10-Q	10/29/2013	10.19

10.17	Form of Employment Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.	8-K	8/13/2013	10.16

10.18	Form of Change in Control Severance Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.	8-K	8/13/2013	10.17

10.19	First Amendment, dated May 17, 2013, to Office Lease Agreement dated November 9, 2011 between Cempra Pharmaceuticals, Inc., and Property Reserve, Inc.	10-K	2/28/2014	10.21

10.20	Second Amendment, dated August 13, 2013, to Office Lease Agreement dated November 9, 2011 between Cempra Pharmaceuticals, Inc., and Property Reserve, Inc.	10-K	2/28/2014	10.22

10.22	Third Amendment, dated March 31, 2014, to Office Lease Agreement dated November 9, 2011 between Cempra, Inc. and Property Reserve, Inc.	10-Q	4/29/2014	10.24

10.23	Change in Control Severance Agreement, dated May 23, 2014, by and between Cempra, Inc. and Mark W. Hahn.	8-K	5/29/2014	10.25

10.25	Amendment, dated November 13, 2014, to Contract by and between Cempra Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Agency, dated May 24, 2013.	10-K	2/29/2015	10.27

10.26	Change in Control Severance Agreement, dated May 23, 2014, by and between Cempra, Inc. and David Moore.	10-Q	4/30/2015	10.1

B-2-27

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

10.27	Loan and Security Agreement, dated as of July 10, 2015, by and among Comerica Bank and Cempra, Inc., Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc.	8-K	7/16/2015	10.1

10.28	Form of Change in Control Severance Agreement by and between Cempra, Inc. and David W. Oldach, M.D.	8-K	10/19/2015	10.1

10.29	Amendment to Form of Employment Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.	8-K	10/19/2015	10.2

10.30	Amendment to Form of Change in Control Severance Agreement by and between Cempra, Inc. and Prabhavathi Fernandes, Ph.D.	8-K	10/19/2015	10.3

10.31	Amendment to Form of Change in Control Severance Agreement by and between Cempra, Inc. and Mark W. Hahn.	8-K	10/19/2015	10.4

10.32	Amendment to Form of Change in Control Severance Agreement by and between Cempra, Inc. and David Moore.	8-K	10/19/2015	10.5

10.34*	Option and License Agreement, dated January 29, 2016, between Cempra Pharmaceuticals, Inc. and Macrolide Pharmaceuticals, Inc.	10-K	02/25/2016	10.34

10.35*	API Manufacturing and Supply Agreement, entered into January 18, 2016, by and between Cempra, Inc. and FUJIFILM Finechemicals Co., Ltd.	10-K	02/25/2016	10.35

10.36*	Amendment, dated February 29, 2016, to Contract by and between Cempra Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Agency, dated May 24, 2013, as amended.	10-Q	05/02/2016	10.36

10.37	Amendment, dated September 26, 2016, to contract by and between Cempra Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Agency, dated May 24, 2013, as amended.	10-Q	10/27/2016	10.1

10.38	Form of Change in Control Severance Agreement, dated August 1, 2016, by and between Cempra, Inc. and John D. Bluth.	10-K	02/28/2017	10.38

10.39	Executive Employment Agreement, dated December 9, 2016, between Cempra, Inc. and David S. Zaccardelli.	10-K	02/28/2017	10.39

10.40	Retirement and Consulting Agreement, dated December 9, 2016, between Cempra, Inc. and Prabhavathi Fernandes.	10-K	02/28/2017	10.40

21.1	List of subsidiaries of Cempra Holdings, LLC.	S-1	10/12/2011	21.1

23.1	Consent of Independent Registered Public Accounting Firm.	10-K	02/28/2017	23.1

B-2-28

Exhibit No.	Description	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

31.1	Certification of the Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.				X

31.2	Certification of the Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.				X

32.1	Certification of the Chief Executive Officer Pursuant to 18 U.S. C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	10-K	02/28/2017	32.1

32.2	Certification of the Chief Financial Officer Pursuant to 18 U.S. C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	10-K	02/28/2017	32.2

101	Financials in XBRL format.	10-K	02/28/2017	101

*	The Registrant has received confidential treatment with respect to portions of this exhibit. Those portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

B-2-29

SIGNATURES

Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 on Form 10-K/A to be signed on its behalf by the undersigned, thereunto duly authorized.

CEMPRA, INC.
April 13, 2017

	By:	/s/ David S. Zaccardelli, Pharm.D.
David S. Zaccardelli, Pharm.D.
Acting Chief Executive Officer

B-2-30

Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David S. Zaccardelli, Pharm.D., certify that:

(1)	I have reviewed this Amendment No. 1 to the annual report on Form 10-K for the year ended December 31, 2016 of Cempra, Inc.;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated: April 13, 2017

/s/ David S. Zaccardelli
David S. Zaccardelli, Pharm.D.
Acting Chief Executive Officer (Principal Executive Officer)

B-2-31

Exhibit 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Mark W. Hahn, certify that:

(1)	I have reviewed this Amendment No. 1 to the annual report on Form 10-K for the year ended December 31, 2016 of Cempra, Inc.;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated: April 13, 2017

/s/ Mark W. Hahn
Mark W. Hahn
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

B-2-32

ANNEX B-3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from                      to

Commission File Number: 001-35405

CEMPRA, INC.

(Exact name of registrant specified in its charter)

Delaware	2834	45-4440364
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

(Address of Principal Executive Offices)

(919) 313-6601

(Telephone Number, Including Area Code)

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Name of Exchange on which Registered
Common Stock, $0.001 Par Value	Nasdaq Global Market

Securities Registered Pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 2, 2017 there were 52,507,426 shares of the registrant’s common stock, $0.001 par value, outstanding.

CEMPRA, INC.

B-3-i

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

CEMPRA, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and equivalents	$187,005	$231,553
Receivables	2,413	6,162
Prepaid expenses	1,014	579

Total current assets	190,432	238,294

Furniture, fixtures and equipment, net	33	48
Deposits	83	173

Total assets	$190,548	$238,515

Liabilities
Current liabilities
Accounts payable	$6,752	$15,657
Accrued expenses	1,408	2,929
Accrued payroll and benefits	986	4,267
Current portion of long-term debt	6,667	6,667

Total current liabilities	15,813	29,520

Deferred revenue	16,987	16,987
Long-term debt	5,342	8,660

Total liabilities	38,142	55,167

Commitments and contingencies (Notes 4 and 8)
Shareholders’ Equity
Preferred stock; $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock; $.001 par value; 80,000,000 shares authorized; 52,507,426 and 52,392,905 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	53	52
Additional paid-in capital	624,491	620,279
Accumulated deficit	(472,138)	(436,983)

Total shareholders’ equity	152,406	183,348

Total liabilities and shareholders’ equity	$190,548	$238,515

The accompanying notes are an integral part of these consolidated financial statements

B-3-1

CEMPRA, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue
Contract research	$860	$3,420	$5,732	$6,099

Total revenue	860	3,420	5,732	6,099

Operating expenses
Research and development	8,545	16,018	23,955	39,547
General and administrative	4,659	11,988	13,424	20,312
Restructuring	—	—	3,553	—

Total operating expenses	13,204	28,006	40,932	59,859

Loss from operations	(12,344)	(24,586)	(35,200)	(53,760)

Other income (expense)
Interest income	303	104	514	202
Interest expense	(226)	(323)	(469)	(653)

Other income (expense), net	77	(219)	45	(451)

Net loss	$(12,267)	$(24,805)	$(35,155)	$(54,211)

Basic and diluted net loss per share	$(0.23)	$(0.51)	$(0.67)	$(1.12)

Basic and diluted weighted average shares outstanding	52,498,046	48,897,740	52,451,237	48,375,420

The accompanying notes are an integral part of these consolidated financial statements

B-3-2

CEMPRA, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net loss	$(35,155)	$(54,211)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	15	30
Share-based compensation	3,959	5,040
Amortization of debt issuance costs	15	29
Changes in operating assets and liabilities
Receivables	3,749	3,608
Prepaid expenses	(435)	(750)
Deposits	90	(145)
Accounts payable	(8,905)	4,899
Accrued expenses	(1,521)	(243)
Accrued payroll and benefits	(3,281)	(111)

Net cash used in operating activities	(41,469)	(41,854)

Investing activities
Purchases of furniture, fixtures and equipment	—	(9)

Net cash used in investing activities	—	(9)

Financing activities
Payment of long-term debt	(3,333)	(1,111)
Proceeds from exercise of stock options	254	333
Proceeds from issuance of common stock, net of underwriting discounts	—	139,904
Payment of offering costs	—	(284)

Net cash (used in) provided by financing activities	(3,079)	138,842

Net change in cash and equivalents	(44,548)	96,979
Cash and equivalents at beginning of the period	231,553	153,765

Cash and equivalents at end of the period	$187,005	$250,744

Supplemental cash flow information
Cash paid for interest	$468	$625

The accompanying notes are an integral part of these consolidated financial statements

B-3-3

CEMPRA, INC.

June 30, 2017

Notes to Consolidated Financial Statements

(Unaudited)

1. Description of Business

Cempra, Inc. (the “Company” or “Cempra”) is the successor entity of Cempra Pharmaceuticals, Inc. which was incorporated on November 18, 2005 and commenced operations in January 2006. Cempra is located in Chapel Hill, North Carolina, and is a pharmaceutical company focused on developing differentiated anti-infectives for acute care and community settings to meet critical medical needs in the treatment of infectious diseases.

The Company expects to continue to incur losses and require additional financial resources to advance its products to either commercial stage or liquidity events. There can be no assurance that the Company will be able to obtain additional debt or equity financing or generate revenues from collaborative partners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition.

2. Basis of Presentation

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts and results of operations of Cempra and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Data

The accompanying interim consolidated financial statements are unaudited. These unaudited financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2016 contained in the Company’s Annual Report on Form 10-K. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair statement of the Company’s financial position as of June 30, 2017 and the results of operations and cash flows for the three and six-months ended June 30, 2017 and 2016. The December 31, 2016 consolidated balance sheet included herein was derived from audited consolidated financial statements, but does not include all disclosures including notes required by U.S. GAAP for complete financial statements.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Receivables

Receivables consist of amounts billed and amounts earned but unbilled under the Company’s contract with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services (“BARDA”). Receivables under the BARDA contract are recorded as qualifying research activities are conducted and invoices from the Company’s vendors are received. Unbilled receivables are also recorded based upon work estimated to be complete for which the Company has not received vendor invoices. The Company carries its accounts receivable less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance based on its history of collections and write-offs and the current status of all receivables. The Company does not accrue interest on trade receivables. If accounts become uncollectible, they will be written off through a charge to the allowance for doubtful accounts. The Company has not recorded an allowance for doubtful accounts as management believes all receivables are fully collectible.

Research and Development Expenses

Research and development (“R&D”) expenses include direct and indirect R&D costs. Direct R&D consists principally of external costs, such as fees paid to investigators, consultants, central laboratories and clinical research organizations, including costs incurred in connection with clinical trials, and related clinical trial fees and all employee-related expenses for those employees working in research and development functions, including stock-based compensation for R&D personnel. Indirect R&D costs include insurance or other indirect costs related to the Company’s research and development function to specific product candidates. R&D costs are expensed as incurred. Expenses paid but not yet incurred are recorded in prepaid expenses. The Company expenses purchases of pre-approval inventory as R&D until regulatory approval is received.

Clinical Trial Accruals

As part of the process of preparing financial statements, the Company is required to estimate its expenses resulting from its obligation under contracts with vendors and consultants and clinical site agreements in connection with conducting clinical trials. The Company’s objective is to reflect the appropriate clinical trial expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates through discussion with applicable personnel and outside service providers as to the progress of trials or the services completed. During the course of a clinical trial, the Company adjusts its rate of clinical trial expense recognition if actual results differ from its estimates. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known at that time. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of status and timing of services performed relative to the actual status and timing of services performed may vary and may result in the Company reporting amounts that are too high or too low for any particular period. The Company’s clinical trial accrual is dependent upon the timely and accurate reporting of fee billings and passthrough expenses from contract research organizations and other third-party vendors as well as the timely processing of any change orders from the contract research organizations.

Revenue Recognition

The Company’s revenue generally consists of research related revenue under federal contracts and licensing revenue related to non-refundable upfront fees, milestone payments and royalties earned under license agreements. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is

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based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling prices of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue recognized.

Milestone payments are recognized when earned, provided that (i) the milestone event is substantive; (ii) there is no ongoing performance obligation related to the achievement of the milestone earned; and (iii) it would result in additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This new guidance clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance. This guidance, as amended by ASU 2015-14, is effective for fiscal years and interim periods within those years beginning after December 15, 2017, which is effective for the Company for the year ending December 31, 2018. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which clarifies an entity’s identification of its performance obligations in a contract. The update also clarifies the guidance regarding an entity’s evaluation of the nature of its promise to grant a license of intellectual property and whether or not that revenue is recognized over time or at a point in time. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which amends the guidance in the new revenue standard on collectability, non-cash consideration, presentation of sales tax, and transition. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers which increases shareholders’ awareness of the proposals and expedites improvements to Update 2014-09. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These pronouncements have the same effective date as the new revenue standard.

The Company has evaluated the contract research agreement with BARDA, and does not anticipate a material impact on the financial statements. The Company is currently evaluating the license agreement with Toyama to determine the impact that the implementation of this standard will have on the financial statements, if any. The Company plans to use the full retrospective method of adoption effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases. The new guidance will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax

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consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted this guidance as of January 1, 2017. As of December 31, 2016, the Company has accumulated excess tax benefits from temporary differences in the amount and timing of stock compensation expense and the Company’s deductions on its income tax return from the award compensation that reduces the net operating loss deferred tax asset. The Company provided a full valuation allowance against its net deferred tax assets since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized. Upon implementation of this standard, the stock compensation excess tax benefit will be eliminated, resulting in an increase to the net operating loss deferred tax asset, with an increase in the valuation allowance of the same. The implementation of this standard has no impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. This new guidance is effective for fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business which revises the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This new guidance is effective for fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation. This new guidance provides clarity and reduces both diversity and complexity to the terms or conditions of a share-based payment award. This new guidance is effective for fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s consolidated financial statements.

3. Fair Value of Financial Instruments

The carrying values of cash and equivalents, receivables, prepaid expenses, and accounts payable at June 30, 2017 approximated their fair values due to the short-term nature of these items.

The Company’s valuation of financial instruments is based on a three-tiered approach, which requires that fair value measurements be classified and disclosed in one of three tiers. These tiers are: Level 1, defined as quoted prices in active markets for identical assets or liabilities; Level 2, defined as valuations based on observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable input data; and Level 3, defined as valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

At June 30, 2017 and December 31, 2016, the Company held money market funds classified as Level 1 financial instruments of $181.1 million and $228.5 million, respectively. The carrying value of the Term Loan (defined and discussed in Note 7), which is classified as a Level 2 liability, approximates its fair value. At June 30, 2017, the carrying value was $12.0 million. There were no transfers between levels of the fair value hierarchy for any assets or liabilities measured at fair value in the six months ended June 30, 2017.

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4. Significant Agreements and Contracts

License Agreements

Optimer Pharmaceuticals, Inc.

In March 2006, the Company, through its wholly owned subsidiary, Cempra Pharmaceuticals, Inc., entered into a Collaborative Research and Development and License Agreement (“Optimer Agreement”) with Optimer Pharmaceuticals, Inc. (“Optimer”) which was acquired by Cubist Pharmaceuticals, Inc. in October 2013, which was in turn acquired by Merck in January 2015. Under the terms of the Optimer Agreement, the Company acquired exclusive rights to further develop and commercialize certain Optimer technology worldwide, excluding member nations of the Association of Southeast Asian Nations (“ASEAN”).

In exchange for this license, during 2006 and 2007, the Company issued an aggregate of 125,646 common shares with a total fair value of $0.2 million to Optimer. These issuances to Optimer were expensed as incurred in research and development expense.

In July 2010, the Company paid a $0.5 million milestone payment to Optimer after the successful completion of its first solithromycin Phase 1 program. In July 2012, the Company paid a $1.0 million milestone after the successful completion of its first solithromycin Phase 2 program. Both milestones were expensed as incurred in research and development expense. Under the terms of the Optimer Agreement, the Company will owe Optimer additional payments, contingent upon the achievement of various development, regulatory and commercialization milestone events. One such milestone event would be owed upon FDA approval of solithromycin which would result in a payment to Optimer of $9.5 million. The aggregate amount of such milestone payments the Company may need to pay is based in part on the number of products developed under the agreement and would total $27.5 million (including the two milestone payments made to date and the milestone payment for FDA approval) if four products are developed and gain FDA approval. The Company will also pay tiered mid-single-digit royalties based on the amount of annual net sales of its approved products.

The Scripps Research Institute

In June 2012, the Company entered into a license agreement with The Scripps Research Institute (“TSRI”), whereby TSRI licensed to the Company rights, with rights of sublicense, to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient (“API”) and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalysed ligation of azides and acetylenes. The rights licensed to the Company are exclusive as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and are non-exclusive in all other countries worldwide, except ASEAN member-nations, which are not included in the territory of the license. Under the terms of the agreement with TSRI, the Company paid a one-time only, non-refundable license issue fee in the amount of $0.4 million which was charged to research and development expense in the second quarter of 2012.

The Company is also obligated to pay annual maintenance fees to TSRI in the amount of (i) $50,000 each year for the first three years (beginning on the first anniversary of the agreement), and (ii) $85,000 each year thereafter (beginning on the fourth anniversary of the agreement). Each calendar year’s annual maintenance fees will be credited against sales royalties due under the agreement for such calendar year. Under the terms of the agreement, the Company must pay TSRI low single-digit percentage royalties on the net sales of the products covered by the TSRI patents for the life of the TSRI patents, a low single-digit percentage of non-royalty sublicensing revenue received with respect to countries in the nonexclusive territory and a mid-single-digit percentage of sublicensing revenue received with respect to countries in the exclusive territory, with the sublicensing revenue royalty in the exclusive territory and the sales royalties subject to certain reductions under certain circumstances. TSRI is eligible to receive milestone payments of up to $1.1 million with respect to regulatory approval in the exclusive territory and first commercial sale, in each of the exclusive territory and

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nonexclusive territory, of the first licensed product to achieve those milestones that is based upon each macrolide covered by the licensed patents. Each milestone is payable once per each macrolide. Each milestone payment made to TSRI with respect to a particular milestone will be creditable against any payment due to TSRI with respect to any sublicense revenues received in connection with the achievement of such milestone. Pursuant to the terms of the Optimer Agreement, any payments made to TSRI under this license for territories subject to the Optimer Agreement can be deducted from any sales-based royalty payments due under the Optimer Agreement up to a certain percentage reduction of the royalties due to Optimer.

Under the terms of the agreement, the Company is also required to pay additional fees on royalties, sublicensing and milestone payments if the Company, an affiliate with the Company, or a sub licensee challenges the validity or enforceability of any of the patents licensed under the agreement. Such increased payments would be required until all patent claims subject to challenge are invalidated in the particular country where such challenge was mounted. In December 2014, the Company paid a $0.2 million milestone payment to TSRI in relation to license and milestone payments received under the license agreement with Toyama (discussed below).

The term of the license agreement (and the period during which the Company must pay royalties to TSRI in a particular country for a particular product) will end, on a country-by-country and product-by-product basis, at such time as no patent rights licensed from TSRI cover a particular product in the particular country.

TSRI may terminate the agreement in the event (i) the Company fails to cure any non-payment or default on its indemnity or insurance obligations, (ii) the Company declares insolvency or bankruptcy, (iii) the Company is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of any products licensed under the agreement, (iv) the Company fails to cure any underreporting or underpayment by a certain amount in any 12-month period, or (v) the Company fails to cure any default on any other obligation under the agreement. The Company may terminate the agreement with or without cause upon written notice. In the event of such termination, (i) all licenses granted to the Company will terminate except in the case of any sublicensee that was not the cause of the termination, is not in default on its obligations under its sublicense, and that pays any unpaid amounts owed by the Company under the agreement with respect to the sublicense, and (ii) the Company may complete any work in progress and sell any completed inventory on hand for a period of time after termination.

Biomedical Advanced Research and Development Authority

In May 2013, the Company entered into an agreement with BARDA, for the evaluation and development of the Company’s lead product candidate solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens.

The agreement is a cost plus fixed fee development contract, with a base performance segment valued at approximately $18.7 million with contract modifications, and four option work segments that BARDA may request at its sole discretion pursuant to the agreement. If all four option segments are requested, the cumulative value of the agreement, as amended to date, would be approximately $68.2 million and the estimated period of performance would be until approximately May 2018. Three of the options are cost plus fixed fee arrangements and one option is a cost sharing arrangement without fixed fee, for which the Company is responsible for a designated portion of the costs associated with that work segment. The period of performance for the base performance segment was May 2013 through February 2016.

BARDA exercised the second option in November 2014. The value of the second option work segment is approximately $16.0 million and the estimated period of performance is November 2014 through August 2017, which was extended in June 2017 from the amended June 2017 date at the Company’s request to allow more time to deliver the completed work product. This extension will not increase the cost of the work to be performed under the option nor does it change any other terms or provisions of the BARDA contract, including timeframes for other work options.

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In February 2016, BARDA exercised the third option work segment of the agreement which is intended to fund a Phase 2/3 study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from newborn to 17 years with community acquired bacterial pneumonia. This option work segment is a cost-sharing arrangement under which BARDA will contribute $25.5 million and the Company will be responsible for an additional designated portion of the costs associated with the work segment. In September 2016, the contract was modified to increase the third option work segment by $8.0 million for increased manufacturing work related to the development of a second supply source for solithromycin. The amendment raises the value of the third option work segment to approximately $33.5 million. The estimated period of performance of this option work segment runs through May 2018.

Under the agreement, the Company is reimbursed and recognizes revenue as allowable costs are incurred plus a portion of the fixed-fee earned. The Company considers fixed-fees under cost reimbursable agreements to be earned in proportion to the allowable costs incurred in performance of the work as compared to total estimated agreement costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed. Since inception of the agreement through June 30, 2017, the Company has recognized $44.9 million in revenue under this agreement.

The agreement provides the U.S. government the ability to terminate the agreement for convenience or to terminate for default if the Company fails to meet its obligations as set forth in the statement of work. The Company believes that if the government were to terminate the agreement for convenience, the costs incurred through the effective date of such termination and any settlement costs resulting from such termination would be allowable costs.

Any of the funding sources may request reimbursement for expenses or return of funds, or both, as a result of noncompliance by the Company with the terms of the grant. No reimbursement of expenses or return of funds for noncompliance has been requested or made since inception of the contract.

Toyama Chemical Co., Ltd.

In May 2013, Cempra Pharmaceuticals, Inc., the Company’s wholly owned subsidiary, entered into a license agreement with Toyama Chemical Co., Ltd. (“Toyama”), whereby the Company licensed to Toyama the exclusive right, with the right to sublicense, to make, use and sell any product in Japan that incorporates solithromycin, the Company’s lead compound, as its sole API for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Toyama also has a nonexclusive license in Japan and certain other countries, with the right to sublicense, to manufacture or have manufactured API for solithromycin for use in manufacturing such products, subject to limitations and obligations of the concurrently executed supply agreement discussed below. Toyama granted the Company certain rights to intellectual property generated by Toyama under the license agreement with respect to solithromycin or licensed products for use with such products outside Japan or with other solithromycin-based products inside or outside Japan.

Following execution of the agreement, the Company received a $10.0 million upfront payment from Toyama. Toyama is also obligated to pay the Company up to an aggregate of $60.0 million in milestone payments, depending on the achievement of various regulatory, patent, development and commercial milestones. Under the terms of the license agreement, Toyama must also pay the Company a royalty equal to a low-to-high first double decimal digit percentage of net sales, subject to downward adjustment in certain circumstances. In August 2014, the Company received a $10.0 million milestone payment from Toyama (“August 2014 Milestone”), which was triggered by Toyama’s progress of its solithromycin clinical development program in Japan. The payment was made following Toyama’s receipt of regulatory acceptance to begin a Phase 2 trial of solithromycin in Japan following successful completion of a Phase 1 trial. In March 2015, the Company recognized a $10.0 million milestone from Toyama (“March 2015 Milestone”) based on the Japan Patent Office issuing a Decision of Allowance for the Company’s patent covering certain crystal forms of solithromycin in

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Japan, which payment was received in April 2015. In October 2016, the Company received the third $10.0 million milestone from Toyama (“October 2016 Milestone”), which was triggered by Toyama’s progress of the solithromycin clinical development program in Japan.

As part of the license agreement, Toyama and the Company also entered into a supply agreement, whereby the Company will be the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in Phase 1 and Phase 2 clinical trials in Japan. Pursuant to the supply agreement, which is an exhibit to the license agreement, Toyama will pay the Company for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to the Company’s cost. All API for solithromycin supplied by the Company to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from the Company at prices determined by the Company’s manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. Either party may terminate the supply agreement for uncured material breach or insolvency of the other party, with Toyama’s right to terminate for the Company’s breach subject to certain further conditions in the case of the Company’s failure to supply API for solithromycin or clinical supply, but otherwise the supply agreement will continue until the expiration or termination of the license agreement. Since inception of the agreement through June 30, 2017, the Company has recognized $6.1 million in revenue under this agreement.

The Company has determined that there are six deliverables under this agreement including (1) the license to develop and commercialize solithromycin in Japan, (2) the obligation of the Company to conduct Phase 3 studies and obtain regulatory approval in the United States and one other territory, (3) participation in a Joint Development Committee (“JDC”), (4) participation in a Joint Commercialization Committee (“JCC”), (5) the right to use the Company’s trademark, and (6) a supply agreement. The amounts received under the license agreement have been allocated to the deliverables based on their relative fair values and will be recognized into income when the revenue recognition criteria have been achieved.

Milestone payments are recognized when earned, provided that (i) the milestone event is substantive; (ii) there is no ongoing performance obligation related to the achievement of the milestone earned; and (iii) it would result in additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments the Company may receive under a license agreement will be recognized when received.

Royalties are recorded as earned in accordance with the contract terms when third party sales can be reliably measured and collectability is reasonably assured.

The Company recognized $4.3 million in revenue associated with the delivery of the license in May 2013. Additionally, because the milestone event triggering the August 2014 and October 2016 Milestone payments were considered non-substantive for accounting purposes, these milestone payments are being recognized into revenue proportionately to the six deliverables in the agreement using the same allocation as the upfront payment. Therefore, $4.3 million of the August 2014 Milestone payment was recognized into revenue in August 2014 and $4.3 million of the October 2016 Milestone payment was recognized into revenue in October 2016. The remainder of the upfront and milestone payments which aggregate to $17.0 million are recorded as deferred revenue at March 2017 and will be recognized as revenue when the revenue recognition criteria of each deliverable has been met. The Company also recognized in March 2015 a $10.0 million milestone based on the Japan Patent Office issuing a Decision of Allowance for the Company’s patent covering certain crystal forms of solithromycin in Japan. The March 2015 Milestone payment is considered substantive for accounting purposes, and therefore the $10.0 million milestone was recognized in its entirety as revenue in March 2015.

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FUJIFILM Finechemicals Co., Ltd.

In January 2016, Cempra Pharmaceuticals, Inc. entered into an API manufacturing and supply agreement with FUJIFILM Finechemicals Co., Ltd. (“FFFC”), which will provide the Company with solithromycin in sufficient quantities and at reasonable prices to help ensure it meets its obligation under the May 2013 supply agreement with Toyama. The Company will use reasonable efforts to ensure that the solithromycin supplied by FFFC is for use as the active pharmaceutical ingredient in a human drug product to be used or sold in Japan.

The Company is subject to a minimum purchase obligation for a designated number of years after the successful completion of the manufacturing facility and validation studies by FFFC. Each calendar month, the Company will submit to FFFC a projection of the anticipated volume of solithromycin that it will order for the next designated period (as set forth in the agreement) (or, if earlier, the final calendar month of the current term). Several months of each forecast are binding and the remaining months are non-binding, provided that the quantity of solithromycin ordered for any month is between designated percentages of the quantity specified in the initial forecast and between designated percentages of the most recent previous forecast.

The price of each shipment of solithromycin will be equal to the total number of kilograms in such shipment multiplied by the per-kilogram transfer price as set forth in the agreement.

For the term of the agreement plus an additional five years or until the expiration of the patents identified in the agreement, FFFC is prohibited from supplying, selling or distributing solithromycin to, or enabling the manufacture of solithromycin by, any third party for any purpose. The Company is not precluded from developing one or more alternative or additional sources of solithromycin.

The agreement’s initial term runs until December 2025. After the end of the initial term, and at the end of each year thereafter, the term will automatically extend for an additional year unless either party gives written notice to the other of its intent to terminate within a designated period of time prior to the expiration of the term, in which case the agreement will terminate at the end of such term. The parties may at any time terminate the agreement by mutual written consent. Each party has the right to terminate the agreement immediately if there is a product failure in Japan, the other party becomes involved in bankruptcy, insolvency or similar proceedings or materially breaches the agreement and such breach remains uncured for a period of time following notice of the breach. A violation by the Company of the minimum purchase obligation is considered a material breach. A product failure is not considered a material breach by the Company. The Company has the right to terminate the agreement upon written notice if there is a supply failure. The Company also may terminate in the event that FFFC cannot provide the Company with solithromycin for more than a designated period of time. Upon termination, any unfulfilled binding portion of the forecast must be delivered by FFFC and paid for by the Company. The Company also may elect to purchase the remaining inventory of FFFC’s solithromycin and any remaining raw materials. If FFFC terminates the agreement for a material breach by the Company and, prior to such termination, (i) FFFC has constructed a facility in Japan for the primary purpose of manufacturing API for the Company under the agreement and (ii) such facility is completed and fully operational and qualified for the manufacture of API for delivery thereunder, then, except to the extent otherwise agreed to by the parties, the Company will pay FFFC an amount equal to (a) the remaining book value of the facility less (b) the product of the number of kilograms of API ordered by the Company under the agreement prior to such termination times a designated dollar amount, provided that if the total direct costs incurred by FFFC in the construction of the facility, net of any tax credits, tax refunds, government subsidies, or similar financial, monetary, or in-kind benefits provided by any governmental agency or authority, do not equal or exceed a designated dollar amount, then the remaining book value will be reduced by a pro rata amount, based on ratios set forth in the agreement, and (z) no amount will be payable if the agreement terminates after December 31, 2025; provided, however, that if FFFC manufactures any product or performs any activities (other than the manufacture of API for the Company under the agreement) in, by, or using the facility prior to such termination and makes any profit thereby, the total amount of such profits will be subtracted from the total payment amount due from the Company to FFFC.

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Macrolide Pharmaceuticals, Inc.

On January 29, 2016, Cempra Pharmaceuticals, Inc. entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc. (“MP”), pursuant to which MP granted the Company an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, the Company will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. The option will run until the later to occur of (i) the earlier of (a) the date that the Company first obtains FDA approval for any product incorporating the Compound as an API, or (b) January 27, 2019, or (ii) the date that is six months after the earlier of (a) MP’s satisfaction of certain milestones, or (b) the Company’s termination of MP’s obligations under the evaluation program. Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities the Company will evaluate to determine whether to exercise the option to license.

Upon execution of the agreement, the Company paid MP a non-refundable, non-creditable initial license fee of $0.4 million. For conducting the evaluation program, the Company paid MP a non-refundable, non-creditable fee in the amount of $0.4 million.

In June 2017, the Company entered into a Settlement Agreement with Macrolide Pharmaceuticals, Inc. to terminate the Option and License Agreement and paid the settlement payment of $0.2 million.

5. Receivables

Receivables consist of amounts billed and amounts earned but unbilled under the Company’s contract with BARDA. At June 30, 2017, the Company’s receivables consisted primarily of earned but unbilled receivables under the BARDA agreement.

6. Accrued Expenses

Accrued expenses are comprised of the following as of (in thousands):

	June 30, 2017	December 31, 2016
Accrued severance	$1,044	$1,999
Other accrued expenses	87	50
Deferred rent	82	85
Accrued interest	66	80
Franchise tax	65	570
Lease liability	64	—
Accrued professional fees	—	145

Total accrued expenses	$1,408	$2,929

7. Long-term Debt

In July 2015, the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Comerica Bank (“Comerica”). The Loan and Security Agreement provides that the Company may borrow up to $20.0 million in a term loan (the “Term Loan”) and, upon FDA approval of its New Drug Application for solithromycin, the Company may also borrow an aggregate amount equal to the lesser of (i) up to 75% of its eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million (the “Revolver”). After FDA approval of the Company’s New Drug Application for solithromycin, the Company may convert the Term Loan to the Revolver, in which event the Revolver would have a maximum amount available to the Company of $25.0 million. The Loan and Security Agreement specifies the criteria for determining eligible inventory and

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eligible accounts receivable and sets forth ongoing limitations and conditions precedent to the Company’s ability to borrow under the Revolver. The Company granted Comerica a security interest in substantially all of its personal property assets, excluding its intellectual property and its stock in its subsidiaries, to secure its outstanding obligations under the Loan and Security Agreement. The Company is also obligated to comply with various other customary covenants, including, among other things, restrictions on its ability to: dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make distributions to its stockholders, make investments, enter into certain transactions with affiliates, or pay down subordinated debt, subject to specified exceptions.

Amounts borrowed under the Term Loan may be repaid and reborrowed at any time without penalty or premium. The Term Loan was interest-only through April 30, 2016, followed by an amortization period of 36 months of equal monthly payments of principal plus interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Any amounts borrowed under the Term Loan will bear interest at a floating interest rate equal to the 30 Day LIBOR rate plus 5.2%. Amounts available to be borrowed under the Revolver may also be repaid and reborrowed at any time without penalty or premium prior to December 31, 2017, at which time all advances under the Revolver shall be immediately due and payable in full. Any amounts borrowed under the Revolver will bear interest at the 30 Day LIBOR rate plus 4.2%. Once available, the Revolver is subject to an annual unused facility fee equal to 0.25%. Under the Loan and Security Agreement, the Company is subject to certain covenants including maintaining a minimum unrestricted cash balance of $15.0 million and continuing the development or commercially launching solithromycin. The Company was in compliance with all covenants at June 30, 2017.

8. Commitments and Contingencies

Legal Proceedings

On November 4, 2016, a securities class action lawsuit was commenced in the United States District Court, Middle District of North Carolina, Durham Division, naming the Company and certain of the Company’s officers as defendants, and alleging violations of the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by the defendants between May 1, 2016 and November 1, 2016 (the “Class Period”). The plaintiff seeks to represent a class comprised of purchasers of the Company’s common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court. Two substantially similar lawsuits were filed in the United States District Court, Middle District of North Carolina on November 22, 2016 and December 30, 2016, respectively, seeking to assert claims on behalf of all purchasers of the Company’s common stock from July 7, 2015 through December 29, 2016, inclusive. Pursuant to the Private Securities Litigation Reform Act, on July 6, 2017, the court consolidated the three lawsuits into a single action and appointed a lead plaintiff and co-lead counsel in the consolidated case. Plaintiffs have until August 16, 2017 to file a consolidated amended complaint. The Company believes it has meritorious defenses and intends to defend the lawsuits vigorously. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

On December 21, 2016, a shareholder derivative lawsuit was commenced in the North Carolina Durham County Superior Court, naming certain of the Company’s former and current officers and directors as defendants and the Company as a nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. A substantially similar lawsuit was filed in the North Carolina Durham County Superior Court on February 16, 2017. The complaints are based on similar allegations as asserted in the putative securities class action described above, and seeks unspecified damages and attorneys’ fees. Both cases were served and transferred to the North Carolina Business Court as mandatory complex business cases. The Business Court has consolidated the two derivative cases into a single action and appointed lead counsel in the consolidated case. On July 6, 2017, the court entered an order staying the consolidated action pending resolution of the putative securities class action.

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On August 3, 2017, a shareholder derivative lawsuit was commenced in the Court of Chancery of the State of Delaware, naming certain of the Company’s former and current officers and directors as defendants and the Company as nominal defendant, and asserting claims for breach of fiduciary duty, unjust enrichment, and corporate waste. The complaint is based on similar allegations as asserted in the putative securities class action described above, and seeks unspecified damages and attorneys’ fees. The complaint has not yet been served. It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants.

Other than as described above, the Company is not a party to any legal proceedings and is not aware of any claims or actions pending or threatened against the Company. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

9. Shareholders’ Equity

Common Stock

During January 2016, the Company completed a public offering of 4,166,667 shares of common stock, at a price of $24.00 per share, resulting in net proceeds to the Company of approximately $93.8 million after deducting underwriting discounts and expenses of approximately $6.2 million.

In May 2016, the Company entered into an at-the-market (“ATM”) sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) under which the Company may, at its discretion, from time to time sell shares of its common stock, with a sales value of up to $150.0 million. The Company has provided Cowen with customary indemnification rights, and Cowen is entitled to a commission at a fixed commission rate of 3.0% of the gross proceeds per share sold. Sales of the shares under the Sales Agreement are to be made in transactions deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended.

The Company began the sale of ATM shares in May 2016 and through July 2016 the Company sold 4,140,307 shares of common stock under the Sales Agreement resulting in net proceeds of $75.1 million after deducting commissions and expenses of $2.3 million. The Company has not sold any shares under the ATM since July 2016.

During the first six months of 2017, the Company issued 114,521 shares of common stock at a weighted average exercise price of $2.21 per share upon the exercise of option grants.

The following table presents common stock reserved for future issuance for the following equity instruments as of June 30, 2017:

Warrants to purchase common stock	94,912
Outstanding stock options	4,269,015
Outstanding restricted stock units	1,143,000
Available for future grants under the 2011 Equity Incentive Plan	3,303,756

Total common stock reserved for future issuance	8,810,683

10. Stock Option Plans

The Company adopted the 2006 Stock Plan (the “2006 Plan”) in January 2006. The 2006 Plan provided for the granting of incentive share options, nonqualified share options and restricted shares to Company employees, representatives and consultants. As of June 30, 2017, there were options for an aggregate of 341,854 shares issued and outstanding under the 2006 Plan.

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The Company’s board of directors and stockholders adopted the 2011 Equity Incentive Plan (the “2011 Plan”) in October 2011, which, as amended, authorizes the issuance of up to 8,697,451 shares under the 2011 Plan, and provides for an automatic annual increase in the number of shares of common stock reserved for issuance thereunder in the amount of 4% of the shares of common stock outstanding on December 31 of the preceding year. As of June 30, 2017, there were 3,303,756 options available under the 2011 Plan for future grant.

Upon adoption of the 2011 Plan, the Company eliminated the authorization for any unissued shares previously reserved under the Company’s 2006 Plan. The stock awards previously issued under the 2006 Plan remain in effect in accordance with the terms of the 2006 Plan.

The following table summarizes the Company’s 2006 and 2011 Plan stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value(1)
Outstanding—December 31, 2016	3,784,346	$16.26

Granted	1,921,750	3.08
Exercised	(114,521)	2.21
Forfeited	(958,869)	13.75
Expired	(363,691)	16.25

Outstanding—June 30, 2017	4,269,015	11.27	7.30	$3,041,618

Exercisable—June 30, 2017	2,437,111	12.52	5.92	$1,176,561

Vested and expected to vest at June 30, 2017(2)	4,130,528	$11.44	7.23	$2,862,702

(1)	Intrinsic value is the excess of the fair value of the underlying common shares as of June 30, 2017 over the weighted-average exercise price.
(2)	The number of stock options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes certain information about all stock options outstanding as of June 30, 2017:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Term (in years)	Number of Options	Weighted Average Remaining Contractual Term (in years)
$2.09 - $3.15	1,782,017	8.13	563,521	4.98
$3.95 - $6.63	261,598	5.98	237,640	5.58
$6.64 - $12.38	665,384	6.07	596,815	5.71
$12.79 - $19.25	507,558	5.82	389,808	5.40
$22.77 - $34.49	1,032,708	7.69	636,811	7.34
$35.29 - $43.43	19,750	8.07	12,516	8.07

	4,269,015		2,437,111

During the three-month periods ended June 30, 2017 and 2016, the Company recorded $1.8 million and $2.7 million in share-based compensation expense, respectively. During the six-month periods ended June 30, 2017 and 2016, the Company recorded $4.0 million and $5.0 million in share-based compensation expense, respectively. As of June 30, 2017, approximately $7.1 million of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 2.53 years.

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In 2016, the Company began issuing time-vested Restricted Stock Units (RSUs) from the 2011 Plan to certain employees, subject to continuous service with the Company at the vesting time. When vested, the RSU represents the right to be issued the number of shares of the Company’s common stock that is equal to the number of RSUs granted.

A summary of the activity related to the Company’s RSUs is as follows:

	Number of Restricted Stock Units Outstanding	Weighted Average Grant-Date Fair Value
Balance—December 31, 2016	50,000	$7.70

Granted	1,283,000	3.12
Vested	—	—
Forfeited	(190,000)	3.08
Expired	—	—

Balance—June 30, 2017	1,143,000	3.32

11. Income Taxes

The Company estimates an annual effective tax rate of 0% for the year ending December 31, 2017 as the Company incurred losses for the six-month period ended June 30, 2017 and is forecasting additional losses through the fourth quarter, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2017. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company’s history of losses since inception, there is not enough evidence at this time and it is not more likely than not that the Company will generate sufficient future income of a nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

12. Net Loss Per Share

Basic and diluted net loss per common share was determined by dividing net loss attributable to common shareholders by the weighted average common shares outstanding during the period. The Company’s potentially dilutive shares, which include warrants, common share options and restricted stock units, have not been included in the computation of diluted net loss per share for all periods as the result would be antidilutive.

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Warrants outstanding	94,912	94,912	94,912	94,912
Stock options outstanding	4,541,853	3,491,764	4,768,521	3,472,815
Restricted stock units outstanding	1,061,394	—	986,901	—

	5,698,159	3,586,676	5,850,334	3,567,727

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13. Subsequent Event

On August 8, 2017, the Company entered into a definitive agreement with Melinta Therapeutics Inc. (“Melinta”) under which Melinta will merge with a subsidiary of Cempra. Immediately following the closing of this transaction, Melinta’s shareholders are expected to own approximately 52% of the Company’s outstanding common stock. Consummation of this transaction is subject to certain closing conditions, including, among other things, approval by the Company’s shareholders. The merger agreement contains certain termination rights for both the Company and Melinta, and further provides that, upon termination of the agreement under specified circumstances, the Company may be required to pay Melinta a termination fee of $7.9 million and reimburse certain expenses incurred by Melinta not to exceed $2.0 million, or Melinta may be required to pay the Company a termination fee of $7.9 million. This merger is expected to create a NASDAQ-listed company committed to discovering, developing and commercializing important anti-infective therapies for patients and physicians in areas of significant need. There can be no assurances that the transaction will be consummated.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

The unaudited interim financial statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2016, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are contained in our Annual Report on Form 10-K for the year ended December 31, 2016. In addition to historical information, this discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, including those set forth under “Part I. Item 1. Business—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in this report, that could cause actual results to differ materially from historical results or anticipated results.

Overview

We are a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases. Our lead product, solithromycin, has completed two Phase 3 clinical trials, for which we submitted new drug applications, or NDAs, for both oral and IV formulations for the treatment of community acquired bacterial pneumonia, or CABP, in April 2016. In anticipation of potential approval on our PDUFA dates, throughout 2015 and 2016, we began preparations for potential commercial launch including building the commercial leadership team and implementing systems and processes to support the potential launch of solithromycin. In December 2016, we received a complete response letter, or CRL, from the U.S. Food and Drug Administration, or FDA, on our NDAs. The CRL stated that the FDA could not approve the NDAs in their present form and noted that additional clinical safety information and the satisfactory resolution of manufacturing facility inspection deficiencies were required before the NDAs may be approved. We met with the FDA in February 2017 to discuss the CRL and the FDA reiterated their request for additional clinical safety data prior to approval. Importantly, the FDA has agreed that the efficacy of solithromycin has been established. Based on input from the FDA at the meeting, we have developed and provided to the FDA a protocol that includes safety data from 6,000 CABP patients treated with solithromycin at the time we respond to the CRL. Data from an additional 3,000 CABP patients treated with solithromycin would be provided subsequently including in the post approval period. The study will evaluate oral solithromycin with a 5-day treatment regimen, with the goal of enhancing enrollment efficiency and solithromycin safety. The 5-day course of treatment with oral solithromycin excludes selected concomitant medications. Additional safety data for intravenous solithromycin would need to be provided under a separate study to be discussed with the FDA.

We are seeking non-dilutive funding to support the execution of the study and as noted, would plan to seek an initial approval with our oral formulation of solithromycin. To achieve potential approval, our response to the CRL would also need to address the manufacturing items noted in our CRL. We are working with our manufacturing partners to address these items and believe that the time required to accumulate clinical safety data in an additional 6,000 oral solithromycin patients will be the rate-limiting step in our timeline to respond to the CRL. In March 2017, we announced the withdrawal of our previously filed marketing authorization application seeking European Medicines Agency, or EMA, approval of oral capsule and intravenous formulations of solithromycin for the treatment of CABP in adults. This action enabled us to conserve considerable financial resources, and to align our strategy to provide additional data to both the EMA and FDA to support potential approval.

Enrollment in the Phase 2/3 study of solithromycin in pediatric patients began in late 2016 and is ongoing. We have also completed and reported results of a Phase 3 trial of solithromycin for treatment of uncomplicated gonorrhea in adults. We anticipate submitting a request for a pre-IND meeting with the FDA for ophthalmic solithromycin by the end of 2017.

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Our second product, fusidic acid, is an antibiotic that has been used for decades outside the U.S., including in Western Europe, but has never been approved in the U.S. We have recently completed a successful Phase 3 study evaluating fusidic acid as an oral treatment of acute bacterial skin and skin structure infections, or ABSSSI, which are frequently caused by methicillin-resistant Staphylococcus aureus, or MRSA. Based on the results of this study, we discussed with the FDA in the second quarter the next steps required to bring fusidic acid to patients in the United States. The FDA has agreed that a second Phase 3 study with similar design to the first successfully completed Phase 3 study could support potential approval of fusidic acid in patients with ABSSSI. We are also exploring the potential use of fusidic acid for the long-term oral treatment of refractory bone and joint infections, or BJI, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections.

In February 2017, as a consequence of the solithromycin CRL resulting in the delay of the potential approval of solithromycin, we initiated companywide cost and personnel reductions. These actions have resulted in an approximately 67% reduction in our workforce from 136 to 45 employees, and significant reductions in external spending related to commercial preparedness and non-essential activities. The principal objective of the reductions was to enable us to conserve our financial resources as we evaluate our path forward with our existing pipeline and potential business development opportunities. In connection with the reduction we also vacated two of our leased office spaces. We recorded a one-time charge of $3.6 million related to these cost-saving actions.

As we progress our internal programs, we also engaged Morgan Stanley to assist us in a process to evaluate and assess external late-stage assets and other potential strategic business opportunities to determine the best use of our cash resources and late stage clinical programs. Throughout this strategic process, our goal has been to identify the optimal path to deliver value to shareholders through internal and/or potential external opportunities. We have carefully evaluated and discussed potential strategic business opportunities with many companies and on August 8, we entered into a definitive agreement under which Melinta Therapeutics will merge with a subsidiary of Cempra. The merger is expected to create a NASDAQ-listed company committed to discovering, developing and commercializing important anti-infective therapies for patients and physicians in areas of significant need. Further details regarding the proposed transaction will be included with a Current Report on Form 8-K to be filed with the SEC.

Financial Overview

Revenue

To date, we have not generated revenue from the sale of any products. All of our revenue to date has been derived from (1) a government contract and (2) the receipt of proceeds under our license and supply agreements with Toyama Chemical Co., Ltd., or Toyama, a portion of which has been recognized as revenue in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP.

In May 2013, we entered into an agreement with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services, or BARDA, for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia.

The agreement is a cost plus fixed fee development contract, with a base performance segment valued at approximately $18.7 million with contract modifications, and four option work segments that BARDA may request at its sole discretion pursuant to the agreement. If all four option segments are requested, the cumulative value of the agreement, as amended to date, would be approximately $68.2 million and the estimated period of performance would be until approximately May 2018. Three of the options are cost plus fixed fee arrangements and one option is a cost sharing arrangement without fixed fee, for which we are responsible for a designated portion of the costs associated with that work segment. The period of performance for the base performance segment was May 2013 through February 2016.

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BARDA exercised the second option in November 2014. The value of the second option work segment is approximately $16.0 million and the estimated period of performance is November 2014 through August 2017, which was extended in June 2017 from the amended June 2017 date at our request to allow more time to deliver the completed work product. This extension will not increase the cost of the work to be performed under the option nor does it change any other terms or provisions of the BARDA contract, including timeframes for other work options.

In February 2016, BARDA exercised the third option work segment of the agreement, which is intended to fund a Phase 2/3 study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from two months old to 17 years with community acquired bacterial pneumonia. This option work segment is a cost-sharing arrangement under which BARDA will contribute $25.5 million and we will be responsible for an additional designated portion of the costs associated with the work segment. In September 2016, the contract was modified to increase the third option work segment by $8.0 million for increased manufacturing work related to the development of a second supply source for solithromycin. The amendment raises the value of the third option work segment to approximately $33.5 million. The estimated period of performance of this option work segment runs through May 2018.

Under the agreement, we are reimbursed and recognize revenue as allowable costs are incurred plus a portion of the fixed-fee earned. We consider fixed-fees under cost reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the work as compared to total estimated contract costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed. Since inception of the agreement through June 30, 2017, we recognized $44.9 million in revenue under this agreement.

In May 2013, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into a license agreement with Toyama, whereby we licensed to Toyama the exclusive right, with the right to sublicense, to make, use and sell any product in Japan that incorporates solithromycin as its sole active pharmaceutical ingredient, or API, for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Toyama also has a nonexclusive license in Japan and certain other countries, with the right to sublicense, to manufacture or have manufactured API for solithromycin for use in manufacturing such products, subject to limitations and obligations of the concurrently executed supply agreement discussed below. Toyama has granted us certain rights to intellectual property generated by Toyama under the license agreement with respect to solithromycin or licensed products for use with such products outside Japan or with other solithromycin-based products inside or outside Japan.

Following execution of the agreement, we received a $10.0 million upfront payment from Toyama. Toyama is also obligated to pay us up to an aggregate of $60.0 million in milestone payments, depending on the achievement of various regulatory, patent, development and commercial milestones. The first of these milestones was achieved in the third quarter of 2014 for which we received a payment of $10.0 million from Toyama. The second $10.0 million milestone was recognized in the first quarter of 2015 based on the Japan Patent Office issuing a Decision of Allowance for our patent covering certain crystal forms of solithromycin in Japan. We received payment for the second milestone in April 2015. In October 2016, we received the third $10.0 million milestone which was triggered by Toyama’s decision to progress to a Phase 3 trial of solithromycin in Japan following successful completion of a Phase 2 trial. Toyama must also pay us a royalty equal to a low-to-high first double decimal digit percentage of net sales, subject to downward adjustment in certain circumstances. Cumulatively, through June 30, 2017, we have recognized $23.0 million in revenue under this agreement with the remaining $17.0 million received being recorded as deferred revenue. Substantially all of this deferred revenue would be recognized upon FDA approval of solithromycin in the United States and subsequent commercial launch in the United States and one additional country. As part of the license agreement, we also entered into a supply agreement with Toyama, whereby we will be the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in its

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clinical trials in Japan. Pursuant to the supply agreement, Toyama will pay us for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to our costs. All API for solithromycin supplied by us to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from us at prices determined by our manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. Either party may terminate the supply agreement for uncured material breach or insolvency of the other party, with Toyama’s right to terminate for our breach subject to certain further conditions in the case of our failure to supply API for solithromycin or clinical supply, but otherwise the supply agreement will continue until the expiration or termination of the license agreement.

In the future, we anticipate generating revenue from a combination of sales of our products, if approved, through our own sales force in the U.S. for solithromycin, and third parties elsewhere, and license fees, milestone payments and royalties in connection with strategic collaborations regarding any of our product candidates. We expect that any revenue we generate will fluctuate from quarter to quarter. If we or our strategic partners fail to complete the development of solithromycin or fusidic acid in a timely manner or obtain regulatory approval for them, or if we fail to develop our own sales force or find one or more strategic partners for the commercialization of approved products, our ability to generate future revenue, and our financial condition and results of operations would be materially adversely affected.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting pre-clinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our product candidates. We recognize our research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	employee-related expenses, which include salaries, benefits and share-based compensation expense;

•	fees paid to consultants and clinical research organizations, or CROs, in connection with our clinical trials, and other related clinical trial costs, such as for investigator grants, patient screening, laboratory work and statistical compilation and analysis;

•	costs related to acquiring and manufacturing clinical trial materials and costs for developing additional manufacturing sources for and the manufacture of pre-approval inventory of solithromycin;

•	costs related to compliance with regulatory requirements;

•	consulting fees paid to third parties related to non-clinical research and development;

•	research supplies; and

•	license, research and milestone payments related to in-licensed technologies.

Our direct research and development expenses consist principally of external costs, such as fees paid to investigators, consultants, central laboratories and CROs in connection with our clinical trials, and related clinical trial fees. Our internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects. Through our clinical development programs, we are advancing solithromycin and fusidic acid in parallel primarily for the treatment of CABP (for solithromycin) and ABSSSI and refractory bone and joint infections (for fusidic acid) as well as for other indications. Through our pre-clinical development programs, we are seeking to develop macrolide product candidates for non-antibacterial indications. The following table sets forth costs incurred on a program-specific basis for solithromycin and fusidic acid, excluding personnel-related costs. Macrolide research includes costs for discovery programs. All employee-related expenses for those employees working in research and development functions are included in “Research and development personnel cost” in the table, including salary, bonus, employee benefits and share-based compensation. We do not allocate insurance or other indirect costs related to

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our research and development function to specific product candidates. Those expenses are included in “Indirect research and development expense” in the table.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Direct research and development expense by program:
Solithromycin	$6,093	$8,016	$16,046	$23,907
Fusidic acid	158	3,249	2,174	5,293
Macrolide research	21	454	111	1,461
Research and development personnel cost	2,181	4,066	5,459	8,286

Total direct research and development expense	8,453	15,785	23,790	38,947
Indirect research and development expense	92	233	165	600

Total research and development expense	$8,545	$16,018	$23,955	$39,547

The successful development of our clinical and pre-clinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or pre-clinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress, expense and results of our ongoing, as well as any additional, clinical trials required and other research and development activities;

•	future clinical trial costs and results;

•	the costs and the timing of our regulatory submissions and any regulatory approvals; and

•	changes in regulations governing drug approval, manufacturing, marketing and reimbursement.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those which we currently anticipate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

We have completed two pivotal trials for solithromycin in CABP, including one with oral solithromycin and one with IV solithromycin progressing to oral solithromycin. We also are conducting a Phase 2/3 trial for solithromycin in pediatric patients with CABP which is funded by BARDA.

While we are conducting an exploratory study of fusidic acid for long-term suppressive therapy of refractory bone and joint infections, including PJI, we concluded our Phase 3 trial for fusidic acid in ABSSSI early in the first quarter of 2017. We expect our research and development expenses to temporarily trend lower. However, pending completion of the strategic review process with Morgan Stanley, we plan to prioritize our future development efforts and we could decide to increase our research and development expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including share-based compensation, for employees in executive, operational, commercial, finance and human resources functions. Other significant general and administrative expenses include professional fees for accounting, legal, and information technology services, facilities costs, expenses associated with obtaining and maintaining patents, and costs of commercial preparation activities.

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We expect our general and administrative expenses to trend downward during 2017, driven primarily by reductions in personnel and expenses related to commercial preparations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to accrued expenses and share-based compensation, on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Our significant accounting policies are described in more detail in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 that we filed with the U.S. Securities and Exchange Commission, or SEC, on February 28, 2017. We believe the following accounting policies to be most critical to the judgments and estimates used in preparation of our financial statements and such policies have been reviewed and discussed with our audit committee.

Research and Development Prepaids and Accruals

As part of the process of preparing our financial statements, we are required to estimate our expenses resulting from our obligations under contracts with vendors, consultants and clinical site agreements in connection with our research and development efforts. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts.

Our objective is to reflect the appropriate research and development expenses in our financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of our research and development efforts. We determine prepaid and accrual estimates through reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our prepaid and accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. If the actual timing of the performance of services or the level of effort varies from our estimate, we will adjust the accrual accordingly. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. We do not currently anticipate the future settlement of existing accruals to differ materially from our estimates.

Revenue Recognition

Our revenue generally consists of research related revenue under federal contracts, supply revenue and licensing revenue related to non-refundable upfront fees, milestone payments and royalties earned under license agreements. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is

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based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the fair value of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed and revenue recognized. Management exercises significant judgment in the determination of whether a deliverable has stand-alone value, is considered to be a separate unit of accounting, and in estimating the relative fair value of each deliverable in the arrangement.

Milestone payments are recognized when earned, provided that (i) the milestone event is substantive; (ii) there is no ongoing performance obligation related to the achievement of the milestone earned; and (iii) it would result in additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement, and the related risk associated with the achievement of the milestone. Contingent-based payments we may receive under a license agreement will be recognized when received.

Valuation of Financial Instruments

Share-Based Compensation

In accordance with Accounting Standards Codification, or ASC, Topic 718, Stock Compensation, as modified or supplemented, issued by the Financial Accounting Standard Board, or FASB, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the service period for awards expected to vest. Share-based compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of our shares until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

We calculate the fair value of share-based compensation awards using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of subjective assumptions, including share price volatility, the expected life of options, risk-free interest rate and the fair value of the underlying common shares on the date of grant. In developing our assumptions, we take into account the following:

•	we do not have sufficient history to estimate the volatility of our common share price. We calculate expected volatility based on reported data for selected reasonably similar publicly traded companies for which the historical information is available. For the purpose of identifying peer companies, we consider characteristics such as industry, market capitalization, length of trading history, similar vesting terms and in-the-money option status. We plan to continue to use the guideline peer group volatility information until the historical volatility of our common shares is relevant to measure expected volatility for future option grants;

•	we determine the risk-free interest rate by reference to implied yields available from U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant;

•	the assumed dividend yield is based on our expectation of not paying dividends in the foreseeable future;

•	we determine the average expected life of options based on the mid-point between the vesting date and the contractual term; and

•	we estimate forfeitures based on our historical analysis of actual option forfeitures.

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Results of Operations

The following table summarizes the results of our operations for the three and six-month periods ended June 30, 2017 and 2016, together with the changes in those items in dollars:

	Three Months Ended June 30,		Dollar Change	Six Months Ended June 30,		Dollar Change
	2017	2016		2017	2016
	(In thousands)			(In thousands)
Revenue
Contract research	$860	$3,420	$(2,560)	$5,732	$6,099	$(367)

Total revenue	860	3,420	(2,560)	5,732	6,099	(367)

Research and development expense(1)	8,545	16,018	(7,473)	23,955	39,547	(15,592)
General and administrative expense(1)	4,659	11,988	(7,329)	13,424	20,312	(6,888)
Restructuring	—	—	—	3,553	—	3,553
Other income (expense), net	77	(219)	296	45	(451)	496

(1) Includes the following share-based compensation expenses:
Research and development expense	$738	$982	$(244)	$1,599	$1,722	$(123)
General and administrative expense	985	1,693	(708)	2,360	3,318	(958)

Comparison of the Three Months Ended June 30, 2017 and June 30, 2016

Contract revenue

For the three months ended June 30, 2017, contract research revenue decreased $2.6 million compared to the three months ended June 30, 2016 due to the completion of the first option period of the BARDA contract in the first quarter of 2017 and decreased activity in the second option period. We expect contract research revenue to decrease somewhat as activity in the second option period of the BARDA contract continues to winds down.

Research and Development Expense

For the three months ended June 30, 2017, our research and development expense decreased $7.5 million compared to the three months ended June 30, 2016. The decrease is primarily related to the following:

•	a decrease in clinical expenses of $3.8 million due to the wrap-up of the phase 3 fusidic acid study for ABSSSI in the first quarter of 2017;

•	a decrease of employee costs of $1.9 million related to the reduction in headcount effected in the first quarter of 2017 as a result of the delay of our planned commercial launch of solithromycin;

•	a decrease in BARDA related expenses of $1.3 million due to decreased activity in the second option period;

•	a decrease in regulatory expenses of $1.0 million related to NDA expenses incurred during 2016;

•	a decrease of $0.4 million in expenses related to research for other potential indications of solithromycin; and

•	an increase of $0.9 million in purchases of API for Toyama’s clinical trials in Japan.

General and Administrative Expense

General and administrative expense decreased $7.3 million for the three months ended June 30, 2017 compared to the three months ended June 30, 2016. There was a decrease in employee costs of $3.1 million due

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to the reduction in workforce, as well as a decrease in professional services of $4.2 million as pre-commercialization activities during the second quarter of 2016 did not continue in the second quarter of 2017.

Other Income (Expense), Net

Other income increased by $0.3 million for the three months ended June 30, 2017 compared to the three months ended June 30, 2016 due to a higher rate of return on cash equivalents, as well as a lower interest rate and lower balance on the July 2015 Note.

Comparison of the Six Months Ended June 30, 2017 and June 30, 2016

Contract revenue

For the six months ended June 30, 2017, contract research revenue decreased $0.4 million compared to the six months ended June 30, 2016 due to decreased activity in the second option period of the BARDA contract. We expect contract research revenue for the balance of 2017 to decrease somewhat as activity in the second option period of the BARDA contract winds down and then increase as the 2017-2018 northern hemisphere CABP season begins to drive enrollment in the Phase 2/3 pediatric program.

Research and Development Expense

For the six months ended June 30, 2017, our research and development expense decreased $15.6 million compared to the six months ended June 30, 2016. The decrease is primarily related to the following:

•	a decrease in regulatory expenses of $10.0 million primarily related to the NDA expenses incurred during 2016;

•	a decrease in clinical expenses of $3.5 million primarily due to the wrap-up of the phase 3 fusidic acid study for ABSSSI in the first quarter of 2017;

•	a decrease of employee costs of $3.0 million related to the reduction in headcount effected in the first quarter of 2017 as a result of the delay of our planned commercial launch of solithromycin;

•	a decrease of $1.4 million in expenses related to research for other potential indications of solithromycin;

•	a decrease in professional services related expenses of $0.2 million due to the delay of our planned commercial launch of solithromycin;

•	an increase in BARDA related expenses for the third option period of $3.7 million partially offset by a decrease in the second option period of $2.5 million as the activities under the third option period were ramping up and the Phase 1b pediatric clinical trial activities of the second option period were substantially completed in early 2017.

•	an increase of $1.3 million in purchases of API for Toyama’s clinical trials in Japan.

General and Administrative Expense

General and administrative expense decreased $6.9 million for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. There was a decrease in employee costs of $2.4 million due to the reduction in workforce, as well as a decrease in professional services of $4.5 million as pre-commercialization activities during 2016 did not continue in 2017.

Restructuring

In February 2017, as a consequence of the solithromycin complete response letter we received from the FDA, and subsequent discussions with the FDA, resulting in the delay of the potential approval of solithromycin,

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we initiated companywide cost and personnel reductions. These actions resulted in an approximately 67% reduction in our workforce from 136 to 45 employees, and significant reductions in external spending related to commercial preparedness and non-essential activities. We also vacated two of the leased office suites that were no longer necessary for our operations. As a result of these decisions, we recorded a one-time charge of $3.6 million.

Other Income (Expense), Net

Other income increased by $0.5 million for the six months ended June 30, 2017 compared to the six months ended June 30, 2016 a higher rate of return on cash equivalents, as well as a lower interest rate and lower balance on the July 2015 Note.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception through June 30, 2017, we have funded our operations principally with $618.6 million from the sale of debt and equity instruments (common and preferred), $44.9 million of research funding from our BARDA contract, and $40.0 million of licensing and milestone payments. As of June 30, 2017, we had cash and equivalents to fund operations of approximately $187.0 million.

Cash Flows

The following table sets forth the major sources and uses of cash for the periods set forth below:

	Six Months Ended June 30,
	2017	2016
	(In thousands)
Net cash provided by (used in):
Operating activities	$(41,469)	$(41,854)
Investing activities	—	(9)
Financing activities	(3,079)	138,842

Net increase in cash and equivalents	$(44,548)	$96,979

Operating Activities. Cash used in operating activities of $41.5 million for the six months ended June 30, 2017 was primarily a result of our $35.2 million net loss and cash used in changes in operating assets and liabilities of $10.3 million, primarily a reduction in accounts payable and accrued expenses, partially offset by non-cash items of $4.0 million. Cash used in operating activities of $41.9 million for the six months ended June 30, 2016 was primarily a result of our $54.2 million net loss offset by changes in operating assets and liabilities of $7.2 million and non-cash items of $5.1 million.

Investing Activities. Net cash used in investing activities of $0 and $9,000 for the six months ended June 30, 2017 and 2016, respectively related to the purchases of equipment.

Financing Activities. Net cash used in financing activities of $3.1 million for the six months ended June 30, 2017 was the result of $3.3 million in payment of long-term debt reduced by $0.2 million in proceeds from the exercise of stock options. Net cash provided by financing activities of $138.8 million for the six months ended June 30, 2016 consisted of net proceeds of $93.8 million from the January 2016 public offering of common stock, $0.3 million of proceeds from the exercise of stock options and $45.8 million from the ATM Sales Agreement as reduced by $1.1 million in payment of long-term debt.

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Funding Requirements

To date, we have not generated any product revenue from our clinical stage product candidates or from any other source. We do not know when, or if, we will generate any product revenue. We do not expect to generate product revenue unless and until we obtain marketing approval of and commercialize solithromycin and/or fusidic acid or any of our other product candidates. At the same time, we expect our expenses to increase if we continue the research, development and clinical trials of, and seek regulatory approval and engage in commercial readiness activities for, solithromycin and fusidic acid and our other product candidates. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We will need substantial additional funding in connection with our continuing operations.

Based on current assumptions, we believe that our existing cash and equivalents will enable us to fund our current operating expenses and capital requirements for at least the next 12 months from the filing date of this report. Such operating and capital requirements do not contemplate incremental expenses associated with a full scale commercial launch of solithromycin or any additional clinical trials with any of our product candidates or any funds from future financings or partnerships beyond the Toyama relationship and the BARDA contract. We will need to obtain additional financing for the continued development of solithromycin and fusidic acid and our other product candidates and to support the commercialization of solithromycin and/or any of our other product candidates should any receive regulatory approval. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Due to the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.

Our future capital requirements will depend on many factors, including:

•	the scope, progress costs, and results of pre-clinical development, laboratory testing and clinical trials for any of our product candidates including any pre- or post-approval safety studies for solithromycin and any additional clinical trials for fusidic acid;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs and timing of commercialization readiness activities for any of our product candidates, including developing manufacturing sources and building our inventory of commercial product, in anticipation of regulatory approval;

•	the costs and timing of commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive regulatory approval;

•	the costs of commercial and clinical supplies of any of our drug candidates;

•	obtaining milestone payments from Toyama;

•	receipt of payments under the BARDA contract;

•	our ability to establish collaborations on favorable terms;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;

•	the acceptance in the medical community of any of our product candidates for which we receive approval;

•	revenue, if any, and the timing of the related payment, from the sale of our product candidates, should any receive regulatory approval;

•	obtaining a commercially viable price for any of our product candidates, should any receive regulatory approval;

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•	the availability of adequate coverage and reimbursement from federal, state and private healthcare payors for any of our product candidates, should any receive regulatory approval;

•	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of any of our product candidates, should any receive regulatory approval;

•	our ability to enter into any license agreements for the distribution of our product candidates outside the U.S.;

•	the extent to which we acquire or invest in businesses, products and technologies; and

•	our ability to obtain government or other third-party funding.

Until we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. We do not anticipate any substantial product revenue for the foreseeable future. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interests will be diluted, and the terms of any securities may include liquidation or other preferences that adversely affect our stockholders’ rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or declaring dividends, such as those imposed under the Comerica loan. If we raise additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

We will need additional financing to continue development activities to obtain regulatory approval of and to commercialize solithromycin, fusidic acid and our other product candidates. We plan, as noted, to seek partners as well as equity or debt financings or other sources of third-party funding, including government grants to support the continued development and commercialization of solithromycin, fusidic acid and our other product candidates. If we are unable to raise additional funds when needed, whether on favorable terms or not, we may be required to delay, limit, reduce or terminate our development of our product candidates, or our commercialization efforts, or to grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with clinical research organizations for clinical trials and clinical supply manufacturing and with vendors for pre-clinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice and therefore we believe that our non-cancelable obligations under these agreements are not material.

During the six months ended June 30, 2017, there have been no material changes to our contractual obligations and commitments outside the ordinary course of business from those specified in our 2016 Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers. This new guidance clarifies the principles for recognizing revenue and develops a common

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revenue standard for U.S. GAAP. The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance. This guidance, as amended by ASU 2015-14, is effective for fiscal years and interim periods within those years beginning after December 15, 2017, which is effective for us for the year ending December 31, 2018. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which clarifies an entity’s identification of its performance obligations in a contract. The update also clarifies the guidance regarding an entity’s evaluation of the nature of its promise to grant a license of intellectual property and whether or not that revenue is recognized over time or at a point in time. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, which amends the guidance in the new revenue standard on collectability, non-cash consideration, presentation of sales tax, and transition. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers which increases shareholders’ awareness of the proposals and expedites improvements to Update 2014-09. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These pronouncements have the same effective date as the new revenue standard.

We have evaluated the contract research agreement with BARDA, and do not anticipate a material impact on our consolidated financial statements. We are currently evaluating the license agreement with Toyama to determine the impact that the implementation of this standard will have on our consolidated financial statements, if any. We plan to use the full retrospective method of adoption effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases. The new guidance will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We adopted this guidance as of January 1, 2017. As of December 31, 2016, we had accumulated excess tax benefits from temporary differences in the amount and timing of stock compensation expense and deductions on our income tax return from the award compensation that reduces the net operating loss deferred tax asset. We provided a full valuation allowance against our net deferred tax assets since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized. Upon implementation of this standard, the stock compensation excess tax benefit will be eliminated, resulting in an increase to the net operating loss deferred tax asset, with an increase in the valuation allowance of the same. The implementation of this standard has no impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. This new guidance is effective for fiscal years beginning after December 15, 2017. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business which revises the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This new guidance is effective for fiscal years beginning after December 15, 2017. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

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In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation. This new guidance provides clarity and reduces both diversity and complexity to the terms or conditions of a share-based payment award. This new guidance is effective for fiscal years beginning after December 15, 2017. We are currently evaluating the impact that the implementation of this standard will have on our consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

There have not been any material changes to our exposure to market risk during the quarter ended June 30, 2017. For additional information regarding market risk, refer to “Item 7A. Quantitative and Qualitative Disclosure About Market Risk” of our 2016 Annual Report on Form 10-K.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act), are designed only to provide reasonable assurance that information to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Acting Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), of the effectiveness of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b). Based upon that evaluation, our Acting Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report to provide the reasonable assurance discussed above.

Changes in Internal Control over Financial Reporting

No change to our internal control over financial reporting occurred during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

Item 6. Exhibits

Exhibit Number	Description of Document	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.				X

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.				X

32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

101	Financials in XBRL format.				X

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CEMPRA, INC.

Dated: August 9, 2017	By:	/s/ David S. Zaccardelli, Pharm.D.
David S. Zaccardelli, Pharm.D.
Acting Chief Executive Officer

Dated: August 9, 2017	By:	/s/ Mark W. Hahn
Mark W. Hahn
Chief Financial Officer

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Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David S. Zaccardelli, Pharm.D., certify that:

(1)	I have reviewed this quarterly report on Form 10-Q of Cempra, Inc.;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects, the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a – 15(f) and 15d – 15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in the report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: August 9, 2017

/s/ David S. Zaccardelli
David S. Zaccardelli, Pharm.D. Acting Chief Executive Officer (Principal Executive Officer)

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Exhibit 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Mark W. Hahn, certify that:

(1)	I have reviewed this quarterly report on Form 10-Q of Cempra, Inc.;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects, the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a – 15(f) and 15d – 15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in the report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: August 9, 2017

/s/ Mark W. Hahn
Mark W. Hahn Chief Financial Officer (Principal Financial Officer)

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Exhibit 32.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S. C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report on Form 10-Q of Cempra, Inc. (the “Company”) for the period ended June 30, 2017, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David S. Zaccardelli, Pharm.D., Acting Chief Executive Officer (Principal Executive Officer) of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 9, 2017

/s/ David S. Zaccardelli
David S. Zaccardelli, Pharm.D. Acting Chief Executive Officer (Principal Executive Officer)

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Exhibit 32.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S. C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report on Form 10-Q of Cempra, Inc. (the “Company”) for the period ended June 30, 2017, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Mark W. Hahn, Chief Financial Officer (Principal Financial Officer) of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 9, 2017

/s/ Mark W. Hahn
Mark W. Hahn Chief Financial Officer (Principal Financial Officer)

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ANNEX C

August 8, 2017

Board of Directors

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

Members of the Board:

We understand that Melinta Therapeutics, Inc. (“Melinta”), Cempra, Inc. (“Cempra”) and Castle Acquisition Corp., a wholly owned subsidiary of Cempra (“Merger Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated August 8, 2017 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Melinta. Pursuant to the Merger, Melinta will become a wholly owned subsidiary of Cempra, and each outstanding share of common stock, par value $0.001 per share, of Melinta (the “Melinta Common Stock”), including shares of Melinta Common Stock issued upon conversions of Bridge Notes (as defined in the Merger Agreement) and Company Preferred Stock (as defined in the Merger Agreement) prior to the closing of the Merger pursuant to the terms of the Merger Agreement, and excluding shares held as treasury stock or held or owned by Melinta, Merger Sub or any subsidiary of Melinta or as to which dissenters’ rights have been exercised and perfected, will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Cempra (the “Cempra Common Stock”), equal to the Exchange Ratio (as defined in the Merger Agreement); provided that certain stockholders of Melinta as specified in the Merger Agreement shall instead receive a cash payment per share of Melinta Common Stock equal to the product obtained by multiplying the closing price of Cempra Common Stock on the NASDAQ Global Market on the closing date of the Merger by the Exchange Ratio (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by Cempra pursuant to the Merger Agreement is fair from a financial point of view to Cempra.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available business and financial information of Melinta and Cempra, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Melinta and Cempra, respectively;

3)	Reviewed certain financial projections prepared by the managements of Melinta and Cempra, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Melinta and Cempra, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of Melinta, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Melinta;

6)	Discussed the past and current operations and financial condition and the prospects of Cempra, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Cempra;

7)	Reviewed the pro forma impact of the Merger on Cempra’s cash flow, consolidated capitalization and certain financial measures;

8)	Reviewed the reported prices and trading activity for Cempra Common Stock;

9)	Reviewed the financial performance and the prices and trading activity of certain publicly traded companies comparable with Melinta and Cempra, respectively;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of Melinta and Cempra and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Melinta and Cempra, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Melinta and Cempra of the future financial performance of Melinta and Cempra. We assume no responsibility for and express no view as to any such projections or the assumptions on which they are based. We note that we did not perform certain analyses that we would customarily prepare in connection with a fairness opinion because of Cempra’s determination that such analyses are not meaningful as a result of the extraordinary circumstances of Cempra. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the management of Cempra of: (i) the strategic, financial and other benefits expected to result from the Merger and (ii) the timing and risks associated with the integration of Melinta and Cempra. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Cempra to enter into the Merger Agreement. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Cempra and Melinta and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Melinta’s or Cempra’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be paid by Cempra to the holders of shares of Melinta Common Stock in the Merger. Morgan Stanley also expresses no view or opinion as to the relative fairness of the amount or form of any portion of the Merger Consideration to be paid to or received by holders of any series of common or preferred stock of Melinta or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of Melinta or Cempra, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Cempra in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Cempra and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Cempra and Melinta and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Cempra, Melinta or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Cempra and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Cempra is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Cempra Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Cempra and Melinta should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be paid by Cempra pursuant to the Merger Agreement is fair from a financial point of view to Cempra.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Ari Terry
Ari Terry
Managing Director

ANNEX D-1

VOTING AND LOCK-UP AGREEMENT

This Voting and Lock-Up Agreement (this “Agreement”) is made and entered into as of August 8, 2017, between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On August 8, 2017, the Company, Cempra, Inc., a Delaware corporation (“Castle”) and Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Castle, (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Castle, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of the Company and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or Castle, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Closing Date and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

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“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to the Board of Directors of the Company evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the end of the Lock-Up Period.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, (i) prior to the Closing Date, any Castle Common Stock, Castle Preferred Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Castle Common Stock, Castle Preferred Stock, or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of Castle, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired and (ii) after the Closing Date, any Castle Common Stock or other securities Beneficially Owned or of record as of the Closing.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other Stockholder or any Affiliate of any such Stockholders if such Affiliate transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which the Board of Directors of the Company gives its prior written consent or (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Castle Stockholder Approval and the consummation of the transactions contemplated by the Merger Agreement.

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4.2 Until the Expiration Time, at any meeting of the stockholders of Castle, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of Castle, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to Castle’s obligations under Articles VI and VIII of the Merger Agreement not being fulfilled, (ii) any amendments to Castle’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Castle. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Castle or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.

6. Post-Closing Lock-Up Restrictions.

(a) During the Lock-Up Period, each Stockholder agrees not to Transfer any Voting Stock or directly or indirectly engage in any Hedging Activities.

(b) The limitations set forth in Section 6 (a) shall not apply to (t) any Transfer as to which the Board of Directors of Castle gives its prior written consent, (u) any Transfer in connection with a net or cashless exercise of an option solely to cover tax withholding obligations in connection with any such option exercise, (v) any Transfer effected solely to cover tax withholding obligations arising as a result of the vesting or delivery of Voting Stock with respect to a restricted stock unit, (w) any Transfer to an Affiliate of such Stockholder or, in the case of a Stockholder that is a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of such Stockholder, in each case who has executed a Joinder Agreement, (x) any Transfer to a charitable organization qualified under Rule 501(c)(3) of the Code, (y) if the Stockholder is a natural person, to any member of Stockholder’s immediate family or to a trust or other estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, in each case who has executed a Joinder Agreement or (z) any Transfer as a result of the death of a Stockholder. For the avoidance of doubt, the restrictions set forth in this Section 6 shall not apply to any Castle Common Stock acquired in the open market on or after the closing of the Merger.

(c) Non-permitted Transfers. Any Transfer or attempted Transfer in violation of this Section 6 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

7. Legend on Securities; Stop Transfer Order.

(a) Castle and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

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(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide Castle or the Company with such certificates, opinions and other documents as Castle or the Company may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize Castle to notify Castle’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit Castle, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

8. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows:

8.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

8.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of Castle, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of Castle, except as set forth on Schedule A opposite such Stockholder’s name.

8.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

8.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

8.6 Absence of Other Voting Agreement. Except for this Agreement and the Merger Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of Castle owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

9. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as follows:

9.1 Organization. The Company is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

9.2 Due Authority. The Company has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of the obligations under this Agreement and the compliance by the Company with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Company, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of the Company, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which the Company is a party or by which the Company is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

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9.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to materially impair the ability of the Company to perform the obligations of the Company hereunder or to consummate the transactions contemplated hereby.

10. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of Castle or the Company from taking any action while acting in such designee’s capacity as a director of Castle or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

11. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request in order to vest, perfect, confirm or record the rights granted to the Company under this Agreement.

12. Joinder; Certain Events.

12.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to the Company a Joinder Agreement.

12.2 Except as provided in Section 12.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Castle, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

13. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that this Agreement shall earlier terminate in the event the Closing does not occur (at such date and time as when the Merger Agreement is terminated in accordance with its terms); provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and the Company shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

15. Miscellaneous.

15.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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15.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 15.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

15.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

15.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

15.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

15.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

with a concurrent copy to (which shall not be considered notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Telephone: (617) 573-4800

Fax: (617) 573-4822

Attention: Graham Robinson

(ii) if to the Company, to:

Melinta Therapeutics, Inc.

300 Tri State International, Suite 272

Lincolnshire, IL 60069

Telephone: 312-724-9407

Fax: 224-377-8030

Attention: Paul Estrem, CFO

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with a concurrent copy to (which shall not be considered notice):

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

 Sean M. Ewen, Esq.

15.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

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15.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

15.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

15.13 Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

15.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

MELINTA THERAPEUTICS, INC.

By:	/s/ Thomas Koestler
Name: Thomas Koestler
Title: Chairman

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STOCKHOLDERS:

QUAKER BIOVENTURES II, L.P.

By:	QUAKER BIOVENTURES CAPITAL II, L.P., its general partner

By:	QUAKER BIOVENTURES CAPITAL II, LLC, its general partner

By:	/s/ Richard S. Kollender
Name: Richard S. Kollender
Title: Executive Manager

Notice Address:

Quaker Partners Management
The Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2868
Attn: Richard Kollender
Brian Schwenk

With copies via email to:

rkollender@quakerpartners.com
bschwenk@quakerpartners.com

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INTERSOUTH PARTNERS VI, L.P.

By: Intersouth Associates VI, LLC,
its General Partner

By:	/s/ Mitchell Mumma
Name: Mitchell Mumma
Title: Member Manager

INTERSOUTH PARTNERS VII, L.P.

By: Intersouth Associates VII, LLC,
its General Partner

By:	/s/ Mitchell Mumma
Name: Mitchell Mumma
Title: Member Manager

Notice Address:

Intersouth Partners
4711 Hope Valley Road
Suite 4F – 632
Durham, NC 27707
Attn: Mitchell Mumma

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STOCKHOLDER:

/s/ David Zaccardelli
David Zaccardelli

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ Mark W. Hahn
Mark W. Hahn

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ David Oldach
David Oldach

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ John Bluth
John Bluth

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ Richard Kent
Richard Kent

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ Garheng Kong
Garheng Kong

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ P. Sherrill Neff
P. Sherrill Neff

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ David Gill
David Gill

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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STOCKHOLDER:

/s/ John H. Johnson
John H. Johnson

Notice Address:

c/o Cempra, Inc.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Telephone: (919) 313-6601
Fax: (984) 209-4577

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ANNEX D-2

VOTING AND LOCK-UP AGREEMENT

This Voting and Lock-Up Agreement (this “Agreement”) is made and entered into as of August 8, 2017, between Cempra, Inc., a Delaware corporation (“Castle”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On August 8, 2017, Castle, Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Castle, (“Merger Sub”) and Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Castle, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of Castle and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or Castle, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Closing Date and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

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“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to the Board of Directors of Castle evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the end of the Lock-Up Period.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, (i) prior to the Closing Date, any Company Common Stock, Company Preferred Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Company Common Stock, Company Preferred Stock, or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of the Company, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired, including the Bridge Notes and (ii) after the Closing Date, any Castle Common Stock acquired by the Stockholders pursuant to the Merger Agreement.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other Stockholder or any Affiliate of any such Stockholders if such Affiliate transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which the Board of Directors of Castle gives its prior written consent, (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement or (z) any conversion of Company Preferred Stock or Bridge Notes pursuant to the Merger Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Company Stockholder Approval and the consummation of the transactions contemplated by the Merger Agreement.

D-2-2

4.2 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to the Company’s obligations under Articles VI and VII of the Merger Agreement not being fulfilled, (ii) any amendments to the Company’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Castle or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.

6. Post-Closing Lock-Up Restrictions.

(a) During the Lock-Up Period, each Stockholder agrees not to Transfer any Voting Stock or directly or indirectly engage in any Hedging Activities.

(b) The limitations set forth in Section 6 (a) shall not apply to (u) any Transfer as to which the Board of Directors of Castle gives its prior written consent, (v) any Transfer in connection with a net or cashless exercise of an option solely to cover tax withholding obligations in connection with any such option exercise, (w) any Transfer to an Affiliate of such Stockholder or, in the case of a Stockholder that is a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of such Stockholder, in each case who has executed a Joinder Agreement, (x) any Transfer to a charitable organization qualified under Rule 501(c)(3) of the Code, (y) if the Stockholder is a natural person, to any member of Stockholder’s immediate family or to a trust or other estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, in each case who has executed a Joinder Agreement or (z) any Transfer as a result of the death of a Stockholder. For the avoidance of doubt, the restrictions set forth in this Section 6 shall not apply to any Castle Common Stock acquired in the open market on or after the closing of the Merger.

(c) Non-permitted Transfers. Any Transfer or attempted Transfer in violation of this Section 6 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

7. Legend on Securities; Stop Transfer Order.

(a) Castle and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

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(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide Castle with such certificates, opinions and other documents as Castle may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize Castle to notify Castle’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit Castle, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

8. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Castle as follows:

8.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

8.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A opposite such Stockholder’s name.

8.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

8.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

8.6 Absence of Other Voting Agreement. Except for this Agreement and the Merger Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of the Company owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

9. Representations and Warranties of Castle. Castle hereby represents and warrants to the Stockholders as follows:

9.1 Organization. Castle is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

9.2 Due Authority. Castle has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by Castle and the consummation by Castle of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Castle. This Agreement has been duly and validly executed and delivered by Castle and constitutes a valid and binding agreement of Castle enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Castle does not, and the performance by Castle of the obligations under this Agreement and the compliance by Castle with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Castle, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of Castle, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which Castle is a party or by which Castle is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Castle to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to Castle in connection with the execution and delivery of this Agreement or the consummation by Castle of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of Castle, threatened against Castle that would reasonably be expected to materially impair the ability of Castle to perform the obligations of Castle hereunder or to consummate the transactions contemplated hereby.

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10. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of Castle or the Company from taking any action while acting in such designee’s capacity as a director of Castle or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

11. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Castle may reasonably request in order to vest, perfect, confirm or record the rights granted to Castle under this Agreement.

12. Joinder; Certain Events.

12.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to Castle a Joinder Agreement.

12.2 Except as provided in Section 12.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company or, after the Closing Date, Castle, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

13. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that this Agreement shall earlier terminate in the event the Closing does not occur (at such date and time as when the Merger Agreement is terminated in accordance with its terms); provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Castle any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and Castle shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

15. Miscellaneous.

15.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 15.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

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15.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

15.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

15.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

15.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

Sean M. Ewen, Esq.

(ii) if to Castle, to:

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

Telephone: (919) 313-6601

Fax: (984) 209-4577

Attention: David Zaccardelli

with a concurrent copy to (which shall not be considered notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Telephone: (617) 573-4800

Fax: (617) 573-4822

Attention: Graham Robinson

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15.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

15.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

15.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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15.13 Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

15.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

CEMPRA, INC.

By:	/s/ David Zaccardelli
Name: David Zaccardelli
Title: Acting Chief Executive Officer

[Signature page to Voting and Lock-Up Agreement]

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STOCKHOLDERS:

VATERA HEALTHCARE PARTNERS LLC

By: Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Notice Address:

Vatera Holdings LLC
499 Park Ave #23
New York, NY 10022

[Signature page to Voting and Lock-Up Agreement]

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FALCON FLIGHT LLC

By: TDM VENTURES LLC,
its Managing Member

By:	/s/ Erik S. Akhund
Name: Erik S. Akhund
Title: Managing Member

Notice Address:

[Signature page to Voting and Lock-Up Agreement]

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MALIN LIFE SCIENCES HOLDINGS LIMITED

By:	/s/ Padraic Roche
Name: Padraic Roche
Title: Company Secretary

Notice Address:

2 Harbour Square
Crofton Road
Dun Laoghaire
Co Dublin
Ireland

[Signature page to Voting and Lock-Up Agreement]

D-2-13

LUPA GmbH

By:	/s/ Susanne M. Eckert
Name: Susanne M. Eckert
Title:

By:	/s/ Bernhard M. Mueller
Name: Bernhard M. Mueller
Title:

Notice Address:
(Susanne M. Eckert)
(Bernhard M. Mueller)

[Signature page to Voting and Lock-Up Agreement]

D-2-14

JWC RIB-X LLC

By:	/s/ Christopher Eklund
Name: Christopher Eklund
Title: Managing Director

Notice Address:
J.W. Childs Associates
500 Totten Pond Rd
6th Fl
Waltham, MA 02451

[Signature page to Voting and Lock-Up Agreement]

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By:	/s/ Eugene Sun, M.D.
Name: Eugene Sun, M.D.

Notice Address:

D-2-16

By:	/s/ Erik Akhund
Name: Erik Akhund

Notice Address:
3 First Place, Brooklyn, NY 11231

[Signature page to Voting and Lock-Up Agreement]

D-2-17

By:	/s/ John E. Sununu
Name: John E. Sununu

Notice Address:

[Signature page to Voting and Lock-Up Agreement]

D-2-18

By:	/s/ Kevin Ferro
Name: Kevin Ferro

Notice Address:
499 Park Ave, 23rd fl. New York, NY 10022

[Signature page to Voting and Lock-Up Agreement]

D-2-19

By:	/s/ Thomas Koestler, Ph.D.
Name: Thomas Koestler, Ph.D.

Notice Address:
499 Park Ave, 23rd fl. New York, NY 10022

[Signature page to Voting and Lock-Up Agreement]

D-2-20

By:	/s/ Paul Estrem
Name: Paul Estrem

Notice Address:
13 N. Lake Ave.
Third Lake, IL 60030

[Signature page to Voting and Lock-Up Agreement]

D-2-21

By:	/s/ Pedro Lichtinger
Name: Pedro Lichtinger

Notice Address:

[Signature page to Voting and Lock-Up Agreement]

D-2-22

By:	/s/ Cecilia Gonzalo
Name: Cecilia Gonzalo

Notice Address:
499 Park Ave. 23rd Fl.
New York, NY 10022

[Signature page to Voting and Lock-Up Agreement]

D-2-23

By:	/s/ John Temperato
Name: John Temperato

Notice Address:

[Signature page to Voting and Lock-Up Agreement]

D-2-24

By:	/s/ Chris Kiritsy
Name: Chris Kiritsy

Notice Address:
166 Moffat Rd.
Waban, MA 02468

[Signature page to Voting and Lock-Up Agreement]

D-2-25

ANNEX E-1

FORM OF REGISTRATION RIGHTS AGREEMENT

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2017 (this “Agreement”), is made among Cempra, Inc., a Delaware corporation (the “Company”), Vatera Healthcare Partners LLC, a Delaware limited liability company (the “Vatera Shareholder”), and the other shareholders of the Company set forth on the signature pages hereto (the “Other Shareholders” and, together with the Vatera Shareholder, the “Shareholders” or individually a “Shareholder”).

A. On August 8, 2017, the Company, Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Melinta Therapeutics, Inc., a Delaware corporation (“Melinta”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Melinta, with Melinta as the surviving company and a wholly owned subsidiary of the Company (the “Merger”).

B. In connection with the Merger and pursuant to the Merger Agreement the Shareholders acquired Castle Common Stock (as defined in the Merger Agreement) (“Company Common Stock”).

C. In order to induce the Shareholders to adopt and approve the Merger Agreement and approve the Merger and other transactions contemplated in the Merger Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

D. Capitalized terms used in this Agreement and set forth in Section 9 are used as defined in Section 9.

Now, therefore, the parties hereto agree as follows:

1. Mandatory Shelf Registration.

(a) The Company agrees to file with the SEC as soon as reasonably practicable, but in no event later than 90 calendar days following the date hereof, a shelf Registration Statement on Form S-3 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by the Vatera Shareholder of any and all Registrable Securities held by the Vatera Shareholder (the “Mandatory Shelf Registration Statement”). The Company agrees to use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to be declared effective by the SEC within 90 calendar days after the initial date of filing thereof.

(b) The Company shall use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to remain continuously effective until the earliest of (A) the sale pursuant to a registration statement of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (B) the sale, transfer or other disposition pursuant to Rule 144 of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (C) such time as the Registrable Securities covered by the Mandatory Shelf Registration Statement that are not held by Affiliates of the Company are, in the opinion of counsel to the Company, eligible for resale pursuant to Rule 144 so long as the Company is current in its 1934 Act reporting, if so required by Rule 144, (D) such time as all of the Registrable Securities covered by the Mandatory Shelf Registration Statement have been sold to the Company or any of its subsidiaries or (E) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement. The Mandatory Shelf Registration Statement shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Vatera Shareholder. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

(c) If the Vatera Shareholder intends to distribute Registrable Securities under the Mandatory Shelf Registration Statement by means of an underwritten offering, the Vatera Shareholder will so advise the

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Company. In such event, the Vatera Shareholder will have the right to select one bookrunner for the offering, provided that such bookrunner is reasonably satisfactory to the Company. In connection with each underwritten resale of Registrable Securities under the Mandatory Shelf Registration Statement, the Company shall cause there to be Full Cooperation. The Vatera Shareholder shall be entitled to no more than two underwritten offerings under the Mandatory Shelf Registration Statement; and in no event shall the Vatera Shareholder be entitled to request an underwritten offering until after the six month anniversary of the date hereof.

2. Piggyback Registrations.

(a) Right to Piggyback. At any time after the date hereof, whenever the Company proposes to register shares of Company Common Stock (“Common Shares”) (other than pursuant to (i) registrations on Form S-8 or any similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan, (ii) registrations on Form S-4 or any similar form(s) solely for registration of securities in connection with a business combination, or (iii) a Mandatory Shelf Registration Statement), whether for its own account or for the account of one or more securityholders of the Company, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Shareholders of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the date of the Company’s notice (a “Piggyback Registration”). Once a Shareholder has made such a written request, it may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the anticipated effective date of such Piggyback Registration. The Company may terminate or withdraw any registration initiated by it and covered by this Section 2 prior to the effectiveness of such registration, whether or not any Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to the Shareholders in connection with such termination or withdrawal.

(b) Underwritten Registration. If the registration referred to in Section 2(a) is proposed to be underwritten, the Company will so advise the Shareholders in the written notice given pursuant to Section 2(a). In such event, the right of any Shareholder to registration pursuant to this Section 2 will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each such Shareholder will (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any such Shareholder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(c) Piggyback Registration Expenses. Except to the extent prohibited by applicable law, the Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and Prior Holder Securities requested to be included in such registration, pro rata among the Shareholders and the Prior Holders of such securities on the basis of the number of Registrable Securities and Prior Holder Securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

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(e) Priority on Secondary Registrations. If a Piggyback Registration relates solely to an underwritten secondary registration on behalf of other holders of the Company’s securities, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, (A) the securities requested to be included therein by the holders requesting such registration and (B) the Registrable Securities and Prior Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

3. Registration Procedures. Whenever a Shareholder has requested that any Registrable Securities be registered pursuant to this Agreement (or in connection with the Mandatory Shelf Registration Statement), the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as commercially reasonable:

(a) prepare and (except with respect to the Mandatory Shelf Registration Statement) file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with the National Association of Securities Dealers and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to one firm of counsel selected by the Vatera Shareholder copies of all such documents proposed to be filed. The Company will not file any Registration Statement or amendment or post-effective amendment or supplement to such Registration Statement to which such counsel will have reasonably objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules or regulations thereunder;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than six months or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the 1933 Act), and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such Registration Statement;

(c) furnish to the Shareholders such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Shareholders;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholders reasonably request and do any and all other acts and things that may be necessary or reasonably advisable to enable the Shareholders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholders (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not

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otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) use its commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the Shareholders to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f) immediately notify the Shareholders and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of any event which will have the result that, the prospectus contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g) notify the Shareholders (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

(h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Shares are then listed;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the Shareholders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 10(a) of the 1933 Act and Rule 158 thereunder;

(l) make available for inspection by the Shareholders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by a Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by a Shareholder or any such underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, that such Shareholder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company; provided further, that such confidentiality agreement will not contain terms that would prohibit any such Person from complying with its obligations under applicable law or Nasdaq rules;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

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(n) enter into such agreements and take such other actions as the Shareholders or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(o) if such registration relates to an underwritten offering, obtain a comfort letter, addressed to the Shareholders (and, if such registration includes an underwritten public offering to the underwriters of such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(p) if such registration relates to an underwritten offering, provide a legal opinion of the Company’s outside counsel, addressed to the underwriters of any underwritten public offering, with respect to the Registration Statement and prospectus in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if such registration relates to an underwritten offering, furnish to the Shareholders such information and assistance as the Shareholders may reasonably request in connection with any “due diligence” effort which the Shareholders deem appropriate; and

(r) use its commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Shareholders by name, or otherwise identifies the Shareholders as the holders of any securities of the Company, without the consent of each such Shareholder, such consent not to be unreasonably withheld or delayed; unless such disclosure is required by law.

The Company may require the Shareholders to furnish the Company with such information regarding the Shareholders and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4. Registration Expenses.

(a) Except as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration and National Association of Securities Dealers filing fees), fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form, as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or automatic quotation system on which similar securities issued by the Company are then listed (including Nasdaq). Notwithstanding the foregoing, all Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

(b) In connection with the Mandatory Shelf Registration Statement and each Piggyback Registration, the Company will reimburse the Shareholders for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by the Vatera Shareholder.

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5. Indemnification.

(a) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, each Shareholder, its affiliates and their respective officers, directors and partners and each Person who controls each Shareholder (within the meaning of the 1933 Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling person for any losses, claims, damages, expenses, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” (as defined in 1933 Act Rule 433), (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of any rule or regulation promulgated under the 1933 Act, the 1934 Act, the National Association of Securities Dealers or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse each Shareholder and each such affiliate, director, officer, partner and controlling person for the legal fees and expenses of one counsel, and any other nonlegal expenses, actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding or (iv) the failure to include, at the time of pricing any offering, the information required by Sections 12(a)(2) and 17(a)(2) of the 1933 Act; provided, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by a Shareholder expressly for use therein or by such Shareholder’s failure to deliver, to the extent required by law and except to the extent such failure results from a failure by the Company to comply with Section 3(f), a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Shareholders with a sufficient number of copies of the same. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to at least the same extent as provided above with respect to the indemnification of the Shareholders.

(b) In connection with any Registration Statement in which any Shareholder is participating, such Shareholder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each other Person who controls the Company (within the meaning of the 1933 Act) and each underwriter (to the extent required by such underwriter) against any losses, claims, damages, expenses, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which the Company or any such director or officer, any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, actions or proceedings arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such Shareholder expressly for use therein, and such Shareholder will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided, that the obligation to indemnify and hold harmless will be individual and several to such Shareholder and will be limited to the amount

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of net proceeds received by such Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that such indemnifying party is materially prejudiced as a result of such failure to give notice.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount a Shareholder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the net proceeds to such Shareholder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Shareholder has otherwise been required to pay in respect of such loss, claim, damage, expense, liability or action or any substantially similar loss, claim, damage, expense, liability or action arising from the sale of such Registrable Securities).

6. Participation in Underwritten Registrations.

(a) No Shareholder may participate in any registration hereunder that is underwritten unless it (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided, that a Shareholder will not be required to sell more than the number of Registrable Securities that it has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Shareholder’s failure to cooperate, will not constitute a breach by the Company

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of this Agreement). Notwithstanding the foregoing, a Shareholder will not be required to agree to any indemnification obligations on the part of such Shareholder that are materially greater than its obligations pursuant to Section 6(b).

(b) Each Shareholder agrees that, if it is participating in any registration hereunder, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(f) above, such Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until it receives copies of a supplemented or amended prospectus as contemplated by such Section 3(f). In the event the Company gives any such notice, the applicable time period during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when such Shareholder will have received the copies of the supplemented or amended prospectus contemplated by Section 3(f).

7. Rule 144; Legend Removal.

(a) Facilitation of Sales Pursuant to Rule 144. The Company covenants to the Shareholders that to the extent it shall be required to do so under the 1934 Act, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the 1934 Act or the 1933 Act (including the reports under Sections 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144), and (ii) make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act, all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Shareholder in connection with its sale pursuant to Rule 144, the Company shall deliver to such Shareholder a written statement as to whether it has complied with such requirements.

(b) Availability of Rule 144 Not Excuse for Obligations. The fact that any Shareholder may become eligible to sell its Registrable Securities pursuant to Rule 144 shall not (i) cause such Securities to cease to be Registrable Securities or (ii) excuse the Company’s obligations set forth in this Agreement.

(c) Upon request of any Shareholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the 1933 Act and applicable state laws, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities, including by providing any opinion of counsel to the Company that may be reasonably required by the transfer agent to effect such removal.

8. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the Vatera Shareholder or its successor(s) in interest, (b) the date on which the Vatera Shareholder or its successor(s) in interest holds a number of shares of Company Common Stock equal to or less than 10% of the total number of shares of Company Common Stock issued and outstanding (on a non-fully diluted basis) and (c) the dissolution, liquidation or winding up of the Company.

9. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this Agreement, the Company shall not be deemed an Affiliate of any Shareholder, and no Shareholder shall be deemed an Affiliate of the Company. For purposes of this definition, when used with respect to any Person, “control” means the

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power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated to close.

“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) reasonably cooperate with the underwriter(s) in connection therewith and make themselves reasonably available to participate in “road-shows” and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company prepares preliminary and final prospectuses for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in additional to the minimum amount of information required by law, rule or regulation).

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Prior Holder” means a “Holder” as defined in the Prior Registration Rights Agreements.

“Prior Holder Securities” means those securities that constitute “Registrable Securities” under the Prior Registration Rights Agreements.

“Prior Registration Rights Agreements” means the Registration Rights Agreement, dated February 8, 2011, by and among the Company and the persons set forth on Exhibit A attached thereto.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which a Shareholder notifies the Company of its intention to offer Registrable Securities.

“Registrable Securities” means (i) any Common Shares issued or delivered to the Shareholders pursuant to the Merger Agreement, (ii) any Common Shares issuable upon exercise of any warrants held by the Shareholders that were assumed by the Company pursuant to the Merger Agreement or (iii) any Common Shares issued or issuable with respect to the shares referred to in the foregoing clauses (i) and (ii) by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the 1933 Act and disposed of in accordance with the Registration Statement covering them, (y) subject to Section 7(b), such Registrable Security has been sold by a Shareholder pursuant to Rule 144 under circumstances in which any legend borne by such Registrable Security relating to restrictions on transferability thereof, under the 1933 Act or otherwise, is removed by the Company; or (z) such Registrable Security shall cease to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion, exercise or exchange in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the 1933 Act.

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“Rule 144” means Rule 144 under the 1933 Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Selling Expenses” means all underwriting discounts, fees, selling commissions and related out-of-pocket expenses of and underwriters and such underwriters’ counsel and transfer taxes applicable to the sale of Registrable Securities hereunder.

10. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that is more favorable or is inconsistent or conflicts with or violates the rights granted to any Shareholder in this Agreement.

(b) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to equitable relief, including specific performance and injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by the written consent of the Company and the Vatera Shareholder.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that a Shareholder may not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Company; provided, further, that no such prior written consent shall be required for an assignment to an affiliate of a Shareholder.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or

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proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereinafter have to the laying of the venue of any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(k) shall be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

(j) Organizational Documents. Notwithstanding anything to the contrary herein, all applicable provisions of the Company’s bylaws and certificate of incorporation (the “Organizational Documents”) shall apply to this Agreement and any actions taken hereunder as if set forth herein, and any conflict between the Organizational Documents and this Agreement shall be resolved in favor of the provisions of the Organizational Documents. If any conflict between this Agreement and the Organizational Documents interferes in any material respect with the exercise of any right or remedy hereunder, the Company shall use its commercially reasonable efforts to facilitate the exercise of such right or remedy without conflict with the Organizational Documents.

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via e-mail (including via attached pdf document) to the e-mail address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or e-mail address set forth below:

To the Company:

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

Telephone: (919) 313-6601

Fax: (984) 209-4577

Attention: David Zaccardelli

with a copy (which shall not constitute notice to the Company) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Telephone: (617) 573-4850

Fax: (617) 573-4822

Attention: Graham Robinson

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To the Vatera Shareholder:

[                    ]

Attention:

Facsimile:

E-mail:

with a copy (which shall not constitute notice to the Vatera Shareholder) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

                                               Sean M. Ewen, Esq.

; or to the other Shareholders, at such address set forth on the signature pages hereto; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(l) Entire Agreement. This Agreement, together with the Organizational Documents, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(m) No Waivers; Third Party Beneficiary Rights. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties hereto and any permitted transferee under Section 10(e) hereof) its heirs, successors, legal representatives or permitted assigns, any rights, remedies, obligations or liabilities under this Agreement.

[Remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the above date.

CEMPRA, INC.

By:
Name:
Title:

Vatera Shareholder

VATERA HEALTHCARE PARTNERS LLC

By: Vatera Holdings LLC, as manager

By:
Name:
Title:

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Other Shareholders

LUPA GmbH

By:
Name:
Title:

Notice Address:

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JWC RIB-X LLC

By:
Name:
Title:

Notice Address:

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MALIN LIFE SCIENCES HOLDINGS LIMITED

By:
Name:
Title:

Notice Address:

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FALCON FLIGHT LLC

By: TDM VENTURES LLC, its Managing Member

By:
Name:
Title:

Notice Address:

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ANNEX E-2

EXECUTION VERSION

CEMPRA, INC.

CONSENT AND WAIVER AGREEMENT

THIS CONSENT AND WAIVER AGREEMENT (the “Agreement”) is entered into as of the 8th day of August 2017, by and among Cempra, Inc., a Delaware corporation (the “Company”) and the undersigned holders of the Company’s common stock and warrants to purchase shares of the Company’s common stock (the “Investors”). This Agreement is binding on each of the Investors, and upon execution by the Requisite Holders (as defined below), binding on behalf of all Rights Investors (as defined below).

RECITALS

WHEREAS, the Company, Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Melinta Therapeutics, Inc., a Delaware corporation (“Melinta”), intend to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Melinta, with Melinta as the surviving company and a wholly owned subsidiary of the Company (the “Merger”).

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, Melinta shareholders will acquire Castle Common Stock (as defined in the Merger Agreement) (“Company Common Stock”) and in order to induce certain Melinta shareholders to adopt and approve the Merger Agreement and approve the Merger and other transactions contemplated in the Merger Agreement, the Company has agreed to provide such shareholders with certain registration rights pursuant to a Registration Rights Agreement (the “2017 Rights Agreement”);

WHEREAS, the Company, the Investors, holders of certain shares of the Company’s common stock and the holders of certain warrants to purchase shares of the Company’s common stock (collectively, the “Rights Investors”), are parties to that certain Registration Rights Agreement dated as of February 2, 2012, as amended, (the “2012 Rights Agreement”), Section 2.3 of which grants the Rights Investors holding shares of the Company’s common stock registration rights with respect to such Rights Investors’ Registrable Securities (as defined therein) in the event the Company determines to register any of its securities other than in the manner described therein (the “Piggyback Registration Rights”);

WHEREAS, Section 2.11 of the 2012 Rights Agreement restricts the Company from granting registration rights to any other holder of any securities of the Company without the prior written consent of the Rights Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding and not registered;

WHEREAS, Section 3.5 of the 2012 Rights Agreement provides that the 2012 Rights Agreement may be amended and the observance of any term of the 2012 Rights Agreement may be waived (either retroactively or prospectively) upon the written consent of (1) the Company, and (2) the Rights Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the shares of the Company’s common stock held by such Rights Investors at the effective time of the 2012 Rights Agreement, voting together as a single group; and

WHEREAS, together, the undersigned Investors constitute the requisite Rights Investors necessary to affect, on behalf of all Rights Investors, the actions contemplated by this Agreement (collectively, the “Requisite Holders”);

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NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt of which is hereby acknowledged, and pursuant to Section 3.5 of the 2012 Rights Agreement, the parties hereby agree as follows.

1. Waiver of Piggyback Registration Rights. The Investors hereby waive, retroactively and prospectively, on behalf of themselves, and the Requisite Holders hereby waive, retroactively and prospectively, on behalf of all Rights Investors, all rights to participate in any registration statements filed in connection with the 2017 Rights Agreement pursuant to Section 3.5 of the 2012 Rights Agreement and in compliance with the notice requirements of Section 2.3 of the 2012 Rights Agreement.

2. Consent to 2017 Rights Agreement. The Investors hereby consent, on behalf of themselves, and the Requisite Holders hereby consent, on behalf of all Rights Investors, to the Company entering into the 2017 Rights Agreement with certain holders of Company Common Stock in connection with the Merger, pursuant to Section 2.11 of the 2012 Rights Agreement.

3. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of Delaware.

4. Effect on 2012 Rights Agreement. Except as specifically provided herein, the 2012 Rights Agreement shall remain in full force and effect. Except as specifically provided above, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Company or the Rights Investors under the 2012 Rights Agreement.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. One or more counterparts of this Agreement may be delivered via telecopier, with the intent that any such counterpart have the effect of an original counterpart hereof.

6. Subsequent Execution. This Agreement shall be effective upon an Investor at the time such Investor executes this Agreement. This Agreement shall be effective upon all Rights Investors once each of the Requisite Holders have executed this Agreement. Subsequent execution of this Agreement shall in no way impair the binding legal effect of this Agreement as of the time of original execution by an Investor.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have executed this Consent and Waiver Agreement as of the day and year first above written.

COMPANY:

CEMPRA, INC.

By:	/s/ David Zaccardelli
Name: David Zaccardelli
Title: Acting Chief Executive Officer

Signature Page to Consent and Waiver Agreement

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INVESTORS:

INTERSOUTH PARTNERS VI, L.P.

By:	Intersouth Associates VI, LLC, its General Partner

By:	/s/ Mitchell Mumma
Name: Mitchell Mumma
Title: Member Manager

INTERSOUTH PARTNERS VII, L.P.

By:	Intersouth Associates VII, LLC, its General Partner

By:	/s/ Mitchell Mumma
Name: Mitchell Mumma
Title: Member Manager

Signature Page to Consent and Waiver Agreement

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QUAKER BIOVENTURES II, LP

By:	Quaker Bioventures Capital II, L.P., its General Partner

By:	Quaker Bioventures Capital II, LLC, its General Partner

By:	/s/ Richard S. Kollender
Name: Richard S. Kollender
Title: Executive Manager

Signature Page to Consent and Waiver Agreement

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AISLING CAPITAL II, LP

By:	Aisling Capital Partners, LP, its General Partner

By:	/s/ Robert Wenzel
Name: Robert Wenzel
Title: CFO

Signature Page to Consent and Waiver Agreement

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ANNEX F

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CEMPRA, INC.

CEMPRA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Acting Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is Cempra, Inc.

2.	The name under which the Corporation was originally incorporated was Cempra, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 16, 2008 (the “Certificate of Incorporation”).

3.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.	In connection with that certain Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, among the Corporation, Castle Acquisition Corp. and Melinta Therapeutics, Inc., the Corporation is to amend and restate the Certificate of Incorporation to provide for, among other items, the changing of its name to “Melinta Therapeutics, Inc.”.

5.	This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

6.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

I. The name of the corporation is Melinta Therapeutics, Inc. (the “Corporation”).

II. The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV. The total number of shares that the Corporation will have authority to issue is two hundred fifty-five million (255,000,000), consisting of (i) two hundred fifty million (250,000,000) shares of common stock, $0.001 par value per share, and (ii) five million (5 million) shares of preferred stock, $0.001 par value per share.

The board of directors is authorized to issue the preferred stock, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, as shares of preferred stock in series, and is authorized, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series will include, but not be limited to, determination of the following:

(i)	the number of shares constituting that series and the distinctive designation of that series;

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(ii)	the dividend rate on the shares of that series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)	whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such rights;

(iv)	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors will determine;

(v)	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

(vii)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	any other rights, preferences and limitations of that series.

The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

V. Unless and except that the bylaws of the Corporation will so require, the election of directors of the Corporation need not be by written ballot.

VI. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

VII. Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the board of directors, or by such person or persons duly designated by the board of directors whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

VIII.

(a) The board of directors will be divided into three classes, as nearly equal in number as possible. The initial classification of directors will be determined in accordance with a resolution or resolutions adopted by the board of directors. The term of office of the first class will expire at the first annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2012, the term of office of the second class will expire at the second annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2013, and the term of office of the third class will expire at the third annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2014. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

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(b) Any director may resign at any time upon notice given in writing or electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, will have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective, and each director so chosen will hold office as provided in this paragraph in the filling of other vacancies.

(c) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(d) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Amended and Restated Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

IX. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, will eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

X. The Corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

XI. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

XII. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

XIII. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by David S. Zaccardelli, its Acting Chief Executive Officer, as of the [●]th day of [●], 2017.

CEMPRA, INC.

By:

Name:	David S. Zaccardelli

Title:	Acting Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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ANNEX G

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF CEMPRA, INC.

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Cempra, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Corporation’s certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at an annual meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE IV of the Certificate of Incorporation is hereby amended by deleting the first paragraph of ARTICLE IV and inserting the following two paragraphs in lieu thereof:

“That, at 5:00 p.m., Eastern time, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [●]1 (the “Conversion Number”) shares of the Corporation’s common stock, par value $0.001 (the “Common Stock”) (including treasury shares) issued and outstanding as of the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, with no further action required on the part of the holder, pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board.

Each book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such book entry share have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time).

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this day of [●], 2017.

CEMPRA, INC.

By:
Name: David Zaccardelli
Title: Acting Chief Executive Officer

[1]	Shall be a number greater than one and up to 20 and shall include not more than three decimal digits. By approving the Reverse Stock Split, the stockholders of the Corporation are approving Amendments to the Certificate of Incorporation for each possible Conversion Number within such range, and authorizing the Board to file such Amendment(s) as the Board deems advisable and in the best interest of the Corporation and its stockholders either prior to or after the merger, with any such Amendments not filed on or prior to the end of trading hours on the third trading day after the closing date under the merger agreement being abandoned and of no further force and effect.

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CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CEMPRA, INC.

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Cempra, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Company’s certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at an annual meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE IV of the Certificate of Incorporation is hereby amended, effective upon the “Effective Time” (as defined in the Certificate of Incorporation), by deleting the first two paragraphs of ARTICLE IV and inserting the following paragraph in lieu thereof:

“The total number of shares that the Corporation will have authority to issue is eighty-five million (85,000,000), consisting of (i) eighty million (80,000,000) shares of common stock, $0.001 par value per share, and (ii) five million (5,000,000) shares of preferred stock, $0.001 par value per share.”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this day of , 2017.

CEMPRA, INC.

By:
Name: David Zaccardelli
Title: Acting Chief Executive Officer

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IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on November 3, 2017.
Vote by Internet • Go to www.investorvote.com/CEMP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 - 7.	For	Against	Abstain

1.  To approve the issuance of common stock, par value $0.001 per share, of Cempra, or Cempra common stock, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on September 6, 2017, and as may be further amended from time to time, by and among Cempra, Castle Acquisition Corp., a wholly owned subsidiary of Cempra, and Melinta Therapeutics, Inc.

	☐	☐	☐

2.	To approve three separate proposals to amend Cempra’s certificate of incorporation to:

		For	Against	Abstain			For	Against	Abstain
a.	increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, the approval of which is necessary to enable Cempra to issue the required number of shares of Cempra common stock to Melinta stockholders in connection with the merger;	☐	☐	☐	b.	change the name of Cempra to “Melinta Therapeutics, Inc.”; and	☐	☐	☐
c.	elect for Cempra not to be governed by or subject to Section 203 of the Delaware General Corporation Law.	☐	☐	☐

3.	To approve amendments to Cempra’s certificate of incorporation to effect a reverse stock split of Cempra common stock.	For	Against	Abstain
		☐	☐	☐

4.	To elect three Class III directors for a three-year term expiring in 2020;

Nominees: 01 - Richard Kent, M.D.              02 - Garheng Kong, M.D., Ph.D.              03 - P. Sherrill Neff

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
5.	To approve on a non-binding advisory basis Cempra’s 2016 executive compensation.	☐	☐	☐	6.	To ratify the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
7.

To consider and vote on a proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve Proposals 1, 2a, 2b, 2c, or 3 above.

		☐	☐	☐

                                         02OF4G

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Cempra, Inc.

6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The proxy materials for the 2017 annual meeting of the stockholders of Cempra, Inc., including the proxy statement and the annexes thereto, are available on the internet. To view the proxy materials or authorize a proxy online or by telephone, please follow the instructions on the reverse side hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Zaccardelli, Pharm.D. and Mark W. Hahn as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Cempra, Inc. held of record by the undersigned on September 29, 2017, at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time, on November 3, 2017, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the issuance of Cempra common stock pursuant to the merger agreement, “FOR” the amendment to Cempra’s certificate of incorporation to increase the number of authorized shares of Cempra common stock from 80,000,000 to 250,000,000, “FOR” the amendment to Cempra’s certificate of incorporation to change the name of Cempra to “Melinta Therapeutics, Inc.,” “FOR” the amendment to Cempra’s certificate of incorporation to elect for Cempra not to be governed by or subject to Section 203 of the DGCL, “FOR” the amendments to Cempra’s certificate of incorporation to effect the reverse stock split, “FOR” the election of three Class III directors, “FOR” the approval of Cempra’s 2016 executive compensation, “FOR” the appointment of PricewaterhouseCoopers LLP as Cempra’s independent registered public accounting firm for the fiscal year ending December 31, 2017, “FOR” the adjournment of the 2017 Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2a, 2b, 2c or 3, and in the discretion of the proxies named herein on any other matter as may properly come before the meeting.

The undersigned acknowledges receipt from Cempra before the execution of this proxy of a Notice of Annual Meeting, a Proxy Statement for the Annual Meeting of Shareholders and the annexes attached thereto, including the Annual Report on Form 10-K for the year ended December 31, 2016, as amended by Amendment No. 1 on Form 10-K/A.

CEMPRA’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF CEMPRA AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. CEMPRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEMPRA STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.